As filed with the Securities and Exchange Commission on December 16, 2004
Registration No. 333-120790

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

United National Group, Ltd.

(Exact name of registrant as specified in its charter)

Cayman Islands	6399	98-0417107
(State or Other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Walker House, 87 Mary Street

P.O. Box 908GT
George Town, Grand Cayman
Cayman Islands
(345) 949-0100
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

NRAI, Inc.

P.O. Box 927
41 Everett Drive, Suite 107B
West Windsor, New Jersey 08550
(609) 716-0300
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Daniel E. Wolf, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
(212) 735-3000

     Approximate date of commencement of proposed sale to the public: Upon completion of the merger referred to herein.

     If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

      The board of directors of United National Group, Ltd. and the board of directors of Penn-America Group, Inc. have agreed to a strategic combination of the two companies under the terms of a merger agreement. Upon completion of the merger, U.N. Holdings II, Inc., an indirect, wholly owned subsidiary of United National Group, will acquire Penn-America and Penn-America will become an indirect, wholly owned subsidiary of United National Group. The boards of directors of United National Group and Penn-America are proposing the combination because they believe it will provide substantial benefits to the shareholders of both companies. Subject to the approval of the United National Group shareholders as described below, United National Group intends to change its name to “United America Indemnity, Ltd.”, and United America Indemnity will be the new name of the holding company for the businesses of Penn-America and United National Group.

      Following the completion of the merger, United National Group shareholders will own approximately 79% of the resulting combined company, which we refer to as United America Indemnity, and former Penn-America shareholders will own approximately 21% of United America Indemnity, in each case, on a fully diluted basis as of December 15, 2004. In addition, United National Group and its indirect, wholly owned subsidiary, United National Insurance Company, have also agreed to purchase Penn Independent Corporation. Penn Independent owns approximately 30.5% of the outstanding Penn-America common stock as of December 15, 2004.

      Each share of Penn-America common stock outstanding immediately prior to the effective time of the merger (other than shares held by United National Group, Penn Independent or any of their subsidiaries) will be converted into the right to receive (A) an amount of United National Group Class A common shares equal to the result obtained by dividing $13.875 by the volume weighted average sales price of a United National Group Class A common share, as reported on the Nasdaq Stock Market by The Wall Street Journal during the 20 consecutive trading days ending on and including the trading day immediately preceding the date of the effective time of the merger and (B) an amount in cash equal to $1.50, issuable and payable, without interest, upon surrender of the certificate that formerly evidenced that share of Penn-America common stock.

      Penn-America shareholders will receive cash for any fractional shares that they would otherwise receive in the merger. United National Group shareholders will continue to own their existing United National Group common shares.

      United National Group estimates that it will issue approximately 7.5 million United National Group Class A common shares in the merger and reserve an additional approximately 172,000 United National Group Class A common shares for future issuances in connection with United National Group’s assumption of Penn-America’s outstanding options.

      The issuance of United National Group Class A common shares to Penn-America shareholders, which is necessary to effect the merger, requires the affirmative vote of a simple majority of votes cast by holders of United National Group Class A common shares and Class B common shares, voting together as a single class, present in person or by proxy at the United National Group extraordinary general meeting. United National Group shareholders will also be asked to vote on the other United National Group extraordinary general meeting matters that are described in this joint proxy statement/ prospectus. Approval of the other United National Group extraordinary general meeting matters is not a condition to the merger. Holders of approximately 90.2% of United National Group’s voting power have agreed to vote for the issuance of United National Group Class A common shares in the merger. This means that no additional vote of United National Group’s shareholders is required to approve the issuance of United National Group Class A common shares in the merger.

      At the Penn-America special meeting, Penn-America shareholders will be asked to vote on the adoption of the merger agreement. In order to complete the merger, the affirmative vote of at least a majority of the votes cast at the Penn-America special meeting by Penn-America shareholders entitled to vote is required to adopt the merger agreement. Holders of approximately 32.7% of Penn-America’s common stock have agreed to vote for the adoption of the merger agreement. This means that unless at least approximately 74.3% of the shares of Penn-America’s common stock present at the meeting, but not subject to agreements to vote in favor of the merger, is voted “AGAINST” the adoption of the merger agreement, the adoption of the merger agreement will be approved (assuming all of the outstanding shares of Penn-America’s common stock are present and voted at the meeting)..

      After careful consideration, the United National Group board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement (including the merger) are advisable and in the best interests of United National Group and has approved and adopted the merger agreement. After careful consideration, a special committee of the Penn-America board of directors comprised entirely of independent directors has determined that the merger agreement and the transactions contemplated by the merger agreement (including the merger) are advisable and in the best interests of Penn-America. Based on the recommendation of the special committee, the Penn-America board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement (including the merger) are advisable and in the best interests of Penn-America and has approved and adopted the merger agreement.

      The United National Group board of directors unanimously recommends that the United National Group shareholders vote “FOR” the proposals to issue United National Group Class A common shares in the merger. The United National Group board of directors also unanimously recommends that the United National Group shareholders vote “FOR” the other United National Group extraordinary general meeting matters that are described in this joint proxy statement/ prospectus.

      Based on the unanimous recommendation of the special committee of Penn-America’s board of directors, the Penn-America board of directors recommends that the Penn-America shareholders vote “FOR” the proposal to adopt the merger agreement at the Penn-America special meeting.

      United National Group’s Class A common shares are quoted on the Nasdaq Stock Market under the symbol “UNGL.” On December 15, 2004, the last sale price of a United National Group Class A common share as quoted on the Nasdaq Stock Market was $19.00. Penn-America’s common stock is listed on the New York Stock Exchange under the symbol “PNG.” On December 15, 2004, the closing price per share of Penn-America common stock on the NYSE was $14.99.

      The obligations of United National Group and Penn-America to complete the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. More information about United National Group, Penn-America and the merger is contained in this joint proxy statement/ prospectus. United National Group and Penn-America encourage you to read this entire joint proxy statement/ prospectus carefully, including the section entitled “Risk Factors” beginning on page 22.

      We look forward to the successful combination of United National Group and Penn-America under the umbrella of United America Indemnity.

Sincerely,	Sincerely,

United National Group, Ltd.	Penn-America Group, Inc.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/ prospectus or determined that this joint proxy statement/ prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

      This joint proxy statement/ prospectus is dated December 16, 2004, and is first being mailed to the shareholders of United National Group, Ltd. and Penn-America Group, Inc. on or about December 22, 2004.

UNITED NATIONAL GROUP, LTD.

Walker House, 87 Mary Street
P.O. Box 908GT
George Town, Grand Cayman
Cayman Islands

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

To Be Held On January 24, 2005

Dear Shareholders of United National Group, Ltd.:

      We are pleased to invite you to attend an extraordinary general meeting of the shareholders of United National Group, Ltd., an exempted company formed with limited liability under the laws of the Cayman Islands, which will be held on January 24, 2005, beginning at 4:00 p.m., local time, at Burnaby Building, 16 Burnaby Street, Hamilton, Bermuda, for the following purposes:

1.	To approve the issuance of United National Group Class A common shares pursuant to the Agreement and Plan of Merger, dated as of October 14, 2004, by and among United National Group, Ltd., U.N. Holdings II, Inc., an indirect, wholly owned subsidiary of United National Group, Cheltenham Acquisition Corp., a newly formed, indirect, wholly owned subsidiary of United National Group, and Penn-America Group, Inc., a copy of which is attached as Annex A to the joint proxy statement/ prospectus accompanying this notice;

2.	To approve by special resolution a change of the name of United National Group to “United America Indemnity, Ltd.” and a corresponding amendment to United National Group’s memorandum and articles of association;

3.	To approve by special resolution amendments to articles 135 and 136 of United National Group’s articles of association;

4.	To act on matters concerning amendments to the organizational documents of United National Group’s non-U.S. subsidiaries;

5.	To vote upon an adjournment or postponement of the extraordinary general meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposals; and

6.	To transact any other business that may properly be brought before the United National Group extraordinary general meeting or any adjournments or postponements of the United National Group extraordinary general meeting.

      Please refer to the attached joint proxy statement/ prospectus for further information with respect to the business to be transacted at the extraordinary general meeting of shareholders.

      The close of business on December 15, 2004, has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the United National Group extraordinary general meeting or any adjournments or postponements of the extraordinary general meeting. Only holders of record of United National Group Class A common shares and Class B common shares at the close of business on the record date are entitled to notice of, and to vote at, the United National Group extraordinary general meeting, and any adjournment or postponement of the extraordinary general meeting.

      We cannot issue the United National Group Class A common shares to Penn-America shareholders, which is necessary to effect the merger of Cheltenham Acquisition Corp. into Penn-America, unless a simple majority of votes cast by the holders of United National Group Class A common shares and Class B common shares, voting together as a single class, present in person or by proxy at the extraordinary general meeting of shareholders approve the issuance of United National Group Class A common shares in the merger. In order to change the name of United National Group, the shareholders must approve the name change and corresponding amendments to the memorandum and articles of association by way of a special resolution. In order to amend articles 135 and 136 of United National Group’s articles of association, the shareholders must approve the amendments by way of a special resolution. A special resolution requires the affirmative vote of at least two-thirds (66 2/3%) of the votes cast by the holders of United National Group’s Class A common shares and Class B common shares, voting together as a single class, present in person or by proxy at the extraordinary general meeting of shareholders. In order to approve the amendments to the organizational documents of United National Group’s non-U.S. subsidiaries, the shareholders of each such non-U.S. subsidiary must approve the relevant amendments by a simple majority of votes cast in person or by proxy. United National Group’s board of directors will cause the corporate representative or proxy for each of the non-U.S. subsidiaries to vote the shares in the non-U.S. subsidiary in the same proportion as the votes cast by United National Group shareholders at the United National Group extraordinary general meeting on the proposals concerning amendments to the organizational documents of the non-U.S. subsidiaries.

      Your vote is important. Whether or not you expect to attend the United National Group extraordinary general meeting in person, we urge you to vote your shares as promptly as possible by signing, dating and mailing the enclosed proxy card so that your shares may be represented and voted at the United National Group extraordinary general meeting. A pre-addressed, postage prepaid envelope is enclosed for your convenience. You may revoke your proxy by following the procedures set forth in the accompanying joint proxy statement/ prospectus.

      The board of directors of United National Group unanimously recommends that United National Group shareholders vote “FOR” the proposals to issue United National Group Class A common shares in the merger, to approve the special resolution to change United National Group’s name and amend the memorandum and articles of association, to approve the special resolution to amend articles 135 and 136 of United National Group’s articles of association and to approve the amendments to the organizational documents of United National Group’s non-U.S. subsidiaries. Further, the board of directors of United National Group recommends that United National Group shareholders vote “FOR” the proposal to adjourn or postpone the United National Group extraordinary general meeting, if necessary, for the purpose of soliciting additional proxies.

By order of the Board of Directors,

DAVID R. BRADLEY
Chief Executive Officer

December 16, 2004

PENN-AMERICA GROUP, INC.

420 S. York Road
Hatboro, Pennsylvania 19040

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On January 24, 2005

       A special meeting of shareholders of Penn-America Group, Inc., a Pennsylvania corporation, will be held on January 24, 2005, at 10:00 a.m., local time, at Penn-America’s offices at 420 S. York Road, Hatboro, Pennsylvania 19040, for the following purposes:

1.	To adopt the Agreement and Plan of Merger, dated as of October 14, 2004, by and among Penn-America Group, Inc., United National Group, Ltd., U.N. Holdings II, Inc. (an indirect, wholly owned subsidiary of United National Group) and Cheltenham Acquisition Corp. (a newly formed, indirect, wholly owned subsidiary of United National Group);

2.	To vote upon an adjournment or postponement of the Penn-America special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposal; and

3.	To transact any other business that may properly be brought before the Penn-America special meeting or any adjournments or postponements of the Penn-America special meeting.

      The accompanying joint proxy statement/ prospectus describes the merger agreement and the proposed merger in greater detail. You are urged to read the entire joint proxy statement/ prospectus carefully.

      The Penn-America board of directors has fixed the close of business on December 15, 2004, as the record date for the special meeting. Only shareholders of record at that time are entitled to receive notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting.

      A special committee of independent directors unanimously recommended that the board of directors approve and adopt the merger agreement and submit the merger agreement to a vote of the Penn-America shareholders for adoption.

      Based on the unanimous recommendation of the special committee, the Penn-America board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement (including the merger) are advisable and in the best interests of Penn-America and has approved and adopted the merger agreement. The Penn-America board of directors recommends that Penn-America shareholders vote “FOR” the adoption of the merger agreement. Further, the board of directors of Penn-America recommends that Penn-America shareholders vote “FOR” the proposal to adjourn or postpone the Penn-America special meeting, if necessary, for the purpose of soliciting additional proxies.

      The merger agreement will be adopted only upon the receipt of the affirmative vote of a majority of the votes cast at the Penn-America special meeting by Penn-America shareholders entitled to vote thereon. As of the record date, 15,190,752 shares were outstanding and entitled to vote at the special meeting. Shareholders of Penn-America representing 32.7% of the shares entitled to vote at the special meeting are parties to agreements in which they have agreed to vote their shares in favor of the adoption of the merger agreement at the special meeting. The accompanying joint proxy statement/ prospectus describes these voting arrangements in greater detail.

      Penn-America shareholders are not entitled to any dissenters’ rights in connection with the merger.

      All Penn-America shareholders are cordially invited to attend the special meeting in person. Your vote is important. Whether or not you expect to attend the Penn-America special meeting in person, we urge you to date, sign and return the enclosed proxy promptly so that your shares may be represented and voted at the special meeting. A pre-addressed, postage prepaid envelope is enclosed for your convenience. Any Penn-America shareholder of record attending the special meeting may vote in person even if he or she has returned a proxy.

      Please do not send your common stock certificates at this time. If the merger is completed, you will be sent instructions regarding the surrender of your certificates.

By order of the Board of Directors,

GARLAND P. PEZZUOLO
Secretary

December 16, 2004

THIS JOINT PROXY STATEMENT/ PROSPECTUS

INCORPORATES ADDITIONAL INFORMATION

United National Group, Ltd.

      United National Group, Ltd., which we refer to as United National Group, is a Securities and Exchange Commission (SEC) reporting company. United National Group files annual, quarterly and current reports and other information with the SEC that have not been incorporated by reference in, included in or delivered with this joint proxy statement/ prospectus. United National Group will provide you with copies of this information, without charge, upon written or oral request to:

United National Group, Ltd.
c/o Walkers SPV Limited
Walker House, 87 Mary Street
P.O. Box 908GT
George Town, Grand Cayman
Cayman Islands
Attention: Chief Executive Officer
Telephone: (345) 949-0100

      Investors may also consult United National Group’s website (www.ungl.ky) for more information concerning the merger described in this joint proxy statement/ prospectus. Information included in United National Group’s website expressly is not incorporated by reference in this joint proxy statement/ prospectus.

Penn-America Group, Inc.

      This joint proxy statement/ prospectus incorporates important business and financial information about Penn-America Group, Inc., which we refer to as Penn-America, from other documents filed with the SEC that are not included in or delivered with this joint proxy statement/ prospectus. For a listing of the documents incorporated by reference in this joint proxy statement/ prospectus, see the section entitled “Where You Can Find More Information” on page 247.

      Penn-America will provide you with copies of this information, without charge, upon written or oral request to:

Penn-America Group, Inc.
420 S. York Road
Hatboro, Pennsylvania 19040
Attention: Stacey Manzo
Telephone: (215) 773-7749
E-mail Address: manzo@penn-america.com

      Investors may also consult Penn-America’s website (www.penn-america.com) for more information concerning the merger described in this joint proxy statement/ prospectus. Information included in Penn-America’s website expressly is not incorporated by reference in this joint proxy statement/ prospectus.

IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF INFORMATION BEFORE THE UNITED NATIONAL GROUP EXTRAORDINARY GENERAL MEETING OR THE PENN-AMERICA SPECIAL MEETING, UNITED NATIONAL GROUP OR PENN-AMERICA SHOULD RECEIVE YOUR REQUEST NO LATER THAN JANUARY 11, 2005.

QUESTIONS AND ANSWERS

      The following are some questions that you, as a shareholder of United National Group or Penn-America, may have regarding the merger and the other matters being considered at the shareholders’ meetings and the answers to those questions. These questions and answers may not address all the questions that may be important to you as a holder of United National Group common shares or Penn-America common stock. United National Group and Penn-America urge you to read carefully the remainder of this joint proxy statement/ prospectus because information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the shareholders’ meetings. Additional important information is contained in the remainder of this joint proxy statement/ prospectus, the annexes to this joint proxy statement/ prospectus and the documents referred to or incorporated by reference in this joint proxy statement/ prospectus.

Q:	Why are United National Group and Penn-America proposing this merger?

A:	The boards of directors of United National Group and Penn-America believe that the merger will provide substantial strategic and financial benefits to the shareholders of both companies. The boards of directors of both companies believe that the merger represents a strategic combination of two highly complementary organizations in the competitive business of providing specialty property and casualty insurance. The boards of directors of both companies believe that the combination will significantly enhance the companies’ abilities to provide specialized products and services to their customers.

Q:	How do I vote?

A:	United National Group Shareholders. If you are a shareholder of record of United National Group as of the record date for the United National Group extraordinary general meeting, you may vote in person by attending your shareholders’ meeting, or you may vote by signing, dating and mailing the enclosed proxy card so that your shares may be represented and voted at your shareholders’ meeting. A pre-addressed, postage prepaid envelope is enclosed for your convenience.

Penn-America Shareholders. If you are a shareholder of record of Penn-America as of the record date for the Penn-America special meeting, you may vote in person by attending your shareholders’ meeting, or you may vote by signing, dating and mailing the enclosed proxy card so that your shares may be represented and voted at your shareholders’ meeting. A pre-addressed, postage prepaid envelope is enclosed for your convenience.

Q:	What will happen if I abstain from voting?

A:	United National Group Shareholders. If you abstain from voting or do not vote (either in person or by proxy):

•	it will have no effect (assuming a quorum is present at the United National Group extraordinary general meeting) in determining whether the issuance of United National Group Class A common shares in the merger will be approved;

•	it will have no effect (assuming a quorum is present at the United National Group extraordinary general meeting) in determining whether the proposals (1) to change the name of United National Group to “United America Indemnity, Ltd.” and a corresponding amendment to United National Group’s memorandum and articles of association and (2) to amend articles 135 and 136 of United National Group’s articles of association will be approved;

•	it will have no effect (assuming a quorum is present at the United National Group extraordinary general meeting) in determining whether the proposals to amend the organizational documents of United National Group’s non-U.S. subsidiaries will be approved; and

•	it will have no effect (assuming a quorum is present at the United National Group extraordinary general meeting) in determining whether the proposal to adjourn or postpone the United National Group extraordinary general meeting, if necessary, to solicit additional proxies will be approved.

Brokers who hold United National Group Class A common shares or Class B common shares in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those shares without specific instructions from their customers. These non-voted shares are referred to as broker non-votes. Abstentions and broker non-votes will be treated as present for determining the presence or absence of a quorum for all matters for consideration at the United National Group extraordinary general meeting. If proxies are returned without indication as to how to vote, the United National Group Class A common shares and Class B common shares represented by each such proxy will be considered to be voted in favor of all matters for consideration at the United National Group extraordinary general meeting.

Penn-America Shareholders. If you abstain from voting or do not vote (either in person or by proxy):

•	it will have no effect (assuming a quorum is present at the Penn-America special meeting) in determining whether the merger agreement will be adopted; and

•	it will have no effect (assuming a quorum is present at the Penn-America special meeting) in determining whether the proposal to adjourn or postpone the Penn-America special meeting, if necessary, to solicit additional proxies will be approved.

Brokers who hold shares of Penn-America common stock in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those shares without specific instructions from their customers. These non-voted shares are referred to as broker non-votes. Abstentions and broker non-votes will be treated as present for purposes of determining the presence or absence of a quorum for all matters for consideration at the Penn-America special meeting. If proxies are returned without indication as to how to vote, the Penn-America common stock represented by each such proxy will be considered to be voted in favor of all matters for consideration at the Penn-America special meeting.

Q:	If my shares are held in “street name” by a broker, bank or nominee, will my broker, bank or nominee vote my shares for me?

A:	If your shares are held by a broker, bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. You cannot vote shares held in street name by returning a proxy card directly to United National Group or to Penn-America or by voting in person at your shareholders’ meeting.

Q:	Can I change my vote even after returning a proxy card?

A:	Yes. If you are a holder of record, you can change your vote at any time before your proxy is voted at your shareholders’ meeting by:

•	sending a signed notice of revocation;

•	granting a new, valid proxy bearing a later date; or

•	attending your shareholders’ meeting and voting in person, which will automatically cancel any proxy previously given, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Chief Executive Officer of United National Group or the Secretary of Penn-America, as appropriate, no later than the beginning of your shareholders’ meeting.

If your shares are held by a broker, bank or nominee (that is, in street name), you should contact your broker, bank or nominee to change your vote.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference in this joint proxy statement/ prospectus, including its annexes.

If you are a holder of record, in order for your shares to be represented at your shareholders’ meeting:

•	you can attend your shareholders’ meeting in person; or

•	you can indicate on the enclosed proxy card how you would like to vote and return the proxy card in the accompanying pre-addressed, postage prepaid envelope.

If your shares are held by a broker, bank or nominee (that is, in street name), in order for your shares to be represented at your shareholders’ meeting you must provide the record holder of your shares with instructions on how to vote your shares.

Q:	Should I send in my Penn-America stock certificates now?

A:	No. Penn-America shareholders should not send in any stock certificates now. After the merger is completed, United National Group’s exchange agent will send former Penn-America shareholders a letter of transmittal explaining what they must do to exchange their Penn-America stock certificates for the merger consideration payable to them.

If you are a United National Group shareholder, you are not required to take any action with respect to your United National Group Class A common share and Class B common share certificates.

Q:	Who can answer my questions?

A:	United National Group Shareholders. United National Group shareholders who have questions about the merger or the other matters to be voted on at the United National Group extraordinary general meeting, or desire additional copies of this joint proxy statement/ prospectus or additional proxy cards, should contact:

United National Group, Ltd.
c/o Walkers SPV Limited
Walker House, 87 Mary Street
P.O. Box 908GT
George Town, Grand Cayman
Cayman Islands
Attention: Chief Executive Officer
Telephone: (345) 949-0100

Penn-America Shareholders. Penn-America shareholders who have questions about the merger or the other matters to be voted on at the Penn-America special meeting, or desire additional copies of this joint proxy statement/ prospectus or additional proxy cards, should contact:

Penn-America Group, Inc.
420 S. York Road
Hatboro, Pennsylvania 19040
Attention: Stacey Manzo
Telephone: (215) 773-7749
E-mail Address: manzo@penn-america.com

SUMMARY

      This summary highlights information contained in this joint proxy statement/ prospectus and may not contain all the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire joint proxy statement/ prospectus, including the attached annexes, and the other documents to which we have referred you. See the section entitled “Where You Can Find More Information” on page 247. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies

United National Group (See page 131)

United National Group, Ltd.
Walker House, 87 Mary Street
P.O. Box 908GT
George Town, Grand Cayman
Cayman Islands
Telephone (345) 949-0100

      United National Group is a holding company formed on August 26, 2003 under the laws of the Cayman Islands to acquire the insurance and related operations conducted by American Insurance Service, Inc. and its subsidiaries, including American Insurance Adjustment Agency, Inc., Diamond State Insurance Company, J.H. Ferguson & Associates, LLC, United National Casualty Insurance Company, United National Insurance Company and United National Specialty Insurance Company.

      Through its U.S. operations, United National Group is a leading specialty property and casualty insurer with a 44-year operating history in the specialty insurance markets. Its U.S. insurance subsidiaries, led by United National Insurance Company, are either licensed or eligible to write on a surplus lines basis in all 50 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands. Its non-U.S. operations, which consist of Barbados- and Bermuda-based insurance companies, began offering insurance products to third parties and reinsurance to its U.S. operations in 2004. The non-U.S. operations may offer reinsurance products to third parties in the near future.

      United National Group writes specialty insurance products that are designed to meet the specific needs of targeted niche insurance markets. These niche markets are typically well-defined, homogeneous groups of insureds to which, due to some particular risk exposure, standard market insurers do not offer insurance coverage. Examples of products that United National Group writes for these markets include property and casualty insurance for social service agencies, insurance for equine mortality risks and insurance for vacant property risks.

Penn-America (See page 216)

Penn-America Group, Inc.
420 S. York Road
Hatboro, Pennsylvania 19040
Telephone: (215) 443-3600

      Penn-America is a specialty property and casualty insurance holding company. Penn-America, through its insurance subsidiaries, Penn-America Insurance Company and Penn-Star Insurance Company, markets and underwrites general liability, commercial property and multi-peril insurance for small businesses located primarily in small towns and suburban and rural areas. Penn-America writes business in all 50 states and the District of Columbia.

      Penn-America’s insureds are primarily small businesses, including restaurants, apartments, retail stores and service contractors, who pay average annual premiums of about $2,000. In addition, Penn-America has developed customized products and coverages for other small commercial insureds such as day care facilities, fitness centers and special events. The small businesses that Penn-America insures often cannot obtain insurance because of their rural locations, small premium size or non-standard risk characteristics. As a result, these small businesses must turn to companies like Penn-America, which operate in a small business niche of the secondary or residual market called the “excess and surplus lines” or “E&S” market. Penn-America believes the benefits of operating in the excess and surplus lines marketplace include:

•	higher prices than the standard lines marketplace;

•	more flexibility in offering coverage forms, particularly in designing exclusions for specific loss exposures; and

•	lower premium taxes and guaranty fund assessments.

      Penn-America’s distribution strategy is to maintain strong relationships with a select group of high-quality general agents. Penn-America carefully selects a limited number of general agents based on their experience and reputation and strives to preserve each agent’s franchise value within its marketing territory. Penn-America seeks to increase its written premiums with these general agents and to develop strong, longstanding relationships by providing a high level of service and support, through responses to quotes within 24 hours and access to Internet and website technology. Penn-America believes these activities create goodwill with the general agents and strengthen its relationship with them.

The United National Group Extraordinary General Meeting and the Penn-America Special Meeting

The United National Group Extraordinary General Meeting of Shareholders (See page 115)

      The extraordinary general meeting of United National Group shareholders will be held at Burnaby Building, 16 Burnaby Street, Hamilton, Bermuda at 4:00 p.m., local time, on January 24, 2005. At the United National Group extraordinary general meeting, shareholders will be asked to:

•	approve the issuance of United National Group Class A common shares in the merger;

•	approve a special resolution to change the name of United National Group to “United America Indemnity, Ltd.” and amend United National Group’s memorandum and articles of association accordingly;

•	approve a special resolution to amend articles 135 and 136 of United National Group’s articles of association;

•	act on matters concerning amendments to the organizational documents of United National Group’s non-U.S. subsidiaries;

•	vote upon an adjournment or postponement of the extraordinary general meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposals; and

•	transact any other business that may properly be brought before the United National Group extraordinary general meeting and any adjournments or postponements of the United National Group extraordinary general meeting.

      A copy of the merger agreement and the form of the Amended and Restated Memorandum & Articles of Association of United America Indemnity, Ltd. are attached to this joint proxy statement/ prospectus as Annex A and Annex E, respectively, and United National Group shareholders are urged to read the information contained therein carefully before casting their vote at the extraordinary general meeting of shareholders.

The Penn-America Special Meeting of Shareholders (See page 124)

      The special meeting of Penn-America shareholders will be held at 420 S. York Road, Hatboro, Pennsylvania 19040 at 10:00 a.m., local time, on January 24, 2005. At the Penn-America special meeting, shareholders will be asked to:

•	adopt the merger agreement;

•	vote upon an adjournment or postponement of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposal; and

•	transact any other business that may properly be brought before the Penn-America special meeting or any adjournments or postponements of the Penn-America special meeting.

      A copy of the merger agreement is attached to this joint proxy statement/ prospectus as Annex A, and Penn-America shareholders are urged to read the information contained therein carefully before casting their vote at the special meeting of shareholders.

Record Date; Stock Entitled to Vote; Quorum

United National Group (See page 115)

      Only United National Group shareholders of record at the close of business on December 15, 2004, the record date for the extraordinary general meeting, will be entitled to notice of, and to vote at, the extraordinary general meeting and any adjournment or postponement of the extraordinary general meeting.

      On the record date, there were 15,584,090 United National Group Class A common shares and 12,687,500 United National Group Class B common shares entitled to vote at the United National Group extraordinary general meeting. Shareholders will have one vote for each United National Group Class A common share and 10 votes for each United National Group Class B common share that they owned on the United National Group record date, exercisable in person or by properly executed and delivered proxy, at the extraordinary general meeting. The required quorum for the transaction of business at the extraordinary general meeting consists of one or more holders of United National Group common shares present in person or by proxy and entitled to vote that hold in the aggregate at least a majority of the votes entitled to be cast at such meeting.

Penn-America (See page 124)

      Only Penn-America shareholders of record at the close of business on December 15, 2004, the record date for the Penn-America special meeting, will be entitled to notice of, and to vote at, the Penn-America special meeting or any adjournments or postponements of the Penn-America special meeting.

      On the record date, there were a total of 15,190,752 shares of Penn-America common stock outstanding and entitled to vote at the Penn-America special meeting. Penn-America shareholders will have one vote for each share of Penn-America common stock that they owned on the Penn-America record date, exercisable in person or by properly executed and delivered proxy, at the Penn-America special meeting. The presence of the holders of at least a majority of Penn-America common stock outstanding on the record date, whether present in person or by properly executed and delivered proxy, will constitute a quorum for the transaction of business at the Penn-America special meeting.

Required Vote

United National Group (See page 116)

•	The affirmative vote of a simple majority of votes cast by the holders of United National Group Class A common shares and Class B common shares, voting together as a single class, present in person or by proxy at the United National Group extraordinary general meeting is required to approve the issuance of United National Group Class A common shares in the merger.

•	In order to change the name of United National Group, United National Group’s shareholders must pass a special resolution to change the name and amend the memorandum and articles of association. In order to amend articles 135 and 136 of United National Group’s articles of association, the shareholders must pass a special resolution. A special resolution requires the affirmative vote of at least two-thirds (66 2/3%) of the votes cast by the holders of United National Group’s Class A common shares and Class B common shares, voting together as a single class, present in person or by proxy at the extraordinary general meeting of shareholders.

•	In order to approve the amendments to the organizational documents of United National Group’s non-U.S. subsidiaries, the shareholders of each such non-U.S. subsidiary must approve the relevant amendments by a simple majority of votes cast in person or by proxy. United National Group’s board of directors will cause the corporate representative or proxy for each of the non-U.S. subsidiaries to vote the shares in the non-U.S. subsidiary in the same proportion as the votes cast by United National Group shareholders at the United National Group extraordinary general meeting on the proposals concerning amendments to the organizational documents of the non-U.S. subsidiaries.

•	Approval of the proposal to adjourn or postpone the extraordinary general meeting,

if necessary, for the purpose of soliciting additional proxies requires the affirmative vote of a simple majority of votes cast by the holders of United National Group Class A common shares and Class B common shares, voting together as a single class, present in person or by proxy at the United National Group extraordinary general meeting, whether or not a quorum is present.

      If proxies are returned without indication as to how to vote, the United National Group common shares represented by each such proxy will be considered to be voted in favor of all matters for consideration at the United National Group extraordinary general meeting, and in favor of any proposal to adjourn or postpone the extraordinary general meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the issuance of United National Group Class A common shares in the merger and/or the other United National Group extraordinary general meeting matters.

      Pursuant to a voting agreement entered into between Penn-America and affiliates of Fox Paine & Company, LLC, holders of approximately 90.2% of United National Group’s voting power have agreed to vote for the issuance of United National Group Class A common shares in the merger. This means that no additional vote of United National Group’s shareholders is required to approve the issuance of United National Group Class A common shares in the merger.

Penn-America (See page 124)

      The affirmative vote of at least a majority of the votes cast at the Penn-America special meeting by shareholders entitled to vote is required to adopt the merger agreement and approve the proposal to adjourn or postpone the special meeting, if necessary, for the purpose of soliciting additional proxies. If proxies are returned without indication as to how to vote, the Penn-America common stock represented by each such proxy will be considered to be voted in favor of all matters for consideration at the Penn-America special meeting, and in favor of any proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies on the proposal to adopt the merger agreement.

      United National Group entered into separate stock purchase agreements with each of Penn Independent Corporation, which we refer to as Penn Independent, Mr. Irvin Saltzman, and Mr. Jon S. Saltzman and Ms. Joanne Lynch Saltzman. In these agreements, each of Penn Independent, Messrs. Irvin Saltzman and Jon S. Saltzman and Ms. Joanne Lynch Saltzman has agreed to vote all of the shares of Penn-America common stock owned by him, her or it in favor of adoption of the merger agreement. As of the Penn-America record date, Penn Independent owned 4,631,250 shares of Penn-America common stock; Mr. Irvin Saltzman owned 145,800 shares of Penn-America common stock; Mr. Jon S. Saltzman and Ms. Saltzman owned 101,475 shares of Penn-America common stock, and Jon S. Saltzman owned 95,025 shares of Penn-America common stock, which were acquired by Mr. Saltzman upon the exercise of options to acquire Penn-America stock for an aggregate of 4,973,550 shares of Penn-America common stock, or 32.7% of the Penn-America common stock outstanding as of the record date. This means that unless at least approximately 74.3% of the shares of Penn-America’s common stock present at the meeting, but not subject to agreements to vote in favor of the merger, is voted “AGAINST” the adoption of the merger agreement, the adoption of the merger agreement will be approved (assuming all of the outstanding shares of Penn-America’s common stock are present and voted at the meeting).

Voting by Directors and Executive Officers

United National Group (See page 117)

      On December 15, 2004, directors and executive officers of United National Group and their affiliates owned and were entitled to vote 4,347,666 United National Group Class A common shares and 12,687,500 United National Group Class B common shares, or approximately 27.9% of the United National Group Class A common shares and 100% of the United National Group Class B common shares outstanding on that date and approximately 95.2% of the votes of United National Group common shares outstanding on that date. Except for the voting agreement between Penn-America and affiliates of Fox Paine & Company with respect to 1,622,725 United National Group Class A common shares and 12,687,500 Class B common shares, there are no voting agreements relating to United National Group Class A common shares or Class B common shares held by the directors and executive officers of United National Group that relate to matters to be addressed at the United National Group extraordinary general meeting.

Penn-America (See page 125)

      On December 15, 2004, directors and executive officers of Penn-America and their affiliates owned and were entitled to vote 5,528,035 shares of Penn-America common stock, or approximately 36.4% of the shares of Penn-America common stock outstanding on that date. Except for voting provisions contained in the separate stock purchase agreements between United National Group and each of Penn Independent, Mr. Irvin Saltzman, and Mr. Jon S. Saltzman and Ms. Joanne Lynch Saltzman with respect to an aggregate of 4,973,550 shares of Penn-America common stock, there are no voting agreements in effect relating to shares of Penn-America common stock held by the directors and executive officers of Penn-America. A total of 4,973,550 of the 5,528,035 shares of Penn-America common stock held by the directors and executive officers of Penn-America and their affiliates are subject to these voting agreements.

Voting and Revocation of Proxies; Solicitation

United National Group (See page 117)

      United National Group shareholders are requested to complete and sign the accompanying proxy and return it promptly to United National Group in the enclosed pre-addressed, postage prepaid envelope. When the accompanying proxy is returned properly executed, the United National Group Class A common shares and Class B common shares represented by it will be voted at the United National Group extraordinary general meeting in accordance with the instructions contained in the proxy.

      If you abstain from voting or do not vote (either in person or by proxy), it will have no effect (assuming a quorum is present at the United National Group extraordinary general meeting) in determining (1) whether the issuance of United National Group Class A common shares in the merger will be approved, (2) whether the change of United National Group’s name to United America Indemnity and the corresponding amendment to United National Group’s memorandum and articles of association will be approved, (3) whether the amendments to articles 135 and 136 of United National Group’s articles of association will be approved, (4) whether the amendments to the organizational documents of United National Group’s non-U.S. subsidiaries will be approved, or (5) whether the proposal to adjourn or postpone the United National Group extraordinary general meeting, if necessary, to solicit additional proxies will be approved.

      Brokers who hold United National Group Class A common shares and Class B common shares in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those shares without specific instructions from their customers. All United National Group Class A common shares and Class B common shares represented at the extraordinary general meeting, but not voted, including abstentions and broker non-votes, will be treated as present for determining the presence or absence of a quorum for all matters for consideration at the extraordinary general meeting. If proxies are returned without indication as to how to vote, the United National Group Class A common shares and Class B common shares represented by each such proxy will be considered to be voted in favor of all matters for consideration at the United National Group extraordinary general meeting.

      You have the power to revoke your proxy at any time before your proxy is voted at the extraordinary general meeting. If you are a holder of record, your proxy can be revoked in one of three ways: (1) you can send a signed notice of revocation; (2) you can grant a new, valid proxy bearing a later date; or (3) you can attend the extraordinary general meeting and vote in person, which will automatically cancel any proxy previously given, but your attendance alone will not revoke any proxy that you have previously given. If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Chief Executive Officer of United National Group, c/o Walkers SPV Limited, Walker House, 87 Mary Street, P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands, before the extraordinary general meeting.

      If your shares are held by a broker, bank or nominee (that is, in street name), you should contact your broker, bank or nominee to revoke your proxy.

Penn-America (See page 125)

      Penn-America shareholders of record are requested to complete and sign the accompanying proxy and return it promptly to Penn-America in the enclosed pre-addressed, postage prepaid envelope. When the accompanying proxy is returned properly executed, the shares of Penn-America common stock represented by it will be voted at the special meeting in accordance with the instructions contained in the proxy.

      If you abstain from voting or do not vote (either in person or by proxy), it will have no effect (assuming a quorum is present at the Penn-America special meeting) in determining (1) whether the merger agreement will be adopted or (2) whether the proposal to adjourn or postpone the Penn-America special meeting, if necessary, to solicit additional proxies will be approved.

      Brokers who hold shares of Penn-America common stock in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those shares without specific instructions from their customers. All shares of Penn-America common stock represented at the special meeting, but not voted, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters for consideration at the special meeting. If proxies are returned without indication as to how to vote, the Penn-America common stock represented by each such proxy will be considered to be voted in favor of all matters for consideration at the Penn-America special meeting.

      You have the power to revoke your proxy at any time before your proxy is voted at the special meeting. If you are a holder of record, your proxy can be revoked in one of three ways: (1) you can send a signed notice of revocation; (2) you can grant a new, valid proxy bearing a later date; or (3) you can attend the special meeting and vote in person, which will automatically cancel any proxy previously given, but your attendance alone will not revoke any proxy that you have previously given. If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to Garland P. Pezzuolo, Secretary, Penn-America Group, Inc., 420 S. York Road, Hatboro, Pennsylvania 19040, before the beginning of the special meeting.

      If your shares are held by a broker, bank or nominee (that is, in street name), you should contact your broker, bank or nominee to revoke your proxy.

The Merger (See page 48)

      A copy of the merger agreement is attached as Annex A to this joint proxy statement/ prospectus. We encourage you to read the entire merger agreement carefully because it is the principal legal document governing the merger.

Form of Merger (See page 83)

      Subject to the terms and conditions of the merger agreement and in accordance with Pennsylvania law, at the effective time of the merger, Cheltenham Acquisition Corp., a newly formed, indirect, wholly owned subsidiary of United National Group, formed for the purposes of the merger, will be merged into Penn-America. Penn-America will survive the merger as an indirect, wholly owned subsidiary of United National Group.

Consideration to be Received in the Merger (See page 84)

      Each share of Penn-America common stock outstanding immediately prior to the effective time of the merger (other than shares held by United National Group, Penn Independent or any of their subsidiaries) will be converted into the right to receive (A) an amount of United National Group Class A common shares equal to the result obtained by dividing $13.875 by the volume weighted average sales price of a United National Group Class A common share, as reported on the Nasdaq Stock Market by The Wall Street Journal during the 20 consecutive trading days ending on and including the trading day immediately preceding the date of the effective time of the merger and (B) an amount in cash equal to $1.50, issuable and payable, without interest, upon surrender of the certificate that formerly evidenced such share of Penn-America common stock.

      Penn-America shareholders will receive cash for any fractional shares they would otherwise receive in the merger. The amount of cash for any fractional shares Penn-America shareholders will receive will be equal to the product of (A) the fractional share interest of a United National Group Class A common share to which such holder otherwise would be entitled (after taking into account all shares of Penn-America common stock held at the effective time by such holder) multiplied by (B) the volume weighted average sales price of a United National Group Class A common share, as reported on the Nasdaq Stock Market by The Wall Street Journal during the 20 consecutive trading days ending on and including the trading day immediately preceding the date of the effective time of the merger.

Conditions to Completion of the Merger (See page 99)

      The obligations of Penn-America, United National Group, U.N. Holdings II and Cheltenham Acquisition Corp. to complete the merger are subject to the satisfaction or waiver of, among other things, the following conditions:

•	the approval by a majority of the votes cast by the holders of United National Group Class A common shares and United National Group Class B common shares, voting together as a single class, of the issuance of United National Group Class A common shares in the merger;

•	the affirmative vote of the holders of at least a majority of the votes cast at the special meeting by Penn-America shareholders entitled to vote in favor of the adoption of the merger agreement;

•	the expiration or termination of any waiting period (and any extension thereof) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act;

•	the absence of any applicable law or any judgment, injunction, order or decree making illegal or otherwise prohibiting the consummation of the merger or any other transactions contemplated by the merger agreement;

•	the receipt of all authorizations, consents, orders, permits or approvals of, or declarations or filings with, and the expiration of all waiting periods imposed by, any governmental authority necessary for the consummation of the merger, the absence of which would be materially adverse to United National Group or Penn-America and their respective subsidiaries taken as a whole; provided, that a requisite regulatory approval will not be deemed to have been obtained if in connection with the grant of such requisite regulatory approval any governmental authority has imposed any condition, requirement, restriction or change of regulation which would impose a burdensome condition;

•	the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/ prospectus forms a part, and the absence of any stop order or proceeding seeking a stop order threatened or initiated by the Securities and Exchange Commission;

•	the approval for quotation on the Nasdaq Stock Market, subject to official notice of issuance, of the United National Group Class A common shares to be issued in the merger;

•	the absence of any announcement or notification from A.M. Best Company, Inc. (1) placing Penn-America Insurance Company or Penn-Star Insurance Company under review with negative implications (unless it subsequently announces that they are no longer under review with negative implications) or (2) downgrading (unless it subsequently announces that it has reversed such downgrade) Penn-America Insurance Company or Penn-Star Insurance Company below a rating of “A-”, if, in the good faith reasonable determination of United National Group, such review or downgrade would reasonably be expected to have a material adverse effect on Penn-America; and

•	the representations and warranties of each of Penn-America and United National Group contained in the merger agreement being true and correct in all respects (generally read without regard to materiality qualifications or references to a material adverse effect), other than such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Penn-America or United National Group, as applicable.

      See the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 99 for a discussion of all of the conditions to the obligations of the parties to complete the merger.

Termination of the Merger Agreement (See page 109)

      The merger agreement may be terminated at any time prior to the effective time of the merger by the mutual written consent of United National Group and Penn-America. In addition, the merger agreement may be terminated by either United National Group or Penn-America if the merger has not been consummated as of March 31, 2005, subject to certain limitations, and under other circumstances described in this joint proxy statement/ prospectus. See the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 109 for a discussion of each of United National Group’s and Penn-America’s rights to terminate the merger agreement.

Recommendation of the Boards of Directors

United National Group (See page 58)

      After careful consideration, on October 11, 2004, the United National Group board of directors unanimously determined that the merger is advisable and in the best interests of United National Group and approved and adopted the merger agreement. The board of directors of United National Group unanimously recommends that United National Group shareholders vote “FOR” the proposal to issue United National Group Class A common shares in the merger. The United National Group board of directors also unanimously recommends that the United National Group shareholders vote “FOR” the other United National Group extraordinary general meeting matters. Further, the board of directors of United National Group recommends that United National Group shareholders vote “FOR” the proposal to adjourn or postpone the United National Group extraordinary general meeting, if necessary, for the purpose of soliciting additional proxies. For the factors considered by the United National Group board in reaching its decision relating to the merger, see the section entitled “The Merger — United National Group Reasons for the Merger” beginning on page 56.

Penn-America (See page 71)

      On October 14, 2004, a special committee of Penn-America’s board of directors comprised entirely of independent directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement (including the merger) are advisable and in the best interests of Penn-America and, based on that determination, unanimously recommended to the board of directors of Penn-America that the board (1) approve and adopt the merger agreement and (2) recommend that the holders of Penn-America common stock vote for the adoption of the merger agreement. Based on the unanimous recommendation of the special committee, the Penn-America board of directors subsequently determined on October 14, 2004, that the merger agreement and the transactions contemplated by the merger agreement (including the merger) are advisable and in the best interests of Penn-America and approved and adopted the merger agreement. The Penn-America board of directors recommends that Penn-America shareholders vote “FOR” the proposal to adopt the merger agreement. Further, the board of directors of Penn-America recommends that Penn-America shareholders vote “FOR” the proposal to adjourn or postpone the Penn-America special meeting, if necessary, for the purpose of soliciting additional proxies. For the factors considered by the special committee and the board in reaching their decisions, see the section entitled “The Merger — Penn-America Reasons for the Merger” beginning on page 67.

Opinions of Financial Advisors

United National Group (See page 58)

      The United National Group board of directors received a written opinion, dated October 14, 2004, from Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as Merrill Lynch, United National Group’s financial advisor, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the total consideration to be paid by United National Group in the transaction was fair, from a financial point of view, to United National Group. This written opinion is attached to this document as Annex C. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the reviews undertaken. Merrill Lynch’s opinion is addressed to the United National Group board of directors and does not constitute recommendations to any shareholder of United National Group or Penn-America as to how such shareholder should vote or act with respect to any matters relating to the proposed merger. The opinion speaks only as of its date and Merrill Lynch is under no obligation to confirm its opinion as of a later date.

Penn-America (See page 71)

      The special committee of the Penn-America board of directors received a written opinion, dated October 14, 2004, from Bear, Stearns & Co. Inc., which we refer to as Bear Stearns, the special committee’s financial advisor, to the effect that, as of the date of such opinion and based upon and subject to the matters stated in the opinion, the consideration to be received in the merger was fair, from a financial point of view, to holders of Penn-America common stock (excluding United National Group, U.N. Holdings II, Cheltenham Acquisition Corp., Penn Independent and their respective subsidiaries and affiliates). This written opinion is attached to this document as Annex D. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the reviews undertaken. Bear Stearns’ opinion is addressed to the special committee of the Penn-America board of directors and does not constitute a recommendation to the special committee or any shareholder of Penn-America or United National Group as to how to vote or act with respect to any matters relating to the proposed merger. The opinion speaks only as of its date and Bear Stearns is under no obligation to confirm its opinion as of a later date.

Interests of Penn-America Directors and Executive Officers in the Merger (See page 80)

      In considering the recommendations of the special committee of the Penn-America board of directors and the Penn-America board of directors with respect to the merger, you should be aware that executive officers of Penn-America and members of the Penn-America board of directors have interests in the transactions contemplated by the merger agreement that are different than, or in addition to, the interests of Penn-America shareholders generally. The special committee of the Penn-America board of directors and the Penn-America board of directors were aware of these interests and considered them among other matters in making its recommendation. See the section entitled “The Merger — Interests of Penn-America Directors and Executive Officers in the Merger” on page 80 for a more detailed discussion of these interests.

Interests of United National Group Directors in the Merger (See page 83)

      In considering the recommendation of the United National Group board of directors with respect to the approval of the issuance of United National Group Class A common shares in the merger, United National Group shareholders should be aware that certain members of the board of directors of United National Group have interests in the transactions contemplated by the merger agreement that are different from, or in addition to, the interests of United National Group shareholders generally. The board of directors of United National Group was aware of these interests and considered them, among other matters, in making its determinations and recommendations.

Regulatory Approvals (See page 84)

      The merger is subject to review by the U.S. Department of Justice and the U.S. Federal Trade Commission to determine whether the merger complies with applicable antitrust laws. Under the provisions of the HSR Act, the merger may not be completed until after each of United National Group and Penn-America have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has expired or been terminated. United National Group and Penn-America each filed the required notification and report forms with the Antitrust Division and the Federal Trade Commission on December 2, 2004.

      State insurance laws generally require that, prior to the acquisition of an insurance company, the acquiring party must obtain approval from the insurance commissioner of the target insurance company’s state of domicile. Accordingly, applications have been filed with the Pennsylvania insurance commissioner. In addition, filings will be made under the insurance laws of several other states that require the filing of a pre-acquisition notice and the expiration or termination of a waiting period prior to the consummation of the transaction.

Accounting Treatment (See page 85)

      United National Group prepares its financial statements in accordance with accounting principles generally accepted in the U.S., or GAAP. The merger will be accounted for using the “purchase” method of accounting with United National Group having acquired Penn-America. This means that United National Group will allocate the purchase price to the fair value of assets acquired and liabilities assumed from Penn-America at the acquisition date, with the excess purchase price being recorded as “goodwill.” Under the purchase method of accounting, goodwill is not amortized but is tested for impairment at least annually.

Material Tax Considerations (See page 88)

      In general, the merger should be a fully taxable transaction to Penn-America shareholders for United States federal income tax purposes. Tax matters, however, are very complicated and the tax consequences of the merger to each Penn-America shareholder will depend on the shareholder’s particular facts and circumstances. Each Penn-America shareholder is urged to consult with his or her tax advisor.

Expenses and Termination Fees (See page 110)

      Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, whether or not the merger is completed, subject to the specific exceptions discussed in this joint proxy statement/ prospectus. Specifically, the merger agreement provides that, under specified circumstances, Penn-America may be required to pay to United National Group a termination fee equal to $7,673,000. See the section entitled “The Merger Agreement — Expenses and Termination Fees” beginning on page 110 for a more complete discussion of the circumstances under which expenses and termination fees will be required to be paid.

Dissenters’ Rights (See page 87)

      Under Pennsylvania law, shareholders of a Pennsylvania corporation are not entitled to dissenters’ rights if, on the record date fixed for determining shareholders entitled to vote on a proposed action, the corporation’s shares are listed on a national securities exchange. Thus, Penn-America shareholders will not be entitled to dissenters’ rights in connection with the merger.

The Penn Independent Stock Purchase Agreement (See page 113)

      Pursuant to a stock purchase agreement entered into by United National Group, United National Insurance Company, Penn Independent and the shareholders of Penn Independent, prior to the closing of the merger United National Insurance Company will purchase all of the common stock of Penn Independent from Penn Independent’s shareholders for approximately $95 million, subject to adjustment pursuant to the Penn Independent stock purchase agreement. Penn Independent is a U.S. wholesale broker of commercial insurance for small and middle market businesses, public entities and associations. Penn Independent also owns, indirectly through a wholly owned subsidiary, 4,631,250 shares of Penn-America common stock, which represents approximately 30.5% of the outstanding common stock of Penn-America as of December 15, 2004. Upon United National Insurance Company’s acquisition of Penn Independent, it will indirectly acquire Penn Independent’s shares of Penn-America common stock. Pursuant to the Penn Independent stock purchase agreement, Penn Independent has also agreed to vote its shares of Penn-America common stock in favor of the adoption of the merger agreement at the Penn-America special meeting. The closing of the sale of the Penn Independent common stock is not a condition to the closing of the merger and the closing of the merger is not a condition to the sale of the Penn Independent common stock.

COMPARATIVE PER SHARE INFORMATION

      The following tables show per share data regarding earnings from continuing operations (net income before extraordinary gain), book value and cash dividends for United National Group and Penn-America on a historical, pro forma combined and pro forma equivalent basis. The information presented below assumes that the merger is accounted for as a purchase. The pro forma book value and cash dividend information was computed as if the merger had been completed on September 30, 2004. The pro forma earnings from continuing operations (net income before extraordinary gain) information for the year ended December 31, 2003 and the nine months ended September 30, 2004 was computed as if the merger had been completed on January 1, 2003, and January 1, 2004, respectively. The Penn-America pro forma equivalent information was calculated by multiplying the corresponding pro forma combined data by the exchange ratio equal to 0.73 to 1.00, which was determined by dividing $13.875 by $19.00, the last quoted sales price of a United National Group Class A common share as quoted on the Nasdaq Stock Market on December 15, 2004. This information shows how each share of Penn-America common stock would have participated in United National Group’s earnings from continuing operations (net income before extraordinary gain), book value and cash dividends if the merger had been completed at these dates. These amounts do not necessarily reflect future per share levels of earnings from continuing operations (net income before extraordinary gain), book value or cash dividends of United National Group.

      The following unaudited comparative per share data are derived from the historical consolidated financial statements of United National Group and the historical consolidated financial statements of Penn-America. You should read the information below in conjunction with the financial statements and accompanying notes of United National Group, included herein, and of Penn-America, incorporated by reference in this joint proxy statement/ prospectus. You should also read the unaudited pro forma condensed combined financial statements and accompanying notes included in this joint proxy statement/ prospectus beginning on page 218.

	As of and for the		As of and for the
	Year Ended		Nine Months Ended
	December 31, 2003		September 30, 2004

United National Group — Historical:
Book value per share	$13.70		$14.73
Cash dividends declared per share	$—		$—
Net income before extraordinary gain per share:
Basic	$1.10		$0.78
Diluted	$1.08		$0.77
Penn-America — Historical:
Book value per share	$8.87		$9.50
Cash dividends declared per share	$0.18	5	$0.18
Net income per share:
Basic	$1.14		$0.79
Diluted	$1.12		$0.78
United America Indemnity Pro Forma — Combined:
Book value per share	N/A		$15.71
Cash dividends declared per share	N/A		$—
Net income before extraordinary gain per share:
Basic	$1.36		$0.96
Diluted	$1.33		$0.95

	As of and for the	As of and for the
	Year Ended	Nine Months Ended
	December 31, 2003	September 30, 2004

Penn-America Pro Forma — Equivalent:
Book value per share	N/A	$11.47
Cash dividends declared per share	N/A	$—
Net income before extraordinary gain per share:
Basic	$0.99	$0.70
Diluted	$0.97	$0.69

COMPARATIVE STOCK PRICES AND DIVIDENDS (SEE PAGE 128)

      The table below presents the last quoted sale price of United National Group Class A common shares, as quoted on the Nasdaq Stock Market under the symbol “UNGL”, and the New York Stock Exchange closing price per share of Penn-America common stock, as reported on the NYSE Composite Transaction Tape under the symbol “PNG”, and the market value of a share of Penn-America common stock on an equivalent per share basis. These prices are presented on two dates:

•	October 14, 2004, the last trading day before the public announcement of the signing of the merger agreement; and

•	December 15, 2004, the latest practicable date before the date of this joint proxy statement/ prospectus.

	United National
	Group Class A	Penn-America	Equivalent
	Common Shares	Common Stock	Per Share Data(1)

October 14, 2004	$14.75	$13.92	$15.375
December 15, 2004	$19.00	$14.99	$15.375

(1)	Assumes the value of the United National Group Class A common share portion of the merger consideration is $13.875 at closing. Because the number of United National Group Class A common shares that will be issued in the merger for each share of Penn-America common stock will be determined based on the volume weighted average sales price of a United National Group Class A common share, as reported on the Nasdaq Stock Market by The Wall Street Journal during the 20 consecutive trading days ending on and including the trading day immediately preceding the date of the effective time of the merger, which may be different from the actual trading price of United National Group Class A common shares at closing, the value of the share consideration on the closing date may be more or less than $13.875.

      Since its initial public offering, United National Group has never paid a cash dividend on its common shares, retaining any earnings to fund the development and growth of its business. From time to time, the board of directors reviews United National Group’s alternatives with respect to its earnings and seeking to maximize value for its shareholders. In the future, United National Group may decide to commence a dividend program for the benefit of its shareholders. Any future determination to pay dividends will be at the discretion of its board of directors and will be limited by its position as a holding company that lacks direct operations, significant regulatory and contractual restrictions, the results of operations of its subsidiaries, financial condition, cash requirements, prospects and other factors that its board of directors deems relevant. Pursuant to the merger agreement, until the merger is completed or the merger agreement is terminated in accordance with its terms, United National Group has agreed not to declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock without the prior written consent of Penn-America, except for dividends with a record date after the effective time of the merger.

      The holders of Penn-America common stock receive dividends if and when declared by the Penn-America board of directors out of funds legally available therefor. Pursuant to the merger agreement, until the merger is completed or the merger agreement is terminated in accordance with its terms, Penn-America has agreed not to declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock without the prior written consent of United National Group.

SELECTED HISTORICAL FINANCIAL DATA OF UNITED NATIONAL GROUP

      The following table sets forth selected consolidated historical financial data for United National Group and, for periods prior to September 5, 2003, Wind River Investment Corporation, which is considered United National Group’s “Predecessor” for accounting purposes. This selected financial data are derived from the consolidated financial statements and accompanying notes of United National Group and Wind River Investment Corporation included elsewhere in this joint proxy statement/ prospectus. This selected historical financial data should be read together with the consolidated financial statements and accompanying notes of United National Group and Wind River Investment Corporation and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this joint proxy statement/ prospectus.

					Predecessor
					for the
					period from
					January 1,
	Predecessor for the Year Ended December 31,				2003 to
					September 5,
	1999	2000	2001	2002	2003

	(in thousands, except ratios and per share data)
Consolidated Statements of Operations Data:
Gross premiums written	$357,605	$453,464	$670,520	$793,083	$510,623

Net premiums written	$117,883	$127,572	$169,310	$172,689	$139,116

Net premiums earned	$103,455	$136,931	$150,336	$162,763	$128,254
Investment income, net	19,668	22,490	19,353	17,685	13,289
Net realized investment gains (losses)	(5,210)	593	(12,719)	(11,702)	5,589

Total revenues	117,913	160,014	156,970	168,746	147,132
Net losses and loss adjustment expenses(1)	76,257	113,151	128,338	201,750	84,885
Acquisition costs and other underwriting expenses	11,913	14,999	15,867	18,938	30,543
Provision for doubtful reinsurance receivables(2)(3)	—	—	—	44,000	1,750
Other operating expenses	2,112	2,918	2,220	5,874	288
Interest expense	589	322	77	115	46

Income (loss) before income taxes	27,042	28,624	10,468	(101,931)	29,620
Income tax expense (benefit)	6,252	5,883	295	(40,520)	6,850

Net income (loss) before equity in net income (loss) of partnerships	20,790	22,741	10,173	(61,411)	22,770
Equity in net income (loss) of partnerships	—	—	664	(252)	1,834

Net income (loss) before extraordinary gain	20,790	22,741	10,837	(61,663)	24,604
Extraordinary gain(4)	—	—	—	—	—

Net income (loss)	$20,790	$22,741	$10,837	$(61,663)	$24,604

Weighted-Average Per Share Data(5):
Net income (loss) before extraordinary gain:
Basic	$207,900	$227,410	$108,370	$(616,630)	$246,040

Diluted	$207,900	$227,410	$108,370	$(616,630)	$246,040

Net income (loss):
Basic	$207,900	$227,410	$108,370	$(616,630)	$246,040

Diluted	$207,900	$227,410	$108,370	$(616,630)	$246,040

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Successor for	Predecessor	Successor for
	the period	for the	the period	Successor for
	from	period from	from	the Nine
	September 6,	January 1,	September 6,	Months
	2003 to	2003 to	2003 to	Ended
	December 31,	September 5,	September 30,	September 30,
	2003	2003	2003	2004

	(in thousands, except ratios and per share data)
Consolidated Statements of Operations Data:
Gross premiums written	$157,757	$510,623	$33,190	$314,733

Net premiums written	$61,265	$139,116	$9,692	$205,043

Net premiums earned	$51,912	$128,254	$10,687	$165,751
Investment income, net	6,106	13,289	792	13,637
Net realized investment gains (losses)	169	5,589	(718)	(687)

Total revenues	58,187	147,132	10,761	178,701
Net losses and loss adjustment expenses(1)	38,299	84,885	7,349	98,395
Acquisition costs and other underwriting expenses	14,604	30,543	4,587	56,658
Provision for doubtful reinsurance receivables(2)(3)	—	1,750	—	—
Other operating expenses	7	288	124	1,007
Interest expense	1,604	46	249	4,087

Income (loss) before income taxes	3,673	29,620	(1,548)	18,554
Income tax expense (benefit)	(1,666)	6,850	(1,106)	(2,551)

Net income (loss) before equity in net income (loss) of partnerships	5,339	22,770	(442)	21,105
Equity in net income (loss) of partnerships	758	1,834	258	926

Net income (loss) before extraordinary gain	6,097	24,604	(184)	22,031
Extraordinary gain(4)	46,424	—	46,424	1,195

Net income (loss)	$52,521	$24,604	$46,240	$23,226

Weighted-Average Per Share Data(5):
Net income (loss) before extraordinary gain:
Basic	$(1.41)	$246,040	$(1.04)	$0.78

Diluted	$(1.41)	$246,040	$(1.04)	$0.77

Net income (loss):
Basic	$1.42	$246,040	$2.59	$0.82

Diluted	$1.42	$246,040	$2.59	$0.81

					Predecessor
					for the
					period from
					January 1,
	Predecessor for the Year Ended December 31,				2003 to
					September 5,
	1999	2000	2001	2002	2003

	(in thousands, except ratios and per share data)
GAAP Insurance Operating Ratios:
Net losses and loss adjustment expense ratio(1)(6)	73.7%	82.6%	85.3%	124.0%	66.2%
Underwriting expense ratio(2)(3)(7)	11.5%	11.0%	10.6%	38.6%	25.2%

Combined ratio(8)(9)	85.2%	93.6%	95.9%	162.6%	91.4%

Net/gross premiums written	33.0%	28.1%	25.3%	21.8%	27.2%

Financial Positions as of Last Day of Period:
Total investments and cash and cash equivalents	$423,397	$483,435	$516,408	$611,129	$667,836
Reinsurance receivables, net of allowance	648,189	694,766	799,066	1,743,524	1,843,667
Total assets	1,365,754	1,376,528	1,575,754	2,685,620	2,837,545
Unpaid losses and loss adjustment expenses	805,717	800,630	907,357	2,004,422	2,120,594
Total shareholders’ equity	$285,064	$315,343	$324,844	$268,637	$296,917

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Successor for	Predecessor	Successor for
	the period	for the	the period	Successor for
	from	period from	from	the Nine
	September 6,	January 1,	September 6,	Months
	2003 to	2003 to	2003 to	Ended
	December 31,	September 5,	September 30,	September 30,
	2003	2003	2003	2004

	(in thousands, except ratios and per share data)
GAAP Insurance Operating Ratios:
Net losses and loss adjustment expense ratio(1)(6)	73.8%	66.2%	68.8%	59.4%
Underwriting expense ratio(2)(3)(7)	28.1%	25.2%	42.9	34.1%

Combined ratio(8)(9)	101.9%	91.4%	111.7%	93.5%

Net/gross premiums written	38.8%	27.2%	29.2%	65.1%

Financial Positions as of Last Day of Period:
Total investments and cash and cash equivalents	$848,309	$667,836	$800,169	$900,758
Reinsurance receivables, net of allowance	1,762,988	1,843,667	1,785,213	1,650,957
Total assets	2,848,761	2,837,545	2,834,919	2,742,537
Unpaid losses and loss adjustment expenses	2,059,760	2,120,594	2,085,658	1,965,015
Total shareholders’ equity	$380,792	$296,917	$356,914	$416,505

(1)	In 2002, United National Group’s Predecessor increased its net loss reserves relative to accident years 2001 and prior by $47.8 million primarily due to higher than anticipated losses in the multi-peril and other liability lines of business and by $23.6 million due to the conclusion of an arbitration proceeding. The net loss and loss adjustment expense ratio increased by 43.9 percentage points in 2002 due to this $71.4 million increase in net loss reserves.

(2)	United National Group’s Predecessor established an allowance for doubtful reinsurance receivables of $44.0 million in 2002, which resulted in a 27.0 percentage point increase in its 2002 underwriting expense ratio.

(3)	United National Group’s Predecessor’s underwriting expense ratio for the period January 1, 2003 to September 5, 2003 includes a 4.7 percentage point increase attributable to a $4.2 million expense for stock appreciation rights and retention payments made to certain key executives upon completion of the acquisition and a $1.8 million allowance for doubtful reinsurance receivables.

(4)	The $46.4 million excess of the estimated fair value of net assets over purchase price was recognized as an extraordinary gain in the consolidated statements of operations for the period September 6, 2003 to December 31, 2003 and the period September 6, 2003 to September 30, 2003.

(5)	The Predecessor of United National Group had 100 shares outstanding for all Predecessor periods presented. United National Group’s net income (loss) before extraordinary gain per share (basic and diluted) and net income (loss) per share (basic and diluted) for the period September 6, 2003 to December 31, 2003 and the period September 6, 2003 to September 30, 2003 were impacted by preferred stock dividends of $29.3 million and $13.1 million, respectively.

(6)	United National Group’s net losses and loss adjustment expense ratio for the period September 6, 2003 to December 31, 2003 includes a 9.0 percentage point increase attributable to a $7.2 million reduction in earned premium due to purchase accounting. United National Group’s net losses and loss adjustment expense ratio for the period September 6, 2003 to September 30, 2003 includes a 9.7 percentage point increase attributable to a $1.7 million reduction in earned premium due to purchase accounting. United National Group’s net losses and loss adjustment expense ratio for the nine months ended September 30, 2004 includes a 1.6 percentage point increase attributable to a $4.4 million reduction in earned premium due to purchase accounting.

(7)	United National Group’s underwriting expense ratio for the period September 6, 2003 to December 31, 2003 includes a 6.2 percentage point decrease attributable to a $7.2 million reduction in earned premium and a $6.6 million decrease in acquisition costs and other underwriting expenses due to purchase accounting, and $0.9 million of deferred compensation option expense. United National Group’s underwriting expense ratio for the period from September 6, 2003 to September 30, 2003 includes a 14.1 percentage point increase attributable to a $1.7 million reduction in earned premium due to purchase accounting, $0.6 million of organizational costs, and $0.4 million of deferred compensation option expense. United National Group’s underwriting expense ratio for the nine months ended September 30, 2004 includes a 0.3 percentage point increase attributable to a $4.4 million reduction in earned premium and a $0.9 million decrease in acquisition costs and other underwriting expenses due to purchase accounting.

(8)	United National Group’s Predecessor’s 2002 combined ratio includes a 43.9 percentage point increase attributable to its $71.4 million increase in net loss reserves and a 27.0 percentage point increase attributable to establishment of a $44.0 million allowance for doubtful reinsurance receivables.

(9)	United National Group’s combined ratio for the period September 6, 2003 to December 31, 2003 includes a 2.8 percentage point increase attributable to a $7.2 million reduction in earned premium and a $6.6 million decrease in acquisition costs and other underwriting expenses due to purchase accounting, and $0.9 million of deferred compensation option expense. United National Group’s combined ratio for the period September 6, 2003 to September 30, 2003 includes a 23.8 percentage point increase attributable to a $1.7 million reduction in earned premium, $0.6 million of organizational costs and $0.4 million of deferred compensation option expense. United National Group’s combined ratio for the nine months ended September 30, 2004 includes a 1.8 percentage point increase attributable to a $4.4 million reduction in earned premium and a $0.9 million decrease in acquisition costs and other underwriting expenses due to purchase accounting.

SELECTED HISTORICAL FINANCIAL DATA OF PENN-AMERICA

      The following selected historical financial data for each of the years in the five-year period ended December 31, 2003 have been derived from Penn-America’s audited consolidated financial statements. The following selected historical financial data for the nine months ended September 30, 2003 and 2004 have been derived from Penn-America’s unaudited interim consolidated financial statements. This information is only a summary and you should read it together with Penn-America’s historical financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2003 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, which have been filed with the Securities and Exchange Commission and incorporated into this document by reference. See “Where You Can Find More Information” beginning on page 247.

						Nine Months Ended
	Year Ended December 31,					September 30,

	1999	2000	2001	2002	2003	2003	2004

	(in thousands, except ratios and per share data)
Consolidated Statements of Operations Data:
Gross premiums written(1)	$95,983	$109,791	$98,412	$157,433	$209,442	$153,334	$194,774

Net premiums written(2)	$87,036	$97,250	$87,123	$134,662	$176,450	$129,387	$168,691

Net premiums earned	$85,677	$91,449	$88,934	$115,055	$154,054	$110,997	$150,469
Investment income, net	9,537	10,454	11,339	11,757	13,303	9,734	10,813
Net realized investment gains (losses)	(110)	(2,808)	(1,178)	1,273	1,947	1,879	(724)

Total revenues	95,104	99,095	99,095	128,085	169,304	122,610	160,558

Losses and Expenses
Net losses and loss adjustment expenses	63,187	75,378	60,921	75,108	94,666	68,791	95,099
Acquisition costs and other underwriting expenses	29,535	31,069	30,745	37,314	47,914	34,358	45,488
Other operating expenses	1,306	791	548	618	816	633	1,759
Interest expense	145	161	160	213	1,740	1,228	1,529

Income (loss) before income taxes	931	(8,304)	6,721	14,832	24,168	17,600	16,683
Income tax expense (benefit)	(479)	(3,473)	1,781	4,368	7,443	5,392	5,037

Net income (loss)	$1,410	$(4,831)	$4,940	$10,464	$16,725	$12,208	$11,646

Net income (loss) per share:
Basic	$0.11	$(0.42)	$0.43	$0.90	$1.14	$0.83	$0.79
Diluted	$0.11	$(0.42)	$0.43	$0.88	$1.12	$0.82	$0.78
GAAP Insurance Operating Ratios:
Net losses and loss expense ratio(3)	73.8%	82.4%	68.5%	65.3%	61.4%	62.0%	63.2%
Underwriting expense ratio(4)	34.5%	34.0%	34.6%	32.4%	31.1%	31.0%	30.2%

Combined ratio(5)	108.3%	116.4%	103.1%	97.7%	92.5%	93.0%	93.4%

Financial Positions as of Last Day of Period:
Total investments, and cash and cash equivalents	$166,227	$178,675	$188,615	$276,967	$345,675	$354,371	$403,447
Reinsurance recoverable	18,284	24,447	25,804	27,843	37,996	31,466	49,529
Total assets	217,782	239,486	248,115	347,239	443,874	444,798	525,530
Unpaid losses and loss adjustment expenses	93,719	115,314	119,598	137,747	174,882	159,550	226,477
Junior subordinated debentures	—	—	—	15,000	30,000	30,000	30,000
Total stockholders’ equity	80,618	74,051	80,391	116,595	130,810	127,600	140,458
Book value per share(6)	6.67	6.52	7.00	8.00	8.87	8.66	9.50

(1)	Gross premiums written are the amount received or to be received for insurance policies written by Penn-America without reduction for acquisition costs, reinsurance costs and other deductions.

(2)	Net premiums written represent gross premiums written less premiums ceded to (reinsured by) other insurers.

(3)	The net losses and loss expense ratio is calculated by dividing losses and loss adjustment expenses by premiums earned.

(4)	The underwriting expense ratio is calculated by dividing acquisition costs and other underwriting expenses by premiums earned.

(5)	The combined ratio is the sum of the net losses and loss expense ratio and underwriting expense ratio.

(6)	Book value per share is calculated by dividing total stockholders’ equity by the total number of shares of common stock outstanding as of the end of the relevant period.

SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

      The following summary unaudited pro forma condensed combined financial information (“pro forma financial information”) is designed to provide investors with information about the continuing impact of United National Group’s acquisition of Penn-America and Penn Independent by showing how it might have affected historical financial statements if the transactions had been completed at an earlier time. The following pro forma financial information was prepared based on the historical financial results reported by United National Group and Penn-America in their filings with the SEC and by the historical financial results of Penn Independent. The following should be read in connection with the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” on page 218 and the financial statements and other information included in or incorporated by reference in this joint proxy statement/ prospectus.

	Pro Forma Combined

	Year Ended	Nine Months Ended
	December 31, 2003	September 30, 2004

	(in thousands, except per share amounts)
Statement of Operations Data:
Gross premiums written	$877,822	$509,507
Net premiums written	$376,831	$373,734
Net premiums earned	$313,209	$300,462
Total revenues	$396,887	$358,014
Income before taxes	$57,056	$36,839
Net income before extraordinary gain	$47,604	$34,295
Net income	$94,028	$35,490
Net income per share before extraordinary gain:
Basic	$1.36	$0.96
Diluted	$1.33	$0.95
Net income per share:
Basic	$2.68	$1.00
Diluted	$2.62	$0.98

Pro Forma as of
September 30, 2004

Balance Sheet Data:
Total investments and cash and cash equivalents	$1,200,965
Reinsurance receivables, net of allowance	$1,700,486
Total assets	$3,297,121
Unpaid losses and loss adjustment expenses	$2,191,492
Total debt, including capital lease obligations	$141,813
Total shareholders’ equity	$558,943
Book value per share	$15.71

RISK FACTORS

      In addition to the other information included and incorporated by reference in this joint proxy statement/ prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the risks set forth below and incorporated by reference in this joint proxy statement/ prospectus before deciding whether to vote for the adoption of the merger agreement, in the case of Penn-America shareholders, or for the issuance of United National Group Class A common shares in the merger, in the case of United National Group shareholders. You should also read and consider the other information in this joint proxy statement/ prospectus and the other documents incorporated by reference in this joint proxy statement/ prospectus. See the section entitled “Where You Can Find More Information” beginning on page 247.

      Some of the statements regarding risk factors below and elsewhere in, or incorporated by reference into, this joint proxy statement/prospectus may include forward-looking statements with respect to the financial condition, results of operations, business strategies, operating efficiencies, competitive positions, growth opportunities, plans and objectives of the management of each of United National Group, Penn-America and United America Indemnity, the merger and the markets for United National Group Class A common shares and Penn-America common stock, and the insurance and reinsurance sectors in general, both as to underwriting and investment matters. Such statements include forward-looking statements both with respect to United National Group and Penn-America specifically and the insurance and reinsurance sectors in general, and as to underwriting and investment matters. Statements that include words such as “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “believe,” “would,” “should,” “could,” “seek,” “will” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise. All forward-looking statements are necessarily estimates reflecting the best judgment of the respective managements of United National Group, Penn-America and, following the merger, United America Indemnity and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in and incorporated by reference in this joint proxy statement/ prospectus.

Risks Related to the Merger

Although the consideration received by Penn-America shareholders in the merger will be equal to $15.3875 per share of Penn-America common stock, Penn-America shareholders cannot be sure of the market value of the United National Group Class A common shares that will be issued in the merger.

      Upon the completion of the merger, each share of common stock of Penn-America outstanding immediately prior to the merger (other than shares held by subsidiaries of Penn Independent and United National Group) will be converted into the right to receive a total of $15.3875, comprised of (1) an amount of United National Group Class A common shares equal to the result obtained by dividing $13.875 by the volume weighted average sales price of a United National Group Class A common share during the 20 consecutive trading days ending on and including the trading day immediately preceding the date of the completion of the merger and (2) an amount in cash equal to $1.50. Because the amount of United National Group Class A common shares to be received by Penn-America shareholders will be based on the average sales price of United National Group Class A common shares during the 20 consecutive trading days ending on and including the trading day immediately preceding the date of the consummation of the merger, this average sales price may vary from the closing price of United National Group Class A common shares on the date we announced the merger, on the date that this joint proxy statement/ prospectus was mailed to shareholders, and on the dates of the United National Group extraordinary general meeting and the Penn-America special meeting of shareholders. Any change in the market price of United National Group Class A common shares prior to completion of the merger will affect the amount of United National Group Class A common shares that Penn-America shareholders will receive upon completion of the merger. Share price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control.

      Accordingly, at the times of the United National Group extraordinary general meeting and the Penn-America special meeting, Penn-America shareholders will not necessarily know or be able to calculate the exchange ratio used to determine the number of United National Group Class A common shares that will be issued upon completion of the merger.

Penn-America shareholders’ ability to benefit from increases in the value of United National Group Class A common shares prior to the closing of the merger is limited.

      Because the consideration to be received by Penn-America shareholders is fixed (that is, shareholders will receive a fixed value of United National Group Class A common shares and cash), the opportunity for Penn-America shareholders to benefit from any increase in the market value of United National Group Class A common shares between the announcement of the merger and the closing of the merger will be limited, which would not have been the case if the consideration had been based on a fixed exchange ratio.

The benefits of acquiring Penn-America may not be realized.

      United National Group and Penn-America may experience difficulties in integrating their businesses, which could cause United America Indemnity to fail to realize potential benefits of the merger.

      United National Group and Penn-America have entered into the merger agreement because we believe that the merger will be beneficial to each of United National Group, Penn-America and their respective shareholders. Although it is anticipated that Penn-America and United National Group will continue to operate their respective businesses as separate operating entities, achieving the anticipated benefits of the merger will depend in part upon whether our two companies integrate the common aspects of our businesses in an efficient and effective manner.

We may not be able to retain our key employees.

      The success of United America Indemnity after the merger will depend in part upon the ability of United National Group and Penn-America to retain key employees of both companies. Competition for qualified personnel can be very intense. In addition, and notwithstanding the execution and delivery of employment agreements described elsewhere in this joint proxy statement/ prospectus, key employees may depart because of issues relating to the uncertainty or difficulty of integration or a desire not to remain with United America Indemnity. Accordingly, we cannot assure you that United National Group or Penn-America will be able to retain key employees to the same extent that they have been able to do so in the past.

We must obtain several governmental consents to complete the merger, which, if delayed, not granted or granted with burdensome conditions may jeopardize or postpone the merger, result in additional expense or reduce the anticipated benefits of the transaction.

      We must obtain approvals and consents in a timely manner from several federal and state agencies prior to the completion of the merger. If we do not receive these approvals, or do not receive them on terms that satisfy the conditions set forth in the merger agreement, then we will not be obligated to complete the merger. The governmental agencies from which we will seek these approvals have broad discretion in administering the governing regulations. As a condition to approval of the merger, agencies may impose requirements, limitations or costs that could negatively affect the way United America Indemnity conducts business following the merger. These requirements, limitations or costs could jeopardize or delay the completion of the merger. If we agree to any material requirements, limitations or costs in order to obtain any approvals required to complete the merger, these requirements, limitations or additional costs could adversely affect United America Indemnity’s ability to integrate the common aspects of the two companies’ operations or reduce the anticipated benefits of the merger. This could result in a material adverse effect on the business and results of operations of United America Indemnity following the merger.

Failure to complete the merger could negatively impact the share prices and the future business and financial results of United National Group and Penn-America.

      If the merger is not completed, the ongoing businesses of United National Group or Penn-America may be adversely affected and United National Group and Penn-America will be subject to several risks, including the following:

•	Penn-America may be required, under certain circumstances, to pay United National Group a termination fee of $7,673,000 under the merger agreement.

•	The two companies may be required to pay certain costs relating to the merger, such as legal, accounting, financial advisor and printing fees.

•	Management of each of the companies may be focused on the merger instead of pursuing other opportunities that could be beneficial to the companies.

      If the merger is not completed, United National Group and Penn-America cannot ensure their shareholders that these risks will not materialize and will not materially affect the business, financial results and share prices of United National Group or Penn-America.

Risks Relating to the Business of United America Indemnity

Because the risks and uncertainties facing each of United National Group and Penn-America differ, the results of operations, financial condition and liquidity of United America Indemnity may be affected by risks and uncertainties different from those currently affecting each of United National Group and Penn- America on a standalone basis.

      Upon completion of the merger, the shareholders of United National Group prior to the merger will own shares in a company that includes the operations of Penn-America, and the former shareholders of Penn-America will own shares in a company that includes the operations of United National Group. For a discussion of the respective businesses of United National Group and Penn-America, we urge you to read this joint proxy statement/ prospectus and the documents incorporated by reference in this joint proxy statement/ prospectus and referred to under “Where You Can Find More Information” beginning on page 247. Specifically, for a discussion of the risks, uncertainties and trends affecting each company, we urge you to read the information under “— Risks Related to United National Group’s Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 165 and “United National Group — Legal Proceedings” on page 149, with respect to United National Group, as well as information in Penn-America’s most recent Annual Report on Form 10-K and all related disclosures in Penn-America’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K since the period covered by that Annual Report, as filed with the Securities and Exchange Commission, with respect to Penn-America.

We cannot assure you that the merger will not result in a ratings downgrade of United National Group’s, Penn-America’s or, following the merger, United America Indemnity’s insurance subsidiaries, which may result in an adverse effect on United America Indemnity’s business, financial condition and results of operations.

      Ratings with respect to claims paying ability and financial strength are important factors in establishing the competitive position of insurance companies and will also impact the cost and availability of capital to an insurance company. The combined operations of United National Group and Penn-America will compete with other insurance companies, financial intermediaries and financial institutions on the basis of a number of factors, including the ratings assigned by internationally-recognized rating organizations. Ratings will represent an important consideration in maintaining customer confidence in

United America Indemnity and its insurance subsidiaries and in its ability to market insurance products. Rating organizations regularly analyze the financial performance and condition of insurers. Any ratings downgrades, or the potential for ratings downgrades, of the insurance subsidiaries of United National Group or Penn-America or, following the merger, United America Indemnity could adversely affect their ability to market and distribute products and services, which could have an adverse effect on their business, financial condition and results of operations.

      In connection with the announcement of the transaction, A.M. Best placed the financial strength of United National Group’s and Penn-America’s insurance subsidiaries under review with developing implications, which could result in ratings downgrades of the insurance subsidiaries of United National Group or Penn-America or, following the merger, United America Indemnity. Subsequently, A.M. Best announced that the ratings of United National Group’s U.S. insurance subsidiaries were no longer under review with developing implications.

      Ratings are not in any way a measure of protection afforded to investors and should not be relied upon in making an investment or voting decision.

The rights of Penn-America shareholders will change when they become shareholders of United National Group in connection with the merger.

      In connection with the merger, Penn-America shareholders will receive United National Group Class A common shares. There are numerous differences between the rights of a shareholder in Penn-America, a Pennsylvania corporation, and the rights of a shareholder in United National Group, a corporation governed by the laws of the Cayman Islands. United National Group (and, following the merger, United America Indemnity) has two classes of common shares, Class A common shares and Class B common shares. United National Group Class A common shares have (and United America Indemnity Class A common shares will have) one vote per share, while United National Group Class B common shares have (and United America Indemnity Class B common shares will have) 10 votes per share. Accordingly, the percentage of the voting power of United America Indemnity that will be held by Penn-America shareholders following the merger will be less than their percentage of the economic interest of United America Indemnity. For a detailed discussion of these differences, see “Description of United National Group Share Capital” beginning on page 227 and “Comparison of Rights of United National Group and Penn-America Shareholders and Corporate Governance Matters” beginning on page 234, in addition to the other risk factors set forth in this joint proxy statement/ prospectus relating to being a shareholder of United America Indemnity.

Certain business practices of the insurance industry have become the subject of investigations by the New York State Attorney General’s office and other regulatory agencies.

      Eliot Spitzer, New York State’s Attorney General, has filed a civil lawsuit accusing one of the nation’s largest insurance brokers of fraudulent behavior, including alleged participation in bid-rigging schemes and acceptance of improper payments from insurance carriers in exchange for agreeing not to shop quotes for their customers. In addition, a number of property and casualty insurance companies are also being investigated by the New York State Attorney General’s office for their alleged participation in these schemes or agreements. United National Group, Penn-America and their insurance subsidiaries are not defendants in the civil lawsuit that New York State Attorney General Eliot Spitzer filed against the insurance broker, nor have they been contacted by the New York State Attorney General’s office. However, the investigation concerns an evolving area of the law, and we can give no assurance regarding its consequences for the industry or us.

      Subsequent to the announcement of these actions, numerous other state attorney generals and state insurance departments have announced similar investigations. The Pennsylvania Department of Insurance has made inquiries of each of its licensed insurance companies, including Penn-America’s and United National Group’s insurance subsidiaries, concerning producer compensation arrangements. At the federal level, a Congressional committee has announced plans to hold hearings on several issues relating to insurance brokers. Also, the Securities and Exchange Commission has indicated that it is investigating the use of insurance products to “smooth income.” Finally, several foreign governmental authorities have indicated that they are investigating or monitoring insurance industry activities.

      Activities being investigated include participation in contingent commission structures and other agreements under which brokers receive additional commissions based upon the volume and/or profitability of business placed with an insurer. Industry operating policies and practices may be impacted by the outcome of these investigations. In addition, the negative publicity associated with this lawsuit and the investigations has precipitated increased volatility in the prices of securities issued by companies throughout the insurance industry. Negative publicity may also result in increased regulation and legislative scrutiny of industry practices as well as increased litigation, which may further increase our costs of doing business and adversely affect our profitability by impeding our ability to market our products and services, requiring us to change our products or services or increasing the regulatory burdens under which we will operate. However, we believe our commission programs and payments comply with applicable laws and regulations.

Risks Related to United National Group’s Business

If actual claims payments exceed United National Group’s reserves for losses and loss adjustment expenses, United National Group’s financial condition and results of operations could be adversely affected.

      United National Group’s success depends upon its ability to accurately assess the risks associated with the insurance policies that it writes. United National Group establishes reserves to cover the estimated liability for the payment of all losses and loss adjustment expenses incurred with respect to premiums earned on the insurance policies that it writes. Reserves do not represent an exact calculation of liability. Rather, reserves are estimates of what United National Group expects to be the ultimate cost of resolution and administration of claims under the insurance policies that it writes. These estimates are based upon actuarial and statistical projections, United National Group’s assessment of currently available data, as well as estimates and assumptions as to future trends in claims severity and frequency, judicial theories of liability and other factors. United National Group continually refines its reserve estimates in an ongoing process as experience develops and claims are reported and settled.

      Establishing an appropriate level of reserves is an inherently uncertain process. The following factors may have a substantial impact on United National Group’s future actual losses and loss adjustment expenses experience:

•	the amounts of claims payments;

•	the expenses that it incurs in resolving claims;

•	legislative and judicial developments; and

•	changes in economic conditions, including the effect of inflation.

      For example, as industry practices and legal, judicial, social and other conditions change, unexpected and unintended exposures related to claims and coverage may emerge. Recent examples include claims relating to mold, asbestos and construction defects, as well as larger settlements and jury awards against professionals and corporate directors and officers. In addition, there is a growing trend of plaintiffs targeting property and casualty insurers in purported class action litigations relating to claims-handling, insurance sales practices and other practices. These exposures may either extend coverage beyond United National Group’s underwriting intent or increase the number or size of claims. As a result, such developments could cause United National Group’s level of reserves to be inadequate.

      Actual losses and loss adjustment expenses United National Group incurs under insurance policies that it writes may be different from the amount of reserves it establishes, and to the extent that actual losses and loss adjustment expenses exceed United National Group’s expectations and the reserves reflected on its financial statements, it will be required to immediately reflect those changes by increasing its reserves. In addition, government regulators could require that United National Group increase its reserves if they determine that United National Group’s reserves were understated in the past. When United National Group increases reserves, its pre-tax income for the period in which it does so will decrease by a corresponding amount. In addition to having an effect on reserves and pre-tax income, increasing or “strengthening” reserves causes a reduction in United National Group’s insurance companies’ surplus and could cause a downgrading of the rating of the insurance company subsidiaries. Such a downgrade could, in turn, adversely affect United National Group’s ability to sell insurance policies.

United National Group’s U.S. insurance subsidiaries are rated “A” (Excellent) by A.M. Best, the third highest rating, and a decline in this rating could adversely affect United National Group’s position in the insurance market, make it more difficult to market United National Group’s insurance products and cause United National Group’s premiums and earnings to decrease.

      Ratings have become an increasingly important factor in establishing the competitive position for insurance companies. A.M. Best ratings currently range from “A++” (Superior) to “F” (In Liquidation), with a total of 16 separate ratings categories. A.M. Best currently assigns each of United National Group’s U.S. insurance subsidiaries a financial strength rating of “A” (Excellent), the third highest of their 16 rating categories. The objective of A.M. Best’s rating system is to provide potential policyholders an opinion of an insurer’s financial strength and its ability to meet ongoing obligations, including paying claims. These ratings reflect A.M. Best’s analysis of United National Group’s insurance subsidiaries’ balance sheet, financial position, capitalization and management. These ratings are not an evaluation of, nor are they directed to, investors in United National Group’s Class A common shares and are not a recommendation to buy, sell or hold United National Group’s Class A common shares. Publications of A.M. Best indicate that companies are assigned “A” (Excellent) ratings if, in A.M. Best’s opinion, they have demonstrated excellent overall performance when compared with the standards established by A.M. Best and have demonstrated a strong ability to meet their obligations to policyholders. These ratings are subject to periodic review by, and may be revised downward or revoked at the sole discretion of, A.M. Best.

      In June 2003, United National Group’s U.S. insurance subsidiaries were downgraded from “A+” (Superior) to “A” (Excellent) by A.M. Best primarily due to United National Group’s increase in reserves during 2002. If the rating of any of United National Group’s U.S. insurance subsidiaries is further reduced from its current level by A.M. Best, United National Group’s competitive position in the insurance industry would suffer, and it would be more difficult for United National Group to market its insurance products. A downgrade could result in a significant reduction in the number of insurance contracts United National Group writes and in a substantial loss of business, as such business could move to other competitors with higher ratings, thus causing premiums and earnings to decrease.

      In December 2004, United National Group’s non-U.S. insurance subsidiaries were assigned financial strength ratings by A.M. Best. Wind River Insurance Company, Ltd., or U.N. Bermuda, was assigned a rating of “A-” (Excellent) and Wind River Insurance Company (Barbados) Ltd., or U.N. Barbados, was assigned a rating of “A” (Excellent).

      See the risk factor entitled “— We cannot assure you that the merger will not result in a ratings downgrade of United National Group’s, Penn-America’s or, following the merger, United America Indemnity’s insurance subsidiaries, which may result in an adverse effect on United America Indemnity’s business, financial condition and results of operations” on page 24.

United National Group’s investment performance may suffer as a result of adverse capital market developments or other factors, which would in turn adversely affect its financial condition and results of operations.

      United National Group derives a significant portion of its income from its invested assets. As a result, United National Group’s operating results depend in part on the performance of its investment portfolio.

For the nine months ended September 30, 2004, United National Group’s income derived from invested assets, was $12.9 million, including net realized losses of $0.7 million, or 69.4% of its pre-tax income. For the year ended December 31, 2003, United National Group’s income derived from invested assets was $25.2 million, including net realized gain of $5.8 million, or 75.6% of its pre-tax income. United National Group’s operating results are subject to a variety of investment risks, including risks relating to general economic conditions, market volatility, interest rate fluctuations, liquidity risk and credit and default risk. The fair value of fixed income investments can fluctuate depending on changes in interest rates. Generally, the fair market value of these investments has an inverse relationship with changes in interest rates, while net investment income earned by United National Group from future investments in fixed income securities will generally increase or decrease with interest rates. Additionally, with respect to certain of its investments, United National Group is subject to pre-payment or reinvestment risk.

      With respect to its longer-term liabilities, United National Group strives to structure its investments in a manner that recognizes its liquidity needs for future liabilities. In that regard, United National Group attempts to correlate the maturity and duration of its investment portfolio to its general and specific liability profile. However, if United National Group’s liquidity needs or general and specific liability profile unexpectedly changes, it may not be successful in continuing to structure its investment portfolio in that manner. To the extent that United National Group is unsuccessful in correlating its investment portfolio with its expected liabilities, United National Group may be forced to liquidate its investments at times and prices that are not optimal, which could have a material adverse affect on the performance of United National Group’s investment portfolio. This risk is referred to as liquidity risk.

      Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond United National Group’s control. Although United National Group attempts to take measures to manage the risks of investing in a changing interest rate environment, it may not be able to mitigate interest rate sensitivity effectively. United National Group’s mitigation efforts include maintaining a high-quality portfolio with a relatively short duration to reduce the effect of interest rate changes on book value. A significant portion of the investment portfolio matures each year, allowing for reinvestment at current market rates. The portfolio is actively managed, and trades are made to balance United National Group’s exposure to interest rates. However, a significant increase in interest rates could have a material adverse effect on the market value of United National Group’s fixed income investments.

      United National Group also has an equity portfolio that represented approximately 4.3% of its total investments and cash and cash equivalents portfolio, as of September 30, 2004. The performance of United National Group’s equity portfolio is dependent upon a number of factors, including many of the same factors that affect the performance of United National Group’s fixed income investments, although those factors sometimes have the opposite effect on performance as to the equity portfolio. The equity markets as a whole have performed negatively in recent years, and if such performance continues, the value of United National Group’s equity portfolio could decline.

Because United National Group is dependent on key executives, the loss of any of these executives or United National Group’s inability to retain other key personnel could adversely affect United National Group’s business.

      United National Group’s success substantially depends upon its ability to attract and retain qualified employees and upon the ability of its senior management and other key employees to implement United National Group’s business strategy. United National Group believes there are only a limited number of available qualified executives in the business lines in which it competes. Although United National Group is not aware of any planned departures, it relies substantially upon the services of:

•	David R. Bradley, Chief Executive Officer, United National Group;

•	Kevin L. Tate, United National Group’s Chief Financial Officer and Senior Vice President and Chief Financial Officer of United National Group’s U.S. operations;

•	Richard S. March, United National Group General Counsel and Senior Vice President and General Counsel of United National Group’s U.S. operations;

•	Seth D. Freudberg, President and Chief Executive Officer of United National Group’s non-U.S. operations;

•	William F. Schmidt, President and Chief Executive Officer of United National Group’s U.S. operations;

•	Robert Cohen, Senior Vice President — Marketing of United National Group’s U.S. operations;

•	Timothy J. Dwyer, Senior Vice President — Corporate Development of United National Group’s U.S. operations; and

•	Jonathan P. Ritz, Senior Vice President — Ceded Reinsurance and Operations of United National Group’s U.S. operations.

      Each of Messrs. Bradley, Freudberg, March, Tate, Cohen, Schmidt, Ritz and Dwyer has an employment agreement with United National Group. The loss of any of their services or the services of other members of United National Group’s management team or the inability to attract and retain other talented personnel could impede the further implementation of United National Group’s business strategy, which could have a material adverse effect on United National Group’s business. United National Group does not currently maintain key man life insurance policies with respect to any of its employees.

United National Group cannot guarantee that its reinsurers will pay in a timely fashion, if at all, and, as a result, United National Group could experience losses.

      United National Group cedes significant amounts of gross premiums written to reinsurers under reinsurance contracts. Although reinsurance makes the reinsurer liable to United National Group to the extent the risk is transferred, reinsurance does not relieve United National Group of its liability to its policyholders. Upon payment of claims, United National Group will bill its reinsurers for their share of such claims. United National Group’s reinsurers may not pay the reinsurance receivables that they owe to it or they may not pay such receivables on a timely basis. If United National Group’s reinsurers fail to pay on a timely basis or at all, United National Group’s financial results would be adversely affected. Lack of reinsurer liquidity, perceived improper underwriting or claim handling by United National Group, and other factors could cause a reinsurer not to pay.

      As further discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Special Note Regarding 2002” on page 189, in October 2002, United National Group concluded an arbitration with a reinsurer relating to reinsurance contracts written in 1993 and 1994. The result of this arbitration reduced 2002 pre-tax net income by $20.6 million. In addition, in April 2001 and October 2003, in recognition of the impaired financial condition of two reinsurers, United National Group entered into commutation agreements with those reinsurers. The commutation entered into in April 2001 resulted in a $5.0 million reduction in pre-tax net income. The commutation entered into in October 2003 had no effect on pre-tax net income.

      As of September 30, 2004, United National Group had $1,651.0 million of reinsurance receivables and $725.9 million of collateral was held in trust to support its reinsurance receivables. United National Group’s reinsurance receivables, net of collateral held, were $925.1 million. United National Group also had $59.5 million of prepaid reinsurance premiums. As of September 30, 2004, United National Group’s largest reinsurer represented approximately 43.0% of its outstanding reinsurance receivables, or $709.5 million, and its second largest reinsurer represented approximately 20.7% of United National Group’s outstanding reinsurance receivables, or $340.9 million.

Since United National Group depends on professional general agencies for a significant portion of its revenue, a loss of any one of them could adversely affect it.

      United National Group distributes the insurance products of its U.S. operations through United National Group’s wholly owned subsidiary, J.H. Ferguson, and a group of 67 professional general agencies that have limited quoting and binding authority. For the nine months ended September 30, 2004, United National Group’s top five agencies, including J.H. Ferguson, four of which market more than one specific product, represent approximately 47.8% of United National Group’s net premiums written. Excluding the net premiums written attributable to J.H. Ferguson, the remaining top four general agencies accounted for approximately 38.7% of United National Group’s net premiums written. No one general agency accounted for more than 13.8% of United National Group’s net premiums written. A loss of all or substantially all the business produced by one or more of these general agencies could have an adverse effect on United National Group’s business and results of operations.

If market conditions cause reinsurance to be more costly or unavailable, United National Group may be required to bear increased risks or reduce the level of its underwriting commitments.

      As part of its overall strategy of risk and capacity management, United National Group purchases reinsurance for a significant amount of risk underwritten by its insurance subsidiaries. Market conditions beyond United National Group’s control determine the availability and cost of the reinsurance it purchases, which may affect the level of United National Group’s business and profitability. United National Group’s reinsurance facilities are generally subject to annual renewal. United National Group may be unable to maintain its current reinsurance facilities or obtain other reinsurance facilities in adequate amounts and at favorable rates. If United National Group is unable to renew its expiring facilities or obtain new reinsurance facilities, either United National Group’s net exposure to risk would increase or, if it is unwilling to bear an increase in net risk exposures, it would have to reduce the amount of risk it underwrites.

United National Group has only recently formed United National Group’s non-U.S. operations, and it may not be successful in executing its business plan for these operations.

      U.N. Barbados was formed on August 18, 2003, and U.N. Bermuda was formed on October 20, 2003. Together, U.N. Barbados and U.N. Bermuda constitute United National Group’s non-U.S. operations. United National Group began offering insurance products to third parties in May 2004 that are substantially similar to those products offered by United National Group’s U.S. operations and providing reinsurance to United National Group’s U.S. operations in January 2004. While the non-U.S. operations may begin offering reinsurance products to third parties in the near future, United National Group may be unsuccessful in executing its business plan. In order to execute United National Group’s business plan for its non-U.S. operations, it will need to hire qualified insurance professionals for its non-U.S. operations and obtain from U.S. state regulators approvals and eligibilities to write excess and surplus lines business. United National Group will also need to establish the market relationships, procedures and controls in order for its non-U.S. operations to operate effectively and profitably. United National Group may be unable to do so, and if it fails to execute on its business plan for its non-U.S. operations or if the business written by its non-U.S. operations generates losses, United National Group would be prevented from realizing the tax efficiencies that its non-U.S. operations might otherwise provide.

United National Group’s results may fluctuate as a result of many factors, including cyclical changes in the insurance industry.

      Historically, the results of companies in the property and casualty insurance industry have been subject to significant fluctuations and uncertainties. The industry’s profitability can be affected significantly by:

•	competition;

•	capital capacity;

•	rising levels of actual costs that are not foreseen by companies at the time they price their products;

•	volatile and unpredictable developments, including man-made, weather-related and other natural catastrophes or terrorist attacks;

•	changes in loss reserves resulting from the general claims and legal environments as different types of claims arise and judicial interpretations relating to the scope of insurers’ liability develop; and

•	fluctuations in interest rates, inflationary pressures and other changes in the investment environment, which affect returns on invested assets and may affect the ultimate payout of losses.

      The demand for property and casualty insurance can also vary significantly, rising as the overall level of economic activity increases and falling as that activity decreases. The property and casualty insurance industry historically is cyclical in nature. These fluctuations in demand and competition could produce underwriting results that would have a negative impact on United National Group’s results of operations and financial condition.

United National Group faces significant competitive pressures in its business that could cause demand for its products to fall and adversely affect its profitability.

      United National Group competes with a large number of other companies in United National Group’s selected lines of business. United National Group competes, and will continue to compete, with major U.S. and non-U.S. insurers and other regional companies, as well as mutual companies, specialty insurance companies, underwriting agencies and diversified financial services companies. United National Group’s competitors include, among others: American International Group, Berkshire Hathaway, Great American Insurance Group, HCC Insurance Holdings, Inc., Markel Corporation, Nationwide Insurance, Philadelphia Consolidated Group, RLI Corporation and W.R. Berkley Corporation. Some of United National Group’s competitors have greater financial and marketing resources than United National Group does. United National Group’s profitability could be adversely affected if it loses business to competitors offering similar or better products at or below its prices.

      A number of recent, proposed or potential legislative or industry developments could further increase competition in United National Group’s industry. These developments include:

•	the enactment of the Gramm-Leach-Bliley Act of 1999, which permits financial services companies such as banks and brokerage firms to engage in the insurance business;

•	an influx of new capital as a result of the formation of new insurers in the marketplace and as existing companies attempt to expand their business as a result of better pricing or terms; and

•	legislative mandates for insurers to provide certain types of coverage in areas where existing insurers do business, such as the mandated terrorism coverage in the Terrorism Risk Insurance Act of 2002, could eliminate the opportunities to write those coverages.

      These developments could make the property and casualty insurance marketplace more competitive by increasing the supply of insurance capacity. In that event, recent favorable industry trends that have reduced insurance and reinsurance supply and increased demand could be reversed and may negatively influence United National Group’s ability to maintain or increase rates. Accordingly, these developments could have an adverse effect on United National Group’s earnings.

      Further, insurance or risk-linked securities, derivatives and other non-traditional risk transfer mechanisms and vehicles are being developed and offered by other parties, including non-insurance company entities, which could impact the demand for traditional insurance.

      New competition from these developments could cause the demand for insurance to fall or the expense of customer acquisition and retention to increase, either of which could have a material adverse effect on United National Group’s growth and profitability.

United National Group’s general agencies typically pay the insurance premiums on business they have bound to United National Group on a monthly basis. This accumulation of balances due to United National Group exposes it to a credit risk.

      Insurance premiums generally flow from the insured to their retail broker, then into a trust account controlled by United National Group’s professional general agencies. United National Group’s general agencies are typically required to forward funds, net of commissions, to United National Group following the end of each month. Consequently, United National Group assumes a degree of credit risk on these balances that have been paid by the insured but have yet to reach United National Group.

As a property and casualty insurer, United National Group could face losses from terrorism and political unrest.

      United National Group may have exposure to losses resulting from acts of terrorism and political instability. Even if reinsurers are able to exclude coverage for terrorist acts or price that coverage at rates that United National Group considers unattractive, direct insurers, like United National Group’s insurance company subsidiaries, might not be able to likewise exclude terrorist acts because of regulatory constraints. If this does occur, United National Group, in its capacity as a primary insurer, would have a significant gap in its reinsurance protection and would be exposed to potential losses as a result of any terrorist acts. These risks are inherently unpredictable, although recent events may lead to increased frequency and severity. It is difficult to predict occurrence of such events with statistical certainty or to estimate the amount of loss per occurrence they will generate.

      On November 26, 2002, the Federal Terrorism Reinsurance Act was enacted to ensure availability of insurance coverage for defined terrorist acts in the United States. This law requires insurers writing certain lines of property and casualty insurance, including United National Group, to offer coverage against certified acts of terrorism causing damage within the United States or to U.S. flagged vessels or aircraft. In return, the law requires the federal government, should an insurer comply with the procedures of the law, to indemnify the insurer for 90% of covered losses, exceeding a deductible, based on a percentage of direct earned premiums for the previous calendar year, up to an industry limit of $100 billion resulting from covered acts of terrorism. For 2004, United National Group’s deductible for certified acts of terrorism is 10% of its direct earned premium for the year ended December 31, 2003, or $65.8 million.

Because United National Group provides its general agencies with limited quoting and binding authority, if any of them fail to comply with United National Group’s pre-established guidelines, United National Group’s results of operations could be adversely affected.

      United National Group distributes the products of its U.S. operations through its wholly owned subsidiary, J.H. Ferguson, as well as a group of 67 professional general agencies that have limited quoting and binding authority; therefore, these agencies can bind certain risks without United National Group’s initial approval. If any of these professional general agencies fail to comply with its underwriting guidelines and the terms of their appointment, United National Group could be bound on a particular risk or number of risks that were not anticipated when it developed the product offering. Such actions could adversely affect United National Group’s results of operations.

      For example, as further described in “United National Group — Legal Proceedings” on page 149, in January 2004, United National Group elected to enter into a settlement relative to litigation related to “facultative reinsurance policies” issued by a professional general agent, purportedly on behalf of one of United National Group’s subsidiaries.

United National Group’s holding company structure and regulatory constraints limit United National Group’s ability to receive dividends from its subsidiaries in order to meet its cash requirements.

      United National Group is subject to Cayman Islands regulatory constraints that will affect its ability to pay dividends on its common shares and make other payments. In addition, there are provisions in the senior notes issued by one of United National Group’s subsidiaries, which notes United National Group has guaranteed, that prevent it from paying dividends on or redeeming any of its common shares prior to repayment of these senior notes.

      United National Group is a holding company and, as such, has no substantial operations of its own or assets other than its ownership of the shares of its direct and indirect subsidiaries. Dividends and other permitted distributions from insurance subsidiaries are expected to be United National Group’s sole source of funds to meet ongoing cash requirements, including debt service payments and other expenses. The laws and regulations of Barbados, including, but not limited to Barbados insurance regulation, restrict the declaration and payment of dividends and the making of distributions by U.N. Barbados unless certain regulatory requirements are met. Specifically, in order for U.N. Barbados to pay dividends to United National Group, it will be required to have sufficient assets to meet minimum solvency requirements following such dividend. See “United National Group — Regulation — Barbados Insurance Regulation” on page 155. Any dividends that United National Group receives from its subsidiaries must pass through U.N. Barbados. The inability of U.N. Barbados to pay dividends to United National Group in an amount sufficient to enable United National Group to meet its cash requirements at the holding company level could have a material adverse effect on its operations.

      Bermuda law does not permit payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that the company, after the payment is made, would be unable to pay its liabilities as they become due, or the realizable value of the company’s assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and share premium accounts. Furthermore, pursuant to the Bermuda Insurance Act 1978, an insurance company is prohibited from declaring or paying a dividend during the financial year if it is in breach of its minimum solvency margin or minimum liquidity ratio or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio. See “United National Group — Regulation — Bermuda Insurance Regulation” on page 155.

      In addition, United National Group’s U.S. insurance subsidiaries are subject to significant regulatory and contractual restrictions limiting their ability to declare and pay dividends. See “United National Group — Regulation — U.S. Regulation of United National Group” on page 150. For 2004, the maximum amount of distributions that United National Group might receive from its subsidiaries under applicable law and regulations and without prior regulatory approval is approximately $34.1 million.

Because United National Group is heavily regulated by the U.S. states in which it operates, it may be limited in the way it operates.

      United National Group is subject to extensive supervision and regulation in the U.S. states in which its insurance company subsidiaries operate. This is particularly true in those states in which United National Group’s insurance subsidiaries are licensed, as opposed to those states where United National Group’s insurance subsidiaries write business on an excess and surplus lines basis. The supervision and regulation relate to numerous aspects of United National Group’s business and financial condition. The primary purpose of the supervision and regulation is the protection of United National Group’s insurance policyholders and not United National Group’s investors. The extent of regulation varies, but generally is governed by state statutes. These statutes delegate regulatory, supervisory and administrative authority to state insurance departments. This system of regulation covers, among other things:

•	standards of solvency, including risk-based capital measurements;

•	restrictions on the nature, quality and concentration of investments;

•	restrictions on the types of terms that United National Group can include in the insurance policies it offers;

•	restrictions on the way rates are developed and the premiums United National Group may charge;

•	standards for the manner in which general agencies may be appointed;

•	certain required methods of accounting;

•	reserves for unearned premiums, losses and other purposes; and

•	potential assessments for the provision of funds necessary for the settlement of covered claims under certain insurance policies provided by impaired, insolvent or failed insurance companies. In light of several recent significant property and casualty insurance company insolvencies, it is likely that assessments United National Group pays will increase.

      The statutes or the state insurance department regulations may affect the cost or demand for United National Group’s products and may impede it from obtaining rate increases or taking other actions United National Group might wish to take to increase its profitability. Further, United National Group may be unable to maintain all required licenses and approvals and its business may not fully comply with the wide variety of applicable laws and regulations or the relevant authority’s interpretation of the laws and regulations. Also, regulatory authorities have discretion to grant, renew, revoke, restrict or amend licenses and approvals subject to the applicable state statutes and appeal process. If United National Group does not have the requisite licenses and approvals (including in some states the requisite secretary of state registration) or does not comply with applicable regulatory requirements, the insurance regulatory authorities could stop or temporarily suspend it from carrying on some or all of its activities or monetarily penalize it.

      In recent years, the U.S. insurance regulatory framework has come under increased federal scrutiny, and in an effort to forestall federal intervention some state legislators have considered or enacted laws that may alter or increase state regulation of insurance and reinsurance companies and holding companies. Moreover, the National Association of Insurance Commissioners, or “NAIC,” which is an association of the insurance commissioners of all 50 states and the District of Columbia, and state insurance regulators regularly reexamine existing laws and regulations. Changes in these laws and regulations or the interpretation of these laws and regulations could have a material adverse effect on United National Group’s business.

      As an example of increased federal involvement in insurance issues, in response to the tightening of supply in certain insurance and reinsurance markets resulting from, among other things, the September 11, 2001, terrorist attacks, the Federal Terrorism Risk Insurance Act of 2002 was enacted to ensure the availability of insurance coverage for defined terrorist acts in the United States. This law establishes a federal assistance program through the end of 2005 to aid the commercial property and casualty insurance industry in covering claims related to future terrorism related losses and regulates the terms of insurance relating to terrorism coverage. This law could adversely affect United National Group’s business by increasing underwriting capacity for United National Group’s competitors as well as by requiring that it offer coverage for terrorist acts.

United National Group may require additional capital in the future that may not be available or only available on unfavorable terms.

      United National Group’s future capital requirements depend on many factors, including its ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. To the extent that United National Group needs to raise additional funds, any equity or debt financing for this purpose, if available at all, may be on terms that are not favorable to it. If United National Group cannot obtain adequate capital, its business, results of operations and financial condition could be adversely affected.

Risks Related to Ownership of

United National Group Class A Common Shares

Regulatory and other constraints limit United National Group’s ability to pay dividends and make other payments.

      United National Group is subject to Cayman Islands regulatory constraints that will affect its ability to pay dividends on its common shares and make other payments. In addition, there are provisions in the senior notes issued by one of United National Group’s subsidiaries, which notes United National Group has guaranteed, that prevent it from paying dividends on or redeeming any of its common shares prior to repayment of these senior notes.

      United National Group’s four operating insurance subsidiaries domiciled in the United States are each subject to state regulatory restraints that affect those subsidiaries’ ability to pay dividends and to make other payments. United National Group is subject to the insurance holding company laws of Indiana, Pennsylvania and Wisconsin.

      Under Indiana law, Diamond State Insurance Company and United National Casualty Insurance Company may not pay any dividend or make any distribution of cash or other property in any 12-month period unless certain tests regarding their policyholders surplus and net income are met. In addition, Indiana does not permit a domestic insurer to declare or pay a dividend except out of earned surplus unless otherwise approved by the Indiana commissioner of insurance before the dividend is paid. See “United National Group — Regulation — State Dividend Limitations” on page 152.

      Under Pennsylvania law, United National Insurance Company may not pay any dividend or make any distribution in any 12-month period unless certain tests regarding its policyholders surplus and net income are met. In addition, Pennsylvania does not permit a domestic insurer to declare or pay a dividend except out of unassigned funds (surplus) unless otherwise approved by the Pennsylvania commissioner of insurance before the dividend is paid. Furthermore, no dividend or other distribution may be declared or paid by a Pennsylvania insurance company that would reduce its total capital and surplus to an amount that is less than the amount required by the Pennsylvania Insurance Department for the kind or kinds of business that it is authorized to transact. See “United National Group — Regulation — State Dividend Limitations” on page 152.

      Under Wisconsin law, United National Specialty Insurance Company may not pay any dividend or make any distribution of cash or other property in any 12-month period unless certain tests regarding its policyholders surplus and net income are met. Additionally, under Wisconsin law, all authorizations of distributions to shareholders, other than stock dividends, must be reported to the commissioner in writing and no payment may be made until at least 30 days after such report. See “United National Group — Regulation — State Dividend Limitations” on page 152.

      The dividend limitations imposed by the state laws are based on the statutory financial results of United National Group’s respective U.S. insurance subsidiaries determined by using statutory accounting practices that differ in certain respects from accounting principles used in financial statements prepared in conformity with U.S. GAAP. These differences include, among other items, deferred acquisition costs, deferred income taxes, required investment reserves and surplus notes.

Your interests as a holder of Class A common shares may conflict with the interests of United National Group’s controlling shareholder.

      Fox Paine & Company beneficially owns shares having 90.2% of United National Group’s total voting power. After the merger, Fox Paine & Company will beneficially own shares having approximately 85.7% of United National Group’s total voting power. The percentage of United National Group’s total voting power that Fox Paine & Company may exercise is greater than the percentage of United National Group’s total shares that Fox Paine & Company beneficially owns because Fox Paine & Company beneficially owns a large number of Class B common shares, which have ten votes per share as opposed to Class A common shares, which have one vote per share. The Class A common shares and the Class B common shares generally vote together as a single class on matters presented to United National Group’s shareholders. Based on the ownership structure of the affiliates of Fox Paine & Company that own these shares, these affiliates are subject to the voting restriction contained in United National Group’s articles of association following the merger. As a result, Fox Paine & Company has and will continue to have control over the outcome of certain matters requiring shareholder approval, including the power to, among other things:

•	amend United National Group’s memorandum or articles of association;

•	prevent schemes of arrangement of United National Group’s subsidiaries’ assets; and

•	approve redemption of the common shares as described under “Description of United National Group Share Capital — Common Shares — Redemption” on page 228.

      Fox Paine & Company will also be able to prevent or cause a change of control relating to United National Group. Fox Paine & Company’s control over United National Group and its subsidiaries, and Fox Paine & Company’s ability to prevent or cause a change of control relating to United National Group, may delay or prevent a change of control, or cause a change of control to occur at a time when it is not favored by other shareholders. As a result, the trading price of United National Group’s Class A common shares could be adversely affected.

      In addition, United National Group has agreed to pay Fox Paine & Company and an affiliate of a group of family trusts affiliated with the Ball family of Philadelphia, Pennsylvania annual management fees totaling $1.5 million. See “United National Group — United National Group’s Relationship with Fox Paine & Company” on page 161. Fox Paine & Company may in the future make significant investments in other insurance or reinsurance companies. Some of these companies may compete with United National Group or with its subsidiaries. Fox Paine & Company is not obligated to advise United National Group of any investment or business opportunities of which they are aware, and they are not prohibited or restricted from competing with United National Group or its subsidiaries.

United National Group’s controlling shareholder has the contractual right to nominate a majority of the members of United National Group’s board of directors.

      Under the terms of a shareholders agreement among United National Group, Fox Paine & Company and the Ball family trusts, Fox Paine & Company has the contractual right to nominate a majority of the members of United National Group’s board of directors. United National Group’s board of directors currently consists of eleven directors, six of whom were nominated by Fox Paine & Company: Messrs. Saul A. Fox, W. Dexter Paine, Troy W. Thacker, Angelos J. Dassios, Michael J. McDonough and John J. Hendrickson. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Management” on page 201 and “United National Group — United National Group’s Relationship with Fox Paine & Company — Shareholders Agreement — Board Composition” on page 162.

      United National Group’s board of directors, in turn, and subject to its fiduciary duties under Cayman Islands law, appoints the members of United National Group’s senior management, who also have fiduciary duties to United National Group. As a result, Fox Paine & Company effectively has the ability to control the appointment of the members of United National Group’s senior management and to prevent any changes in senior management that shareholders, or that other members of United National Group’s board of directors, may deem advisable. Since the execution of the shareholders agreement, Mr. David R. Bradley was appointed Chief Executive Officer of United National Group. Messrs. Fox and Thacker have held their positions as Chairman and Vice Chairman since United National Group’s formation.

Future sales of United National Group Class A common shares may adversely affect the trading price of United National Group’s Class A common shares.

      United National Group cannot predict what effect, if any, future sales of United National Group’s Class A common shares, or the availability of Class A common shares for future sale, will have on the trading price of United National Group’s Class A common shares. Sales of substantial amounts of United National Group’s Class A common shares in the public market following the merger, or the perception that such sales could occur, could adversely affect the trading price of United National Group’s Class A common shares and may make it more difficult for you to sell your Class A common shares at a time and price that you deem appropriate. See “Description of United National Group Share Capital” on page 227 for further information regarding circumstances under which additional Class A common shares may be sold. Upon completion of the merger, we estimate that United National Group will have approximately 23 million Class A common shares outstanding, 12,687,500 Class B common shares outstanding and an additional approximately 480,000 Class A common shares will be issuable upon the full exercise or conversion of outstanding vested options and warrants.

United National Group does not pay cash dividends on any of United National Group’s common shares.

      Since its initial public offering, United National Group has never paid a cash dividend on its common shares, retaining any earnings to fund the development and growth of its business. From time to time, the board of directors reviews United National Group’s alternatives with respect to its earnings and seeking to maximize value for its shareholders. In the future, United National Group may decide to commence a dividend program for the benefit of its shareholders. Any future determination to pay dividends will be at the discretion of its board of directors and will be limited by its position as a holding company that lacks direct operations, significant regulatory and contractual restrictions, the results of operations of its subsidiaries, financial condition, cash requirements, prospects and other factors that its board of directors deems relevant. As a result, capital appreciation, if any, on United National Group’s Class A common shares may be your sole source of gain for the foreseeable future. In addition, there are regulatory and other constraints that could prevent United National Group from paying dividends in any event. See the risk factor entitled “— Regulatory and other constraints limit United National Group’s ability to pay dividends and make other payments” on page 34.

There are provisions in United National Group’s articles of association that may reduce or increase the voting rights of United National Group’s Class A common shares.

      United National Group’s articles of association generally provide that shareholders have one vote for each Class A common share and ten votes for each Class B common share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. However, pursuant to a mechanism specified in United National Group’s articles of association, the voting rights exercisable by a shareholder may be limited so that certain persons or groups are not deemed to hold 9.5% or more of the voting power conferred by United National Group’s common shares. The votes that could be cast by a shareholder but for these restrictions will be allocated to the other shareholders in accordance with the United National Group articles of association. In addition, United National Group’s board of directors may limit a shareholder’s exercise of voting rights where it deems necessary to do so to avoid adverse tax, legal or regulatory consequences.

      Under these provisions, certain shareholders may have the right to exercise their voting rights limited to less than one vote per share, while other shareholders may have the right to exercise their voting rights increased to more than one vote per share. Moreover, these provisions could have the effect of reducing the voting power of certain shareholders that would not otherwise be subject to the limitation by virtue of their direct share ownership. United National Group’s articles of association provide that shareholders will be notified of the applicable voting power exercisable with respect to their common shares prior to any vote to be taken by the shareholders. See “Description of United National Group Share Capital — Voting Adjustments” on page 230.

      As a result of any reallocation of votes, a shareholder’s voting rights might increase above 5% of the aggregate voting power of the outstanding common shares, thereby possibly resulting in such shareholder becoming a reporting person subject to Schedule 13D or 13G filing requirements under the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act.

      United National Group also has the authority under its articles of association to request information from any shareholder for the purpose of determining whether a shareholder’s voting rights are to be reallocated pursuant to the articles of association. If a shareholder fails to respond to United National Group’s request for information or submits incomplete or inaccurate information in response to a request by it, United National Group may, in its sole discretion, eliminate the shareholder’s voting rights.

There are provisions in United National Group’s articles of association that may restrict the ability to transfer common shares and that may require shareholders to sell their common shares.

      United National Group’s board of directors may decline to register a transfer of any common shares (1) if it appears to United National Group’s board of directors, in its sole and reasonable discretion, that as a result of such transfer, after taking account of the limitations on voting rights in United National

Group’s articles of association, any non-de minimis adverse tax, regulatory or legal consequences may occur to United National Group, to any of United National Group’s subsidiaries or to any of United National Group’s shareholders or (2) if, subject to any applicable requirements of the Nasdaq Stock Market, a written opinion has not been provided by counsel supporting the legality of the transaction under the U.S. securities laws or if any required governmental approvals have not been obtained.

      United National Group’s articles of association also provide that if United National Group’s board of directors determines that share ownership by a person may result in non-de minimis adverse tax, legal or regulatory consequences to United National Group, to any of United National Group’s subsidiaries or to any of United National Group’s shareholders, United National Group has the option but not the obligation to require such shareholders to sell for fair market value to it, or to a third party to whom it has assigned that right to repurchase shares, the minimum number of common shares that is necessary to eliminate the non-de minimis adverse tax, legal or regulatory consequence. See “Description of United National Group Share Capital — Common Shares — Acquisition of Common Shares by United National Group” on page 229.

You may be required to indemnify United National Group for any tax liability that results from your acts.

      United National Group’s articles of association provide certain protections against adverse tax consequences to United National Group resulting from laws that apply to its shareholders. If a shareholder’s death or non-payment of any tax or duty payable by the shareholder, or any other act involving the shareholder, causes any adverse tax consequences to United National Group, (1) the shareholder (or his executor or administrator) is required to indemnify United National Group against any tax liability that it incurs as a result, (2) United National Group will have a lien on any dividends or any other distributions payable to the shareholder by it to the extent of the tax liability and (3) if any amounts not covered by United National Group’s lien on dividends and distributions are owed to it by the shareholder as a result of United National Group’s tax liability, United National Group has the right to refuse to register any transfer of the shareholder’s shares.

There are regulatory limitations on the ownership and transfer of United National Group’s common shares.

      State laws in the United States require prior notices or regulatory agency approval of changes in control of an insurer or its holding company. The insurance laws of the states of Pennsylvania, Indiana and Wisconsin, where United National Group’s U.S. insurance companies are domiciled, provide that no corporation or other person except an authorized insurer may acquire control of a domestic insurance or reinsurance company unless it has given notice to such insurance or reinsurance company and obtained prior written approval of the relevant insurance regulatory authorities. Any purchaser of 10% or more of United National Group’s aggregate outstanding voting power could become subject to such regulations and could be required to file certain notices and reports with the applicable regulatory authorities prior to such acquisition.

Holders of the Class A common shares may face difficulties in protecting their interests because United National Group is incorporated under Cayman Islands law.

      United National Group’s corporate affairs are governed by its amended and restated memorandum and articles of association, by the Companies Law (2004 Revision) and the common law of the Cayman Islands. The rights of United National Group’s shareholders and the fiduciary responsibilities of United National Group’s directors under Cayman Islands law are not as clearly established as under statutes or judicial precedent in existence in jurisdictions in the United States. Therefore, you may have more difficulty in protecting your interests in the face of actions by United National Group’s management, directors or controlling shareholder than would shareholders of a corporation incorporated in a jurisdiction in the United States, due to the comparatively less developed nature of Cayman Islands law in this area.

      Unlike many jurisdictions in the United States, Cayman Islands law does not specifically provide for shareholder appraisal or dissenters’ rights. This may make it more difficult for you to assess the value of any consideration you may receive in connection with a business combination transaction or to require that the offeror give you additional consideration if you believe the consideration offered is insufficient.

      Shareholders of Cayman Islands exempted companies such as United National Group have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders of the company. United National Group’s directors have discretion under United National Group’s articles of association to determine whether or not, and under what conditions, United National Group’s corporate records may be inspected by United National Group’s shareholders, but are not obliged to make them available to United National Group’s shareholders. This fact may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest. Subject to limited exceptions, under Cayman Islands law, a minority shareholder may not bring a derivative action against the United National Group board of directors.

Provisions of United National Group’s articles of association and Cayman Islands corporate law may impede a takeover, which could adversely affect the value of United National Group’s Class A common shares.

      United National Group’s articles of association permit United National Group’s board of directors to issue preferred shares from time to time, with such rights and preferences as they consider appropriate. United National Group’s board of directors could authorize the issuance of preferred shares with terms and conditions and under circumstances that could have an effect of discouraging a takeover or other transaction.

      Unlike many jurisdictions in the United States, Cayman Islands law does not provide for mergers as that expression is understood under corporate law in the United States. However, Cayman Islands law does have statutory provisions that provide for the reconstruction and amalgamation of companies, which are commonly referred to in the Cayman Islands as “schemes of arrangement.” The procedural and legal requirements necessary to consummate these transactions are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States. Under Cayman Islands law and practice, a scheme of arrangement in relation to a solvent Cayman Islands company must be approved at a shareholders’ meeting by each class of shareholders, in each case, by a majority of the number of holders of each class of a company’s shares that are present and voting (either in person or by proxy) at such a meeting, which holders must also represent 75% in value of such class issued that are present and voting (either in person or by proxy) at such meeting (excluding the shares owned by the parties to the scheme of arrangement).

      The convening of these meetings and the terms of the amalgamation must also be sanctioned by the Grand Court of the Cayman Islands. Although there is no requirement to seek the consent of the creditors of the parties involved in the scheme of arrangement, the Grand Court typically seeks to ensure that the creditors have consented to the transfer of their liabilities to the surviving entity or that the scheme of arrangement does not otherwise materially adversely affect the creditors’ interests. Furthermore, the Grand Court will only approve a scheme of arrangement if it is satisfied that:

•	the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the scheme of arrangement is such as a businessman would reasonably approve; and

•	the scheme of arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

Your Class A common shares may be redeemed or repurchased in connection with a business combination transaction.

      United National Group’s articles of association provide that it may redeem or repurchase Class A common shares upon the approval by United National Group’s board of directors of, and adoption by United National Group’s shareholders of an ordinary resolution approving, an agreement relating to a business combination transaction involving United National Group. Relevant business combinations would include those effected by stock purchase or any other means, after which any person or entity (other than Fox Paine & Company and its affiliates) would have a majority of the votes represented by United National Group’s issued and outstanding shares. United National Group has included this provision in its articles of association because Cayman Islands law does not provide for any statutory merger.

      United National Group’s articles of association do not specify the type or amount of consideration that you would receive in such a redemption or repurchase, and you will not have any appraisal or similar rights in such an event. The consideration to be received by holders of Class A common shares from such a redemption or repurchase due to a business combination transaction will be dependent upon the terms of the agreement that was approved by United National Group’s board of directors and shareholders. These terms would be specified in the notice of meeting materials furnished to holders of Class A common shares under the proxy rules in connection with the shareholder approval necessary to effect such a business combination. United National Group’s articles of association require that the consideration to be received by holders of Class A common shares and Class B common shares in any such redemption be identical.

      Because affiliates of Fox Paine & Company hold a majority of United National Group’s total outstanding voting power, Fox Paine & Company could cause your shares to be redeemed or repurchased without any action from any other shareholder. As a result, you could be forced to redeem or sell your Class A common shares at a time when you have not elected to sell or for consideration that you consider to be inadequate.

As a holder of the Class A common shares, you may have difficulty obtaining or enforcing a judgment against United National Group because it is incorporated under the laws of the Cayman Islands.

      Because United National Group is a Cayman Islands company, there is uncertainty as to whether the Grand Court of the Cayman Islands would recognize or enforce judgments of United States courts obtained against United National Group predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in the Cayman Islands against United National Group predicated upon the securities laws of the United States or any state thereof.

      United National Group is incorporated as an exempted company with limited liability under the laws of the Cayman Islands. A significant amount of United National Group’s assets are located outside of the United States. As a result, it may be difficult for holders of Class A common shares to effect service of process within the United States upon United National Group or to enforce judgments against it or judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States or any state of the United States.

      United National Group has been advised by its Cayman Islands counsel, Walkers, that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will, based on the principle that a judgment by a competent foreign court will impose upon the judgment debtor an obligation to pay the sum for which judgment has been given, recognize and enforce a foreign judgment of a court of competent jurisdiction if such judgment is final, for a liquidated sum, not in respect of taxes or a fine or penalty, is not inconsistent with a Cayman Islands judgment in respect of the same matters, and was not obtained in a manner, and is not of a kind, the enforcement of which is contrary to the public policy of the Cayman Islands. There is doubt, however, as to whether the courts of the Cayman Islands will, in an original action in the Cayman Islands, recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States on the grounds that such provisions are penal in nature.

      A Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere.

Risks Related to Taxation

United National Group may become subject to taxes in the Cayman Islands, Barbados or Bermuda in the future, which may have a material adverse effect on its results of operations and its common shares.

      United National Group has been incorporated under the laws of the Cayman Islands as an exempted company and, as such, obtained an undertaking on September 2, 2003 from the Governor in Council of the Cayman Islands substantially that, for a period of 20 years from the date of such undertaking, no law that is enacted in the Cayman Islands imposing any tax to be levied on profit or income or gains or appreciation shall apply to it and no such tax and no tax in the nature of estate duty or inheritance tax will be payable, either directly or by way of withholding, on its common shares. This undertaking would not, however, prevent the imposition of taxes on any person ordinarily resident in the Cayman Islands or any company in respect of its ownership of real property or leasehold interests in the Cayman Islands. See “United National Group — Taxation of United National Group and Subsidiaries — Cayman Islands” on page 158. Given the limited duration of the undertaking, United National Group cannot be certain that it will not be subject to Cayman Islands tax after the expiration of the 20-year period.

      U.N. Barbados was incorporated under the laws of Barbados on August 18, 2003. United National Group received a guarantee from the Barbados Minister of Finance on November 17, 2003 to the effect that, for a period of 30 years from the date of such guarantee, U.N. Barbados will be entitled to benefits and exemptions from taxation as set forth in current law. In addition, under such a guarantee, if at any time during such 30-year period, the laws are amended to provide tax rates or exemptions that are more favorable than under current law, U.N. Barbados would be entitled to those rates or exemptions for the remainder of such 15-year period. See “United National Group — Taxation of United National Group and Subsidiaries — Barbados” on page 158. Given the limited duration of the guarantee, United National Group cannot be certain that it will not be subject to Barbados tax after the expiration of the 30-year period.

      U.N. Bermuda was formed on October 20, 2003. United National Group received an assurance from the Bermuda Minister of Finance, under the Bermuda Exempted Undertakings Tax Protection Act 1966, as amended, that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to U.N. Bermuda or any of its operations, shares, debentures or other obligations through March 28, 2016. See “United National Group — Taxation of United National Group and its Subsidiaries — Bermuda” on page 158. Given the limited duration of any assurance, United National Group cannot be certain that it will not be subject to any Bermuda tax after March 28, 2016.

      Following the expiration of the periods described above, United National Group may become subject to taxes in the Cayman Islands, Barbados or Bermuda, which may have a material adverse effect on United National Group’s results of operations and its common shares.

United National Group, U.N. Barbados or U.N. Bermuda may be subject to United States federal income tax that may have a material adverse effect on United National Group’s, U.N. Barbados’ or U.N. Bermuda’s results of operations and your investment.

      United National Group is a Cayman Islands company, U.N. Barbados is a Barbados company and U.N. Bermuda is a Bermuda company. United National Group has managed its business in a manner designed to reduce the risk that U.N. Barbados or U.N. Bermuda will be treated as engaged in a trade or business in the United States for United States federal income tax purposes. However, because there is considerable uncertainty as to the activities that constitute being engaged in a trade or business in the United States, United National Group cannot be certain that the U.S. Internal Revenue Service, or IRS, will not contend successfully that United National Group, U.N. Barbados or U.N. Bermuda is or will be engaged in a trade or business in the United States. If United National Group, U.N. Barbados or U.N. Bermuda were considered to be engaged in a trade or business in the United States, United National Group could be subject to U.S. corporate income and branch profits taxes on the portion of United National Group’s earnings effectively connected to such U.S. trade or business, in which case United National Group’s results of operations and its common shares could be materially adversely affected. See “United National Group — Taxation of United National Group and its Subsidiaries — United States” on page 159.

If you acquire 10% or more of United National Group’s shares, you may be subject to United States federal income tax under the “controlled foreign corporation,” or “CFC”, rules.

      Each 10% U.S. Shareholder (as defined below) of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the CFC directly or indirectly through foreign entities on the last day of the CFC’s taxable year, must include in its gross income for United States federal income tax purposes its pro rata share of the CFC’s “subpart F income,” even if the subpart F income is not distributed. A foreign corporation is considered a CFC if 10% U.S. Shareholders own (directly, indirectly through foreign entities or by attribution by application of the constructive ownership rules (i.e., “constructively”) of section 958(b) of the U.S. Internal Revenue Code of 1986, as amended, (the “Code”) more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation or more than 50% of the total value of all stock of such corporation. A “10% U.S. Shareholder” is a U.S. Person (as defined in “Material Tax Considerations — Certain Material Tax Consequences to Shareholders of the Ownership and Disposition of United National Group Class A Common Shares — United States Taxation — Classification of United National Group, U.N. Barbados or U.N. Bermuda as Controlled Foreign Corporations” on page 92) who owns (directly, indirectly through foreign entities or constructively) at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. For purposes of taking into account insurance income, which is a category of subpart F income, the term CFC also includes a foreign insurance company in which more than 25% of the total combined voting power of all classes of voting stock (or more than 25% of the total value of all classes of stock) is owned by 10% U.S. Shareholders, on any day during the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance or annuity contracts exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks.

      As a result of the attribution and constructive ownership rules described above, United National Group believes that it, U.N. Barbados and U.N. Bermuda are CFCs. That status as a CFC does not cause United National Group, U.N. Barbados or U.N. Bermuda to be subject to United States federal income tax. In addition, such status has no adverse United States federal income tax consequences for any U.S. Person that is not a 10% U.S. Shareholder. United National Group believes that because of the anticipated dispersion of its share ownership, provisions in United National Group’s organizational documents that limit voting power (these provisions are described in “Description of United National Group Share Capital” on page 227) and other factors, no U.S. Person that acquires shares of United National Group in the merger directly or indirectly through one or more foreign entities and that did not own (directly, indirectly through foreign entities, or constructively) shares of United National Group prior to the merger should be treated as owning (directly, indirectly through foreign entities or constructively) 10% or more of the total voting power of all classes of shares of United National Group, U.N. Barbados or U.N. Bermuda. It is possible, however, that the IRS could challenge the effectiveness of these provisions, and that a court would sustain such a challenge, which would result in a 10% U.S. Shareholder including in its gross income its pro rata share of the subpart F income of United National Group, U.N. Barbados and U.N. Bermuda on a current basis. See “Material Tax Considerations — Certain Material Tax Consequences to Shareholders of the Ownership and Disposition of United National Group Class A Common Shares — United States Taxation — Classification of United National Group, U.N. Barbados or U.N. Bermuda as Controlled Foreign Corporations” on page 92.

U.S. Persons that hold United National Group Class A common shares may be subject to United States federal income tax at ordinary income tax rates on their proportionate share of United National Group’s “related party insurance income,” or “RPII.”

      If the RPII of U.N. Barbados or U.N. Bermuda were to equal or exceed 20% of such company’s gross insurance income in any taxable year and direct or indirect insureds (and persons related to such insureds) own (or are treated as owning directly or indirectly through entities) 20% or more of the voting power or value of United National Group, then a U.S. Person that owns any shares of United National Group (directly or indirectly through foreign entities) on the last day of the taxable year would be required to include in its income for United States federal income tax purposes such person’s pro rata share of U.N. Barbados’ or U.N. Bermuda’s RPII for the entire taxable year, determined as if such RPII were distributed proportionately only to U.S. Persons at that date regardless of whether such income is distributed. The amount of RPII earned by U.N. Barbados or U.N. Bermuda (generally, premium and related investment income from the direct or indirect insurance or reinsurance of any direct or indirect U.S. holder of shares of United National Group or any person related to such holder) will depend on a number of factors, including the geographic distribution of the business and the identity of persons directly or indirectly insured or reinsured by U.N. Barbados or U.N. Bermuda. United National Group does not expect the gross RPII of U.N. Barbados or U.N. Bermuda in the foreseeable future to equal or exceed 20% of such company’s gross insurance income, but United National Group cannot be certain that this will be the case because some of the factors that determine the extent of RPII may be beyond its control.

U.S. Persons that dispose of United National Group Class A common shares may be subject to United States federal income tax at ordinary income tax rates on a portion of their gain, if any.

      The RPII rules provide that if a U.S. Person disposes of shares in a foreign insurance corporation in which U.S. Persons own 25% or more of the shares (even if the amount of RPII is less than 20% of the corporation’s gross insurance income and the ownership of its shares by direct or indirect insureds and related persons is less than the 20% threshold), any gain from the disposition will generally be treated as ordinary income to the extent of the holder’s share of the corporation’s undistributed earnings and profits that were accumulated during the period that the holder owned the shares (whether or not such earnings and profits are attributable to RPII). In addition, such a holder will be required to comply with certain reporting requirements, regardless of the amount of shares owned by the holder. These RPII rules should not apply to dispositions of Class A common shares in United National Group because United National Group will not itself be directly engaged in the insurance business. The RPII provisions, however, have never been interpreted by the courts or the U.S. Treasury Department in final regulations, and regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts, or otherwise, might have retroactive effect. The U.S. Treasury Department has authority to impose, among other things, additional reporting requirements with respect to RPII. Accordingly, the meaning of the RPII provisions and the application thereof to United National Group, U.N. Barbados and U.N. Bermuda is uncertain. See “Material Tax Considerations — Certain Material Tax Consequences to Shareholders of the Ownership and Disposition of United National Group Class A Common Shares — United States Taxation — The RPII CFC Provisions” on page 92.

U.S. Persons that hold United National Group Class A common shares will be subject to adverse tax consequences if United National Group is considered to be a passive foreign investment company, or “PFIC,” for United States federal income tax purposes.

      United National Group believes that it is not, has not been, and it currently does not expect to become, a PFIC for United States federal income tax purposes. United National Group cannot assure you, however, that it will not be deemed a PFIC by the IRS. A foreign corporation will be considered a PFIC for United States federal income tax purposes during a given year if (1) 75% or more of its gross income constitutes “passive income” (i.e., interest, dividends and other investment income) or (2) 50% or more of its assets produce passive income. However, passive income generally does not include income derived in the active conduct of an insurance business by a corporation that is predominantly engaged in an insurance business, provided that the foreign corporation does not maintain financial reserves in excess of the reasonable needs of its insurance business, and look-through rules apply to treat a foreign corporation as earning the income and owning the assets of any other corporation in which it owns at least 25% of the value of the stock. If United National Group were considered a PFIC, it could have material adverse tax consequences for an investor that is subject to United States federal income taxation, including subjecting the investor to a greater tax liability than might otherwise apply (in the event of the sale at a gain of, or receipt of an “excess distribution” with respect to, its shares of United National Group) and subjecting the investor to tax on amounts in advance of when tax would otherwise be imposed (in the event of a “qualified electing fund election” or “mark-to-market” election). There are currently no regulations regarding the application of the PFIC provisions to an insurance company. New regulations or pronouncements interpreting or clarifying these rules may be forthcoming. United National Group cannot predict what impact, if any, such guidance would have on an investor that is subject to United States federal income taxation. See “Material Tax Considerations — Certain Material Tax Consequences to Shareholders of the Ownership and Disposition of United National Group Class A Common Shares — United States Taxation — Passive Foreign Investment Companies” on page 95.

U.S. tax-exempt organizations that own United National Group’s Class A common shares may recognize unrelated business taxable income.

      A U.S. tax-exempt organization may recognize unrelated business taxable income if a portion of United National Group’s insurance income is allocated to the organization. In general, insurance income will be allocated to a U.S. tax-exempt organization if either United National Group, U.N. Barbados or U.N. Bermuda is a CFC and the tax-exempt shareholder is a 10% U.S. Shareholder or there is RPII and certain exceptions do not apply. Although United National Group does not believe that any U.S. Persons should be allocated such insurance income, it cannot be certain that this will be the case. See “Material Tax Considerations — Certain Material Tax Consequences to Shareholders of the Ownership and Disposition of United National Group Class A Common Shares — United States Taxation — Tax-Exempt Shareholders” on page 94. Potential U.S. tax-exempt investors are advised to consult their own tax advisors.

Changes in United States federal income tax law could materially adversely affect an investment in United National Group Class A common shares.

      Recent amendments to the United States federal income tax law have been enacted that are intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. In this regard, such amendments include a provision that permits the IRS to reallocate or recharacterize items of income, deduction or certain other items related to a reinsurance agreement between related parties to reflect the proper source, character and amount for each item (in contrast to prior law, which referred only to source and character). While United National Group does not believe that such amendments will have a material adverse effect on United National Group or its shareholders, it is possible that broader based legislative proposals could emerge in the future that could have an adverse impact on United National Group or its shareholders.

      Additionally, the United States federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States or is a PFIC, or whether U.S. Persons would be required to include in their gross income the subpart F income or the RPII of a CFC, are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to insurance companies and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. United National Group cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

The impact of the Cayman Islands’ and Bermuda’s letters of commitment or other concessions to the organization for economic cooperation and development to eliminate harmful tax practices is uncertain and could adversely affect United National Group’s tax status in the Cayman Islands or Bermuda.

      The Organization for Economic Cooperation and Development, which is commonly referred to as the OECD, has published reports and launched a global dialogue among member and non-member countries on measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. In the OECD’s report dated April 18, 2002, the Cayman Islands and Bermuda were not listed as uncooperative tax haven jurisdictions because each had previously committed itself to eliminate harmful tax practices and to embrace international tax standards for transparency, exchange of information and the elimination of any aspects of the regimes for financial and other services that attract business with no substantial domestic activity. United National Group is not able to predict what changes will arise from the commitment or whether such changes will subject it to additional taxes. Barbados was not included in the list because it has longstanding information exchange arrangements with other countries, which have been found by its treaty partners to operate in an effective manner.

There is a risk that dividends and interest paid to U.N. Barbados by United National Group’s U.S. subsidiaries may be subject to a higher tax withholding rate than they have been in the past.

      U.N. Holdings II is a Delaware corporation wholly owned by U.N. Barbados. Under United States federal income tax law, dividends and interest paid by a U.S. corporation to a non-U.S. Shareholder are generally subject to a 30% withholding tax, unless reduced by treaty. As currently in effect, the income tax treaty between Barbados and the United States, or the “Barbados Treaty,” reduces the rate of withholding tax on interest payments to 5% and on dividends to 5% if the shareholder owns 10% or more of the company’s voting stock.

      On July 14, 2004, however, a protocol was signed by the U.S. Treasury Secretary and the Barbados Minister of Industry and International Business to amend the Barbados Treaty. The protocol was ratified by the U.S. Senate on October 10, 2004 and is awaiting ratification by the Barbados government. Provisions of the protocol will be effective on the first day of the second month following the exchange by the two governments of instruments of ratification with respect to withholding tax on amounts paid or credited, and will be effective for taxable years beginning on or after the first day of January following the exchange by the two governments of instruments of ratification for other taxes. As a result of the protocol, U.N. Barbados’ investment income on an intercompany note of U.N. Holdings II payable to U.N. Barbados would be subject to U.S. withholding tax of 30%, an increase from the existing rate of 5%. The investment income subject to this tax was $2.9 million and $8.7 million for the quarter and nine months ended September 30, 2004, respectively. United National Group has identified an alternative that it believes will mitigate the impact of the protocol on United National Group’s effective tax rate, although no assurances can be given in this regard. United National Group has begun to implement this plan and expects to have it in place before year-end 2004.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This joint proxy statement/ prospectus and the documents incorporated by reference in this joint proxy statement/ prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies, competitive positions, growth opportunities, plans and objectives of the management of each of United National Group, Penn-America and United America Indemnity, the merger, and the markets for United National Group Class A common shares and Penn-America common stock and other matters. Statements in this joint proxy statement/ prospectus and the documents incorporated by reference herein that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act, and Section 27A of the Securities Act of 1933, as amended, which is referred to as the Securities Act. These forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income of United National Group, Penn-America and United America Indemnity, wherever they occur in this joint proxy statement/ prospectus or the documents incorporated by reference herein, are necessarily estimates reflecting the best judgment of the respective managements of United National Group, Penn-America and United America Indemnity and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in and incorporated by reference in this joint proxy statement/ prospectus.

      Factors that may cause actual results to differ materially from those contemplated by the forward-looking information include, among others, the following:

•	ineffectiveness of our business strategies due to changes in current or future market conditions;

•	the effects of competitors’ pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products;

•	greater frequency or severity of claims and loss activity than United National Group’s and Penn-America’s underwriting, reserving or investment practices have anticipated;

•	decreased level of demand for our insurance products or increased competition due to an increase in capacity of property and casualty insurers;

•	United National Group’s ability to implement its business plan for its non-U.S. operations;

•	risks inherent in establishing loss and loss adjustment expense reserves;

•	uncertainties relating to the financial ratings of our insurance subsidiaries;

•	uncertainties arising from the cyclical nature of our businesses;

•	changes in our relationships with, and the capacity of, our general agents;

•	the risk that our reinsurers may not be able to fulfill obligations;

•	the inability to obtain or maintain financial strength or claims-paying ratings by one or more of our insurance subsidiaries or changes in the availability, cost or quality of reinsurance or a deterioration of the claims-paying ability of reinsurers who have payment obligations to us;

•	the risk that United National Group, U.N. Barbados or U.N. Bermuda may become subject to income taxes in the United States;

•	uncertainties relating to governmental and regulatory policies, including the effects upon insurance markets and upon industry business practices and relationships of current litigation, investigations and regulatory activity by the New York State Attorney General’s office and other authorities concerning contingent commission arrangements with brokers and bid solicitation activities;

•	judicial decisions;

•	changes in regulations or tax laws applicable to us, our subsidiaries, brokers or customers;

•	acceptance of our products and services, including new products and services;

•	the effects of acts of terrorism;

•	the effects of terrorist-related insurance legislation and laws;

•	loss of key personnel;

•	political stability of the Cayman Islands, Bermuda and Barbados;

•	changes in accounting policies or practices; and

•	changes in general economic conditions, including inflation and other factors that could affect our investment portfolios.

      Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this joint proxy statement/ prospectus or in the case of statements incorporated by reference, on the date of the document incorporated by reference. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to United National Group, Penn-America or United America Indemnity or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, none of United National Group, Penn-America or United America Indemnity undertakes any obligation to republish revised forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/ prospectus or to reflect the occurrence of unanticipated events.

THE MERGER

      The discussion in this joint proxy statement/ prospectus of the merger and the principal terms of each of:

•	the Agreement and Plan of Merger, dated as of October 14, 2004, by and among United National Group, U.N. Holdings II, Cheltenham Acquisition Corp. and Penn-America; and

•	the Voting Agreement, dated as of October 14, 2004, between Penn-America and the shareholders named therein is a summary of the material terms of these agreements and is qualified in its entirety by reference to the merger agreement and the voting agreement, copies of which are attached to this joint proxy statement/ prospectus as Annex A and Annex B, respectively, and are incorporated by reference herein.

Background of the Merger

      United National Group is a holding company formed on August 26, 2003 under the laws of the Cayman Islands to acquire its U.S. operations. Following the acquisition of its U.S. operations, United National Group had its initial public offering on December 19, 2003. Since the acquisition of United National Group’s U.S. operations, the board of directors of United National Group has continually monitored and reviewed United National Group’s position in light of the changing competitive environment in the specialty property and casualty insurance industry.

      As participants or investors in the excess and surplus lines property and casualty insurance industry, Fox Paine & Company, United National Group and Penn-America are generally familiar with each other’s business. Fox Paine & Company manages investment funds in excess of $1.5 billion that provide equity capital for (i) management buyouts, (ii) going private transactions and (iii) company expansion and growth programs, with particular expertise in the insurance industry. Penn Independent, a privately held corporation, is a U.S. wholesale broker of commercial insurance, including policies offered by Penn-America, and owned 4,631,250 shares of Penn-America common stock throughout the period discussed below, or approximately 30.5% of the outstanding common stock of Penn-America as of December 15, 2004. Mr. Jon S. Saltzman, a director and the President and Chief Executive Officer of Penn-America, members of his family and trusts controlled by them constitute all of the Penn Independent shareholders.

      For several years, the Saltzman family has considered various alternatives with respect to its ownership of Penn Independent. In February 2003, the Saltzman family decided to explore the sale of all of the outstanding common stock of Penn Independent for estate planning purposes. Between June 30, 2003, when Penn Independent retained Lazard Frères & Co. LLC as its financial advisor in connection with the proposed sale, and June 2004, Lazard contacted 16 potential buyers, including the other strategic party referred to below. Lazard held discussions with potential buyers that expressed interest in a transaction with Penn Independent.

      In September 2003, Mr. Saul Fox, Chief Executive of Fox Paine & Company and Chairman of the Board of United National Group, contacted Dr. Moshe Porat, a Penn-America director, to discuss the possibility of Dr. Porat joining the United National Group board and arranging an introduction to Messrs. Irvin Saltzman and Jon S. Saltzman for the purpose of exploring a business combination transaction between United National Group and Penn-America. Dr. Porat concluded that it would not be appropriate for him to serve as a director of each of United National Group and Penn-America and advised Messrs. Irvin Saltzman and Jon S. Saltzman of his conversation with Mr. Fox. No further substantive discussions regarding these matters resulted from these communications.

      In early 2004, the Saltzman family and Penn-America also began to discuss and explore a combined public offering of Penn Independent’s shares of Penn-America common stock, as well as newly issued shares of Penn-America common stock.

      In March and April 2004, one potential strategic buyer, other than Fox Paine & Company and the other strategic party referred to below, expressed sufficient interest in Penn Independent such that it requested information from Penn-America relevant to Penn Independent’s interest therein. The independent directors of Penn-America subsequently authorized management to enter into a confidentiality agreement with this potential strategic buyer and permit it to conduct a limited due diligence review of Penn-America. Three other potential strategic buyers contacted by Lazard (other than the potential strategic buyer discussed in the preceding two sentences, Fox Paine & Company and the other strategic party referred to below) expressed an interest in purchasing certain of Penn Independent’s assets other than its Penn-America stock and attended presentations by Penn Independent management. One of the three visited a Penn Independent data room in July 2004 to conduct due diligence. All four of these potential strategic buyers ultimately declined to pursue a business combination with Penn Independent or Penn-America.

      In late May 2004, Penn-America and Penn Independent substantially finalized a draft registration statement pertaining to a proposed public offering of Penn Independent’s shares of Penn-America common stock and newly issued shares of Penn-America common stock.

      While Penn-America and Penn Independent were in the process of preparing the registration statement and providing limited due diligence information to potential strategic buyers of Penn Independent, Fox Paine & Company and an excess and surplus lines insurance company other than United National Group, which we refer to in this joint proxy statement/ prospectus as the other strategic party, contacted Mr. Jon S. Saltzman to discuss a possible business combination with Penn Independent and Penn-America.

      In early May 2004, the other strategic party expressed an interest in acquiring all of the outstanding common stock of Penn Independent and Penn-America. In late May 2004, the independent directors of Penn-America authorized Penn-America management to explore a potential business combination with the other strategic party.

      While this process was continuing, in May 2004, Mr. Fox contacted Mr. Jon S. Saltzman to arrange a meeting between Fox Paine & Company and Penn-America management. At this time, Fox Paine & Company also began discussions with Penn Independent concerning a possible acquisition of Penn Independent. Following several conversations in May 2004, Mr. Fox and Mr. Jon S. Saltzman each determined that Fox Paine & Company, Penn-America and Penn Independent should exchange certain non-public information concerning the three companies and their respective businesses in order to further explore whether a combination would be of sufficient interest to the three parties. Accordingly, effective June 1, 2004, Fox Paine & Company entered into mutual confidentiality agreements with Penn-America and Penn Independent, respectively. The agreement with Penn-America provided, among other things, that for a period of two years Fox Paine & Company and Penn-America would not acquire securities of the other or make any public announcement, or participate with a third party, concerning an acquisition of the other party. United National Group subsequently executed the confidentiality agreements.

      On June 3, 2004, Messrs. Fox, Troy Thacker, Managing Director of Fox Paine & Company and Vice Chairman of the Board of United National Group, and Michael McDonough, Vice President of Fox Paine & Company and a director of United National Group, met with various representatives of Penn Independent and Penn-America, including one representative of Penn Independent management, Mr. Jon S. Saltzman and Mr. Joseph F. Morris, Senior Vice President and Chief Financial Officer of Penn-America, in Hatboro, Pennsylvania, to discuss in greater detail each other’s organizations and to discuss general terms of a possible business combination. Following the conclusion of this meeting, Penn-America provided Fox Paine & Company and United National Group with information concerning Penn-America.

      On June 8, 2004, Penn-America and Penn Independent each entered into confidentiality agreements with the other strategic party. On June 10, 2004, representatives of the other strategic party participated in a meeting and presentation with representatives of Penn-America’s senior management, including Messrs. Jon S. Saltzman and Joseph F. Morris, and Penn Independent. The other strategic party subsequently proposed terms and conditions of a business combination among itself, Penn Independent and Penn-America.

      On June 17, 2004, after two weeks of financial analysis led by Fox Paine & Company, Mr. Fox delivered non-binding letters of intent to each of the Penn-America board of directors and the Penn

Independent board of directors and, together with other representatives of United National Group, made a presentation to Penn-America and Penn Independent management in which a transaction was proposed pursuant to which (1) each outstanding share of Penn-America common stock not held by Penn Independent would be converted into 0.9 of a United National Group Class A common share (an implied value of $13.53 per share of Penn-America common stock based on the then current market price of the United National Group Class A common shares) and (2) Penn Independent would be purchased from its shareholders for $96.8 million in cash, with $62.7 million attributable to Penn Independent’s Penn-America common stock ($13.53 per share) and $34.1 million attributable to Penn Independent’s other assets. The proposed Penn-America transaction was a taxable exchange and the value of the United National Group Class A common shares received in the transaction would have fluctuated based on changes in the market price of United National Group’s Class A common shares. At this time, Fox Paine & Company and United National Group requested that Penn-America agree to a 90-day exclusivity period before Fox Paine & Company and United National Group would continue to conduct more comprehensive diligence and perform more detailed analyses.

      In light of expressions of interest from both the other strategic party and United National Group in a possible business combination with Penn Independent and Penn-America, on June 17, 2004 the independent directors of Penn-America agreed to interview financial advisors to assist them in evaluating potential business combinations. On June 24, 2004, the independent directors of Penn-America were informed that Penn Independent had rejected the other strategic party’s offer to acquire Penn Independent, but that Penn Independent was still engaged in discussions with United National Group.

      On June 28, 2004, the Penn-America board met and unanimously approved the formation of a special committee of the Penn-America board, comprised of four directors who were not affiliated with Penn Independent, to explore potential business combinations involving Penn-America, including the potential business combination transaction with United National Group. Mr. Martin Sheffield was proposed as chairman of the special committee.

      On that same date, and after the Penn-America board of directors meeting was adjourned, the special committee convened and retained Bear Stearns as its financial advisor and Simpson Thacher & Bartlett LLP and Reed Smith LLP as its legal advisors in connection with the potential transaction. The special committee elected Mr. Sheffield as its chairman. The special committee also discussed the United National Group proposal and expressed concerns about the terms of the proposal, including the taxability of the transaction to Penn-America’s shareholders, the amount and the form of the proposed consideration and the exclusivity agreement. In addition, Bear Stearns advised the special committee that the other strategic party had contacted Bear Stearns and expressed further interest in a merger transaction with Penn-America. The special committee instructed Bear Stearns to contact the other strategic party and instructed Bear Stearns and Simpson Thacher to discuss the special committee’s concerns about United National Group’s proposal with Fox Paine & Company, United National Group and their advisors.

      On June 29, 2004, the special committee received, and met telephonically with its legal and financial advisors to discuss, a revised proposal from United National Group pursuant to which (1) the shareholders of Penn-America other than Penn Independent would receive 0.9 of a United National Group Class A common share for each share of Penn-America common stock, provided that the United National Group Class A common shares received for each share of Penn-America common stock would have a value of no less than $14 per share and no more than $15 per share, and (2) the shareholders of Penn Independent would receive $97 million in cash, with $62.7 million attributable to Penn Independent’s Penn-America common stock ($13.53 per share) and $34.3 million attributable to Penn Independent’s other assets. The proposed Penn-America transaction was a taxable exchange and United National Group’s proposal included an exclusivity agreement. Bear Stearns also briefed the special committee on the status of discussions with the other strategic party.

      In early July 2004, United National Group’s tax counsel advised Simpson Thacher that United National Group and Penn-America could not likely accomplish a business combination that would be tax-free to Penn-America’s shareholders because United National Group would not be able to satisfy all of the requirements under the United States Internal Revenue Code for a foreign corporation to engage in a tax-free business combination with a U.S. corporation. Also in early July, the other strategic party’s financial advisor contacted Bear Stearns regarding a potential stock-for-stock merger with Penn-America. At the request of the special committee at a telephonic meeting held on July 6, 2004, Bear Stearns requested additional information from the other strategic party’s financial advisor. At a telephonic meeting of the Penn-America board of directors held on July 8, 2004, the independent directors were informed that Penn Independent had reached preliminary agreement on certain terms of an offer from the other strategic party to acquire Penn Independent.

      On July 12, 2004, at a meeting of the special committee, the special committee discussed the transactions proposed by Fox Paine & Company on behalf of United National Group and by the other strategic party with Bear Stearns, its legal advisors and Penn-America management. The special committee asked questions of Bear Stearns and discussed the proposed transactions with its legal and financial advisors.

      On July 14, 2004, the other strategic party and its financial advisor made a presentation to the special committee, its legal and financial advisors and members of Penn-America management. The special committee reviewed the other strategic party’s proposal with its legal and financial advisors.

      On July 16, 2004, at a telephonic meeting of the special committee, Bear Stearns provided its analysis of the other strategic party’s proposed transaction based on available information and the special committee directed Bear Stearns to request additional information. Bear Stearns also updated the special committee on discussions with Fox Paine & Company and United National Group’s financial advisors. In mid-July, Bear Stearns, on behalf of the special committee, communicated to Fox Paine & Company that the price proposed by United National Group was insufficient.

      At a July 23, 2004 telephonic meeting of the special committee, Bear Stearns reviewed its analysis of Penn-America’s options, including the United National Group proposal, the other strategic party’s proposal, an underwritten public offering of newly issued Penn-America common stock and the Penn-America common stock owned by Penn Independent, or maintenance of the status quo. The special committee authorized Bear Stearns to contact United National Group’s and the other strategic party’s respective financial advisors to indicate to each of them the areas in which their proposals needed improvement. The other strategic party did not revise its proposal.

      On July 27, 2004, Penn Independent and Fox Paine & Company, on behalf of United National Group, entered into a non-binding letter of intent pursuant to which Fox Paine & Company or United National Group would acquire Penn Independent from its shareholders for $95 million in cash, with $62.7 million attributable to Penn Independent’s Penn-America common stock ($13.53 per share) and $32.3 million attributable to Penn Independent’s other assets, subject to a post-closing working capital adjustment. The letter of intent provided for, among other things, a binding exclusivity agreement that, subject to certain conditions, expired on October 9, 2004. Although the letter of intent did not provide that the acquisition of Penn-America was a condition precedent to the acquisition of Penn Independent, it contemplated (i) access to Penn-America for purposes of conducting a due diligence review of Penn-America, (ii) representation for the buyer on Penn-America’s board of directors proportional to its aggregate equity ownership in Penn-America and (iii) Penn-America refraining from taking certain action, including the adoption of a shareholder rights plan. Mr. Robert A. Lear, a member of the board of directors of each of Penn-America and Penn Independent and the President and Chief Executive Officer of Penn Independent, subsequently communicated to Mr. Sheffield Penn Independent’s request that Penn-America agree to the foregoing provisions of the letter of intent pertaining to Penn-America. The special committee did not accede to the request.

      The special committee met telephonically with its legal and financial advisors on July 27, 2004, to discuss the Penn Independent letter of intent and the status of Bear Stearns’ conversations with United National Group’s financial advisors. On July 27, 2004, Penn Independent and Penn-America executed a confidentiality agreement.

      On July 29, 2004, Bear Stearns met telephonically with Lazard and discussed Lazard’s work since February 2003, in connection with pursuing a sale of Penn Independent. In particular, Lazard informed Bear Stearns of the identities of the potential acquirers it contacted, the nature and timing of its communications with those parties, and the level of interest of each potential acquirer.

      On August 2, 2004, representatives of Fox Paine & Company and United National Group made a presentation to the special committee and its financial advisors about United National Group, including the capitalization and governance structure of United National Group, and the proposed transactions with Penn Independent and Penn-America. The principal terms of United National Group’s proposed acquisition of Penn-America were unchanged from its June 29 proposal. In a subsequent conversation, Mr. Fox indicated to Mr. Sheffield a willingness to pay a portion of the merger consideration in cash. Later that day, during a telephonic meeting of the special committee, Bear Stearns reviewed Fox Paine & Company’s and United National Group’s presentation with the special committee and its legal advisors. The special committee discussed whether to grant Fox Paine & Company and United National Group access to information regarding Penn-America for purposes of conducting a due diligence review of Penn-America. The special committee decided not to grant this access at such time and requested that Bear Stearns prepare an analysis as to the appropriate price for a counteroffer to United National Group.

      On August 3, 2004, at the regularly scheduled quarterly meeting of the United National Group board of directors, Fox Paine & Company presented its extensive study and analysis of Penn-America and Penn Independent, and the effect of the proposed acquisitions of both companies as independent operations under the common ownership of United National Group. Also at that meeting, Fox Paine & Company addressed the United National Group directors’ detailed inquiries regarding these matters.

      On August 4, 2004, Bear Stearns discussed its analysis of Fox Paine & Company’s and United National Group’s proposal with the special committee and the special committee discussed potential counteroffers with its financial and legal advisors.

      On August 5, 2004, the special committee authorized Bear Stearns to communicate a counter proposal to Fox Paine & Company and United National Group of $16.25 per share. Mr. Fox subsequently informed Mr. Sheffield that United National Group would be willing to fix the value of the consideration paid to shareholders other than Penn Independent at $15.00 per share, to be paid in a combination of United National Group Class A common shares and cash. Furthermore, United National Group requested the ability to terminate the transaction if United National Group’s stock price declined below $12.00 per share. Mr. Sheffield made a counteroffer on behalf of the special committee of $15.375 per share. Mr. Fox stated that in order for United National Group to accept that price per share, it would need to reduce the cash component of the consideration payable to Penn-America shareholders to $1.50 per share and to accept terms in the letter of intent described in the next paragraph. On that basis, United National Group decided to accept the counteroffer which represented merger consideration of $15.375 per share.

      On August 6, 2004, Fox Paine & Company, on behalf of United National Group, sent the special committee a letter of intent, dated as of August 5, 2004, proposing merger consideration consistent with the recent conversations between Mr. Sheffield and Mr. Fox and other terms, including a break-up fee payable by Penn-America to United National Group under certain circumstances in an amount equal to 3% of Penn-America’s enterprise value that would be included in the definitive merger agreement. Later that day, the special committee discussed the letter of intent by telephone with its legal and financial advisors. After deliberation, the special committee unanimously approved Penn-America’s entering into a letter of intent with Fox Paine & Company, on behalf of United National Group, containing terms within the parameters discussed at the meeting, and authorized Mr. Sheffield to execute such a letter of intent on behalf of Penn-America. Penn-America entered into a letter of intent with Fox Paine & Company, on behalf of United National Group, later that day which contemplated, among other things, that United National Group would acquire Penn-America in a merger in which the shareholders of Penn-America, other than Penn Independent, would receive $15.375 of value for each share of Penn-America common stock, payable in the form of $1.50 in cash and a number of United National Group Class A common shares (using a floating exchange ratio) representing $13.875 of value, based on the volume weighted average sales price of United National Group’s Class A common shares in the 20 trading-day period prior to the closing date; provided that United National Group could terminate the transaction if this price was less than $12 per share. The letter of intent also contemplated a break-up fee payable by Penn-America to United National Group under certain circumstances in an amount equal to 3% of Penn-America’s enterprise value to be included in the definitive merger agreement, customary closing conditions and a legally binding exclusivity agreement that expired on September 24, 2004. Aside from the exclusivity agreement, the letter of intent was not binding and was subject to the execution of definitive agreements. The letter of intent also stated that United National Group’s willingness to enter into definitive agreements was conditioned upon its ability to negotiate and enter into satisfactory employment and compensation arrangements with Penn-America’s senior management.

      After the execution of the letter of intent, each of Fox Paine & Company, United National Group and Penn-America conducted a detailed due diligence review of the other, and Penn-America commenced, and Fox Paine & Company and United National Group continued, a due diligence review of Penn Independent. On August 18, 2004, members of Penn-America’s management, including Messrs. Jon S. Saltzman and Joseph F. Morris, met in Philadelphia, Pennsylvania with representatives of Fox Paine & Company and their financial advisors. During this meeting, members of Penn-America management made presentations concerning the operations of Penn-America. On August 24, 2004, members of United National Group’s senior management, including Messrs. David R. Bradley and Kevin Tate, met in Philadelphia, Pennsylvania, with representatives of Penn-America, including members of the special committee and their financial advisors. During this meeting, representatives of United National Group made presentations concerning operations of United National.

      On August 30, 2004, United National Group’s legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP, distributed an initial draft of the merger agreement to Penn-America and its representatives. From September 10, 2004, through October 14, 2004, representatives of Fox Paine & Company and United National Group and Penn-America and their respective legal counsel and financial advisors engaged in negotiations concerning the terms and conditions of the merger agreement.

      On September 14, 2004, the special committee met telephonically with its legal and financial advisors. Mr. Sheffield updated the special committee as to developments in the discussions with United National Group and the status of Penn-America’s due diligence review of United National Group. Simpson Thacher updated the special committee on communications between it and Skadden Arps and discussed the open issues. The special committee authorized an extension of the exclusivity agreement, and the exclusivity agreement was extended from time to time thereafter until the definitive merger agreement was executed and delivered by all parties. On September 15, 2004, Messrs. Fox, Thacker and Sheffield and their respective legal and financial advisors met in New York, New York and via teleconference to continue negotiations on the merger agreement. On September 20, 2004, Skadden Arps distributed a revised draft merger agreement.

      On September 22, 2004, KPMG LLP, independent auditors retained by the special committee, Milliman Inc., independent actuaries retained by the special committee, Bear Stearns, Reed Smith and Saul Ewing LLP, Penn-America’s regulatory counsel, each discussed with the special committee during a telephonic meeting the due diligence reports they had previously delivered to the special committee. The special committee also discussed open issues in the merger agreement with its advisors, authorized Mr. Sheffield to continue to negotiate with Fox Paine & Company and United National Group, and requested that Bear Stearns prepare a financial analysis of the consideration being offered by United National Group.

      On September 26, 2004, Mr. Fox sent the special committee of the board of directors of Penn-America a letter outlining United National Group’s positions on a number of remaining outstanding issues in the merger agreement. During a telephonic meeting on September 27, 2004, the special committee discussed the issues raised in the letter from Mr. Fox with its legal and financial advisors. Bear Stearns also discussed its financial analysis of the consideration being offered by United National Group with the special committee. The special committee reviewed due diligence issues and areas of disagreement with

United National Group in the merger documentation with its legal and financial advisors. At a telephonic meeting of the special committee on October 1, 2004, Simpson Thacher reviewed open issues in the merger documentation with the special committee and the special committee authorized Simpson Thacher to propose certain potential compromises.

      Between October 1 and October 3, 2004, Simpson Thacher, Bear Stearns and Mr. Sheffield continued to negotiate the merger documentation with Skadden Arps and Messrs. Fox and Thacker. On October 3, 2004, Mr. Fox sent the special committee of the board of directors of Penn-America a second letter outlining United National Group’s positions on a number of the remaining outstanding issues in the merger agreement. On October 4, 2004, the special committee met to discuss the open issues and a response to Mr. Fox’s letter. On October 5, 2004, Mr. Sheffield sent a letter to Mr. Fox setting forth the special committee’s position on the principal open issues in the merger agreement.

      From October 5 through October 11, 2004, United National Group and Penn-America and their respective legal counsel negotiated the final terms of the transaction documents. During this time the special committee discussed open issues with its legal and financial advisors.

      On October 8, 2004, representatives of Fox Paine & Company, United National Group and Penn-America met with A.M. Best to discuss the proposed transaction and its potential impact on the ratings of the companies and the potential ratings for the combined company.

      On October 11, 2004, the special committee met to review the proposed transaction. Mr. Sheffield reported to the special committee that he believed that Penn-America and United National Group were close to an agreement. Reed Smith reviewed with the special committee relevant requirements of Pennsylvania law previously discussed with the special committee. Simpson Thacher reviewed with the special committee a summary of the terms of the proposed merger documentation that had been previously distributed and discussed certain key terms with the special committee. Mr. Jon S. Saltzman briefed the special committee on the status of the agreements between Penn Independent and United National Group and between United National Group and senior management of Penn-America. Bear Stearns presented its analysis of the fairness, from a financial point of view, of the merger consideration to be received by the public shareholders of Penn-America. The members of the special committee discussed the proposed transaction, the material terms of the merger documentation, and recent communications among United National Group, Penn-America and Fox Paine & Company, on the one hand, and each of A.M. Best and the Pennsylvania Department of Insurance, on the other hand.

      On October 11, 2004, the United National Group board of directors held a special meeting to consider the proposed business combination with Penn-America and the acquisition of Penn Independent. At this meeting, Fox Paine & Company presented its assessment of the actuarial, legal, GAAP accounting, statutory accounting and tax accounting implications of the proposed transactions. Fox Paine & Company, having completed due diligence in respect of Penn-America and Penn Independent, reaffirmed to the United National Group board of directors its views regarding the merits of the proposed acquisition of Penn Independent and the proposed merger with Penn-America. Fox Paine & Company also responded to the many questions of United National Group directors regarding these matters.

      Also at the October 11, 2004 United National Group board of directors meeting, members of United National Group’s management, representatives of Merrill Lynch and United National Group’s outside legal counsel reviewed the terms of the proposed transaction. At the meeting, Merrill Lynch rendered its oral opinion, which opinion was confirmed by delivery of a written opinion dated October 14, 2004, to the United National Group board that, as of that date and based on and subject to the matters described in the opinion, the merger consideration to be paid by United National Group was fair from a financial point of view to United National Group. Following additional discussion, the United National Group board of directors unanimously determined that the merger is advisable and in the best interests of United National Group, unanimously approved and adopted the merger agreement and determined to unanimously recommend that the United National Group shareholders approve the issuance of United National Group Class A common shares to Penn-America’s shareholders in the merger.

      On October 13, 2004, representatives of Fox Paine & Company, United National Group and Penn-America met with A.M. Best again to further discuss the proposed transaction and its potential impact on the ratings of the companies and the potential ratings for the combined company.

      From October 11 through October 14, 2004, United National Group, Penn-America, Penn Independent and senior management of Penn-America finalized the respective agreements to which they were parties and related documentation. The special committee met telephonically on October 12 and 13, 2004 to receive updates.

      On October 14, 2004, the special committee received updates from Simpson Thacher regarding the finalized merger documentation and Reed Smith regarding the status of the Penn Independent transaction. Mr. Sheffield informed the special committee that A.M. Best had advised him and United National Group that it would place both Penn-America and United National Group “under review with developing implications” when a transaction was announced. Bear Stearns orally opined to the special committee that, as of October 14, 2004, based on and subject to the Bear Stearns written fairness opinion (a draft of which had been previously distributed to the special committee), the consideration to be received in the merger by the holders of Penn-America’s common stock (other than United National Group, Penn Independent and their respective subsidiaries and affiliates) was fair, from a financial point of view. Bear Stearns subsequently delivered its written fairness opinion to the same effect, a copy of which is attached to this joint proxy statement/ prospectus as Annex D. The special committee then unanimously resolved to recommend to the Penn-America board of directors that it approve and adopt the merger agreement and recommend that Penn-America shareholders vote for the adoption of the merger agreement. Immediately following the meeting of the special committee, a special meeting of the compensation committee of the Penn-America board of directors was convened at which the compensation committee unanimously resolved to recommend to the Penn-America board of directors that, in connection with the proposed merger, it approve and adopt amendments to Penn-America’s stock option plans and option agreements and employment and compensation agreements with Penn-America senior management described elsewhere in this joint proxy statement/ prospectus under “Interests of Penn-America Directors and Executive Officers in the Merger — Acceleration of Vesting Under Stock Incentive Plans” on page 82. Immediately following the meeting of the compensation committee, a special meeting of the Penn-America board of directors was convened. The special committee and the compensation committee reported their determinations and recommendations to the board of directors and the special committee reported that it had received the oral fairness opinion of Bear Stearns. Messrs. Irvin Saltzman, Jon S. Saltzman and Lear then recused themselves from the meeting. The remaining directors, consisting of the four independent members of the board of directors, unanimously approved, among other things, the merger and the adoption of the merger agreement, unanimously recommended that the Penn-America shareholders vote for the adoption of the merger agreement, and unanimously approved the amendments to Penn-America’s stock option plans and option agreements and the employment and compensation agreements.

      Additionally, the Penn-America board of directors approved resolutions approving (1) the conversion and exchange in the merger of each share of Penn-America common stock beneficially owned as of the effective time of the merger by each director and executive officer of Penn-America subject to reporting and liability under Section 16 of the Securities Act, including, without limitation, after acquired shares, and (2) the conversion into options to acquire United National Group Class A common shares of each Penn-America stock option beneficially owned as of the effective time of the merger by each director and executive officer of Penn-America subject to reporting and liability under Section 16 of the Securities Act. The Penn-America board of directors approved these resolutions for the specific purpose of providing these transactions an exemption pursuant to Rule 16b-3(e) under the Securities Act from treatment as a “sale” of equity securities of Penn-America for purposes of short-swing profit liability under Section 16(b) of the Securities Act. See “Interests of Penn-America Directors and Executive Officers in the Merger” beginning on page 80.

      Following the approval of their respective boards, on the evening of October 14, 2004, United National Group, U.N. Holdings II, Cheltenham Acquisition Corp. and Penn-America finalized and executed the merger agreement and the employment and compensation agreements. Also in the evening of October 14, 2004, United National Group, United National Insurance Company, Penn Independent and the shareholders of Penn Independent executed the Penn Independent stock purchase agreement and United National Group, United National Insurance Company, Messrs. Irvin Saltzman and Jon S. Saltzman and Ms. Joanne Lynch Saltzman executed the Saltzman stock purchase agreements. See “The Saltzman Stock Purchase Agreements” on page 114.

      Prior to the opening of trading on the New York Stock Exchange and the Nasdaq Stock Market on October 15, 2004, United National Group, Penn-America and Penn Independent issued a joint press release announcing the execution of the merger agreement, the Penn Independent stock purchase agreement and the Saltzman stock purchase agreements.

United National Group Reasons for the Merger

      The United National Group board of directors believes that the merger is advisable and in the best interests of United National Group and has unanimously approved and adopted the merger agreement and unanimously recommends that United National Group’s shareholders vote “FOR” the proposal to approve the issuance of United National Group Class A common shares to Penn-America shareholders in the merger.

      In reaching its conclusion, the United National Group board of directors consulted with United National Group’s management, as well as with its legal and financial advisors, and considered a variety of factors weighing favorably towards the merger including, without limitation, the following:

•	The complementary operations and capabilities of United America Indemnity with the increased scale and strong financial base necessary to increase shareholder value and increase cost efficiencies. Specifically, it was anticipated that the merger would allow United America Indemnity to:

•	strengthen its position in the highly competitive specialty property and casualty insurance industry;

•	achieve enhanced growth opportunities arising from a balanced business model, improved financial flexibility and strong cash flow; and

•	achieve a financial base and scale capable of delivering enhanced value to customers.

•	The financial performance and condition, business operations and prospects of each of United National Group, Penn-America and United America Indemnity.

•	That the combination would give United America Indemnity access to additional high-quality general agents to offer coverages not available through Penn-America.

•	The expectation that the combination will have an accretive effect with regard to United America Indemnity’s earnings in 2005.

•	The expectation that the combination will have an accretive effect with regard to United America Indemnity’s pro forma book value.

•	The expectation that the combination will increase United America Indemnity’s return on equity in 2005.

•	That United America Indemnity has, or will have at the closing of the merger, new employment agreements with members of Penn-America management.

•	The access that United America Indemnity will receive to a strong base of employees at Penn-America.

•	The relative market capitalization of United National Group and Penn-America and the expected capital structure of United America Indemnity after the merger.

•	That the combination would result in an increase in the public float of United National Group Class A common shares.

•	That United National Group is purchasing approximately 32.1% of Penn-America’s common stock for $13.53 per share as a result of its acquisition of Penn Independent and its acquisition of Penn-America common stock directly from Messrs. Irvin Saltzman and Jon S. Saltzman and Ms. Joanne Lynch Saltzman.

•	The opinion of Merrill Lynch, dated October 14, 2004, to the effect that, as of that date and based on and subject to the matters described in their opinions, the merger consideration was fair, from a financial point of view, to United National Group. See the section entitled “— Opinion of Financial Advisor to the United National Group Board of Directors” beginning on page 58.

•	The structure of the transaction and terms of the merger agreement. See the section entitled “The Merger Agreement” beginning on page 98.

•	That United National Group can terminate the deal if the average sales price of United National Group Class A common shares prior to the closing of the merger, as determined in the merger agreement, is less than $12.00.

•	The terms of the merger agreement relating to third-party offers, including:

•	the limitations on the ability of Penn-America to solicit offers for alternative business combinations; and

•	the limitations on the ability of Penn-America to terminate the merger agreement in order to accept a third-party superior proposal.

      See the section entitled “The Merger Agreement” beginning on page 98.

      The United National Group board of directors weighed these advantages and opportunities against a number of other factors identified in its deliberations weighing negatively against the merger, including:

•	The challenges inherent in the combination of United National Group’s and Penn-America’s businesses and the possible diversion of management attention for an extended period of time.

•	The risk of not capturing all the potential benefits of the combination between United National Group and Penn-America.

•	The risk of A.M. Best downgrading the rating of the insurance subsidiaries of United America Indemnity following the merger.

•	The possibility that the merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on United National Group.

•	The conditions to the merger agreement requiring receipt of certain regulatory approvals. See the section entitled “— Regulatory Approvals Required for the Merger” beginning on page 84.

      After consideration of these factors, the United National Group board of directors determined that these risks were significantly outweighed by the potential benefits of the merger.

      This discussion of the information and factors considered by the United National Group board of directors includes all of the material positive and negative factors considered by the United National Group board of directors, but it is not intended to be exhaustive and may not include all the factors considered by the United National Group board of directors. In reaching its determination to approve and adopt the merger agreement, the United National Group board of directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger is advisable and in the best interests of United National Group. Rather, the United National Group board of directors viewed its determination as being based on the totality of the information presented to and factors considered by it. In addition, individual members of the United National Group board of directors may have given differing weights to different factors.

Recommendation of the United National Group Board of Directors

      After careful consideration, the United National Group board of directors, on October 11, 2004, unanimously approved and adopted the merger agreement. For the factors considered by the United National Group board of directors in reaching its decision to approve and adopt the merger agreement, see the section entitled “— United National Group Reasons for the Merger” beginning on page 56. The United National Group board of directors unanimously recommends that the United National Group shareholders vote “FOR” the proposal to approve the issuance of United National Group Class A common shares in the merger. Further, the United National Group board of directors recommends that the United National Group shareholders vote “FOR” the proposal to adjourn or postpone the extraordinary general meeting, if necessary, for the purpose of soliciting additional proxies.

      In considering the recommendation of the United National Group board of directors with respect to the approval of the issuance of United National Group Class A common shares in the merger, United National Group shareholders should be aware that certain directors of United National Group may have interests in the merger that are different from, or are in addition to, the interests of United National Group shareholders. See the section entitled “Interests of United National Group Directors in the Merger” on page 83.

Opinion of Financial Advisor to the United National Group Board of Directors

      United National Group retained Merrill Lynch to act as its financial advisor in connection with the proposed transaction with Penn-America and with Penn Independent, including the merger. The merger, together with the acquisition of shares of Penn Independent by United National Group is referred to in this section of the joint proxy statement/ prospectus as the transaction. On October 11, 2004, Merrill Lynch delivered to the United National Group board of directors an oral opinion, subsequently confirmed by delivery of a written opinion dated October 14, 2004, to the effect that, as of that date, and based upon and subject to the factors and assumptions set forth in the opinion, the total consideration to be paid by United National Group in the transaction was fair, from a financial point of view, to United National Group and that, in the event only the merger is consummated, the consideration to be paid by United National Group in the merger was fair, from a financial point of view, to United National Group. Merrill Lynch did not render any opinions with respect to the acquisition of Penn Independent on a standalone basis.

      The full text of Merrill Lynch’s opinion, dated October 14, 2004, which sets forth the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Merrill Lynch, is attached as Annex C to this joint proxy statement/ prospectus and is incorporated by reference into this joint proxy statement/ prospectus. The summary of Merrill Lynch’s opinion set forth below, which discloses all of the material information contained in the opinion, is qualified in its entirety by reference to the full text of the opinion. United National Group shareholders are urged to read the opinion carefully in its entirety.

      In connection with rendering its opinion dated October 14, 2004 and performing the related financial analyses, Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to Penn-America, Penn Independent and United National Group that Merrill Lynch deemed to be relevant;

•	reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Penn-America, Penn Independent and United National Group, as well as the amount and timing of the cost savings and related expenses and potential synergies expected to result from the transaction furnished to Merrill Lynch by Penn-America, Penn Independent and United National Group, respectively;

•	conducted discussions with members of senior management of Penn-America, Penn Independent and United National Group concerning the matters described in the first two clauses above, as well as their respective businesses and prospects before and after giving effect to the transaction and the merger, as applicable, and the potential synergies;

•	reviewed the historical market prices and valuation multiples for shares of Penn-America common stock and United National Group Class A common shares and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	reviewed the historical results of operations of Penn-America, Penn Independent and United National Group;

•	compared the proposed financial terms of the transaction, and, alternatively, of the merger alone, with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

•	participated in discussions and negotiations among representatives of Penn-America, Penn Independent and United National Group and their respective financial and legal advisors;

•	reviewed the potential pro forma impact of the transaction on United National Group;

•	reviewed drafts dated October 7, 2004 of each of the Penn Independent stock purchase agreement and the merger agreement; and

•	reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

      In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume any responsibility for independent verification of such information. In that regard, Merrill Lynch did not undertake an independent evaluation or appraisal of any of the assets or liabilities of Penn-America or Penn Independent nor did it evaluate the solvency or fair value of Penn-America or Penn Independent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of either Penn-America or Penn Independent. With respect to the financial forecast information and the potential synergies furnished to or discussed with Merrill Lynch by Penn-America, Penn Independent or United National Group, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of Penn-America’s, Penn Independent’s or United National Group’s management, as applicable, as to the expected future financial performance of their company and the potential synergies. Merrill Lynch also assumed that the final form of the transaction agreements will be substantially similar to the last drafts reviewed by Merrill Lynch, and that, with respect to its opinion regarding the total consideration for the transaction, the acquisition of Penn Independent and the merger both are consummated.

      The Merrill Lynch opinion was necessarily based upon market, economic and other conditions as they existed and can be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion. For the purposes of rendering its opinion, Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the transaction or, alternatively, the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the transaction or, alternatively, the merger.

      Merrill Lynch does not express any opinion as to the merits of the underlying decision by United National Group to engage in the transaction and its opinion does not constitute a recommendation to any shareholder of United National Group as to how such shareholder should vote on the proposed merger or any matter related thereto. Merrill Lynch was not asked, and the Merrill Lynch opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of United National Group. Furthermore, Merrill Lynch does not express any opinion as to the prices at which the United National Group Class A common shares will trade following the announcement of the transaction or consummation of the transaction or, alternatively, the merger.

Summary of Merrill Lynch’s Analyses

      The following is a summary of the material financial analyses presented by Merrill Lynch to the United National Group board of directors in connection with providing its opinion to the United National Group board of directors. The following summary, however, does not purport to be a complete description of the analyses performed by Merrill Lynch. The order of analyses described does not represent relative importance or weight given to those analyses by Merrill Lynch. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Merrill Lynch’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 7, 2004, and is not necessarily indicative of current market conditions. Unless otherwise indicated, all references to the price of shares of Penn-America common stock below are references to the price of those shares that are publicly traded and do not include those shares owned by Penn Independent.

Penn-America Analyses

      Comparison of Selected Specialty Property and Casualty Insurance Companies Analysis. Merrill Lynch compared certain financial information of Penn-America with the following group of mid-capitalized specialty property and casualty insurers:

•	W.R. Berkley Corporation;

•	Markel Corporation;

•	American Financial Group, Inc.;

•	HCC Insurance Holdings, Inc.;

•	Philadelphia Consolidated Holding Corp.; and

•	RLI Corp.

      Merrill Lynch also compared certain financial information of Penn-America with the following group of small-capitalized specialty property and casualty insurers:

•	Argonaut Group, Inc.;

•	CNA Surety Corporation;

•	United National Group, Ltd.;

•	The Navigators Group, Inc.;

•	Baldwin & Lyons, Inc.;

•	FPIC Insurance Group, Inc.;

•	NYMAGIC, Inc.; and

•	Meadowbrook Insurance Group.

      The historical financial data used was based on publicly available financial statements for each of the selected companies. Estimates of earnings for these companies were based on publicly available compilations of updated broker dealer research provided by First Call. First Call estimates used were as of October 7, 2004.

      The following table compares certain information derived by Merrill Lynch with respect to Penn-America with certain information derived by Merrill Lynch with respect to the selected groups of specialty property and casualty insurers:

	Mid-Capitalized		Small-Capitalized
	Specialty		Specialty		Penn-America
	P&C Insurer		P&C Insurer		Trading Price				Penn-America		Total
	Group		Group						Merger		Transaction
	Median(1)		Median(1)		(Street)(1)		(Mgmt)(2)		(Mgmt)(2)(3)		(Mgmt)(2)(4)

Stock price as a multiple of 2003 earnings per share	15.5	x	15.8	x	13.8	x	13.8	x	14.8	x	14.2x
Stock price as a multiple of earnings per share for the last twelve months	12.9	x	14.5	x	12.0	x	12.0	x	12.9	x	12.4x
Stock price as a multiple of estimated 2004 earnings per share	14.4	x	12.6	x	13.1	x	13.6	x	14.6	x	14.1x
Stock price as a multiple of estimated 2005 earnings per share	10.4	x	9.6	x	9.6	x	8.7	x	9.3	x	9.0x
Stock price as a multiple of book value as of June 30, 2004	1.86	x	1.10	x	1.57	x	1.57	x	1.69	x	1.63x

(1)	Source: First Call. Market statistics as of October 7, 2004.

(2)	Source: Penn-America management estimates.

(3)	Based on the $15.3875 per share payable to public shareholders of Penn-America in the merger.

(4)	Based on a blended price of $14.81 per share of Penn-America common stock, comprised of $15.3875 per share payable to public shareholders of Penn-America in the merger and $13.53 per share payable in connection with the Penn Independent transaction.

     Historical Stock Price Analysis. Merrill Lynch reviewed the historical trading prices of Penn-America common stock during the 12-month period preceding October 7, 2004. During such period, the price of Penn-America common stock ranged from a low of $12.19 to a high of $15.99, with a volume-weighted average price of $13.90. Stock performance for the last twelve months for Penn-America was at (4.5)% compared to 14.4% for a mid-capitalized specialty property and casualty insurers group (consisting of W.R. Berkley Corporation, Markel Corporation, American Financial Group, Inc., HCC Insurance Holdings, Inc., Philadelphia Consolidated Holding Corp., and RLI Corp.), and 5.8% for a micro- and small-capitalized specialty property and casualty insurers group (consisting of American Safety Insurance Holdings, Ltd., Argonaut Group, Inc., CNA Surety Corporation, United National Group, Ltd., Navigators Group, Inc., Baldwin & Lyons, Inc., FPIC Insurance Group, Inc., NYMAGIC, Inc., Meadowbrook Insurance Group, The Midland Co. and ProCentury Corp.). Merrill Lynch also reviewed the historical trading prices of Penn-America common stock since its initial public offering on October 28, 1993. During such period, the price of Penn-America common stock ranged from a low of $2.89 to a high of $15.99.

      Historical Exchange Ratio Analysis. Merrill Lynch calculated the average historical exchange ratios of shares of Penn-America common stock to United National Group Class A common shares from December 15, 2003 through October 6, 2004. Throughout this period, the exchange ratio achieved a high of 0.98x on August 12, 2004 and a low of 0.72x on January 28, 2004. The average historical exchange ratio for this period was 0.83x.

      Comparable Transaction Analysis. Merrill Lynch reviewed publicly available information for selected transactions involving mergers and acquisitions of property and casualty insurance companies since

January 1, 2000. The selected transactions were not intended to represent the complete list of property and casualty insurance company transactions that have occurred. Rather, such transactions included only selected recent transactions involving property and casualty insurance companies. The selected transactions were used in this analysis because the companies involved were deemed by Merrill Lynch to operate in similar businesses or have similar financial characteristics to Penn-America. The selected transactions consisted of the following acquisitions:

•	USAuto Holdings by Liberte Investors, Inc.;

•	Sirius International Insurance Corporation by White Mountains Insurance Group Ltd.;

•	California Indemnity Insurance Company by White Mountains Insurance Group Ltd.;

•	Travelers Property Casualty Corp. by The St. Paul Companies, Inc.;

•	The St. Paul Companies, Inc. by Travelers Property Casualty Corp.;

•	GE Edison/ US Auto & Home Business by American International Group, Inc.;

•	Royal Specialty Underwriting, Inc. by Alleghany Corporation;

•	Prudential Financial, Inc.’s national property and casualty business by Liberty Mutual Holding Company Inc.;

•	Republic Insurance Group by an investor group;

•	THI Holdings Inc. by Nationwide Mutual Insurance Company;

•	Capitol Transamerica Corporation by Alleghany Corp.;

•	Thomas Black Corporation by Safety Holdings Inc.;

•	Front Royal, Inc. by Argonaut Group, Inc.;

•	Florida Select Insurance Holdings Inc. by Vesta Insurance Group, Inc.;

•	Farm Family Holdings, Inc. by American National Insurance Company;

•	Meridian Mutual Insurance Company by State Automobile Mutual Insurance Company;

•	CGU Corp. by White Mountains Insurance Group Ltd.;

•	American Summit Insurance Company by NLASCO, Inc.;

•	HSB Group, Inc. by American International Group, Inc.;

•	Sen-Tech International Holdings, Inc. by Fairfax Financial Holdings Ltd.;

•	U.S. Investment Corporation by Berkshire Hathaway Inc.;

•	Gibraltar Casualty Company by Everest Re Group, Ltd.; and

•	Life Investors Insurance Company of America by Lumbermens Mutual Casualty Co.

      The following table compares certain information derived by Merrill Lynch with respect to the transaction, as well as the merger only, with information derived by Merrill Lynch with respect to the selected transactions listed above:

	LTM P/E		Price/Book

Penn-America Merger	12.9	x	1.69x
Total Transaction	12.4	x	1.63x
Selected Comparable Transactions:
High	31.6	x	7.20x
Mean	13.5	x	1.96x
Median	10.1	x	1.40x
Low	5.9	x	0.53x

      Historical Transaction Premium Analysis. Merrill Lynch reviewed and compared premiums to stock price paid in selected public acquisitions from 2001 to 2004 year-to-date in transactions valued between $200 million to $500 million and in selected acquisitions of financial institutions in the same value range, to the implied premiums in the transactions to the closing stock price for Penn-America common stock on October 7, 2004 assuming a $15.375 share value of the merger consideration and a blended per share value of $14.81 for the transaction.

      The following table presents the results of this analysis:

	One Day Prior to	One Week Prior to	One Month Prior to
	Transaction	Transaction	Transaction
Transaction	Announcement Date	Announcement Date	Announcement Date

All Precedent Transactions:
Mean	20.3%	21.7%	25.3%
Median	16.5%	20.7%	20.9%
Financial Institutions Transactions:
Mean	16.7%	21.2%	22.8%
Median	20.2%	24.6%	24.7%
Penn-America Merger	7.5%	13.0%	21.3%
Total Transaction	3.5%	8.8%	16.8%

      Discounted Cash Flow Analysis. Merrill Lynch calculated a range of discounted cash flow values for Penn-America using forecast premium volumes, investment returns, loss and loss adjustment expense ratios and expense ratios. A discounted cash flow analysis is generally used to calculate a valuation range for a company by calculating the present value of the expected cash flows that will be generated by the company, discounted at a rate that reflects the uncertainty of such estimated cash flows. Merrill Lynch analyzed three alternative forecasts covering the three-year period 2004 through 2006 and Merrill Lynch then extrapolated results through 2013 for purposes of its analysis. Each forecast scenario had consistent net earned premium, net investment yield assumptions, loss and loss adjustment expense ratios and expense ratio assumptions for 2004, including adjustment for the third quarter hurricane losses announced by Penn-America on September 29, 2004. Merrill Lynch analyzed three forecast scenarios involving (1) improvement in Penn-America’s loss and loss adjustment ratio in 2005 and 2006, (2) no improvement in the loss and loss adjustment ratio for 2005 and 2006 beyond an adjustment for the third quarter hurricane losses, and (3) an increase in Penn-America’s loss and loss adjustment ratio in 2005 and 2006. Merrill Lynch then extrapolated these forecast scenarios through 2013 by grading premium growth to 2.5% per year and increasing the loss and loss adjustment expense ratio such that the projected combined ratio exceeded 100.0% at the final year of the projection period.

      Merrill Lynch calculated a range of values for Penn-America by utilizing discount rates ranging from 9.00% to 11.00% and terminal value multiples of fiscal year 2013 GAAP net income ranging from 10.0x to 14.0x. The discount rates and terminal value multiples were selected by Merrill Lynch based on the calculated weighted average cost of capital for the selected mid-capitalized and small-capitalized specialty property and casualty insurers group and prevailing multiples of GAAP earnings per share for the latest twelve months for the same group. Cash flow was projected as excess dividendable capital in excess of a retained capital level consistent with an “A” category rating based on A.M. Best’s capital adequacy methodology. Cash flows were discounted to present value as of June 30, 2004. This analysis resulted in a range of illustrative values for Penn-America on an equity value per share basis of (1) $17.12 to $19.81 for the first forecast scenario, (2) $14.45 to $17.19 for the second forecast scenario, and (3) $13.19 to $15.94 for the third forecast scenario. Merrill Lynch did not include any of the potential synergies in its discounted cash flow analysis.

Penn Independent Analyses

      In the course of preparing its opinion to the United National Group board of directors on the fairness of the transaction as a whole, Merrill Lynch also reviewed and considered other information and data regarding Penn Independent.

      Comparison of Selected Insurance Brokers Analysis. Merrill Lynch compared certain financial information of Penn Independent with the following group of insurance brokerage companies:

•	Marsh & McLennan Companies, Inc.;

•	Aon Corporation;

•	Willis Group, Ltd.;

•	Arthur J. Gallagher & Co.;

•	Brown & Brown, Inc.;

•	Hilb Rogal & Hobbs Company;

•	USI Holdings Corporation; and

•	Hub International Limited.

      The historical financial data used was based on publicly available financial statements for each of the selected companies. Estimates of earnings for these companies were based on publicly available compilations of updated broker dealer research provided by First Call. First Call estimates used were as of October 7, 2004.

      Comparable Transaction Analysis. Merrill Lynch reviewed publicly available information for selected transactions involving the merger and acquisition of insurance brokerage companies since January 1, 2001. The selected transactions were not intended to represent the complete list of insurance brokerage company transactions that have occurred. Rather, such transactions included only selected recent transactions involving insurance brokerage companies. The selected transactions were used in this analysis because the companies involved were deemed by Merrill Lynch to operate in similar businesses or have similar financial characteristics to Penn Independent. The selected transactions consisted of the following acquisitions:

•	Talbot Financial Corporation by Hub International Limited;

•	Heath Lambert Australia by Marsh & McLennan Companies, Inc.;

•	WNC by Frontenac Co.;

•	Willis A/ S by Willis Group Holdings Limited;

•	HCC Employee Benefits, Inc. by Jardine Lloyd Thompson Group plc;

•	McGriff Seibels & Williams Inc. by BB&T Corporation;

•	USA Insurance Group, Inc. by The BISYS;

•	Tri-City Brokerage Inc. by The BISYS;

•	Fifth Third Insurance Services, Inc. by Hub International Limited;

•	Cal/ United/ Sterling/ Lancer by Brown & Brown, Inc.;

•	Long Miller & Associates LLC by Clark/ Bardes, Inc.;

•	Hobbs by Hilb Rogal and Hamilton Company;

•	ABD Insurance & Financial Services Inc. by Greater Bay Bancorp;

•	Cooney Rikard & Curtin, Inc. by BB&T Corporation;

•	Marshall Rattner, Inc. by HCC Insurance Holdings, Inc.;

•	Burnham Stewart Group by Hub International Limited;

•	Robert F. Driver Co., Inc. by The Alliant Group;

•	The Galtney by Arthur J. Gallagher & Co.;

•	E.W. Blanch Holdings, Inc. by Benfield Greig Group;

•	Acordia, Inc. by Wells Fargo & Company; and

•	Kaye Group Inc. by Hub International Limited.

      Discounted Cash Flow Analysis. Merrill Lynch calculated a range of discounted cash flow values for Penn Independent using management projections by line of business through 2005 and then extrapolating results through 2013 for purposes of this analysis. Merrill Lynch extrapolated these results through 2013 by growing adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) by 5% per year and holding subsidiary contribution to consolidated EBITDA constant.

      Merrill Lynch calculated a range of values for Penn Independent by utilizing discount rates ranging from 9.00% to 11.00% and a terminal value multiple of fiscal year 2013 EBITDA of 5.0x. The discount rates and terminal value multiple were selected by Merrill Lynch based on the calculated weighted average cost of capital for the selected insurance brokerage companies group and prevailing multiples of EBITDA for the latest twelve months for the same group. Cash flows were discounted to present value as of June 30, 2004. This analysis resulted in a range of illustrative values for Penn Independent of $45.3 million to $50.6 million. Merrill Lynch did not include any of the potential synergies in its discounted cash flow analysis.

Illustrative Pro Forma Earnings Analyses

      Merrill Lynch performed an illustrative pro forma analysis of the financial impact of the total transaction on United National Group and Penn-America. Earnings estimates for United National, Penn-America and Penn Independent were provided by their respective management teams. The 2004 Penn-America estimate, which did not include the potential impact of hurricane losses, was adjusted by Merrill Lynch for subsequent third quarter hurricane losses of $0.23 per share as disclosed in Penn-America’s press release dated September 29, 2004. Based on this analysis, and taking into account the effect of certain after-tax projected expense savings, after-tax projected revenue gains, and the effect of estimated after-tax purchase accounting adjustments, the proposed merger would be accretive to United National Group’s 2005 earnings per share.

		United National Group
Price of a United National Group Class A		Percent
Common Share at Closing	Percent Change	Accretion/(Dilution)

$18.00	20.0%	21.0%
$17.00	13.3%	19.4%
$16.00	6.7%	17.7%
$15.00 (as of October 6, 2004)	0.0%	15.8%
$14.00	(6.7)%	13.7%
$13.00	(13.3)%	11.4%
$12.00	(20.0)%	8.9%

      Merrill Lynch also performed an illustrative pro forma analysis of the financial impact of the total transaction on United National Group’s balance sheet as of June 30, 2004. Based on this analysis, the proposed transaction would be accretive to United National Group’s book value per share and neutral to United National Group’s debt to total capitalization.

Other Considerations

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinion of Merrill Lynch. In arriving at its fairness determination, Merrill Lynch did not attribute any particular weight to any factor or analysis considered by it. Rather, Merrill Lynch made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses.

      Merrill Lynch prepared this analysis for purposes of providing its opinion to the board of directors of United National Group as to the fairness of each of the merger and the transaction from a financial point of view to United National Group. This analysis does not purport to be an appraisal nor does it necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of United National Group, Penn-America, Penn Independent, Merrill Lynch, or any other person assumes responsibility if future results are different from those forecast. As described above, the opinion of Merrill Lynch to the United National Group board of directors was one of many factors taken into consideration by the United National Group board of directors in making its determination to approve the transaction.

      Merrill Lynch has, in the past, provided financial advisory and financing services to United National Group and/or its affiliates and may continue to do so, and Merrill Lynch has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of its business, Merrill Lynch may actively trade shares of Penn-America common stock as well as securities of United National Group for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

      United National Group selected Merrill Lynch as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction contemplated by the merger agreement and the Penn Independent stock purchase agreement.

      United National Group entered into a letter agreement with Merrill Lynch in connection with Merrill Lynch’s engagement as United National Group’s financial advisor with respect to the transaction. Pursuant to the terms of the letter agreement, United National Group agreed to pay Merrill Lynch a transaction fee of $2.0 million, $250,000 of which has been paid and $1.75 million of which is payable upon consummation of the transaction. United National Group also has agreed to reimburse Merrill Lynch for certain expenses arising out of Merrill Lynch’s engagement and to indemnify Merrill Lynch and related persons against various liabilities, including various liabilities under the federal securities laws.

Penn-America Reasons for the Merger

      The Penn-America board of directors has approved the merger agreement, has determined that the merger agreement and the merger are advisable and in the best interests of Penn-America, and recommends that Penn-America shareholders vote “FOR” adoption of the merger agreement. Further, the board of directors of Penn-America recommends that Penn-America shareholders vote “FOR” the proposal to adjourn or postpone the Penn-America special meeting, if necessary, for the purpose of soliciting additional proxies.

      Determination of the Special Committee. Because three of Penn-America’s directors have a direct or indirect equity interest in Penn Independent, the Penn-America board of directors formed a special committee comprised entirely of independent directors to, among other things, evaluate the proposal of, and negotiate with, United National Group. The special committee has four members: Mr. Richard L. Duszak, Mr. Charles Ellman, Dr. M. Moshe Porat and Mr. Martin P. Sheffield. Mr. Sheffield is the special committee’s chairman.

      In reaching its determination to recommend unanimously that the board approve and adopt the merger agreement and the merger and recommend that Penn-America shareholders adopt the merger agreement, the special committee consulted with management, Bear Stearns, the special committee’s financial advisor, Simpson Thacher & Bartlett LLP and Reed Smith LLP, the special committee’s legal counsel, Milliman, Inc., independent actuaries retained by the special committee, KPMG LLP, independent auditors retained by the special committee, and Saul Ewing LLP, outside regulatory counsel for Penn-America, and considered a variety of factors, including, without limitation, the following:

•	Historical and Recent Market Prices Compared to Consideration to be Received by Holders of Common Stock. The special committee reviewed the historical market prices and trading information with respect to the Penn-America common stock, and considered that the merger consideration of $15.375 per share represented a premium of approximately:

•	10.5% over the closing price of Penn-America common stock on October 14, 2004, the day before the announcement of a transaction between Penn-America and United National Group,

•	12.1% over the average closing price of Penn-America common stock for the 20 previous trading days ending on October 14, 2004, and

•	10.5% over the average closing price of Penn-America common stock for the one-year period ending on October 14, 2004.

•	Penn-America’s Business, Condition and Prospects. The special committee considered the financial condition, results of operations and business of Penn-America, on both a historical and prospective basis, and current industry, economic and market conditions. In particular, the special committee considered Penn-America’s growth opportunities as an independent company compared with the growth opportunities available as part of United America Indemnity.

•	United National Group’s Business, Condition and Prospects. The special committee considered the financial condition, results of operations and business of United National Group, including the due diligence review by Penn-America’s management and the special committee’s financial, legal, accounting and actuarial advisors regarding United National Group.

•	Increased Liquidity and Cash Consideration for Penn-America Common Stock. The special committee considered the increased liquidity offered by the merger to Penn-America’s shareholders with respect to the United National Group Class A common shares they would receive in the merger. The special committee believes that the receipt of stock in United America Indemnity would offer

Penn-America’s shareholders the opportunity to own stock of a larger and more actively traded business enterprise and that Penn-America’s shareholders would have the opportunity to participate in the potential growth of United America Indemnity after the closing of the merger. In addition, the special committee considered that Penn-America’s shareholders would benefit from the merger by receiving a portion of their consideration for their Penn-America common stock in cash.

•	Capitalization, Governance Rights, and Jurisdiction of United National Group. The special committee considered the dual capitalization structure of United National Group, that United National Group is a “controlled company,” and that it is organized under the laws of the Cayman Islands.

•	Fixed Value of Consideration to be Received by Penn-America Shareholders. The special committee considered that, because the consideration to be received by Penn-America shareholders is fixed (that is, shareholders will receive a fixed value of United National Group Class A common shares and cash), the negative impact to Penn-America shareholders of any decrease in the market value of United National Group’s Class A common shares prior to completion of the merger will be mitigated. However, the special committee also considered that the opportunity for Penn-America shareholders to benefit from any increase in the market value of United National Group Class A common shares between the announcement of the merger and the closing of the merger also will be limited, which would not have been the case if the consideration had been based on a fixed exchange ratio.

•	Accretion. The special committee considered the expectation that the merger will have an accretive effect with regard to United National Group’s earnings in the first year following the completion of the merger, which will inure to a significant degree to the benefit of Penn-America’s shareholders as United America Indemnity shareholders.

•	Opinion of Bear Stearns. The special committee considered the opinion of Bear Stearns dated October 14, 2004, to the effect that, as of the date of such opinion and based upon and subject to the matters stated in the opinion, the consideration to be received in the merger was fair, from a financial point of view, to the Penn-America shareholders, excluding United National Group, U.N. Holdings II, Cheltenham Acquisition Corp., Penn Independent and their respective subsidiaries and affiliates. The special committee also considered the financial analyses performed by Bear Stearns in connection with its opinion. See the section entitled “The Merger — Opinion of Financial Advisor to the Penn-America Special Committee” on page 71.

•	Third-Party Offers. The special committee considered the terms and provisions of the merger agreement relating to third-party offers, including:

•	the limitations on Penn-America’s ability to solicit offers for alternative business combinations;

•	the restrictions on the ability of Penn-America to terminate the merger agreement in order to accept a third party proposal;

•	the provision of the merger agreement permitting the Penn-America board of directors and the special committee to receive unsolicited inquiries and proposals from, and, under certain circumstances, negotiate and give information to, third parties;

•	that the maximum aggregate termination fee that may be payable to United National Group pursuant to the merger agreement was $7,673,000; and

•	that, under certain circumstances, Penn-America could be obligated to pay a termination fee even if Penn-America had not entered into an alternative transaction with another party.

•	Other Terms of the Merger Agreement. The special committee considered the other terms of the merger agreement, including:

•	the consideration to be received by the Penn-America shareholders;

•	the rights of Penn-America and United National Group to terminate the merger agreement;

•	the representations and warranties of United National Group; and

•	the covenants of Penn-America and United National Group and their effect on the operations of Penn-America and United National Group prior to the merger.

•	The Likelihood of the Consummation of the Merger. The special committee considered the prospects for the merger receiving necessary regulatory approvals and the anticipated timing and conditions of those approvals and the likelihood that the condition relating to the maintenance of the A.M. Best ratings of Penn-America’s insurance subsidiaries would be satisfied. The special committee also considered the likelihood of the other conditions to the merger being satisfied, and that United National Group’s obligation to consummate the merger is not conditioned upon the consummation of the acquisition of Penn Independent by United National Group.

•	Impact on Penn-America’s Clients, Employees and Other Constituencies. The special committee considered the impact of the merger on Penn-America’s policyholders, general agents, employees and other constituencies, including the compatibility of the firms’ cultures, United America Indemnity’s intention of continuing the separate operations of Penn-America and maintaining the Penn-America identity, brand and the manner in which Penn-America works with its general agents, United America Indemnity’s intention that Penn-America continue to be run by key members of the existing management team with Jon Saltzman to be Penn-America’s new Chairman and Joseph Morris to be Penn-America’s new Chief Executive Officer, and United America Indemnity’s intention of maintaining Penn-America’s headquarters at its current location.

•	Integration of Penn-America into United National Group. The special committee considered the risk of whether the potential benefits sought in the merger would be fully realized and the risks associated with the integration of common aspects of the operations of United National Group, Penn-America and Penn Independent.

•	Tax Consequences of the Merger. The special committee considered that gains resulting from the merger will be generally taxable to Penn-America shareholders for federal income tax purposes. See the section entitled “Material Tax Considerations — Material United States Federal Income Tax Consequences of the Merger” on page 88.

•	Independence of the Special Committee. The special committee was fully aware of and considered the possible conflicts of interest of Irvin Saltzman, Jon Saltzman and Robert Lear, as well as those of Penn- America’s executive officers. See “— Interests of Penn-America Directors and Executive Officers in the Merger” beginning on page 80 for a description of these conflicts of interest. The special committee considered in this regard that its composition, consisting of members of the Penn-America board of directors who are not affiliated with United National Group or Penn Independent, permitted it to represent effectively the interests of its unaffiliated shareholders. The special committee also had all power necessary for it to review and evaluate the proposed transaction, negotiate the proposed transaction, and make a recommendation to the full board as to whether the merger agreement and the transactions contemplated thereby (including the merger) were in the best interests of Penn-America and should be recommended to Penn-America’s shareholders, including the power to retain and receive advice from outside legal, financial, accounting and actuarial advisors.

•	Announcement of the Merger. The special committee considered the possibility of disruption to Penn-America’s operations following the announcement of the merger, and the resulting effect on Penn-America if the merger does not close.

      The special committee concluded that the benefits of the transaction to Penn-America outweighed the risks and detriments associated with the foregoing factors.

      Determination of the Board of Directors. At a meeting of the board of directors held on October 14, 2004, after hearing the determinations and recommendations of the special committee and the opinion of Bear Stearns, Messrs. Irvin Saltzman, Jon S. Saltzman and Robert A. Lear, the directors who were determined to have an interest in the transaction, recused themselves from further deliberations by the board of directors in connection with the adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger. In reaching its determination to recommend the approval and adoption of the merger agreement, the board of directors considered the material considerations described in this section. The board of directors also considered the unanimous determinations and recommendations of the special committee to the board of directors in conjunction with the factors relied upon by the special committee in making such determinations and recommendations.

      The board of directors believes that the merger is in the best interests of Penn-America and is procedurally fair to Penn-America’s shareholders based on the following factors:

•	that the special committee is comprised of four independent members of the board of directors, who acted on behalf of and for the benefit of Penn-America’s shareholders (excluding United National Group, U.N. Holdings II, Cheltenham Acquisition Corp., Penn Independent and their respective subsidiaries and affiliates), and on behalf of Penn-America’s other constituencies;

•	that the special committee had all power necessary for it to review and evaluate the proposed transaction, negotiate the proposed transaction, and make a recommendation to the full board as to whether the merger agreement and the transactions contemplated thereby (including the merger) were in the best interests of Penn-America;

•	that the special committee was empowered to retain, in its sole discretion, and regularly received advice from, outside legal, financial, accounting and actuarial advisors;

•	that the special committee received an opinion from Bear Stearns, the special committee’s financial advisor, dated October 14, 2004, to the effect that, as of the date of such opinion and based upon and subject to the matters stated in the opinion, the consideration to be received in the merger was fair, from a financial point of view, to the Penn-America shareholders, excluding United National Group, U.N. Holdings II, Cheltenham Acquisition Corp., Penn Independent and their respective subsidiaries and affiliates;

•	that the terms of the merger agreement allow the board of directors and the special committee to consider, if it complies with certain requirements, any unsolicited bona fide written proposals from a third party which is or would reasonably be expected to result in a superior proposal if the failure to provide nonpublic information or to participate in discussions concerning such proposal would be inconsistent with the board’s fiduciary duties to Penn-America’s shareholders;

•	that the termination fee that would be payable to United National Group if the board of directors were to approve a superior proposal was customary and reasonable for a transaction of this type and size, notwithstanding that it would increase the cost to a third party of acquiring Penn-America; and

•	that the obligation of United National Group to consummate the acquisition of Penn-America was not conditioned upon the consummation of the acquisition of Penn Independent by United National Group.

      This discussion of the information and factors considered by the Penn-America board of directors and special committee includes all of the material factors considered by the Penn-America board of directors and special committee, but it is not intended to be exhaustive and may not include all the factors considered by the Penn-America board of directors and special committee. Neither the Penn-America board of directors nor the special committee quantified or assigned any relative or specific weights to the various factors that it considered in reaching its determination that the merger agreement and the merger are advisable and in the best interests of Penn-America. Rather, the board of directors and the special committee viewed their determinations as being based upon the judgment of their respective members, in light of the totality of the information presented and considered by them, except that, for the reasons stated above, the board of directors gave substantial weight to the determinations and recommendations of the special committee. In addition, individual members of the Penn-America board of directors and special committee may have given differing weights to different factors.

Recommendation of the Penn-America Board of Directors

      On October 14, 2004, the special committee of the Penn-America board of directors determined that the merger agreement and the transactions contemplated by the merger agreement (including the merger) are advisable and in the best interests of Penn-America, and recommended to the board of directors of Penn-America that the board of directors approve and adopt the merger agreement and recommend that the holders of Penn-America’s common stock vote for the adoption of the merger agreement. Following the meeting of the special committee, on October 14, 2004, the Penn-America board of directors determined that the merger agreement and the transactions contemplated by the merger agreement (including the merger) are advisable and in the best interests of Penn-America, approved and adopted the merger agreement, in all respects, and resolved to recommend that its shareholders vote to adopt the merger agreement. For the factors considered by the special committee and the Penn-America board of directors in reaching their respective decisions to approve the merger agreement and the transactions contemplated by the merger agreement (including the merger), see the section entitled “— Penn-America Reasons for the Merger” beginning on page 67). The board of directors of Penn-America recommends that Penn-America shareholders vote “FOR” the proposal to adopt the merger agreement. Further, the Penn-America board of directors recommends that the Penn-America shareholders vote “FOR” the proposal to adjourn or postpone the Penn-America special meeting, if necessary, for the purpose of soliciting additional proxies.

      In considering the recommendation of the Penn-America board of directors with respect to the merger agreement and the merger, Penn-America shareholders should be aware that directors and executive officers of Penn-America may have interests in the merger that are different from, or are in addition to, the interests of Penn-America shareholders. See the section entitled “— Interests of Penn-America Directors and Executive Officers in the Merger” on page 80.

Opinion of Financial Advisor to the Penn-America Special Committee

      The special committee of Penn-America’s board of directors retained Bear Stearns to act as its financial advisor in connection with, among other things, the proposed acquisition of Penn-America by United National Group on the terms set forth in the merger agreement. Bear Stearns delivered its oral opinion to the special committee on October 14, 2004, subsequently confirmed in writing on the same day, that, based upon and subject to the qualifications, assumptions, limitations and other matters set forth in its written opinion, the per share stock and cash consideration, which we refer to as the merger consideration, to be received in the merger was fair, from a financial point of view, to the shareholders of Penn-America excluding United National Group, U.N. Holdings II, Cheltenham Acquisition Corp., Penn Independent and their respective subsidiaries and affiliates. In a separate transaction, United National Group has agreed to acquire Penn Independent, which we refer to as the Penn Independent transaction, which, among other assets, held as of October 14, 2004, approximately 31.4% of the outstanding common stock of Penn-America. Bear Stearns did not provide any advice to Penn Independent or render any opinion with regard to the Penn Independent transaction.

      The full text of Bear Stearns’ written opinion, dated October 14, 2004, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Bear Stearns, is attached as Appendix D to this joint proxy statement/ prospectus and is incorporated by reference into this joint proxy statement/ prospectus. You are urged to read the Bear Stearns opinion in its entirety. In reading the description of the Bear Stearns opinion set forth below, you should be aware that such opinion:

•	was provided for the benefit and use of the special committee and did not constitute a recommendation to the special committee or any shareholders of Penn-America as to how to vote or whether to take any other action in connection with the merger;

•	did not address Penn-America’s underlying business decision to pursue the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Penn-America or the effects of any other transaction in which Penn-America might engage;

•	did not express any opinion as to the price or range of prices at which the Penn-America common stock or the United National Group Class A common shares would trade subsequent to the announcement of the merger or as to the price or range of prices at which United National Group Class A common shares would trade subsequent to the consummation of the merger; and

•	did not express any opinion as to any aspect of the Penn Independent transaction.

      Although Bear Stearns evaluated the fairness, from a financial point of view, of the merger consideration to be received by the public shareholders of Penn-America, the merger consideration as contemplated by the merger agreement was determined by arm’s-length negotiations between the special committee and United National Group. Bear Stearns provided advice to the special committee during the course of such negotiations as requested by the special committee. None of Penn-America, the board of directors or the special committee provided specific instructions to, imposed any limitations on the scope of investigation by, or put in place any procedures to be followed or factors to be considered by, Bear Stearns in performing its analyses or rendering its opinion.

      In the course of performing its review and analyses for rendering its opinion, Bear Stearns:

•	reviewed the merger agreement and the Penn Independent stock purchase agreement;

•	reviewed Penn-America’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2001 through 2003, its Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 2004 and its Reports on Form 8-K for the three years ended October 14, 2004;

•	reviewed United National Group’s Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2003, its Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 2004 and its Reports on Form 8-K filed on or before October 14, 2004;

•	reviewed certain operating and financial information provided to Bear Stearns by the senior managements of Penn-America and United National Group relating to Penn-America’s and United National Group’s respective businesses and prospects, including financial projections for Penn-America for the years ending December 31, 2004 through 2009 prepared by the senior management of Penn-America in early July and September 2004, respectively, which we refer to as the Penn-America projections, and financial projections for United National Group for the years ending December 31, 2004 and 2005 prepared by the senior management of United National Group, which we refer to as the United National Group projections (the United National Group projections, together with the Penn-America projections, are collectively referred to as the projections), and certain other forward-looking information;

•	reviewed certain estimates of cost savings and other combination benefits expected to result from the merger, prepared and provided to Bear Stearns by the senior management of United National Group, referred to as the projected benefits;

•	met with certain members of Penn-America’s and United National Group’s senior managements to discuss their respective businesses, operations, historical and projected financial results and future prospects, as well as the projections and the projected benefits;

•	reviewed the historical prices, trading multiples and trading volumes of the Penn-America common stock and the United National Group Class A common shares;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies that Bear Stearns deemed generally comparable to Penn-America and United National Group;

•	reviewed the terms of recent mergers and acquisitions of companies that Bear Stearns deemed generally comparable to Penn-America and the merger;

•	performed discounted cash flow analyses based on the Penn-America projections furnished to Bear Stearns;

•	reviewed the pro forma financial results, financial condition and capitalization of United National Group giving effect to the merger;

•	reviewed the Penn Independent transaction and certain financial and operational information relating to Penn Independent; and

•	conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

      In preparing its opinion, Bear Stearns:

•	relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the projections and the projected benefits, provided to Bear Stearns by Penn-America and United National Group;

•	assumed that the projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of Penn-America and of United National Group as to the expected future performance of Penn-America and United National Group, respectively;

•	assumed that the projected benefits were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of United National Group as to the expected future performance of the combined entity; and

•	assumed, with the special committee’s consent, that the senior managements of Penn-America and United National Group, as applicable, were unaware of any facts that would make the information, the projections or the projected benefits provided to Bear Stearns incomplete or misleading.

      Bear Stearns did not assume any responsibility for the independent verification of any such information or of the projections or the projected benefits provided to it. References in Bear Stearns’ opinion and in this summary of such opinion to the senior management of United National Group include the senior management of United National Group and United National Group’s controlling shareholder.

      In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Penn-America or United National Group, nor was Bear Stearns furnished with any appraisals or actuarial analyses or reports except for certain analyses and reports prepared by Penn-America’s actuarial, accounting, legal and regulatory advisors. Bear Stearns is not an actuarial firm and its services did not include actuarial determinations or evaluations by it or an attempt to evaluate any actuarial assumptions.

      Bear Stearns did not solicit, nor was it asked to solicit, third party acquisition interest in Penn-America. However, Bear Stearns understood that Lazard, Penn Independent’s financial advisor, solicited third party interest in a potential transaction involving Penn Independent and/or Penn Independent’s stake in Penn-America, and Bear Stearns discussed the results of such solicitation with Lazard.

      Bear Stearns assumed that the merger will be consummated in a timely manner and in accordance with the terms and conditions of the merger agreement without any limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, rating agency related or otherwise) that collectively would have a material effect on Penn-America or United National Group. Bear Stearns assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion.

Summary of Bear Stearns’ Analyses

      The following is a summary of the principal reviews and financial and valuation analyses presented by Bear Stearns to the special committee on October 11, 2004. In order to understand fully the reviews and financial and valuation analyses used by Bear Stearns, any information presented in tabular format must be read together with the text of each summary. The tables alone do not represent a complete description of any such reviews or financial and valuation analyses.

      Situation Analysis. Bear Stearns conducted a situation analysis to update the special committee on various recent developments in the U.S. capital markets and in the excess and surplus lines insurance sector, as well as on specific developments pertaining to Penn-America, United National Group and Penn Independent. Bear Stearns also reviewed Lazard’s attempts to sell Penn Independent and/or Penn Independent’s stake in Penn-America. Bear Stearns discussed with Lazard the reasons for contacting each potential buyer and the outcome thereof, as well as the reasons for not contacting several potential buyers.

      Transaction Valuation Overview. Bear Stearns reviewed the proposed transaction value of $15.375 per share (consisting of $13.875 in United National Group Class A common shares and $1.50 in cash) and calculated the implied premium in relation to a range of Penn-America’s stock prices that were based on (a) the closing and 20-day average stock prices as of October 8, 2004, and (b) the high, low and average closing stock prices for the one-year period ending October 8, 2004. Bear Stearns also calculated the implied valuation multiples with respect to the merger. For purposes of Bear Stearns’ review and analyses, Bear Stearns utilized, among other things, consensus estimates of operating earnings per share provided by First Call and the alternative estimates of operating earnings per share contained in the Penn-America projections, which are labeled “Case 1” and “Case 2” below.

Transaction Premia and Multiples

	Penn-America

		Proposed
	Data	Transaction

Merger Consideration	—	$15.37	5
Premium/(Discount) to:
Closing Price on 10/8/2004	$14.20	8.3%
20-Day Average	13.53	13.7
Past Year Average	13.92	10.5
52-Week High	15.99	(3.8)
52-Week Low	12.19	26.1
Implied Pricing Multiples
Price/ Book Value
Book as of 6/30/04	$9.10	1.69	x
2004E Book
Case 1	9.56	1.61
Case 2	9.53	1.61

	Penn-America

		Proposed
	Data	Transaction

Price/ Earnings Ratio
2004E Earnings
First Call	$1.09	14.1	x
Case 1	1.29	11.9
Case 2	1.28	12.0
2005E Earnings
First Call	$1.49	10.3	x
Case 1	1.72	8.9
Case 2	1.65	9.3

Penn-America Valuation

      Bear Stearns analyzed the value of Penn-America using implied trading multiples of selected public companies and using implied multiples from selected precedent merger and acquisition transactions. Bear Stearns also valued Penn-America using a discounted cash flow analysis and a present value of future stock price analysis. For purposes of Bear Stearns’ review and analyses, Bear Stearns utilized, among other things, the Penn-America projections.

      Selected Comparable Public Companies Analysis. Bear Stearns reviewed and analyzed selected comparable public companies in the excess and surplus lines insurance business. In performing these analyses, Bear Stearns reviewed and analyzed certain financial information, valuation multiples and market trading data relating to Penn-America and compared such information to the corresponding information of selected companies that Bear Stearns deemed to be comparable to Penn-America.

      Specifically, Bear Stearns compared Penn-America to 12 publicly traded small-capitalization and 4 publicly traded mid-capitalization insurance companies in the excess and surplus lines insurance business. To the extent publicly available, Bear Stearns reviewed the stock price as of October 8, 2004 as a multiple of (a) 2004 estimated earnings per share, (b) 2005 estimated earnings per share and (c) book value as of June 30, 2004.

      The selected small-capitalization companies were:

•	NYMAGIC, Inc.;

•	RLI Corp.;

•	Harleysville Group Inc.;

•	Baldwin & Lyons, Inc.;

•	Argonaut Group, Inc.;

•	CNA Surety Corporation;

•	The Midland Company;

•	Meadowbrook Insurance Group, Inc.;

•	Selective Insurance Group, Inc.;

•	The Navigators Group, Inc.;

•	ProCentury Corporation; and

•	American Safety Insurance Holdings, Ltd.

      The selected mid-capitalization companies were:

•	Markel Corporation;

•	Philadelphia Consolidated Holding Corp.;

•	HCC Insurance Holdings, Inc.; and

•	W. R. Berkley Corporation.

      Bear Stearns calculated the following trading multiples for the above comparable companies:

Selected Comparable Public Companies Trading Multiples

	Price/				Price/
					Book
	2004E EPS		2005E EPS		Ratio

Small-Capitalization Companies
High	18.8	x	13.0	x	1.68	x
Mean	12.5		9.7		1.14
Median	12.3		9.6		1.10
Low	6.3		6.8		0.87
Mid-Capitalization Companies
High	18.6	x	12.2	x	2.13	x
Mean	14.0		10.0		1.96
Median	14.1		10.1		1.98
Low	9.2		7.7		1.74
Reference Range
High	12.0	x	11.0	x	1.60	x
Low	10.0		9.0		1.40

      Based on the foregoing, Bear Stearns calculated an implied stock price range for Penn-America of $12.74 to $18.93 per share under Case 1 and $12.74 to $18.10 per share under Case 2, as compared to the $15.375 per share merger consideration to be received in the merger.

      Selected Precedent Merger and Acquisition Transactions. Bear Stearns reviewed and analyzed selected precedent merger and acquisition transactions involving property and casualty insurance companies. In performing these analyses, Bear Stearns reviewed and analyzed certain financial information and transaction multiples relating to Penn-America and compared such information to the corresponding information of companies involved in such precedent transactions.

      Specifically, Bear Stearns reviewed 16 merger and acquisition transactions valued at $100 million to $500 million since January 1, 1999, in which both acquirer and target were property and casualty insurance companies. Bear Stearns divided the precedent transactions universe into two groups: (a) “Most Relevant Transactions” and (b) “Other Transactions.” To the extent publicly available, Bear Stearns reviewed the transaction equity values as a multiple of (a) last twelve months’ earnings and (b) then current book value for the target company.

      The precedent transactions in the “Most Relevant Transactions” group were:

•	Argonaut Group, Inc./ Front Royal, Inc.; and

•	Alleghany Corporation/ Capitol Transamerica Corporation.

      The precedent transactions in the “Other Transactions” group were:

•	HCC Insurance Holdings, Inc./ The Centris Group, Inc.;

•	Medical Assurance, Inc./ Professionals Group, Inc.;

•	Trenwick Group Ltd./ LaSalle Re Holdings Limited;

•	Trenwick Group Inc./ Chartwell Re Corporation;

•	The St. Paul Companies, Inc./ MMI Companies, Inc.;

•	Safety Insurance Group, Inc./ Thomas Black Corporation;

•	Alleghany Corporation/ Royal Specialty Underwriting, Inc.;

•	XL Capital Ltd./ Le Mans Ré;

•	Liberty Mutual Insurance Company/ Three Spanish subsidiaries of Royal & Sun Alliance Insurance Group Plc;

•	American National Insurance Company/ Farm Family Holdings, Inc.;

•	State Automobile Mutual Insurance Company/ Meridian Mutual Insurance Company;

•	Berkshire Hathaway Inc./ U.S. Investment Corporation;

•	Nationwide Mutual Insurance Company/ CalFarm Insurance Company; and

•	Unitrin, Inc./Valley Group, Inc.

      Bear Stearns calculated the following multiples for the selected precedent transactions used in its analysis:

Selected Merger and Acquisition Transaction Multiples

	Price/

	Book		LTM
Buyer/Target	Value		Earnings

Most Relevant Transactions:
High	1.73	x	17.1	x
Mean	1.49		12.8
Median	1.49		12.8
Low	1.26		8.5
Other Transactions:
High	1.63	x	10.2	x
Mean	0.97		8.7
Median	0.95		10.1
Low	0.53		5.9
Reference Range
High	1.60	x	13.0	x
Low	1.40		10.0

      Based on the foregoing, Bear Stearns calculated an implied stock price range for Penn-America of $11.90 to $15.47 per share under both Case 1 and Case 2, as compared to the $15.375 per share merger consideration to be received in the merger.

      Discounted Cash Flow Analysis. Bear Stearns performed an analysis of the present value of the cash flow available to equity holders that Penn-America could generate over fiscal years 2004 through 2009 based on the Penn-America projections. Bear Stearns applied terminal value multiples ranging from 10.0x to 12.0x to Penn-America’s estimated 2009 GAAP earnings per share and 1.40x to 1.60x to estimated 2009 GAAP book value. Bear Stearns chose these terminal value multiples based on (i) the implied perpetual growth rates of cash available to equity holders derived from such multiples, (ii) Bear Stearns’ review of trading data for comparable public companies and (iii) Bear Stearns’ overall experience in valuing insurance companies. The cash flows and terminal values were then discounted to present value using a cost of equity ranging from 12.0% to 14.0%. This cost of equity range was based on several assumptions regarding factors such as the inherent business risk of Penn-America and the resulting equity beta and Penn-America’s prospective capital structure. Based on the foregoing, Bear Stearns calculated an implied stock price range for Penn-America of $13.67 to $17.76 per share under Case 1 and $12.72 to $16.36 per share under Case 2, as compared to the $15.375 per share merger consideration to be received in the merger.

      Present Value of Future Stock Price Analysis. Based on projected earnings per share for 2005 and a forward price-to-earnings ratio multiple range of 10.0x to 12.0x, Bear Stearns estimated a hypothetical future stock price range for Penn-America. Such hypothetical future stock price range was discounted back at a cost of equity ranging from 12.0% to 14.0%. Based on the foregoing, Bear Stearns calculated an implied stock price range for Penn-America of $14.60 to $17.92 per share under Case 1 and $13.96 to $17.13 per share under Case 2, as compared to the $15.375 per share merger consideration to be received in the merger.

United National Group Valuation

      Bear Stearns valued United National Group as a stand-alone entity because United National Group Class A common shares represent a significant portion of the consideration to be received by Penn-America’s shareholders in the merger. Bear Stearns estimated the value of United National Group using implied trading multiples of selected public companies and using a present value of future stock price analysis. On August 24, 2004, United National Group’s senior management provided Bear Stearns with annual financial projections for the period 2004 to 2005.

      Selected Comparable Public Companies Analysis. Bear Stearns reviewed and analyzed selected comparable public companies in the excess and surplus lines insurance business. In performing these analyses, Bear Stearns reviewed and analyzed certain financial information, valuation multiples and market trading data relating to United National Group and compared such information to the corresponding information of selected companies which Bear Stearns deemed to be comparable to United National Group.

      Specifically, Bear Stearns compared United National Group to the same 12 publicly traded small-capitalization and the same 4 publicly traded mid-capitalization insurance companies in the excess and surplus lines business that it compared Penn-America to in performing the valuation of Penn-America summarized herein. For each of these companies, Bear Stearns reviewed the stock price as of October 8, 2004 as a multiple of (a) 2004 estimated earnings per share, (b) 2005 estimated earnings per share and (c) book value as of June 30, 2004.

      Bear Stearns calculated the following multiples for the above comparable companies:

Selected Comparable Public Companies Trading Multiples

	Price/				Price/
					Book
	2004E EPS		2005E EPS		Ratio

Small Capitalization Companies
High	18.8	x	13.0	x	1	.68x
Mean	12.6		9.8		1.19
Median	12.7		9.6		1.14
Low	6.3		6.8		0.87
Mid Capitalization Companies
High	18.6	x	12.2	x	2	.13x
Mean	14.0		10.0		1.96
Median	14.1		10.1		1.98
Low	9.2		7.7		1.74
Reference Range
High	12.0	x	10.0	x	1	.50x
Low	11.0		8.0		1.10

      Based on the foregoing, Bear Stearns calculated an implied stock price range for United National Group of $13.97 to $21.32 per share. Such range compared to United National Group’s stock price of $14.50 as of October 8, 2004.

      Present Value of Future Stock Price Analysis. Based on projected earnings per share for 2005 and a forward price-to-earnings ratio multiple range of 10.0x to 12.0x, Bear Stearns estimated a hypothetical future stock price range for United National Group. Such hypothetical future stock price range was discounted back at a cost of equity ranging from 12.0% to 14.0%. Based on the foregoing, Bear Stearns calculated an implied stock price range for United National Group of $16.65 to $20.42 per share. Such range compared to United National Group’s stock price of $14.50 as of October 8, 2004.

      Reverse Sum-of-the-Parts Analysis. Bear Stearns performed an analysis that allocated the Penn Independent transaction value of $95 million to (a) Penn Independent’s 31.4% stake in Penn-America and (b) Penn Independent’s other operating business. Bear Stearns conducted the analysis in two ways: (a) based on the negotiated per share value of Penn-America common stock owned by Penn Independent in the Penn Independent transaction and (b) based on the same per share value to be received by Penn-America’s public shareholders. In both cases, the multiples for Penn Independent’s other operating businesses implied by a precedent merger and acquisition transactions analysis, selected comparable companies analysis and discounted cash flow analysis were higher than the multiples implied by the Penn Independent transaction and the reverse sum-of-the-parts analysis. These results suggested that the per share value allocable to the Penn-America common stock held by Penn Independent in the Penn Independent transaction was less than the per share value being received by Penn-America public shareholders in the merger.

      Pro Forma Financial Analysis. Bear Stearns analyzed the potential pro forma financial impact of the merger on United National Group’s estimated earnings per share for fiscal years 2005 through 2007 and on book value for fiscal years 2004 through 2007. Bear Stearns noted that, under each of Case 1 and Case 2, the merger would be accretive to United National Group’s earnings per share in each of the next three fiscal years with and without estimated synergies and accretive to United National Group’s book value in each fiscal year over the 2004 to 2007 period, except for fiscal year 2005 under Case 2. Bear Stearns also noted that the merger would be dilutive to United National Group’s tangible book value in each fiscal year over the 2004 to 2007 period.

Other Considerations

      The preparation of a fairness opinion is a complex process that involves various judgments and determinations as to the most appropriate and relevant methods of financial and valuation analysis and the application of those methods to the particular circumstances. The opinion is, therefore, not necessarily susceptible to partial analysis or summary description. Bear Stearns believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered, without considering all of the analyses and factors, would create a misleading and incomplete view of the processes underlying its opinion. Bear Stearns did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion. In arriving at its opinion, Bear Stearns did not assign any particular weight to any analysis or factor considered by it, but rather made qualitative judgments based upon its experience in providing such opinions and on then-existing economic, monetary, market and other conditions as to the significance of each analysis and factor. In performing its analyses, Bear Stearns, at Penn-America’s direction and with Penn-America’s consent, made numerous assumptions with respect to industry performance, general business conditions and other matters, many of which are beyond the control of Penn-America, Penn Independent, United National Group or Bear Stearns. Any assumed estimates implicitly contained in Bear Stearns’ opinion or relied upon by Bear Stearns in rendering its opinion do not necessarily reflect actual values or predict future results or values. Any estimates relating to the value of a business or securities do not purport to be appraisals or to necessarily reflect the prices at which companies or securities may actually be sold.

      The special committee retained Bear Stearns based upon Bear Stearns’ qualifications, experience and expertise. Bear Stearns is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Bear Stearns has been previously engaged by Penn-America to provide certain investment banking and financial advisory services for which Bear Stearns has received customary fees. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Penn-America and/or United National Group for its own account and for the account of its customers and, accordingly, at any time may hold a long or short position in such securities or bank debt.

      Pursuant to the terms of an engagement letter dated July 26, 2004, Penn-America has agreed to pay Bear Stearns (a) a retainer fee of $100,000, (b) a fee of $400,000 upon delivery of a fairness opinion, irrespective of the conclusion reached therein, or upon the signing of an agreement for a transaction and (c) a fee of $1,087,500 upon the consummation of the merger. In addition, Penn-America agreed to reimburse Bear Stearns for all reasonable out-of-pocket expenses incurred by Bear Stearns in connection with the merger, including the reasonable fees of and disbursements to its legal counsel. Penn-America has also agreed to indemnify Bear Stearns against, and contribute to, specific liabilities in connection with its engagement.

Interests of Penn-America Directors and Executive Officers in the Merger

      In considering the recommendation of the Penn-America board of directors with respect to the adoption of the merger agreement, Penn-America shareholders should be aware that certain members of the board of directors and executive officers of Penn-America have interests in the transactions contemplated by the merger agreement that are different from, or in addition to, the interests of Penn-America shareholders generally. The special committee of the board of directors of Penn-America and the Penn-America board of directors were aware of these interests and considered them, among other matters, in making their determinations and recommendations.

Compensation to the Penn-America Independent Directors

      On July 8, 2004, the board of directors of Penn-America, in recognition of the substantial time commitment to be made and additional responsibilities to be assumed by members of the special committee in fulfilling their duties as members of the special committee, authorized the payment to each of the members of the special committee of (a) the sum of $20,000 ($30,000 for the chairman of the special committee) if the members of the special committee were rendering services as members of the special committee as of August 1, 2004 and (b) an additional sum of $10,000 ($15,000 for the chairman of the special committee) if the members of the special committee were actively analyzing or negotiating transaction proposals or otherwise rendering material services as members of the special committee as of October 1, 2004.

      On August 19, 2004, the board of directors of Penn-America authorized the payment of $20,000 to each of the independent directors of the Penn-America board of directors, payable upon the closing of the merger. This compensation constitutes the difference between the fair market value of a formulaic grant of 5,000 non-qualified stock options to each of the independent directors on May 13, 2004 and a proposed award of 2,000 shares of restricted Penn-America common stock, which shares were to have been awarded, by resolution of the Penn-America board of directors in February 2004, to each of the independent directors as part of their annual compensation, but for the requirement of advance shareholder approval, which approval was not sought and, therefore, not obtained. To the extent that the merger does not occur, any difference between the value of the restricted stock that was to have been awarded and the value of the options granted will be addressed at the February 2005 meetings of the compensation committee of the Penn-America board of directors and the Penn-America board of directors, respectively.

Employment Arrangements with Penn-America Officers

      As of the completion of the merger:

•	Jon S. Saltzman will become the President of United America Indemnity and Chairman of Penn-America pursuant to a new employment agreement with Penn-America and its insurance subsidiaries, dated as of October 14, 2004 (as thereafter amended), to be effective as of the effective time of the merger;

•	Joseph F. Morris will become the President and Chief Executive Officer of Penn-America pursuant to a new employment agreement with Penn-America and its insurance subsidiaries, dated as of October 14, 2004, to be effective as of the effective time of the merger;

•	Brian J. Riley will become Vice President, Chief Financial Officer, Treasurer and Controller of Penn-America pursuant to a new employment agreement with Penn-America and its insurance subsidiaries, dated as of October 14, 2004, to be effective as of the effective time of the merger; and

•	J. Ransley Lennon, John D. Curry, Brian J. Riley, Garland P. Pezzuolo, Richard W. Slomiany and Craig Levitz will remain in their current respective positions with Penn-America pursuant to new employment agreements with Penn-America and its insurance subsidiaries, dated as of October 14, 2004, to be effective as of the effective time of the merger.

We refer to Ms. Pezzuolo and Messrs. Jon S. Saltzman, Morris, Lennon, Curry, Riley, Slomiany and Levitz as the “key employees.”

      Under these new employment agreements, each key employee is entitled to, among other things:

•	an increase in base salary over his or her base salary in effect immediately prior to the completion of the merger, with increases ranging from 8.8% to 34.6% depending on the position held, except for Mr. Saltzman, whose salary will remain the same;

•	payment of a cash signing bonus and, in the case of Mr. Riley, an award of 2,000 shares of restricted stock, at closing, the amount of which will equal a multiple ranging between one-half and two times the key employee’s then base salary, depending on the position held;

•	participation in Penn-America’s existing performance-based equity compensation plan, under which the target award of United National Group Class A common shares to the key employee ranges between 20% to 60% of his or her then base salary, depending on the position held;

•	participation in Penn-America’s existing performance-based cash bonus plan, under which the target cash payment to the key employee ranges from 20% to 40% of his or her then base salary, depending on the position held;

•	an award of an integration bonus payable in United National Group Class A common shares in 2006 and 2007, if specified integrated company performance goals are achieved, with the target integration bonus ranging between one and two times the key employee’s base salary, depending on the position held; and

•	the payment of severance benefits due to the key employee’s “termination without cause,” “resignation for good reason,” or “termination with cause due to poor performance,” the amount of which will equal a multiple ranging between one-half and two times the key employee’s then base salary (depending on the position held), as well as car allowances, pro-rated bonuses and medical benefits, and will be paid over a period ranging between six to 24 months, depending on the position held and the reason for separation from employment.

      In addition, Messrs. Curry, Slomiany and Levitz will receive cash bonuses ranging from $16,000 to $98,000 towards payment of taxes associated with the acceleration of vesting of restricted stock at closing. See “— Acceleration of Vesting Under Stock Incentive Plans” below.

      Each of the key employees (other than Mr. Levitz) is a party to existing employment continuation agreements with Penn-America and its insurance subsidiaries. In consideration of the effectiveness of the new employment agreements described above, these seven key employees agreed to waive their respective rights under their existing employment continuation agreements to receive cash “stay bonus” payments, as well as other payments and benefits in certain circumstances, relating to the “change of control” triggered by the merger. Additionally, if United America Indemnity and Penn-America, in the case of Mr. Saltzman, or Penn-America, in the case of the other key employees, terminates his or her employment on or before the first anniversary of the merger and if, as a result of such termination any amount or benefit paid or distributed to the key employee under the new employment agreement or in connection with the merger would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, United America Indemnity or Penn-America, as the case may be, will make a “gross-up” payment such that, after taking into account all taxes under Section 4999 applicable to the key employee, the key employee receives actual payments and benefits in an amount not less than that which would have been received if no excise tax had been imposed on him or her.

Acceleration of Vesting Under Stock Incentive Plans

      The completion of the merger will result in a “change of control” under Penn-America’s 1993 Stock Incentive Plan and 2002 Stock Incentive Plan, which triggers immediate acceleration of vesting of all unvested stock options and unvested restricted stock awarded previously under those plans.

      In connection with entering into the merger agreement, on October 14, 2004, the compensation committee of the Penn-America board of directors recommended to the Penn-America board that the board amend (1) Penn-America’s stock incentive plans to permit United National Group’s assumption of all Penn-America stock options and (2) those stock option agreements between Penn-America and its employees that included an accelerated expiration date for Penn-America stock options upon a “change in control” to extend and preserve Penn-America employees’ ability to exercise their stock options after the effective time of the merger. The Penn-America board of directors approved the amendment of Penn-America’s stock incentive plans and each such stock option agreement.

      As of December 15, 2004, Penn-America’s directors and officers held unvested options to acquire an aggregate of 165,843 shares of Penn-America common stock with a weighted average exercise price of $8.27 per share which will become exercisable upon a “change in control”. Upon consummation of the merger, assuming an exchange ratio of 0.8092, these options will be converted into options to acquire an aggregate of 134,200 United National Group Class A common shares with a weighted average exercise price of $10.22 per share. In addition upon a “change in control”, restrictions with respect to an aggregate of 19,100 shares of restricted Penn-America common stock held by Penn-America’s directors and officers will lapse.

Employee Benefits and Indemnification and Insurance

      United National Group has made covenants with respect to the maintenance of employee benefits for Penn-America employees, including Penn-America’s officers and directors, and with respect to the indemnification of, and maintenance of insurance for, Penn-America’s officers and directors following the merger. See “— Employee Benefits” on page 86 and “The Merger Agreement — Indemnification and Insurance” on page 109.

Other Interests

      Messrs. Irvin Saltzman and Jon S. Saltzman and trusts controlled by them are also shareholders of Penn Independent and have agreed to sell their shares of Penn Independent common stock to a subsidiary of United National Group pursuant to the Penn Independent stock purchase agreement. The closing of the sale of the Penn Independent common stock is not a condition to the closing of the merger and the closing of the merger is not a condition to the sale of the Penn Independent common stock. In addition, pursuant to the Penn Independent stock purchase agreement, United National Group has agreed to either lease or purchase the building currently used as Penn-America’s and Penn Independent’s headquarters. This building is owned by Irvin Saltzman. See “The Penn Independent Stock Purchase Agreement” on page 113.

      Messrs. Irvin Saltzman and Jon S. Saltzman and Ms. Joanne Lynch Saltzman have also agreed to sell their shares of Penn-America common stock, including all shares of Penn-America common stock issuable to them upon the exercise of their options to acquire shares of Penn-America common stock, to a subsidiary of United National Group for $13.53 a share in cash. The closing on the sale of Messrs. Irvin Saltzman’s and Jon S. Saltzman’s and Ms. Satlzman’s Penn-America common stock is not a condition to the closing of the merger and the closing of the merger is not a condition to the sale of their Penn-America common stock. See “The Saltzman Stock Purchase Agreements” on page 114.

Interests of United National Group Directors in the Merger

      In considering the recommendation of the United National Group board of directors with respect to the approval of the issuance of United National Group Class A common shares in the merger, United National Group shareholders should be aware that certain members of the board of directors of United National Group have interests in the transactions contemplated by the merger agreement that are different from, or in addition to, the interests of United National Group shareholders generally. The board of directors of United National Group was aware of these interests and considered them, among other matters, in making its determinations and recommendations. For a discussion of these interests see “United National Group — United National Group’s Relationship with Fox Paine & Company — The Penn-America Merger and the Penn Independent Acquisition” on page 161.

Form of Merger

      Subject to the terms and conditions of the merger agreement and in accordance with Pennsylvania law, at the effective time of the merger, Cheltenham Acquisition Corp., a wholly owned subsidiary of U.N. Holdings II formed for the purposes of the merger, will be merged into Penn-America. Penn-America will survive the merger as an indirect, wholly owned subsidiary of United America Indemnity.

Effective Time of the Merger

      The merger will become effective upon the filing of the articles of merger with the Secretary of State of the Commonwealth of Pennsylvania or at such later time as agreed upon by United National Group and Penn-America and as specified in the articles of merger. The filing of the articles of merger will occur as soon as practicable after satisfaction or waiver of the conditions to completion of the merger set forth in the merger agreement.

Management and Operations Following the Merger

      Following the merger, Penn-America will continue its operations as an indirect, wholly owned subsidiary of United America Indemnity. Seven current executive officers of Penn-America have entered into employment agreements with Penn-America and its insurance subsidiaries that will become effective upon completion of the merger. Under those employment agreements, those executives will remain members of the senior management of Penn-America. Additionally, Jon S. Saltzman has entered into an employment agreement with United America Indemnity and Penn-America that will be effective upon completion of the merger. Mr. Saltzman is expected to become the Chairman of Penn-America upon completion of the merger.

Merger Consideration

      For a description of the consideration to be received in the merger, see the section entitled “The Merger Agreement — Consideration to be Received in the Merger” on page 98.

Procedures for Exchange of Certificates

      For a summary of the procedures for the exchange of Penn-America common stock certificates, see the section entitled “The Merger Agreement — Procedures for Exchange of Certificates” on page 98.

Listing of United National Group Class A Common Shares

      It is a condition to the completion of the merger that the United National Group Class A common shares issuable in the merger be authorized for quotation on the Nasdaq Stock Market, subject to official notice of issuance.

Delisting and Deregistration of Penn-America Common Stock

      If the merger is completed, Penn-America common stock will be delisted from the New York Stock Exchange and will be deregistered under the Exchange Act.

Regulatory Approvals Required for the Merger

Antitrust Regulations

      The merger is subject to review by the U.S. Department of Justice and the U.S. Federal Trade Commission to determine whether the merger complies with applicable antitrust laws. Under the provisions of the HSR Act, the merger may not be completed until after each of United National Group and Penn-America have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has expired or been terminated. United National Group and Penn-America each filed the required notification and report forms with the Antitrust Division and the Federal Trade Commission on December 2, 2004.

Insurance Regulations

      The insurance laws and regulations of all 50 U.S. states and the District of Columbia generally require that, prior to the acquisition of an insurance company, either through the acquisition of, or merger with, the insurance company or a holding company of that insurance company, domiciled in that jurisdiction, the acquiring company must obtain the approval of the insurance commissioner of that jurisdiction. In connection with this state approval process, the necessary applications have been made with the insurance commissioner of Pennsylvania, the domiciliary state of Penn-America’s insurance company subsidiaries.

      In addition, the insurance laws and regulations of some U.S. states require that, prior to an acquisition of an insurance company doing business in that state or licensed by that state (or the acquisition of its holding company), a notice filing disclosing certain market share data in the applicable jurisdiction must be made and an applicable waiting period must expire or be terminated. These filings will be made in Alaska and Arizona.

      Although United National Group and Penn-America do not expect these regulatory authorities to raise any significant concerns in connection with their review of the merger, there is no assurance that United National Group and Penn-America will obtain all required regulatory approvals, or that those approvals will not include terms, conditions or restrictions that may have an adverse effect on United National Group or Penn-America.

      Other than the filings described above, neither United National Group nor Penn-America is aware of any regulatory approvals required to be obtained, or waiting periods to expire, to complete the merger. If the parties discover that other approvals or waiting periods are necessary, they will seek to obtain or comply with them. If any additional approval or action is needed, however, United National Group or Penn-America may not be able to obtain it, as is the case with respect to the other necessary approvals. Even if United National Group or Penn-America could obtain all necessary approvals, and the necessary approvals of the United National Group and Penn-America shareholders, conditions may be placed on any such approval that could cause either United National Group or Penn-America to abandon the merger.

Material United States Federal Income Tax Consequences of the Merger

      In general, the merger should be a fully taxable transaction to Penn-America shareholders for United States federal income tax purposes. Tax matters are, however, very complicated and the tax consequences of the merger to each Penn-America shareholder will depend on the shareholder’s particular facts and circumstances. See “Material Tax Considerations — Material United States Federal Income Tax Consequences of the Merger” beginning on page 88.

Accounting Treatment

      United National Group prepares its financial statements in accordance with U.S. GAAP. The merger will be accounted for using the “purchase” method of accounting with United National Group having acquired Penn-America. This means that United National Group will allocate the purchase price to the fair value of assets acquired and liabilities assumed from Penn-America at the acquisition date, with the excess purchase price being recorded as “goodwill.” Under the purchase method of accounting, goodwill is not amortized but is tested for impairment at least annually.

Restrictions on Sales of United National Group Class A Common Shares Received in the Merger

      The United National Group Class A common shares to be issued in the merger to Penn-America shareholders generally will be freely transferable, except for United National Group Class A common shares issued to any person who is deemed to be an “affiliate” of Penn-America under the Securities Act as of the date of the Penn-America special meeting. Persons who may be deemed to be “affiliates” of Penn-America prior to the merger include individuals or entities that control, are controlled by, or are under common control with Penn-America prior to the merger, and may include officers and directors, as well as significant shareholders of Penn-America prior to the merger. Affiliates of Penn-America prior to the merger may not sell any of the United National Group Class A common shares received by them in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act covering resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

      United National Group’s registration statement on Form S-4, of which this joint proxy statement/ prospectus forms a part, does not cover the resale of United National Group Class A common shares to be received by affiliates of Penn-America in the merger.

Employee Benefits

      For the one-year period following the effective time of the merger, United National Group will provide to individuals who are employed by Penn-America and its subsidiaries immediately prior to the effective time who remain employed with Penn-America or its subsidiaries after the merger, employee benefits (including, but not limited to, pension and welfare benefits, but excluding any equity-based or incentive compensation) that in the aggregate are no less favorable in any material respect than the employee benefits provided by the Penn-America to such employees immediately prior to the effective time.

      United National Group will:

•	waive all limitations as to preexisting conditions, exclusions, waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to employees of Penn-America who remain employed with Penn-America or its subsidiaries after the merger under all employee benefit plans of United National Group or its subsidiaries or Penn-America, as the surviving corporation or its subsidiaries that such employees would be eligible to participate in after the effective time, other than limitations or waiting periods that were in effect with respect to such employees as of the effective time under any employee benefit plan maintained by Penn-America immediately prior to the effective time;

•	provide each such employee with credit for any co-payments and deductibles paid prior to the effective time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the effective time during the same plan year in which such co-payments and deductibles were paid; and

•	give full credit, for all purposes under all employee benefit plans or arrangements maintained by United National Group (to the extent such employees participate in any such employee benefit plan or arrangement) for such employees’ service with Penn-America to the same extent recognized by Penn-America immediately prior to the effective time; provided, however, that the crediting shall not operate to duplicate any benefit.

Treatment of Penn-America Stock Options

      All Penn-America stock options whether or not exercisable and whether or not vested that are outstanding as of the effective time of the merger will remain outstanding following the effective time of the merger and will be assumed by United National Group. The completion of the merger will result in a “change of control” under Penn-America’s stock incentive plans, which will trigger immediate acceleration of vesting of all unvested stock option grants and unvested restricted stock awards previously made under these plans.

      From and after the effective time of the merger, Penn-America stock options will be converted automatically into options to purchase United National Group Class A common shares on the same terms and conditions as are in effect immediately prior to the effective time, except that (i) each such option will be exercisable for that whole number of United National Group Class A common shares equal to the number of shares of Penn-America common stock subject to such Penn-America option multiplied by a fraction, the numerator of which is 15.375 and the denominator is the volume weighted average sales price of a United National Group Class A common share during the 20 consecutive trading days ending on and including the trading day immediately preceding the date of the effective time and (ii) the exercise price per United National Group Class A common share shall be an amount equal to the exercise price per share of Penn-America common stock subject to the related option in effect immediately prior to the effective time divided by the fraction calculated in (i) (rounded to the nearest full cent).

      Except as summarized above, each Penn-America option converted into a United National Group option will otherwise be subject to the same terms and conditions as originally issued under the applicable Penn-America stock incentive plan. In addition, as soon as practicable but in no event later than ten business days after the effective time of the merger, United National Group will register the United National Group Class A common shares subject to converted Penn-America stock options by filing an effective registration statement with the SEC.

Articles of Incorporation and Bylaws of Penn-America

      Upon completion of the merger, the articles of incorporation of Penn-America, as the surviving corporation, will be the articles of incorporation of the surviving corporation. Additionally, the bylaws of Penn-America as in effect immediately prior to the effective time of the merger will be the bylaws of the surviving corporation.

Dissenters’ Rights

      Under Pennsylvania law, shareholders of a Pennsylvania corporation are not entitled to dissenters’ rights if, on the record date fixed for determining shareholders entitled to vote on a proposed action, the corporation’s shares are listed on a national securities exchange. Thus, Penn-America shareholders will not be entitled to dissenters’ rights in connection with the merger.

MATERIAL TAX CONSIDERATIONS

Material United States Federal Income Tax Consequences of the Merger

      The following is a general summary of the material United States federal income tax consequences of the merger to Penn-America shareholders upon their exchange of Penn-America common stock for United National Group Class A common shares and cash pursuant to the merger agreement. This summary is limited to Penn-America shareholders that hold their Penn-America common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This summary does not address all aspects of United States federal income taxation that may be applicable to Penn-America shareholders in light of their particular circumstances or to Penn-America shareholders subject to special treatment under United States federal income tax law, such as (without limitation):

•	certain United States expatriates;

•	Penn-America shareholders that hold Penn-America common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment;

•	Penn-America shareholders who hold their shares as a result of a constructive sale;

•	Penn-America shareholders whose functional currency is not the United States dollar;

•	Penn-America shareholders who acquired Penn-America common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	Penn-America shareholders who are also shareholders of United National Group;

•	Penn-America shareholders that are entities treated as partnerships for United States federal income tax purposes;

•	foreign persons and entities;

•	financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	dealers in securities or foreign currencies; and

•	traders in securities that mark-to-market.

      Furthermore, this summary does not address any aspect of state, local or foreign tax laws or the alternative minimum tax provisions of the Code.

      The following summary is not binding on the Internal Revenue Service (“IRS”) or any court. The summary is based on the Code, the Treasury Regulations promulgated thereunder, and judicial and administrative rulings and decisions in effect on the date hereof, all of which are subject to change at any time, possibly with retroactive effect, which could result in United States federal income tax consequences different from those described below. As a result, Penn-America and United National Group cannot assure you that the tax consequences described in this discussion will not be challenged by the IRS or will be sustained by a court if so challenged. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, as to the United States federal income tax consequences of the merger.

      PENN-AMERICA SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS.

      Material United States federal income tax consequences to a Penn-America shareholder, as a result of the merger, are as follows:

•	The receipt of cash and United National Group Class A common shares should be a fully taxable transaction for United States federal income tax purposes. In general, each Penn-America shareholder should recognize gain or loss in an amount equal to the difference between (i) the amount realized by the holder in exchange for its Penn-America common stock and (ii) the holder’s adjusted tax basis in the exchanged common stock. Gain or loss should be determined separately for each block of Penn-America common stock (i.e., shares acquired at the same cost in a single transaction) exchanged pursuant to the merger. The amount realized by each holder of Penn-America common stock should equal the amount of cash received plus the fair market value (as of the effective date of the merger) of the United National Group Class A common shares received.

•	Any gain or loss recognized should be long-term capital gain or loss if the Penn-America common stock exchanged was held for more than one year as of the effective date of the merger and should be short-term capital gain or loss if the Penn-America common stock exchanged was held for one year or less as of the effective date of the merger.

•	Capital gains recognized by an individual upon a disposition of Penn-America common stock held for more than one year generally should be subject to a maximum United States federal income tax rate of 15%. Certain limitations apply to the use of capital losses.

•	The holder’s initial tax basis in the United National Group Class A common shares received pursuant to the merger should be equal to the fair market value of the United National Group Class A common shares as of the effective date of the merger and the holder’s holding period for the United National Group Class A common shares should begin on the date following the effective date of the merger.

Backup Withholding

      Certain noncorporate holders of Penn-America common stock may be subject to backup withholding, at applicable rates (currently 28%), on amounts received pursuant to the merger. Backup withholding will not apply, however, to a holder who (i) furnishes a current taxpayer identification number and certifies that the holder is not subject to backup withholding on IRS Form W-9 or a substantially similar form, (ii) provides a certification of foreign status on an appropriate Form W-8 or successor form, or (iii) is otherwise exempt from backup withholding. If a holder does not provide its correct taxpayer identification number, IRS Form W-9 or a substantially similar form, the holder may be subject to penalties imposed by the IRS. Amounts withheld, if any, are generally not an additional tax and may be refunded or credited against the holder’s United States federal income tax liability, provided that the holder furnishes the required information to the IRS.

      THE SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER SET FORTH ABOVE IS INTENDED TO PROVIDE A GENERAL SUMMARY ONLY AND IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, THE SUMMARY DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. IT DOES NOT ADDRESS CERTAIN CATEGORIES OF HOLDERS OF PENN-AMERICA COMMON STOCK OR HOLDERS OF WARRANTS OR OPTIONS TO PURCHASE COMMON STOCK. MOREOVER, THE SUMMARY DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE, LOCAL OR OTHER TAX CONSEQUENCES OF THE MERGER. THE SUMMARY DOES NOT ADDRESS THE TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER. ACCORDINGLY, EACH PENN-AMERICA SHAREHOLDER IS STRONGLY URGED TO CONSULT WITH ITS TAX ADVISOR TO DETERMINE THE

PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME, REPORTING OR OTHER TAX CONSEQUENCES OF THE MERGER TO THAT SHAREHOLDER.

Certain Material Tax Consequences to Shareholders of the Ownership and Disposition of United National Group Class A Common Shares

Cayman Islands Taxation

      The following summary sets forth certain material Cayman Islands income tax considerations related to the acquisition, ownership and disposition of United National Group Class A common shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any person’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

      You will not be subject to Cayman Islands taxation on payments of dividends or upon the repurchase by United National Group of your United National Group Class A common shares. In addition, you will not be subject to withholding tax on payments of dividends or distributions, including upon a return of capital, nor will gains derived from the disposal of United National Group Class A common shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

      No Cayman Islands stamp duty will be payable by you in respect of the issue or transfer of United National Group Class A common shares. However, an instrument transferring title to a United National Group Class A common share, if brought to or executed in the Cayman Islands, would be subject to Cayman Islands stamp duty.

      Prospective holders should consult their professional advisers on the possible tax consequences of buying, holding or selling United National Group Class A common shares under the laws of their country of citizenship, residence or domicile.

United States Taxation

      The following is a general summary of certain material United States federal income tax considerations related to the ownership and disposition of United National Group Class A common shares. This summary deals only with shareholders that are U.S. Persons (as defined below) who acquire their United National Group Class A Class A common shares in this merger, who did not own (directly or indirectly through foreign entities or constructively) common shares of United National Group prior to this merger and who hold their United National Group Class A common shares as capital assets within the meaning of section 1221 of the Code. This summary does not address all aspects of United States federal income taxation that may be applicable to shareholders in light of their particular circumstances or to shareholders subject to special treatment under United States federal income tax law, such as (without limitation):

•	certain United States expatriates;

•	shareholders that hold United National Group Class A common shares as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment;

•	shareholders who hold their shares as a result of a constructive sale;

•	shareholders whose functional currency is not the United States dollar;

•	shareholders that are entities treated as partnerships for United States federal income tax purposes;

•	foreign persons and entities;

•	persons who are considered with respect to United National Group or any of its non-U.S. subsidiaries as “United States shareholders” for purposes of the “controlled foreign corporation” (“CFC”) rules of the Code (generally, a U.S. Person, as defined below, who owns or is deemed to own 10% or more of the total combined voting power of all classes of shares of United National Group, U.N. Barbados or U.N. Bermuda entitled to vote (i.e., 10% U.S. Shareholders));

•	financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	dealers in securities or foreign currencies; and

•	traders in securities that mark-to-market.

      Furthermore, this summary does not address any aspect of state, local or foreign tax laws or the alternative minimum tax provisions of the Code.

      The following summary is not binding on the IRS or any court. The summary is based on the Code, the Treasury Regulations promulgated thereunder, and judicial and administrative rulings and decisions in effect on the date hereof, all of which are subject to change at any time, possibly with retroactive effect, which could result in United States federal income tax consequences different from those described below. As a result, United National Group cannot assure you that the tax consequences described in this discussion will not be challenged by the IRS or will be sustained by a court if so challenged. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, as to the United States federal income tax consequences of the ownership and disposition of United National Group Class A common shares.

      SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF UNITED NATIONAL GROUP CLASS A COMMON SHARES TO THEM, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF CLASS A COMMON SHARES TO THEM AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS.

      For purposes of this discussion, the term “U.S. Person” means (1) a citizen or resident of the United States, (2) a corporation, or entity treated as a corporation, created or organized in or under the laws of the United States, or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, (4) a trust if either (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (b) the trust has a valid election in effect to be treated as a U.S. Person for United States federal income tax purposes or (5) any other person or entity that is treated for United States federal income tax purposes as if it were one of the foregoing.

Taxation of Dividends

      Subject to the discussions below relating to the potential application of the CFC, related person insurance income (“RPII”) and passive foreign investment company (“PFIC”) rules, cash distributions, if any, made with respect to United National Group Class A common shares will constitute dividends for United States federal income tax purposes to the extent paid out of current or accumulated earnings and profits of United National Group (as computed using United States federal income tax principles). United National Group believes certain dividends paid before 2009 to individual shareholders should be eligible for reduced rates of tax, provided that certain holding period requirements are satisfied, because United National Group believes its Class A common shares should be treated as readily tradable on an established securities market in the United States. Dividends paid by United National Group to corporate shareholders will not be eligible for the dividends received deduction. To the extent such distributions exceed United National Group’s earnings and profits, they will be treated first as a return of the shareholder’s basis in United National Group Class A common shares to the extent thereof, and then as gain from the sale of a capital asset.

Classification of United National Group, U.N. Barbados or U.N. Bermuda as Controlled Foreign Corporations

      Each 10% U.S. Shareholder (as defined below) of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the CFC (directly or indirectly through foreign entities), on the last day of the CFC’s taxable year, must include in its gross income for United States federal income tax purposes its pro rata share of the CFC’s “subpart F income,” even if the subpart F income is not distributed. A foreign corporation is considered a CFC if 10% U.S. Shareholders own (directly, indirectly through foreign entities or by attribution by application of the constructive ownership rules of section 958(b) of the Code (i.e., “constructively”)) more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation, or more than 50% of the total value of all stock of such corporation. For purposes of taking into account insurance income, which is a category of subpart F income, the term CFC also includes a foreign insurance company in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by 10% U.S. Shareholders, on any day during the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance or annuity contracts exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks. A “10% U.S. Shareholder” is a U.S. Person that owns (directly, indirectly through foreign entities or constructively) at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. As a result of the attribution and constructive ownership rules described above, United National Group believes that it, U.N. Barbados and U.N. Bermuda are CFCs. Status as a CFC does not cause United National Group or any of its subsidiaries to be subject to United States federal income tax. In addition, such status has no adverse United States federal income tax consequences for any U.S. Person that is not a 10% U.S. Shareholder.

      United National Group believes that because of the anticipated dispersion of its share ownership, provisions in its organizational documents that limit voting power (as described in “Description of United National Group Share Capital” beginning on page 227) and other factors, no U.S. Person who acquires United National Group Class A common shares in this merger directly or indirectly through foreign entities and that did not own (directly or indirectly through foreign entities or constructively) shares of United National Group prior to this merger should be treated as owning (directly, indirectly through foreign entities, or constructively) 10% or more of the total voting power of all classes of shares of United National Group, U.N. Barbados or U.N. Bermuda. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge.

The RPII CFC Provisions

      RPII is any “insurance income” (as defined below) attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a “RPII shareholder” (as defined below) or a “related person” (as defined below) to such RPII shareholder. In general, and subject to certain limitations, “insurance income” is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract that would be taxed under the portions of the Code relating to insurance companies if the income were the income of a domestic insurance company. For purposes of inclusion of the RPII of U.N. Bermuda or U.N. Barbados in the income of any shareholder of United National Group, unless an exception applies, the term “RPII shareholder” means any U.S. Person who owns (directly or indirectly through foreign entities) any amount of United National Group’s shares. Generally, the term “related person” for this purpose means someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons that control the RPII shareholder. Control is measured by either more than 50% in value or more than 50% in voting power of stock applying certain constructive ownership principles. A corporation’s pension plan is ordinarily not a “related person” with respect to the corporation unless the pension plan owns, directly or indirectly through the application of certain constructive ownership rules, more than 50% measured by vote or value, of the stock of the corporation. U.N. Barbados and U.N. Bermuda will be treated as CFCs under the

RPII provisions if RPII shareholders are treated as owning (directly, indirectly through foreign entities or constructively) 25% or more of the shares of United National Group by vote or value.

      Unless an exception applies (as described below), each U.S. Person owning or treated as owning any shares in United National Group (and therefore, indirectly, in U.N. Barbados or U.N. Bermuda) on the last day of United National Group’s taxable year will be required to include in its gross income for United States federal income tax purposes its share of the RPII for the portion of the taxable year during which U.N. Barbados or U.N. Bermuda was a CFC under the RPII provisions, determined as if all such RPII was distributed proportionately only to such U.S. Persons at that date, but limited by each such U.S. Person’s share of U.N. Barbados’ or U.N. Bermuda’s current year earnings and profits as reduced by the U.S. Person’s share, if any, of certain prior year deficits in earnings and profits.

RPII Exceptions

      The special RPII rules do not apply if (1) direct and indirect insureds and persons related to such insureds, whether or not U.S. Persons, are treated as owning (directly or indirectly through foreign entities) less than 20% of the voting power and less than 20% of the value of the stock of United National Group (the “20% Ownership Exception”); (2) RPII, determined on a gross basis, is less than 20% of each of U.N. Barbados’ and U.N. Bermuda’s gross insurance income for the taxable year (the “20% Gross Income Exception”); (3) each of U.N. Barbados and U.N. Bermuda elects to be taxed on its RPII as if the RPII were effectively connected with the conduct of a United States trade or business, waives all treaty benefits with respect to RPII and meets certain other requirements or (4) each of U.N. Barbados and U.N. Bermuda elects to be treated as a United States corporation, waives all treaty benefits and meets certain other requirements. U.N. Barbados and U.N. Bermuda intend to operate in a manner that is intended to ensure that each qualifies for the 20% Gross Income Exception. Although United National Group does not expect that the RPII of U.N. Barbados or U.N. Bermuda will equal or exceed 20% of its gross insurance income, it is possible that United National Group will not be successful in qualifying under this exception. Additionally, as United National Group is not licensed as an insurance company, it does not anticipate that United National Group will have insurance income, including RPII.

Computation of RPII

      In order to determine how much RPII U.N. Barbados or U.N. Bermuda has earned in each taxable year, U.N. Barbados and U.N. Bermuda may obtain and rely upon information from their insureds and reinsureds to determine whether any of the insureds, reinsureds or persons related thereto owning (directly or indirectly through non-U.S. entities) shares of United National Group are U.S. Persons. United National Group may not be able to determine whether any of the underlying direct or indirect insureds to which U.N. Barbados or U.N. Bermuda provides insurance or reinsurance are shareholders or related persons to such shareholders. Consequently, United National Group may not be able to determine accurately the gross amount of RPII earned by U.N. Barbados or U.N. Bermuda in a given taxable year. For any year in which either of U.N. Barbados or U.N. Bermuda does not meet the 20% Gross Income Exception and the 20% Ownership Exception, United National Group may also seek information from its shareholders as to whether beneficial owners of shares at the end of the year are U.S. Persons so that the RPII may be determined and apportioned among such persons. To the extent United National Group is unable to determine whether a beneficial owner of shares is a U.S. Person, United National Group may assume that such owner is not a U.S. Person, thereby increasing the per share RPII amount for all known RPII shareholders.

      If, as expected, RPII is less than 20% of gross insurance income, RPII shareholders will not be required to include RPII in their taxable income. The amount of RPII includible in the income of a RPII shareholder is based upon the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses.

Apportionment of RPII to U.S. Holders

      Every RPII shareholder who owns shares on the last day of any fiscal year of United National Group in which U.N. Barbados or U.N. Bermuda does not meet the 20% Gross Income Exception and the 20% Ownership Exception should expect that for such year it will be required to include in gross income its share of U.N. Barbados’ or U.N. Bermuda’s RPII for the portion of the taxable year during which U.N. Barbados or U.N. Bermuda was a CFC under the RPII provisions, whether or not distributed, even though it may not have owned the shares throughout such period. An RPII shareholder who owns shares during such taxable year but not on the last day of the taxable year is not required to include in gross income any part of U.N. Barbados’ or U.N. Bermuda’s RPII. An RPII shareholder’s tax basis in its shares will be increased by the amount of any RPII that the shareholder includes in income. The RPII shareholder may exclude from income the amount of any distributions by United National Group out of previously taxed RPII income. The RPII shareholder’s tax basis in its shares will be reduced by the amount of such distributions that are excluded from income.

Uncertainty as to Application of RPII

      The RPII provisions have never been interpreted by the courts or the Treasury Department in final regulations, and regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made in the proposed regulation or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts or otherwise, might have retroactive effect. These provisions include the grant of authority to the Treasury Department to prescribe “such regulations as may be necessary to carry out the purpose of this subsection including ... regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise.” Accordingly, the meaning of the RPII provisions and their application to U.N. Barbados and U.N. Bermuda is uncertain. In addition, United National Group cannot be certain that the amount of RPII or the amounts of the RPII inclusions for any particular RPII shareholder, if any, will not be subject to adjustment based upon subsequent IRS examination. Any prospective investor considering an investment in Class A common shares should consult his tax advisor as to the effects of these uncertainties.

Tax-Exempt Shareholders

      Tax-exempt entities will be required to treat certain subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income. Prospective investors that are tax-exempt entities are urged to consult their tax advisors as to the potential impact of the unrelated business taxable income provisions of the Code. A tax-exempt organization that is treated as a 10% U.S. Shareholder or a RPII Shareholder also must file IRS Form 5471 in the circumstances described below in “— Information Reporting and Backup Withholding.”

Dispositions of United National Group Class A Common Shares

      Subject to the discussions below relating to the potential application of the Code section 1248 and PFIC rules discussed below, holders of United National Group Class A common shares generally should recognize capital gain or loss for United States federal income tax purposes on the sale, exchange or other disposition of United National Group Class A common shares in the same manner as on the sale, exchange or other disposition of any other shares held as capital assets. If the holding period for these United National Group Class A common shares exceeds one year, any gain will be subject to tax at a current maximum marginal tax rate of 15% for individuals and 35% for corporations. Moreover, gain, if any, generally will be United States source gain and generally will constitute “passive income” for foreign tax credit limitation purposes.

      Code section 1248 provides that if a U.S. Person sells or exchanges stock in a foreign corporation and such person owned, (directly, indirectly through certain foreign entities or constructively), 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as a dividend to the extent of the CFC’s earnings and profits (determined under United States federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). United National Group believes, because of the anticipated dispersion of its share ownership, provisions in its organizational documents that limit voting power and other factors, that no U.S. Person of United National Group that acquires shares in this merger and did not own (directly, indirectly through foreign entities or constructively) shares of United National Group prior to this offering should be treated as owning (directly, indirectly through foreign entities or constructively) 10% of more of the total voting power of United National Group. To the extent this is the case, the application of Code section 1248 under the regular CFC rules should not apply to dispositions of United National Group’s Class A common shares. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge. A 10% U.S. Shareholder may, in certain circumstances, be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the United States federal income tax or information return that it would normally file for the taxable year in which the disposition occurs. In the event this is determined necessary, United National Group will provide a completed IRS Form 5471 or the relevant information necessary to complete the form.

      Code section 1248 also applies to the sale or exchange of shares in a foreign corporation if the foreign corporation would be treated as a CFC for RPII purposes, regardless of whether the shareholder is a 10% U.S. Shareholder or whether the 20% Gross Income Exception or the 20% Ownership Exception applies. Existing proposed regulations do not address whether Code section 1248 would apply if a foreign corporation is not a CFC but the foreign corporation has a subsidiary that is a CFC and that would be taxed as an insurance company if it were a domestic corporation. United National Group believes, however, that this application of Code section 1248 under the RPII rules should not apply to dispositions of United National Group Class A common shares because United National Group will not be directly engaged in the insurance business. United National Group cannot be certain, however, that the IRS will not interpret the proposed regulations in a contrary manner or that the Treasury Department will not amend the proposed regulations to provide that these rules will apply to dispositions of United National Group Class A common shares. Prospective investors should consult their tax advisors regarding the effects of these rules on a disposition of United National Group Class A common shares.

Passive Foreign Investment Companies

      In general, a foreign corporation will be a PFIC during a given year if (1) 75% or more of its gross income constitutes “passive income” or (2) 50% or more of its assets produce passive income.

      If United National Group were characterized as a PFIC during a given year, U.S. Persons holding United National Group Class A common shares would be subject to a penalty tax at the time of the sale at a gain of, or receipt of an “excess distribution” with respect to, their shares, unless such persons made a “qualified electing fund” election or “mark-to-market” election. It is uncertain that United National Group would be able to provide its shareholders with the information necessary for a U.S. Person to make a “qualified electing fund” election. In general, a shareholder receives an “excess distribution” if the amount of the distribution is more than 125% of the average distribution with respect to the shares during the three preceding taxable years (or shorter period during which the taxpayer held the shares). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taken in equal portion at the highest applicable tax rate on ordinary income throughout the shareholder’s period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of United States federal income tax for such period. In addition, a distribution paid by United National Group to a U.S. Person that is characterized as a dividend and is not characterized as an excess distribution would not be eligible for the reduced rate of tax applicable to dividends paid before 2009. If United National Group were considered a PFIC, upon the death of any U.S. Person who is an individual owning United National Group Class A common shares, such U.S. Person’s heirs or estate may not be entitled to a “step-up” in the tax basis of the United National Group Class A common shares that might otherwise be available under United States federal income tax laws.

      For the above purposes, passive income generally includes interest, dividends, annuities and other investment income. The PFIC rules provide that income “derived in the active conduct of an insurance business by a corporation that is predominantly engaged in an insurance business . . . is not treated as passive income.” The PFIC provisions also contain a look-through rule under which a foreign corporation shall be treated as if it “received directly its proportionate share of the income” and as if it “held its proportionate share of the assets” of any other corporation in which it owns at least 25% of the value of the stock.

      The insurance income exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. United National Group expects that for purposes of the PFIC rules U.N. Bermuda will be predominantly engaged in an insurance business and is unlikely to have financial reserves in excess of the reasonable needs of U.N. Bermuda’s insurance business in each year of operations. Accordingly, none of the income or assets of U.N. Bermuda should be treated as passive. Additionally, United National Group expects that the passive income and assets (other than the stock of any indirect United National Group subsidiary) of any other U.N. Barbados subsidiary will be de minimis in each year of operations with respect to the overall income and assets of United National Group. Under the look-through rule, each of United National Group and U.N. Barbados should be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of its direct and indirect subsidiaries for purposes of the 75% test and the 50% test. As a result, United National Group believes that it and U.N. Barbados should not be treated as PFICs. However, as there are currently no regulations regarding the application of the PFIC provisions to an insurance company and new regulations or pronouncements interpreting or clarifying these rules may be forthcoming, United National Group can not be certain that the IRS will not challenge this position and that a court will not sustain such challenge. Prospective investors should consult their tax advisor as to the effects of the PFIC rules.

Foreign Tax Credit

      Because it is anticipated that U.S. Persons will own a majority of United National Group’s shares, only a portion of the current income inclusions, if any, under the CFC, RPII and PFIC rules and of dividends paid by United National Group (including any gain from the sale of United National Group Class A common shares that is treated as a dividend under section 1248 of the Code) will be treated as foreign source income for purposes of computing a shareholder’s United States foreign tax credit limitations. United National Group will consider providing shareholders with information regarding the portion of such amounts constituting foreign source income to the extent such information is reasonably available. It is also likely that substantially all of the “subpart F income,” RPII and dividends that are foreign source income will constitute either “passive” or “financial services” income for foreign tax credit limitation purposes. Thus, it may not be possible for most shareholders to utilize excess foreign tax credits to reduce United States federal income tax on such income.

Information Reporting and Backup Withholding

      Under certain circumstances, U.S. Persons owning stock in a foreign corporation are required to file IRS Form 5471 with their United States federal income tax returns. Generally, information reporting on IRS Form 5471 is required by (1) a person who is treated as a RPII shareholder, (2) a 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during any tax year of the foreign corporation, and who owned the stock on the last day of that year and (3) under certain circumstances, a U.S. Person who acquires stock in a foreign corporation and as a result thereof owns 10% or more of the voting power or value of such foreign corporation, whether or not such foreign corporation is a CFC. For any taxable year in which United National Group determines that gross

RPII constitutes 20% or more of U.N. Barbados’ or U.N. Bermuda’s gross insurance income and the 20% Ownership Exception does not apply, United National Group will provide to all U.S. Persons registered as shareholders of its Class A common shares a completed IRS Form 5471 or the relevant information necessary to complete the form. Failure to file IRS Form 5471 may result in penalties.

      In general, information will be reported to the IRS in connection with dividends paid on United National Group Class A common shares and the proceeds from a sale or other disposition of United National Group Class A common shares unless the holder of such shares establishes an exemption from the information reporting requirements. In addition, dividends paid on United National Group Class A common shares and proceeds from the sale of United National Group Class A common shares generally will be subject to United States backup withholding tax unless the holder of such shares (i) is a corporation; (ii) provides adequate certification that it is a non-U.S. Person; or (ii) provides its taxpayer identification number. The amount of any backup withholding from a payment to a U.S. Person will be allowed as a credit against the U.S. Person’s United States federal income tax liability and may entitle the U.S. Person to a refund, provided that the required information is furnished to the IRS.

Recent United States Federal Income Tax Legislation

      Recent amendments to the United States federal income tax law have been enacted that are intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. In this regard, such amendments include a provision that permits the IRS to reallocate or recharacterize items of income, deduction or certain other items related to a reinsurance agreement between related parties to reflect the proper source, character and amount for each item (in contrast to prior law, which referred only to source and character). While we do not believe that such amendments will have a material adverse effect on United National Group or its shareholders, it is possible that broader based legislative proposals could emerge in the future that could have an adverse impact on United National Group or its shareholders.

      Additionally, the United States federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States or is a PFIC, or whether U.S. Persons would be required to include in their gross income the subpart F income or the RPII of a CFC, are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to insurance companies and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. United National Group cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

THE MERGER AGREEMENT

      The following summarizes the material provisions of the merger agreement, which is attached as Annex A to this joint proxy statement/ prospectus and is incorporated by reference herein. The rights and obligations of United National Group, U.N. Holdings II, Cheltenham Acquisition Corp. and Penn-America are governed by the express terms and conditions of the merger agreement and not this summary or any other information contained or incorporated by reference in this joint proxy statement/ prospectus. United National Group and Penn-America shareholders are urged to read the merger agreement carefully and in its entirety.

Consideration to be Received in the Merger

      At the effective time of the merger, each outstanding share of Penn-America common stock, other than shares held by Penn-America as treasury stock or by United National Group or Penn Independent or any of their subsidiaries, will be cancelled and automatically converted into the right to receive:

•	an amount of United National Group Class A common shares equal to the result obtained by dividing $13.875 by the volume weighted average sales price of a United National Group Class A common share, as reported on the Nasdaq Stock Market by The Wall Street Journal during the 20 consecutive trading days ending on and including the trading day immediately preceding the date of the effective time of the merger; and

•	an amount in cash equal to $1.50.

      Following completion of the merger, current United National Group shareholders will own approximately 68.4% of the Class A common shares of United America Indemnity and 100% of the Class B common shares of United America Indemnity and former Penn-America shareholders will own approximately 31.6% of the Class A common shares of United America Indemnity, in each case, on a fully diluted basis as of December 15, 2004.

Procedures for Exchange of Certificates

      Promptly after the effective time of the merger, U.N. Holdings II will send, or will cause its exchange agent to send, to each Penn-America shareholder of record as of the effective time of the merger, a letter of transmittal for use in exchanging certificates that represented shares of Penn-America common stock for the consideration to be received in the merger. Penn-America shareholders will receive share certificates representing the number of United National Group Class A common shares to which each such shareholder is entitled and a check for the cash that such shareholder is entitled to, upon delivery of each such shareholder’s certificates and a properly executed letter of transmittal to the exchange agent.

      If a person, other than the person in whose name a certificate is registered, presents a certificate representing shares of Penn-America common stock to the exchange agent, such person must properly endorse the surrendered certificate and either pay any applicable stock transfer taxes or provide evidence that any such applicable transfer taxes have been paid in order to receive United National Group share certificates representing the number of United National Group Class A common shares to which such person is entitled and a check for the cash that such person is entitled to.

      No dividends or other distributions with respect to United National Group Class A common shares will be paid to the holder of any unsurrendered certificates representing shares of Penn-America common stock until the holder of such certificate surrenders such certificate. Subject to the effect of applicable law, following surrender, the holder of the certificates representing United National Group Class A common shares issued in exchange therefor will be paid, without interest:

•	at the time of such surrender, all dividends or other distributions payable in respect of such United National Group Class A common shares with a record date after the effective time of the merger and a payment date on or prior to the date of such surrender and not previously paid; and

•	at the appropriate payment date, the dividends or other distributions payable in respect of such United National Group Class A common shares with a record date after the effective time of the merger but with a payment date subsequent to such surrender.

No Fractional Shares

      No fractional United National Group Class A common shares will be issued in connection with the merger and no dividend or distribution with respect to United National Group Class A common shares will be payable on or with respect to any fractional share. Penn-America shareholders will receive cash for any fractional shares. The amount of cash for fractional shares Penn-America shareholders will receive will be calculated by multiplying the fractional share interest to which each such shareholder would be entitled by the average volume weighted sales prices of a United National Group Class A common share as reported on the Nasdaq Stock Market by The Wall Street Journal during the 20 consecutive trade days ending on and including the trading day immediately prior to the effective time of the merger.

Conditions to Completion of the Merger

      The obligations of Penn-America, United National Group, U.N. Holdings II and Cheltenham Acquisition Corp. to complete the merger are subject to the satisfaction or waiver of, among other things, the following conditions:

•	the affirmative vote of the holders of at least a majority of the votes cast at the special meeting by Penn-America shareholders entitled to vote in favor of the adoption of the merger agreement;

•	the approval by a simple majority of votes cast by the holders of United National Group Class A common shares and United National Group Class B common shares, voting together as a single class, of the issuance of United National Group Class A common shares in the merger;

•	the expiration or termination of any waiting period (and any extension thereof) applicable to the merger under the HSR Act;

•	the absence of any applicable law or any judgment, injunction, order or decree making illegal or otherwise prohibiting the consummation of the merger or any other transactions contemplated by the merger agreement;

•	the receipt of all authorizations, consents, orders, permits or approvals of, or declarations or filings with and the expiration of all waiting periods imposed by any governmental authority necessary for the consummation of the merger and the absence of which would be materially adverse to United National Group or Penn-America and their respective subsidiaries, in each case, taken as a whole; provided, that a requisite regulatory approval will not be deemed to have been obtained if in connection with the grant of such requisite regulatory approval any governmental authority has imposed any condition, requirement, restriction or change of regulation which would impose a burdensome condition;

•	the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/ prospectus forms a part, and the absence of any stop order or proceeding seeking a stop order threatened or initiated by the SEC; and

•	the approval for quotation on the Nasdaq Stock Market, subject to official notice of issuance, of the United National Group Class A common shares to be issued in the merger.

      The obligations of United National Group to effect the merger are subject to the satisfaction or waiver of, among other things, the following additional conditions:

•	the representations and warranties of Penn-America being true and correct in all respects (read without regard to materiality qualifications or references to a material adverse effect contained in any specific representation or warranty other than the representation relating to the absence of certain changes, which will be read with the material adverse effect qualification) as of the date of the merger agreement and as of the date of the completion of the merger as though made on and as of the completion of the merger (except for representations or warranties expressly made as of a specific date, the accuracy of which will be determined as of the specified date), other than such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Penn-America;

•	Penn-America having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger;

•	Penn-America having delivered to United National Group a certificate to the effect that each of the two preceding conditions specified above has been satisfied;

•	the absence of any announcement or notification from A.M. Best (1) placing Penn-America Insurance Company or Penn-Star Insurance Company under review with negative implications (unless it subsequently announces that they are no longer under review with negative implications) or (2) downgrading (unless it subsequently announces that it has reversed such downgrade) Penn-America Insurance Company or Penn- Star Insurance Company below a rating of “A-”, if, in the good faith reasonable determination of United National Group, such review or downgrade would reasonably be expected to have a material adverse effect on Penn-America; and

•	the absence of any action instituted by any governmental authority (which remains pending at what would otherwise be the closing of the merger and which, in the reasonable good faith judgment of United National Group, would have a reasonable prospect of surviving a motion for summary judgment) seeking to enjoin or otherwise prohibit the merger, impose criminal penalties, or impose a burdensome condition in connection with the consummation of the merger.

      The obligations of Penn-America to effect the merger are subject to the satisfaction or waiver of, among other things, the following additional conditions:

•	the representations and warranties of United National Group, U.N. Holdings II and Cheltenham Acquisition Corp. being true and correct in all respects (read without regard to materiality qualifications or references to a material adverse effect contained in any specific representation or warranty other than the representation relating to the absence of certain changes, which will be read with the material adverse effect qualification) as of the date of the merger agreement and as of the date of the closing of the merger as though made on and as of the closing (except for representations or warranties expressly made as of a specific date, the accuracy of which will be determined as of the specified date), other than such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on United National Group;

•	United National Group having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger; and

•	United National Group having delivered to Penn-America a certificate to the effect that each of the two preceding conditions specified above has been satisfied.

Representations and Warranties

      The merger agreement contains customary representations and warranties of Penn-America, including representations and warranties relating to, among other things:

•	corporate organization, good standing and similar corporate matters;

•	capital structure;

•	necessary consents and approvals and the required vote of the Penn-America shareholders;

•	due authorization, execution, delivery and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement and the transactions contemplated thereby;

•	absence of conflicts with Penn-America’s governing documents, applicable laws or material contracts;

•	documents filed with the SEC, compliance with applicable SEC filing requirements and accuracy of information contained in such documents;

•	absence of material changes or events, including the absence of any event or occurrence (1) that has had or would reasonably be expected to have a material adverse effect with respect to Penn-America since December 31, 2003 and (2) that would have been prohibited by certain covenants in the merger agreement since June 30, 2004;

•	the absence of undisclosed liabilities;

•	pending or, to the knowledge of Penn-America, threatened litigation or investigation or inquiry before any governmental authority;

•	compliance with laws;

•	reserves being calculated in accordance with laws and acceptable actuarial principles;

•	actuarial analyses relied upon by Penn-America;

•	investment assets;

•	employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended, which we refer to as ERISA;

•	labor and employment matters;

•	filing of tax returns and payment of taxes;

•	specified contracts and commitments and the enforceability of such contracts and commitments;

•	ownership and use of intellectual property;

•	properties and assets;

•	environmental laws and regulations;

•	transactions with affiliates;

•	ceded reinsurance agreements;

•	broker and agency relationships;

•	producer relationships;

•	accuracy of information supplied by Penn-America in connection with the Form S-4 of which this joint proxy statement/ prospectus forms part;

•	the receipt of a fairness opinion from Penn-America’s financial advisor;

•	engagement and payment of fees of brokers, finders and investment bankers;

•	risk management policies; and

•	derivative instruments.

      The merger agreement contains customary representations and warranties of United National Group, U.N. Holdings II and Cheltenham Acquisition Corp., including representations and warranties relating to, among other things:

•	corporate organization, good standing and similar corporate matters;

•	capital structure;

•	necessary consents and approvals and the required vote of the United National Group shareholders;

•	due authorization, execution, delivery and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement and the transactions contemplated thereby;

•	absence of conflicts with United National Group’s governing documents, applicable laws or material contracts;

•	documents filed with SEC, compliance with applicable SEC filing requirements and accuracy of information contained in such documents;

•	absence of material changes or events, including the absence of any event or occurrence (1) that has had or would reasonably be expected to have a material adverse effect with respect to United National Group since December 31, 2003 and (2) that would have been prohibited by certain covenants in the merger agreement since June 30, 2004;

•	the absence of undisclosed liabilities;

•	pending or, to the knowledge of United National Group, threatened litigation or investigation or inquiry before any governmental authority;

•	compliance with laws;

•	reserves being calculated in accordance with laws and acceptable actuarial principles;

•	actuarial analyses relied upon by United National Group;

•	ceded reinsurance agreements;

•	accuracy of information supplied by United National Group in connection with the Form S-4 of which this joint proxy statement/ prospectus forms part;

•	engagement and payment of fees of brokers, finders and investment bankers;

•	operations of Cheltenham Acquisition Corp.;

•	adequacy of the capital resources of United National Group and U.N. Holdings II; and

•	filing of tax returns and payment of taxes.
      The merger agreement provides that “material adverse effect” means, with respect to any person, any fact, event, circumstance, change, condition or effect that individually or together with other facts, events, circumstances, changes, conditions or effects has been or would reasonably be expected to be material and adverse to the business, assets, properties, liabilities, financial condition or results of operations of such person and its subsidiaries, taken as a whole, other than any change or effect resulting from:

(1)	any changes to the U.S. or global economy in general;

(2)	any changes to the business of writing in the United States excess and surplus primary property and casualty insurance through general agents except to the extent of any disproportionate effect on United National Group or Penn-America, as applicable, taken as a whole;

(3)	with respect to Penn-America, the identities of U.N. Holdings II and its affiliates or statements or other actions by them taken or made without the prior written consent of Penn-America; or

(4)	changes in generally accepted accounting principles or statutory accounting principles after the date of the merger agreement.

A decrease in the trading or market prices of an entity’s capital stock will not be considered, by itself, to constitute a material adverse effect (it being understood that the foregoing will not prevent any party from asserting that any change, circumstance or effect that may have contributed to such reduction independently constitutes a material adverse effect).

Conduct of Business by United National Group and Penn-America Prior to Completion of the Merger

      Penn-America and its subsidiaries’ business will be conducted only in the ordinary course of business and consistent with past practice, and Penn-America will use (and will cause its subsidiaries to use) reasonable best efforts to preserve its business organization intact and maintain its existing relations with customers, policyholders, insureds, reinsurers, agents, underwriters, brokers and investment customers, suppliers, employees, creditors and business partners.

      Except as previously disclosed to United National Group, as expressly provided in the merger agreement or as required to comply with applicable law, from and after the date of the merger agreement and prior to the effective time of the merger, Penn-America will not, and will not permit any of its subsidiaries to (without the prior written consent of United National Group, which consent will not be unreasonably withheld or delayed if the action requested would not materially and adversely impact the expected pro forma financial data (including expected cost-savings) of United National Group following consummation of the merger as agreed by United National Group and Penn-America):

•	amend or propose to amend its articles of incorporation or bylaws;

•	issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights to acquire, any shares of any class of its capital stock, other than issuances pursuant to the exercise of options outstanding on the date of the merger agreement;

•	split, combine or reclassify its or its subsidiaries’ outstanding shares of its capital stock or redeem, purchase or otherwise acquire any of its capital stock;

•	declare, set aside or pay any dividend or other distribution payable with respect to its capital stock;

•	adopt a plan of complete or partial liquidation or dissolution;

•	with respect to any director, officer, other employee or consultant: increase compensation or benefits, grant any severance or termination pay (or amend any such existing arrangement), enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), increase any benefits payable under any existing severance or termination pay policies or agreements or employment agreements or permit any such person who is not already a party to an agreement or a participant in a plan providing benefits upon or following a “change in control” to become a party to any such agreement or a participant in any such plan, other than pursuant to a pre-existing contractual commitment or as required by applicable law;

•	adopt any new benefit plan; subject to certain limited exceptions, terminate or modify any benefit plan; modify any actuarial cost method, assumption or practice used in determining benefit obligations except to the extent required by generally accepted accounting principles; modify the investment philosophy of the employee plan trusts except as required by a fiduciary obligation; enter into any outsourcing agreement relating to its employee plans; grant any ad hoc pension increase or, except in accordance with the current terms of any existing Penn-America plan, establish any new or fund any existing “rabbi” or similar trust;

•	modify, amend or terminate any of its material contracts or insurance contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

•	enter into any new (1) agency agreement that provides or permits: premium volume limitations greater than $500,000, projected annual reinsurance ceded written premium greater than $500,000, policy limits of liability (per occurrence) greater than $500,000 or per policy retention (per occurrence) greater than $500,000; or (2) reinsurance agreement with ceded written premium in excess of $500,000 (except where the new reinsurance agreement is essentially a renewal of an existing agreement with substantially similar terms and conditions);

•	enter into any material insurance transaction other than in the ordinary course of business and consistent with past practice;

•	(1) incur any indebtedness for borrowed money or guarantee the obligations of any person (other than any of its wholly owned subsidiaries), except for indebtedness incurred under existing credit facilities in the ordinary course of business and consistent with past practice and not to exceed at any time outstanding $250,000 in the aggregate; (2) make any loans, advances or capital contributions to any person (other than to its wholly owned subsidiaries); or (3) enter into any material commitment or transaction requiring a capital expenditure other than pursuant to Penn-America’s capital expenditures budget previously furnished to United National Group and other capital expenditures that do not exceed $100,000 in the aggregate;

•	(1) file any material tax return with any governmental authority; (2) make, revoke or change a material tax election (unless required by applicable law); (3) change a material method of accounting for tax purposes; (4) consent to extend the period of limitations for the payment or assessment of any material tax; or (5) settle or compromise any material tax liability;

•	change any of the accounting principles used by it unless required by generally accepted accounting principles, statutory accounting principles or law;

•	pay, discharge or satisfy any (1) non-insurance liability, other than in the ordinary course of business consistent with past practice, pursuant to existing obligations and settlements of any litigation not exceeding $250,000 or (2) insurance liability exceeding $250,000;

•	(1) acquire any person or make any investment in another person (other than its wholly owned subsidiary) or, except in the ordinary course of business and consistent with past practice, acquire assets or (2) sell, lease, license or encumber any assets except for sales, leases, licenses or liens pursuant to existing contracts, in the ordinary course of business and consistent with past practice (provided, that the fair market value of all assets sold, leased, licensed or encumbered does not exceed $100,000 in the aggregate) or involving obsolete assets not material to Penn-America’s business;

•	take any action to cause Penn-America’s common stock to cease to be listed on the New York Stock Exchange prior to the closing date of the merger;

•	take any action that could reasonably be expected to make any representation or warranty of Penn-America inaccurate in any respect at, or as of any time prior to, the effective time of the merger;

•	take any action that could impose a material delay in consummating the merger; or

•	enter into a contract to do any of the foregoing, or propose or announce an intention to do any of the foregoing.

      United National Group agrees that its and its subsidiaries’ business will be conducted only in the ordinary course of business and consistent with past practice and United National Group will use (and will cause its subsidiaries to use) reasonable best efforts to preserve its business organization intact and maintain its existing relations with customers, policyholders, insureds, reinsurers, agents, underwriters, brokers and investment customers, suppliers, employees, creditors and business partners.

      United National Group also agrees that, except as previously disclosed to Penn-America, as expressly provided in the merger agreement or as required to comply with applicable law, from and after the date of the merger agreement and prior to the effective time, United National Group will not, and will not permit any of its subsidiaries to (without the prior written consent of Penn-America, which consent will not be unreasonably withheld or delayed):

•	amend or propose to amend its memorandum and articles of association;

•	issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights to acquire, any shares of its capital stock of any class, other than issuances pursuant to the merger agreement, the Penn Independent stock purchase agreement and the transactions contemplated thereby or issuances of United National Group Class A common shares pursuant to the exercise of options or warrants outstanding on the date of the merger agreement or granted in the ordinary course of business;

•	redeem, purchase or otherwise acquire any material amount of its capital stock, other than, during the period preceding the 20 consecutive trading days ending on and including the trading day immediately preceding the date of the effective time of the merger, pursuant to a repurchase plan meeting the provisions of Rule 10b-18 under the Exchange Act;

•	declare, set aside or pay any dividend or other distribution payable with respect to its capital stock, except for dividends payable to United National Group or any of its wholly owned subsidiaries by another wholly owned subsidiary or dividends with a record date after the effective time of the merger;

•	adopt a plan of complete or partial liquidation or dissolution;

•	take any action to cause United National Group’s Class A common shares to cease to be quoted on the Nasdaq Stock Market prior to the closing date of the merger;

•	change any of the accounting principles used by it unless required by generally accepted accounting principles, statutory accounting principles or law;

•	take any action, that could impose a material delay in consummating the merger;

•	take any action that could reasonably be expected to make any representation or warranty of United National Group, U.N. Holdings II or Cheltenham Acquisition Corp. inaccurate in any respect at, or as of any time prior to, the effective time of the merger; or

•	enter into a contract to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing.

No Solicitation; Unsolicited Proposals

      The merger agreement provides that Penn-America will not, and will cause its subsidiaries not to, and will use its reasonable best efforts to cause its representatives not to:

•	solicit, initiate or knowingly encourage or facilitate the submission of an acquisition proposal (as defined below);

•	participate or engage in discussions or negotiations, or provide any non-public information relating to Penn-America to any third party relating to any acquisition proposal; or

•	enter into any contract with respect to any acquisition proposal or enter into any agreement, arrangement or understanding requiring Penn-America to abandon the merger.

      Upon entering into the merger agreement, Penn-America agreed to, and agreed to cause its subsidiaries and representatives to, immediately terminate any existing negotiation with any third party with respect to any acquisition proposal.

      The merger agreement provides further that, notwithstanding the restrictions described above, if, at any time prior to the effective time of the merger:

•	Penn-America receives an unsolicited, bona fide written proposal from a third party relating to an acquisition proposal (under circumstances in which Penn-America has complied with its obligations regarding unsolicited proposals); and

•	the board of directors of Penn-America and the special committee of the board of directors of Penn-America conclude in good faith (after consultation with a financial advisor of nationally recognized reputation and receiving the advice of nationally recognized outside counsel) that (1) such acquisition proposal is, or would reasonably be expected to result in a superior proposal (as defined below) and (2) the failure to provide non-public information or to participate in negotiations or discussions concerning such acquisition proposal would be inconsistent with the fiduciary duties of the directors of Penn-America to Penn-America shareholders under applicable law;

then, Penn-America may, subject to providing at least two business days’ prior written notice (including the identity of such third party, the terms and conditions of such acquisition proposal and Penn-America’s intention to furnish non-public information to, or enter into discussions or negotiations with, such third party) to United National Group:

•	furnish information about Penn-America to such third party pursuant to a customary confidentiality agreement; provided that a copy of such information being furnished is provided to United National Group if it has not previously been furnished to United National Group; and

•	participate in discussions or negotiations regarding such acquisition proposal.

      Penn-America is required to:

•	provide prompt (but in any event within 24 hours after receipt of any acquisition proposal) written notice to United National Group of the receipt of any such acquisition proposal, indicating the terms and conditions and the identity of such person making such acquisition proposal; and

•	promptly inform United National Group of the status and material details of any discussions relating to, or any change in price, structure or form of consideration regarding, such acquisition proposal.

      Nothing in the merger agreement will prohibit the Penn-America board of directors from taking and disclosing to the Penn-America shareholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any such other disclosures that are required by applicable law.

      The merger agreement provides that the term “acquisition proposal” means any inquiry, offer, proposal, indication of interest, signed agreement or completed action by any third party that relates to:

•	a transaction or series of transactions involving Penn-America or any of its subsidiaries or the issuance or acquisition of shares of capital stock or other equity securities or voting debt of Penn-America or any of its subsidiaries representing 15% or more (by voting power) of the outstanding capital stock of Penn-America or any of its subsidiaries;

•	any tender or exchange offer that if consummated would result in any person beneficially owning shares of capital stock or other equity securities of Penn-America or any of its subsidiaries representing 15% or more (by voting power) of the outstanding capital stock of Penn-America or any of its subsidiaries; or

•	the acquisition, license, purchase or other disposition of a material portion of the business or assets of Penn-America or any of its subsidiaries outside the ordinary course of business or inconsistent with past practice.

      The merger agreement provides that the term “superior proposal” means any bona fide written acquisition proposal (provided, that for the purposes of this definition, the applicable percentages in the first two bullets of the definition of acquisition proposal that refer to 15% will refer to a majority, and any acquisition, license, purchase or other disposition referred to in the third bullet of the definition of acquisition proposal will be for a majority of the business and assets of Penn-America or any of its subsidiaries) that the board of directors of Penn-America and the special committee of the board of directors of Penn-America determine in good faith (after receiving the advice of a financial advisor of nationally recognized reputation and nationally recognized outside counsel), taking into account, among other things, all legal, financial, timing, likelihood of completion, any financing conditions or contingencies, and other aspects of the proposal and the third party making the proposal, would, if consummated, result in a transaction that is more favorable to Penn-America’s shareholders (other than United National Group, U.N. Holdings II, Cheltenham Acquisition Corp., Penn Independent and their respective affiliates) (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by the merger agreement.

      Penn-America may not release or permit the release of any person from, or waive or permit the waiver of any provision of, any confidentiality agreement to which any of Penn-America or its subsidiaries is a party.

      The merger agreement provides further that the board of directors of Penn-America and the special committee of the board of directors of Penn-America will not:

•	withdraw, qualify, modify or amend in any manner adverse to United National Group, their recommendation to Penn-America’s shareholders to adopt the merger agreement or to take any action inconsistent with such recommendation, which withdrawal, qualification, modification, amendment or action we refer to as a change in recommendation (it being understood that if Penn-America receives an acquisition proposal and United National Group requests that the board of directors of Penn-America reaffirm its recommendation, a failure to so reaffirm within three business days of such request will be considered a change in recommendation); or

•	approve or recommend or propose publicly to approve or recommend any acquisition proposal.

      However, if at any time prior to the meeting of the Penn-America shareholders to seek the adoption of the merger agreement, the board of directors of Penn-America or the special committee of the board of directors of Penn-America determines in good faith (after receiving the advice of a financial advisor of nationally recognized reputation and nationally recognized outside counsel), that the failure to make a change in recommendation would be inconsistent with the fiduciary duties of the board of directors of Penn-America to its shareholders under applicable law, the board of directors of Penn-America or the special committee of the board of directors of Penn-America may make a change in recommendation and:

•	withdraw, qualify, modify or amend in a manner adverse to United National Group, its recommendation to Penn-America’s shareholders to adopt the merger agreement; and

•	approve or recommend or propose publicly to approve or recommend any such superior proposal.

      The Penn-America board of directors or the special committee of the board of directors of Penn-America may only take any such action if:

•	Penn-America provides United National Group with a written notice (1) stating that it has received and desires to accept a superior proposal, (2) specifying the terms and conditions of such superior proposal, including the amount per share that shareholders would receive and a copy of such superior proposal and (3) identifying the person making such superior proposal;

•	Penn-America provides United National Group with an opportunity to make such adjustments to the merger agreement as would enable the Penn-America board of directors or the special committee of the board of directors of Penn-America to proceed with its recommendation without having a change of recommendation (provided that United National Group will not be obligated to make any such adjustments); and

•	United National Group does not make an offer that the Penn-America board of directors and the special committee of the board of directors of Penn-America determine in good faith (based on the advice of a financial advisor of nationally recognized reputation) to be as favorable to Penn-America shareholders as the superior proposal within five calendar days of receipt of notice of such superior proposal.

Regulatory Filings; Reasonable Best Efforts

      Each of Penn-America, Cheltenham Acquisition Corp. and United National Group will, and will cause their respective subsidiaries to, use their respective reasonable best efforts to take all actions necessary to comply promptly with all legal requirements with respect to the merger and to consummate the transactions contemplated by the merger agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain any permit, consent, authorization, order or approval of, or exemption by, any governmental authority and any other third party which is required in connection with the merger.

      Penn-America and United National Group will cooperate with each other and provide each other with any information necessary for inclusion in any required filings with any governmental authority.

      The parties to the merger agreement will consult each other with respect to the obtaining of all permits, consents, approvals, authorizations and orders of all governmental authorities and any other third parties necessary or advisable to consummate the transactions contemplated by the merger agreement, and each of Penn-America and United National Group will keep the other apprised of the status of matters relating to the completion of the transactions contemplated by the merger agreement, including promptly furnishing the other with copies of written notices or other communications received from any governmental authority or third party with respect to the transactions contemplated by the merger agreement.

      The parties to the merger agreement will provide each other with the opportunity to participate in any meeting with any governmental authority in respect of any filing in connection with the transactions contemplated by the merger agreement; provided that (1) United National Group will not be obligated to permit Penn-America’s participation in any meetings not primarily related to obtaining requisite regulatory approvals and (2) this participation will not entitle Penn-America to direct the conduct of any such meeting or otherwise bind United National Group to any action.

      United National Group and Penn-America will cooperate in preparing, and will cause to be filed, with all applicable governmental authorities, all filings required to be made under laws governing the insurance businesses of United National Group and Penn-America in connection with the transactions contemplated by the merger agreement. Each of United National Group and Penn-America will provide the other with copies of any written comments from each applicable governmental authority and with an opportunity to review and comment on any filings.

      If any governmental authority or third party asserts any objections to the transactions contemplated by the merger agreement under any applicable law, or if any suit is instituted challenging such transactions, each of United National Group and Penn-America will use its reasonable best efforts to resolve such objection or challenge so as to permit consummation of the transactions contemplated by the merger agreement as promptly as practicable.

      However, the parties agree that reasonable best efforts under this section of the merger agreement will not require United National Group or any of its subsidiaries or affiliates to offer, sell or hold separate pending divesture, or agree to offer, sell or hold separate pending divesture any of United National Group’s or Penn-America’s businesses, operations or assets, or take or agree to take any other action or agree to any limitation on or changes in any such businesses, operations or assets of United National Group or Penn-America, that would reasonably be expected to, individually or in the aggregate, materially and adversely impact the expected pro forma financial data (including expected cost-savings) of United National Group following consummation of the merger as agreed by United National Group and Penn-

America and be different in any material respect from the terms and conditions customarily imposed in connection with such consents, waivers, licenses, orders, registrations, approvals, permits, rulings or authorizations by the appropriate governmental authority under similar circumstances.

      Additionally, Penn-America agrees to use its reasonable best efforts to obtain, prior to the closing, the unconditional consent to the closing of the merger from:

•	each lender to whom Penn-America or any of its subsidiaries owes in excess of $100,000;

•	each person holding a mortgage or lien on real property or material personal property owned or leased by Penn-America or any of its subsidiaries;

•	each lessor of real property leased by Penn-America to the extent required by such lease; and

•	each other party to each material contract with Penn-America or any of its subsidiaries, but only if and to the extent that the failure to obtain such consent would materially adversely affect Penn-America and its subsidiaries taken as a whole.

Litigation

      Penn-America will give United National Group the opportunity to participate in the defense of any litigation against Penn-America and/or its directors relating to the merger agreement or any other acquisition proposal and will not settle or compromise any such action without the prior written consent of United National Group, which consent will not be unreasonably withheld or delayed.

Indemnification and Insurance

      United National Group has agreed to cause the surviving corporation to, for a period of six years following the effective time of the merger, indemnify and hold harmless each present and former director and officer of Penn-America and its subsidiaries to the same extent such persons are indemnified as of the date of the merger agreement by Penn-America pursuant to the articles of incorporation and bylaws of Penn-America and its subsidiaries and applicable laws for acts or omissions occurring at or prior to the effective time of the merger.

      In addition, United National Group has agreed to cause the surviving corporation to maintain in effect for a period of six years from and after the effective time of the merger, a policy of directors’ and officers’ liability insurance that is no less advantageous to the insured than the terms currently provided to Penn-America’s directors and officers with respect to matters occurring at or prior to the effective time of the merger. However, Penn-America will not be required to expend more than an amount per year equal to 250% of current annual premiums paid by Penn-America for such insurance. If Penn-America would be required to expend more than 250% of current annual premiums, Penn-America will obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 250%.

Termination of the Merger Agreement

      The merger agreement may be terminated at any time prior to the effective time of the merger by the mutual written consent of United National Group and Penn-America.

      In addition, the merger agreement may be terminated by either United National Group or Penn-America if:

•	the merger has not been consummated as of March 31, 2005; provided that if the failure to consummate the merger is due to the failure to satisfy the conditions in the merger agreement relating to regulatory matters or filings under the HSR Act and all other conditions are satisfied then this date shall automatically be extended to June 30, 2005;

•	the merger agreement has not been adopted by Penn-America’s shareholders by reason of failure to obtain the necessary vote;

•	the issuance of United National Group Class A common shares in the merger has not been approved by United National Group’s shareholders by reason of failure to obtain the necessary vote;

•	there is any law that makes consummation of the merger illegal or any judgment, injunction, order or decree enjoining United National Group, U.N. Holdings II, Cheltenham Acquisition Corp. or Penn-America from consummating the merger is entered and becomes final and nonappealable; or

•	there is a breach by the other party of any of its representations, warranties, covenants or obligations which breach has resulted in a failure to satisfy one or more of the closing conditions relating to accuracy and truth of the representations and warranties and compliance with covenants of such party, and which breach would be incapable of being cured or remains uncured for 30 days following notice.

      The merger agreement also may be terminated by United National Group if:

•	the Penn-America board of directors has (1) breached any of the no-solicitation or acquisition proposal provisions of the merger agreement, (2) changed its recommendation that the Penn-America shareholders adopt the merger agreement, whether permitted by the terms of the merger agreement or not, or (3) failed to call the Penn-America shareholders’ meeting as required by the merger agreement; or

•	the volume weighted average sales price of a United National Group Class A common share during the 20 consecutive trading days ending on and including the trading day immediately preceding the date of the effective time of the merger is less than $12.00.

      The merger agreement also may be terminated by Penn-America if the board of directors of United National Group has failed to call the United National Group shareholders’ meeting as required by the merger agreement or failed to recommend approval of the issuance of United National Group Class A common shares in the merger (or has withdrawn, qualified, modified or amended such recommendation in any manner adverse to Penn-America).

Expenses and Termination Fees

      Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, whether or not the merger is consummated, subject to the specific exceptions discussed below.

Shared Fees

      The fees and expenses described below will be shared equally by U.N. Holdings II and Penn-America, whether or not the merger is consummated:

•	filing fees in connection with the filing with the SEC of the Form S-4 of which this joint proxy statement/ prospectus forms a part;

•	filing fees payable under or pursuant to the HSR Act; and

•	all printing, mailing and related expenses incurred in connection with the printing and mailing of the Form S-4 and this joint proxy statement/ prospectus.

Termination Fee

      If the merger agreement is terminated:

•	by United National Group or by Penn-America because the merger agreement is not adopted by Penn-America’s shareholders by reason of failure to obtain the necessary vote and, (1) at the time of the Penn- America shareholders’ meeting there was outstanding or publicly announced a plan or proposal with respect to an acquisition proposal, which plan or proposal has not been bona fide and irrevocably withdrawn and (2) within 12 months after termination of the merger agreement, Penn-

America enters into any contract relating to an acquisition proposal (which acquisition proposal is consummated at any time thereafter), whether or not such acquisition proposal was publicly announced prior to the termination of the merger agreement;

•	by United National Group because the Penn-America board of directors has (1) breached any of the no-solicitation or acquisition proposal provisions of the merger agreement, (2) changed its recommendation that the Penn-America shareholders adopt the merger agreement, whether permitted by the terms of the merger agreement or not, or (3) failed to call the Penn-America shareholders’ meeting as required by the merger agreement; or

•	by United National Group because Penn-America breached a representation, warranty, covenant or other obligation under the merger agreement, and such breach resulted in a failure to satisfy a closing condition of the merger relating to the accuracy and truth of representations and warranties or compliance with covenants and was not cured within 30 days and (1) at the time of such termination, there was outstanding, under consideration by Penn-America, or publicly announced a plan or proposal with respect to an acquisition proposal, which plan or proposal has not been bona fide and irrevocably withdrawn and (2) within 12 months after the termination of the merger agreement, Penn-America enters into any contract relating to an acquisition proposal (which acquisition proposal is consummated at any time thereafter), whether or not such acquisition proposed was publicly announced prior to the termination of the merger agreement, then, Penn-America will pay United National Group as liquidated damages, a termination fee in the amount of $7,673,000.

Amendment and Waiver

      The merger agreement may be amended prior to the effective time of the merger if it is in writing and signed by Penn-America, United National Group, U.N. Holdings II and Cheltenham Acquisition Corp. Any provision of the merger agreement may be waived if the waiver is in writing and signed by the party against whom the waiver is to be effective. However, after adoption of the merger by the Penn-America shareholders or after approval of the issuance of United National Group Class A common shares by the United National Group shareholders, as applicable, no amendment that requires the further approval of the Penn-America or the United National Group shareholders, as applicable, may be made without such approval having been obtained.

Governing Law

      The merger agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law thereof.

THE VOTING AGREEMENT

      The following summarizes the material provisions of the voting agreement, which is attached as Annex B to this joint proxy statement/ prospectus and is incorporated by reference herein. The rights and obligations of the parties to the voting agreement are governed by the express terms and conditions of the voting agreement and not this summary or any other information contained in this joint proxy statement/ prospectus. United National Group and Penn-America shareholders are urged to read the voting agreement carefully and in its entirety.

      Concurrently with the execution of the merger agreement, Penn-America entered into a voting agreement with certain affiliates of Fox Paine & Company, who beneficially own in the aggregate, as of the record date, 1,622,725 United National Group Class A common shares, representing approximately 10.4% of United National Group’s outstanding Class A common shares, and 12,687,500 United National Group Class B common shares, representing 100% of United National Group’s outstanding Class B common shares, and together approximately 90.2% of the votes of United National Group common shares outstanding.

      Each shareholder party to the voting agreement has agreed to vote all of the United National Group Class A common shares and Class B common shares beneficially owned by it at any meeting of the United National Group shareholders:

•	in favor of the approval of the issuance of United National Group Class A common shares in the merger; and

•	against any action or agreement that is or would be reasonably likely to result in any condition to United National Group’s or Penn-America’s obligation under the merger agreement not being fulfilled.

      Each shareholder party to the voting agreement has irrevocably granted to and appointed Penn-America as such shareholder’s proxy and attorney-in-fact to vote such shareholder’s United National Group common shares in favor of the approval of the issuance of United National Group Class A common shares in the merger.

      Each shareholder party to the voting agreement has further agreed not to transfer, sell or otherwise dispose of or encumber such shareholder’s United National Group common shares unless, in the case of a transfer, the person to whom such common shares are transferred agrees to be bound by the voting agreement.

      The voting agreement is governed by the laws of the Cayman Islands.

THE PENN INDEPENDENT STOCK PURCHASE AGREEMENT

      Pursuant to a stock purchase agreement entered into by United National Group, United National Insurance Company, Penn Independent and the shareholders of Penn Independent, prior to the closing of the merger United National Insurance Company will purchase all of the common stock of Penn Independent from Penn Independent’s shareholders for approximately $95 million in cash, subject to adjustment pursuant to the Penn Independent stock purchase agreement. Penn Independent is a U.S. wholesale broker of commercial insurance for small and middle market businesses, public entities and associations. Penn Independent also owns, through its wholly owned subsidiary PIC Holdings, Inc., 4,631,250 shares of Penn-America common stock, which represents approximately 30.5% of the outstanding common stock of Penn-America as of December 15, 2004. Upon United National Insurance Company’s acquisition of Penn Independent, it will acquire Penn Independent’s shares of Penn-America common stock. The closing of the sale of the Penn Independent common stock is not a condition to the closing of the merger and the closing of the merger is not a condition to the sale of the Penn Independent common stock.

      If the closing of the merger is not consummated simultaneously or immediately after the closing of the sale of the Penn Independent common stock, the shareholders of Penn Independent have agreed to use their commercially reasonable best efforts to:

•	cause Penn-America to allow United National Group to obtain representation on the board of directors of Penn-America proportional to United National Group’s aggregate ownership of Penn-America common stock; and

•	prevent Penn-America from taking any action under Pennsylvania law with respect to Penn-America’s organizational documents or otherwise that would have the effect of preventing or making more difficult any business combination or other transaction involving United National Group and Penn-America.

      Penn Independent has agreed to cause PIC Holdings to vote all of the Penn-America common stock beneficially owned by it at any meeting of the Penn-America shareholders:

•	in favor of any business combination, or matter submitted to the Penn-America shareholders related to any business combination or other transaction, with United National Group and its affiliates, on the one hand, and Penn-America and its subsidiaries, on the other hand, including adoption of the merger agreement; and

•	against approval or adoption of any business combination or other transaction involving a third party and Penn-America, or any other action or agreement that could have the effect of preventing or making more difficult any business combination or other transaction with United National Group and its affiliates, on the one hand, and Penn-America and its subsidiaries, on the other hand, or that could impede, interfere with, delay or postpone the merger.

      Penn Independent has also agreed to cause PIC Holdings to irrevocably grant to and appoint United National Group as PIC Holdings’ proxy and attorney-in-fact to vote the Penn-America common stock in favor of the adoption of the merger agreement.

      Penn Independent has further agreed not to transfer, sell or otherwise dispose of or encumber its shares of Penn-America common stock.

      Under the Penn Independent stock purchase agreement, United National Group has agreed to enter into (i) a lease with Mr. Irvin Saltzman for a term of at least 10 years for the building currently used by Penn Independent and Penn-America as their headquarters on terms mutually acceptable to United National Group and Mr. Irvin Saltzman, provided that such terms are no less favorable than the terms in effect between Penn Independent, Penn-America and Mr. Irvin Saltzman as of the date of the Penn Independent stock purchase agreement, or (ii) an agreement with Mr. Irvin Saltzman to purchase the headquarters building and the related land on terms mutually acceptable to United National Group and Mr. Irvin Saltzman.

      The Penn Independent stock purchase agreement is governed by the laws of the Commonwealth of Pennsylvania.

THE SALTZMAN STOCK PURCHASE AGREEMENTS

      Pursuant to the stock purchase agreement entered into by United National Group, United National Insurance Company and Irvin Saltzman and the stock purchase agreement entered into by United National Group, United National Insurance Company, Jon S. Saltzman and Joanne Lynch Saltzman, prior to the closing of the merger United National Insurance Company will purchase all of the shares of Penn-America common stock owned by each of Irvin Saltzman, Jon S. Saltzman and Joanne Lynch Saltzman, including all shares of common stock issuable to Irvin Saltzman and Jon S. Saltzman upon the exercise of pre-closing vested options to acquire shares of Penn-America common stock, for $13.53 a share in cash. Irvin Saltzman has agreed to sell 33,300 shares of Penn-America common stock owned by him, plus 112,500 shares of Penn-America common stock that he acquired upon the exercise of his options to acquire Penn-America common stock. Jon S. Saltzman and Joanne Lynch Saltzman have agreed to sell 101,475 shares of Penn-America common stock owned by them, plus 95,025 shares of Penn-America common stock that Jon S. Saltzman acquired upon the exercise of his options to acquire Penn-America common stock. The closing of the sale of Irvin Saltzman’s, Jon S. Saltzman’s and Joanne Lynch Saltzman’s Penn-America common stock is not a condition to the closing of the merger and the closing of the merger is not a condition to the sale of their Penn-America common stock.

      Each of Irvin Saltzman, Jon S. Saltzman and Joanne Lynch Saltzman has agreed to vote all of the Penn-America common stock beneficially owned by him or her at any meeting of the Penn-America shareholders:

•	in favor of any business combination, or matter submitted to the Penn-America shareholders related to any business combination or other transaction, with United National Group and its affiliates, on the one hand, and Penn-America and its subsidiaries, on the other hand, including adoption of the merger agreement; and

•	against approval or adoption of any business combination or other transaction involving a third party and Penn-America, or any other action or agreement that could have the effect of preventing or making more difficult any business combination or other transaction with United National Group and its affiliates, on the one hand, and Penn-America and its subsidiaries, on the other hand, or that could impede, interfere with, delay or postpone the merger.

      Each of Irvin Saltzman, Jon S. Saltzman and Joanne Lynch Saltzman has irrevocably granted to and appointed United National Group as his or her proxy and attorney-in-fact to vote the Penn-America common stock in favor of the adoption of the merger agreement.

      Each of Irvin Saltzman, Jon S. Saltzman and Joanne Lynch Saltzman has further agreed not to transfer, sell or otherwise dispose of or encumber his or her shares of Penn-America common stock.

      Each of the Saltzman stock purchase agreements is governed by the laws of the Commonwealth of Pennsylvania.

THE UNITED NATIONAL GROUP EXTRAORDINARY GENERAL MEETING

Date, Time and Place

      The extraordinary general meeting of United National Group shareholders will be held at Burnaby Building, 16 Burnaby Street, Hamilton, Bermuda at 4:00 p.m., local time, on January 24, 2005.

Purpose of the United National Group Extraordinary General Meeting

      At the United National Group extraordinary general meeting, shareholders will be asked to:

•	approve the issuance of United National Group Class A common shares in the merger;

•	approve a special resolution to change the name of United National Group to “United America Indemnity, Ltd.” and amend United National Group’s memorandum and articles of association accordingly;

•	approve a special resolution to amend articles 135 and 136 of United National Group’s articles of association;

•	act on matters concerning amendments to the organizational documents of United National Group’s non-U.S. subsidiaries;

•	vote upon an adjournment or postponement of the extraordinary general meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposals; and

•	transact any other business that may properly be brought before the United National Group extraordinary general meeting or any adjournments or postponements of the United National Group extraordinary general meeting.

Other Matters

      United National Group does not expect that any matter not referred to herein will be presented for action at the extraordinary general meeting. If any other matters are properly brought before the extraordinary general meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment. The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the extraordinary general meeting, including (except as stated in the following sentence) postponement or adjournment for the purpose of soliciting votes. However, shares represented by proxies that have been voted “AGAINST” the issuance of the United National Group Class A common shares in the merger will not be used to vote “FOR” postponement or adjournment of the special meeting to allow additional time to solicit additional votes “FOR” the issuance of the United National Group Class A common shares in the merger.

United National Group Record Date; Shares Entitled to Vote

      Only United National Group shareholders of record at the close of business on December 15, 2004, the record date for the extraordinary general meeting, will be entitled to notice of, and to vote at, the extraordinary general meeting.

      On the record date, there were 15,584,090 United National Group Class A common shares and 12,687,500 United National Group Class B common shares entitled to vote at the United National Group extraordinary general meeting. As of the record date, there were approximately 62 record holders of United National Group Class A common shares and there were 10 record holders of United National Group Class B common shares, all of whom are affiliates of Fox Paine & Company. Shareholders will have one vote for each United National Group Class A common share and 10 votes for each United National Group Class B common share that they owned on the United National Group record date, exercisable in person or by properly executed and delivered proxy, at the extraordinary general meeting.

Quorum

      The required quorum for the transaction of business at the extraordinary general meeting consists of one or more holders of United National Group common shares present in person or by proxy and entitled to vote that hold in the aggregate at least a majority of the votes entitled to be cast at such meeting.

Votes Required

Required Vote for Approval of the Issuance of United National Group Class A Common Shares (Proposal 1)

      The affirmative vote of a simple majority of votes cast by the holders of United National Group Class A common shares and Class B common shares, voting together as a single class, present in person or by proxy at the United National Group extraordinary general meeting, is required to approve the issuance of United National Group Class A common shares in the merger. If a United National Group shareholder abstains from voting or does not vote (either in person or by proxy), it will have no effect (assuming a quorum is present) in determining whether the issuance of United National Group Class A common shares in the merger will be approved. Brokers who hold United National Group Class A common shares and Class B common shares in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those shares without specific instructions from their customers. These non-voted shares are referred to as broker non-votes and will have no effect (assuming a quorum is present) in determining whether the issuance of United National Group Class A common shares in the merger will be approved.

      Holders of approximately 90.2% of United National Group’s voting power have agreed to vote in favor of the issuance of United National Group Class A common shares in the merger. This means that no additional vote of United National Group’s shareholders is required to approve the issuance of United National Group Class A common shares in the merger.

Required Vote for Approval of the Special Resolutions to (A) Change the Name of United National Group and Amend United National Group’s Memorandum and Articles of Association Accordingly and (B) Amend Articles 135 and 136 of United National Group’s Articles of Association (Proposals 2 and 3)

      In order to change the name of United National Group, United National Group’s shareholders must approve a special resolution to change the name and amend the memorandum and articles of association accordingly. In order to amend articles 135 and 136 of United National Group’s articles of association, United National Group’s shareholders must approve a special resolution. A special resolution requires the affirmative vote of at least two-thirds (66 2/3%) of the votes cast by the holders of United National Group’s Class A common shares and Class B common shares, voting together as a single class, present in person or by proxy at the extraordinary general meeting of shareholders. If a United National Group shareholder abstains from voting or does not vote (either in person or by proxy) it will not have any effect (assuming a quorum is present) in determining whether the proposals (A) to change United National Group’s name and amend United National Group’s memorandum and articles of association accordingly or (B) to amend articles 135 and 136 of United National Group’s articles of association are adopted.

Required Votes for Approval of Amendments to the Organizational Documents of United National Group’s Non-U.S. Subsidiaries (Proposal 4)

      In order to amend the by-laws of Wind River Insurance Company (Barbados) Ltd., which we refer to as U.N. Barbados, U.N. Barbados’ shareholder must approve the amendments by a simple majority of votes cast.

      In order to amend the bye-laws of Wind River Insurance Company, Ltd., which we refer to as U.N. Bermuda, U.N. Bermuda’s shareholder must approve the amendments by a simple majority of votes cast.

      In order to amend the bye-laws of Wind River Services, Ltd., which we refer to as Wind River Services, Wind River Services’ shareholder must approve the amendments by a simple majority of votes cast.

      United National Group’s board of directors will cause the corporate representative or proxy for each of U.N. Barbados, U.N. Bermuda and Wind River Services to vote the shares of each such subsidiary in the same proportion as the votes cast by United National Group shareholders at the United National Group extraordinary general meeting on Proposals 4A, 4B and 4C, respectively.

      If a United National Group shareholder abstains from voting or does not vote (either in person or by proxy) it will not have any effect (assuming a quorum is present) in determining whether the proposals to amend the organizational documents of these non-U.S. subsidiaries are adopted.

Required Vote for Approval of the Possible Adjournment or Postponement of the Extraordinary General Meeting (Proposal 5)

      If necessary, approval of a proposal to adjourn or postpone the United National Group extraordinary general meeting for the purpose of soliciting additional proxies requires the affirmative vote of a simple majority of votes cast by the holders of United National Group Class A common shares and Class B common shares, voting together as a single class, present in person or by proxy at the United National Group extraordinary general meeting, whether or not a quorum is present. If a United National Group shareholder abstains from voting or does not vote (either in person or by proxy) it will not have any effect in determining whether to adjourn or postpone the extraordinary general meeting.

      All United National Group Class A common shares and Class B common shares represented at the extraordinary general meeting, but not voting, including abstentions and broker non-votes, will be treated as present for determining the presence or absence of a quorum for all matters for consideration at the extraordinary general meeting. If proxies are returned without indication as to how to vote, this will be considered a vote in favor of all matters for consideration at the extraordinary general meeting.

Voting by United National Group Directors and Executive Officers

      On December 15, 2004, directors and executive officers of United National Group and their affiliates owned and were entitled to vote 4,347,666 United National Group Class A common shares and 12,687,500 shares of United National Group Class B common shares, or approximately 50.6% of the United National Group common shares outstanding on that date and approximately 95.2% of the votes of United National Group common shares outstanding on that date. Except for the voting agreement between Penn-America and affiliates of Fox Paine & Company with respect to 1,622,725 United National Group Class A common shares and 12,687,500 Class B common shares, there are no voting agreements relating to United National Group Class A common shares or Class B common shares held by the directors and executive officers of United National Group and their affiliates that relate to matters to be addressed at the United National Group extraordinary general meeting.

Voting of Proxies

      A proxy card is enclosed for the use of United National Group shareholders of record. United National Group asks that United National Group shareholders of record complete and sign the accompanying proxy card and return it to United National Group as soon as possible in the enclosed pre-addressed, postage prepaid envelope. When the accompanying proxy card is returned properly executed, the United National Group Class A common shares and Class B common shares represented by it will be voted at the United National Group extraordinary general meeting in accordance with the instructions contained in the proxy card.

      If a proxy card is returned without indication as to how to vote, the United National Group Class A common shares and Class B common shares represented by each proxy will be considered to be voted in favor of all matters for consideration at the United National Group extraordinary general meeting. Unless

United National Group shareholders check the box on his, her or its proxy withholding discretionary authority, the proxy holders may use their discretion to vote on other matters relating to the United National Group extraordinary general meeting, such as adjourning for the purpose of soliciting additional proxies. No proxy that is voted against approval of the issuance of United National Group Class A common shares in the merger will be voted in favor of any adjournment or postponement of the United National Group extraordinary general meeting for the purpose of soliciting additional proxies.

      Shareholders of record may vote by either completing and returning the enclosed proxy card prior to the United National Group extraordinary general meeting or voting in person at the United National Group extraordinary general meeting or submitting a signed proxy card at the United National Group extraordinary general meeting.

      Your vote is important. Accordingly, please sign, date and return the enclosed proxy card whether or not you plan to attend the extraordinary general meeting in person.

Revocability of Proxies

      United National Group shareholders have the power to revoke his, her or its proxy at any time before that proxy is voted at the extraordinary general meeting. A United National Group shareholder of record can revoke his, her or its proxy in one of three ways: (1) the United National Group shareholder can send a signed notice of revocation; (2) the United National Group shareholder can grant a new, valid proxy bearing a later date; or (3) the United National Group shareholder can attend the extraordinary general meeting and vote in person, which will automatically cancel any proxy previously given, but his, her or its attendance alone will not revoke any proxy that such shareholder has previously given. If a United National Group shareholder chooses either of the first two methods, such shareholder must submit his, her or its notice of revocation or his, her or its new proxy to the Chief Executive Officer of United National Group, c/o Walkers SPV Limited, Walker House 87 Mary Street, P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands, before the beginning of the United National Group extraordinary general meeting.

      If a United National Group shareholder’s shares are held by a broker, bank or nominee (that is, in street name), such shareholder should contact his, her or its broker, bank or nominee to change his, her or its vote.

Solicitation of Proxies

      This solicitation is made on behalf of the United National Group board of directors and United National Group will pay the costs of soliciting and obtaining the proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals. Proxies may be solicited, without extra compensation, by United National Group’s officers and employees by mail, telephone, fax, personal interviews or other methods of communication.

      The United National Group board of directors recommends that United National Group shareholders vote “FOR” the proposals to (1) issue United National Group Class A common shares pursuant to the merger agreement, (2) approve the special resolution to change the name of United National Group to “United America Indemnity, Ltd.” and amend United National Group’s memorandum and articles of association accordingly, (3) approve the special resolution to amend articles 135 and 136 of United National Group’s articles of association, (4) approve the proposals to amend the organizational documents of United National Group’s non-U.S. subsidiaries, and (5) approve any adjournment or postponement of the United National Group extraordinary general meeting, if necessary, for the purpose of soliciting additional proxies.

PROPOSAL 1. ISSUANCE OF UNITED NATIONAL GROUP

CLASS A COMMON SHARES IN THE MERGER

      One condition to completion of the merger is that the United National Group Class A common shares issued to Penn-America shareholders in the merger be authorized for quotation on the Nasdaq Stock Market, subject to official notice of issuance. Pursuant to the rules of the Nasdaq Stock Market, as a prerequisite to listing approval, a listed company is required to obtain shareholder approval prior to the issuance of common stock if the common stock issued is equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance. If the merger is consummated, United National Group will issue to Penn-America shareholders approximately 7.5 million United National Group Class A common shares, or 47.9% of the Class A common shares and 5.2% of the voting power outstanding prior to the merger. Therefore, under the rules of the Nasdaq Stock Market, United National Group must obtain the approval of United National Group shareholders for the issuance of United National Group Class A common shares in the merger.

      The United National Group board of directors recommends a vote “FOR” this Proposal 1.

      United National Group is asking each of its shareholders to approve the issuance of United National Group Class A common shares to Penn-America shareholders in the merger. United National Group cannot issue United National Group Class A common shares to Penn-America shareholders, which is necessary to effect the merger of Penn-America and an indirect, wholly owned subsidiary of United National Group, unless a simple majority of votes cast by the holders of United National Group Class A common shares and Class B common shares, voting together as a single class, present in person or by proxy at the United National Group extraordinary general meeting approve the issuance of United National Group Class A common shares in the merger.

PROPOSAL 2. CHANGE OF UNITED NATIONAL GROUP’S NAME AND AMENDMENT TO

UNITED NATIONAL GROUP’S MEMORANDUM AND ARTICLES OF ASSOCIATION

      The board of directors of United National Group has unanimously approved a resolution to submit to a vote of its shareholders a special resolution, pursuant to Section 31 of the Companies Law (as amended) of the Cayman Islands to change the name of United National Group to “United America Indemnity, Ltd.” and amend accordingly United National Group’s current memorandum and articles of association, pursuant to Article 140 of its current memorandum and articles of association. The form of the Amended and Restated Memorandum & Articles of Association of United America Indemnity, Ltd. is attached as Annex E to this joint proxy statement/ prospectus.

      The United National Group board of directors recommends a vote “FOR” this Proposal 2.

      United National Group is asking each of its shareholders to approve a special resolution to change of the name of United National Group to “United America Indemnity, Ltd.” and a corresponding amendment to United National Group’s memorandum and articles of association because the board of directors believes that the proposed name will more accurately reflect the nature of the combined businesses by emphasizing the insurance business of each of United National Group and Penn-America and their respective subsidiaries. In order to change the name of United National Group, United National Group’s shareholders must approve a special resolution to change the name and amend the memorandum and articles of association. A special resolution requires the affirmative vote of at least two-thirds (66 2/3%) of the votes cast by the holders of United National Group’s Class A common shares and Class B common shares, voting together as a single class, present in person or by proxy at the extraordinary general meeting of shareholders.

PROPOSAL 3. AMENDMENTS TO ARTICLES 135 AND 136 OF UNITED NATIONAL GROUP’S ARTICLES OF ASSOCIATION

      The board of directors of United National Group has unanimously approved a resolution to submit to a vote of its shareholders a special resolution, pursuant to Section 31 of the Companies Law (as amended) of the Cayman Islands, to amend articles 135 and 136 of United National Group’s articles of association, pursuant to article 140 of its current memorandum and articles of association, so that articles 135 and 136 will no longer require United National Group to seek direction from its shareholders on any matter on which United National Group is required or entitled to vote as a shareholder of a non-U.S. subsidiary where the non-U.S. subsidiary is not a corporation for United States federal income tax purposes (unless such non-U.S. subsidiary owns, directly or indirectly, non-U.S. subsidiaries that are themselves corporations for U.S. federal income tax purposes and, such vote pertains to such a corporation). See “Description of United National Group Share Capital — Voting of Subsidiary Shares” on page 231. The form of the Amended and Restated Memorandum & Articles of Association of United America Indemnity, Ltd. is attached as Annex E to this joint proxy statement/prospectus.

      The United National Group board of directors recommends a vote “FOR” this Proposal 3.

      The board of directors of United National Group believes that the current voting restrictions in articles 135 and 136 of United National Group’s articles of association are overinclusive in light of their original purpose. These provisions, which require United National Group to seek direction from its shareholders on any matter on which United National Group is required to vote as a shareholder of a non-U.S. subsidiary, were adopted to reduce the possibility that a U.S. shareholder of United National Group would be treated as owning indirectly, through non-U.S. entities, 10% or more of the voting shares of non-U.S. subsidiaries of United National Group, which could have adverse U.S. tax consequences for such U.S. shareholder under the controlled foreign corporation (“CFC”) provisions of the Code. See “Material Tax Considerations — Certain Material Tax Consequences to Shareholders of the Ownership and Disposition of United National Group Class A Common Shares — United States Taxation — Classification of United National Group, U.N. Barbados or U.N. Bermuda as Controlled Foreign Corporations” on page 92. Because a non-U.S. subsidiary of United National Group that is disregarded for United States federal income tax purposes is not a corporation for such purposes, it cannot be a CFC. Accordingly, voting restrictions in United National Group’s articles of association are unnecessary with respect to such a non-U.S. subsidiary, except insofar as it owns, directly or indirectly, a CFC. A special resolution requires the affirmative vote of at least two-thirds (66  2/3%) of the votes cast by the holders of United National Group’s Class A common shares and Class B common shares, voting together as a single class, present in person or by proxy at the extraordinary general meeting of shareholders.

PROPOSAL 4. MATTERS CONCERNING AMENDMENTS TO THE ORGANIZATIONAL DOCUMENTS OF UNITED NATIONAL GROUP’S NON-U.S. SUBSIDIARIES

      Under United National Group’s memorandum and articles of association, if United National Group is required or entitled to vote at a general meeting of its non-U.S. subsidiaries, United National Group’s board of directors must refer the matter to United National Group’s shareholders and seek direction from United National Group’s shareholders for such non-U.S. subsidiaries’ corporate representative or proxy on how to vote on the resolutions proposed by these subsidiaries to their shareholders. United National Group is submitting the matters described below concerning U.N. Barbados, U.N. Bermuda, and Wind River Services to United National Group’s shareholders for their approval at the extraordinary general meeting. The board of directors of United National Group will cause the corporate representative or proxy for each of U.N. Barbados, U.N. Bermuda, and Wind River Services to vote the shares of each subsidiary in the same proportion as the votes cast by United National Group’s shareholders at the extraordinary general meeting on the matters proposed by these subsidiaries.

U.N. Barbados

      United National Group is the sole shareholder of U.N. Barbados. The board of directors of U.N. Barbados has asked United National Group, as its sole shareholder, to approve the following matter at U.N. Barbados’ special meeting. Under articles 135 and 136 of its articles of association, United National Group is required to seek direction from its shareholders on such a matter.

Proposal 4A — Amendment to the By-Laws of U.N. Barbados

      The board of directors of U.N. Barbados has unanimously approved a resolution to submit to a vote of its shareholder a resolution, pursuant to section 61 of the Companies Act of Barbados to amend paragraph 19 of U.N. Barbados’ by-laws, so that paragraph 19 will no longer require U.N. Barbados to seek direction from its shareholder on any matter on which U.N. Barbados is required or entitled to vote (1) as a shareholder of a non-U.S. subsidiary where the non-U.S. subsidiary is not a corporation for United States federal income tax purposes (unless such non-U.S. subsidiary owns, directly or indirectly, non-U.S. subsidiaries that are themselves corporations for U.S. federal income tax purposes and, such vote pertains to such a corporation) or (2) as a shareholder of U.N. Holdings II.

      The United National Group board of directors recommends a vote “FOR” this Proposal 4A.

      The boards of directors of United National Group and U.N. Barbados believe that the current voting restrictions in paragraph 19 of U.N. Barbados’ by-laws pertaining to non-U.S. subsidiaries are overinclusive in light of their original purpose. The provisions were adopted to reduce the possibility that a U.S. shareholder of United National Group would be treated as owning indirectly through non-U.S. entities 10% or more of the voting shares of non-U.S. subsidiaries of U.N. Barbados, which could have adverse U.S. tax consequences for such U.S. shareholder under the CFC provisions of the Code. Because a non-U.S. subsidiary of U.N. Barbados that is disregarded for U.S. federal income tax purposes is not a corporation for such purposes, it cannot be a CFC. Accordingly, voting restrictions in U.N. Barbados’ by-laws are unnecessary with respect to such a non-U.S. subsidiary except insofar as it owns, directly or indirectly, a CFC. The boards of directors of United National Group and U.N. Barbados have determined that the voting restrictions pertaining to U.N. Holdings II are unduly burdensome and unnecessary and believe that no adverse tax consequences should result from this proposed change.

      United National Group’s board of directors will cause United National Group’s corporate representative or proxy to vote United National Group’s shares in U.N. Barbados in the same proportion as the votes cast by United National Group shareholders at the United National Group extraordinary general meeting on this Proposal 4A.

U.N. Bermuda

      U.N. Barbados is the sole shareholder of U.N. Bermuda. The board of directors of U.N. Bermuda has asked U.N. Barbados, as its sole shareholder, to approve the following matter at U.N. Bermuda’s special general meeting. It is proposed that U.N. Barbados be authorized by United National Group, as its sole shareholder, to approve the following matter at the special general meeting of U.N. Bermuda. Under articles 135 and 136 of its articles of association, United National Group is required to seek direction from its shareholders on such a matter.

Proposal 4B — Amendment to the Bye-Laws of U.N. Bermuda

      The board of directors of U.N. Bermuda has unanimously approved a resolution to submit to a vote of its shareholder a resolution, pursuant to Section 13(5) of the Companies Act 1981 of Bermuda, to amend bye-laws 135 and 136 of U.N. Bermuda’s bye-laws, so that these bye-laws will no longer require U.N. Bermuda to seek direction from its shareholder on any matter on which U.N. Bermuda is required or entitled to vote as shareholder of a non-U.S. subsidiary where the non-U.S. subsidiary is not a corporation for United States federal income tax purposes (unless such non-U.S. subsidiary owns, directly or indirectly, non-U.S. subsidiaries that are themselves corporations for U.S. federal income tax purposes and, in the case of indirect ownership, such vote pertains to such a corporation).

      The United National Group board of directors recommends a vote “FOR” this Proposal 4B.

      The boards of directors of United National Group and U.N. Bermuda believe that the current voting restrictions in bye-laws 135 and 136 of U.N. Bermuda’s bye-laws are overinclusive in light of their original purpose. The provisions were adopted to reduce the possibility that a U.S. shareholder of United National Group would be treated as owning indirectly through non-U.S. entities 10% or more of the voting shares of non-U.S. subsidiaries of U.N. Bermuda, which could have adverse U.S. tax consequences for such U.S. shareholder under the CFC provisions of the Code. Because a non-U.S. subsidiary of U.N. Bermuda that is disregarded for U.S. federal income tax purposes is not a corporation for such purposes, it cannot be a CFC. Accordingly, voting restrictions in U.N. Bermuda’s bye-laws are unnecessary with respect to such a non-U.S. subsidiary except insofar as it owns, directly or indirectly, a CFC.

      United National Group’s board of directors will cause U.N. Barbados’ corporate representative or proxy to vote the shares in U.N. Bermuda in the same proportion as the votes cast by United National Group shareholders at the United National Group extraordinary general meeting on this Proposal 4B.

Wind River Services

      U.N. Barbados is the sole shareholder of Wind River Services. The board of directors of Wind River Services has asked U.N. Barbados, as its sole shareholder, to approve the following matter at Wind River Services’ special general meeting. It is proposed that U.N. Barbados be authorized by United National Group, as its sole shareholder, to approve the following matter at the special general meeting of Wind River Services. Under article 135 and 136 of its articles of association, United National Group is required to seek direction from its shareholders on such a matter.

Proposal 4C — Amendment to the Bye-Laws of Wind River Services

      The board of directors of Wind River Services has unanimously approved a resolution to submit to a vote of its shareholder a resolution, pursuant to Section 13(5) of the Companies Act 1981 of Bermuda, to amend bye-laws 135 and 136 of Wind River Services’ bye-laws, so that these bye-laws will no longer require Wind River Services to seek direction from its shareholder on any matter on which Wind River Services is required or entitled to vote as shareholder of a non-U.S. subsidiary where the non-U.S. subsidiary is not a corporation for United States federal income tax purposes (unless such non-U.S. subsidiary owns, directly or indirectly, non-U.S. subsidiaries that are themselves corporations for U.S. federal income tax purposes and, in the case of indirect ownership, such vote pertains to such a corporation).

      The United National Group board of directors recommends a vote “FOR” this Proposal 4C.

      The boards of directors of United National Group and Wind River Services believe that the current voting restrictions in bye-laws 135 and 136 of Wind River Services’ bye-laws are overinclusive in light of their original purpose. The provisions were adopted to reduce the possibility that a U.S. shareholder of United National Group would be treated as owning indirectly through non-U.S. entities 10% or more of the voting shares of non-U.S. subsidiaries of Wind River Services, which could have adverse U.S. tax consequences for such U.S. shareholder under the CFC provisions of the Code. Because a non-U.S. subsidiary of Wind River Services that is disregarded for U.S. federal income tax purposes is not a corporation for such purposes, it cannot be a CFC. Accordingly, voting restrictions in Wind River Services’ bye-laws are unnecessary with respect to such a non-U.S. subsidiary except insofar as it owns, directly or indirectly, a CFC.

      United National Group’s board of directors will cause U.N. Barbados’ corporate representative or proxy to vote the shares in Wind River Services in the same proportion as the votes cast by United National Group shareholders at the United National Group extraordinary general meeting on this Proposal 4C.

PROPOSAL 5. POSSIBLE ADJOURNMENT OR POSTPONEMENT OF THE

EXTRAORDINARY GENERAL MEETING

      If United National Group fails to receive a sufficient number of votes to approve Proposal 1, 2, 3, 4A, 4B or 4C, United National Group proposes to adjourn or postpone the extraordinary general meeting for a period of not more than 60 days for the purpose of soliciting additional proxies to approve these proposals. Proxies initially cast in favor of Proposals 1, 2, 3, 4A, 4B or 4C will be voted in favor of the approval of such proposals at the extraordinary general meeting subsequently convened within 60 days of the extraordinary general meeting so adjourned or postponed unless those proxies are revoked as described in the section entitled “— Voting of Proxies” beginning on page 117. United National Group does not intend currently to propose adjournment or postponement of the extraordinary general meeting if it has sufficient votes to approve Proposals 1, 2, 3, 4A, 4B and 4C.

      Approval of the proposal to adjourn or postpone the extraordinary general meeting for the purpose of soliciting additional proxies requires the affirmative vote of a simple of majority of votes cast by the holders of United National Group Class A common shares and Class B common shares, voting together as a single class, present in person or by proxy at the extraordinary general meeting, whether or not a quorum is present.

      The United National Group board of directors recommends a vote “FOR” this Proposal 5.

THE PENN-AMERICA SPECIAL MEETING

Date, Time and Place

      The special meeting of Penn-America shareholders will be held at Penn-America’s offices, 420 S. York Road, Hatboro, Pennsylvania 19040 at 10:00 a.m., local time, on January 24, 2005.

Purpose of the Penn-America Special Meeting

      At the Penn-America special meeting, shareholders will be asked to:

•	adopt the Agreement and Plan of Merger, dated as of October 14, 2004, by and among Penn-America, United National Group, U.N. Holdings II and Cheltenham Acquisition Corp.;

•	vote upon an adjournment or postponement of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposal; and

•	to transact any other business that may properly be brought before the Penn-America special meeting or any adjournments or postponements of the Penn-America special meeting.

Other Matters

      Penn-America does not expect that any matter not referred to herein will be presented for action at the special meeting. If any other matters are properly brought before the special meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment. The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the special meeting, including (except as stated in the following sentence) postponement or adjournment for the purpose of soliciting votes. However, shares represented by proxies that have been voted “AGAINST” the adoption of the merger agreement will not be used to vote “FOR” postponement or adjournment of the special meeting to allow additional time to solicit additional votes “FOR” the adoption of the merger agreement.

Penn-America Record Date; Shares Entitled to Vote

      Only Penn-America shareholders of record at the close of business on December 15, 2004, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting.

      On the record date, there were 15,190,752 shares of Penn-America common stock entitled to vote at the Penn-America special meeting. Shareholders will have one vote for each share of Penn-America common stock that they owned on the Penn-America record date, exercisable in person or by properly executed and delivered proxy, at the special meeting. As of the record date, there were approximately 211 holders of record of Penn-America common stock.

Quorum

      The presence of the holders of at least a majority of Penn-America common stock outstanding on the record date, whether in person or by properly executed and delivered proxy, will constitute a quorum for the transaction of business at the Penn-America special meeting.

Votes Required

Required Vote for the Adoption of the Merger Agreement (Proposal 1)

      The affirmative vote of a majority of votes cast at the Penn-America special meeting by shareholders entitled to vote is required to adopt the merger agreement. If proxies are returned without indication as to how to vote, the Penn-America common stock represented by each such proxy will be considered to be voted in favor of all matters for consideration at the Penn-America special meeting, including in favor of adoption of the merger agreement. Brokers who hold shares of Penn-America common stock in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those shares without specific instructions from their customers. All shares of Penn-America common stock represented at the special meeting, but not voted, including abstentions and broker non-votes, will be treated as present for determining the presence or absence of a quorum for all matters for consideration at the special meeting.

      Holders of approximately 32.7% of the outstanding shares of Penn-America’s common stock have agreed to vote for the proposal to approve the adoption of the merger agreement. This means that unless at least approximately 74.3% of the shares of Penn-America’s common stock present at the meeting, but not subject to voting agreements to vote in favor of the merger, is voted “AGAINST” the adoption of the merger agreement, the adoption of the merger agreement will be approved (assuming all of the outstanding shares of Penn-America’s common stock are present and voted at the meeting).

Required Vote for Approval of the Possible Adjournment or Postponement of the Special Meeting (Proposal 2)

      If necessary, approval of a proposal to adjourn or postpone the Penn-America special meeting for the purpose of soliciting additional proxies requires the affirmative vote of a majority of votes cast at the Penn-America special meeting by shareholders entitled to vote.

      If proxies are returned without indication as to how to vote, the Penn-America common stock represented by each such proxy will be considered to be voted in favor of all matters for consideration at the Penn-America special meeting, including in favor of any proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement. All shares of Penn-America common stock represented at the special meeting, but not voted, including abstentions and broker non-votes, will be treated as present for determining the presence or absence of a quorum for all matters for consideration at the special meeting.

Voting by Penn-America Directors and Executive Officers

      On December 15, 2004, directors and executive officers of Penn-America and their affiliates owned and were entitled to vote 5,528,035 shares of Penn-America common stock, or approximately 36.4% of the shares of Penn-America common stock outstanding on that date. Except for the voting provisions contained in the separate stock purchase agreements between United National Group and Penn-Independent, United National Group and Mr. Irvin Saltzman, and United National Group and Mr. Jon S. Saltzman and Ms. Joanne Lynch Saltzman, with respect to an aggregate of 4,973,550 shares of Penn-America common stock, there are no voting agreements relating to shares of Penn-America common stock held by the directors and executive officers of Penn-America. A total of 4,973,550 of the 5,528,035 shares of Penn-America common stock held by the directors and executive officers of Penn-America and their affiliates are subject to these voting agreements.

Voting of Proxies

      A proxy card is enclosed for the use of Penn-America shareholders of record. Penn-America asks that each Penn-America shareholder of record complete and sign the accompanying proxy card and return it to Penn-America as soon as possible in the enclosed pre-addressed, postage prepaid envelope. When the accompanying proxy card is returned properly executed, the shares of Penn-America common stock represented by it will be voted at the Penn-America special meeting in accordance with the instructions contained in the proxy card.

      If a proxy card is returned without indication as to how to vote, the shares of Penn-America common stock represented by each proxy will be considered to be voted in favor of all matters for consideration at the Penn-America special meeting. Unless a Penn-America shareholder checks the box on his, her or its proxy withholding discretionary authority, the proxy holders may use their discretion to vote on other matters relating to the Penn-America special meeting, such as adjourning for the purpose of soliciting

125.1

additional proxies. No proxy that is voted against adoption of the merger agreement will be voted in favor of any adjournment or postponement of the Penn-America special meeting for the purpose of soliciting additional proxies.

      Shareholders of record may vote by either completing and returning the enclosed proxy card prior to the Penn-America special meeting or voting in person at the Penn-America special meeting or submitting a signed proxy card at the Penn-America special meeting.

      Your vote is important. Accordingly, please sign, date and return the enclosed proxy card whether or not you plan to attend the special meeting in person.

Revocability of Proxies

      Penn-America shareholders have the power to revoke his, her or its proxy at any time before that proxy is voted at the Penn-America special meeting. A Penn-America shareholder of record can revoke his, her or its proxy in one of three ways: (1) the Penn-America shareholder can send a signed notice of revocation; (2) the Penn-America shareholder can grant a new, valid proxy bearing a later date; or (3) the Penn-America shareholder can attend the Penn-America special meeting and vote in person, which will automatically cancel any proxy previously given, but his, her or its attendance alone will not revoke any proxy that such shareholder has previously given. If a Penn-America shareholder chooses either of the first two methods, such shareholder must submit his, her or its notice of revocation or his, her or its new proxy to Garland P. Pezzuolo, Secretary, Penn-America Group, Inc., 420 S. York Road, Hatboro, Pennsylvania 19040, before the beginning of the Penn-America special meeting.

      If a Penn-America shareholder’s shares are held by a broker, bank or nominee (that is, in street name), such shareholder should contact his, her or its broker, bank or nominee to change his, her or its vote.

Solicitation of Proxies

      This solicitation is made on behalf of the Penn-America board of directors. Penn-America will pay the costs of soliciting and obtaining the proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals. Proxies may be solicited, without extra compensation, by Penn-America’s officers and employees by mail, telephone, fax, personal interviews or other methods of communication. Penn-America has engaged the firm of Georgeson & Co., Inc. to assist it in the distribution and solicitation of proxies. Penn-America expects to pay Georgeson customary fees and expenses for its services.

      The Penn-America board of directors recommends that Penn-America shareholders vote “FOR” the proposals to (1) approve the adoption of the merger agreement and (2) approve any adjournment or postponement of the Penn-America special meeting, if necessary, for the purpose of soliciting additional proxies.

PROPOSAL 1. APPROVAL OF THE ADOPTION OF THE MERGER AGREEMENT

      As discussed elsewhere in this joint proxy statement/ prospectus, Penn-America is asking Penn-America shareholders to adopt the merger agreement. Penn-America shareholders should read carefully this joint proxy statement/ prospectus in its entirety for more detailed information concerning the merger agreement and the merger. In particular, Penn-America shareholders are directed to the merger agreement, which is attached as Annex A to this joint proxy statement/ prospectus.

      The Penn-America board of directors recommends a vote “FOR” this Proposal 1.

PROPOSAL 2. POSSIBLE ADJOURNMENT OR POSTPONEMENT

OF THE SPECIAL MEETING

      If Penn-America fails to receive a sufficient number of votes to approve Proposal 1, Penn-America proposes to adjourn or postpone the special meeting for a period of not more than 60 days for the purpose of soliciting additional proxies to approve Proposal 1. Proxies initially cast in favor of Proposal 1 will be voted in favor of the approval of such proposal at the special meeting subsequently convened within 60 days of the special meeting so adjourned or postponed unless those proxies are revoked as described in the section entitled “— Voting of Proxies” beginning on page 125. Penn-America does not currently intend to propose adjournment or postponement of the special meeting if it has sufficient votes to approve Proposal 1.

      Approval of the proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies requires the affirmative vote of a majority of votes cast by the holders of shares of Penn-America common stock, present in person or by proxy at the special meeting, whether or not a quorum is present.

      The Penn-America board of directors recommends a vote “FOR” this Proposal 2.

COMPARATIVE STOCK PRICES AND DIVIDENDS

      United National Group Class A common shares are quoted on the Nasdaq Stock Market under the symbol “UNGL”, and began trading on December 16, 2003. Prior to such date there was no established public trading market for United National Group Class A common shares. Shares of Penn-America common stock are listed for trading on the NYSE under the symbol “PNG.” For current price information, shareholders are urged to consult publicly available sources. The table below presents the last quoted sale price of United National Group Class A common shares as quoted on the Nasdaq Stock Market under the symbol “UNGL,” the closing market price for Penn-America as reported on the NYSE Composite Transaction Tape under the symbol “PNG,” and the market value of a share of Penn-America common stock on an equivalent per share basis. These prices are presented on two dates:

•	October 14, 2004, the last trading day before the public announcement of the signing of the merger agreement; and

•	December 15, 2004, the latest practicable date before the date of this joint proxy statement/ prospectus.

	United National Group	Penn-America	Equivalent
	Class A Common Shares	Common Stock	Per Share Data(1)

October 14, 2004	$14.75	$13.92	$15.375
December 15, 2004	$19.00	$14.99	$15.375

(1)	Assumes the value of the United National Group Class A common share portion of the merger consideration is $13.875 at closing. Because the number of United National Group Class A common shares that will be issued in the merger for each share of Penn-America common stock will be determined based on the volume weighted average sales price of a United National Group Class A common share, as reported on the Nasdaq Stock Market by The Wall Street Journal during the 20 consecutive trading days ending on and including the trading day immediately preceding the date of the effective time of the merger, which may be different from the actual trading price of United National Group Class A common shares at closing, the value of the share consideration on the closing date may be more or less than $13.875.

Market Prices

      The following table sets forth the range of the high and low per share sales prices as quoted on the Nasdaq Stock Market and dividends per United National Group Class A common share and the closing prices per share and dividends per share of Penn-America common stock and as reported on the NYSE for the calendar quarters indicated.

United National Group:

	High	Low	Dividends

Fiscal year ended December 31, 2003:
Fourth Quarter (from December 16, 2003)	$17.90	$16.95	$—
Fiscal year ended December 31, 2004:
First Quarter	$20.34	$16.18	$—
Second Quarter	19.50	14.63	—
Third Quarter	16.75	13.94	—
Fourth Quarter (through December 15, 2004)	19.44	14.22	—

Penn-America:

	High	Low	Dividends

Fiscal year ended December 31, 2002:
First Quarter	$10.43	$7.27	$0.03833
Second Quarter	11.40	9.45	0.03875
Third Quarter	10.70	7.80	0.03875
Fourth Quarter	9.50	8.10	0.03875
Fiscal year ended December 31, 2003:
First Quarter	$10.60	$9.06	$0.04375
Second Quarter	11.70	10.11	0.04375
Third Quarter	15.07	11.10	0.04375
Fourth Quarter	15.99	13.25	0.05375
Fiscal year ended December 31, 2004:
First Quarter	$15.42	$12.99	$0.06
Second Quarter	15.12	12.19	0.06
Third Quarter	13.84	12.69	0.06
Fourth Quarter (through December 15, 2004)	15.00	13.89	—

Dividends

United National Group

      Since its initial public offering, United National Group has never paid a cash dividend on its common shares, retaining any earnings to fund the development and growth of its business. From time to time, the board of directors reviews United National Group’s alternatives with respect to its earnings and seeking to maximize value for its shareholders. In the future, United National Group may decide to commence a dividend program for the benefit of its shareholders. Any future determination to pay dividends will be at the discretion of its board of directors and will be limited by its position as a holding company that lacks direct operations, significant regulatory and contractual restrictions, the results of operations of its subsidiaries, financial condition, cash requirements, prospects and other factors that its board of directors deems relevant. Pursuant to the merger agreement, until the merger is completed or the merger agreement is terminated in accordance with its terms, United National Group has agreed not to declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock without the prior written consent of Penn-America, except for dividends with a record date after the effective time of the merger.

      United National Group is a holding company and has no direct operations. United National Group’s ability to pay dividends depends, in part, on the ability of U.N. Barbados, U.N. Bermuda and United National Group’s U.S. insurance subsidiaries to pay dividends. U.N. Barbados, U.N. Bermuda and United National Group’s U.S. insurance subsidiaries are subject to significant regulatory restrictions limiting their ability to declare and pay dividends. For 2004, the maximum amount of distributions that United National Group’s U.S. insurance subsidiaries could pay in dividends under applicable laws and regulations without regulatory approval is approximately $34.1 million.

      Under the Barbados Companies Act, U.N. Barbados may only pay a dividend out of the realized profits of the company and may not pay a dividend unless (1) after payment of the dividend it is able to pay its liabilities as they become due, (2) the realizable value of its assets is greater than the aggregate value of its liabilities and (3) the stated capital accounts are maintained in respect of all classes of shares.

      Under the Bermuda Companies Act 1981, U.N. Bermuda may only declare or pay a dividend if U.N. Bermuda has no reasonable grounds for believing that it is, or would after the payment be, unable to pay its liabilities as they become due, or if the realizable value of its assets would not be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

      United National Group’s subsidiary, Wind River Investment Corporation, has issued senior notes in an aggregate principal amount of $72.8 million, subject to adjustment, to the Ball family trusts as part of the purchase price for the acquisition of United National Group U.S. operations. Under the amended and restated deed of guaranty that provides for its full and unconditional guarantee of the senior notes, United National Group may not pay any cash dividends on its common shares until the senior notes are paid in full.

      For a discussion of factors affecting United National Group’s ability to pay dividends, see “United National Group — Regulation,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Sources and Uses of Funds” and “— Capital Resources,” and Note 15 to United National Group’s Consolidated Financial Statements beginning on page F-34.

      United National Group’s common shareholders are not subject to taxes, including withholding provisions, under existing laws and regulations of the Cayman Islands.

Penn-America

      The holders of Penn-America common stock receive dividends if and when declared by the Penn-America board of directors out of funds legally available therefor. Pursuant to the merger agreement, until the merger is completed or the merger agreement is terminated in accordance with its terms, Penn-America has agreed not to declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock without the prior written consent of United National Group.

      Penn-America is an insurance holding company and its principal asset is the stock it holds in Penn-America Insurance Company. Dividends and other payments from Penn-America Insurance Company are Penn-America’s primary source of funds to pay expenses and dividends. The payment of dividends by Penn-America Insurance Company to Penn-America and the payment of dividends by Penn-Star Insurance Company to Penn-America Insurance Company are limited by statute. In general, these restrictions limit the aggregate amount of dividends or other distributions that Penn-America Insurance Company or Penn-Star Insurance Company may declare or pay within any 12-month period without advance regulatory approval. Generally, this limitation is the greater of statutory net income for the preceding calendar year or 10% of the statutory surplus. In addition, insurance regulators have broad powers to prevent reduction of statutory surplus to inadequate levels, and could refuse to permit the payment of dividends of the maximum amounts calculated under any applicable formula.

UNITED NATIONAL GROUP

Company Overview

      United National Group is a holding company formed on August 26, 2003 under the laws of the Cayman Islands to acquire the insurance and related operations conducted by American Insurance Service, Inc. and its subsidiaries, including American Insurance Adjustment Agency, Inc., Diamond State Insurance Company, J.H. Ferguson & Associates, LLC, United National Casualty Insurance Company, United National Insurance Company and United National Specialty Insurance Company.

      Through United National Group’s U.S. operations it is a leading specialty property and casualty insurer with a 44-year operating history in the specialty insurance markets. Its U.S. insurance subsidiaries, led by United National Insurance Company, are either licensed or eligible to write on a surplus lines basis in all 50 U.S. states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands. Its non-U.S. operations, which consist of Barbados-based and Bermuda-based insurance companies, began offering insurance products to third parties in May 2004 and reinsurance to its U.S. operations in January 2004. The non-U.S. operations are expected to being offering reinsurance products to third parties in the near future.

      United National Group writes specialty insurance products that are designed to meet the specific needs of targeted niche insurance markets. These niche markets are typically well-defined, homogeneous groups of insureds to which, due to some particular risk exposure, standard market insurers do not offer insurance coverage. Examples of products that United National Group writes for these markets include property and casualty insurance for social service agencies, insurance for equine mortality risks and insurance for vacant property risks. United National Group believes that its specialty insurance product focus and niche market strategy has enabled it to outperform the property and casualty industry as a whole.

      During 2003, United National Group’s statutory combined ratio was 95.8%, which marked a return to profitability after a loss in 2002. United National Group has reported an underwriting profit, based on United National Group’s statutory financial statements, in 20 of the past 21 years. The combined ratio of an insurance company is generally viewed as an indication of underwriting profitability and is calculated by adding the underwriting expense ratio and the net losses and loss adjustment expense ratio.

      United National Group competes in the specialty insurance market principally through United National Group’s two primary business segments, its excess and surplus lines (“E&S”) segment and its specialty admitted segment. United National Group offers four general classes of insurance products across both of these primary business segments: specific specialty insurance products, umbrella and excess insurance products, property and general liability insurance products and non-medical professional liability insurance products. United National Group distributes the insurance products of its U.S. operations through its wholly owned subsidiary, J.H. Ferguson and Associates, LLC, as well as through a group of 67 professional general agencies that have limited quoting and binding authority.

      United National Group’s U.S. insurance subsidiaries are rated “A” (Excellent) by A.M. Best, which assigns ratings to insurance companies transacting business in the United States. “A” (Excellent) is the third highest rating of sixteen rating categories. These ratings are based upon factors of concern to policyholders and are not directed to the protection of investors. In June 2003, each of United National Group’s U.S. insurance subsidiaries was downgraded from “A+” (Superior) to “A” (Excellent) by A.M. Best. This downgrade followed a significant decrease in United National Group’s policyholders surplus during 2002, primarily due to reserve strengthening that it recorded in 2002 relating to accident years 2001 and prior and due to the results of an arbitration proceeding with one of its reinsurers.

      In December 2004, United National Group’s non-U.S. insurance subsidiaries were assigned financial strength ratings by A.M. Best. U.N. Bermuda was assigned a rating of “A-” (Excellent) and U.N. Barbados was assigned a rating of “A” (Excellent).

Recent Trends in United National Group’s Industry

      The property and casualty insurance industry has historically been a cyclical industry. During periods of reduced underwriting capacity, as defined by availability of capital, lower competition generally results in more favorable policy terms and conditions for insurers. During periods of excess underwriting capacity, pricing and policy terms and conditions are generally less favorable to insurers due to competition. In the past, several factors affected underwriting capacity, including industry losses, catastrophes, changes in legal and regulatory guidelines, investment results and the ratings and financial strength of competitors.

      United National Group believes that during the 1990s, the insurance industry maintained excess underwriting capacity. As a result, the industry suffered from lower pricing, less favorable policy terms and conditions, less stringent underwriting standards and reduced profitability. Significant catastrophic losses in 1999 and a subsequent contraction of underwriting capacity led to price increases and policy terms and conditions more favorable to insurers in 2000.

      United National Group believes that these trends continued and accelerated in 2001 when the property and casualty insurance industry experienced a severe dislocation as a result of an unprecedented impairment of capital, causing a substantial contraction in industry underwriting capacity. United National Group believes that this reduction in capacity is a result of, among other things:

•	losses caused by the terrorist attacks of September 11, 2001, which resulted in the largest insured loss in history;

•	the recording of reserve charges resulting from substantial reserve deficiencies, relating to asbestos, environmental and directors and officers liability related claims and from poor underwriting in the late 1990s;

•	substantial investment losses as a result of a decline in the global equity markets and significant credit losses, with the Insurance Services Office estimating that the U.S. property and casualty industry as a whole had realized and unrealized losses from the end of 2000 through the end of 2002 of $33 billion;

•	the exit or insolvency of several insurance market participants, such as Reliance Group, Legion Insurance Company, Frontier Insurance Group, GAINSCO and American Equity, each of which either exited particular lines of business or significantly reduced their activities;

•	the ratings downgrade of a significant number of insurers and reinsurers; and

•	increased financial scrutiny of insurers and financial services companies by federal and state regulatory authorities as a result of high-profile corporate scandals and of the resulting changes in corporate governance.

      These factors have resulted in a general environment of rate increases and conservative risk selection, more restrictive coverage terms and a significant movement of premium from the standard market to the specialty insurance market. During 2003, demand for insurance products to manage risk continued to accelerate while underwriting capacity decreased. United National Group believes that this environment will begin to moderate during 2004. Increased reinsurance costs to some extent have offset the benefits of these trends to it and to primary insurance companies in general.

      Consistent with the trends witnessed in the broader property and casualty market, during 2002 and 2001, United National Group’s rate increases on renewal business across all active segments approximated 30% and 23%, respectively. During 2003, its rate increases on renewal business approximated 25%, which rates United National Group will earn over the period of time for which the policies are in force, generally 12 months.

Specialty Insurance Market

      The specialty insurance market differs significantly from the standard property and casualty insurance market. In the standard property and casualty insurance market, insurance rates and forms are highly regulated, products and coverages are largely uniform and have relatively predictable exposures. In the standard market, policies must be written by insurance companies that are admitted to transact business in the state in which the policy is issued. As a result, in the standard property and casualty insurance market, insurance companies tend to compete for customers primarily on the basis of price and financial strength.

      In contrast, the specialty insurance market, which United National Group considers to be composed of the E&S market and the specialty admitted market, provides coverage for hard-to-place risks that do not fit the underwriting criteria of insurance companies operating in the standard market. In the E&S market, insurance rates and forms are not regulated and can be tailored to meet specific risks. However, U.S. insurance regulations generally require a risk to be declined by three admitted carriers before an E&S lines insurance company may write the risk. The specialty admitted market includes policies written to cover hard-to-place risks, including risks associated with insureds engaged in similar but highly specialized types of activities. These insureds are generally forced to rely on specialty admitted insurance companies for one of two reasons: such insureds require a total insurance product not otherwise available from standard market insurers, or such insureds require insurance products that are not written by large admitted carriers. For regulatory or marketing reasons, these insureds require products that are written by an admitted insurance company.

      Competition in the specialty insurance market tends to focus less on price and more on availability, service and other considerations. While specialty insurance market exposures may have higher perceived insurance risk than their standard market counterparts, specialty insurance market underwriters historically have been able to generate underwriting profitability superior to standard market underwriters. According to A.M. Best, from 1993 to 2002, the average combined ratio for insurers operating in the E&S market was 7.8 percentage points lower than that of insurers operating in the property and casualty industry as a whole.

      According to A.M. Best, over the 20-year period from 1983 through 2002, the surplus lines market grew from an estimated $2.1 billion in direct premiums written to $32.8 billion, representing a 14.7% compound annual growth rate and aggregate growth of 1,461.9%. In contrast, the U.S. property and casualty industry grew more moderately during this period from $114.4 billion in direct premiums written to $456.7 billion, representing a 8.1% compound annual growth rate and aggregate growth of 378.2%. During this period, the surplus lines market as a percentage of the total property and casualty industry grew from approximately 1.8% to 8.3%. Additionally, the growth in terms of commercial lines market share, which comprises the majority of surplus lines premiums, increased from 3.5% to 13.1% over this period.

      The specialty insurance market is significantly affected by the conditions of the insurance market in general. Hard market conditions (i.e., those favorable to insurers), like those being experienced in recent years, tend to generate a proportion of business moving from the admitted market back to the surplus lines market, and vice versa when soft market conditions are prevalent. During hard markets, standard market underwriters generally rely on traditional underwriting methods and make adjustments in policy terms, conditions and limits. The firming of the current property and casualty market, which United National Group believes commenced in 2000, caused standard market carriers to refocus on their core books of business.

      Initially, the market shift into the E&S market occurred at a gradual pace. According to A.M. Best data, direct premiums written by the domestic E&S market increased by 8.5% in 2000. Once admitted carriers began to stress underwriting criteria and risk selection techniques in an effort to bolster their operating profits by eliminating non-core lines of business, rather than re-pricing them, the movement of premiums to surplus lines accelerated. As a result, direct premiums written in the domestic E&S market grew 36.6% in 2001, 81.7% in 2002 and 31.1% in 2003. Growth of direct premiums written in the total E&S market, which includes domestic professional E&S underwriters, Lloyds of London, other regulated non-domestic insurers and domestic specialty underwriters was 9.8% in 2000, 35.7% in 2001, 61.7% in 2002, and 28.3% for 2003.

Acquisition of United National Group’s U.S. Operations

      On September 5, 2003, Fox Paine & Company made a capital contribution of $240.0 million to United National Group, in exchange for 10.0 million Class B common shares and 14.0 million Series A preferred shares, and United National Group acquired Wind River Investment Corporation, the holding company for United National Group’s U.S. operations, from a group of family trusts affiliated with the Ball family of Philadelphia, Pennsylvania.

      To effect this acquisition, United National Group used $100.0 million of this $240.0 million capital contribution to purchase a portion of the common stock of Wind River Investment Corporation held by the Ball family trusts. United National Group then purchased the remainder of the common stock of Wind River Investment Corporation that was also held by the Ball family trusts, paying consideration consisting of 2.5 million Class A common shares, 3.5 million Series A preferred shares and senior notes issued by Wind River Investment Corporation having an aggregate principal amount of approximately $72.8 million, which United National Group has fully and unconditionally guaranteed.

      Of the remaining $140.0 million contributed to United National Group, it then contributed $80.0 million to its U.S. operations, used $42.4 million to capitalize its non-U.S. operations and used $17.6 million to fund fees and expenses incurred in connection with the acquisition.

Initial Public Offering of Class A Common Shares (“IPO”)

      In December 2003, United National Group consummated its IPO of 10,750,000 Class A common shares, including 1,000,000 Class A common shares issued in connection with the exercise of a portion of the underwriters’ overallotment option, at a price of $17.00 per share. Proceeds of the offering less underwriting discounts of $12.8 million were $170.0 million. Expenses for the IPO totaled $4.4 million, resulting in net proceeds to United National Group of $165.6 million (the “IPO Proceeds”). United National Group used $150.0 million of the IPO Proceeds to fund the redemption of all its Series A preferred shares. United National Group contributed the remaining proceeds of $15.6 million to its non-U.S. operations.

      In January 2004, United National Group issued 462,500 Class A common shares in connection with the exercise of the underwriters’ remaining overallotment option at a price of $17.00 per share. Proceeds to it, net of underwriting discounts of $0.5 million, were $7.3 million, which United National Group contributed to its non-U.S. operations.

Business Segments

      United National Group currently operates its business principally through two business segments: E&S and specialty admitted. United National Group de-emphasized its reinsurance segment in 2002.

E&S

      United National Group’s E&S segment focuses on writing insurance for hard-to-place risks and risks that standard admitted insurers specifically choose not to write. United National Group’s eligibility as an E&S lines insurer allows United National Group to underwrite unique risks with more flexible policy forms and unregulated premium rates. This flexibility typically results in coverages that are more restrictive and more expensive than those offered in the standard admitted market. In 2003, the United States E&S market as a whole represented approximately $32.8 billion in direct premiums written according to A.M. Best, or approximately 7.2% of the $456.7 billion United States property and casualty industry direct premiums written. According to A.M. Best, the E&S market as a whole grew 28.3% from 2002 to 2003 on the basis of direct premiums written. In 2003, United National Group had $465.9 million of gross premiums written in the E&S market.

Specialty Admitted

      United National Group’s specialty admitted segment focuses on writing insurance for risks that are unique and hard to place in the standard admitted market for insureds that are required, for marketing and regulatory reasons, to purchase insurance from an admitted insurance company. United National Group estimates that the specialty admitted market as a whole is comparable in size to the E&S market. The specialty admitted market is subject to more state regulation than the E&S market, particularly with regard to rate and form filing requirements, restrictions on the ability to exit lines of business, premium tax payments and membership in various state associations, such as state guaranty funds and assigned risk plans. In 2003, United National Group had $202.5 million of gross premiums written in the specialty admitted market.

Reinsurance

      United National Group’s reinsurance segment includes assumed business written in support of a select group of direct writing reinsurers. All underwriting exposure under this segment has been commuted. This segment was de-emphasized in 2002, but United National Group may write this type of business in the future through its non-U.S. operations.

      The following table sets forth an analysis of gross premiums written, which is the sum of direct and assumed reinsurance premiums written, by segment during the periods indicated:

	For the Years Ended December 31,

	2001		2002		2003

	Amount	Percent	Amount	Percent	Amount	Percent

	(Dollars in thousands)
E&S	$398,308	59.4%	$543,998	68.6%	$465,866	69.7%
Specialty admitted	210,212	31.4	249,085	31.4	202,514	30.3
Reinsurance	62,000	9.2	—	—	—	—

Total gross premiums written	$670,520	100.0%	$793,083	100.0%	$668,380	100.0%

Products and Product Development

      United National Group offers its general classes of insurance products across both its E&S and specialty admitted business segments. These four classes of products are specific specialty insurance products, umbrella and excess insurance products, property and general liability insurance products and non-medical professional liability insurance products.

      United National Group’s insurance products target very specific, defined, homogenous groups of insureds with customized coverages to meet their needs. Its products include customized guidelines, rates and forms tailored to its risk and underwriting philosophy.

      The following chart provides representative examples of certain products United National Group offers by product class for specific types of customers:

Product Class	Product	Customer	Hypothetical Claim

Specific Specialty	Equine mortality	Owner of pleasure or show horse	Horse dies

	Dealer open lot physical damage	Auto dealer distribution center	Car on open lot damaged due to hail storm

Umbrella and Excess	Umbrella liability coverage over multiple $1 million liability coverage	Small to medium size businesses, such as warehouses, retail stores, commercial contractors and apartment buildings	Employee car accident, trip and fall or products claim

	Excess liability coverage over $1 million primary general liability policy	Small to medium size businesses seeking to purchase more than $1 million general liability limit policies	Trip and fall, or products claim

Property and General Liability	Commercial packages	Small businesses, such as warehouses, retail stores and restaurants	Trip and fall or premises claim

	Bicycle manufacturing	Retail bicycle store and bicycle warehouse	Trip and fall or product malfunction claim

	Vacant dwelling	Home of an individual that recently entered a nursing home	Fire damage

Non-Medical Professional Liability	Social service agency	Rehabilitation centers and counseling centers	Case worker does not properly supervise charge

	Educators legal liability	School boards	Teacher sues for discrimination if released prior to tenure

      United National Group utilizes a product development process that incorporates disciplined underwriting and due diligence followed by comprehensive home office controls that are intended to maximize underwriting profitability. For example, in 2003, United National Group evaluated approximately 250 products or general agency appointments, of which approximately 35 met its criteria for consideration and ultimately nine led to new products or general agency appointments. United National Group believes that direct contacts between its field and home office personnel and its customers have enabled it to identify high quality and profitable products to underwrite. It conducts extensive product due diligence and has strict underwriting guidelines that include in-house actuarial loss analysis and profit calculations based on activity-based costing models. United National Group’s underwriting controls include specifically tailored general agency contracts, daily monitoring, monthly reviews of all products by its senior management and regular on-site general agency audits.

      The following table sets forth an analysis of gross premiums written, which is the sum of direct and assumed reinsurance premiums written, by product class within United National Group’s E&S and specialty admitted segments during the periods indicated:

	For the Years Ended December 31,

	2001		2002		2003

	Amount	Percent	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Specific specialty	$375,962	61.8%	$414,297	52.2%	$286,370	42.8%
Umbrella and excess	138,425	22.8	244,418	30.8	170,887	25.6
Property and general liability	50,725	8.3	67,039	8.5	120,613	18.1
Non-medical professional liability	43,408	7.1	67,329	8.5	90,510	13.5

Total	$608,520	100.0%	$793,083	100.0%	$668,380	100.0%

      The following table sets forth analysis of net premiums written, which is gross premiums written less ceded premiums written, by product class within United National Group’s E&S and specialty admitted segments during the periods indicated:

	For the Years Ended December 31,

	2001		2002		2003

	Amount	Percent	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Specific specialty	$55,361	51.6%	$82,686	47.9%	$60,686	30.3%
Umbrella and excess	7,100	6.6	14,182	8.2	11,375	5.7
Property and general liability	29,056	27.1	52,526	30.4	93,640	46.7
Non-medical professional liability	15,793	14.7	23,295	13.5	34,680	17.3

Total	$107,310	100.0%	$172,689	100.0%	$200,381	100.0%

Geographic Concentration

      The following table sets forth the geographic distribution of United National Group’s direct premiums written for the periods indicated:

	For the Years Ended December 31,

	2001		2002		2003

	Amount	Percent	Amount	Percent	Amount	Percent

	(Dollars in thousands)
California	$71,744	11.9%	$81,573	10.3%	$71,836	10.7%
New York	60,964	10.1	66,858	8.4	70,999	10.6
Florida	57,600	9.4	88,990	11.2	66,330	9.9
New Jersey	22,077	3.6	34,704	4.4	39,968	6.0
Texas	71,276	11.8	76,498	9.7	38,898	5.9
Alabama	22,698	3.8	30,999	3.9	29,724	4.4
Louisiana	16,718	2.8	27,449	3.5	29,542	4.4
Pennsylvania	31,783	5.3	51,220	6.5	29,443	4.4
Ohio	22,590	3.7	31,711	4.0	26,621	4.0
Illinois	21,503	3.6	27,872	3.5	26,243	4.0

Subtotal	398,953	66.0	517,874	65.4	429,604	64.3
All Others	205,785	34.0	273,990	34.6	238,726	35.7

Total	$604,738	100.0%	$791,864	100.0%	$668,330	100.0%

Underwriting

      United National Group utilizes a three-step underwriting process that is intended to ensure appropriate selection of risk.

      First, United National Group carefully and thoroughly reviews the expected exposure, policy terms, premium rates, conditions and exclusions to determine whether a risk appropriately fits its overall strategic objectives. Risks that meet this criteria are outlined within pre-approved comprehensive underwriting manuals. United National Group also develops specific administrative and policy issuance processes and procedures that are provided to its underwriting personnel and its professional general agencies.

      Second, United National Group’s professional general agencies, including its wholly owned subsidiary, J.H. Ferguson, and its direct underwriting personnel further underwrite and assist in the selection of the specific insureds. United National Group’s professional general agencies utilize the underwriting manuals and processes and procedures that United National Group provides to generate an insurance quote for the particular insured. In certain cases, a professional general agency may have a potential insured that requires insurance for a risk that lies outside of the scope of United National Group’s pre-approved underwriting guidelines. For these risks, United National Group also provides a process to enable the delivery of an insurance quote directly from it, after specific review by its underwriters. United National Group regularly updates its underwriting manuals to ensure that they clearly outline risk eligibility, pricing, second-step underwriting guidelines and processes, approved policy forms and policy issuance and administrative procedures.

      Third, United National Group monitors the quality of its underwriting on an ongoing basis. United National Group’s underwriting staff closely monitors the underwriting quality of its business through a very disciplined control system developed for products and general agency appointments. United National Group’s control system typically consists of five independent steps that it believes aid the integrity of its underwriting guidelines and processes, including:

•	daily updates of insureds underwritten;

•	individual policy reviews;

•	monthly general agency and product profile reviews;

•	on-site general agency audits for profitability, processes and controls that provide for removal of general agencies not producing satisfactory underwriting results or complying with established guidelines; and

•	internal annual actuarial and profitability reviews.

      United National Group provides strong incentives to its professional general agencies to produce profitable business through contingent profit commission structures that are tied directly to the achievement of loss ratio and profitability targets.

Marketing and Distribution

      United National Group primarily markets the insurance products of its U.S. operations through its wholly owned subsidiary J.H. Ferguson, and through a group of 67 professional general agencies that have limited quoting and binding authority that in turn sell its insurance products to insureds through retail insurance brokers. Some of United National Group’s professional general agencies have limited quoting and binding authority with respect to a single insurance product and others have limited quoting and binding authority with respect to multiple products. United National Group’s distribution strategy is to maintain strong relationships with a limited number of high-quality professional general agencies. Professional general agencies typically work exclusively with it on its products. United National Group carefully selects its professional general agencies based on their experience and reputation.

      Of United National Group’s professional general agencies, the top five, including J.H. Ferguson, accounted for 51.3% of its net premiums written for the year ended December 31, 2003, with no one general agency accounting for more than 13.1%. J.H. Ferguson accounted for 9.6% of net premiums written during that period. For the nine months ended September 30, 2004, United National Group’s top five agencies, including J.H. Ferguson, represented approximately 47.8% of United National Group’s net premiums written, with no one general agency accounting for more than 13.8%. J.H. Ferguson accounted for 9.1% of net premiums written during that period.

      United National Group believes that its distribution strategy enables it effectively to access numerous small markets at a relatively low fixed-cost through the marketing, underwriting and administrative support of its professional general agencies. These professional general agencies and their retail insurance brokers have local market knowledge and expertise that enables United National Group to access these markets more effectively.

Pricing

      United National Group generally uses the actuarial loss costs promulgated by the Insurance Services Office as a benchmark in the development of pricing for its products. United National Group further develops its pricing through the use of its pricing actuaries to ultimately establish pricing tailored to each specific product it underwrites, taking into account historical loss experience and individual risk and coverage characteristics.

      Recently, United National Group has been successful in increasing its rates. These increases have resulted primarily from a number of industry wide factors, including a reduction in underwriting capacity, ratings downgrades, the exit or insolvency of several insurers and the industry wide recording of reserve charges resulting from reserve deficiencies. During 2001 and 2002, United National Group’s rate increases (as measured against expiring rates), across its active segments, approximated 23% and 30%, respectively. During 2003, United National Group’s rate increases on renewal business approximated 25%, which rates it will earn over the 12 month period for which the policies are typically in force. There is no assurance, however, that these favorable trends will continue or that these rate increases can be sustained.

Reinsurance

      United National Group purchases reinsurance to reduce its net liability on individual risks and to protect against catastrophe losses. Reinsurance assists it in controlling exposure to losses, stabilizing earnings and protecting capital resources. United National Group purchases reinsurance on both a proportional and excess of loss basis. The type, cost and limits of reinsurance it purchases can vary from year to year based upon its desired retention levels and the availability of quality reinsurance at an acceptable price. Although reinsurance does not legally discharge an insurer from its primary liability for the full amount of the policies it has written, it does make the assuming reinsurer liable to the insurer to the extent of the insurance ceded. United National Group’s reinsurance contracts renew throughout the year, and all of its reinsurance is purchased following guidelines established by its management.

      United National Group purchases specific types and structures of reinsurance depending upon the specific characteristics of the lines of business it underwrites. United National Group will typically seek to place proportional reinsurance for its umbrella and excess products, some of its specific specialty products, or in the development stages of a new product. United National Group believes that this approach allows it to control its net exposure in these product areas more cost effectively. In its proportional reinsurance contracts, United National Group generally receive a ceding commission on the premium ceded to reinsurers. This commission compensates United National Group for the direct costs associated with the production and underwriting of the business. In addition, some of its proportional reinsurance contracts allow it to share in any excess profits generated under such contracts.

      United National Group purchases reinsurance on an excess of loss basis to cover individual risk severity. These structures are utilized to protect United National Group’s primary positions on property and general liability products and non-medical professional liability products. These structures allow United National Group to maximize its underwriting profits over time by retaining a greater portion of the risk in these products, while helping to protect against the possibility of unforeseen volatility. Additionally, United National Group purchases facultative reinsurance protection on single risks when it deems necessary.

      United National Group’s current property writings are generally not catastrophe exposed, and its casualty focus has not typically generated a clash exposure. Casualty clash exposure arises when two or more insureds are involved in the same loss occurrence. To protect it from certain exposures that do exist, United National Group has purchased $12.0 million property catastrophe and $1.0 million casualty clash coverages, both of which are on a per occurrence basis. To the extent that United National Group may have increased catastrophe or casualty clash exposure in the future it may increase its reinsurance protection for these exposures commensurately.

      Recently, United National Group commenced a process to restructure its reinsurance structures for certain products to decrease its reliance upon proportional reinsurance. This change has resulted in increases in net premiums retained. Because United National Group will retain more of its premium, it expects its underwriting profits to increase, however, United National Group also expect its expense ratio to increase because it will receive less ceding commission. United National Group’s decision to decrease its reliance upon proportional reinsurance could increase its earnings volatility.

      United National Group endeavors to purchase reinsurance from financially strong reinsurers with which it has long-standing relationships. In addition, in certain circumstances, United National Group holds collateral, including escrow funds and letters of credit, under reinsurance agreements.

      The following table sets forth United National Group’s ten largest reinsurers, as of September 30, 2004. Also shown are the amounts of premiums written ceded by it to these reinsurers during the nine months ended September 30, 2004.

	A.M.	Gross	Prepaid	Total		Ceded
	Best	Reinsurance	Insurance	Insurance	Percent	Premiums	Percent
	Rating	Receivables	Premium	Assets	of Total	Written	of Total

			(Dollars in millions)
American Re-Insurance Co.	A+	$709.6	$21.3	$730.9	40.8%	$38.1	34.8%
Employers Reinsurance Corp.	A	340.9	18.0	358.9	20.0	31.4	28.6
Hartford Fire Insurance Co.	A+	102.9	0.1	103.0	5.8	0.7	0.6
General Reinsurance Corp.	A++	73.1	4.2	77.3	4.3	8.6	7.9
GE Reinsurance Corporation	A	72.4	0.1	72.5	4.0	3.0	2.7
Generali — Assicurazioni	A+	56.6	0.0	56.6	3.2	0.0	0.0
Converium Re (AG)	B++	48.8	0.0	48.6	2.7	0.6	0.5
Converium Re (NA)	B-	42.6	0.7	43.3	2.4	1.4	1.3
Swiss Reinsurance America Corp.	A+	35.2	0.1	35.3	2.0	0.7	0.6
Odyssey Reinsurance Corp.	A	27.4	0.0	27.4	1.5	0.1	0.1

Subtotal		1,509.5	44.5	1,554.0	86.7	84.6	77.1
All other reinsurers		222.0	15.0	237.0	13.3	25.1	22.9

Total reinsurance receivables before purchase accounting adjustments		1,731.5	59.5	1,791.0	100.0%	$109.7	100.0%

Purchase accounting adjustments		(80.6)	0.0	(80.6)

Total receivables		$1,650.9	$59.5	$1,710.4

Collateral held in trust from reinsurers		(725.9)		(725.9)

Net receivables		$925.0		$984.5

      As of September 30, 2004, United National Group had total reinsurance receivables of $1,731.5 million, which were carried at $1,650.9 million. The carrying value of the receivables is net of a

$49.4 million reduction recorded in connection with United National Group’s acquisition of its U.S. operations. This adjustment represented the net effect of (1) discounting the reinsurance receivables balances, (2) applying a risk margin to the reinsurance receivables balance and (3) reducing gross reinsurance receivables by an amount equal to its estimate of potentially uncollectible reinsurance receivables as of the acquisition date. United National Group’s estimate of potentially uncollectible reinsurance receivables, which was $49.1 million at the date of its acquisition of its U.S. operations, has been reduced to $31.2 million as of September 30, 2004 primarily as a result of the commutation agreement with Trenwick America Reinsurance Corp. on October 29, 2003. As of September 30, 2004, United National Group also had $59.5 million of prepaid reinsurance premiums.

      Historically, there have been insolvencies following a period of competitive pricing in the industry. While United National Group has recorded allowances for reinsurance receivables based on currently available information, conditions may change or additional information might be obtained that may require it to record additional allowances. United National Group periodically reviews its financial exposure to the reinsurance market and the level of its allowance and continue to take actions in an attempt to mitigate its exposure to possible loss. For further information on United National Group’s reserves, including the establishment of its allowance for doubtful reinsurance receivables and its relationship with its reinsurers, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Special Note Regarding 2002” on page 189.

Claims Management and Administration

      United National Group’s approach to claims management is designed to investigate reported incidents at the earliest juncture, to select, manage and supervise all legal and adjustment aspects of claims, including settlement, for the mutual benefit of United National Group, its general agencies, reinsurers and insureds. United National Group’s general agencies generally have no authority to settle claims or otherwise exercise control over the claims process. United National Group’s claims management staff supervises or processes all claims. United National Group has a formal claims review process, and all claims greater than $100,000 are reviewed by its senior claims management and certain of its senior executives.

      To handle claims, United National Group utilizes its own in-house claims department as well as third-party claims administrators (“TPAs”) and assuming reinsurers, to whom United National Group delegates limited claims handling authority. United National Group’s experienced in-house staff of 51 claims management professionals are assigned to one of five dedicated claim units: casualty claims, latent exposure claims, property claims, TPA oversight and a wholly owned subsidiary that administers claims mostly on the west coast of the United States. Each of these units receives supervisory direction and updates on industry, legislative and product developments from the unit director. The dedicated claims units meet regularly to communicate changes that may occur within their assigned specialty.

      As of September 30, 2004, United National Group had approximately $583.6 million of outstanding reserves on known claims. Claims relating to approximately 47.0% of those reserves are handled by its in-house claims management professionals, while claims relating to approximately 33.0% of those reserves are handled by its TPAs, which send it detailed financial and claims information on a monthly basis. United National Group also individually supervise in-house any significant or complicated TPA handled claims, and conducts two to five day on-site audits of its TPAs at least twice a year. Approximately 20.0% of its reserves are handled by its assuming reinsurers. United National Group diligently reviews and supervises the claims handled by its reinsurers to protect its reputation and minimize exposure.

United National Group’s Non-U.S. Operations

      United National Group’s non-U.S. operations consist of U.N. Barbados and U.N. Bermuda, each of which was recently formed. Effective January 1, 2004, U.N. Bermuda was listed with the International Insurers Department (“IID”) of the National Association of Insurance Commissioners (“NAIC”). This subsidiary is now eligible to write on a surplus lines basis in 28 U.S. states. In May 2004, United National

Group began writing third-party insurance policies through its non-U.S. operations that are similar in many respects to those that United National Group has historically offered through its U.S. operations and that are subject to similar underwriting review. United National Group distributes these insurance products through wholesale insurance brokers in the United States and through a network of professional general agencies.

      United National Group’s non-U.S. operations commenced offering reinsurance to United National Group’s U.S. operations in January 2004. The non-U.S. operations may begin offering reinsurance products to third parties in the near future.

Reserves for Unpaid Losses and Loss Adjustment Expenses

      Applicable insurance laws require United National Group to maintain reserves to cover its estimated ultimate losses under insurance policies that it writes and for loss adjustment expenses relating to the investigation and settlement of policy claims.

      United National Group establishes losses and loss adjustment expenses reserves for individual claims by evaluating reported claims on the basis of:

•	its knowledge of the circumstances surrounding the claim;

•	the severity of injury or damage;

•	jurisdiction of the occurrence;

•	the potential for ultimate exposure;

•	the type of loss; and

•	its experience with the insured and the line of business and policy provisions relating to the particular type of claim.

      In most cases, United National Group estimates such losses and claims costs through an evaluation of individual claims. However, for some types of claims, United National Group initially uses an average reserving method until more information becomes available to permit an evaluation of individual claims. United National Group also establishes loss reserves for losses incurred but not reported (“IBNR”). IBNR reserves are based in part on statistical information and in part on industry experience with respect to the probable number and nature of claims arising from occurrences that have not been reported. United National Group also establishes its reserves based on its estimates of future trends in claims severity and other subjective factors. Insurance companies are not permitted to reserve for a catastrophe until it has occurred. Reserves are recorded on an undiscounted basis. The reserves of each of its U.S. insurance subsidiaries are established in conjunction with and reviewed by United National Group’s in-house actuarial staff and are certified annually by United National Group’s independent actuaries.

      With respect to some classes of risks, the period of time between the occurrence of an insured event and the final resolution of a claim may be many years, and during this period it often becomes necessary to adjust the claim estimates either upward or downward. Certain classes of umbrella and excess liability that United National Group underwrite have historically had longer intervals between the occurrence of an insured event, reporting of the claim and final resolution. In such cases, United National Group is forced to estimate reserves over long periods of time with the possibility of several adjustments to reserves. Other classes of insurance that United National Group underwrites, such as most property insurance, historically have shorter intervals between the occurrence of an insured event, reporting of the claim and final resolution. Reserves with respect to these classes are therefore less likely to be adjusted.

      The reserving process is intended to reflect the impact of inflation and other factors affecting loss payments by taking into account changes in historical payment patterns and perceived trends. However, there is no precise method for the subsequent evaluation of the adequacy of the consideration given to inflation, or to any other specific factor, or to the way one factor may affect another.

      The loss development table below shows changes in United National Group’s reserves in subsequent years from the prior loss estimates based on experience as of the end of each succeeding year and in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The estimate is increased or decreased as more information becomes known about the frequency and severity of losses for individual years. A redundancy means the original estimate was higher than the current estimate; a deficiency means that the current estimate is higher than the original estimate.

      The first line of the loss development table shows, for the years indicated, United National Group’s net reserve liability including the reserve for incurred but not reported losses. The first section of the table shows, by year, the cumulative amounts of losses and loss adjustment expenses paid as of the end of each succeeding year. The second section sets forth the re-estimates in later years of incurred losses, including payments, for the years indicated. The “cumulative redundancy (deficiency)” represents, as of the date indicated, the difference between the latest re-estimated liability and the reserves as originally estimated.

      This loss development table shows development in loss reserves on a net basis:

	1993	1994	1995	1996	1997	1998	1999	2000	2001	2002	2003

	(Dollars in thousands)
Balance sheet reserves:	$140,993	$152,457	$155,030	$168,599	$180,651	$210,483	$167,868	$131,128	$156,784	$260,823	$314,023
Cumulative paid as of:
One year later	$22,355	$29,966	$15,886	$13,190	$8,360	$85,004	$64,139	$26,163	$63,667	$42,384
Two years later	39,305	38,623	25,120	13,543	64,079	110,073	82,119	72,579	82,970
Three years later	49,267	45,974	21,867	56,603	77,775	123,129	118,318	75,661
Four years later	55,573	39,537	47,023	66,083	85,923	152,915	110,640
Five years later	52,191	52,829	54,490	72,451	111,044	161,028
Six years later	56,090	58,647	58,064	93,652	116,167
Seven years later	59,312	61,160	77,962	97,409
Eight years later	60,112	79,835	81,279
Nine years later	65,748	83,145
Ten years later	67,521
Re-estimated liability as of:
End of year	$140,993	$152,457	$155,030	$168,599	$180,651	$210,483	$167,868	$131,128	$156,784	$260,823	$314,023
One year later	139,523	146,119	146,678	148,895	164,080	195,525	157,602	124,896	228,207	261,261
Two years later	131,504	138,304	127,939	137,056	146,959	185,421	155,324	180,044	228,391
Three years later	126,872	119,561	116,751	121,906	137,711	182,584	192,675	180,202
Four years later	109,751	114,905	105,368	118,144	136,307	211,544	192,714
Five years later	103,968	105,963	101,172	116,890	157,605	211,352
Six years later	95,141	101,982	98,847	132,663	157,431
Seven years later	92,563	98,445	111,484	132,542
Eight years later	88,877	111,444	111,446
Nine years later	80,558	111,446
Ten years later	80,523
Cumulative redundancy (deficiency)	$60,470	$41,011	$43,584	$36,057	$23,220	$(869)	$(24,846)	$(49,074)	$(71,607)	$(438)	$0

      The net deficiency for 1998 through 2002 primarily resulted from the factors described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Special Note Regarding 2002.”

      The following table provides a reconciliation of the liability for losses and loss adjustment expenses, net of reinsurance ceded:

	Years Ended December 31,

	2001	2002	2003

	(Dollars in thousands)
Reserves for unpaid losses and loss adjustment expenses at beginning of year	$800,630	$907,357	$2,004,422
Less: Gross reinsurance receivables on unpaid losses and loss adjustment expenses	669,504	750,573	1,743,602

Net reserves for losses and loss adjustment expenses at beginning of year	131,126	156,784	260,820

Incurred losses and loss adjustment expenses:
Provision for losses and loss adjustment expenses for claims occurring in the current year	134,558	130,327	122,746
Increase (decrease) in estimated losses and loss adjustment expenses for claims occurring in prior years(1)	(6,220)	71,423	438

Incurred losses and loss adjustment expenses	128,338	201,750	123,184

Losses and loss adjustment expenses payments for claims occurring during:
Current year	76,508	34,045	27,702
Prior years	26,172	63,669	42,279

Losses and loss adjustment expenses payments	102,680	97,714	69,981

Net reserves for losses and loss adjustment expenses at end of year	156,784	260,820	314,023
Plus: Gross reinsurance receivables on unpaid losses and loss adjustment expenses	750,573	1,743,602	1,745,737

Reserves for unpaid losses and loss adjustment expenses at end of year	$907,357	$2,004,422	$2,059,760

(1)	In 2003, United National Group increased its net loss reserve relative to accident years 2002 and prior by $0.4 million. In 2002, United National Group increased its net loss reserves relative to accident years 2001 and prior by $47.8 million primarily due to higher than anticipated losses in the multi-peril and other liability lines of business and by $23.6 million due to the conclusion of an arbitration proceeding. Net losses and loss adjustment expense ratio increased by 43.9 percentage points in 2002 due to this $71.4 million increase in net loss reserves.

Asbestos and Environmental Exposure

      Although it believes its exposure to be limited, United National Group has exposure to asbestos and environmental (“A&E”) claims. Its environmental exposure arises from the sale of general liability and commercial multi-peril insurance. Currently, its policies continue to exclude classic environmental contamination claims. In some states United National Group is required, however, depending on the circumstances, to provide coverage for such bodily injury claims, such as an individual’s exposure to a release of chemicals. United National Group has also issued policies that were intended to provide limited pollution and environmental coverage. These policies were specific to certain types of products underwritten by it. United National Group receives a number of asbestos-related claims. The majority are declined based on well-established exclusions. In establishing the liability for unpaid losses and loss adjustment expenses related to A&E exposures, management considers facts currently known and the current state of the law and coverage litigations. Estimates of the liabilities are reviewed and updated continually.

      The liability for unpaid losses and loss adjustment expenses, inclusive of A&E reserves, reflects United National Group’s best estimates for future amounts needed to pay losses and related adjustment expenses as of each of the balance sheet dates reflected in the financial statements herein in accordance with GAAP. As of December 31, 2003, United National Group had $5.5 million of net loss reserves for asbestos-related claims and $2.5 million for environmental claims. United National Group attempts to estimate the full impact of the A&E exposures by establishing specific case reserves on all known losses. In 2001 and prior years, A&E claims were aggregated and reviewed with other lines of business that have long periods of loss development. In 2002, United National Group identified that portion of its IBNR reserves related to A&E. The following table shows United National Group’s reserves for A&E losses:

	Years Ended December 31,

	2001	2002	2003

	(Dollars in thousands)
Net reserve for A&E losses and loss adjustment expenses reserves — beginning of period	$2,449	$2,104	$8,144
Plus: Incurred losses and loss adjustment expenses — case reserves	(8)	170	320
Plus: Incurred losses and loss adjustment expenses — IBNR	—	1,979	111
Plus: Allocated losses and loss adjustment expenses — IBNR(1)	—	4,391	—
Less: Payments	337	500	543

Net reserves for A&E losses and loss adjustment expenses — end of period	$2,104	$8,144	$8,032

(1)	Prior to 2002, United National Group’s analysis of A&E losses was aggregated with other lines of business with long exposure periods. In 2002, it allocated IBNR related to A&E exposure based on case reserves.

Investments

      Insurance company investments must comply with applicable regulations that prescribe the type, quality and concentration of investments. These regulations permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, and preferred and common equity securities. As of December 31, 2003, United National Group had $848.3 million of investments and cash and cash equivalents assets. The majority of its invested assets are held by its U.S. insurance subsidiaries.

      United National Group’s investment policy is determined by its board of directors and is reviewed on a regular basis. United National Group has engaged third-party investment advisors to oversee its investments and to make recommendations to its board of directors. United National Group’s investment policy allows it to invest in taxable and tax-exempt fixed income investments as well as publicly traded and private equity investments. With respect to fixed income securities, the maximum exposure per issuer varies as a function of the credit quality of the security. The allocation between taxable and tax-exempt fixed income securities is determined based on market conditions and tax considerations, including the applicability of the alternative minimum tax. The maximum allowable investment in equity securities under United National Group’s investment policy is based on a percentage of its capital and surplus.

      Although United National Group generally intends to hold fixed income securities to maturity, it regularly reevaluates its position based upon market conditions. As of December 31, 2003, its fixed income securities had a weighted average maturity of 3.8 years and a weighted average duration of 3.1 years. United National Group’s financial statements reflect an unrealized gain on fixed income securities available for sale as of December 31, 2003, of $9.4 million on a pre-tax basis.

      The following table shows a profile of United National Group’s fixed income investments. The table shows the average amount of investments, income earned and the book yield thereon for the periods indicated:

	Years Ended December 31,

	2001	2002	2003

	(Dollars in thousands)
Average investments at estimated market value	$324,412	$407,194	$506,293
Gross investment income(1)	19,307	20,868	18,736
Book yield	5.95%	5.12%	3.70%

(1)	Represents investment income, gross of investment expenses and excluding realized gains and losses.

      The following table summarizes by type the estimated market value of United National Group’s investments and cash and cash equivalents as of December 31, 2002 and 2003:

	December 31, 2002		December 31, 2003

	Estimated		Estimated
	Market	Percent of	Market	Percent of
	Value	Total	Value	Total

		(Dollars in thousands)
Cash and cash equivalents	$72,942	11.9%	$214,796	25.3%

U.S. Treasury securities	30,667	5.0	42,368	5.0
Obligations of states, municipalities and political subdivisions	99,580	16.3	120,163	14.2
Special revenue fixed income securities	303,500	49.7	369,214	43.5
Corporate fixed income securities	14,939	2.4	15,468	1.8
Asset-backed and mortgage-backed securities	8,150	1.3	2,057	0.2
Other bonds	4,189	0.7	696	0.1

Total fixed income securities	461,025	75.4	549,966	64.8
Equity securities	34,710	5.7	38,113	4.5
Other investments(1)	42,452	7.0	45,434	5.4

Total investments and cash and cash equivalents	$611,129	100.0%	$848,309	100.0%

(1)	Includes, as of December 31, 2002, $5.4 million of investments that were sold for $6.0 million on August 25, 2003 to an affiliate of the Ball family trusts.

      The following table summarizes, by Standard & Poor’s rating classifications, the estimated market value of United National Group’s investments in fixed income securities, as of December 31, 2002 and December 31, 2003:

	December 31, 2002		December 31, 2003

	Estimated	Percent of	Estimated	Percent of
	Market Value	Total	Market Value	Total

		(Dollars in thousands)
AAA	$353,286	76.6%	$428,422	77.9%
AA	70,759	15.3	93,409	17.0
A	22,968	5.0	10,322	1.9
BBB	9,613	2.1	15,617	2.8
BB	1,616	0.4	1,396	0.3
B	522	0.1	—	—
CC	2,261	0.5	800	0.1

Total fixed income securities	$461,025	100.0%	$549,966	100.0%

      The following table sets forth the expected maturity distribution of the fixed income securities at their estimated market value as of December 31, 2002 and 2003:

	December 31, 2002		December 31, 2003

	Estimated	Percent of	Estimated	Percent of
	Market Value	Total	Market Value	Total

		(Dollars in thousands)
One year or less	$29,596	6.4%	$191,586	34.8%
More than one year to five years	184,951	40.1	184,607	33.6
More than five years to ten years	177,882	38.6	147,659	26.8
More than ten years to fifteen years	23,738	5.1	11,649	2.1
More than fifteen years	36,708	8.0	12,408	2.3

Securities with fixed maturities	452,875	98.2	547,909	99.6
Asset-backed and mortgage-backed securities	8,150	1.8	2,057	0.4

Total fixed income securities	$461,025	100.0%	$549,966	100.0%

      The weighted average maturity of United National Group’s asset-backed and mortgage-backed securities is 9.8 years; however, it anticipates that the average expected life will be less due to principal payments. The value of its portfolio of fixed income securities is inversely correlated to changes in market interest rates. In addition, some of United National Group’s fixed income securities have call or prepayment options. This could subject it to reinvestment risk should interest rates fall and issuers call their securities and United National Group is forced to invest the proceeds at lower interest rates. United National Group seeks to mitigate its reinvestment risk by investing in securities with varied maturity dates, so that only a portion of the portfolio will mature at any point in time.

      United National Group’s equity portfolio consists primarily of mutual funds and equity securities traded on national stock exchanges.

Competition

      United National Group competes with numerous domestic and international insurance companies and reinsurers, Lloyd’s syndicates, risk retention groups, insurance buying groups, risk securitization products and alternative self-insurance mechanisms. In particular, in the specialty insurance market United National Group competes against, among others:

•	American International Group;

•	Berkshire Hathaway;

•	Great American Insurance Group;

•	HCC Insurance Holdings, Inc.;

•	Markel Corporation;

•	Nationwide Insurance;

•	Penn-America Group;

•	Philadelphia Consolidated Group;

•	RLI Corporation; and

•	W.R. Berkley Corporation.

      Competition may take the form of lower prices, broader coverages, greater product flexibility, higher quality services, reputation and financial strength or higher ratings by independent rating agencies. In all of United National Group’s markets, it competes by developing specialty products to satisfy well-defined market needs and by maintaining relationships with brokers and insureds who rely on its expertise. This expertise, and United National Group’s reputation for offering and underwriting products that are not readily available, is its principal means of differentiating it from its competition. Each of United National Group’s products has its own distinct competitive environment. United National Group seeks to compete through innovative ideas, appropriate pricing, expense control and quality service to policyholders, general agencies and brokers.

Employees

      As of September 30, 2004, United National Group had approximately 289 employees, eight of whom were executive officers. In addition, United National Group has contracts with international insurance service providers based in Barbados and in Bermuda to provide services to its non-U.S. operations. United National Group has begun to hire individuals who will operate out of its Bermuda office. All employees who operate out of United National Group’s Bermuda office are subject to approval of any required work permits for non-resident employees. None of United National Group’s employees are covered by collective bargaining agreements, and its management believes that its relationship with its employees is excellent.

Ratings

      A.M. Best ratings for the industry range from “A++” (Superior) to “F” (In Liquidation) with some companies not being rated. Each of United National Group’s U.S. insurance subsidiaries is currently rated “A” (Excellent) by A.M. Best, and has been rated “A” (Excellent) or higher for 17 consecutive years. Publications of A.M. Best indicate that “A” (Excellent) ratings are assigned to those companies that, in A.M. Best’s opinion, have an excellent ability to meet their ongoing obligations to policyholders. In evaluating a company’s financial and operating performance, A.M. Best reviews its profitability, leverage and liquidity, as well as its spread of risk, the quality and appropriateness of its reinsurance, the quality and diversification of its assets, the adequacy of its policy and loss reserves, the adequacy of its surplus, its capital structure and the experience and objectives of its management. These ratings are based on factors relevant to policyholders, general agencies, insurance brokers and intermediaries and are not directed to the protection of investors.

      In June 2003, each of United National Group’s U.S. insurance subsidiaries was downgraded from “A+” (Superior) to “A” (Excellent) by A.M. Best. This downgrade followed a decrease in its policyholders surplus during 2002, due primarily to reserve strengthening that United National Group recorded in 2002 relating to accident years 2001 and prior, and to the results of an arbitration proceeding with one of its reinsurers. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Special Note Regarding 2002.”

      In December 2004, United National Group’s non-U.S. insurance subsidiaries were assigned financial strength ratings by A.M. Best. U.N. Bermuda was assigned a rating of “A-” (Excellent) and U.N. Barbados was assigned a rating of “A” (Excellent).

Properties

      United National Group leases approximately 61,525 square feet of office space in Bala Cynwyd, Pennsylvania, which serves as the headquarters location for its U.S. operations, pursuant to a lease that expires on December 31, 2013. In addition, it leases office space in the following locations: Evanston, Illinois; Grand Rapids, Michigan; Glendale, California; and Hamilton, Bermuda. United National Group also has office space available in Bridge Town, Barbados. United National Group believes this office space is sufficient for it to conduct its business.

Legal Proceedings

      United National Group is, from time to time, involved in various legal proceedings in the ordinary course of business, including litigation regarding claims. Other than the matters described below, United National Group does not believe that the resolution of any currently pending legal proceedings, either individually or taken as a whole, will have a material adverse effect on its business, results of operations or financial condition. United National Group anticipates that, similar to the rest of the insurance and reinsurance industry, it will continue to be subject to litigation and arbitration proceedings in the ordinary course of business.

      On November 23, 2004, United National Insurance Company settled, in consideration of a payment by Gulf Underwriters Insurance Company (“Gulf”) to United National Insurance Company in the amount of $1.8 million, a lawsuit instituted by Gulf pending in the Superior Court of Fulton County, Georgia. The lawsuit had sought to rescind a facultative reinsurance certificate issued by Gulf to United National Insurance Company with regard to an individual insurance policy written by United National Insurance Company and ceded to Gulf. The facultative reinsurance certificate provided 100% reinsurance to United National Insurance Company for loss and loss adjustment expenses paid under the insurance policy. The lawsuit had followed United National Insurance Company’s billing to Gulf for reimbursement of a loss in the amount of $3.1 million that United National Insurance Company had paid under that insurance policy and for which United National Insurance Company filed a counterclaim against Gulf.

      On November 29, 2004, Diamond State Insurance Company received an award in the arbitration matter between Diamond State and Partner Reinsurance Company, Ltd. and Partner Reinsurance Company of the U.S. (collectively “Partner Re”). In the arbitration, Diamond State sought recovery under a reinsurance agreement with Partner Re relative to loss and expenses incurred by Diamond State in litigation brought by Bank of America N.A. and Platinum Indemnity Limited, which was resolved by Diamond State in January 2004. On December 2, 2004, Partner Re paid Diamond State approximately $19.4 million representing payment in full of the arbitration award, including approximately $2.8 million for legal fees and expenses. On December 6, 2004, Diamond State made a payment to Partner Re in the amount of approximately $1 million that had been held by Diamond State as an offset against the amount claimed to be owed to Diamond State by Partner Re.

      United National Group believes that the ultimate outcome of all litigation, arbitration, reinsurance recoverable and coverage claim matters, after consideration of applicable reserves, should not have a material adverse effect on its financial condition. Nevertheless, United National Group cannot assure you that lawsuits, arbitrations or other litigation will not have a material adverse effect on its business, financial condition or results of operations.

Regulation

General

      The business of insurance is regulated in most countries, although the degree and type of regulation varies significantly from one jurisdiction to another. In the Cayman Islands, Barbados and Bermuda, United National Group operates under a relatively less intensive regulatory regime than exists in the United States. United National Group is subject to extensive regulation in the United States.

      As a holding company, United National Group is not subject to any insurance regulation by any authority in the Cayman Islands.

U.S. Regulation of United National Group

      United National Group has four operating insurance subsidiaries domiciled in the United States; United National Insurance Company, which is domiciled in Pennsylvania; Diamond State Insurance Company and United National Casualty Insurance Company, both of which are domiciled in Indiana; and United National Specialty Insurance Company, which is domiciled in Wisconsin. United National Group refers to these companies collectively as its U.S. insurance subsidiaries.

      United National Group, as the indirect parent of its U.S. insurance subsidiaries, is subject to the insurance holding company laws of Indiana, Pennsylvania and Wisconsin. These laws generally require each of its U.S. insurance subsidiaries to register with its respective domestic state insurance department and to furnish annually financial and other information about the operations of the companies within the United National Group insurance holding company system. Generally, all material transactions among affiliated companies in the holding company system to which any of United National Group’s U.S. insurance subsidiaries is a party, including sales, loans, reinsurance agreements and service agreements with the non-insurance companies within the United National Group of insurance companies, any other U.S. insurance subsidiary or its non-U.S. operations must be fair and reasonable, if material or of a specified category, require prior notice and approval or absence of disapproval by the insurance department where the subsidiary is domiciled.

Changes of Control

      Before a person can acquire control of a U.S. insurance company, prior written approval must be obtained from the insurance commissioner of the state where the target domestic insurer is domiciled. Prior to granting approval of an application to acquire control of a domestic insurer, the state insurance commissioner will consider factors such as the financial strength of the applicant, the integrity and management of the applicant’s board of directors and executive officers, the acquiror’s plans for the management, board of directors and executive officers of the company being acquired, the acquiror’s plans for the future operations of the domestic insurer and any anti-competitive results that may arise from the consummation of the acquisition of control. Generally, state statutes provide that control over a domestic insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10% or more of the voting securities of the domestic insurer. Because a person acquiring 10% or more of United National Group’s common shares would indirectly control the same percentage of the stock of its U.S. insurance subsidiaries, the insurance change of control laws of Indiana, Pennsylvania and Wisconsin would likely apply to such a transaction. While United National Group’s articles of association limit the voting power of any U.S. Shareholder to less than 9.5%, there can be no assurance that the applicable state insurance regulator would agree that such shareholder did not control the applicable U.S. insurance subsidiary.

      These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of United National Group, including through transactions, and in particular unsolicited transactions, that some or all of the shareholders of United National Group might consider to be desirable.

      Notice must also be provided to the IID after a person acquires 10% or more of the voting securities of U.N. Bermuda. Failure to do so may cause U.N. Bermuda to be removed from IID listing. In the event of a change of control and/or merger of U.N. Bermuda, a complete application must be filed with the IID, including all documents that are necessary for the IID to determine if U.N. Bermuda continues to be in compliance for listing with the IID. The IID may determine after a change of control and/or merger that U.N. Bermuda is not in compliance and may remove it from continued listing.

Legislative Changes

      On November 26, 2002, the Federal Terrorism Risk Insurance Act (“TRIA”) was enacted to ensure the availability of insurance coverage for defined terrorist acts in the United States. This law requires insurers writing certain lines of property and casualty insurance, including United National Group, to offer coverage against certified acts of terrorism causing damage within the United States or to U.S. flagged vessels or aircraft. In return, the law requires the federal government, should an insurer comply with the procedures of the law, to indemnify the insurer for 90% of covered losses, exceeding a deductible, based on a percentage of direct earned premiums for the previous calendar year, up to an industry limit of $100 billion resulting from covered acts of terrorism. It should be noted that “act of terrorism” as defined by the law excludes purely domestic terrorism. For an act of terrorism to have occurred, the U.S. Treasury Secretary must, in concurrence with the U.S. Secretary of State and the U.S. Attorney General, make several findings, including that the act was committed on behalf of a foreign person or foreign interest.

      For 2003, United National Group’s deductible for certified acts of terrorism was 7% of its direct earned premium for the year ended December 31, 2002, or $52.5 million. For 2004, its deductible for certified acts of terrorism is 10% of its direct earned premium for the year ended December 31, 2003, or $65.8 million. As a result of the low percentage of insureds who have elected to purchase the offered coverage (approximately 0.4% of 2003 direct earned premium was for the coverage subject to TRIA) and reinsurance coverage available to it, to various extents under the majority of its reinsurance contracts, United National Group believes that its net exposure to insured losses from certified acts of terrorism will be considerably less than the deductible amount for 2004.

      Any policy exclusion existing at the time the law was enacted for such coverage was immediately nullified, although such exclusions were subject to reinstatement if either the insured consented to reinstatement or failed to pay any applicable increase in premium resulting from the additional coverage within 30 days of being notified of the increase. With respect to policies issued after the law became effective, insurers are required to offer such coverage at a stated premium. If the insured does not wish to purchase the coverage, the policy may exclude such coverage. The law expires automatically at the end of 2005. United National Group believes that it is in compliance with the requirements of TRIA.

State Insurance Regulation

      State insurance authorities have broad regulatory powers with respect to various aspects of the business of U.S. insurance companies, including but not limited to licensing to transact admitted business or determining eligibility to write surplus lines business, accreditation of reinsurers, admittance of assets to statutory surplus, regulating unfair trade and claims practices, establishing reserve requirements and solvency standards, regulating investments and dividends, approving policy forms and related materials in certain instances and approving premium rates in certain instances. State insurance laws and regulations may require United National Group’s U.S. insurance subsidiaries to file financial statements with insurance departments everywhere they will be licensed or eligible or accredited to conduct insurance business, and their operations are subject to review by those departments at any time. United National Group’s U.S. insurance subsidiaries prepare statutory financial statements in accordance with statutory accounting principles, or “SAP,” and procedures prescribed or permitted by these departments. State insurance departments also conduct periodic examinations of the books and records, financial reporting, policy filings and market conduct of insurance companies domiciled in their states, generally once every three to five years, although market conduct examinations may take place at any time. These examinations are generally carried out in cooperation with the insurance departments of other states under guidelines promulgated by the NAIC. In addition, admitted insurers are subject to targeted market conduct examinations involving specific insurers by state insurance regulators in the state in which the insurer is admitted.

State Dividend Limitations

      Under Indiana law, Diamond State Insurance Company and United National Casualty Insurance Company may not pay any dividend or make any distribution of cash or other property the fair market value of which, together with that of any other dividends or distributions made within the 12 consecutive months ending on the date on which the proposed dividend or distribution is scheduled to be made, exceeds the greater of (1) 10% of its surplus as regards policyholders as of the 31st day of December of the last preceding year, or (2) its net income for the 12 month period ending on the 31st day of December of the last preceding year, unless the commissioner approves the proposed payment or fails to disapprove such payment within 30 days after receiving notice of such payment. An additional limitation is that Indiana does not permit a domestic insurer to declare or pay a dividend except out of earned surplus unless otherwise approved by the commissioner before the dividend is paid.

      Under Pennsylvania law, United National Insurance Company may not pay any dividend or make any distribution that, together with other dividends or distributions made within the preceding 12 consecutive months, exceeds the greater of (1) 10% of its surplus as regards policyholders as shown on its last annual statement on file with the commissioner or (2) its net income for the period covered by such statement, not including pro rata distributions of any class of its own securities, unless the commissioner has received notice from the insurer of the declaration of the dividend and the commissioner approves the proposed payment or fails to disapprove such payment within 30 days after receiving notice of such payment. An additional limitation is that Pennsylvania does not permit a domestic insurer to declare or pay a dividend except out of unassigned funds (surplus) unless otherwise approved by the commissioner before the dividend is paid. Furthermore, no dividend or other distribution may be declared or paid by a Pennsylvania insurance company that would reduce its total capital and surplus to an amount that is less than the amount required by the Insurance Department for the kind or kinds of business that it is authorized to transact.

      Under Wisconsin law, United National Specialty Insurance Company may not pay any dividend or make any distribution of cash or other property, other than a proportional distribution of its stock, the fair market value of which, together with that of other dividends paid or credited and distributions made within the preceding 12 months, exceeds the lesser of (1) 10% of its surplus as regards policyholders as of the preceding 31st day of December, or (2) the greater of (a) its net income for the calendar year preceding the date of the dividend or distribution, minus realized capital gains for that calendar year or (b) the aggregate of its net income for the three calendar years preceding the date of the dividend or distribution, minus realized capital gains for those calendar years and minus dividends paid or credited and distributions made within the first two of the preceding three calendar years, unless it reports the extraordinary dividend to the commissioner at least 30 days before payment and the commissioner does not disapprove the extraordinary dividend within that period. Additionally, under Wisconsin law, all authorizations of distributions to shareholders, other than stock dividends, shall be reported to the commissioner in writing and no payment may be made until at least 30 days after such report.

      The dividend limitations imposed by the state laws are based on the statutory financial results of the respective U.S. insurance subsidiaries that are determined by using statutory accounting practices that differ in various respects from accounting principles used in financial statements prepared in conformity with GAAP. See “— Statutory Accounting Principles.” Key differences relate to among other items, deferred acquisition costs, limitations on deferred income taxes, required investment reserves and reserve calculation assumptions and surplus notes.

      For 2004, the maximum amount of distributions that United National Group’s U.S. insurance subsidiaries could pay in dividends under applicable laws and regulations without regulatory approval is approximately $34.1 million.

Insurance Regulatory Information System Ratios

      The NAIC Insurance Regulatory Information System, or “IRIS,” was developed by a committee of the state insurance regulators and is intended primarily to assist state insurance departments in executing their statutory mandates to oversee the financial condition of insurance companies operating in their respective states. IRIS identifies 12 industry ratios and specifies “usual values” for each ratio. Departure from the usual values of the ratios can lead to inquiries from individual state insurance commissioners as to certain aspects of an insurer’s business. Insurers that report four or more ratios that fall outside the range of usual values are generally targeted for regulatory review.

      For 2003, United National Insurance Company and United National Specialty Insurance Company had two ratios that fell outside the range of usual values: the Two-Year Overall Operating Ratio and the Investment Yield Ratio. The first of these ratios fell outside of the usual ranges as a result of United National Group’s increase in loss reserves and the recording of an allowance for doubtful reinsurance receivables in 2002. The Investment Yield Ratio fell outside of the usual ranges primarily as a result of its investment in tax exempt fixed income securities, which generally have a lower yield than that of taxable fixed income securities.

      For 2003, Diamond State Insurance Company had one ratio that fell outside the range of usual values: The Investment Yield Ratio. The ratio fell outside of the usual ranges as a result of United National Group’s investment in tax exempt fixed income securities, which generally have a lower yield than that of taxable fixed income securities.

      For 2003, United National Casualty Insurance Company had two ratios that fell outside the range of usual values: the Change in Net Writings Ratio and the Investment Yield Ratio. The first of these ratios fell outside of the usual ranges as a result of increased net written premium assumed in accordance with an intercompany pooling agreement whereby United National Casualty Insurance Company assumed 5% of the net premiums written by United National Insurance Company and its affiliates. The Investment Yield Ratio fell outside of the usual ranges as a result of United National Group’s investment in tax exempt fixed income securities, which generally have a lower yield than that of taxable fixed income securities.

Risk-Based Capital Regulations

      Indiana, Pennsylvania and Wisconsin require that each domestic insurer report its risk-based capital based on a formula calculated by applying factors to various asset, premium and reserve items. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk and business risk. The respective state insurance regulators use the formula as an early warning regulatory tool to identify possibly inadequately capitalized insurers for purposes of initiating regulatory action, and generally not as a means to rank insurers. State insurance laws impose broad confidentiality requirements on those engaged in the insurance business (including insurers, general agencies, brokers and others) and on state insurance departments as to the use and publication of risk-based capital data. The respective state insurance regulators have explicit regulatory authority to require various actions by, or to take various actions against, insurers the total adjusted capital of which does not exceed certain risk-based capital levels. Each of United National Insurance Company, Diamond State Insurance Company, United National Casualty Insurance Company and United National Specialty Insurance Company have risk-based capital in excess of the required minimum levels as of December 31, 2003.

Statutory Accounting Principles

      SAP is a basis of accounting developed to assist insurance regulators in monitoring and regulating the solvency of insurance companies. SAP is primarily concerned with measuring an insurer’s surplus. Accordingly, statutory accounting focuses on valuing assets and liabilities of insurers at financial reporting dates in accordance with appropriate insurance law and regulatory provisions applicable in each insurer’s domiciliary state.

      GAAP is concerned with a company’s solvency, but it is also concerned with other financial measurements, such as income and cash flows. Accordingly, GAAP gives more consideration to appropriate matching of revenue and expenses. As a direct result, different assets and liabilities and different amounts of assets and liabilities are reflected in financial statements prepared in accordance with GAAP than financial statements prepared in accordance with SAP.

      Statutory accounting practices established by the NAIC and adopted in part by the Indiana, Pennsylvania and Wisconsin regulators determine, among other things, the amount of statutory surplus and statutory net income of United National Group’s U.S. insurance subsidiaries and thus determine, in part, the amount of funds these subsidiaries have available to pay dividends.

Guaranty Associations and Similar Arrangements

      Most of the jurisdictions in which United National Group’s U.S. insurance subsidiaries are admitted to transact business require property and casualty insurers doing business within that jurisdiction to participate in guaranty associations. These associations are organized to pay contractual benefits owed pursuant to insurance policies issued by impaired, insolvent or failed insurers and levy assessments, up to prescribed limits, on all member insurers in a particular state on the basis of the proportionate share of the premiums written by member insurers in the lines of business in which the impaired, insolvent or failed insurer is engaged. Some states permit member insurers to recover assessments paid through full or partial premium tax offset or in limited circumstances by surcharging policyholders.

Operations of U.N. Barbados and U.N. Bermuda

      The insurance laws of each of the United States and of many other countries regulate or prohibit the sale of insurance and reinsurance within their jurisdictions by non-U.S. insurers and reinsurers that are not admitted to do business within such jurisdictions. U.N. Barbados and U.N. Bermuda are not admitted to do business in the United States. United National Group does not intend that U.N. Barbados and U.N. Bermuda will maintain offices or solicit, advertise, settle claims or conduct other insurance activities in any jurisdiction in the United States where the conduct of such activities would require these companies to be admitted or authorized. U.N. Bermuda does intend to seek surplus lines approvals and eligibilities in certain U.S. jurisdictions as further described below.

      As a reinsurer that is not licensed, accredited or approved in any state in the United States, each of U.N. Barbados and U.N. Bermuda may be required to post collateral security with respect to reinsurance liabilities it assumes from the ceding U.S. insurance subsidiaries as well as other U.S. ceding companies. The posting of collateral security is generally required in order for U.S. ceding companies to obtain credit on their U.S. statutory financial statements with respect to reinsurance liabilities ceded to unlicensed or unaccredited reinsurers. Under applicable United States “credit for reinsurance” statutory provisions, the security arrangements generally may be in the form of letters of credit, reinsurance trusts maintained by third-party trustees or funds-withheld arrangements whereby the ceded premium is held by the ceding company. If “credit for reinsurance” laws or regulations are made more stringent in Indiana, Pennsylvania, Wisconsin or other applicable states or any of United National Group’s U.S. insurance subsidiaries redomesticates to one of the few states that do not allow credit for reinsurance ceded to non-licensed reinsurers, United National Group may be unable to realize some of the benefits United National Group expect from its business plan. Accordingly, its, U.N. Barbados’ and U.N. Bermuda’s business operations could be adversely affected.

      U.N. Bermuda is eligible to write surplus lines insurance in 28 U.S. jurisdictions and is currently preparing to seek surplus lines approvals and eligibilities in other U.S. jurisdictions. In order to obtain such approvals and eligibilities, U.N. Bermuda has been included on the Quarterly Listing of Alien Insurers (“Quarterly Listing”) that is maintained by the IID of the NAIC as of January 1, 2004.

      U.N. Bermuda has established a U.S. surplus lines trust fund with a U.S. bank to secure U.S. surplus lines policyholders. The initial minimum trust fund amount is $5.4 million. In subsequent years, U.N. Bermuda must add an amount equal to 30% of its U.S. surplus lines liabilities, as at year end and certified by an actuary, subject to the current maximum of $60.0 million.

      Applications for state surplus lines approvals and eligibilities are required in certain jurisdictions. As with the IID, certain jurisdictions require annual requalification filings. Such filings customarily include financial and related information, updated national and state-specific business plans, descriptions of outwards reinsurance programs, updated officers’ and directors’ biographical affidavits and similar information.

      Apart from the financial and related filings required to maintain U.N. Bermuda’s place on the Quarterly Listing and its jurisdiction-specific approvals and eligibilities, U.N. Bermuda generally will not be subject to financial regulation by U.S. jurisdictions. Further, rate and form regulations otherwise applicable to authorized insurers will generally not apply to U.N. Bermuda’s surplus lines transactions.

Barbados Insurance Regulation

      U.N. Barbados will be subject to regulation under the Barbados Exempt Insurance Act, Cap 308A of the Laws of Barbados, as amended from time to time. In addition, under the Barbados Companies Act Cap 308 of the Laws of Barbados, U.N. Barbados may only pay a dividend out of the realized profits of the company and may not pay a dividend unless (1) after payment of the dividend it is able to pay its liabilities as they become due, (2) the realizable value of its assets is greater than the aggregate value of its liabilities and (3) the stated capital accounts are maintained in respect of all classes of shares.

      U.N. Barbados will also be required to maintain assets in an amount that permits it to meet the prescribed minimum solvency margin for the net premium income level of its business. In respect of its general insurance business, U.N. Barbados will be required to maintain the following margin of solvency:

•	to the extent that premium income of the preceding financial year did not exceed approximately $750,000, assets must exceed liabilities by approximately $125,000;

•	to the extent that premium income of the preceding financial year exceeds approximately $750,000 but is equal to or less than approximately $5.0 million, the assets must exceed liabilities by 20% of the premium income of the preceding financial year; and

•	to the extent that premium income of the preceding financial year exceeds approximately $5.0 million, the assets must exceed liabilities by the aggregate of approximately $1.0 million and 10% of the premium income of the preceding financial year.

      Barbados does not require United National Group currently to maintain any additional statutory deposits or reserves relative to U.N. Barbados’ business.

      U.N. Barbados is expressly authorized as a licensed exempt insurance company by the Barbados Exempt Insurance Act to make payments of dividends to non-residents of Barbados and to other licensees free of Barbados withholding tax and without the need for exchange control permission.

Bermuda Insurance Regulation

      The Insurance Act 1978 of Bermuda and related regulations, as amended, or the “Insurance Act,” regulates the insurance business of U.N. Bermuda and provides that no person may carry on any insurance business in or from within Bermuda unless registered as an insurer by the Bermuda Monetary Authority, or “BMA,” under the Insurance Act. U.N. Bermuda has been registered as a Class 3 insurer by the BMA.

The continued registration of an applicant as an insurer is subject to it complying with the terms of its registration and such other conditions as the BMA may impose from time to time.

      The Insurance Act also imposes on Bermuda insurance companies solvency and liquidity standards and auditing and reporting requirements. Certain significant aspects of the Bermuda insurance regulatory framework are set forth below.

Classification of Insurers

      There are four classifications of insurers carrying on general business, with Class 4 insurers subject to the strictest regulation. U.N. Bermuda, which is incorporated to carry on general insurance and reinsurance business, is registered as a Class 3 insurer in Bermuda.

Cancellation of Insurer’s Registration

      An insurer’s registration may be canceled by the BMA on certain grounds specified in the Insurance Act, including failure of the insurer to comply with its obligations under the Insurance Act.

Principal Representative

      An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. U.N. Bermuda’s principal office is its executive offices in Hamilton, Bermuda, and U.N. Bermuda’s principal representative is Marsh Management Services (Bermuda) Ltd.

Independent Approved Auditor

      Every registered insurer must appoint an independent auditor who will audit and report annually on the statutory financial statements and the statutory financial return of the insurer, both of which, in the case of U.N. Bermuda, are required to be filed annually with the BMA.

Loss Reserve Specialist

      As a registered Class 3 insurer, U.N. Bermuda is required to submit an opinion of its approved loss reserve specialist with its statutory financial return in respect of its losses and loss expenses provisions.

Statutory Financial Statements

      U.N. Bermuda must prepare annual statutory financial statements. The Insurance Act prescribes rules for the preparation and substance of these statutory financial statements (which include, in statutory form, a balance sheet, an income statement, a statement of capital and surplus and notes thereto). U.N. Bermuda is required to give detailed information and analyses regarding premiums, claims, reinsurance and investments. The statutory financial statements are not prepared in accordance with GAAP and are distinct from the financial statements prepared for presentation to U.N. Bermuda’s shareholders and under the Bermuda Companies Act 1981, which financial statements, in the case of U.N. Bermuda, will be prepared in accordance with GAAP.

Annual Statutory Financial Return

      U.N. Bermuda is required to file with the BMA a statutory financial return no later than four months after its financial year end (unless specifically extended upon application to the BMA). The statutory financial return for a Class 3 insurer includes, among other matters, a report of the approved independent auditor on the statutory financial statements of the insurer, solvency certificates, the statutory financial statements, a declaration of statutory ratios and the opinion of the loss reserve specialist.

Minimum Solvency Margin

      Under the Insurance Act, the value of the general business assets of a Class 3 insurer, such as U.N. Bermuda, must exceed the amount of its general business liabilities by an amount greater than the prescribed minimum solvency margin.

Minimum Liquidity Ratio

      The Insurance Act provides a minimum liquidity ratio for general business insurers, such as U.N. Bermuda. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities, as such terms are defined in the Insurance Act and its related regulations.

Restrictions on Dividends and Distributions

      U.N. Bermuda is prohibited from declaring or paying any dividends during any financial year if it is in breach of its minimum solvency margin or minimum liquidity ratio or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio. In addition, if it has failed to meet its minimum solvency margin or minimum liquidity ratio on the last day of any financial year, U.N. Bermuda will be prohibited, without the approval of the BMA, from declaring or paying any dividends during the next financial year.

      U.N. Bermuda is prohibited, without the approval of the BMA, from reducing by 15% or more its total statutory capital as set out in its previous year’s financial statements, and any application for such approval must include such information as the BMA may require. In addition, at any time it fails to meet its solvency margin, U.N. Bermuda is required within 30 days after becoming aware of such failure or having reason to believe that such failure has occurred, to file with the BMA a written report containing certain information.

      Additionally, under the Bermuda Companies Act, U.N. Bermuda may not declare or pay a dividend, or make a distribution from contributed surplus, if there are reasonable grounds for believing that it is, or would after the payment be, unable to pay its liabilities as they become due, or if the realisable value of its assets would be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

Supervision, Investigation and Intervention

      The BMA has wide powers of investigation and document production in relation to Bermuda insurers under the Insurance Act. For example, the BMA may appoint an inspector with extensive powers to investigate the affairs of U.N. Bermuda if the BMA believes that such an investigation is in the best interests of its policyholders or persons who may become policyholders.

Disclosure of Information

      The BMA has been given powers to assist other regulatory authorities, including foreign insurance regulatory authorities, with their investigations involving insurance and reinsurance companies in Bermuda but subject to restrictions. For example, the BMA must be satisfied that the assistance being requested is in connection with the discharge of regulatory responsibilities of the foreign regulatory authority. Further, the BMA must consider whether cooperation is in the public interest. The grounds for disclosure are limited and the Insurance Act provides sanctions for breach of the statutory duty of confidentiality.

      Under the Bermuda Companies Act, the Minister of Finance has been given powers to assist a foreign regulatory authority which has requested assistance in connection with enquiries being carried out by it in the performance of its regulatory functions. The Minister of Finance’s powers include requiring a person to furnish him with information, to produce documents to him, to attend and answer questions and to give assistance in relation to enquiries. The Minister of Finance must be satisfied that the assistance requested by the foreign regulatory authority is for the purpose of its regulatory functions and that the request is in relation to information in Bermuda that a person has in his possession or under his control. The Minister of Finance must consider, among other things, whether it is in the public interest to give the information sought.

Certain Other Bermuda Law Considerations

      U.N. Bermuda must comply with the provisions of the Companies Act regulating the payment of dividends and making of distributions from contributed surplus.

      Although U.N. Bermuda is incorporated in Bermuda, it is classified as a non-resident of Bermuda for exchange control purposes by the BMA. Pursuant to the non-resident status, U.N. Bermuda may engage in transactions in currencies other than Bermuda dollars, and there are no restrictions on its ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents that are holders of its common shares.

      Under Bermuda law, exempted companies are companies formed for the purpose of conducting business outside Bermuda from a principal place of business in Bermuda. As an “exempted” company, U.N. Bermuda may not, without the express authorization of the Bermuda legislature or under a license or consent granted by the Minister of Finance, participate in certain business transactions, including transactions involving Bermuda landholding rights and the carrying on of business of any kind for which it is not licensed in Bermuda.

Taxation of United National Group and Subsidiaries

Cayman Islands

      United National Group has been incorporated under the laws of the Cayman Islands as an exempted company and, as such, obtained an undertaking on September 2, 2003 from the Governor in Council of the Cayman Islands substantially that, for a period of 20 years from the date of such undertaking, no law that is enacted in the Cayman Islands imposing any tax to be levied on profit or income or gains or appreciation shall apply to United National Group and no such tax and no tax in the nature of estate duty or inheritance tax will be payable, either directly or by way of withholding, on United National Group’s common shares. Given the limited duration of the undertaking, United National Group cannot be certain that it will not be subject to Cayman Islands tax after the expiration of the 20-year period.

Barbados

      Under the Barbados Act, no income tax, capital gains tax or other direct tax or impost is levied in Barbados on U.N. Barbados in respect of (1) its profits or gains, (2) the transfer of its securities to any person who is not a resident of Barbados, (3) its shareholders or transferees in respect of the transfer of all or any part of its securities or other assets to another licensee under the Barbados Act or to any person who is not a resident of Barbados or (4) any portion of any dividend, interest, or other return payable to any person in respect of his or her holding any shares or other of its securities. On November 17, 2003, U.N. Barbados received a guarantee from the Minister of Finance of Barbados that such benefits and exemptions effectively will be available for 30 years. U.N. Barbados will be required to pay an annual licensing fee that is currently approximately $2,500, and will be subject to tax at a rate of 2% on its first $125,000 of taxable income after the first 15 financial years and thereafter the amount of such tax will not exceed approximately $2,500 per annum. Given the limited duration of the guarantee, United National Group cannot be certain that it will not be subject to Barbados tax after the expiration of the guarantee.

Bermuda

      Currently, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by U.N. Bermuda or its shareholders, other than shareholders ordinarily resident in Bermuda, if any. Currently, there is no Bermuda withholding or other tax on principal, interest or dividends paid to holders of the common shares of U.N. Bermuda, other than holders ordinarily resident in Bermuda, if any. There can be no assurance that U.N. Bermuda or its shareholders will not be subject to any such tax in the future.

      U.N. Bermuda has received a written assurance from the Bermuda Minister of Finance under the Exempted Undertakings Tax Protection Act 1966 of Bermuda, that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of that tax would not be applicable to U.N. Bermuda or to any of its operations, shares, debentures or obligations through March 28, 2016; provided that such assurance is subject to the condition that it will not be construed to prevent the application of such tax to people ordinarily resident in Bermuda, or to prevent the application of any taxes payable by U.N. Bermuda in respect of real property or leasehold interests in Bermuda held by them. Given the limited duration of the assurance, United National Group cannot be certain that it will not be subject to any Bermuda tax after March 28, 2016.

United States

      The following discussion is a summary of all material United States federal income tax considerations relating to United National Group’s operations. United National Group intends to manage its business in a manner designed to reduce the risk that United National Group, U.N. Barbados and U.N. Bermuda will be treated as engaged in a U.S. trade or business for United States federal income tax purposes. However, whether business is being conducted in the United States is an inherently factual determination. Because the Code, regulations and court decisions fail to identify definitively activities that constitute being engaged in a trade or business in the United States, United National Group cannot be certain that the IRS will not contend successfully that United National Group, U.N. Barbados or U.N. Bermuda are or will be engaged in a trade or business in the United States. A non-U.S. corporation deemed to be so engaged would be subject to United States federal income tax at regular corporate rates, as well as the branch profits tax, on its income that is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under an applicable tax treaty, as discussed below. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a U.S. corporation, except that a non-U.S. corporation is generally entitled to deductions and credits only if it timely files a United States federal income tax return. U.N. Barbados and U.N. Bermuda intend to file protective United States federal income tax returns on a timely basis in order to preserve the right to claim income tax deductions and credits if it is ever determined that they are subject to United States federal income tax. The highest marginal federal income tax rates currently are 35% for a corporation’s effectively connected income and 30% for the “branch profits” tax.

      U.N. Holdings II is a Delaware corporation wholly owned by U.N. Barbados. Under United States federal income tax law, dividends and interest paid by a U.S. corporation to a non-U.S. Shareholder are generally subject to a 30% withholding tax, unless reduced by treaty. As currently in effect, the income tax treaty between Barbados and the United States, or the “Barbados Treaty,” reduces the rate of withholding tax on interest payments to 5% and on dividends to 5% if the shareholder owns 10% or more of the company’s voting stock.

      On July 14, 2004, however, a protocol was signed by the U.S. Treasury Secretary and the Barbados Minister of Industry and International Business to amend the Barbados Treaty. The protocol was ratified by the U.S. Senate on October 10, 2004 and is awaiting ratification by the Barbados government. Provisions of the protocol will be effective on the first day of the second month following the exchange by the two governments of instruments of ratification with respect to withholding tax on amounts paid or credited, and will be effective for taxable years beginning on or after the first day of January following the exchange by the two governments of instruments of ratification for other taxes. As a result of the protocol, U.N. Barbados’ investment income on an intercompany note of U.N. Holdings II payable to U.N. Barbados would be subject to U.S. withholding tax of 30%, an increase from the existing rate of 5%. The investment income subject to this tax was $2.9 million and $8.7 million for the quarter and nine months ended September 30, 2004, respectively. United National Group has identified an alternative that it believes will mitigate the impact of the protocol on United National Group’s effective tax rate. United National Group has begun to implement this plan and expects to have it in place before year-end 2004.

      If U.N. Bermuda is entitled to the benefits under the income tax treaty between Bermuda and the United States (the “Bermuda Treaty”), U.N. Bermuda would not be subject to United States federal income tax on any business profits of its insurance enterprise found to be effectively connected with a U.S. trade or business, unless that trade or business is conducted through a permanent establishment in the United States. No regulations interpreting the Bermuda Treaty have been issued. U.N. Bermuda currently intends to conduct its activities to reduce the risk that it will have a permanent establishment in the United States, although United National Group cannot be certain that it will achieve this result.

      An insurance enterprise resident in Bermuda generally will be entitled to the benefits of the Bermuda Treaty if (1) more than 50% of its shares are owned beneficially, directly or indirectly, by individual residents of the United States or Bermuda or U.S. citizens and (2) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities to, persons who are neither residents of either the United States or Bermuda nor U.S. citizens. United National Group cannot be certain that U.N. Bermuda will be eligible for Bermuda Treaty benefits immediately following the merger or in the future because of factual and legal uncertainties regarding the residency and citizenship of United National Group’s shareholders.

      Foreign insurance companies carrying on an insurance business within the United States have a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends, in part, on the amount of U.S. risk insured or reinsured by such companies. If either U.N. Barbados or U.N. Bermuda is considered to be engaged in the conduct of an insurance business in the United States and it is not entitled to the benefits of the Barbados Treaty or Bermuda Treaty, respectively, in general (because it fails to satisfy one of the limitations on treaty benefits discussed above), the Code could subject a significant portion of U.N. Barbados’ and U.N. Bermuda’s investment income to United States federal income tax. In addition, while the Bermuda Treaty clearly applies to premium income, it is uncertain whether the Bermuda Treaty applies to other income such as investment income. If U.N. Bermuda is considered engaged in the conduct of an insurance business in the United States and is entitled to the benefits of the Bermuda Treaty in general, but the Bermuda Treaty is interpreted to not apply to investment income, a significant portion of U.N. Bermuda’s investment income could be subject to United States federal income tax.

      Foreign corporations not engaged in a trade or business in the United States are subject to 30% U.S. income tax imposed by withholding on the gross amount of certain “fixed or determinable annual or periodic gains, profits and income” derived from sources within the United States (such as dividends and certain interest on investments), subject to exemption under the Code or reduction by applicable treaties. The Bermuda Treaty does not reduce the rate of tax in such circumstances. The Barbados Treaty reduces the rate of withholding tax on interest payments to 5% and on dividend payments 5% if the shareholder owns 10% or more of the company’s voting stock. As referred to above, on July 14, 2004, a protocol was signed by the U.S. Treasury Secretary and the Barbados Minister of Industry and International Business to amend the Barbados Treaty. As a result of the protocol, the rate of withholding on dividend and interest payments would be 30%. The United States also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States. The rates of tax applicable to premiums paid to U.N. Barbados or U.N. Bermuda on such business are 4% for direct casualty insurance premiums and 1% for reinsurance premiums.

      U.N. Holdings II, U.N. Holdings Inc., American Insurance Service, Inc. (“AIS”), United National Insurance Company, American Insurance Adjustment Agency, Inc., International Underwriters, Inc., Unity Risk Partners Insurance Service, Inc., Emerald Insurance Company, Diamond State Insurance Company, United National Specialty Insurance Company and United National Casualty Insurance Company are each subject to taxation in the United States at regular corporate rates.

United National Group’s Relationship with Fox Paine & Company

      In this joint proxy statement/ prospectus, unless the context requires otherwise, the term “Fox Paine & Company” refers to Fox Paine & Company, LLC and affiliated investment funds.

The Penn-America Merger and the Penn Independent Acquisition

      The audit committee of the board of directors and the board of directors of United National Group have approved the payment to Fox Paine & Company of a transaction fee of $6.0 million in connection with the merger and the acquisition of Penn Independent. This fee is payable upon the closing of the merger.

Investment Agreement

      On September 5, 2003, Fox Paine & Company made an aggregate capital contribution of $240.0 million to United National Group, in exchange for an aggregate of 10.0 million Class B common shares and 14.0 million Series A preferred shares, and United National Group acquired Wind River Investment Corporation, the holding company for United National Group’s U.S. operations, from a group of family trusts affiliated with the Ball family of Philadelphia, Pennsylvania. Before September 5, 2003, Wind River Investment Corporation was owned by the Ball family trusts and had no relationship with Fox Paine & Company, other than as described in this section.

      To effect the acquisition, United National Group used $100.0 million of this $240.0 million capital contribution to purchase a portion of the common stock of Wind River Investment Corporation held by the Ball family trusts. United National Group then purchased the remainder of the outstanding common stock of Wind River Investment Corporation that was also held by the Ball family trusts, paying consideration consisting of 2.5 million Class A common shares, 3.5 million Series A preferred shares and senior notes issued by Wind River Investment Corporation having an aggregate principal amount of approximately $72.8 million, which senior notes it has fully and unconditionally guaranteed.

      Of the remaining $140.0 million contributed to United National Group, it then contributed $80.0 million to its U.S. operations, used $42.4 million to capitalize its non-U.S. operations and used $17.6 million to fund fees and expenses incurred in connection with the transaction.

      The principal amount of the senior notes are subject to adjustment as a result of the Ball family trusts’ agreement to indemnify United National Group for certain breaches of representations, warranties, and covenants in the Investment Agreement and as a result of the amount of recoveries by United National Group from certain of its obligors. Any indemnification payment due from the Ball family trusts to United National Group is to be first offset against the interest outstanding on the senior notes held by the Ball family trusts and then against any principal outstanding on such senior notes. If no principal is then outstanding, the Ball family trusts must instead make the indemnification payment directly to United National Group. In addition, if proceeds from settlement arrangements that it enters into with certain of its obligors are greater than a specified amount, the principal amount of the senior notes will be increased by one-half of the excess, up to $7.5 million. Further, if United National Group receives proceeds from settlement arrangements when the senior notes are no longer outstanding, the amount that would have increased the principal amount of the senior notes will instead be paid in cash to the Ball family trusts.

      Wind River Investment Corporation wholly owned two subsidiaries before August 18, 2003. The subsidiaries included AIS and a real estate company. On August 18, 2003, the real estate subsidiary was spun off to the Ball family trusts. The historical financial data for United National Group, Ltd. has been adjusted to exclude the activity related to the former real estate subsidiary because Wind River Investment Corporation (through American Insurance Service, Inc. and its subsidiaries) and the real estate subsidiary participated in dissimilar businesses; they were operated and financed autonomously; and they had only incidental common costs. Additionally, Wind River Investment Corporation and the former subsidiary have been operated and financed autonomously following the spin-off and there are no material financial commitments, guarantees, or contingent liabilities between the companies.

Shareholders Agreement

      The material terms of the Shareholders Agreement are described below.

      Board Composition. The Shareholders Agreement provides that United National Group’s board of directors shall be comprised of 11 directors. Fox Paine & Company has the right to nominate a majority of the members of the board of directors. Fox Paine & Company nominated Saul A. Fox, W. Dexter Paine, III, Troy W. Thacker, Angelos Dassios, Michael J. McDonough, and John J. Hendrickson for election as directors at the 2004 Annual General Meeting pursuant to its rights under the Shareholders Agreement. For so long as the Ball family trusts beneficially own at least 5% of United National Group’s outstanding shares, the Ball family trusts have the right to nominate one director for election. The Ball family trusts nominated Russell C. Ball, III for election as a director at the 2004 Annual General Meeting pursuant to their rights under the Shareholders Agreement. The Shareholders Agreement requires Fox Paine & Company and the Ball family trusts to vote in favor of the election of each of their respective nominees.

      Transferability Rights. The Shareholders Agreement provides that the Ball family trusts generally cannot transfer any Class A common shares, whether currently owned or subsequently acquired, without the approval of United National Group’s board of directors, except to another Ball family trust or their affiliates or to a principal beneficiary of any Ball family trust, and except for transfers made in accordance with Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).

      Fox Paine & Company agreed that, if it proposed to transfer any Class A and Class B common shares to an unaffiliated third party, it would provide the Ball family trusts with customary “tag-along” rights. Namely, in any such sale, the Ball family trusts would be permitted to participate in such transfer by selling a number of shares that bears the same proportion to the aggregate number of shares that they hold, as the number of shares proposed to be sold by Fox Paine & Company bears to the aggregate number of shares held by Fox Paine & Company. Similarly, the Ball family trusts have agreed that, if Fox Paine & Company proposes to transfer Class A and Class B common shares in such amounts that following such transfer, Fox Paine & Company will no longer have a majority of the outstanding shares, Fox Paine & Company will have “drag-along” rights against the Ball family trusts. Specifically, Fox Paine & Company will have the right to require the Ball family trusts to transfer a number of shares that bears the same proportion to the aggregate number of shares that they hold, as the number of shares proposed to be sold by Fox Paine & Company bears to the aggregate number of shares held by Fox Paine & Company.

      Each of United National Group, Ltd. and Fox Paine & Company further agreed to provide the Ball family trusts with “piggyback” registration rights under the Securities Act in connection with any registered offering of common shares by United National Group, Ltd. or shareholders of United National Group, Ltd., including Fox Paine & Company.

      Termination. Certain material terms of the Shareholders Agreement will terminate when Fox Paine & Company ceases to hold at least 25% of United National Group’s fully diluted outstanding common shares. All terms of the Shareholders Agreement, except terms with respect to tag-along and piggyback registration rights and indemnification, will terminate upon any completion of any transaction that results in Fox Paine & Company and the Ball family trusts owning in the aggregate less than a majority of the voting power of the entity surviving such transaction.

      The Ball family trusts’ piggyback registration rights survive until the earlier of September 5, 2023 or the date that they no longer hold any securities outstanding that are registrable under the Securities Act.

Management Agreement

      On September 5, 2003, as part of the acquisition, United National Group entered into a management agreement with Fox Paine & Company and The AMC Group, L.P., an affiliate of the Ball family trusts. In the management agreement, United National Group agreed to pay to Fox Paine & Company an initial management fee of $13.2 million for the year beginning on September 5, 2003, which was paid on September 5, 2003, and thereafter an annual management fee of $1.2 million subject to certain adjustments. United National Group likewise agreed to pay to The AMC Group an annual management fee of $0.3 million subject to certain adjustments. United National Group believes these fees represent fair value for the services rendered to it by Fox Paine & Company and The AMC Group. In exchange for their management fees, Fox Paine & Company and The AMC Group assist United National Group and its affiliates with strategic planning, budgets, and financial projections and assist it and its affiliates in identifying possible strategic acquisitions and in recruiting qualified management personnel. In addition, The AMC Group has agreed to provide United National Group with transitional services relating to the use of certain tax and accounting software for a limited period of time. Fox Paine & Company and The AMC Group also consult with United National Group and its affiliates on various matters including tax planning, public relations strategies, economic and industry trends, and executive compensation.

      Fox Paine & Company and The AMC Group will continue to provide management services under this agreement until they no longer hold any equity investment in United National Group or it agrees with Fox Paine & Company and The AMC Group to terminate this management relationship. In connection with this agreement, United National Group agreed to indemnify Fox Paine & Company and The AMC Group against various liabilities that may arise as a result of the management services they will provide it. United National Group also agreed to reimburse Fox Paine & Company and The AMC Group for expenses incurred in providing management services.

Investment with Fox Paine & Company

      United National Group is a limited partner in Fox Paine Capital Fund II, L.P. and Fox Paine Capital Fund II International, L.P., investment funds managed by Fox Paine & Company. United National Group’s interest in these partnerships is valued, as of December 31, 2003, at $4.0 million, and it has a remaining capital commitment to these partnerships of approximately $5.3 million.

Certain Other Relationships and Related Transactions

      As of January 1, 2000, Wind River Investment Corporation owed $3.5 million to Wind River Investment, LLC, an affiliate of the Ball family trusts, which included a note receivable of $3.5 million and interest receivable of $28,455 under a promissory note. The annual rate of interest on this note was 6.0%. During 2001, United National Insurance Company purchased this promissory note from Wind River Investments, LLC for $3.9 million, which included a note receivable of $3.5 million and interest receivable of $0.4 million. During 2002, United National Insurance Company sold this promissory note to American Manufacturing Corporation (Delaware), an affiliate of the Ball family trusts, for $4.2 million, which included a note receivable of $3.9 million and interest receivable of $0.4 million. No gain or loss was recognized on the sale to American Manufacturing Corporation (Delaware). On August 18, 2003, in anticipation of the sale of Wind River Investment Corporation, the Ball family trusts assumed this debt owed to American Manufacturing Corporation (Delaware). A total of $4.3 million was assumed, which included a note receivable of $3.9 million and interest receivable of $0.5 million.

      During 2001, United National Group purchased a promissory note from Wind River Investments, LLC for $1.4 million. The promissory note was a loan to The AMC Group, L.P., an affiliate of the Ball family trusts. The annual rate of interest on this note was 6.0%. Between 2001 and 2003 United National Group received principal payments of $0.7 million and interest payments of $0.1 million. In April 2003, United National Group sold this promissory note to American Manufacturing Corporation (Delaware) for $0.6 million (the amortized value as of April 30, 2003). No gain or loss was recognized on the sale to American Manufacturing Corporation (Delaware).

      During 2001, United National Group purchased a promissory note from Philadelphia Gear Corporation, an affiliate of the Ball family trusts, for $2.4 million. The promissory note was a loan to 181 Properties, LP, an affiliate of the Ball family trusts. The annual rate of interest on this note was 6.3%. During 2001, United National Group received interest payments of $74,784. In April 2003, it sold this promissory note to American Manufacturing Corporation (Delaware) for $2.6 million, which included a note receivable of $2.4 million and interest receivable of $0.2 million. No gain or loss was recognized on the sale to American Manufacturing Corporation (Delaware).

      During 2001, United National Group purchased a mortgage from Wind River Investment, LLC for $1.3 million. The annual rate of interest on this mortgage was 7.8%. During 2003, this mortgage loan was repaid in full.

      During 2000, Little Round Top Inc., a real estate company that at the time was a wholly owned subsidiary of Wind River Investment Corporation, but which was distributed to the Ball family trusts before the sale of Wind River Investment Corporation to United National Group, established a demand promissory note with American Manufacturing Corporation (Pennsylvania), an affiliate of the Ball family trusts. The interest rate on this promissory note was variable and was equal to the applicable United States federal rate at the end of each month. Between 2000 and 2003, United National Group borrowed $0.6 million, made principal payments of $32,801, and made interest payments of $81.

      During 2000, Robert Strouse, President of The AMC Group, L.P., issued a promissory note to Little Round Top. The annual interest rate on this promissory note was 6.39%. During 2000, United National Group loaned Mr. Strouse $0.3 million under the promissory note. During 2002 and 2003 United National Group received interest payments of $32,642 and $20,577, respectively.

      During 2000, United National Group issued a demand promissory note to Wind River Investment, LLC. The annual rate of interest on this note was 6%. Between 2000 and 2003 United National Group borrowed $0.1 million, made principal payments of $20,000, and made interest payments of $7,173. On August 28, 2003, United National Group paid $96,113 to Wind River Investment, LLC to satisfy this loan in full, which included principal of $92,436 and interest of $3,677.

      During 2001, Little Round Top issued a promissory note to American Manufacturing Corporation (Delaware). The annual rate of interest on this note was 10%. Between 2001 and 2003, United National Group borrowed $1.6 million under this promissory note.

      On August 18, 2003, Wind River Investment Corporation distributed its investment in Little Round Top to the Ball family trusts in anticipation of United National Group’s acquisition of Wind River Investment Corporation.

      On August 25, 2003, Wind River Investment Corporation sold a series of limited partnership interests to Wind River Investments, LLC. Proceeds from the sale of these investments totaled $6.0 million.

      During the time that Wind River Investment Corporation was owned by the Ball family trusts, United National Group’s employees were eligible for participation in the health and welfare and retirement benefits packages offered by American Manufacturing Corporation (Pennsylvania). In conjunction therewith, American Manufacturing Corporation (Pennsylvania) provided services such as selection of vendors, maintenance of plan documents, legal compliance, record keeping, coordination of actuarial studies and plan audits, and preparation of all required regulatory filings.

      On September 5, 2003, United National Group paid Fox Paine & Company a fee of $13.2 million, of which $12.0 million was a management fee related to the acquisition of Wind River Investment Corporation and $1.2 million was a management fee for services that will be rendered for the one-year period starting September 6, 2003, payable pursuant to the Management Agreement among United National Group, Fox Paine & Company, and The AMC Group, L.P. On September 5, 2003, United National Group paid Fox Paine & Company $0.5 million as reimbursement for expenses related to the acquisition of Wind River Investment Corporation.

      On September 5, 2003, United National Group paid The AMC Group, L.P., a management fee of $0.3 million for services that will be rendered for the one-year period starting September 6, 2003.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis of United National Group’s financial condition and results of operations should be read in conjunction with the consolidated financial statements and accompanying notes of United National Group and Wind River Investment Corporation included elsewhere in this joint proxy statement/ prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this joint proxy statement/ prospectus, including information with respect to United National Group’s plans and strategy, constitutes forward-looking statements that involve risks and uncertainties. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” for more information. You should review “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained herein.

Overview

      United National Group acquired all of the outstanding common stock of Wind River Investment Corporation and its subsidiaries (“Wind River” or the “Predecessor”) on September 5, 2003 (the “Acquisition”). As a result of the Acquisition, the capital structure and basis of accounting of United National Group differ from those of Wind River prior to the Acquisition. Therefore, the financial data with respect to periods prior to the Acquisition (“Predecessor” period) may not be comparable to data for periods subsequent to the Acquisition (“Successor” period).

      United National Group operates its business principally through two business segments: E&S and specialty admitted. Its E&S segment focuses on writing insurance for hard-to-place risks and risks that standard admitted insurers specifically choose not to write. Its specialty admitted segment focuses on writing insurance for risks that are unique and hard to place in the standard market for insureds that are required, for marketing and regulatory reasons, to purchase insurance from an admitted insurance company. A third business segment, reinsurance, was de-emphasized in 2002.

      United National Group offers four general classes of insurance products across both its E&S and specialty admitted business segments. These four classes of products are specific specialty insurance products, umbrella and excess insurance products, property and general liability insurance products and non-medical professional liability insurance products.

      United National Group’s insurance products target very specific, defined, homogenous groups of insureds with customized coverages to meet their needs. Its products include customized underwriting guidelines, rates, and forms tailored to its risk and underwriting philosophy.

      United National Group distributes the insurance products of its U.S. operations through its wholly owned subsidiary, J.H. Ferguson, as well as through a group of 67 professional general agencies that have limited quoting and binding authority.

      United National Group derives its revenues primarily from premiums paid on insurance policies that it writes and from income generated by its investment portfolio, net of fees paid for investment management and investment accounting services. The amount of insurance premiums that United National Group receives is a function of the amount and type of policies it writes, as well as of prevailing market prices.

      United National Group’s expenses include losses and loss adjustment expenses, acquisition costs and other underwriting expenses, other operating expenses and interest and other investment expenses. Losses and loss adjustment expenses are estimated by management and reflect United National Group’s best estimate of ultimate losses and costs arising during the reporting period and revisions of prior period estimates. United National Group records losses and loss adjustment expenses based on an actuarial analysis of the estimated losses it expects to be reported on insurance policies written. The ultimate losses and loss adjustment expenses will depend on the actual costs to resolve claims. Acquisition expenses consist principally of commissions that are typically a percentage of the premiums on insurance policies written, net of ceding commissions earned from reinsurers. Other underwriting expenses consist primarily of personnel expenses and general operating expenses. Other operating expenses are comprised primarily of management fees paid to affiliates. Interest expense consists of interest paid on funds held on behalf of others, senior notes payable to related parties and junior subordinated debentures.

      In managing the business and evaluating performance, United National Group’s management focuses on measures such as loss ratio, expense ratio, combined ratio and net operating income, which United National Group defines as net income excluding after-tax realized investment gains (losses) and extraordinary items that do not reflect overall operating trends. Its management focuses on net operating income as a useful measure of the profitability attributable to the ongoing operations of the business. Net operating income is not a substitute for the net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.

      During 2003, United National Group realized additional rate increases at levels slightly less than those levels realized in 2002. During the nine months ended September 30, 2004, United National Group realized additional insurance policy rate increases at levels less than those levels realized during the nine months ended September 30, 2003. These increases have resulted primarily from a number of industry wide factors, including a reduction in underwriting capacity, ratings downgrades, the exit or insolvency of several insurers and the industry wide recording of reserve charges resulting from reserve deficiencies.

Critical Accounting Policies and Estimates

Investments

Fair Values

      The carrying amount for United National Group’s investments approximates their estimated fair value. United National Group measures the fair value of investments in its fixed income and equity portfolios based upon quoted market prices. United National Group also holds other invested assets, including investments in several limited partnerships, which were valued at $45.4 million as of December 31, 2003 and at $51.0 million as of September 30, 2004. Several of the limited partnerships invest solely in securities that are publicly traded and are valued at the net asset value as reported by the investment manager. As of December 31, 2003 and September 30, 2004, United National Group’s other invested assets portfolio included $16.9 million and $20.2 million, respectively, in securities for which there is no readily available independent market price. The estimated fair value of such securities is determined by the general partner of each limited partnership based on comparisons to transactions involving similar investments. Material assumptions and factors utilized in pricing these securities include future cash flows, default rates, recovery rates and any market clearing activity that may have occurred since the prior month-end pricing period.

Classification of Investments

      Prior to the Acquisition, United National Group’s equity portfolio and its convertible bond portfolio were treated as trading securities and, as such, any change in market value was recorded on its income statement. Subsequent to the date of the Acquisition, all securities have been designated as available for sale, and any change in market value will be included in other comprehensive income in its shareholders’ equity and, accordingly, have no effect on net income except for investment market declines deemed to be other than temporary.

Other than Temporary Impairment

      United National Group regularly performs various analytical procedures with respect to its investments, including identifying any security the fair value of which is below its cost. Upon identification of such securities, United National Group performs a detailed review of all such securities meeting predetermined thresholds, to determine whether such decline is other than temporary. If United National Group determines a decline in value to be other than temporary based upon this detailed review, or if a decline in value for an investment has persisted for 12 continuous months, or if the value of the investment has been 20% or more below cost for six continuous months or more, or significantly declines in value for shorter periods of time, United National Group evaluates the security to determine whether the cost basis of the security should be written down to its fair value. The factors United National Group considers in reaching the conclusion that a decline below cost is other than temporary include, among others, whether the issuer is in financial distress, the investment is secured, a significant credit rating action occurred, scheduled interest payments were delayed or missed and changes in laws or regulations have affected an issuer or industry. United National Group includes the amount of any write-down in earnings as a realized loss in the period in which the impairment arose.

      In connection with the Acquisition, all of the Predecessor’s investments at September 5, 2003 were adjusted to their fair value on that date and the fair value of all investments on September 5, 2003 became the book value prospectively for United National Group. As a result, at December 31, 2003, United National Group had no securities which had been continuously in an unrealized loss position for greater than a year.

      At September 30, 2004, United National Group had two equity securities whose decline in value had persisted for 12 continuous months and two equity securities whose decline in value had been more than 20% for six continuous months. These four securities were written down to their fair value at September 30, 2004, and United National Group recorded an impairment charge of $0.2 million, which was included in net realized investment gains (losses) for the quarter and nine months ended on September 30, 2004.

Liability for Unpaid Losses and Loss Adjustment Expenses

      The liability for unpaid losses and loss adjustment expenses reflects United National Group’s best estimate for future amounts needed to pay losses and related adjustment expenses and the impact of its reinsurance coverages with respect to insured events. The process of establishing the liability for property and casualty unpaid losses and loss adjustment expenses is a complex process, requiring the use of informed estimates and judgments. This liability includes an amount determined on the basis of claim adjusters’ evaluations with respect to insured events that occurred and an amount for losses incurred that have not been reported to United National Group. In some cases, significant periods of time, up to several years or more, may elapse between the occurrence of an insured loss and the reporting of the loss to United National Group.

      The method for determining United National Group’s liability for unpaid losses and loss adjustment expenses includes, among other things, reviewing past loss experience and considering other factors such as legal, social and economic developments. United National Group regularly reviews and updates the methods of making such estimates and establishing the resulting liabilities and United National Group makes any resulting adjustment in the accounting period in which the adjustment arose.

      The following sets forth the liability for net unpaid losses and loss adjustment expenses by segment as of December 31, 2001, 2002, and 2003.

	E&S	Specialty Admitted	Reinsurance(1)	Total

	(Dollars in thousands)
December 31, 2001	$123,440	$33,344	$—	$156,784
December 31, 2002	$203,858	$56,962	$—	$260,820
December 31, 2003	$242,193	$71,830	$—	$314,023

(1)	There was no liability for unpaid losses and loss adjustment expenses for the reinsurance segment as of December 31, 2001, 2002, or 2003 because United National Group’s reinsurance business was commuted prior to December 31, 2001 and it thereafter de-emphasized this business.

      The following sets forth the liability for gross unpaid losses and loss adjustment expenses by segment as of December 31, 2001, 2002, and 2003.

	E&S	Specialty Admitted	Reinsurance(1)	Total

	(Dollars in thousands)
December 31, 2001	$755,726	$151,631	$—	$907,357
December 31, 2002	$1,550,658	$453,764	$—	$2,004,422
December 31, 2003	$1,580,568	$479,192	$—	$2,059,760

(1)	There was no liability for unpaid losses and loss adjustment expenses for the reinsurance segment as of December 31, 2001, 2002, or 2003 because United National Group’s reinsurance business was commuted prior to December 31, 2001 and it thereafter de-emphasized this business.

      The following sets forth the liability for net unpaid losses and loss adjustment expenses by product class as of December 31, 2002 and 2003.

			Property and	Non-Medical
	Specific	Umbrella and	General	Professional
	Specialty	Excess	Liability	Liability	Total

	(Dollars in thousands)
December 31, 2002	$153,705	$36,069	$48,967	$22,079	$260,820
December 31, 2003	$161,243	$42,065	$78,509	$32,206	$314,023

      The following sets forth the liability for gross unpaid losses and loss adjustment expenses by product class as of December 31, 2002 and 2003.

			Property and	Non-Medical
	Specific	Umbrella and	General	Professional
	Specialty	Excess	Liability	Liability	Total

	(Dollars in thousands)
December 31, 2002	$1,187,644	$619,351	$124,060	$73,367	$2,004,422
December 31, 2003	$1,104,902	$696,434	$157,453	$100,971	$2,059,760

      The total liability for net unpaid losses and loss adjustment expenses includes both reported and IBNR reserves. A point estimate is developed around which an actuarial range is built. As of December 31, 2003, the upper limit of the range for United National Group’s carried reserves is 11.0% above the recorded net liability for unpaid losses and loss adjustment expenses and the lower limit is 8.1% below the recorded amount. The upper limit of the range and the lower limit of the range for the net unpaid losses and loss adjustment expenses by product class are, as of December 31, 2003, as follows:

•	specific specialty — the upper limit of the actuarial range is 10.5% above and the lower limit is 7.6% below the recorded net liability for unpaid losses and loss adjustment expenses relative to the specific specialty product class;

•	umbrella and excess — the upper limit of the actuarial range is 10.2% above and the lower limit is 9.9% below the recorded net liability for unpaid losses and loss adjustment expenses relative to the umbrella and excess product class;

•	property and general liability — the upper limit of the actuarial range is 14.8% above and the lower limit is 9.3% below the recorded net liability for unpaid losses and loss adjustment expenses relative to the property and general liability product class; and

•	non-medical professional liability — the upper limit of the actuarial range is 5.5% above and the lower limit is 5.2% below the recorded net liability for unpaid losses and loss adjustment expenses relative to the non-medical professional liability product class.

      For a description of United National Group’s product classes, see “United National Group — Products and Product Development” on page 135.

      The significant uncertainties relating to A&E claims on insurance policies written are discussed under “United National Group — Reserves For Unpaid Losses and Loss Adjustment Expenses” beginning on page 142.

      United National Group had 286 A&E claims outstanding as of December 31, 2003. On December 31, 2002, United National Group had 220 claims outstanding, compared with 379 A&E claims outstanding as of December 31, 2001. In 2003, 300 claims were opened and 234 claims were closed. In 2002, 179 claims were opened and 338 claims were closed. In 2001, 149 claims were opened, and 387 claims were closed. Indemnity payments per claim have varied over time due primarily to variations in insureds, policy terms and types of claims. Payments for A&E claims were $0.5 million for the year ended December 31, 2003. Payments for A&E claims were $0.3 million and $0.7 million for the years ended December 31, 2002 and 2001, respectively. Management cannot predict whether indemnity payments per claim will increase, decrease or remain the same.

      Significant uncertainty remains as to United National Group’s ultimate liability for asbestos-related claims due to such factors as the long latency period between asbestos exposure and disease manifestation and the resulting potential for involvement of multiple policy periods for individual claims as well as the increase in the volume of claims made by plaintiffs who claim exposure but who have no symptoms of asbestos-related disease and an increase in claims subject to coverages under general liability policies that do not contain aggregate limits of liability. There is also the possibility of federal legislation that would address the asbestos problem.

      During 2003, United National Group increased the liability for unpaid losses and loss adjustment expenses, net of reinsurance, by $0.4 million. There were no changes in the key assumptions underlying the 2003 actuarial study as compared to the 2002 actuarial study.

      During 2002, United National Group increased the liability for unpaid losses and loss adjustment expenses, net of reinsurance, by $71.4 million, which was composed of (1) a $47.8 million increase resulting from United National Group’s review of its loss reserves in light of the faster than expected development of known incurred losses, and (2) $23.6 million resulting from a rescission with one of its reinsurers relating to its specific specialty product class. The following sets forth the components of the $71.4 million charge by accident year and segments.

		Specialty
Accident Year	E&S	Admitted	Reinsurance	Total

	(Dollars in thousands)
1997 and prior(1)	$22,272	$(973)	$—	$21,299
1998	7,239	422	—	7,661
1999	6,813	1,579	—	8,392
2000	13,559	4,238	—	17,797
2001	10,971	5,303	—	16,274

Total	$60,854	$10,569	$—	$71,423

(1)	Includes $23.6 million in the E&S segment for accident year 1994 related to a 2002 rescission with one of United National Group’s reinsurers related to its specific specialty product class.

      As is discussed in greater detail in “— Special Note Regarding 2002,” faster than expected loss development in the second through fourth quarters of 2002 resulted in United National Group’s performing an extensive study of its reserves.

      The key changes in the assumptions underlying the 2002 actuarial study as compared with assumptions used in prior years included the following:

•	As a result of United National Group’s review of net loss reserves during the second and third quarters of 2002, United National Group noted what appeared to be faster than expected development of known incurred losses relative to several recent accident years. This resulted in its strengthening its net loss reserves by a total of $3.3 million, $4.6 million and $38.0 million in the second, third and fourth quarters of 2002, respectively.

      To fully evaluate the development experienced during 2002 and the overall adequacy of United National Group’s loss reserves, it performed an extensive study of its loss reserves. United National Group changed certain elements of the actuarial review as a result of the loss developments throughout 2002. In particular, the majority of its E&S and specialty admitted casualty business was previously segregated into two distinct groups for purposes of performing actuarial analyses due to the similarity of the loss development patterns within the groups. Due to the aforementioned loss development and changes in the product mix, United National Group determined that its casualty business needed to be further segregated for purposes of performing actuarial analyses. Therefore, United National Group decided to further segregate its casualty business into smaller groups that would be reviewed separately.

•	United National Group’s A&E exposure (representing less than 3.0% of its net unpaid losses and loss adjustment expenses as of December 31, 2003) was previously aggregated and analyzed with other lines of business with long exposure periods. In 2002, United National Group segregated its A&E exposure for purposes of the actuarial study. In 2002, United National Group increased its net reserves for A&E exposure by $1.9 million, which amount is included in the $71.4 million charge mentioned above.

      The liability for unpaid loss and loss adjustment expenses reflects United National Group’s best estimate for future amounts needed to pay losses and related adjustment expenses as of each of the balance sheet dates reflected in its financial statements in accordance with GAAP.

Recoverability of Reinsurance Receivables

      United National Group regularly reviews the collectibility of its reinsurance receivables, and it includes adjustments resulting from this review in earnings in the period in which the adjustment arises.

      As of December 31, 2003, United National Group had total reinsurance receivables of $1,846.1 million, which were carried at $1,763.0 million. The carrying value of these reinsurance receivables is net of a $83.1 million reduction recorded in connection with the Acquisition. This adjustment represented the net effect of (1) discounting the reinsurance receivables balances, (2) applying a risk margin to the reinsurance receivables balance and (3) reducing gross reinsurance receivables by an amount equal to United National Group’s estimate of potentially uncollectible reinsurance receivables at the date of the Acquisition. Its estimate of potentially uncollectible reinsurance receivables, which was $49.1 million at the date of the Acquisition, has been reduced to $33.7 million as of December 31, 2003 primarily as a result of the commutation agreement with Trenwick America Reinsurance Corp. on October 29, 2003. As of December 31, 2003, United National Group also had $117.9 million of prepaid reinsurance premiums.

      As of December 31, 2003, United National Group also had total prepaid reinsurance premiums of $149.7 million, which were carried at $117.9 million. The carrying value of these prepaid reinsurance premiums is net of a $31.8 million reduction recorded in connection with the Acquisition. At the time of the Acquisition, gross and net unearned premium reserves were adjusted by discounting the unearned premium reserves and applying a risk margin to those reserves.

      As of September 30, 2004, United National Group had total reinsurance receivables of $1,651.0 million. The carrying value of these reinsurance receivables is net of a $31.2 million reduction, which is equal to its estimate of potentially uncollectible reinsurance receivables. Its estimate of potentially uncollectible reinsurance receivables, which was $49.1 million at the date of the Acquisition, has been reduced to $31.2 million as of September 30, 2004 primarily as a result of the commutation agreement with Trenwick America Reinsurance Corp. on October 29, 2003. As of December 31, 2003, United National Group had net reinsurance receivables of $1,763.0 million, net of a $33.7 million reduction related to potentially uncollectible receivables.

      As of September 30, 2004, the amount of collateral securing individual reinsurance receivables held by United National Group aggregated $725.9 million, resulting in reinsurance receivables net of collateral of $925.1 million.

      As of September 30, 2004, United National Group also had total prepaid reinsurance premiums of $59.5 million.

      Gross premiums written were $108.7 million and $314.7 million for the quarter and nine months ended September 30, 2004, respectively, compared with $180.9 million and $543.8 million for the quarter and nine months ended September 30, 2003, respectively. Net premiums written were $78.2 million and $205.0 million for the quarter and nine months ended September 30, 2004, respectively, compared with $49.3 million and $148.8 million for the quarter and nine months ended September 30, 2003, respectively. Net premiums written grew as a result of increasing rates combined with increased retentions across United National Group’s core book of business as a result of purchasing less reinsurance. In addition, United National Group has recently converted select quota share reinsurance arrangements to excess of loss reinsurance arrangements. Gross premiums written were lower as a result of exiting from heavily reinsured products.

      United National Group’s U.S. insurance subsidiaries have entered into a quota share arrangement with U.N. Barbados and U.N. Bermuda. This reinsurance arrangement resulted in 45% and 15% of United National Group’s net retained insurance liability on new and renewal business bound January 1, 2004 through April 30, 2004 being ceded to U.N. Barbados and U.N. Bermuda, respectively. The agreement also stipulates that 60% of the U.S. insurance subsidiaries’ December 31, 2003 net unearned premium be ceded to United National Group’s non-U.S. operations.

      This quota share arrangement was modified as of May 1, 2004. The new arrangement stipulates that 60% of the U.S. insurance subsidiaries’ net retained insurance liability on new and renewal business bound May 1, 2004 and later be ceded to U.N. Bermuda. The modified arrangement also stipulates that 60% of the U.S. insurance subsidiaries’ April 30, 2004 unearned premium be ceded to U.N. Bermuda.

Contingent Commissions

      Certain professional general agencies receive special incentives when certain premium thresholds are met or when loss results of programs are more favorable than predetermined thresholds. These costs are estimated and charged to other underwriting expenses when incurred. The aggregate dollar amount of contingent commission payments that United National Group pays to brokers and agents represents only a small portion of United National Group’s total commissions paid.

Income Tax

      United National Group has managed its business in a manner designed to reduce the risk that U.N. Barbados will be treated as engaged in a U.S. trade or business for U.S. federal income tax purposes. On July 14, 2004, however, a protocol was signed by the U.S. Treasury Secretary and the Barbados Minister of Industry and International Business to amend the Barbados Treaty. The protocol was ratified by the U.S. Senate on October 10, 2004 and is awaiting ratification by the Barbados government. Provisions of the protocol will be effective on the first day of the second month following the exchange by the two governments of instruments of ratification with respect to withholding tax on amounts paid or credited, and will be effective for taxable years beginning on or after the first day of January following the exchange by the two governments of instruments of ratification for other taxes. As a result of the protocol, U.N. Barbados’ investment income on an intercompany note of U.N. Holdings II payable to U.N. Barbados would be subject to U.S. withholding tax of 30%, an increase from the existing rate of 5%. The investment income subject to this tax was $2.9 million and $8.7 million for the quarter and nine months ended September 30, 2004, respectively. United National Group has identified an alternative that it believes will mitigate the impact of the protocol on United National Group’s effective tax rate. United National Group has begun to implement this plan and expects to have it in place before year-end 2004.

Guaranty Fund Assessments

      United National Group’s U.S. insurance subsidiaries are subject to state guaranty fund assessments, which enable states to provide for the payment of covered claims or meet other insurance obligations from insurance company insolvencies. Each state has enacted legislation establishing guaranty funds and other insurance activity related assessments resulting in a variety of assessment methodologies. Expenses for a guaranty fund and insurance activity related assessments are recognized when it is probable that an assessment will be imposed, the obligatory event has occurred and the amount of the assessment is reasonably estimable. As of December 31, 2002 and 2003, included in other liabilities in the consolidated balance sheets were $1.2 million and $1.9 million, respectively, of liabilities for state guaranty funds and other assessments. As of December 31, 2002 and 2003, included in other assets in the consolidated balance sheets were $0.8 million and $0.6 million, respectively, of related assets for premium tax offsets or policy surcharges. The related asset is limited to the amount that is determined based upon future premium collections or policy surcharges from policies in force.

Deferred Acquisition Costs and Future Servicing Costs

      United National Group’s cost of acquiring new and renewal insurance and reinsurance contracts is capitalized as deferred acquisition costs and amortized over the period in which the related premiums are earned. The ceding commissions earned from reinsurers are deferred as future servicing costs and amortized over the period in which the related premiums are earned. Deferred acquisition costs and future servicing costs are netted in the accompanying consolidated financial statements. The costs of acquiring new and renewal insurance and reinsurance contracts include commissions, premium taxes and certain other costs, which are directly related to and vary with the production of business. The method followed in computing such amounts limits them to their estimated realizable value, which gives effect to the premium to be earned, related investment income, losses and loss adjustment expenses and certain other costs expected to be incurred as the premium is earned.

Realizability of Deferred Tax Assets

      A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. United National Group believes that it is more likely than not that the results of future operations will generate sufficient income to realize its deferred tax assets.

Stock Based Compensation

      United National Group accounts for stock-based compensation in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation” which establishes a fair value-based method of accounting for stock-based compensation plans.

New Accounting Pronouncements

      In May 2003, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (“SFAS No. 150”). The objective of SFAS No. 150 is to establish standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This statement is effective for instruments entered into or modified after May 31, 2003, and the disclosure requirements were effective beginning third quarter 2003. The adoption of SFAS No. 150 had no impact on United National Group’s consolidated financial statements.

      In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities (“FIN 46”), which requires a company to assess if consolidation of an entity is appropriate based upon its variable economic interests in a variable interest entity (“VIE”). The initial determination of whether an entity is a VIE is required to be made on the date at which a company becomes involved with the entity. A VIE is an entity in which the equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. A company must consolidate a VIE if the company has a variable interest that will absorb a majority of the VIEs expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur or both. FIN 46 also requires the disclosure of certain information related to VIEs in which a company holds a significant variable interest. Adoption of FIN 46 and its current interpretations did not have a material impact on United National Group’s financial condition, results of operations or liquidity. United National Group applied the provisions of FIN 46 and its current interpretations to its reporting for two wholly owned statutory trusts, which issued $30.0 million of trust preferred securities in 2003. As a result of application of the provisions of FIN 46, United National Group deconsolidated these wholly owned statutory trusts, resulting in an increase of $0.9 million of other assets and debt on the balance sheet.

      In December 2002, FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure (“SFAS No. 148”) which amends SFAS Statement No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”). The objective of SFAS No. 148 is to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. United National Group follows SFAS No. 123 using the fair-value method of accounting for stock-based compensation plans. United National Group has applied the disclosure provisions of SFAS No. 148 to the consolidated financial statements.

      FASB Interpretation 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45), became effective December 15, 2002. This interpretation elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. The adoption of FIN 45 had no effect on United National Group’s consolidated financial statements.

United National Group’s Business Segments

      United National Group has three reporting business segments: E&S, specialty admitted and reinsurance.

•	Its E&S segment focuses on writing insurance for hard-to-place risks and risks that standard admitted insurers specifically choose not to write.

•	Its specialty admitted segment focuses on writing insurance for risks that are unique and hard to place in the standard market, but that for marketing and regulatory reasons must remain with an admitted insurance company.

•	Its reinsurance segment includes assumed business written in support of a select group of direct writing reinsurers. The underwriting exposure under this segment has been commuted. United National Group did not write any of this business in 2002, 2003 or 2004.

      United National Group evaluates segment performance based on gross and net premiums written, net premiums earned and net losses and loss adjustment expenses. The following table sets forth an analysis of financial data for United National Group’s segments during the periods indicated:

	For the Years Ended December 31,

	2001	2002	2003

	(Dollars in thousands)
Gross premiums written:
E&S	$398,308	$543,998	$465,866
Specialty admitted	210,212	249,085	202,514
Reinsurance	62,000	—	—

Gross premiums written	$670,520	$793,083	$668,380

Net premiums written:
E&S	$68,226	$112,110	$116,868
Specialty admitted	39,084	60,579	83,513
Reinsurance	62,000	—	—

Net premiums written	$169,310	$172,689	$200,381

Net premiums earned:
E&S	$59,004	$101,474	$108,124
Specialty admitted	36,582	53,039	72,042
Reinsurance	54,750	8,250	—

Net premiums earned	$150,336	$162,763	$180,166

Net losses and loss adjustment expenses:
E&S	$43,880	$140,943	$75,055
Specialty admitted	29,075	52,556	48,129
Reinsurance	55,383	8,251	—

Net losses and loss adjustment expenses	$128,338	$201,750	$123,184

Net losses and loss adjustment expense ratio:
E&S	74.4%	138.9%	69.4%
Specialty admitted	79.5%	99.1%	66.8%
Reinsurance	101.2%	100.0%	—

Net losses and loss adjustment expense ratio	85.3%	124.0%	68.4%

	For the Nine Months Ended
	September 30,

	2003	2004

	(Dollars in thousands)
Gross premiums written:
E&S	$380,624	$206,237
Specialty admitted	163,189	108,496

Gross premiums written	$543,813	$314,733

Net premiums written:
E&S	$88,832	$117,803
Specialty admitted	59,976	87,240

Net premiums written	$148,808	$205,043

Net premiums earned:
E&S	$84,437	$95,392
Specialty admitted	54,504	70,359

Net premiums earned	$138,941	$165,751

Net losses and loss adjustment expenses:
E&S	$55,709	$54,758
Specialty admitted	36,829	43,637

Net losses and loss adjustment expenses	$92,538	$98,395

Net losses and loss adjustment expense ratio:
E&S	66.0%	57.4%
Specialty admitted	67.6%	62.0%

Net losses and loss adjustment expense ratio	66.6%	59.4%

	For the Quarter Ended
	September 30,

	2003	2004

	(Dollars in thousands)
Gross premiums written:
E&S	$138,672	$68,486
Specialty admitted	42,188	40,171

Gross premiums written	$180,860	$108,657

Net premiums written:
E&S	$31,339	$42,888
Specialty admitted	18,008	35,355

Net premiums written	$49,347	$78,243

Net premiums earned:
E&S	$28,197	$34,529
Specialty admitted	16,347	26,404

Net premiums earned	$44,544	$60,933

Net losses and loss adjustment expenses:
E&S	$17,409	$17,886
Specialty admitted	12,991	16,730

Net losses and loss adjustment expenses	$30,400	$34,616

Net losses and loss adjustment expense ratio:
E&S	61.7%	51.8%
Specialty admitted	79.5%	63.4%

Net losses and loss adjustment expense ratio	68.2%	56.8%

Results of Operations

Nine Months Ended September 30, 2004 Compared with the Nine Months Ended September 30, 2003

      The results of operations for the nine months ended September 30, 2004 reflect the financial performance of United National Group. The results of operations for the nine months ended September 30, 2003 reflect the combined financial performance of United National Group and the Predecessor, Wind River Investment Corporation.

Premiums

      Gross premiums written, which represent the amount received or to be received for insurance policies written without reduction for acquisition costs, reinsurance costs or other deductions, were $314.7 million for the nine months ended September 30, 2004, compared with $543.8 million for the nine months ended September 30, 2003, a decrease of $229.1 million or 42.1%. The decrease primarily resulted from the termination of 17 products within United National Group’s four product classes during 2003 and 13 products within United National Group’s four product classes during 2002. Gross premiums written relative to those terminated products were $19.3 million for the nine months ended September 30, 2004, compared with $191.8 million for the nine months ended September 30, 2003. In addition, gross premiums written decreased $63.4 million relative to United National Group’s umbrella and excess product class, exclusive of the terminated products. A further breakdown of gross premiums written is as follows:

•	E&S gross premiums written were $206.2 million for the nine months ended September 30, 2004, compared with $380.6 million for the nine months ended September 30, 2003, a decrease of

$174.4 million or 45.8%. This decrease primarily resulted from the termination of 12 products within United National Group’s four product classes during 2003 and 11 products within United National Group’s four product classes during 2002, combined with a reduction in gross premiums written of $36.9 million relative to United National Group’s umbrella and excess product class, exclusive of the terminated products, offset by renewal rate increases of approximately 11% (as measured against expiring rates) on other products. E&S gross premiums written relative to the terminated products were $13.1 million for the nine months ended September 30, 2004, compared with $142.9 million for the nine months ended September 30, 2003.

•	Specialty admitted gross premiums written were $108.5 million for the nine months ended September 30, 2004, compared with $163.2 million for the nine months ended September 30, 2003, a decrease of $54.7 million or 33.5%. The decrease in specialty admitted gross premiums written was primarily the result of the termination of five products during 2003 and two products during 2002, combined with a reduction in gross premiums written of $26.5 million relative to United National Group’s umbrella and excess product class, exclusive of the terminated products, offset by renewal rate increases of approximately 9% on other products. Specialty admitted gross premiums written relative to the terminated products were $6.2 million for the nine months ended September 30, 2004, compared with $48.9 million for the nine months ended September 30, 2003.

      Net premiums written, which equal gross premiums written less ceded premiums written, were $205.0 million for the nine months ended September 30, 2004, compared with $148.8 million for the nine months ended September 30, 2003, an increase of $56.2 million or 37.8%. The ratio of net premiums written to gross premiums written increased to 65.1% for the nine months ended September 30, 2004 from 27.4% for the nine months ended September 30, 2003. Net premiums written relative to terminated products were $2.5 million for the nine months ended September 30, 2004 compared with $18.5 million for the nine months ended September 30, 2003. A further breakdown of net premiums written is as follows:

•	E&S net premiums written were $117.8 million for the nine months ended September 30, 2004, compared with $88.8 million for the nine months ended September 30, 2003, an increase of $29.0 million or 32.6%. The ratio of net premiums written to gross premiums written was 57.1% for the nine months ended September 30, 2004, compared with 23.3% for the nine months ended September 30, 2003. The increase in net premiums written was largely due to increasing United National Group’s retention relative to individual products and due to rate increases of approximately 12%. These increases in net premiums written were partially offset by decreases in net premiums written due to the termination of the products previously mentioned. Net premiums written relative to the terminated products were $1.5 million for the nine months ended September 30, 2004, compared with $10.9 million for the nine months ended September 30, 2003.

•	Specialty admitted net premiums written were $87.2 million for the nine months ended September 30, 2004, compared with $60.0 million for the nine months ended September 30, 2003, an increase of $27.3 million or 45.5%. The ratio of net premiums written to gross premiums written was 80.4% for the nine months ended September 30, 2004, compared with 36.8% for the nine months ended September 30, 2003. The increase in net premiums written was largely due to the increases in retentions and due to rate increases of approximately 8%. The increases in net premiums written were partially offset by decreases in net premiums written due to the termination of the products previously mentioned. Net premiums written relative to terminated products were $1.0 million for the nine months ended September 30, 2004, compared with $7.6 million for the nine months ended September 30, 2003.

      Net premiums earned were $165.8 million for the nine months ended September 30, 2004, compared with $138.9 million for the nine months ended September 30, 2003, an increase of $26.8 million or 19.3%. A further breakdown of net premiums earned is as follows:

•	E&S net premiums earned were $95.4 million for the nine months ended September 30, 2004, compared with $84.4 million for the nine months ended September 30, 2003, an increase of $11.0 million or 13.0%. The increase in net premiums earned was primarily due to the impact of the previously mentioned retention increases and rate increases, partially offset by a decrease due to the previously mentioned product terminations.

•	Specialty admitted net premiums earned were $70.4 million for the nine months ended September 30, 2004, compared with $54.5 million for nine months ended September 30, 2003, an increase of $15.9 million or 29.1%. Net premiums earned increased primarily due to the impact of the previously mentioned retention increases and rate increases, partially offset by a decrease due to the impact of the previously mentioned product terminations.

Net Investment Income

      Gross investment income, excluding realized gains and losses, was $16.5 million for the nine months ended September 30, 2004, compared with $17.1 million for the nine months ended September 30, 2003, a decrease of $0.6 million or 3.4%. The decrease in investment income is due to several factors. As a result of the revaluation of United National Group’s investment portfolio in connection with the Acquisition, amortization of premiums on bonds reduced gross investment income by $0.9 million for the nine months ended September 30, 2004. Although the value of cash and invested assets was $100.6 million higher at September 30, 2004 compared to September 30, 2003, United National Group’s average bond portfolio, net of securities that are short-term in nature, was only $23.3 million greater for the nine months ended September 30, 2004 compared to the corresponding period in 2003.

      The average duration of United National Group’s fixed income investments, excluding securities that are short-term in nature, approximated 3.8 years as of September 30, 2004, compared with 4.2 years as of December 31, 2003. United National Group’s book yield on its fixed income investments was 3.2% for the nine months ended September 30, 2004, compared with 4.2% for the nine months ended September 30, 2003.

      Investment expenses were $2.9 million for the nine months ended September 30, 2004, compared with $3.0 million for the nine months ended September 30, 2003, a decrease of $0.1 million or 4.7%.

Net Realized Investment Gains (Losses)

      Net realized investment losses were $0.7 million for the nine months ended September 30, 2004, compared with net realized investment gains of $4.9 million for the nine months ended September 30, 2003. The net realized investment losses for the current period consists of net gains of $0.1 million relative to United National Group’s equity portfolio (net of a $0.2 impairment charge), net losses of $0.6 million relative to the market value of options, net losses of $0.1 million relative to its fixed income investments, and net losses of $0.1 million relative to its convertible bond and equity portfolios. The net realized investment gains for the nine months ended September 30, 2003 consisted of net gains of $6.3 million relative to United National Group’s equity portfolio, net losses of $0.5 million relative to its fixed income investments, and net losses of $0.9 million relative to other invested assets.

Net Losses and Loss Adjustment Expenses

      Net losses and loss adjustment expenses were $98.4 million for the nine months ended September 30, 2004, compared with $92.5 million for the nine months ended September 30, 2003, a increase of $5.9 million or 6.3%. The loss ratio for the nine months ended September 30, 2004 was 59.4% compared with 66.6% for the nine months ended September 30, 2003. The loss ratio for the nine months ended September 30, 2004 and 2003, excluding the impact of purchase accounting adjustments, would have been 57.8% and 65.8%, respectively. The loss ratio is calculated by dividing net losses and loss adjustment expenses by net premiums earned. The improvement in the loss ratio was attributable to continuing rate increases in 2004 and the termination of products that did not meet United National Group’s profitability targets in 2003. These improvements were offset by $1.7 million of net losses related to Hurricanes Charley, Frances, Ivan, and Jeanne for the nine months ended September 30, 2004, which had the impact of increasing United National Group’s loss ratio by 1.0 percentage points. A further breakdown of losses incurred is as follows:

•	E&S net losses and loss adjustment expenses were $54.8 million for the nine months ended September 30, 2004, compared with $55.7 million for the nine months ended September 30, 2003. The loss ratio was 57.4% for the nine months ended September 30, 2004, compared with 66.0% for the nine months ended September 30, 2003. The improvement in the loss ratio was attributable to continuing rate increases in 2004 and the termination of products that did not meet United National Group’s profitability targets in 2003. These improvements were offset by $1.7 million of net losses related to hurricanes for the nine months ended September 30, 2004, which had the impact of increasing United National Group’s loss ratio by 1.7 percentage points.

•	Specialty admitted net losses and loss adjustment expenses were $43.6 million for the nine months ended September 30, 2004, compared with $36.8 million for the nine months ended September 30, 2003. The loss ratio for the nine months ended September 30, 2004 was 62.0%, compared with 67.6% for the nine months ended September 30, 2003. The improvement in the loss ratio was attributable to continuing rate increases in 2004 and the termination of products that did not meet United National Group’s profitability targets in 2003.

Acquisition Costs and Other Underwriting Expenses

      Acquisition costs and other underwriting expenses were $56.7 million for the nine months ended September 30, 2004, compared with $34.7 million for the nine months ended September 30, 2003, an increase of $21.9 million or 63.2%. This increase can be attributed to a $24.1 million increase in acquisition costs and a $2.2 million decrease in other underwriting expenses.

      The $24.1 million increase in acquisition costs was primarily the result of a reduction in ceding commissions of $77.8 million partially offset by a decrease in direct commission expense of $39.6 million. Contingent commission expense decreased $1.5 million and the deferral of acquisition costs increased by $12.6 million. The reduction in ceding commission income was a result of a decrease in ceded premiums written resulting from an increase in United National Group’s level of retention and reduction in heavily reinsured business. The reduction in direct commission was consistent with the reduction in gross premiums written. While increased retentions have the impact of increasing acquisition costs, United National Group’s underwriting profit margins nonetheless increased based upon an improvement in its loss experience.

      The $2.2 million decrease in other underwriting expenses was primarily due to reduced compensation and employee benefit costs which were $3.8 million lower resulting from the termination of the stock appreciation plan in the nine months ended September 30, 2003 offset by higher professional service costs which increased by $1.5 million.

Provision for Doubtful Reinsurance Receivables

      United National Group recorded no charge for an allowance for doubtful reinsurance receivables for the nine months ended September 30, 2004 as compared to a $1.8 million charge for the nine months ended September 30, 2003.

Expense and Combined Ratios

      United National Group’s expense ratio, which is calculated by dividing the sum of acquisition costs and other underwriting expenses and provisions for doubtful reinsurance receivables by premiums earned, was 34.2% for the nine months ended September 30, 2004, compared with 26.3% for the nine months ended September 30, 2003. The expense ratio for the nine months ended September 30, 2004 and 2003, excluding the impact of purchase accounting adjustments, would have been 33.8% and 26.6%, respectively. The expense ratio for the nine months ended September 30, 2004 was principally impacted by the changes to commissions and other underwriting expenses described above. Part of United National Group’s strategy is to continue to retain a higher percentage of its premiums, and increase its underwriting profit through improved loss experience. To the extent that United National Group is able to accomplish a higher retention percentage, it expects this increase in expense ratio to be more than offset by a decrease in its loss ratio.

      United National Group’s combined ratio was 93.5% for the nine months ended September 30, 2004, compared with 92.9% for the nine months ended September 30, 2003. This increase in the combined ratio was primarily due an increase of purchase accounting adjustments of 1.3% compared to the same period in the prior year, 1.0% of catastrophe losses during the nine months ended September 30, 2004, and a reduction in the amount of ceding commission income, net of direct commission, related to terminated products, partially offset by an improvement in the loss ratio as described above.

Other Operating Expenses

      Other operating expenses were $1.0 million for the nine months ended September 30, 2004, compared with $0.5 million for the nine months ended September 30, 2003, an increase of $0.5 million.

Interest Expense

      Interest expense was $4.1 million for the nine months ended September 30, 2004, an increase of $3.8 million compared to the same period in the prior year. Interest expense for the current period consists of interest related to United National Group’s senior notes payable to a related party and junior subordinated debentures.

Income Tax (Benefit) Expense

      Income tax benefit was $2.6 million for the nine months ended September 30, 2004, compared with $5.8 million of tax expense for the nine months ended September 30, 2003. United National Group’s effective tax benefit for the nine months ended September 30, 2004 was 13.7%, compared with an effective tax rate of 20.5% for the nine months ended September 30, 2003. The effective rates differed from the 35.0% U.S. statutory rate due in part to investment in tax-exempt securities and foreign income not expected to be taxed in the U.S. An alternative minimum tax credit carryover of $9.3 million is available for 2004 and future years and does not expire. United National Group is limited by Internal Revenue Code sections 382 and 383 on the amount of its income that can be offset by an alternative minimum tax carryover following the Acquisition. The section 382 limitation is an amount equal to the value of the purchase price of the Acquisition less stock redemptions multiplied by the long-term tax-exempt rate. The limitation applies until the carryforward is fully utilized. The income limitation as a result of the Acquisition is $8.3 million per year.

Equity in Net Earnings of Partnerships

      Equity in net earnings of partnerships was $0.9 million for the nine months ended September 30, 2004, compared with $2.1 million for the nine months ended September 30, 2003, a decrease of $1.2 million or 55.7%. The decrease is primarily attributable to the performance of a limited partnership investment which invests mainly in convertible bonds and equities.

Extraordinary Gain

      The extraordinary gain of $1.2 million for the nine months ended September 30, 2004 represents the recognition of tax benefits derived from acquisition costs incurred in connection with the Acquisition, which are currently considered to be deductible for federal tax purposes. The extraordinary gain of $46.4 million for the nine months ending September 30, 2003 represents the excess of the estimated fair value of net assets acquired over purchase price from the Acquisition.

Net Income and Net Operating Income

      The factors described above resulted in net income of $23.2 million for the nine months ended September 30, 2004, compared with $70.8 million for the nine months ended September 30, 2003, a decrease of $47.6 million or 67.2%. Net operating income was $22.5 million for the nine months ended September 30, 2004, compared with $21.3 million for the nine months ended September 30, 2003. Net operating income for the nine months ended September 30, 2004 is equal to the sum of the nine months ended September 30, 2004 net income and $0.5 million of after-tax realized investment losses less the extraordinary gain of $1.2 million. Net operating income for the nine months ended September 30, 2003 is equal to the nine months ended September 30, 2003 net income less $3.1 million of after-tax realized investment gains and the extraordinary gain of $46.4 million.

The Quarter Ended September 30, 2004 Compared with the Quarter Ended September 30, 2003

      The results of operations for the quarter ended September 30, 2004 reflect the financial performance of United National Group. The results of operations for the quarter ended September 30, 2003 reflects the combined financial performance of United National Group and the Predecessor, Wind River Investment Corporation.

Premiums

      Gross premiums written, which represent the amount received or to be received for insurance policies written without reduction for acquisition costs, reinsurance costs or other deductions, were $108.7 million for the quarter ended September 30, 2004, compared with $180.9 million for the quarter ended September 30, 2003, a decrease of $72.2 million or 39.9%. The decrease primarily resulted from the termination of 17 products within United National Group’s four product classes during 2003 and 13 products within United National Group’s four product classes during 2002. Gross premiums written relative to those terminated products were $0.8 million for the quarter ended September 30, 2004, compared with $61.2 million for the quarter ended September 30, 2003. In addition, gross premiums written decreased $10.7 million relative to United National Group’s umbrella and excess product class, exclusive of the terminated products. A further breakdown of gross premiums written is as follows:

•	E&S gross premiums written were $68.5 million for the quarter ended September 30, 2004, compared with $138.7 million for the quarter ended September 30, 2003, a decrease of $70.2 million or 50.6%. This decrease primarily resulted from the termination of 12 products within United National Group’s four product classes during 2003 and 11 products within United National Group’s four product classes during 2002, combined with a reduction in gross premiums written of $7.9 million relative to United National Group’s umbrella and excess product class, exclusive of the terminated products, offset by renewal rate increases of approximately 9% (as measured against expiring rates) on other products. E&S gross premiums written relative to the terminated products were $0.4 million for the quarter ended September 30, 2004, compared with $54.8 million for the quarter ended September 30, 2003.

•	Specialty admitted gross premiums written were $40.2 million for the quarter ended September 30, 2004, compared with $42.2 million for the quarter ended September 30, 2003, a decrease of $2.0 million or 4.8%. The decrease in specialty admitted gross premiums written was primarily the result of the termination of five products during 2003 and two products during 2002, combined with a reduction in gross premiums written of $2.8 million relative to United National Group’s umbrella and excess product class, exclusive of the terminated products, offset by renewal rate increases of approximately 7% on other products. Specialty admitted gross premiums written relative to the terminated products were $0.4 million for the quarter ended September 30, 2004, compared with $6.4 million for the quarter ended September 30, 2003.

      Net premiums written, which equal gross premiums written less ceded premiums written, were $78.2 million for the quarter ended September 30, 2004, compared with $49.3 million for the quarter ended September 30, 2003, an increase of $28.9 million or 58.6%. The ratio of net premiums written to gross premiums written increased to 72.0% for the quarter ended September 30, 2004, from 27.3% for the quarter ended September 30, 2003. A further breakdown of net premiums written is as follows:

•	E&S net premiums written were $42.9 million for the quarter ended September 30, 2004, compared with $31.3 million for the quarter ended September 30, 2003, an increase of $11.5 million or 36.9%. The ratio of net premiums written to gross premiums written was 62.6% for the quarter ended September 30, 2004, compared with 22.6% for the quarter ended September 30, 2003. The increase in net premiums written was largely due to increasing United National Group’s retention relative to individual products and due to rate increases of approximately 10%. These increases in net premiums written were partially offset by decreases in net premiums written due to the termination of the products previously mentioned. Net premiums written relative to the terminated products were $0.9 million for the quarter ended September 30, 2004, compared with $3.4 million for the quarter ended September 30, 2003.

•	Specialty admitted net premiums written were $35.4 million for the quarter ended September 30, 2004, compared with $18.0 million for the quarter ended September 30, 2003, an increase of $17.3 million or 96.3%. The ratio of net premiums written to gross premiums written was 88.0% for the quarter ended September 30, 2004, compared with 42.7% for the quarter ended September 30, 2003. The increase in net premiums written was largely due to the increases in retentions and due to rate increases of approximately 7%. The increases in net premiums written were partially offset by decreases in net premiums written due to the termination of the products previously mentioned. There were no net premiums written relative to terminated products for the quarter ended September 30, 2004 compared with $1.4 million for the quarter ended September 30, 2003.

      Net premiums earned were $60.9 million for the quarter ended September 30, 2004, compared with $44.5 million for the quarter ended September 30, 2003, an increase of $16.4 million or 36.8%. A further breakdown of net premiums earned is as follows:

•	E&S net premiums earned were $34.5 million for the quarter ended September 30, 2004, compared with $28.2 million for the quarter ended September 30, 2003, an increase of $6.3 million or 22.5%. The increase in net premiums earned was primarily due to the impact of the previously mentioned retention increases and rate increases, partially offset by a decrease due to the impact of the previously mentioned product terminations.

•	Specialty admitted net premiums earned were $26.4 million for the quarter ended September 30, 2004, compared with $16.3 million for quarter ended September 30, 2003, an increase of $10.1 million or 61.5%. The increase in net premiums earned was primarily due to the impact of the previously mentioned retention increases and rate increases, partially offset by a decrease due to the impact of the previously mentioned product terminations.

Net Investment Income

      Gross investment income, excluding realized gains and losses, was $6.1 million for the quarter ended September 30, 2004, compared with $5.6 million for the quarter ended September 30, 2003, an increase of $0.5 million or 8.9%. The increase in investment income is due to several factors. As a result of the revaluation of United National Group’s investment portfolio in connection with the Acquisition, amortization of premiums on bonds reduced gross investment income by $0.3 million for the quarter ended September 30, 2004. Although the value of cash and invested assets was $100.6 million higher at September 30, 2004 compared to September 30, 2003, United National Group’s average bond portfolio, net of securities that are short-term in nature, was only $74.5 million greater for the quarter ended September 30, 2004 compared to the corresponding period in 2003. Finally, while there was an increase in cash and short-term investments, this was mitigated by a general decline in short-term interest rates.

      The average duration of United National Group’s fixed income investments, excluding securities that are short-term in nature, approximated 3.8 years as of September 30, 2004, compared with 4.2 years as of

December 31, 2003. United National Group’s book yield on its fixed income investments was 3.4% for the quarter ended September 30, 2004, compared with 4.0% for the quarter ended September 30, 2003.

      Investment expenses were $1.1 million for the quarter ended September 30, 2004, compared with $0.9 million for the quarter ended September 30, 2003, a increase of $0.2 million or 28.0%.

Net Realized Investment Gains (Losses)

      Net realized investment losses were $1.1 million for the quarter ended September 30, 2004, compared with net realized investment gains of $1.8 million for the quarter ended September 30, 2003. The net realized investment losses for the current period consists of net losses of $0.3 million relative to United National Group’s equity portfolio (including a $0.2 million impairment charge), net losses of $0.1 million relative to its fixed income investments, and net losses of $0.7 million relative to the market value of options. The net realized investment gains for the quarter ended September 30, 2003 consisted of net gains of $2.2 million relative to United National Group’s equity portfolio, net gains of $0.3 million relative to its fixed income investments and net losses of $0.7 million relative to other invested assets.

Net Losses and Loss Adjustment Expenses

      Net losses and loss adjustment expenses were $34.6 million for the quarter ended September 30, 2004, compared with $30.4 million for the quarter ended September 30, 2003, an increase of $4.2 million or 13.9%. The loss ratio for the quarter ended September 30, 2004 was 56.8% compared with 68.2% for the quarter ended September 30, 2003. The loss ratio for the quarter ended September 30, 2003 and 2004, excluding the impact of purchase accounting adjustments, would have been 65.7% and 56.7%, respectively. The loss ratio is calculated by dividing net losses and loss adjustment expenses by net premiums earned. The improvement in the loss ratio was attributable to continuing rate increases in 2004 and the termination of products that did not meet United National Group’s profitability targets in 2003. These improvements were offset by $1.7 million of net losses related to Hurricanes Charley, Frances, Ivan, and Jeanne for the quarter ended September 30, 2004, which had the impact of increasing United National Group’s loss ratio by 2.7 percentage points. A further breakdown of losses incurred is as follows:

•	E&S net losses and loss adjustment expenses were $17.9 million for the quarter ended September 30, 2004, compared with $17.4 million for the quarter ended September 30, 2003. The loss ratio was 51.8% for the quarter ended September 30, 2004, compared with 61.7% for the quarter ended September 30, 2003. The improvement in the loss ratio was attributable to continuing rate increases in 2004 and the termination of products that did not meet United National Group’s profitability targets in 2003. These improvements were offset by $1.7 million of net losses related to the hurricanes for the quarter ended September 30, 2004, which had the impact of increasing United National Group’s loss ratio by 4.8 percentage points.

•	Specialty admitted net losses and loss adjustment expenses were $16.7 million for the quarter ended September 30, 2004, compared with $13.0 million for the quarter ended September 30, 2003. The loss ratio for the quarter ended September 30, 2004 was 63.4%, compared with 79.5% for the quarter ended September 30, 2003. The improvement in the loss ratio was attributable to continuing rate increases in 2004 and the termination of products that did not meet United National Group’s profitability targets in 2003.

Acquisition Costs and Other Underwriting Expenses

      Acquisition costs and other underwriting expenses were $23.8 million for the quarter ended September 30, 2004, compared with $14.3 million for the quarter ended September 30, 2003, an increase of $9.5 million or 66.5%. This increase can be attributed to a $13.4 million increase in acquisition costs and a $3.9 million decrease in other underwriting expenses. A further analysis of acquisition costs and other underwriting expenses is as follows:

•	The $13.4 million increase in acquisition costs was primarily the result of a reduction in ceding commissions earned of $25.8 million partially offset by a decrease in direct commission expense of $10.1 million. Contingent commission expense increased $0.5 million and the deferral of acquisition costs increased by $2.8 million. The reduction in ceding commission income was a result of a decrease in ceded premiums written resulting from an increase in United National Group’s level of retention and reduction in heavily reinsured business. The reduction in direct commission was consistent with the reduction in gross premiums written. While increased retentions have the impact of increasing acquisition costs, United National Group’s underwriting profit margins nonetheless increased based upon an improvement in its loss experience.

•	The $3.9 million decrease in other underwriting expenses was primarily due to reduced compensation and employee benefit costs which were $4.7 million lower resulting from the termination of the stock appreciation plan in the three months ended September 30, 2003 offset by professional service costs which increased by $0.6 million.

Expense and Combined Ratios

      United National Group’s expense ratio, which is calculated by dividing the sum of acquisition costs and other underwriting expenses and provisions for doubtful reinsurance receivables by premiums earned, was 39.0% for the quarter ended September 30, 2004, compared with 32.1% for the quarter ended September 30, 2003. The expense ratio for the quarter ended September 30, 2003 and 2004, excluding the impact of purchase accounting adjustments, would have been 33.0% and 37.4%, respectively. The expense ratio for the quarter ended September 30, 2004 was principally impacted by the changes to commissions and other underwriting expenses described above. Part of United National Group’s strategy is to continue to retain a higher percentage of its premiums, and increase its underwriting profit through improved loss experience. To the extent that United National Group is able to accomplish a higher retention percentage, it expects this increase in expense ratio to be more than offset by a decrease in its loss ratio.

      United National Group’s combined ratio was 95.8% for the quarter ended September 30, 2004, compared with 100.3% for the quarter ended September 30, 2003. This decrease in the combined ratio was primarily due to an improvement in the loss ratio as a result of United National Group’s strategy described above, offset by 2.7% of catastrophe losses during the quarter ended September 30, 2004, and a reduction in the amount of ceding commission income, net of direct commission, related to terminated products.

Other Operating Expenses (Income)

      Other operating expenses were $0.3 million for the quarter ended September 30, 2004, compared with $0.1 million of other operating expenses for the quarter ended September 30, 2003, an increase of $0.2 million.

Interest Expense

      Interest expense was $1.4 million for the quarter ended September 30, 2004, an increase of $1.1 million compared to the same period in the prior year. Interest expense for the current period consists of interest related to United National Group’s senior notes payable to a related party and junior subordinated debentures.

Income Tax (Benefit) Expense

      Income tax benefit was $1.4 million for the quarter ended September 30, 2004, compared with $0.7 million of tax expense for the quarter ended September 30, 2003. United National Group’s effective tax benefit for the quarter ended September 30, 2004 was 29.9%, compared with an effective tax rate of 12.5% for the quarter ended September 30, 2003. The effective rates differed from the 35.0%

U.S. statutory rate due in part to investment in tax-exempt securities and foreign income not expected to be taxed in the U.S. An alternative minimum tax credit carryover of $9.3 million is available for 2004 and future years and does not expire. United National Group is limited by Internal Revenue Code sections 382 and 383 on the amount of United National Group’s income that can be offset by an alternative minimum tax carryover following the Acquisition. The section 382 limitation is an amount equal to the value of the purchase price of the Acquisition less stock redemptions multiplied by the long-term tax-exempt rate. The limitation applies until the carryforward is fully utilized. The income limitation as a result of the Acquisition is $8.3 million per year.

Equity in Net Earnings of Partnerships

      Equity in net earnings of partnerships was $0.3 million for the quarter ended September 30, 2004, compared with $0.6 million for the quarter ended September 30, 2003, a decrease of $0.3 million. The decrease is primarily attributable to the performance of a limited partnership investment that invests mainly in convertible bonds and equities.

Extraordinary Gain

      The extraordinary gain of $1.2 million for the quarter ended September 30, 2004 represents the recognition of tax benefits derived from acquisitions costs incurred in connection with the Acquisition, which are currently considered to be deductible for federal tax purposes. The extraordinary gain of $46.4 million for the quarter ended September 30, 2003 represents the excess of the estimated fair value of net assets over purchase price from the Acquisition.

Net Income and Net Operating Income

      The factors described above resulted in net income of $7.7 million for the quarter ended September 30, 2004, compared with $52.2 million for the quarter ended September 30, 2003, a decrease of $44.5 million or 85.3%. Net operating income was $7.2 million for the quarter ended September 30, 2004, compared with $4.7 million for the quarter ended September 30, 2003. Net operating income for the quarter ended September 30, 2004 is equal to the sum of the quarter ended September 30, 2004 net income and $0.7 million of after-tax realized investment losses less the extraordinary gain of $1.2 million. Net operating income for the quarter ended September 30, 2003 is equal to the quarter ended September 30, 2003 net income less $1.1 million of after-tax realized investment gains and the extraordinary gain of $46.4 million.

Year Ended December 31, 2003 Compared with the Year Ended December 31, 2002

      The results of operations for the year ended December 31, 2003 reflect the combined financial performance of United National Group and the Predecessor, Wind River Investment Corporation. The results of operations for the year ended December 31, 2002 reflects the performance of the Predecessor.

Premiums

      Gross premiums written, which represent the amount received or to be received for insurance policies written without reduction for acquisition costs, reinsurance costs or other deductions, were $668.4 million for 2003, compared with $793.1 million for 2002, a decrease of $124.7 million or 15.7%. The decrease primarily resulted from the termination of 13 products within United National Group’s four product classes during 2002 and 17 additional products during 2003. Gross premiums written relative to those terminated products was $221.1 million for 2003. A further breakdown of gross premiums written is as follows:

•	E&S gross premiums written were $465.9 million for 2003, compared with $544.0 million for 2002, a decrease of $78.1 million or 14.4%. This decrease primarily resulted from the termination of 11 products within United National Group’s four product classes during 2002 and 12 products during 2003, offset by rate increases of approximately 25% (as measured against expiring rates) on other products. E&S gross premiums written relative to the terminated products were $169.3 million for 2003.

•	Specialty admitted gross premiums written were $202.5 million for 2003, compared with $249.1 million for 2002, a decrease of $46.6 million or 18.7%. The decrease in specialty admitted gross premiums written was primarily the result of the termination of 2 products during 2002 and 5 products during 2003, offset by rate increases of approximately 24% on other products. Specialty admitted gross premiums written relative to the terminated products were $51.8 million for 2003.

•	There were no reinsurance gross premiums written in 2003 or 2002.

      Net premiums written, which equal gross premiums written less ceded premiums written, were $200.4 million for 2003, compared with $172.7 million for 2002, an increase of $27.7 million or 16.0%. The ratio of net premiums written to gross premiums written increased to 30.0% for 2003, from 21.8% for 2002. A further breakdown of net premiums written is as follows:

•	E&S net premiums written were $116.9 million for 2003, compared with $112.1 million for 2002, an increase of $3.7 million or 3.3%. The ratio of net premiums written to gross premiums written was 25.1% for 2003, compared with 20.6% for 2002. The increase in net premiums written was largely due to United National Group’s increasing its retention relative to individual products and due to rate increases of approximately 21%. These increases in net premiums written were partially offset by decreases in net premiums written due to the termination of the products previously mentioned. Net premiums written relative to the terminated products were $13.0 million for 2003.

•	Specialty admitted net premiums written were $83.5 million for 2003, compared with $60.6 million for 2002, an increase of $22.9 million or 37.8%. The ratio of net premiums written to gross premiums written was 41.2% for 2003, compared with 24.3% for 2002. The increase in net premiums written was largely due to these increases in retentions and due to rate increases of approximately 19%. These increases in net premiums written were partially offset by decreases in net premiums written due to the termination of the products previously mentioned. Net premiums written relative to terminated products were $7.7 million for 2003.

•	There were no reinsurance net premiums written for 2002 or 2003.

      Net premiums earned were $180.2 million for 2003, compared with $162.8 million for 2002, an increase of $17.4 million or 10.7%. A further breakdown of net premiums earned is as follows:

•	E&S net premiums earned were $108.1 million for 2003, compared with $101.5 million for 2002, an increase of $6.6 million or 6.5%. The increase in net premiums earned was primarily due to the previously mentioned retention increases and rate increases, partially offset by the impact of the previously mentioned product terminations.

•	Specialty admitted net premiums earned were $72.0 million for 2003, compared with $53.0 million for 2002, an increase of $19.0 million or 35.8%. This increase in net premiums earned was primarily due to the previously mentioned retention increases and rate increases, partially offset by the impact of the previously mentioned product terminations.

•	There were no reinsurance net premiums earned for 2002 or 2003.

Net Investment Income

      Gross investment income, excluding realized gains and losses, was $22.2 million for 2003, compared with $24.6 million for 2002, a decrease of $2.4 million or 9.8%. The decrease was primarily due to a decrease in the average yield on fixed income investments and lower interest rates on overnight cash balances, partially offset by growth in cash and invested assets. Cash and invested assets grew to $848.3 million as of December 31, 2003, from $611.1 million as of December 31, 2002, an increase of $237.2 million or 38.8%. The growth in the investment portfolio was primarily due to capital contributions related to the Acquisition, the net proceeds of United National Group’s IPO and the issuance of trust preferred securities combined with cash flow from operations. The average duration of United National Group’s fixed income investments approximated 3.1 years as of December 31, 2003, compared with 5.3 years as of December 31, 2002. United National Group’s book yield on its fixed income investments was 3.70% at December 31, 2003, compared with 5.12% at December 31, 2002.

      Investment expenses were $2.8 million for 2003, compared with $6.9 million for 2002, a decrease of $4.1 million or 59.4%. The decrease was largely due to a reduction in investment management fees paid to an affiliate.

Net Realized Investment Gains (Losses)

      Net realized investment gains were $5.8 million for 2003, compared with a $11.7 million net realized investment loss for 2002. The net investment gain for the current period consists of net gains of $6.4 million relative to United National Group’s equity portfolio, net gains on fixed income investments of $0.3 million and $0.9 million of net losses relative to other invested assets. The net investment gain in 2002 consisted of net losses of $12.1 million relative to United National Group’s equity portfolio, $1.7 million of gains relative to its fixed income investments, and net losses of $1.3 million relative to other invested assets.

Net Losses and Loss Adjustment Expenses

      Net losses and loss adjustment expenses were $123.2 million for 2003, compared with $201.8 million for 2002, a decrease of $78.6 million or 38.9%. The loss ratio for 2003 was 68.4% compared with 124.0% for 2002. The loss ratio is calculated by dividing net losses and loss adjustment expenses by net premiums earned. The improvement in the loss ratio was attributable to continuing rate increases in 2003 and the termination of products that did not meet United National Group’s profitability targets in 2002 and 2003. The 2002 loss ratio also includes the effect of reserve strengthening. A further breakdown of losses incurred is as follows:

•	E&S net losses and loss adjustment expenses were $75.1 million for 2003, compared with $140.9 million for 2002. The loss ratio was 69.4% for 2003, compared with 138.9% for 2002. The improvement in the loss ratio was attributable to continuing rate increases in 2003 and the termination of products that did not meet United National Group’s profitability targets in 2002 and 2003. The 2002 loss ratio also includes the effect of reserve strengthening.

•	Specialty admitted net losses and loss adjustment expenses were $48.1 million for 2003, compared with $52.6 million for 2002. The loss ratio for 2003 was 66.8%, compared with 99.1% for 2002. The improvement in the loss ratio was attributable to continuing rate increases in 2003 and the termination of products that did not meet United National Group’s profitability targets in 2002 and 2003. The 2002 loss ratio also includes the effect of reserve strengthening.

Acquisition Costs and Other Underwriting Expenses

      Acquisition costs and other underwriting expenses were $45.1 million for 2003, compared with $18.9 million for 2002, an increase of $26.2 million. This increase can be primarily attributed to a $16.1 million increase in acquisition costs and $10.1 million increase in other underwriting expenses. A further analysis of acquisition costs and other underwriting expenses is as follows:

•	The $16.1 million increase in acquisition costs was primarily the result of a reduction in ceding commission of $48.4 million partially offset by a decrease in direct commission of $30.8 million. Contingent commission expense increased $7.8 million due to favorable loss experience and the deferral of acquisition costs increased by $9.2 million. The reduction in ceding commission income was a result of a decrease in ceded premiums written combined with an increase in United National Group’s level of retention. The reduction in direct commission was consistent with the reduction in gross premiums written. While increased retentions have the impact of increasing acquisition costs,

United National Group’s underwriting profit nonetheless increased based upon an improvement in its loss experience.

•	The $10.1 million increase in other underwriting expenses was primarily due to payments made to United National Group’s executive officers in settlement of certain stock appreciation rights and for retention payments relating to services in connection with the closing of the acquisition.

Provision for Doubtful Reinsurance Receivables

      United National Group recorded a charge for an allowance for doubtful reinsurance receivables of $1.8 million in 2003 as compared to $44.0 million in 2002.

Expense and Combined Ratios

      United National Group’s expense ratio, which is calculated by dividing the sum of acquisition costs and other underwriting expenses and provisions for doubtful reinsurance receivables by premiums earned, was 26.0% for 2003, compared with 38.6% for 2002. The expense ratio for 2003 was impacted by the changes to commissions and other underwriting expenses described above. The expense ratio for 2002 includes a $44.0 million reserve for uncollectible reinsurance, which caused the expense ratio for 2002 to increase by 27.0 percentage points. As discussed above, United National Group’s underwriting profit increased due to the improved loss experience. Part of United National Group’s strategy is to continue to retain a higher percentage of its premiums. To the extent that United National Group is able to accomplish this, it expects the net commission component of its expense ratio to increase.

      United National Group’s combined ratio was 94.4% for 2003, compared with 162.6% for 2002. This improvement was primarily the result of the increase in its level of premium retention and an improvement in its loss experience resulting from continuing rate increases in 2003. The 2002 combined ratio also includes the effect of reserve strengthening.

Other Operating Expenses

      Other operating expenses were $0.3 million for 2003, compared with $5.9 million for 2002, a decrease of $5.6 million or 94.9%. The decrease can primarily be attributed to the reduction of management fees paid during 2003.

Income Tax Expense

      Income tax expense was $5.2 million for 2003, compared with $40.5 million of tax benefit for 2002. United National Group’s effective tax rate for 2003 was 15.6%, compared with an effective tax benefit of 39.8% for 2002. The effective rates differed from the 35.0% U.S. statutory rate due in part to investment in tax-exempt securities and foreign income not expected to be taxed in the U.S. United National Group incurred $1.0 million of alternative minimum tax benefit in 2003. At December 31, 2003, the alternative minimum tax credit carryover of $8.3 million is available for future years and does not expire.

Equity in Net Earnings of Partnerships

      Equity in net earnings of partnerships was $2.6 million for 2003, compared with a loss of $0.3 million for 2002, an increase of $2.9 million. The gain is primarily attributable to the performance of United National Group’s investment in a high yield limited partnership.

Extraordinary Gain

      The extraordinary gain of $46.4 million for 2003 represents the excess of the estimated fair value of net assets over purchase price from the Acquisition.

Net Income (Loss) and Net Operating Income (Loss)

      The factors described above resulted in net income of $77.1 million for 2003, compared with a net loss of $61.7 million for 2002. Net operating income was $27.0 million for 2003, compared with a net operating loss of $54.1 million for 2002. Net operating income for 2003 is equal to 2003 net income less $3.7 million for after-tax realized investment gains and $46.4 million for an extraordinary gain recorded in connection with the Acquisition. Net operating loss for 2002 is equal to 2002 net loss less $7.6 million for after-tax realized investment losses.

Year Ended December 31, 2002 Compared with Year Ended December 31, 2001

Special Note Regarding 2002

      In 2002, several matters had a significant effect on United National Group’s results of operations. The following is a description of these matters:

•	United National Group performs annual underwriting reviews on all its products. During 2002, as part of this annual review process, and as a result of reviews of its net loss reserves described in the next bullet point, United National Group terminated a number of products as a result of factors such as unsatisfactory underwriting results and the absence of reinsurance capacity at pricing levels acceptable to it. These unsatisfactory underwriting results were in the form of faster than expected development of known incurred losses when compared to the original pricing assumptions used when the business was written. During the first six months of 2002, United National Group terminated nine products within its four product classes, of which eight were E&S lines and one was specialty admitted. During the six months ended December 31, 2002, United National Group terminated an additional five products, of which four were E&S lines and one was specialty admitted. Gross premiums written relative to those terminated products were $425.9 million for 2002 and net premiums written relative to those terminated products were $44.5 million in 2002.

•	United National Group performs quarterly reviews of its net loss reserves. As a result of its review of net loss reserves during the second and third quarters of 2002, United National Group noted what appeared to be faster than expected development of known incurred losses relative to several recent accident years. This resulted in United National Group’s strengthening its net loss reserves by a total of $3.3 and $4.6 million, in the second and third quarters of 2002, respectively. Furthermore, a review of its net loss reserves performed in the fourth quarter of 2002 indicated the possible need for additional reserve strengthening. To more fully evaluate the adequacy of its loss reserves, United National Group performed an extensive study of its loss reserves. As a result United National Group increased its loss reserves for accident years 2001 and prior, inclusive of the $7.9 million strengthening noted above, by $47.8 million, with the increase relating primarily to accident years 1997 through 2001.

•	As a result of United National Group’s loss experience and its expectations concerning future losses on policies written during and after 1997, United National Group identified specific sources of business written during those periods that United National Group expected to be unprofitable. United National Group has taken what it believes to be appropriate steps to discontinue writing additional business from these sources.

•	United National Group’s subsidiary, United National Insurance Company, was involved in an arbitration proceeding with Riunione Adriatica Di Sicurta, or “RAS,” which had acted as United National Group’s reinsurer relative to certain of its products written in 1993 and 1994. RAS was seeking to rescind the reinsurance agreement, to prohibit it from drawing down on available lines of credit and demanding repayment of funds previously paid. On October 1, 2002, the arbitration panel issued an order holding RAS liable for a majority of the total amount in dispute. RAS was also ordered to pay interest at a rate of 4.0% compounded annually with respect to balances due. The panel further ordered a portion of the reinsurance agreement with RAS to be rescinded. RAS was released from all future liabilities or responsibilities to United National Group with respect to the rescinded portion of the reinsurance agreement. This rescission, in total, had a $20.6 million detrimental effect on pre-tax net income. United National Group increased losses and loss adjustment expenses by $23.6 million as a result of the rescission.

•	In the fourth quarter of 2002, United National Group recorded a $44.0 million pre-tax charge for an allowance for doubtful reinsurance receivables. This allowance relates to a group of reinsurers, the ratings of many of which were downgraded by A.M. Best in 2002. In addition, the reinsurance receivables from these reinsurers increased during 2002, primarily as a result of the reserve strengthening recorded in 2002 and its effect on United National Group’s reinsurance receivables.

•	United National Group experienced net realized investment losses of $11.7 million.

Premiums

      Gross premiums written were $793.1 million for 2002 compared with $670.5 million for 2001, an increase of $122.6 million or 18.3%. A further breakdown of gross premiums written is as follows:

•	E&S gross premiums written were $544.0 million for 2002, compared with $398.3 million for 2001, an increase of $145.7 million or 36.6%. The increase in E&S gross premiums written was the result of rate increases of approximately 33% combined with new business reflected in United National Group’s 2002 writings offset slightly by the 11 products within its four product classes terminated in 2002. Gross premiums written relative to products terminated in 2002 and subsequently were $317.9 million for 2002.

•	Specialty admitted gross premiums written were $249.1 million for 2002, compared with $210.2 million for 2001, an increase of $38.9 million or 18.5%. The increase in specialty admitted gross premiums written resulted from a combination of rate increases approximating 23% offset by the two products terminated in 2002. Gross premiums written relative to the products terminated in 2002 and subsequently were $108.1 million for 2002.

•	There were no reinsurance gross premiums written in 2002, compared with $62.0 million in 2001. The decrease in reinsurance gross premiums written was the result of the non-renewal of United National Group’s reinsurance treaty in 2002.

      Net premiums written were $172.7 million for 2002, compared with $169.3 million for 2001, an increase of $3.4 million or 2.0%. The ratio of net premiums written to gross premiums written was 21.8% for 2002, compared with 25.2% for 2001. A further breakdown of net premiums written is as follows:

•	E&S net premiums written were $112.1 million for 2002, compared with $68.2 million for 2001, an increase of $43.9 million or 64.4%. The ratio of net premiums written to gross premiums written was 20.6% for 2002, compared with 17.1% for 2001. The increase in net premiums written was due to the increase in gross premiums written combined with United National Group’s increasing its retention relative to individual products and rate increases approximating 26%, slightly offset by the products terminated in 2002. Net premiums written relative to E&S products terminated in 2002 and subsequently were $33.3 million in 2002.

•	Specialty admitted net premiums written were $60.6 million for 2002, compared with $39.1 million for 2001, an increase of $21.5 million or 55.0%. The ratio of net premiums written to gross premiums written was 24.3% for 2002, compared with 18.6% for 2001. The increase in net premiums written was primarily due to an $11.0 million increase in retention relative to a specific product combined with United National Group’s increasing retentions relative to additional products and rate increases approximating 18%, slightly offset by terminated products. Net premiums written relative to specialty admitted products terminated in 2002 and subsequently were $11.3 million in 2002.

•	There were no reinsurance net premiums written for 2002, compared with $62.0 million for 2001. The decrease in reinsurance net premiums written was consistent with the decrease in gross premiums written.

      Net premiums earned were $162.8 million for 2002, compared with $150.3 million for 2001, an increase of $12.5 million or 8.3%. A further breakdown of net premiums earned is as follows:

•	E&S net premiums earned were $101.5 million for 2002, compared with $59.0 million for 2001, an increase of $42.5 million or 72.0%. This increase is primarily due to the previously mentioned increased retentions relative to individual products and rate increases, which increased gross and net written premiums.

•	Specialty admitted net premiums earned were $53.0 million for 2002, compared with $36.6 million for 2001, an increase of $16.4 million or 44.8%. This increase is due to the previously mentioned increase in the retentions relative to specific products and rate increases, slightly offset by terminated products.

•	Reinsurance net premiums earned were $8.3 million for 2002, compared with $54.8 million for 2001. This decrease was attributable to United National Group’s not writing any reinsurance in 2002. The net premiums earned in 2002 related to business written in 2001. The decrease in net premiums earned for reinsurance was consistent with the decrease in net premiums written.

Net Investment Income

      Gross investment income was $24.6 million for 2002, compared with $24.5 million for 2001, an increase of $0.1 million. The $0.1 million difference was primarily due to a decrease in the average yield on fixed-income investments and lower interest rates on overnight cash balances, offset by an increase in cash and invested assets. Cash and invested assets were $611.1 million as of December 31, 2002, compared with $516.4 million as of December 31, 2001. The growth in the investment portfolio was due to net cash flows provided from operating activities. The average duration was 5.3 years as of December 31, 2002, compared with 5.9 years as of December 31, 2001. United National Group’s book yield on fixed income investments was 5.12% in 2002, compared with 5.97% in 2001.

      Investment expenses were $6.9 million for 2002, compared with $5.1 million for 2001, an increase of $1.8 million or 35.3%. The increase was primarily due to an increase in United National Group’s invested asset base as well as an increase in investment management fees.

Net Realized Investment Gain (Loss)

      Net realized investment loss was $11.7 million for 2002, compared with a $12.7 million net realized investment loss for 2001. The net investment loss for 2002 consisted of realized losses within United National Group’s equity portfolio of $12.1 million consistent with the performance of the broader equity markets in 2002 and 2001, losses of $1.3 million on United National Group’s investments in limited partnerships for other than temporary declines, and $1.7 million of gains relative to fixed income investments. The net realized investment loss for 2001 included a $7.8 million loss relative to its equity portfolio, $1.0 million of realized gains from its fixed income investments offset by $2.9 million for other than temporary impairments for fixed income securities and $2.9 million for other than temporary impairments for limited partnerships.

Net Losses and Loss Adjustment Expenses

      Net losses and loss adjustment expenses were $201.8 million for 2002, compared with $128.3 million for 2001, an increase of $73.5 million or 57.3%. The loss ratio for 2002 was 124.0%, compared with 85.3% for 2001. See “— Special Note Regarding 2002.” A further breakdown of losses incurred is as follows:

•	E&S net losses and loss adjustment expenses were $140.9 million for 2002, compared with $43.9 million for 2001. The loss ratio was 138.9% for 2002, compared with 74.4% for 2001. The deterioration was the result of the adverse loss development discussed above.

•	Specialty admitted net losses and loss adjustment expenses were $52.6 million for 2002, compared with $29.1 million for 2001. The loss ratio for 2002 was 99.1%, compared with 79.5% for 2001. The deterioration was the result of the adverse development discussed above.

•	Reinsurance net losses and loss adjustment expenses were $8.3 million for 2002, compared with $55.4 million for 2001. The loss ratio for 2002 was 100.0%, compared with 101.2% for 2001.

Acquisition Costs and Other Underwriting Expenses

      Acquisition costs and other underwriting expenses were $18.9 million for 2002, compared with $15.9 million for 2001, an increase of $3.0 million or 18.9%. This increase can be attributed to a $4.1 million increase in other underwriting expense and a $1.1 million decrease in acquisition costs.

      Acquisition costs decreased by $1.1 million in 2002 primarily as a result of a $6.1 million decrease in contingent commission offset by a $3.9 million decrease in ceding commission.

      Other underwriting expenses increased $4.1 million in 2002, compared with 2001. Premium tax expense increased $1.9 million due to the increased amount of admitted premiums written. Legal expense increased $2.0 million as a result of the RAS arbitration. Salary expense decreased by $1.8 million, principally due to a decline in incentive compensation. Other employee benefits increased by approximately $0.8 million.

Provisions for Doubtful Reinsurance Receivables

      United National Group recorded a charge for an allowance for doubtful reinsurance receivables of $44.0 million in 2002.

Expense and Combined Ratios

      The expense ratio increased to 38.6% for 2002 from 10.6% for 2001. The expense ratio contains the $44.0 million reserve for uncollectible reinsurance, which caused the expense ratio to increase by 27.0 percentage points.

      The overall combined ratio increased to 162.6% for 2002 from 95.9% for 2001.

Other Operating Expenses

      Other operating expenses were $5.9 million for 2002, compared with $2.2 million for 2001, an increase of $3.7 million. The increase was primarily the result of a $2.5 million charge for potentially uncollectible producer balances.

Income Tax Expense

      Income tax benefit was $40.5 million for 2002, compared with an income tax expense of $0.3 million for 2001. The effective tax rate benefit in 2002 was 39.8%, compared with an effective tax rate expense of 2.8% in 2001. The effective tax differs from the United States statutory rate of 35.0% primarily due to tax-exempt investment income. United National Group carried back its 2002 tax losses for five years. As a result of the carryback, alternative minimum tax of $7.3 million was incurred in those earlier years. The alternative minimum tax carryover is available for future years and does not expire.

Net Income (Loss) and Net Operations Income (Loss)

      The factors described above resulted in a net loss of $61.7 million for 2002, compared with net income of $10.8 million for 2001. Net operating loss was $54.1 million for 2002, compared with net operating income of $19.1 million for 2001. Net operating loss for 2002 is equal to 2002 net loss less $7.6 million for after-tax realized investment losses. Net operating income for 2001 is equal to the sum of 2001 net income and $8.3 million of after-tax realized investment losses.

Liquidity and Capital Resources

Sources and Uses of Funds

      United National Group is a holding company. Its principal asset is its ownership of the shares of its direct and indirect subsidiaries, including United National Insurance Company, Diamond State Insurance Company, United National Specialty Insurance Company, United National Casualty Insurance Company, U.N. Barbados and U.N. Bermuda.

      United National Group’s principal source of cash to meet short-term and long-term liquidity needs, including the payment of dividends to shareholders and corporate expenses, includes dividends and other permitted disbursements from U.N. Barbados, which in turn is largely dependent on dividends and other payments from U.N. Bermuda and United National Group’s U.S. insurance subsidiaries. United National Group has no planned capital expenditures that could have a material impact on its long-term liquidity needs.

      The principal sources of funds at U.N. Barbados, U.N. Bermuda and United National Group’s U.S. insurance subsidiaries include underwriting operations, investment income and proceeds from sales and redemptions of investments. Funds are used by U.N. Barbados, U.N. Bermuda and United National Group’s U.S. insurance subsidiaries principally to pay claims and operating expenses, to purchase investments and to make dividend payments. U.N. Barbados and U.N. Bermuda have generated no funds to date and they have not paid any claims. United National Group’s future liquidity is dependent on the ability of U.N. Barbados, U.N. Bermuda and United National Group’s U.S. insurance subsidiaries to pay dividends.

      United National Group’s U.S. insurance subsidiaries are restricted by statute as to the amount of dividends that they may pay without the prior approval of regulatory authorities. United National Group’s U.S. insurance subsidiaries may pay dividends without advance regulatory approval only out of unassigned surplus. The maximum dividend payout that may be made without prior approval in 2004 is $34.1 million.

Surplus Levels

      United National Insurance Company, Diamond State Insurance Company, United National Specialty Insurance Company and United National Casualty Insurance Company are required by law to maintain a certain minimum level of policyholders’ surplus on a statutory basis. Policyholders’ surplus is calculated by subtracting total liabilities from total assets. The NAIC adopted risk-based capital standards designed to identify property and casualty insurers that may be inadequately capitalized based on inherent risks of each insurer’s assets and liabilities and mix of net premiums written. Insurers falling below a calculated threshold may be subject to varying degrees of regulatory action. Based on the standards currently adopted, United National Group’s U.S. insurance subsidiaries’ capital and surplus are in excess of the prescribed minimum risk-based capital requirements.

Cash Flows

      Sources of operating funds consist primarily of net premiums written and investment income. Funds are used primarily to pay claims and operating expenses and to purchase investments.

      United National Group’s reconciliation of net income to cash provided from operations is generally influenced by the following:

•	the fact that it collects premiums in advance of losses paid;

•	the timing of its settlements with its reinsurers; and

•	the timing of its loss payments.

      Net cash flow (used for) provided by operating activities was $31.2 million and $22.2 million, respectively, for the nine months ended September 30, 2003 and 2004. Cash flow used for operating activities for the nine months ended September 30, 2004 was negatively affected by a $30.1 million reduction in ceded balances payable related to United National Group’s exit from heavily reinsured business and a $17.8 million payment to Bank of America as further discussed “— Legal Proceedings”. Cash flow provided by operating activities for the nine months ended September 30, 2003 benefited by $37.1 million due to an increase in net loss and loss adjustment expense reserves and benefited by $16.8 million due to an increase in ceded balances payable.

      Net cash used for investing activities was $23.1 million and $55.2 million, respectively, for the nine months ended September 30, 2003 and 2004. The $32.1 million increase in the cash used for investing activities was caused by efforts to invest high levels of cash and cash equivalents during the nine months ended September 30, 2004. Cash and cash equivalents totaled $72.9 million and $214.8 million, respectively, as of December 31, 2002 and 2003. Cash and cash equivalents as of December 31, 2003 exceeded cash and cash equivalents as of December 31, 2002 by $141.9 million. The reasons for high levels of cash and cash equivalents as of December 31, 2003 included the $240.0 million initial capital contribution made by Fox Paine & Company in September 2003, the receipt of $165.6 million of net proceeds from our December 15, 2003 initial public offering and the receipt of $30.0 million due to the issuance of trust preferred securities in September and October 2003, offset by the $100.0 million used to purchase a portion of the common stock of Wind River Investment Corporation owned by the Ball Family trusts and the $150.0 million used in the redemption of our Series A preferred shares.

      Net cash provided by financing activities was $7.3 million for the nine months ending September 30, 2004, compared with $17.6 million for the nine months ending September 30, 2003. The source of this cash flow during the nine months ended September 30, 2004 was the issuance of 462,500 Class A common shares at a price of $17.00 per share in January 2004, in connection with exercise by the underwriters of the remaining overallotment option related to United National Group’s initial public offering. Proceeds to United National Group, net of underwriting discounts of $0.5 million, were $7.3 million.

      Net cash flow provided by operating activities was $40.4 million in 2003, compared with $105.0 million in 2002. In 2003, net income was $138.8 million greater than in 2002, however this increased income did not directly result in a similar amount of additional cash flow due to the following non-cash items:

•	An extraordinary gain of $46.4 million was recognized in 2003 due to the acquisition of Wind River Investment Corporation.

•	The increase in the provision for doubtful reinsurance balances was $42.3 million less in 2003 compared with 2002.

      Net cash used for investing activities was $87.4 million in 2003, compared with $109.1 million in 2002. The decrease in the cash used for investing activities was primarily due to the use of $11.5 million for the acquisition of business and the $62.1 of additional purchases of bonds and preferred stocks in 2003 compared with 2002, offset by the additional $79.1 million of cash proceeds from the sales and purchases of bonds and stocks in 2003 compared with 2002.

      Net cash provided by financing activities was $53.9 million in 2003, compared with none in 2002. The main sources of this cash flow in 2003 included $165.6 million from United National Group’s December 15, 2003 IPO and $30.0 million due to the issuance of trust preferred securities, offset by the $150.0 million used in the redemption of its Series A preferred shares.

      During the third quarter of 2003 in connection with the acquisition of Wind River Investment Corporation on September 5, 2003, certain key executives purchased 198,750 United National Group Class A common shares at $10.00 per share.

      United National Group produced net cash flow from operating activities of $105.0 million in 2002, compared with $18.0 million for 2001. As of December 31, 2002, cash flow had not been negatively affected by the 2002 net loss, as approximately 83% of total incurred net losses of $201.7 million were in unpaid losses and loss adjustment expenses as of December 31, 2002 and the $44.0 million charge for the provision for doubtful reinsurance receivables was a non-cash charge. Net premiums collected in 2002 were $162.6 million, a $37.3 million increase compared to 2001. The 2002 cash flow provided by operating activities increased from the overall growth in premiums written since 2001. However, the cash flow benefit of such growth will stabilize in periods subsequent to 2002 as evidenced by the declining change in unearned premiums (a $63.9 million change in 2001 compared with a $33.1 million change in 2002). Ceded written premiums increased $119.1 million in 2002, compared with 2001, which was consistent with the increase in gross premiums written. United National Group’s cash provided by operating activities decreased $7.9 million in 2002 due to the timing of its settlements with its reinsurers with respect to ceded balances payable. Net losses paid in 2002 were $97.7 million, a $5.0 million reduction compared with 2001. Cash flow produced by trading activities was $5.7 million in 2002, compared with a use of operating cash flow of $28.6 million in 2001.

      Net cash used for investing activities was $109.1 million for 2002, compared with $65.8 million for 2001, as United National Group used its strong cash flows from operations to purchase bonds and preferred stocks.

      On September 30, 2003, AIS, a wholly owned indirect subsidiary of United National Group, sold $10.0 million (aggregate liquidation amount) of floating rate trust preferred securities to Dekania CDO I, Ltd., an exempted company incorporated with limited liability under the law of the Cayman Islands, in a private placement through AIS’s wholly owned Delaware subsidiary, United National Group Capital Trust I, or Trust I.

      AIS, through Trust I, together with other insurance companies and insurance holding companies, issued trust preferred securities to the collateralized debt obligation pool organized by Dekania Capital Management LLC, which in turn, issued its securities to institutional and accredited investors. Trust I issued 10,000 trust preferred securities, having a stated liquidation amount of $1,000 per security, that mature on September 30, 2033 and bear a floating interest rate, reset quarterly, equal to the London Interbank Offered Rate (“LIBOR”) plus 4.05%. AIS, through Trust I, has the right to call the trust preferred securities at par after September 30, 2008, five years from the date of issuance.

      The entire proceeds from the sale of the trust preferred securities, including the proceeds from the sale of common securities of Trust I to AIS, were used to fund the purchase of $10.3 million (in principal amount) of junior subordinated deferrable interest notes issued by AIS under an indenture, dated as of September 30, 2003, between AIS and JPMorgan Chase Bank, as trustee.

Liquidity

      United National Group believes its U.S. insurance subsidiaries maintain sufficient liquidity to pay claims; at December 31, 2003 and September 30, 2004, United National Group had $214.8 million and $189.1 million, respectively, of cash and cash equivalents.

      United National Group’s U.S. insurance subsidiaries participate in an intercompany pooling arrangement whereby premiums, losses, and expenses are shared pro rata among the members of the group. United National Insurance Company is not an authorized reinsurer in all states. The state insurance departments that regulate the parties to the intercompany pooling agreements require United National Insurance Company to place assets on deposit subject to trust agreements for the protection of other group members.

      There are two intercompany pooling agreements in place. The first pooling agreement governs policies that were written prior to July 1, 2002. The second pooling agreement governs policies that are written on or after July 1, 2002. The method by which intercompany reinsurance is ceded is different for each pool. In the first pool, United National Group’s U.S. insurance subsidiaries cede all business to United National Insurance Company. United National Insurance Company cedes in turn to external reinsurers. The remaining net premiums retained is allocated to the companies in the group according to their respective pool participation percentages. In the second pool, each company in the group first cedes to external reinsurers. The remaining net is ceded to United National Insurance Company where the net premiums written of the group are pooled and reallocated to the group based on their respective participation percentages. The second pool requires less trust funding by United National Insurance Company as a result of it assuming less business from the other group members. United National Insurance Company only has to fund the portion that is ceded to it after cessions have occurred with external reinsurers. United National Insurance Company retains 80.0% of the risk associated with each pool. To cover the required minimum exposure as of September 30, 2004, the trusts were funded to approximately $366.5 million. It is anticipated that the required funding amount will decline in future periods, which would improve the overall liquidity of the domestic insurance group.

      United National Group’s U.S. insurance subsidiaries have entered into a quota share arrangement with U.N. Barbados and U.N. Bermuda. This reinsurance arrangement resulted in 45% and 15% of United National Group’s net retained insurance liability on new and renewal business bound January 1, 2004 through April 30, 2004 being ceded to U.N. Barbados and U.N. Bermuda, respectively. The agreement also stipulates that 60% of United National Group’s U.S. insurance subsidiaries’ December 31, 2003 net unearned premium be ceded to its non-U.S. operations.

      The quota share arrangement was modified as of May 1, 2004. The new arrangement stipulates that 60% of the U.S. insurance subsidiaries’ net retained insurance liability on new and renewal business bound May 1, 2004 and later be ceded to U.N. Bermuda. The modified arrangement also stipulates that 60% of the U.S. insurance subsidiaries’ April 30, 2004 unearned premium be ceded to U.N. Bermuda.

      Reinsurance premiums ceded by United National Group’s U.S. insurance subsidiaries through July 2004 were paid to U.N. Bermuda and U.N. Barbados. Since U.N. Barbados and U.N. Bermuda are not authorized reinsurers in the United States, the insurance laws and regulations of Pennsylvania, Indiana and Wisconsin require the establishment of reinsurance trusts for the benefit of United National Group’s U.S. insurance subsidiaries. The funding requirement includes the amount of all paid loss and loss adjustment expenses, ceded unearned premium reserves, and unpaid loss and loss adjustment expenses. U.N. Bermuda and U.N. Barbados have each established independent reinsurance trust accounts for the benefit of each U.S. Insurance Subsidiary in the amount of $22.8 million and $68.3 million, respectively. United National Group intends to invest the funds in securities that have durations that closely match the expected duration of the liabilities assumed. United National Group believes that each of U.N. Bermuda and U.N. Barbados will have sufficient liquidity to pay claims prospectively.

      As a result of the cessions to United National Group’s non-U.S. operations, it expects that its U.S. operations will have negative cash flow from operations and its non-U.S. operations will have positive cash flow. This trend may continue for several years. As mentioned above, United National Group’s U.S. operations have sufficient liquidity to pay claims. United National Group expects its overall cash flow to be positive in the future. United National Group monitors its portfolios to assure liability and investment durations are closely matched.

      Investments made by United National Group’s non-U.S. operations will be in taxable securities. Currently, most of the investments of United National Group’s U.S. operations are in tax exempt investments. Prospectively, as fixed income investments mature and new cash is obtained, it will likely be invested in taxable securities.

Capital Resources

      Since its initial public offering, United National Group has never paid a cash dividend on its common shares, retaining any earnings to fund the development and growth of its business. From time to time, the board of directors reviews United National Group’s alternatives with respect to its earnings and seeking to maximize value for its shareholders. Any future determination to pay dividends will be at the discretion of its board of directors and will be limited by its position as a holding company that lacks direct operations, significant regulatory and contractual restrictions, the results of operations of its subsidiaries, financial condition, cash requirements, prospects and other factors that its board of directors deems relevant.

      As a result of the debt incurred during the Acquisition and the issuance of trust preferred securities, United National Group’s U.S. operations will incur interest expense of approximately $16.9 million in

2004. $11.6 million of this interest expense is related to a note held by U.N. Barbados from U.N. Holdings II, and therefore eliminated during consolidation while $5.3 million is related to senior notes held by the Ball family trusts and the trust preferred securities. Interest of $0.4 million and $1.2 million on the trust preferred securities has been paid during the quarter and nine months ending September 30, 2004. Interest on the senior notes held by the Ball Family trusts of $3.9 million was paid in cash in October 2004. Currently, the holding companies of United National Group’s U.S. insurance subsidiaries have cash and investments totaling $21.9 million. In 2004, United National Group does not anticipate that it will need to pay a dividend from its U.S. insurance subsidiaries to fund this debt service. In 2005, and thereafter, dividends from its U.S. insurance subsidiaries may be required to fund this debt service.

      As a result of the acquisition of United National Group’s U.S. operations, senior notes in an aggregate principal amount of $72.8 million, subject to adjustment, were issued to the Ball family trusts, by United National Group’s subsidiary, Wind River Investment Corporation, as part of the purchase price, which senior notes United National Group has fully and unconditionally guaranteed. These senior notes were amended and restated on November 24, 2003, and have an interest rate of 5.0%, which may be paid either in cash or in kind. These senior notes mature on September 5, 2015; however, in certain circumstances Wind River Investment Corporation is required to make mandatory prepayments on these senior notes on October 1 of each year. Wind River Investment Corporation is only required to make such mandatory prepayments if United National Group has generated “excess cash flow” for the preceding fiscal year. “Excess cash flow” generally means an amount equal to United National Group’s consolidated net income, less such amounts as its board of directors may determine are necessary to: (1) maintain an A.M. Best rating of at least “A” (Excellent) for each of its U.S. insurance subsidiaries; (2) make permitted dividend payments; (3) maintain the statutory surplus of United National Group’s U.S. insurance subsidiaries at acceptable levels; and (4) provide United National Group’s U.S. operations with adequate levels of working capital.

      During 2004, United National Group’s U.S. insurance subsidiaries can pay a dividend of $34.1 million without regulatory approval.

      U.N. Barbados holds a note in the amount of $175.0 million from U.N. Holdings II. The note has an interest rate of 6.64% and matures in 2018. It is anticipated that interest will be paid yearly. U.N. Holdings II has no operations. The ability of U.N. Holdings II to generate cash to repay the note is dependent on dividends that it receives from its subsidiaries.

      On September 30, 2003, AIS, a wholly owned indirect subsidiary of United National Group, sold $10.0 million (aggregate liquidation amount) of floating rate trust preferred securities to Dekania CDO I, Ltd., an exempted company incorporated with limited liability under the law of the Cayman Islands, in a private placement through Trust I.

      AIS, through Trust I, together with other insurance companies and insurance holding companies, issued trust preferred securities to the collateralized debt obligation pool organized by Dekania Capital Management LLC, which in turn, issued its securities to institutional and accredited investors. Trust I issued 10,000 trust preferred securities, having a stated liquidation amount of $1,000 per security, that mature on September 30, 2033 and bear a floating interest rate, reset quarterly, equal to LIBOR plus 4.05%. AIS, through Trust I, has the right to call the trust preferred securities at par after September 30, 2008, five years from the date of issuance.

      The entire proceeds from the sale of the trust preferred securities, including the proceeds from the sale of common securities of Trust I to AIS, were used to fund the purchase of $10.3 million (in principal amount) of junior subordinated deferrable interest notes issued by AIS under an indenture, dated as of September 30, 2003, between AIS and JPMorgan Chase Bank, as trustee.

      On October 29, 2003, AIS sold $20.0 million (aggregate liquidation amount) of floating rate trust preferred securities to I-Preferred Term Securities III, Ltd., an exempted company incorporated with limited liability under the law of the Cayman Islands, in a private placement through AIS’s wholly owned Connecticut subsidiary, United National Group Capital Statutory Trust II, or Trust II.

      AIS, through Trust II, together with other insurance companies and insurance holding companies, issued trust preferred securities to the collateralized debt obligation pool organized by I-Preferred Term Securities III, Ltd., which in turn, issued its securities to institutional and accredited investors. Trust II issued 20,000 trust preferred securities, having a stated liquidation amount of $1,000 per security, that mature on October 29, 2033 and bear a floating interest rate, reset quarterly, equal to LIBOR plus 3.85%. AIS, through Trust II, has the right to call the trust preferred securities at par after October 29, 2008, five years from the date of issuance.

      The entire proceeds from the sale of the trust preferred securities, including the proceeds from the sale of common securities of Trust II to AIS, were used to fund the purchase of $20.6 million (in principal amount) of floating rate junior subordinated deferrable interest debentures issued by AIS under an indenture, dated as of October 29, 2003, between AIS and U.S. Bank National Association, as trustee.

      In June and July of 2004, U.N. Barbados made capital contributions of $10.0 million and $15.0 million, respectively, to U.N. Bermuda.

      On September 5, 2003 United National Group began paying annual management fees of $1.5 million in the aggregate to Fox Paine & Company and The AMC Group, L.P. Management fee payments of $1.5 million in the aggregate were made to Fox Paine & Company and the AMC Group, L.P. on November 1, 2004. The next management fee payment of $1.5 million is payable November 1, 2005.

Commitments

      United National Group has commitments in the form of operating leases, obligations to fund limited partnerships, a revolving line of credit, senior notes payable, junior subordinated debentures and unpaid losses and loss expense obligations. As of September 30, 2004, contractual obligations related to commitments, including interest payable, were as follows:

		Payment Due by Period

		Less Than			More Than
	Total	1 Year	2-3 Years	4-5 Years	5 Years

	(Dollars in thousands)
Operating leases(1)	$19,851	$1,869	$3,988	$4,513	$9,481
Commitments to fund limited partnerships(2)	4,406	4,406	—	—	—
Discretionary demand line of credit(3)	124	31	62	31	—
Senior notes payable to related party(4)	112,615	3,642	7,285	7,285	94,403
Junior subordinated debentures(5)	80,879	1,719	3,439	3,439	72,282
Unpaid losses and loss adjustment expense obligations(6)	1,965,015	469,406	655,043	331,463	509,103

Total	$2,182,890	$481,073	$669,817	$346,731	$685,269

(1)	United National Group leases office space and equipment as part of its normal operations. The amounts shown above represent future commitments under such operating leases.

(2)	United National Group is required to commit additional capital to certain limited partnership investments during future periods. Because the timing of the payments is not specified by the limited partnership agreements, all such commitments are treated as current obligations for the purpose of this table.

(3)	There were no outstanding borrowings against the discretionary demand line of credit as of September 30, 2004. The amounts shown above represent fees due on the amount available for borrowing.

(4)	As a result of the acquisition of Wind River Investment Corporation, senior notes in an aggregate principal amount of approximately $72.8 million, subject to adjustment, were issued to the Ball family trusts, as part of the purchase price by Wind River Investment Corporation, which senior notes

United National Group has fully and unconditionally guaranteed. These senior notes were amended and restated effective November 24, 2003, and have an interest rate of 5.0%, which may be paid either in cash or in kind. These senior notes mature on September 5, 2015; however, in certain circumstances Wind River Investment Corporation is required to make mandatory prepayments on these senior notes, commencing September 5, 2005, on October 1 of each year until maturity. Wind River Investment Corporation is required to make such mandatory prepayments if “excess cash flow,” as defined, was generated in the preceding fiscal year. “Excess cash flow” generally means an amount equal to United National Group’s consolidated net income, less such amounts as its board of directors may determine are necessary to: (1) maintain an A.M. Best rating of at least “A” (Excellent) for each of United National Group’s U.S. insurance subsidiaries; (2) make permitted dividend payments; (3) maintain the statutory surplus of United National Group’s U.S. insurance subsidiaries at acceptable levels; and (4) provide United National Group’s U.S. operations with adequate levels of working capital. Under the terms of the senior notes, the earliest prepayment date is October 1, 2005 with the board of directors’ determination of “excess cash flow” being based on United National Group’s 2004 results of operations and financial position at the time of the payment.

(5)	See discussion in “— Capital Resources.”

(6)	See discussion in “— Liability for Unpaid Losses and Loss Adjustment Expenses.”

      Pursuant to the Penn Independent stock purchase agreement and the Saltzman stock purchase agreements, United National Insurance Company has agreed to purchase 100% of the common stock of Penn Independent for $96.8 million. The purchase of the Penn Independent common stock and the shares of Penn-America common stock and related transaction costs will be funded from the cash and invested assets of United National Insurance Company. The transaction is expected to close in the first quarter of 2005.

      Pursuant to the merger, U.N. Holdings II has agreed to purchase approximately 10,068,554 shares of Penn-America common stock not held by Penn Independent. United National Group will require cash of approximately $15.1 million to pay the $1.50 per share in cash of the merger consideration in addition to the United National Group Class A common shares issued in exchange for the approximately 10,068,554 shares of Penn-America common stock not held by Penn Independent. The cash requirements of this transaction including transaction costs will be funded from cash and invested assets of United National Group’s subsidiaries exclusive of United National Group’s U.S. insurance subsidiaries. The transaction is expected to close in the first quarter of 2005.

Off Balance Sheet Arrangements

      United National Group has no off balance sheet arrangements.

Inflation

      Property and casualty insurance premiums are established before United National Group knows the amount of losses and loss adjustment expenses or the extent to which inflation may affect such amounts. United National Group attempts to anticipate the potential impact of inflation in establishing its reserves.

      Substantial future increases in inflation could result in future increases in interest rates, which in turn are likely to result in a decline in the market value of the investment portfolio and resulting unrealized losses or reductions in shareholders’ equity.

Quantitative and Qualitative Disclosures about Market Risk

      United National Group believes that it is principally exposed to two types of market risk:

Interest Rate Risk

      United National Group’s primary market risk exposure is to changes in interest rates. Its fixed income investments are exposed to interest rate risk. Fluctuations in interest rates have a direct impact on the market valuation of these securities. As interest rates rise, the market value of its fixed income investments fall, and the converse is also true. United National Group expects to manage interest rate risk through an active portfolio management strategy that involves the selection, by its managers, of investments with appropriate characteristics, such as duration, yield, currency and liquidity, that are tailored to the anticipated cash outflow characteristics of its liabilities. United National Group’s strategy for managing interest rate risk also includes maintaining a high quality portfolio with a relatively short duration to reduce the effect of interest rate changes on book value. A significant portion of its investment portfolio matures each year, allowing for reinvestment at current market rates. Its market risk associated with exposure to interest rate risk has not materially changed since December 31, 2003. The average duration of United National Group’s fixed income investments, excluding securities that are short-term in nature, approximated 3.8 years as of September 30, 2004, compared with 4.2 years as of December 31, 2003.

      The table below provides information as of September 30, 2004 about United National Group’s bonds that are sensitive to changes in interest rates.

			Average
Maturity	Principal	Book	Interest Rate

	(Dollars in thousands)
2004	$102,891	$102,909	1.51%
2005	18,345	18,531	1.86%
2006	46,325	46,898	2.51%
2007	41,905	42,252	3.16%
2008	31,915	32,874	3.30%
Thereafter	368,651	368,175	4.41%

Total	$610,032	$611,639	3.55%

Total Fair Value		$621,636

Credit Risk

      United National Group has exposure to credit risk primarily as a holder of fixed income investments. Its investment policy requires that it invest in debt instruments of high credit quality issuers and limits the amount of credit exposure to any one issuer based upon the rating of the security.

      In addition, it has credit risk exposure to its general agencies and reinsurers. United National Group seeks to mitigate and control its risks to producers by typically requiring its general agencies to render payments within no more than 45 days after the month in which a policy is effective and including provisions within its general agency contracts that allow it to terminate a general agencies’ authority in the event of non-payment.

      With respect to its credit exposure to reinsurers, United National Group seeks to mitigate and control its risk by ceding business to only those reinsurers having adequate financial strength and sufficient capital to fund their obligation. In addition, United National Group seeks to mitigate credit risk to reinsurers through the use of trusts and letters of credit for collateral. As of September 30, 2004, $725.9 million of collateral was held to support the reinsurance receivables.

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

      None.

Controls and Procedures

Evaluation of Disclosure Controls and Procedures

      Based on their evaluation of United National Group’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act, its Chief Executive Officer and Chief

Financial Officer have concluded that as of September 30, 2004, United National Group’s disclosure controls and procedures were designed to ensure that information required to be disclosed by it in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms and are operating in an effective manner.

Changes in Internal Controls

      There was not any change in United National Group’s internal controls over financial reporting that occurred during the quarter ended September 30, 2004 that has materially affected, or is reasonably likely to materially affect, its internal control over financial reporting.

Management

Directors and Executive Officers

      The following table sets forth information as to persons who serve as United National Group’s directors and executive officers, as well as those individuals who serve as the executive officers of its U.S. operations. All directors hold office until the next general annual meeting of shareholders or until their successors are duly elected and qualified in accordance with its articles of association. Officers serve at the request of its board of directors.

Name	Age	Position

Saul A. Fox	50	Chairman and Director, United National Group
David R. Bradley	54	Chief Executive Officer and Director, United National Group
Troy W. Thacker	32	Vice Chairman and Director, United National Group
W. Dexter Paine, III	44	Director, United National Group
Angelos J. Dassios	30	Director, United National Group
Michael J. McDonough	30	Director, United National Group
Russell C. Ball, III	38	Director, United National Group
John J. Hendrickson	44	Director, United National Group
Edward J. Noonan	46	Director, United National Group
Kenneth J. Singleton	52	Director, United National Group
Stephen A. Cozen	65	Director, United National Group
Richard S. March	63	General Counsel and Senior Vice President and General Counsel of U.S. Operations
Kevin L. Tate	48	Chief Financial Officer and Senior Vice President and Chief Financial Officer of U.S. Operations
Seth D. Freudberg	45	President and Chief Executive Officer, Non-U.S. Operations
William F. Schmidt	42	President and Chief Executive Officer, U.S. Operations
Robert Cohen	55	Senior Vice President — Marketing
Timothy J. Dwyer	40	Senior Vice President — Corporate Development
Jonathan P. Ritz	36	Senior Vice President — Reinsurance and Operations

      Set forth below is biographical information concerning the directors of United National Group and the executive officers of United National Group and its U.S. operations:

      Saul A. Fox, 50, has served as a director on United National Group’s board of directors since August 2003, as United National Group’s Chairman since September 2003, and as Chief Executive of Fox Paine & Company since he co-founded Fox Paine & Company in 1997. Prior to founding Fox Paine & Company, Mr. Fox was general partner with Kohlberg, Kravis & Roberts & Co. During his thirteen years with Kohlberg, Kravis & Roberts & Co., Mr. Fox led a focused investment effort in the global insurance and reinsurance sectors. This effort included the 1992 acquisition of American Reinsurance Corp. and the 1995 acquisition of Canadian General Insurance Company. Mr. Fox was Chairman of the Executive Committee of the board of directors for both companies. Prior to joining Kohlberg, Kravis & Roberts & Co., Mr. Fox was an attorney specializing in tax, business law, and mergers and acquisitions, and participated significantly in law firm management at Latham & Watkins LLP, an international law firm headquartered in Los Angeles, California. Mr. Fox received a B.S. in Communications from Temple University in 1975 (summa cum laude) and a J.D. from the University of Pennsylvania School of Law in 1978 (cum laude). Mr. Fox is a director of Alaska Communications Systems Holdings, Inc. and a member of the Board of Overseers, University of Pennsylvania Law School. Mr. Fox was nominated for election as a director by Fox Paine & Company pursuant to its rights under the Shareholders Agreement.

      David R. Bradley, 54, has been United National Group’s Chief Executive Officer since November 2003 and has been a director on United National Group’s board of directors since December 2003. Prior to joining United National Group, Mr. Bradley was an Executive Vice President at Hartford Fire, the property and casualty arm of The Hartford Financial Services Group, Inc., where he served from 1971 through 2002. From 1990 through 2002, Mr. Bradley also served as the President of Hartford Specialty Company where he managed over 2,000 employees and had responsibility for all excess and surplus lines property and casualty business, fidelity and surety bond lines, directors and officers and errors and omissions liability, and agricultural lines. The specialty business represented approximately $1.7 billion of gross written premium in aggregate. Mr. Bradley began his career as an actuary with The Hartford and spent 13 years in various positions in specific underwriting and actuarial training, implementation, and management. Mr. Bradley received a B.S. in Applied Mathematics from Brown University in 1971.

      Troy W. Thacker, 32, has served as a director on United National Group’s board of directors since August 2003. He also currently serves as United National Group’s Vice Chairman and as a Managing Director at Fox Paine & Company since January 2004. He was Director at Fox Paine & Company from January 2003 through January 2004 and Vice President at Fox Paine & Company from September 2001 through January 2003. Prior to joining Fox Paine & Company, Mr. Thacker was an investment professional at Gryphon Investors, Inc., a San Francisco, California based private equity firm, which he joined after receiving his M.B.A. from Harvard Business School in 2000. From 1997 through 1998, Mr. Thacker was employed by SCF Partners, a private equity firm, and from 1995 through 1997, Mr. Thacker was an analyst at Morgan Stanley & Co. Mr. Thacker received a B.S. in Chemical Engineering from Rice University in 1995. Mr. Thacker was nominated for election as a director by Fox Paine & Company pursuant to its rights under the Shareholders Agreement.

      W. Dexter Paine, III, 44, has served as a director on United National Group’s board of directors since September 2003 and as President of Fox Paine & Company since he co-founded Fox Paine & Company in 1997. From 1994 through 1997, Mr. Paine served as a senior partner of Kohlberg & Company. Prior to joining Kohlberg & Company, Mr. Paine served as a general partner at Robertson Stephens & Company. Mr. Paine received a B.A. in Economics from Williams College in 1983. Mr. Paine is Chairman of the board of directors of WJ Communications, Inc. and a director of Alaska Communications Systems Holdings, Inc. and of Maxxim Medical Inc. Mr. Paine was nominated for election as a director by Fox Paine & Company pursuant to its rights under the Shareholders Agreement.

      Angelos J. Dassios, 30, has served as a director on United National Group’s board of directors since September 2003 and was a Vice President at Fox Paine & Company from 2002 through 2004. Prior to joining Fox Paine & Company, Mr. Dassios was an associate in the Principal Investment Area from 1998 through 2002, and an analyst in both the Principal Investment Area and the Investment Banking Division from 1996 through 1998, of Goldman, Sachs & Co. Mr. Dassios received an A.B. in Applied Mathematics from Dartmouth College in 1996 (summa cum laude, Phi Beta Kappa). Mr. Dassios was nominated for election as a director by Fox Paine & Company pursuant to its rights under the Shareholders Agreement.

      Michael J. McDonough, 30, has served as a director on United National Group’s board of directors since December 2003 and as a Vice President of Fox Paine & Company since 2003. Mr. McDonough was an investment professional at J.W. Childs Associates L.P., a Boston, Massachusetts based private equity firm, from 1999 to 2001. Mr. McDonough was an analyst at Donaldson, Lufkin & Jenrette from 1998 to 1999, and prior to that was an analyst at J.P. Morgan from 1996 to 1998. Mr. McDonough received an A.B. in Classics and Economics from Cornell University in 1996 (summa cum laude, Phi Beta Kappa) and both an M.B.A. and an M.S.E. from Stanford University in 2003. Mr. McDonough was nominated for election as a director by Fox Paine & Company pursuant to its rights under the Shareholders Agreement.

      Russell C. Ball, III, 38, has served as a director on United National Group’s board of directors since September 2003 and as the Chief Executive Officer of The AMC Group, L.P. since 1993. The AMC Group is a privately-owned limited partnership that provides services under a management agreement to interests of the Ball family trusts in manufacturing, franchising, insurance and real estate enterprises. Mr. Ball received a B.A. in History from Harvard University in 1988 and an M.B.A. from Pennsylvania State University in 1992. Mr. Ball was nominated for election as a director by the Ball family trusts pursuant to their rights under the Shareholders Agreement.

      John J. Hendrickson, 44, has served as a director on United National Group’s board of directors since December 2003. He is a Managing Director with Fox-Pitt, Kelton Inc., the investment banking subsidiary of Swiss Re. Since 1995, he has held various positions within Swiss Re including as head of Swiss Re’s merchant banking division from 1998 to 2003, during which period he was a member of the Executive Board of Swiss Re, and as founding partner of Securitas Capital, the private equity unit of Swiss Re, from 1995 to 1998. From 1985 to 1995, Mr. Hendrickson held various positions within the investment banking division at Smith Barney. Mr. Hendrickson is a director of Atradius, a trade credit insurance company headquartered in Amsterdam and is also a director of Allied World Assurance Holdings, Ltd., a property and casualty insurance and reinsurance company based in Bermuda. He serves as Trustee of the San Francisco Opera, and is a member of the Board of Overseers of St. John’s University School of Risk Management. Mr. Hendrickson received a B.A. in History and an M.S. in Industrial Engineering from Stanford University in 1983. Mr. Hendrickson was nominated for election as a director by Fox Paine & Company pursuant to its rights under the Shareholders Agreement.

      Edward J. Noonan, 46, has served as a director on United National Group’s board of directors since December 2003. Mr. Noonan retired from American Re-Insurance Corporation in 2002. Mr. Noonan worked with American Re-Insurance from 1983 until March 2002. He served as President and Chief Executive Officer of that company from March 1997 through March 2002. Mr. Noonan also served as Chairman of Inter-Ocean Reinsurance Holdings of Hamilton, Bermuda from 1997 to 2002. Prior to joining American Re-Insurance, Mr. Noonan worked at Swiss Reinsurance from 1979 to 1983. Mr. Noonan received a B.S. in Finance from St. John’s University in 1979 (cum laude). Mr. Noonan is also a director of the St. Mary Medical Center Foundation, Central Mutual Insurance Company and All America Insurance Company.

      Kenneth J. Singleton, 52, has served as a director on United National Group’s board of directors since April 2004 and as the C.O.G. Miller Distinguished Professor of Finance at the Graduate School of Business, Stanford University since 1987. His professional awards include the Smith-Breeden Distinguished Paper Prize from the Journal of Finance, the Frisch Prize from the Econometric Society, and the Irving Fisher Dissertation Award. He was named fellow of the Econometric Society in 1988 and of the Journal of Econometrics in 1998, and has been a research associate at the National Bureau of Economic Research since 1982. Mr. Singleton received his bachelor’s degree from Reed College, and his master’s degree and doctorate in economics from the University of Wisconsin.

      Stephen A. Cozen, 65, has served as director on United National Group’s board of directors since May 2004. Mr. Cozen is the founder and Chairman of Cozen O’Connor, a Philadelphia-based law firm specializing in insurance related and commercial litigation. Mr. Cozen is a Fellow in the American College of Trial Lawyers and was formerly an Officer and Director of the Federation of Defense and Corporate Counsel. Mr. Cozen serves on numerous education and philanthropic boards, including the Kimmel Center for Performing Arts in Philadelphia, the Federation of Jewish Agencies, The National Museum of American Jewish History, the University of Pennsylvania’s Institute for Law and Economics and its Law School’s Board of Overseers. In 2002, he was elected to the reconstituted Board of Directors for the Shoah Foundation and was awarded the Anti-Defamation League’s (ADL) highest honor, The 25th Annual Americanism Award. Mr. Cozen is also a director of Assured Guaranty Ltd., a financial guarantee insurer headquartered in Bermuda.

      Richard S. March, 63, has served as General Counsel and Senior Vice President and General Counsel of United National Group’s U.S. operations since October 2004. From 1996 to October 2004, Mr. March served as General Counsel and Senior Vice President of United National Group’s U.S. operations since 1996. Previously, Mr. March represented United National Group’s U.S. operations in various capacities at the Philadelphia law firm of Galfand, Berger, Lurie, Brigham & March during his 31 years in private practice with that firm. Although not an employee of United National Group’s U.S. operations during that time, Mr. March served as an officer and General Counsel throughout most of those years. Mr. March received a B.S. in Economics from The Wharton School at the University of Pennsylvania in 1962 and an L.L.B. from the University of Pennsylvania School of Law in 1965.

      Kevin L. Tate, 48, has been United National Group’s Chief Financial Officer since September 2003 and has served as Senior Vice President and Chief Financial Officer of United National Group’s U.S. operations since 1990. Mr. Tate joined United National Group’s U.S. operations in 1984 as Vice President and Controller. Prior to joining United National Group’s U.S. operations, Mr. Tate served as a senior auditor at Deloitte Haskins & Sells from 1978 to 1982. In 1982, he joined the then parent company of United National Group’s U.S. operations, American Manufacturing Corporation as Manager of Financial Accounting. Mr. Tate is a member of the American and Pennsylvania Institutes of Certified Public Accountants. Mr. Tate received a B.S. in Accounting and Finance from Lehigh University in 1978.

      Seth D. Freudberg, 45, has served as President and Chief Executive Officer of United National Group’s non-U.S. operations since May 2004. From 1998 to May 2004, Mr. Freudberg served as President and Chief Executive Officer of United National Group’s U.S. operations. Mr. Freudberg joined United National Group’s U.S. operations in 1983. He was promoted to various executive positions until he was elected to his current post in 1988. Mr. Freudberg has served both as Chairman of the NAII Surplus Lines Committee and as a Board Member of the Insurance Society of Pennsylvania. He holds the Chartered Property and Casualty Underwriter designation. Mr. Freudberg received a B.S. in Economics from The Wharton School at the University of Pennsylvania in 1981.

      William F. Schmidt, 42, has served as President and Chief Executive Officer of United National Group’s U.S. operations since May 2004. From 1997 to May 2004, Mr. Schmidt served as Senior Vice President and Chief Underwriting Officer of United National Group’s U.S. operations. Prior to joining United National Group’s U.S. operations, Mr. Schmidt served as Senior Vice President, Branch Manager and Chief Underwriting Officer at Calvert Insurance Company, and prior to that as the Chief Financial Officer of Stewart Smith Insurance Brokers. Mr. Schmidt began his career as a CPA with Ernst & Whinney, becoming a Certified Public Accountant in May 1986. Mr. Schmidt received a B.S. in Accounting from SUNY Oswego in 1983.

      Robert Cohen, 55, has served as Senior Vice President — Marketing of United National Group’s U.S. operations since 1996. Mr. Cohen joined United National Group’s U.S. operations in 1992 as Vice President of Underwriting. From 1994 to 1996, Mr. Cohen served as Vice President of Marketing. Prior to joining United National Group’s U.S. operations, from 1971 to 1992, Mr. Cohen served as Senior Vice President for Delaware Valley Underwriting Agency, one of the nation’s largest independently owned wholesale broker/general agencies. Mr. Cohen received a B.B.A. in Marketing from Temple University in 1970.

      Timothy J. Dwyer, 40, has served as Senior Vice President — Corporate Development of United National Group’s U.S. operations since June 2004. From October 2003 to June 2004, Mr. Dwyer served as Senior Vice President — Operations of United National Group’s U.S. operations. From 2001 to 2003, Mr. Dwyer served as Vice President and Corporate Controller of The AMC Group, L.P., a privately-owned limited partnership that provides services under a management agreement to interests of the Ball family in manufacturing, franchising, insurance, and real estate enterprises. From 1998 to 2001, Mr. Dwyer served as Vice President and Controller of United National Group’s U.S. operations. Prior to joining United National Group’s U.S. operations, Mr. Dwyer held various positions for Reliance Insurance Company between 1987 and 1998, most recently as Assistant Vice President — Investment Accounting and Treasury Services. From 1985 to 1987, Mr. Dwyer worked for Touche Ross and Co., in the auditing department of the CPA firm. Mr. Dwyer is a member of the American and Pennsylvania Institutes of Certified Public Accountants. Mr. Dwyer received a B.S. in Accounting from Saint Joseph’s University in 1985.

      Jonathan P. Ritz, 36, has served as Senior Vice President — Reinsurance and Operations of United National Group’s U.S. operations since May 2002. From 2002 to June 2004, Mr. Ritz served as Senior Vice President — Ceded Reinsurance of United National Group’s U.S. operations. From 1997 to 2002, Mr. Ritz served as Vice President of Marketing of United National Group’s U.S. operations. Prior to joining United National Group’s U.S. operations, Mr. Ritz served as a reinsurance broker for E.W. Blanch Company from 1990 to 1994. In 1994, Mr. Ritz joined the reinsurance brokering operations of Johnson & Higgins (Willcox) as an Assistant Vice President before being promoted to Vice President in 1996 at Guy Carpenter after the acquisition of Johnson & Higgins by Marsh & McLennan Companies, Inc. Mr. Ritz received a B.B.A. in Marketing from Loyola College in 1990.

Director Compensation

      Directors who currently are not receiving compensation as officers or employees of United National Group, Ltd. or any of its subsidiaries, which we refer to as a non-employee director, are eligible to earn an annual retainer, 37.5% of which is payable in cash and 62.5% of which is payable in a whole number of restricted United National Group Class A common shares produced by dividing the product of the retainer and 62.5% by the last quoted sale price of United National Group’s Class A common shares on the Nasdaq Stock Market on the date of payment, conditioned on service through the relevant service date. The amount of the retainer is: (1) $60,000 for non-employee directors who chair either the Audit Committee or the Compensation Committee; (2) $45,000 for non-employee directors who serve on the Audit Committee in a capacity other than Chairperson of such Committee; and (3) $30,000 for all other non-employee directors (the “Annual Retainer”). In addition to the Annual Retainer, all non-employee directors shall receive (a) $2,500 in cash for each United National Group board of directors meeting and each meeting of any committee of the United National Group board of directors attended in person; and (b) $1,000 in cash for each United National Group board of directors meeting and each meeting of any committee of the United National Group board of directors attended by telephonic means. Any fees payable to the non-employee directors in restricted United National Group Class A common shares will be issued under United National Group’s Share Incentive Plan and will vest monthly over a three-year period, and any unvested shares will be forfeited if the non-employee director’s services are terminated for any reason.

      A non-employee director may elect to have payment of all or a part of the fees payable to him or her deferred until the non-employee director ceases to be a director. The non-employee director may elect to allocate the deferred fees otherwise payable in cash into either: (1) an interest-bearing cash deferral account or (2) units (the “Units”) designed to track the value of United National Group’s Class A common shares, including any dividends on its Class A common shares. All fees that would have been payable in restricted Class A common shares must be deferred into Units. All amounts deferred by a non-employee director will vest monthly over three years. A non-employee director may elect to receive payment of the vested portion of any deferred fees upon ceasing to be a director in either a lump sum or in annual installments for five years. The payment with respect to any vested Units credited to a non-employee director’s account will be made in cash.

      All members of United National Group’s board of directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and its committees.

Executive Compensation

      The following table summarizes certain information concerning the annual and long-term compensation paid in 2002 and 2003 to United National Group’s Chief Executive Officer, Chief Financial Officer, and certain executive officers of its U.S. operations who were the most highly compensated in 2003 (collectively, the “Named Executive Officers”).

Summary Compensation Table

					Long-Term
					Compensation

					Securities
		Annual Compensation			Underlying
						All Other
				Other Annual	Options/	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Compensation($)	SARs (#)	($) (2)(3)

David R. Bradley	2003	—	—	—	199,998	—
Chief Executive Officer(1)	2002	—	—	—	—	—
Seth D. Freudberg	2003	414,554	207,277	1,000	400,000	1,048,339
President and Chief Executive Officer of non-U.S. Operations	2002	385,786	111,850	1,000	—	5,500
Richard S. Marsh	2003	319,600	127,840	—	161,074	1,251,097
Senior Vice President and General Counsel	2002	293,838	56,813	—	—	5,482
Kevin L. Tate	2003	237,231	94,892	1,000	105,000	1,447,215
Chief Financial Officer and Senior Vice President and Chief Financial Officer of U.S. Operations	2002	219,873	42,406	1,000	—	5,500
Robert Cohen	2003	254,708	101,833	—	105,000	1,447,092
Senior Vice President — Marketing of U.S. Operations	2002	235,890	45,957	—	—	5,488
William F. Schmidt	2003	244,677	97,870	—	105,000	1,447,167
President and Chief Executive Officer of U.S. Operations	2002	223,873	43,218	—	—	5,500
Jonathan P. Ritz	2003	224,308	89,723	—	105,000	1,447,313
Senior Vice President — Reinsurance and Operations of U.S. Operations	2002	179,198	140,000	—	—	5,977 (5)

(1)	Mr. Bradley joined United National Group in November 2003 and was not paid any cash compensation in 2003.

(2)	In 2003, in connection with the acquisition of United National Group’s U.S. operations, the named executive officers, other than Mr. Bradley, received retention payments relating to services through the closing of the acquisition and payments for the settlement of stock appreciation rights previously granted on shares of common stock of United National Group’s indirect subsidiary, American

Insurance Service, Inc. This stock appreciation rights plan was terminated on September 5, 2003. The aggregate amounts of these payments to the named executive officers, other than Mr. Bradley were as follows: Mr. Freudberg — $1,040,000; Mr. March — $1,243,740; Mr. Tate — $1,440,000; Mr. Cohen — $1,440,000; Mr. Schmidt — $1,440,000; and Mr. Ritz — $1,440,000.

(3)	For 2003, includes matching contributions under United National Group’s 401(k) plan in the following amounts: Mr. Freudberg — $8,339; Mr. March — $7,357; Mr. Tate — $7,215; Mr. Cohen — $7,092; Mr. Schmidt — $7,167; and Mr. Ritz — $7,313. For 2002, includes matching contributions under United National Group’s 401(k) plan in the following amounts: Mr. Freudberg — $5,500; Mr. March — $5,482; Mr. Tate — $5,500; Mr. Cohen — $5,488; Mr. Schmidt — $5,500; and Mr. Ritz — $5,394.

(4)	In addition to the matching contributions under United National Group’s 401(k) plan described in note 4 above, includes an amount for stock appreciation rights granted to Mr. Ritz on shares of common stock of United National Group’s indirect subsidiary, American Insurance Service, Inc.

      The following table summarizes certain information with respect to grants of options to purchase United National Group’s Class A common shares that were granted during 2003 to the named executive officers.

Option/ SAR Grants in Last Fiscal Year

	Individual Grants

	Number of		% of Total
	Securities		Options/SARs
	Underlying		Granted to	Exercise
	Options/SARs		Employees in	Price	Expiration	Grant Date
Name	Granted (#)		Fiscal Year(5)	Per Share($)	Date	Present Value($)(6)

David R. Bradley	33,333	(1)	1.9	17.00	12/19/2013	—
	54,166	(2)	3.1	17.00	12/19/2013	249,164
	112,499	(3)	6.4	17.00	12/19/2013	480,371
Seth D. Freudberg	75,000	(2)	4.3	10.00	09/05/2013	114,000
	125,000	(3)	7.1	10.00	09/05/2013	161,250
	200,000	(4)	11.4	6.50	09/05/2013	740,000
Richard S. March	39,375	(2)	2.2	10.00	09/05/2013	59,850
	65,625	(3)	3.7	10.00	09/05/2013	84,656
	56,074	(4)	3.2	6.50	09/05/2013	207,474
Kevin L. Tate	39,375	(2)	2.2	10.00	09/05/2013	59,850
	65,625	(3)	3.7	10.00	09/05/2013	84,656
Robert Cohen	39,375	(2)	2.2	10.00	09/05/2013	59,850
	65,625	(3)	3.7	10.00	09/05/2013	84,656
William F. Schmidt	39,375	(2)	2.2	10.00	09/05/2013	59,850
	65,625	(3)	3.7	10.00	09/05/2013	84,656
Jonathan P. Ritz	39,375	(2)	2.2	10.00	09/05/2013	59,850
	65,625	(3)	3.7	10.00	09/05/2013	84,656

(1)	Pursuant to his employment agreement, Mr. Bradley received the right to purchase 33,333 Class A common shares at the offering price in United National Group’s initial public offering. The purchase right became exercisable upon the pricing of its initial public offering and Mr. Bradley exercised his purchase right in full prior to the closing of the initial public offering.

(2)	Indicates time vesting options that vest 20% per year over five years, starting on December 31, 2004.

(3)	Indicates options that vest based on United National Group’s performance, ratably over four years, starting on December 31, 2004.

(4)	Indicates options that were granted on September 5, 2003 and are fully vested.

(5)	The total number of options granted to employees in 2003 was 1,752,097, which includes 1,718,764 options granted under United National Group’s Share Incentive Plan and Mr. Bradley’s right to purchase 33,333 Class A common shares pursuant to his employment agreement.

(6)	The fair value of options granted was determined using a Black-Scholes option-pricing model and the following weighted average assumptions: (1) dividend yield of 0.0%; (2) expected volatility of 9.3%; (3) risk-free interest rate of 3.1%; and (4) expected option life of 4.6 years. United National Group used an expected volatility of 0.0% for all options granted on September 5, 2003, and an expected volatility of 23.0% for all options granted subsequent to September 5, 2003.

      The following table summarizes certain information with respect to the exercise of options to purchase United National Group’s Class A common shares during 2003 by the named executive officers and the unexercised options to purchase United National Group’s Class A common shares held by the named executive officers at December 31, 2003.

Aggregate Option/ SAR Exercises in Last Fiscal Year and

Fiscal Year-End Option/ SAR Values

	Shares				Value of Unexercised
	Acquired		Number of Unexercised		In-the-Money Options at
	on	Value	Options at Year-End		Year-End($)(1)
Name and	Exercise	Realized
Principal Position	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercised

David R. Bradley	33,333	4,000	—	166,665	—	111,666
Seth D. Freudberg	—	—	200,000	200,000	2,234,000	1,534,000
Richard S. March	—	—	56,074	105,000	626,347	805,350
Kevin L. Tate	—	—	—	105,000	—	805,350
Robert Cohen	—	—	—	105,000	—	805,350
William F. Schmidt	—	—	—	105,000	—	805,350
Jonathan P. Ritz	—	—	—	105,000	—	805,350

(1)	The last quoted sale price of United National Group’s Class A common shares on December 31, 2003, as quoted on the Nasdaq Stock Market, was $17.67 per share.

Compensation Committee Interlocks and Insider Participation

      United National Group’s Compensation Committee is comprised of its entire board of directors. David R. Bradley, one of United National Group’s directors, has been its Chief Executive Officer since November 11, 2003 and is a member of its Compensation Committee. Russell C. Ball, III, a member of United National Group’s Compensation Committee and its Leadership Development and Compensation Subcommittee of the Compensation Committee, served as an executive officer of certain of United National Group’s U.S. subsidiaries when these subsidiaries were owned directly or indirectly by the Ball family trusts. None of the other members of United National Group’s board of directors are or ever have been an officer or employee of United National Group or of any of its subsidiaries. Other than Mr. Ball, none of the members of the Leadership Development and Compensation Subcommittee of the Compensation Committee are or ever have been an officer or employee of United National Group or any of its subsidiaries. None of United National Group’s executive officers served as a director or a member of the compensation committee of another company, one of whose executive officers served as a member of United National Group’s board of directors, Compensation Committee, or Leadership Development and Compensation Subcommittee. For additional information, see “United National Group’s Relationship with Fox Paine & Company” and “Certain Other Relationships and Related Transactions.”

Employment Agreements

      Mr. Bradley, United National Group’s Chief Executive Officer, entered into an employment agreement with United National Group that provides for a five-year employment term, commencing on November 11, 2003 and expiring December 31, 2008. Under the agreement, upon a termination other than for “cause,” Mr. Bradley is entitled to six months of base salary payable monthly, conditioned upon his execution of a general release and compliance with all post-termination obligations. The agreement also imposes non-compete, non-solicitation, and confidentiality obligations on Mr. Bradley upon his termination for any reason. If Mr. Bradley is terminated for “cause,” each of the above referenced obligations applies for a period of 18 months; in the event of a termination without cause, each of the above referenced obligations applies for a period of six months. The agreement provides for an annual base salary of $450,000, plus an annual bonus of between $100,000 and $375,000 (based on achievement of 90% to 120% of targeted performance objectives and substantial progress on corporate goals, as set by the Executive Committee. On December 19, 2003, Mr. Bradley purchased 33,333 United National Group Class A common shares at the initial public offering price of $17 per share (which were fully vested upon purchase) and received 166,665 options with an exercise price equal to $17 per share. These options have a term of ten years, and 67.5% vest based on United National Group’s performance, ratably over four years from the date of grant, and 32.5% vest 20% per year, starting on December 31, 2004. All options and shares acquired by Mr. Bradley are subject to the terms of a management shareholders agreement.

      Each of Messrs. Freudberg, March, Cohen, Schmidt, Tate, and Ritz has a current executive employment agreement with United National Insurance Company. The agreements are similar in structure and provide for five-year initial employment terms commencing on September 5, 2003, with additional one-year renewal terms unless either party gives 90 days’ prior written notice of non-renewal to the other. If United National Insurance Company elects not to renew the agreement at the end of the initial five-year term, and the executive has otherwise performed satisfactorily, the executive will receive, conditioned upon execution of a general release and compliance with post-termination obligations, monthly payments of base salary until the earlier of six months following the date of termination or the commencement of full-time employment with another employer.

      Under the agreements, United National Insurance Company may also terminate the executive for “cause” or if the executive becomes “disabled” (as such terms are defined in the agreement) or upon the death of the executive, in which case (1) the executive would not be entitled to any separation payments in the case of a termination for cause or death, and (2) in the case of disability, the executive would be entitled to six months of base salary payable monthly (subject to reduction for disability payments otherwise received by the executive), and conditioned upon the execution by the executive of a general release and compliance with post-termination obligations.

      If United National Insurance Company terminates the executive without “cause” or the executive resigns as a result of the relocation of the principal executive offices of United National Insurance Company or the business relocation of the executive (in each case without United National Insurance Company offering the executive a reasonable relocation package), it has agreed to severance pay of 24 months in the case of Mr. Freudberg and 18 months in the case of the other executives, payable monthly, and subject to the execution of a general release and further adjustment for the equity compensation package granted to such executive. During this severance period, United National Insurance Company is also obligated to maintain any medical, health, and accident plan or arrangement in which the executive participates until the earlier of the end of the severance period or the executive becoming eligible for coverage by another employer and subject to the executive continuing to bear his share of coverage costs.

      All of the executive agreements with United National Insurance Company also impose non-compete, non-solicitation, and confidentiality obligations on the executives upon their termination for any reason. The non-compete provisions provide that for a period of 18 months following the termination of employment for any reason, the executives shall not directly or indirectly engage in any “competitive business,” which includes any business engaging in the specialty property and casualty insurance business or any business engaging in the insurance agency or brokerage business (or any other material business of United National Insurance Company or its affiliates) or which has business dealings with any general agency or producer of United National Insurance Company. The non-solicitation provisions prohibit the executives, for a period of 18 months following termination of employment, from doing business with any employee, officer, director, agent, consultant, or independent contractor employed by or performing services for United National Insurance Company, or engaging in insurance-related business with any party who is or was a customer of United National Insurance Company during the executives’ employment (or during such 18-month period), or a business prospect of United National Insurance Company during the executives’ employment. The employment agreements also provide that the executives may elect to forego separation payments and certain equity awards and in return no longer be subject to certain provisions of the non-competition restrictions (such as those prohibiting engaging in the specialty and casualty insurance business or any business engaging in the insurance agency or brokerage business), but still remain subject to the other non-compete provisions, confidentiality provisions, and non-solicitation provisions of the agreements. If the executives violate their restrictive covenants or confidentiality obligations, the employment agreements also have provisions that permit United National Insurance Company to recover gain realized by the executives upon the exercise of options or sale of shares during a designated period, to purchase their shares at the lesser of cost or fair market value and for the forfeiture of any unexercised options.

      With respect to the annual cash compensation of the named executive officers (other than Mr. Bradley whose annual cash compensation is set forth above), the agreements provide as follows: (1) Mr. Freudberg is entitled to an annual salary of $415,000; (2) Mr. March is entitled to an annual salary of $320,000; (3) Mr. Cohen is entitled to an annual salary of $255,000; (4) Mr. Schmidt is entitled to an annual salary of $245,000; (5) Mr. Tate is entitled to an annual salary of $237,500; and (6) Mr. Ritz is entitled to an annual salary of $225,000. Each named executive officer is also eligible for an annual bonus, conditioned on the achievement of performance targets included in the bonus plan adopted by United National Group’s board of directors.

      In connection with the execution of their employment agreements, the named executive officers (except Mr. Bradley) also purchased United National Group Class A common shares at a purchase price of $10.00 per share, which are subject to the terms of a restricted share purchase agreement and a management shareholders agreement, which subject the United National Group Class A common shares acquired by the named executive officers to certain transfer restrictions. The number of United National Group Class A common shares acquired by the named executive officers (other than Mr. Bradley) is as follows: Mr. Freudberg — 50,000 shares; Mr. March — 26,250 shares; Mr. Cohen — 26,250 shares; Mr. Schmidt — 26,250 shares; Mr. Tate — 26,250 shares; and Mr. Ritz — 26,250 shares.

      The named executive officers have been granted various options to purchase United National Group Class A common shares. The first set of options granted on September 5, 2003 have an exercise price of $6.50 per share and are fully vested. Messrs. Freudberg and March were granted 200,000 and 56,074 options, respectively, from this set of options. The second set of options granted on September 5, 2003 have an exercise price of $10 per share and vest over time in 20% increments over a five-year period, with any unvested options forfeitable upon termination of the executive’s employment for any reason (including cause). Mr. Freudberg was granted 75,000 of these options and Messrs. March, Cohen, Schmidt, Tate, and Ritz were each granted 39,375 of these options. The final set of options are performance-vesting options granted on September 5, 2003, having an exercise price of $10 per share with vesting in 25% increments and conditioned upon United National Group achieving various operating targets. Mr. Freudberg was granted 125,000 of these options and Messrs. March, Cohen, Schmidt, Tate, and Ritz were each granted 65,625 of these options. All of the unvested options will become vested upon a change of control of United National Group if Fox Paine & Company has achieved a specified rate of return on its investment in United National Group.

Principal Shareholders and Security Ownership of Management

      The following table sets forth certain information concerning the beneficial ownership of United National Group’s common shares as of December 15, 2004, including the percentage of United National Group’s total voting power such shares represent on an actual basis and as adjusted to give effect to the merger and the resulting issuance of United National Group Class A common shares, by:

•	each of United National Group’s executive officers;

•	each of United National Group’s directors;

•	each holder known to United National Group to hold beneficially more than 5% of any class of United National Group’s shares; and

•	all of United National Group’s executive officers and directors as a group.

      As of December 15, 2004, the following share capital of United National Group was issued and outstanding:

•	15,584,090 Class A common shares; and

•	12,687,500 Class B common shares, each of which is convertible at any time at the option of the holder into one Class A common share.

      Based on the foregoing, and assuming each Class B common share is converted into one Class A common share, as of December 15, 2004, there would have been 28,271,590 Class A common shares issued and outstanding.

      Except as otherwise set forth in the footnotes to the table, each beneficial owner has the sole power to vote and dispose all shares held by that beneficial owner.

Principal Shareholders and Security Ownership of Management(1)

					Before the Merger		After the Merger

					% Total	% As-	% Total	% As-
	Class A		Class B		Voting	Converted	Voting	Converted
	Common Shares		Common Shares		Power(2)	Ownership(3)	Power(4)	Ownership(5)
Name and address of
Beneficial Owner**	Shares	%	Shares	%	%	%	%	%

Fox Paine & Company(6)	14,310,226	50.6%	12,687,500	100%	90.2%	50.6%	85.7%	40.0%
Ball family trusts(7)	2,487,569	16.0%	—	—	1.7%	8.8%	1.7%	7.0%
Russell C. Ball, III(8)	2,487,569	16.0%	—	—	1.7%	8.8%	1.7%	7.0%
Pzena Investment Management LLC(9)	943,750	6.1%	—	—	*	3.3%	*	2.6%
FMR Corp.(10)	925,200	5.9%	—	—	*	3.3%	*	2.6%
Wellington Management Company, LLP(11)	894,300	5.7%	—	—	*	3.2%	*	2.5%
Apex Capital, LLC(12)	790,000	5.1%	—	—	*	2.8%	*	2.2%
Seth D. Freudberg(13)	265,000	1.7%	—	—	*	*	*	*
Richard S. March(14)	90,109	*	—	—	*	*	*	*
David R. Bradley(15)	44,166	*	—	—	*	*	*	*
Kevin L. Tate(16)	34,125	*	—	—	*	*	*	*
Robert Cohen(17)	34,125	*	—	—	*	*	*	*
William F. Schmidt(18)	34,125	*	—	—	*	*	*	*
Jonathan P. Ritz(19)	34,125	*	—	—	*	*	*	*
Timothy J. Dwyer(20)	23,625	*	—	—	*	*	*	*
John J. Hendrickson(21)	5,858	*	4,417	*	*	*	*	*
Saul A. Fox(22)(23)	2,715	*	—	—	*	*	*	*
Troy W. Thacker(22)(23)	2,715	*	—	—	*	*	*	*
W. Dexter Paine, III(22)(23)	1,894	*	—	—	*	*	*	*
Angelos J. Dassios(22)	1,184	*	—	—	*	*	*	*
Michael J. McDonough(23)	2,379	*	—	—	*	*	*	*
Stephen A. Cozen	1,449	*	—	—	*	*	*	*
Edward J. Noonan(23)	3,807	*	—	—	*	*	*	*
Kenneth J. Singleton	1,263	*	—	—	*	*	*	*
All directors and executive officers as a group(24) (consists of 18 persons)	3,070,233	19.7%	4,417	*	2.1%	10.5%	2.0%	8.6%

*	The percentage of shares beneficially owned does not exceed 1%.

**	Unless otherwise indicated, the address for each beneficial owner is c/o United National Group, Ltd., Walker House, Mary Street, P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands.

(1)	The numbers of shares set forth in these columns are calculated in accordance with the provisions of Rule 13d-3 under the Securities Exchange Act of 1934. As a result, these figures assume the exercise or conversion by each beneficial owner of all securities that are exercisable or convertible within 60 days of December 15, 2004. In particular, Class A common shares that may be acquired by a particular beneficial owner upon the conversion of Class B common shares are deemed to be outstanding for the purpose of computing the percentage of the Class A common shares owned by such beneficial owner but are not deemed to be outstanding for the purpose of computing the percentage of the Class A common shares owned by any other beneficial owner. As a result, the percentages in these columns do not sum to 100%.

(2)	The percentages in this column represent the percentage of the total outstanding voting power of United National Group that the particular beneficial owner holds. The numerator used in this calculation is the total votes to which each beneficial owner is entitled, taking into account that each Class B common share has ten votes, and the denominator is the total number of votes to which all outstanding shares of United National Group are entitled, again taking into account that each Class B common share has ten votes.

(3)	The percentages in this column represent the percentage of the total outstanding share capital of United National Group that a particular beneficial owner holds on an as-converted basis, assuming that each Class B common share is converted into one Class A common share. As of December 15, 2004, there were 28,271,590 Class A common shares issued and outstanding on this basis. The numerator used in this calculation is the total number of Class A common shares each beneficial owner holds on an as-converted basis and the denominator is the total number of Class A common shares on an as-converted basis.

(4)	The percentages in this column represent the percentage of the total outstanding voting power of United America Indemnity that the particular beneficial owner would hold following the merger. The numerator used in this calculation is the total votes to which each beneficial owner is entitled, taking into account that each Class B common share has ten votes, and the denominator is the total number of votes to which all outstanding shares of United America Indemnity will be entitled following the merger, again taking into account that each Class B common share has ten votes. The denominator assumes that 7,352,694 Class A common shares will be issued in the merger, which was determined using an exchange ratio determined by dividing $13.875 by $19.00, the closing sales price of a United National Group Class A common share on December 15, 2004.

(5)	The percentages in this column represent the percentage of the total outstanding share capital of United America Indemnity that a particular beneficial owner would hold on an as-converted basis following the merger, assuming that each Class B common share is converted into one Class A common share. The numerator used in this calculation is the total number of Class A common shares each beneficial owner holds on an as-converted basis and the denominator is the total number of Class A common shares on an as-converted basis that will be outstanding following the merger. The denominator assumes that 7,352,694 Class A common shares will be issued in the merger, which was determined using an exchange ratio determined by dividing $13.875 by $19.00, the closing sales price of a United National Group Class A common share on December 15, 2004.

(6)	The security holders are: U.N. Holdings (Cayman), Ltd.; and U.N. Co-Investment Fund I (Cayman), L.P.; U.N. Co-Investment Fund II (Cayman), L.P.; U.N. Co-Investment Fund III (Cayman), L.P.; U.N. Co-Investment Fund IV (Cayman), L.P.; U.N. Co-Investment Fund V (Cayman), L.P.; U.N. Co- Investment Fund VI (Cayman), L.P.; U.N. Co-Investment Fund (Cayman) VII, L.P.; U.N. Co-Investment Fund VIII (Cayman), L.P.; and U.N. Co-Investment Fund IX (Cayman), L.P. (collectively, the “Co-Investment Funds”). A majority of the outstanding share capital of U.N. Holdings (Cayman), Ltd. is held by Fox Paine Capital Fund II International, L.P. The sole managing general partner of Fox Paine Capital Fund II International, L.P. is Fox Paine Capital International Fund GP, L.P. The sole general partner of Fox Paine Capital International Fund GP, L.P. is Fox Paine International GP, Ltd. As a result, each of Fox Paine Capital Fund II International, L.P., Fox Paine Capital International Fund GP, L.P., and Fox Paine International GP, Ltd. may be deemed to control U.N. Holdings (Cayman), Ltd. The sole general partner of each of the Co-Investment Funds is Fox Paine Capital Co-Investors International GP, Ltd., which, together with Fox Paine Capital International Fund GP, L.P., as its sole shareholder, and Fox Paine International GP, Ltd., as the sole general partner of Fox Paine Capital International Fund GP, L.P., may be deemed to control such funds. In addition, pursuant to a management agreement with Fox Paine Capital International GP, Ltd. and Fox Paine Capital Fund II International, L.P., Fox Paine & Company, LLC acts as the investment advisor for certain of the security holders and, consequently, may be deemed to be the indirect beneficial owner of such securities. Fox Paine International GP, Ltd., as the general partner of Fox Paine Capital International Fund GP, L.P., may terminate that management agreement at any time in its sole discretion. Fox Paine International GP, Ltd. disclaims ownership of any securities that Fox Paine Capital International Fund GP, L.P. may beneficially own to the extent of any partnership interests in Fox Paine Capital International Fund GP, L.P. that persons other than Fox Paine International GP, Ltd. hold. Fox Paine Capital International Fund GP, L.P., in turn, disclaims ownership of any securities that Fox Paine Capital Fund II International, L.P. and Fox Paine Capital Co-Investors International GP, Ltd. may beneficially own to the extent of any partnership or share capital interests in Fox Paine Capital Fund II International, L.P. and Fox Paine Capital Co-Investors International GP, Ltd., respectively, that persons other than Fox Paine Capital International Fund GP, L.P. hold. Fox Paine Capital Fund II International, L.P. disclaims ownership of any securities that U.N. Holdings (Cayman), Ltd. beneficially owns to the extent of any share capital interests in U.N. Holdings (Cayman), Ltd. that persons other than Fox Paine Capital Fund II International, L.P. hold. Fox Paine Capital Co-Investors International GP, Ltd. disclaims ownership of any securities that the Co-Investment Funds beneficially own to the extent of any partnership interests in the Co-Investment Funds that persons other than Fox Paine Capital Co-Investors International GP, Ltd. hold. Fox Paine & Company, LLC disclaims ownership of any securities that it or any of the foregoing security holders may beneficially own.

(7)	The security holders are the following trusts: Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., trustees u/w of Russell C. Ball, Sr., as appointed by Russell C. Ball, Jr., f/b/o Russell C. Ball, III; Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., trustees u/w of Russell C. Ball, Sr., as appointed by Russell C. Ball, Jr., f/b/o Andrew L. Ball; Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., trustees u/a/t of Ethel M. Ball, dated 2/9/67, as appointed by Russell C. Ball, Jr., f/b/o Russell C. Ball, III; Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., trustees u/a/t of Ethel M. Ball, dated 2/9/67, as appointed by Russell C. Ball, Jr., f/b/o Andrew L. Ball; Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., trustees u/a/t of Russell C. Ball, Jr., dated 11/9/67; Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., trustees u/a/t Russell C. Ball, Jr., dated 6/9/69; Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., trustees u/a/t Russell C. Ball, Jr., dated 1/29/70; Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., trustees u/a/t Russell C. Ball, Jr., dated 1/24/73; Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., trustees u/a/t Russell C. Ball, Jr., dated 12/22/76 f/b/o Russell C. Ball, III; and Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., trustees u/a/t Russell C. Ball, Jr., dated 12/22/76 f/b/o Andrew L. Ball. Russell C. Ball, III, Andrew L. Ball and PNC Bank, N.A. are each co-trustees of each trust and, therefore, may be deemed to share voting and dispositive power over all of the Class A common shares held by the Ball family trusts. The address for each of the Ball family trusts is c/o The AMC Group, L.P., 555 Croton Road, Suite 300, King of Prussia, Pennsylvania 19406.

(8)	Represents 1,844 United National Group Class A common shares issued under the United National Group Share Incentive Plan and an additional 2,487,569 United National Group Class A common shares held directly by Mr. Ball, who is a co-trustee of each of the Ball family trusts described in footnote 5, and, therefore, may be deemed to share voting and dispositive power over all of the Class A common shares held by the Ball family trusts. Mr. Ball’s address is c/o The AMC Group, L.P., 555 Croton Road, King of Prussia, PA 19406.

(9)	Based on information provided pursuant to a Schedule 13G filed with the Securities and Exchange Commission by Pzena Investment Management LLC (“Pzena”) on February 12, 2004, which reported that Pzena has sole power to direct the vote of 855,600 Class A common shares, and sole power to dispose or direct the disposition of 943,750 Class A common shares. Pzena’s address is 120 West 45th Street, 34th Floor, New York, New York 10036.

(10)	Based on information provided pursuant to a Schedule 13G filed with the Securities and Exchange Commission jointly by FMR Corp., Edward C. Johnson, III, and Abigail P. Johnson on February 17, 2004. Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of 829,200 Class A common shares as a result of acting as investment advisor to various investment companies and has sole power to dispose of such shares. Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of 96,000 Class A common shares as a result of its serving as investment manager of institutional accounts and has the sole power to vote and dispose of such shares. FMR Corp., through its control of Fidelity Management & Research Company and Fidelity Management Trust Company, has sole dispositive power over 925,200 Class A common shares and sole power to vote or to direct the voting of 96,000 Class A common shares. Members of the family of Edward C. Johnson, III, the Chairman of FMR Corp., and his daughter, Abigail P. Johnson, a director of FMR Corp, may be deemed to form a controlling group with respect to FMR Corp. The address for each of FMR Corp., Edward C. Johnson, III, and Abigail P. Johnson is 82 Devonshire Street, Boston, Massachusetts 02109.

(11)	Based on information provided pursuant to a Schedule 13G filed with the Securities and Exchange Commission by Wellington Management Company, LLP (“WMC”), an investment advisor, on February 12, 2004, which reported that WMC has shared power to vote or direct the vote of 604,900 Class A common shares, and shared power to dispose or to direct the disposition of 894,300 Class A common shares. The Schedule 13G also indicates that all reported Class A common shares are held of record by clients of WMC. WMC’s address is 75 State Street, Boston, Massachusetts 02109.

(12)	Based on information provided pursuant to a Schedule 13G filed with the Securities and Exchange Commission jointly by Apex Capital, LLC (“Apex”), a registered investment advisor, and Sanford J. Colen, the controlling member of Apex, on February 13, 2004, which reported that each of Apex and Mr. Colen shared voting and dispositive power of 790,000 Class A common shares. The address of Apex and Mr. Colen is 25 Orinda Way, Suite 300, Orinda, California 94563.

(13)	Includes 215,000 Class A common shares issuable upon exercise of options that are either currently exercisable or will become exercisable within 60 days.

(14)	Includes 63,949 Class A common shares issuable upon exercise of options that are either currently exercisable or will become exercisable within 60 days.

(15)	Includes 10,833 Class A common shares issuable upon exercise of options that are either currently exercisable or will become exercisable within 60 days.

(16)	Includes 7,875 Class A common shares issuable upon exercise of options that are either currently exercisable or will become exercisable within 60 days.

(17)	Includes 7,875 Class A common shares issuable upon exercise of options that are either currently exercisable or will become exercisable within 60 days.

(18)	Includes 7,875 Class A common shares issuable upon exercise of options that are either currently exercisable or will become exercisable within 60 days.

(19)	Includes 7,875 Class A common shares issuable upon exercise of options that are either currently exercisable or will become exercisable within 60 days.

(20)	Includes 10,500 Class A common shares issuable upon exercise of options that are either currently exercisable or will become exercisable within 60 days.

(21)	Mr. Hendrickson owns a 99.9% limited partner interest in a limited partnership that holds 1,351 Class A common shares and 4,417 Class B common shares.

(22)	Each of Messrs. Fox, Paine, Thacker, and Dassios is a shareholder of Fox Paine International GP, Ltd., which acts through its board of directors, which currently consists of Messrs. Fox and Paine. In addition, Messrs. Fox and Paine are members of Fox Paine & Company, LLC. Each of Messrs. Fox, Paine, Thacker, and Dassios disclaims beneficial ownership of all shares held by U.N. Holdings (Cayman), Ltd. and each of the Co-Investment Funds, except to the extent of his indirect pecuniary interest in such shares through ownership of such entities.

(23)	Represents units accrued under the United National Group deferred compensation plan for non-employee directors.

(24)	Includes 331,782 Class A common shares issuable upon exercise of options that are currently exercisable.

PENN-AMERICA

      Penn-America is a specialty property and casualty insurance holding company. Penn-America, through its insurance subsidiaries, Penn-America Insurance Company and Penn-Star Insurance Company, markets and underwrites general liability, commercial property and multi-peril insurance for small businesses located primarily in small towns and suburban and rural areas. Penn-America writes business in all 50 states and the District of Columbia.

      From 1999 to 2003, Penn-America’s gross written premiums grew from $96.0 million to $209.4 million and its total revenues grew from $95.1 million to $169.3 million, representing a compound annual growth rate of 21.5% and 15.5%, respectively. As of September 30, 2004, Penn-America had consolidated assets of $525.5 million and consolidated stockholders’ equity of $140.5 million. For the 12-month period ended September 30, 2004, Penn-America produced gross written premiums of $250.9 million and net income of $16.2 million. Penn-America’s return on equity over that period was 12.1%.

      Penn-America’s insurance subsidiaries are rated “A-” for financial strength by A.M. Best, which assigns ratings to each insurance company transacting business in the United States. “A-” is the fourth highest of 16 rating categories, and is considered “excellent” by A.M. Best. These ratings are based upon factors of concern to policyholders and are not directed toward the protection of investors.

      Penn-America’s insureds are primarily small businesses, including restaurants, apartments, retail stores and service contractors, who pay average annual premiums of about $2,000. In addition, Penn-America has developed customized products and coverages for other small commercial insureds such as day care facilities, fitness centers and special events. Penn-America attempts to select only insurance lines of business and industry segments for which it reasonably can evaluate the probability of future loss exposure. Therefore, Penn-America avoids high-hazard risks and high-hazard lines of business such as medical malpractice and environmental liability. The small businesses that Penn-America insures often cannot obtain insurance because of their rural locations, small premium size or non-standard risk characteristics. As a result, these small businesses must turn to companies like Penn-America, which operate in a small business niche of the secondary or residual market called the “excess and surplus lines” or “E&S” market. Penn-America believes the benefits of operating in the excess and surplus lines marketplace include:

•	higher prices than the standard lines segment;

•	more flexibility in offering coverage forms, particularly in designing exclusions for specific loss exposures; and

•	lower premium taxes and guaranty fund assessments.

      Penn-America writes business on both an admitted and non-admitted basis in thirty-seven states, on only an admitted basis in one state and on only a non-admitted basis in twelve states and the District of Columbia. Penn-America chooses whether to write business on an admitted or non-admitted basis in a particular state based upon its analysis of competition in such state. Writing business on an admitted basis is highly regulated. The regulations, which vary by state, generally govern licensing, underwriting rules, rates and policy forms, and require insurance companies to pay premium taxes and guaranty fund assessments. Writing business on a non-admitted basis is significantly less regulated and provides much more freedom in setting rules, rates and policy forms and removes insurance companies from premium taxes and guaranty fund assessment liabilities. Coverage written on a non-admitted basis is less comprehensive than coverage issued on an admitted basis. If Penn-America chooses non-admitted status, Penn-America could be at a competitive disadvantage to carriers writing on an admitted basis if those competitors choose to offer coverages which are more comprehensive and attractive to an insured.

      Penn-America markets its products through 66 general agents, who in turn produce business for Penn-America through more than 30,000 retail insurance brokers located throughout the United States. Penn-America believes that its distribution network enables it to effectively access these numerous small business markets at a relatively low fixed-cost through the marketing, underwriting and administrative support of its general agents. These general agents and their retail insurance brokers have local market knowledge and expertise that enable Penn-America to access these markets more effectively.

      Penn-America’s distribution strategy is to maintain strong relationships with a select group of high-quality general agents. Penn-America has about one-half the number of general agents as its nearest competitor. Penn-America carefully selects a limited number of general agents based on their experience and reputation and strives to preserve each agent’s franchise value within its marketing territory. Penn-America seeks to increase its written premiums with these general agents and to develop strong, long-standing relationships by providing a high level of service and support. For example, Penn-America tries to respond to its general agents’ request for quotes within 24 hours. Penn-America also supplies Internet and web site technology support at no cost to the general agents. Penn-America believes these activities create goodwill with the general agents and strengthens its relationship with them. Penn-America’s strategy has resulted in strong growth. From 1992 to 2003, Penn-America’s gross written premiums grew from $22.6 million to $209.4 million (a 22.4% compound annual growth rate). Most of this growth was due to an increase in gross written premiums per agent from $590,000 in 1992 to $3.9 million in 2003.

      This joint proxy statement/ prospectus incorporates important business and financial information about Penn-America from other documents that are not included in or delivered with this joint proxy statement/ prospectus. For a listing of the documents incorporated by reference in this joint proxy statement/ prospectus, see the section entitled “Where You Can Find More Information” on page 247.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

      The following unaudited pro forma condensed combined financial information is based on available information and on assumptions we believe are reasonable. The following unaudited pro forma condensed combined financial information is not indicative of our consolidated results of operations had these transactions been completed on the dates assumed, and does not in any way represent a projection or forecast of United America Indemnity’s consolidated results of operations for, or as of, any future period or date.

      You should read the following unaudited pro forma condensed combined financial information in conjunction with the consolidated financial statements and the accompanying notes of United National Group and Penn-America included in or incorporated by reference in this joint proxy statement/ prospectus and the information set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 165 and the information set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Penn-America’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, and Annual Report on Form 10-K for the year ended December 31, 2003, incorporated by reference in this joint proxy statement/ prospectus.

      The unaudited pro forma condensed combined financial information gives effect to:

•	the issuance of United National Group Class A common shares and the payment of cash to the Penn-America shareholders pursuant to the merger agreement, other than as provided in the Penn Independent stock purchase agreement and the Saltzman stock purchase agreements;

•	the assumption of all options to acquire Penn-America common stock outstanding, whether or not exercisable and whether or not vested, at the time of the merger under Penn-America’s 1993 Stock Incentive Plan and Penn-America’s 2002 Stock Incentive Plan, each as amended, by United National Group, and the conversion into options to purchase United National Group Class A common shares upon the same terms and conditions as are in effect immediately prior to substitution with respect to such Penn-America options, except that (i) each such option will be exercisable for that whole number of United National Group Class A common shares equal to the number of shares of Penn-America common stock subject to such Penn-America option multiplied by a fraction, the numerator of which is 15.375 and the denominator is the volume weighted average sales price of a United National Group Class A common share during the 20 consecutive trading days ending on and including the trading day immediately preceding the date of the effective time and (ii) the exercise price per United National Group Class A common share will be an amount equal to the exercise price per share of Penn-America common stock subject to the related option in effect immediately prior to the effective time divided by the fraction calculated in (i) (rounded to the nearest full cent); and

•	United National Insurance Company’s purchase of shares of Penn-America common stock pursuant to the Saltzman stock purchase agreements and 100% of the common stock of Penn Independent for approximately $99.6 million, subject to adjustment pursuant to the Penn Independent stock purchase agreement;

in each case, as if transactions were completed as of the date of the balance sheet data or at the beginning of the applicable period in the case of statement of operations data, as applicable. The unaudited pro forma condensed combined financial statement of operations data do not include any projected synergies relating to the transactions.

Unaudited Pro Forma Condensed Combined Balance Sheet

United America Indemnity, Ltd.
As of September 30, 2004

					Pro Forma
			Penn-		Combined
	Historical		America Pro		United National	Historical
	United National	Historical Penn-	Forma		Group & Penn-	Penn
	Group(1)	America(1)	Adjustments		America(15)	Independent

	(Dollars in thousands)
ASSETS:
Bonds, available for sale securities	$621,636	$359,746	$282	(3)	$981,664	$1,806
Bonds, held to maturity	—	275	(275	)(3)	—	—
Preferred shares, available for sale securities	4,877	3,387	—		8,264	—
Common shares, available for sale securities	34,163	20,763	—		54,926	2,058
Other invest assets	51,013	—	—		51,013	—
Investments in subsidiaries	—	—	—		—	44,016

Total investments	711,689	384,171	7		1,095,867	47,880

Cash and cash equivalents	189,069	19,276	(26,425	) (4)	181,920	22,244
Agents’ balances & premiums receivable	51,185	26,497	—		77,682	28,679
Reinsurance receivables, net	1,650,957	49,529	—		1,700,486	—
Federal income taxes receivable	9,078	618	—		9,696	—
Deferred federal income taxes	25,024	5,194	(12,626	)(5)	17,592	2,250
Deferred acquisition costs, net	26,074	21,011	(21,011	)(6)	26,074	—
Prepaid reinsurance premiums	59,546	12,705	(4,865	)(7)	67,386	—
Goodwill	—	—	60,803	(8)	60,803	—
Agency relationships, tradenames and other assets	19,915	6,529	36,724	(9)(10)	63,168	3,199

Total assets	$2,742,537	$525,530	$32,607		$3,300,674	$104,252

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Unpaid losses and loss adjustment expenses	$1,965,015	$226,477 (2)	$—		2,191,492	$—
Unearned premiums	158,311	109,723	(25,876	)(11)	242,158	—
Amounts held for the account of others	15,350	—	—		15,350	—
Ceded balances and insurance premiums payable	29,792	6,181	—		35,973	37,133
Payable for securities	20,060	—	—		20,060	—
Accounts payable and other liabilities	33,727	11,544	650	(12)	45,921	9,042
Senior notes payable to related party	72,848	—	—		72,848	—
Junior subordinated debentures	30,929	30,000	—		60,929	—
Notes and loan payable	—	—	—		—	5,944
Capital lease obligation, affiliate	—	1,147	—		1,147	945
Minority interest	—	—	52,143	(13)	52,143	365

Total liabilities	2,326,032	385,072	26,917		2,738,021	53,429

Common shares	3	148	(148	)(14)	3	534
Preferred shares	—	—	—	(14)	—	—
Additional paid-in- capital	356,488	72,950	73,198	(14)	502,636	9,465
Accumulated other comprehensive income	13,517	4,535	(4,535	)(14)	13,517	2,987
Unearned comp from restricted stock awards	—	(166)	166	(14)	—	(91)
Retained earnings	46,497	62,991	(62,991	)(14)	46,497	37,928

Total shareholders’ equity	416,505	140,458	5,690	(14)	562,653	50,823

Total liabilities and shareholders’ equity	$2,742,537	$525,530	$32,607		$3,300,674	$104,252

[Additional columns below]

[Continued from above table, first column(s) repeated]

			Pro Forma
	Penn		Combined
	Independent		United
	Pro Forma		America
	Adjustments		Indemnity

	(Dollars in thousands)
ASSETS:
Bonds, available for sale securities	$—		$983,470
Bonds, held to maturity	—		—
Preferred shares, available for sale securities	—		8,264
Common shares, available for sale securities	—		56,984
Other invest assets	—		51,013
Investments in subsidiaries	(44,016	)(16)	—

Total investments	(44,016)		1,099,731

Cash and cash equivalents	(102,930	)(17)	101,234
Agents’ balances & premiums receivable	(977	)(18)	105,384
Reinsurance receivables, net	—		1,700,486
Federal income taxes receivable	—		9,696
Deferred federal income taxes	(810	)(19)	19,032
Deferred acquisition costs, net	—		26,074
Prepaid reinsurance premiums	—		67,386
Goodwill	38,770	(20)	99,573
Agency relationships, tradenames and other assets	2,158	(21)(22)	68,525

Total assets	$(107,805)		$3,297,121

LIABILITIES AND
Unpaid losses and loss adjustment expenses	$—		$2,191,492
Unearned premiums	—		242,158
Amounts held for the account of others	—		15,350
Ceded balances and insurance premiums payable	(1,129	)(23)	71,977
Payable for securities	—		20,060
Accounts payable and other liabilities			54,963
Senior notes payable to related party	—		72,848
Junior subordinated debentures	—		60,929
Notes and loan payable	—		5,944
Capital lease obligation, affiliate	—		2,092
Minority interest	(52,143	)(24)	365

Total liabilities	(53,272)		2,738,178

Common shares	(534	)(25)	3
Preferred shares	—	(25)	—
Additional paid-in- capital	(13,175	)(25)	498,926
Accumulated other comprehensive income	(2,987	)(25)	13,517
Unearned comp from restricted stock awards	91	(25)	—
Retained earnings	(37,928	)(25)	46,497

Total shareholders’ equity	(54,533	)(25)	558,943

Total liabilities and shareholders’ equity	$(107,805)		$3,297,121

Unaudited Pro Forma Condensed Combined Statement of Operations

United America Indemnity, Ltd.
For the Nine Months Ended September 30, 2004

					Pro Forma
					Combined
	Historical	Historical	Penn-America		United National	Historical
	United National	Penn-	Pro Forma		Group & Penn-	Penn
	Group(1)	America(1)	Adjustments		America(15)	Independent

	(Dollars in thousands)
Revenues:
Gross premiums written	$314,733	$194,774	$—		$509,507	$—

Net premiums written	$205,043	$168,691	$—		$373,734	$—

Net premiums earned	$165,751	$150,469	$(15,758	)(26)	$300,462	$—
Commissions earned	—	—	—		—	35,112
Other revenues	—	—	—		—	3,203
Net investment income	13,637	10,813	(1,453	)(27)	22,997	231
Net realized investment gains (losses)	(687)	(724)	—		(1,411)	103

Total revenues	178,701	160,558	(17,211)		322,048	38,649
Losses and Expenses:
Net losses and loss adjustment expense	98,395	95,099	—		193,494	157
Acquisition costs and other underwriting expenses	56,658	45,488	(15,676	)(28)	86,470	34,593
Provision for doubtful reinsurance receivables	—	—	—		—	—
Other operating expenses	1,097	1,759	—		2,856	—
Interest expense	3,997	1,529	—		5,526	—

Income before income taxes	18,554	16,683	(1,535)		33,702	3,899
Income tax expense (benefit)	(2,551)	5,037	(531	)(29)	1,955	1,610

Net income before equity in net income of partnerships and minority interests	21,105	11,646	(1,004)		31,747	2,289
Minority interests	—	—	(3,571	)(30)	(3,571)	(173)
Equity in net income of partnerships	926	—	—		926	—

Net income before extraordinary gain	22,031	11,646	(4,575)		29,102	2,116
Extraordinary gain	1,195	—	—		1,195	—

Net income	$23,226	$11,646	$(4,575)		$30,297	$2,116

Weighted average shares outstanding — basic	28,255	14,767	7,314		35,569

Weighted average shares outstanding — diluted	28,830	15,000	7,456		36,286

Net income before extraordinary gain per share — basic	$0.78	$0.79			$0.82

Net income before extraordinary gain per share — diluted	$0.77	$0.78			$0.80

Net income per share — basic	$0.82	$0.79			$0.85

Net income per share — diluted	$0.81	$0.78			$0.83

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Penn		Pro Forma
	Independent		Combined
	Pro Forma		United America
	Adjustments		Indemnity

	(Dollars in thousands)
Revenues:
Gross premiums written	$—		$509,507

Net premiums written	$—		$373,734

Net premiums earned	$—		$300,462
Commissions earned	(1,911	)(31)	33,201
Other revenues	—		3,203
Net investment income	(772	)(32)	22,456
Net realized investment gains (losses)	—		(1,308)

Total revenues	(2,683)		358,014
Losses and Expenses:
Net losses and loss adjustment expense	—		193,651
Acquisition costs and other underwriting expenses	(1,921	)(33)	119,142
Provision for doubtful reinsurance receivables	—		—
Other operating expenses	—		2,856
Interest expense	—		5,526

Income before income taxes	(762)		36,839
Income tax expense (benefit)	(268	)(34)	3,297

Net income before equity in net income of partnerships and minority interests	(494)		33,542
Minority interests	3,571	(35)	(173)
Equity in net income of partnerships	—		926

Net income before extraordinary gain	3,077		34,295
Extraordinary gain	—		1,195

Net income	$3,077		$35,490

Weighted average shares outstanding — basic			35,569

Weighted average shares outstanding — diluted			36,286

Net income before extraordinary gain per share — basic			$0.96

Net income before extraordinary gain per share — diluted			$0.95

Net income per share — basic			$1.00

Net income per share — diluted			$0.98

Unaudited Pro Forma Condensed Combined Statement of Operations

United America Indemnity, Ltd.
For the Year Ended December 31, 2003

					Pro Forma
	Historical				Combined
	United	Historical	Penn-America		United National	Historical
	National	Penn-	Pro Forma		Group & Penn-	Penn
	Group(1)	America(1)	Adjustments		America(15)	Independent

	(Dollars in thousands)
Revenues:
Gross premiums written	$668,380	$209,442	$—		$877,822	$—

Net premiums written	$200,381	$176,450	$—		$376,831	$—

Net premiums earned	$180,166	$154,054	$(21,011	)(26)	$313,209	$—
Commissions earned	—	—	—		—	43,324
Other revenues	—	—	—		—	4,073
Net investment income	19,395	13,303	(1,696	)(27)	31,002	380
Net realized investment gains (losses)	5,758	1,947	—		7,705	98

Total revenues	205,319	169,304	(22,707)		351,916	47,875
Losses and Expenses:
Net losses and loss adjustment expense	123,184	94,666	—		217,850	90
Acquisition costs and other underwriting expenses	45,147	47,914	(19,726	)(28)	73,335	44,120
Provision for doubtful reinsurance receivables	1,750	—	—		1,750	—
Other operating expenses	295	816	—		1,111	—
Interest expense	1,650	1,740	—		3,390	—

Income before income taxes	33,293	24,168	(2,981)		54,480	3,665
Income tax expense (benefit)	5,184	7,443	(1,035	)(29)	11,592	514

Net income before equity in net income of partnerships and minority interests	28,109	16,725	(1,946)		42,888	3,151
Minority interests	—	—	(4,905	)(30)	(4,905)	(323)
Equity in net income of partnerships	2,592	—	—		2,592	—

Net income before extraordinary gain	30,701	16,725	(6,851)		40,575	2,828
Extraordinary gain	46,424	—	—		46,424	—

Net income	$77,125	$16,725	$(6,851)		$86,999	$2,828

Weighted average shares outstanding — basic	27,793	14,671	7,314		35,107

Weighted average shares outstanding — diluted	28,368	14,909	7,456		35,824

Net income before extraordinary gain per share — basic	$1.10	$1.14			$1.16

Net income before extraordinary gain per share — diluted	$1.08	$1.12			$1.13

Net income per share — basic	$2.77	$1.14			$2.48

Net income per share — diluted	$2.72	$1.12			$2.43

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Penn		Pro Forma
	Independent		Combined
	Pro Forma		United America
	Adjustments		Indemnity

	(Dollars in thousands)
Revenues:
Gross premiums written	$—		$877,822

Net premiums written	$—		$376,831

Net premiums earned	$—		$313,209
Commissions earned	(1,877	)(31)	41,447
Other revenues	—		4,073
Net investment income	(1,027	)(32)	30,355
Net realized investment gains (losses)	—		7,803

Total revenues	(2,904)		396,887
Losses and Expenses:
Net losses and loss adjustment expense	—		217,940
Acquisition costs and other underwriting expenses	(1,815	)(33)	115,640
Provision for doubtful reinsurance receivables	—		1,750
Other operating expenses	—		1,111
Interest expense	—		3,390

Income before income taxes	(1,089)		57,056
Income tax expense (benefit)	(385	)(34)	11,721

Net income before equity in net income of partnerships and minority interests	(704)		45,335
Minority interests	4,905	(35)	(323)
Equity in net income of partnerships	—		2,592

Net income before extraordinary gain	4,201		47,604
Extraordinary gain	—		46,424

Net income	$4,201		$94,028

Weighted average shares outstanding — basic			35,107

Weighted average shares outstanding — diluted			35,824

Net income before extraordinary gain per share — basic			$1.36

Net income before extraordinary gain per share — diluted			$1.33

Net income per share — basic			$2.68

Net income per share — diluted			$2.62

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

      In connection with United National Group’s acquisitions of Penn-America and Penn Independent, an allocation of the purchase prices was made to the estimated fair value of assets acquired and liabilities acquired. The income tax benefit of all deductible adjustments has been calculated at the statutory rate of 35%.

      The unaudited pro forma condensed combined balance sheet as of September 30, 2004 reflects amounts contained in the unaudited balance sheets of United National Group, Penn-America and Penn Independent as of that date. The following adjustments have been reflected in the unaudited pro forma condensed combined balance sheet as if the transactions with Penn-America and Penn Independent occurred as of the date of the balance sheet.

      The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003 reflects amounts contained in the combined statements of operations of United National Group and its predecessor, Wind River Investment Corporation, for the year ended December 31, 2003, and the audited statements of operations of Penn-America and Penn Independent for the year ended December 31, 2003. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2004 reflects amounts contained in the unaudited statements of operations of United National Group, Penn-America and Penn Independent for that period. The following adjustments have been reflected in the unaudited pro forma condensed combined statements of operations as if the transactions with Penn-America and Penn Independent occurred at the beginning of each period.

      (1) For a discussion of certain factors that affected the historical results of operations of United National Group and Penn-America for the year ended December 31, 2003 and the nine months ended September 30, 2004, see “Selected Historical Financial Data of United National Group”, “Selected Historical Financial Data of Penn-America” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 165 and the information set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Penn-America’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, and Annual Report on Form 10-K for the year ended December 31, 2003, incorporated by reference in this joint proxy statement/ prospectus.

      (2) The fair value of unpaid losses and loss adjustment expenses was risk adjusted and discounted by the risk free rates for the period that is equivalent to the duration of the reserves. Due to the offsetting affects of the risk adjustment and the discount the historical unpaid losses and loss adjustment expenses approximate fair value; thus, no adjustment was necessary.

      (3) Adjustment to recharacterize $0.3 million of Penn-America’s bonds held to maturity to bonds available for sale to be consistent with United National Group’s accounting policy, which classifies all bonds as available for sale.

      (4) Adjustment of $15.0 million for the $1.50 per share cash component of the merger consideration to be paid by United National Group in exchange for 10.0 million shares of Penn-America common stock and acquisition costs in connection with the merger of $9.2 million and $2.2 million incurred by United National Group and Penn-America, respectively.

      (5) Deferred federal income tax liabilities of $12.6 million recognized for adjustments calculated at a statutory rate of 35%.

      (6) Adjustment of $21.0 million to reduce Penn-America’s deferred acquisition costs to fair value.

      (7) Penn-America’s prepaid reinsurance premiums have been risk adjusted and discounted by the risk free rate for the period that is equivalent to the duration of the reserves as required to adjust to fair value in purchase accounting. The adjustment reduced prepaid reinsurance premiums by $4.9 million.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION — (Continued)

      (8) Adjustments to record goodwill of $60.8 million for excess of cash and fair value of United National Group Class A common shares exchanged over fair value of assets acquired.

      A summary of the preliminary purchase price allocation for the merger is as follows:

(dollars in thousands)
Issuance of United National Group Class A common shares at $19.00, the closing market price on December 15, 2004	$138,923
Cash consideration	15,019
Other consideration	3,515
Estimated acquisition costs	9,177

Total purchase price	166,634
Less: Estimated fair value of net assets acquired	105,831

Goodwill	$60,803

      (9) As a result of the proposed merger with Penn-America, an identification and valuation of intangible assets was performed. Intangible assets of $37.4 million were recognized for the values of agency relationships, tradenames, state insurance licenses and software technology.

      A summary of intangible assets, including estimated useful lives, is as follows:

	September 30, 2004

	Pro Forma Amount	Estimated Useful Life

	(dollars in thousands)
Tradenames	$16,140	Indefinite
Agency relationships	14,790	12 years
State insurance licenses	6,000	Indefinite
Software technology	500	3 years

	$37,430

      (10) Adjustment for Penn-America’s adjustment to fair value of $0.7 million of deferred debt issuance costs.

      (11) Penn-America’s unearned premium reserves were risk adjusted and discounted by the risk free rate for the period that is equivalent to the duration of the reserves as required to adjust to fair value in purchase accounting. The adjustment decreased the unearned premium reserves by $25.9 million.

      (12) Adjustment to record liability at the time of the merger for $0.6 million for directors and officers insurance.

      (13) Adjustment to segregate minority interest of $52.1 million for Penn-America common stock owned by Penn Independent, Irvin Saltzman, Jon S. Saltzman and Joanne Lynch Saltzman. The adjustment represents the historical minority interest of $45.1 million of Penn Independent, Irvin Saltzman, Jon S. Saltzman and Joanne Lynch Saltzman adjusted for a $7.7 million minority interest in the increase in the fair value of net assets less $0.7 million for the minority interest in costs incurred by Penn-America in connection with the merger.

      (14) Eliminate Penn-America’s equity balances and an equity adjustment of $5.7 million to reduce Penn-America equity to fair value of cash and United National Group Class A common shares exchanged for shares of Penn-America common stock excluding shares held by Penn Independent, Irvin Saltzman, Jon S. Saltzman and Joanne Lynch Saltzman.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION — (Continued)

      (15) The pro forma combined United National Group and Penn-America column as of September 30, 2004, for the nine months ended September 30, 2004 and for the year ended December 31, 2003 includes 100% of the purchase accounting adjustments related to Penn-America and adjustments to record the purchase of approximately 67% of Penn-America’s outstanding common stock. Thus, a minority interest of 33% has been recorded, including the 31% of Penn-America owned by Penn Independent.

      (16) Elimination of Penn Independent’s $44.0 million historical investment in Penn-America.

      (17) Cash has been reduced for $95.0 million paid by United National Insurance Company for Penn Independent common stock, associated transaction costs of $4.3 million and $4.6 million for shares of Penn-America common stock purchased from Irvin Saltzman, Jon S. Saltzman and Joanne Lynch Saltzman. Cash has been increased by $0.9 million for cash to be received by Penn-America for stock options exercised by Irvin Saltzman and Jon S. Saltzman.

      (18) Consolidating adjustment to eliminate intercompany balances of $1.0 million for insurance premiums net of commissions receivable by Penn-America from Penn Independent.

      (19) Deferred federal income tax asset of $0.8 million recognized by Penn Independent for deductible adjustments calculated at a statutory rate of 35%.

      (20) Adjustment to record $38.8 million of goodwill for the excess of the purchase price of Penn Independent common stock over fair value of assets acquired.

      A summary of the goodwill calculation related to the acquisition of Penn Independent is as follows:

(dollars in thousands)

Cash consideration	$95,000
Estimated acquisition costs	4,123

Total purchase price	99,123
Less: Estimated fair value of net assets acquired	61,395

Goodwill	$37,728

      Adjustment to record $1.0 million of goodwill for the excess of the purchase price paid by United National Group over the fair value of the minority interest in Penn-America held by Irvin Saltzman, Jon S. Saltzman and Joanne Lynch Saltzman.

      A summary of the goodwill calculation related to the purchase of the Penn-America minority interest held by Irvin Saltzman, Jon S. Saltzman and Joanne Lynch Saltzman is as follows:

(dollars in thousands)

Cash purchase price	$4,631
Less: Estimated fair value of assets acquired	3,589

Goodwill	$1,042

      (21) As a result of United National Insurance Company’s proposed acquisition of Penn Independent’s common stock, an identification and valuation of intangible assets was performed. Intangible assets of $2.3 million were recorded for the fair values of agency relationships, customer contracts, and trade names.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION — (Continued)

      A summary of intangible assets, including estimated useful lives, is as follows:

	September 30, 2004

	Pro Forma Amount	Estimated Useful Life

	(dollars in thousands)
Tradenames	$430	Indefinite
Agency relationships	1,830	12 years
Customer contracts	50	3 years

	$2,310

      (22) Consolidating adjustment to eliminate intercompany balances of $0.2 million for advances on operating expenses receivable by Penn-America from Penn Independent.

      (23) Consolidating adjustment to eliminate $1.1 million for $0.9 million of insurance premiums net of commission and $0.2 million for advances for operating expenses payable by Penn Independent to Penn-America.

      (24) Adjustment to eliminate $52.1 million minority interest.

      (25) Consolidating adjustment to eliminate Penn Independent’s adjusted equity of $54.5 million.

      (26) For the year ended December 31, 2003 and the nine months ended September 30, 2004, Penn-America reduced gross premiums earned by $25.9 million and $19.4 million and ceded premiums earned by $4.9 million and $3.7 million, respectively, to reflect the proportionate reduction of unearned premiums on the unaudited condensed combined balance sheet as of September 30, 2004. This resulted in a decrease to net premiums earned of $21.0 million and $15.8 million for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively.

      (27) Penn-America recalculated the net amortization/accretion of the premium/discount on its fixed maturity investments as if the cost basis of the securities had been adjusted to the estimated fair values of the securities at the beginning of each period. For the purpose of this calculation, the change in the market yield was estimated based on the amount of net unrealized gains on fixed maturity investments as of September 30, 2004, amortized over the estimated average life of the portfolio (5 years). This adjustment resulted in a decrease in net investment income of $1.7 million and $1.5 million for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively.

      (28) Penn-America acquisition costs and other underwriting expenses were reduced by $19.7 million and $15.7 million for the year ended December 31, 2003 and nine months ended September 30, 2004, respectively, for the following adjustments:

      Penn-America’s acquisition costs and other underwriting expenses were adjusted to record amortization of certain intangible assets, such as agency relationships and software technology, that were recorded at fair value on the unaudited pro forma condensed combined balance sheet as of September 30, 2004. For the year ended December 31, 2003 and the nine months ended September 30, 2004, acquisition costs and other underwriting expenses were increased by $1.4 million and $1.1 million, respectively, as a result of this adjustment.

      Penn-America’s acquisition costs and other underwriting expenses were adjusted to exclude amortization of deferred acquisition costs written off on the unaudited pro forma condensed combined balance sheet as of September 30, 2004. For the year ended December 31, 2003 and the nine months ended September 30, 2004, acquisition costs and other underwriting expenses were reduced by $21.0 million and $15.8 million, respectively, as a result of this adjustment.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION — (Continued)

      Penn-America’s acquisition costs and other underwriting expenses were adjusted to exclude amortization of debt issuance costs written off on the unaudited condensed combined balance sheet as of September 30, 2004. For the year ended December 31, 2003 and the nine months ended September 30, 2004, acquisition costs and other underwriting expenses were reduced by $0.1 million and $0.1 million, respectively, as a result of this adjustment.

      Penn-America’s acquisition and other underwriting expenses were reduced by $0.9 million for costs associated with the merger, which are expensed in the nine months ended September 30, 2004.

      (29) The $1.0 million reduction of Penn-America’s income tax expense for the year ended December 31, 2003 and the $0.5 million reduction of income tax expense for the nine months ended September 30, 2004 represent the tax effect of the other adjustments reflected in the unaudited pro forma condensed combined statements of operations.

      (30) Minority interest in net income of Penn-America attributed to Penn-America common stock held by Penn Independent, Irvin Saltzman, Jon S. Saltzman and Joanne Lynch Saltzman would have been $4.9 million and $3.6 million for the year ended December 31, 2003 and for the nine month period ended September 30, 2004, respectively.

      (31) Commissions earned were adjusted to eliminate $1.9 million and $1.9 million of commissions incurred by Penn-America and earned by Penn Independent on intercompany transactions for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively.

      (32) Penn Independent recalculated the net amortization/accretion of the premium/discount on its fixed maturity investments as if the cost basis of the securities had been adjusted to the estimated fair values of the securities at the beginning of each period. For the purpose of this calculation, the change in the market yield was estimated based on the amount of net unrealized gains on fixed maturity investments as of September 30, 2004, amortized over the estimated average life of the portfolio (5 years). This adjustment resulted in a decrease in net investment income $1.0 million and $0.8 million, for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively.

      (33) Penn Independent acquisition costs and other underwriting expenses were reduced by $1.8 million and $1.9 million for the year ended December 31, 2003 and nine months ended September 30, 2004, respectively, for the following adjustments:

      Commission expense was to eliminate $1.9 million and $1.9 million of commissions incurred by Penn-America and earned by Penn Independent on intercompany transactions for the year ended December 31, 2003 and nine months ended September 30, 2004, respectively.

      Penn Independent’s acquisition costs and other underwriting expenses were adjusted to record amortization of certain intangible assets, such as agency relationships and customer contracts, that were recorded at fair value on the unaudited pro forma condensed combined balance sheet as of September 30, 2004. For the year ended December 31, 2003 and the nine months ended September 30, 2004, acquisition costs and other underwriting expenses were increased by $0.1 million and $0.1 million, respectively, as a result of this adjustment.

      Penn Independent’s acquisition costs and other underwriting expenses were reduced by $0.1 million for costs associated with the merger which are expensed in the nine months ended September 30, 2004.

      (34) The decrease to Penn Independent’s income tax expense of $0.4 million and $0.3 million for the year ended December 31, 2003 and the nine month ended September 30, 2004, respectively, represents the tax effect of the adjustments reflected in the unaudited pro forma condensed combined statements of operation.

      (35) Consolidating adjustment to eliminate minority interest in earnings of Penn-America.

DESCRIPTION OF UNITED NATIONAL GROUP SHARE CAPITAL

      United National Group’s authorized share capital consists of $100,000 which is divided into 900,000,000 common shares and 100,000,000 preferred shares, each with a nominal or par value of $0.0001 per share. United National Group’s common shares are divided into two classes, Class A common shares and Class B common shares. United National Group is a Cayman Islands company and its affairs are governed by its memorandum and articles of association, the Companies Law (2004 Revision) and the common law of the Cayman Islands. The following is a summary of material provisions of its memorandum and articles of association as they will be immediately prior to completion of this merger and the Companies Law, insofar as they relate to the material terms of its share capital. The following summary is qualified in its entirety by reference to United National Group’s memorandum and articles of association, copies of which are filed as exhibits to United National Group’s Securities and Exchange Commission filings. For information concerning agreements relating to its share capital, see “United National Group — United National Group’s Relationship with Fox Paine & Company — Shareholders Agreement” and “United National Group — United National Group’s Relationship with Fox Paine & Company — Management Agreement.”

General

      All shares, whether common or preferred, will be issued fully paid as to nominal or par value and any premium determined by the board of directors at the time of issue and are non-assessable. All shares are to be issued in registered, and not bearer, form, and are issued when registered in the register of shareholders of United National Group. Each registered holder of shares is entitled, without payment, to a certificate representing such holder’s shares. All unissued shares are under control of the board of directors and may be redesignated, allotted or disposed of in such manner as the board of directors may determine.

Common Shares

General

      As noted above, United National Group’s common shares are divided into Class A common shares and Class B common shares. Except as set forth under “— Voting Rights” and “— Conversion,” all Class A common shares and Class B common shares rank equal in all respects and have identical rights. The common shares are not entitled to any sinking fund or pre-emptive rights.

Voting Rights and General Meetings

      Subject to adjustment as described under “— Voting Adjustments,” holders of common shares are entitled to attend general meetings of United National Group and each Class A common share is entitled to one vote and each Class B common share is entitled to ten votes on all matters upon which the common shares are entitled to vote at any general meeting, including the election of directors. Voting at any general meeting of shareholders is by a poll. United National Group’s articles of association provide that actions by written consent of shareholders may only be taken if such action is executed by all holders of shares entitled to receive notice of and vote at a general meeting.

      United National Group will hold an annual general meeting of shareholders at such time and place as the board of directors may determine. In addition, the board of directors may convene a general meeting of shareholders at any time upon ten days’ notice. Further, general meetings may also be convened upon written requisition of shareholders holding not less than fifty percent of the votes entitled to be voted at any general meeting, which requisition must state the objects for the general meeting.

      The required quorum for a general meeting of United National Group’s shareholders consists of shareholders present in person or by proxy and entitled to vote that hold in the aggregate at least a majority of the votes entitled to be cast at such general meeting.

      Subject to the quorum requirements referred to in the previous paragraph, any ordinary resolution requires the affirmative vote of a simple majority of the votes cast in a general meeting of United National

Group for shareholder approval while a special resolution requires the affirmative vote of two-thirds of the votes cast attaching to the common shares. A special resolution is required for matters such as a change of name, amending United National Group’s memorandum and articles of association and placing it into voluntary liquidation. Holders of shares entitled to vote at a general meeting have the power, among other things, to elect directors, ratify appointment of auditors and make changes in the amount of United National Group’s authorized share capital.

      Generally, all shareholders vote together as a single class, except when considering a scheme of arrangement or considering a materially adverse variation of the rights attached to a particular class of shares, in which case, the holders of such class must approve such variation of rights as a class.

Dividends

      The holders of United National Group’s common shares are entitled to receive such dividends, which may consist of cash or other property, as may be declared by United National Group’s board of directors. Any such dividends will be paid equally on Class A common shares and Class B common shares. Any such dividends to be paid in cash may be paid only out of profits, which include net earnings and retained earnings undistributed in prior years, and out of share premium, a concept analogous to paid-in surplus in the United States, subject to a statutory solvency test.

Liquidation

      In the event of any liquidation, dissolution or winding up, holders of common shares shall be entitled to receive distributions in proportion to the number of common shares held by such holder, without regard to class. The liquidator in any such liquidation may, upon approval of an ordinary resolution of shareholders and subject to any preferences and priorities of issued share capital, divide among the shareholders in cash or in kind the whole or any part of United National Group’s assets, determine how such division shall be carried out as between the shareholders or different classes of shareholders and may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, upon the approval of an ordinary resolution of the shareholders, sees fit, provided that a shareholder shall not be compelled to accept any shares or other assets that would subject the shareholder to liability.

Conversion

      Each Class B common share is convertible at any time at the option of the holder thereof into one Class A common share. In addition, each Class B common share shall be automatically converted into one Class A common share upon any transfer by the registered holder of that share, whether or not for value, except for transfers to a nominee or affiliate of such holder in a transfer that will not result in a change of beneficial ownership as determined under Rule 13d-3 under the Exchange Act or to a person that already holds Class B common shares.

Redemption

      Each common share may be redeemed upon the approval by both the board of directors and an ordinary resolution of shareholders of any agreement entered into by United National Group relating to a business combination transaction involving United National Group.

      Relevant business combinations would include those effected by stock purchases or other means, after which any person or entity (other than Fox Paine & Company and its affiliates) would have a majority of the votes represented by United National Group’s issued and outstanding shares. The terms of such redemption, including the consideration to be received by the holders of common shares in such redemption, which consideration may consist of cash or other property, shall be set forth in the agreement pursuant to which such redemption is to be made and that is approved as provided in the preceding sentence. The consideration to be received by the holders of Class A common shares and Class B common shares in any such redemption is required to be identical. Holders of common shares will not have appraisal or similar rights in any such redemption.

Transfer Restrictions

      United National Group’s board of directors may decline to register a transfer of any common shares under certain circumstances, including if the board of directors has reason to believe that as a result of such transfer, any non-de minimis adverse tax, regulatory or legal consequences may occur to United National Group, to any of its subsidiaries or to any of its shareholders.

Acquisition of Common Shares by United National Group

      Under United National Group’s articles of association and subject to Cayman Islands law, if its board of directors determines that any shareholder’s ownership of common shares may result in non-de minimis adverse tax, legal or regulatory consequences to United National Group, to any of its subsidiaries or to any of its shareholders, United National Group has the option but not the obligation to require such shareholders to sell to it, or to a third party to which United National Group has assigned that right to repurchase shares, at fair market value, as determined in the good faith discretion of the minimum number of common shares that is necessary to avoid or cure any such adverse consequences.

Miscellaneous

      Share certificates registered in the names of two or more persons are deliverable to any one of them named in the share register, and if two or more such persons tender a vote, the vote of the person whose name first appears in the share register will be accepted to the exclusion of any other.

Preferred Shares

      Under United National Group’s articles of association, preferred shares may be issued from time to time in one or more series as the board of directors may determine. The board of directors has the power, without any vote or action on behalf of shareholders, to fix by resolution the rights and preferences of each series of preferred shares so issued, including:

•	the distinctive designation of such series and the number of preferred shares that will be so designated;

•	the dividend rate and preferences of such series, if any, the dividend payment dates, the periods in which dividends are payable, whether such dividends are to be cumulative and whether such dividends are to be payable in cash or in kind;

•	whether such preferred shares are to be convertible into or exchangeable for common or other shares of United National Group and the conversion price or rate, including any adjustments thereto, at which such conversion or exchange will be effected;

•	the preferences, and the amounts thereof, if any, such preferred shares are entitled to upon winding up, liquidation or dissolution of United National Group;

•	the voting power, if any, of the preferred shares;

•	the redemption terms, transfer restrictions and preemptive rights, if any, of the preferred shares; and

•	such other terms, conditions, special rights and provisions as the board of directors may determine.

      Any or all of the rights and preferences of such preferred shares may be greater than the rights of its common shares, and its board of directors, without shareholder approval, may issue preferred shares with voting, conversion or other rights that could adversely affect the voting power and other rights of holders of its common shares. Subject to the general duty of the board of directors to act in the best interest of United National Group, preferred shares can be issued quickly with terms calculated to delay or prevent a change in control of United National Group or make removal of management more difficult. Additionally, the issuance of preferred shares may have the effect of decreasing the market price of the common shares, and may adversely affect the voting and other rights of the holders of common shares. United National Group has no current plan to issue preferred shares.

Voting Adjustments

      In general, and except as provided below, shareholders have one vote for each Class A common share and ten votes for each Class B common share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. However, pursuant to a mechanism specified in United National Group’s articles of association, the voting rights exercisable by a shareholder may be limited. In any situation in which the “controlled shares” (as defined below) of a U.S. Person would constitute 9.5% or more of the votes conferred by the issued shares, the voting rights exercisable by a shareholder with respect to such shares will be limited so that no U.S. Person is deemed to hold 9.5% or more of the voting power conferred by United National Group’s common shares. The votes that could be cast by a shareholder but for these restrictions will be allocated to the other shareholders pro rata based on the voting power held by such shareholders, provided that no allocation of any such voting rights may cause a U.S. Person to exceed the 9.5% limitation as a result of such allocation. In addition, United National Group’s board of directors may limit a shareholder’s voting rights where it deems necessary to do so to avoid adverse tax, legal or regulatory consequences to United National Group, any of its subsidiaries, any shareholder or its affiliates. United National Group’s articles of association provide that shareholders will be notified of the applicable voting power exercisable with respect to their shares prior to any vote to be taken by the shareholders. “Controlled shares” include, among other things, shares that a U.S. Person owns directly, indirectly or constructively (within the meaning of Section 958 of the Code).

      United National Group also has the authority under its articles of association to request information from any shareholder for the purpose of determining whether a shareholder’s voting rights are to be limited or reallocated pursuant to the articles of association. If a shareholder fails to respond to United National Group’s request for information or submits incomplete or inaccurate information in response to a request by it, United National Group may, in United National Group’s sole discretion, eliminate the shareholder’s voting rights.

United National Group’s Board of Directors

      United National Group’s articles of association provide that the size of the board of directors shall be determined from time to time by its board of directors, but unless such number is so fixed, its board of directors will consist of eleven directors. Any directors may be removed prior to the expiration of such director’s term by ordinary resolution of the shareholders. The appointment or removal of a director requires the simple majority of votes cast, in person or by proxy, at the general meeting at which the proposal is put forth.

      Generally, the affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be required to authorize corporate action. In the case of equality of votes, the Chairman of its board of directors shall have the deciding vote. Corporate action may also be taken by a unanimous written resolution of the board of directors without a meeting. Unless otherwise fixed at a different number, a majority of the directors in office shall constitute a quorum.

Tax Liability Resulting from Acts of Shareholders

      United National Group’s articles of association provide certain protections against adverse tax consequences to it resulting from laws that apply to United National Group’s shareholders. If a shareholder’s death or non-payment of any tax or duty payable by the shareholder, or any other act or thing involving the shareholder, causes any adverse tax consequences to United National Group, (1) the shareholder or its executor or administrator is required to indemnify it against any tax liability that United National Group incurs as a result, (2) United National Group will have a lien on any dividends or any other distributions payable to the shareholder by it to the extent of the tax liability and (3) if any amounts not covered by its lien on dividends and distributions are owed to it by the shareholder as a result of United National Group’s tax liability, it has the right to refuse to register any transfer of the shareholder’s shares.

Voting of Subsidiary Shares

      United National Group’s articles of association provide that if United National Group is required or entitled to vote at a general meeting of its direct non-U.S. subsidiaries, its directors shall refer the subject matter of the vote to United National Group’s shareholders and seek direction from its shareholders as to how it should vote on the resolution proposed by such direct non-U.S. subsidiary, other than resolutions regarding any subject matter relating to a U.S. indirect subsidiary. Substantially similar provisions are contained in the by-laws of U.N. Barbados with respect to U.N. Holdings II and any non-U.S. subsidiaries, including U.N. Bermuda, it may have and in the bye-laws of U.N. Bermuda with respect to any non-U.S. subsidiaries it may have. United National Group, U.N. Barbados and U.N. Bermuda are proposing certain amendments to their organizational documents that would affect these voting restrictions. See “The United National Group Extraordinary General Meeting — Proposal 3. Amendments to Articles 135 and 136 of United National Group’s Memorandum and Articles of Association” and “The United National Group Extraordinary General Meeting — Proposal 4. Matters Concerning Amendments to the Organizational Documents of United National Group’s Non-U.S. Subsidiaries.”

Insurance Regulation Concerning Change of Control

      Many insurance regulatory laws intended primarily for the protection of policyholders contain provisions that require advance approval by insurance authorities of any proposed acquisition of an insurance company that is domiciled or, in some cases, having such substantial business that it is deemed to be commercially domiciled in that jurisdiction. See “United National Group — Regulation — United States — Changes of Control.”

Differences in Corporate Law

      The Companies Law is modeled after that of England but does not follow recent United Kingdom statutory enactments and differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to United National Group and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

      Cayman Islands law does not provide for mergers as that expression is understood under U.S. corporate law. While Cayman Islands law does have statutory provisions that provide for the reconstruction and amalgamation of companies commonly referred to in the Cayman Islands as a “scheme of arrangement,” the procedural and legal requirements necessary to consummate these transactions are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States. Under Cayman Islands law, a scheme of arrangement in relation to a solvent Cayman Islands company must be approved at a shareholders meeting by each class of shareholders, in each case, by a majority of the number of holders of each class of a company’s shares who are present and voting (either in person or by proxy) at such a meeting, which holders must also represent 75% in value of such class issued and outstanding. The convening of this meeting and the terms of the amalgamation must also be sanctioned by the Grand Court of the Cayman Islands. Although there is no requirement to seek the consent of the creditors of the parties involved in the scheme of arrangement, the Grand Court typically seeks to ensure that the creditors have consented to the transfer of their liabilities to the surviving entity or that the scheme of arrangement does not otherwise materially adversely affect the creditors’ interests. Furthermore, the Grand Court will only approve a scheme of arrangement if it is satisfied that:

•	the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the scheme of arrangement is such as a businessman would reasonably approve; and

•	the scheme of arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

      If the scheme of arrangement and reconstruction is approved, the dissenting shareholder would have no rights comparable to appraisal or dissenters’ rights, which would otherwise ordinarily be available to dissenting shareholders of U.S. corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

      In addition, if a third party purchases at least 90.0% of United National Group’s outstanding shares within a four-month period, the purchaser may, during the following two months, require the holders of the remaining shares to transfer their shares on the same terms on which the purchaser acquired the first 90.0% of United National Group’s outstanding shares. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Shareholder Suits

      While United National Group’s Cayman Islands counsel, Walkers, is aware of only a small number of derivative actions having been brought in the Cayman Islands, such actions are subject to procedural requirements and can only be brought in the following limited circumstances in which:

•	a company is acting or proposing to act illegally or outside the scope of its corporate authority;

•	the act complained of, although not outside the scope of the company’s corporate authority, could be effected only if authorized by more than a simple majority vote of shareholders;

•	the individual rights of the plaintiff shareholder have been infringed or are about to be infringed; or

•	those who control the company are perpetrating a “fraud on the minority.”

      Class actions that have been brought as representative actions in the Cayman Islands and are subject to the same procedural constraints.

Indemnification

      Cayman Islands law does not limit the extent to which a company may indemnify its directors, officers, employees and agents, except to the extent that any such provision may be held by the Cayman Islands courts to be contrary to public policy. For instance, a provision purporting to provide indemnification against civil fraud or the consequences of committing a crime may be deemed contrary to public policy. In addition, an officer or director may not be indemnified for his own fraud or willful default. United National Group’s articles of association make indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of United National Group to the fullest extent allowed by law.

Inspection of Books and Records

      Holders of United National Group’s shares will have no general right under Cayman Islands law to inspect or obtain copies of its list of shareholders or its corporate records. However, United National Group will provide its shareholders with annual audited financial statements.

Prohibited Sale of Securities Under Cayman Islands Law

      An exempted company such as United National Group that is not listed on the Cayman Islands Stock Exchange is prohibited from making any invitations to the public in the Cayman Islands to subscribe for any of its securities.

Listing

      United National Group’s Class A common shares are quoted on the Nasdaq Stock Market under the symbol “UNGL.”

Transfer Agent and Registrar

      The transfer agent and registrar for United National Group common shares is StockTrans Inc.

COMPARISON OF RIGHTS OF UNITED NATIONAL GROUP AND PENN-AMERICA

SHAREHOLDERS AND CORPORATE GOVERNANCE MATTERS

      United National Group is incorporated under the laws of the Cayman Islands, whereas Penn-America is incorporated under the laws of the Commonwealth of Pennsylvania. The rights of Penn-America shareholders are currently governed by Pennsylvania law and the articles of incorporation and bylaws of Penn-America. After completion of the merger, Penn-America shareholders will become shareholders of United National Group, and their rights will be governed by Cayman Islands law and the memorandum and articles of association of United National Group. The material differences between the rights of holders of Penn-America common stock and the rights of holders of United National Group common shares, resulting from the differences in their governing documents and their respective jurisdictions of incorporation, are summarized below.

      The following summary does not purport to be a complete statement of the rights of holders of United National Group common shares under the applicable provisions of Cayman Islands law and the memorandum and articles of association, or the rights of the holders of Penn-America common stock under the applicable provisions of Pennsylvania law, the Penn-America articles of incorporation and the Penn-America bylaws, or a complete description of the specific provisions referred to in this summary. This summary contains a list of the material differences, but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to Cayman Islands law and Pennsylvania law and the governing corporate instruments of United National Group and Penn-America, to which the shareholders are referred. Copies of such governing corporate instruments of United National Group and Penn-America are available, without charge, to any person, by following the instructions listed under “Where You Can Find More Information” on page 247.

Summary of Material Differences Between the Rights of United National Group Shareholders and the Rights of Penn-America Shareholders

Provision	United National Group	Penn-America

Capitalization
Authorized Capital Stock	The authorized capital stock of United National Group consists of 900,000,000 common shares, par value $0.0001 per share, divided into two classes, Class A common shares and Class B common shares, and 100,000,000 preferred shares, par value $0.0001 per share.	The authorized capital stock of Penn-America consists of 30,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share.

Convertibility of Class B Shares	United National Group’s articles of association provide that each Class B common share is convertible at the option of the holder into one Class A common share.	Not applicable.

Ability to Issue Preferred Shares	United National Group’s articles of association permit its board of directors to create one or more series of preferred shares without any further vote or action by shareholders.	Penn-America’s articles of incorporation permit its board of directors to create one or more class or series, or both, of preferred shares without any further vote or action by shareholders.

Provision	United National Group	Penn-America

Shareholder Meetings
Ability to Call Extraordinary General Meetings/Special Meetings of Shareholders	Extraordinary general meetings of United National Group’s shareholders may be called by the board of directors. In addition, extraordinary general meetings of United National Group’s shareholders may be called upon the written request of shareholders owning at least fifty percent of the eligible votes of United National Group.	Penn-America’s bylaws provide that a special meeting of shareholders may be called at any time only by the board of directors, except as expressly required by law.

Notice of Shareholders’ Meetings	United National Group’s articles of association provide that at least ten days notice shall be given of any shareholder meeting.	Penn-America’s bylaws provide that at least five days notice shall be given of any shareholder meeting.

Quorum Required for Shareholders’ Meetings	The presence of one or more shareholders holding shares having at least a majority of the votes eligible to be cast at a shareholders’ meeting shall be a quorum.	The presence of shareholders holding shares having at least a majority of the votes entitled to be cast on a particular matter at a shareholders’ meeting shall be a quorum for the purpose of consideration and action on the matter.

Shareholder Vote Required for Actions	An ordinary resolution may be passed by a simple majority of the votes cast by shareholders entitled to do so at a general meeting.
	A special resolution may be passed by a majority of not less than two-thirds of the votes cast by shareholders entitled to do so at a general meeting.	Except as required by law, corporate action shall be authorized by a majority of the votes cast at the meeting by the holders of shares entitled to vote.

Shareholder Action by Written Consent	Any action which may be taken at a meeting of shareholders of United National Group may also be taken by the unanimous written consent of all shareholders.	Penn-America’s bylaws provide that its shareholders may not act by written consent.

Provision	United National Group	Penn-America

Shareholder Proposals and Nominations of Candidates for Election to the Board of Directors	United National Group does not have an analogous provision.	Penn-America’s bylaws allow shareholders to propose business to be brought before an annual meeting or nominate candidates for election to the Penn-America board of directors at an annual meeting if a shareholder is a holder of record at the time of the notice of such annual meeting, is entitled to vote at such meeting and has complied with applicable notice requirements.
Shareholders’ Rights and Other Matters
Inspection of Books, Records, and Shareholder Lists	Shareholders of a Cayman Islands company have no general rights to inspect or obtain copies of the list of shareholders or corporate records of the company.	Under Pennsylvania law, every shareholder, upon verified written demand, may inspect and make copies of the share register, books and records of account, and records of proceedings of the incorporators, shareholders and directors as long as such inspection is for a proper purpose and during usual business hours.

Voting Rights	Each United National Group Class A common share is entitled to one vote, subject to the limitations described below. Each United National Group Class B common share is entitled to ten votes.	Each share of Penn-America common stock is entitled to one vote.

Provision	United National Group	Penn-America

United National Group’s articles of association contain a mechanism by which the voting rights exercisable by a shareholder may be limited. In any situation in which the “controlled shares” (as defined below) of a U.S. Person would constitute 9.5% or more of the votes conferred by the issued shares, the voting rights exercisable by a shareholder with respect to such shares will be limited so that no U.S. Person is deemed to hold 9.5% or more of the voting power conferred by the shares. The votes that could be cast by a shareholder but for these restrictions will be allocated to the other shareholders pro rata based on the voting power held by such shareholders, provided that no allocation of any such voting rights may cause a U.S. Person to exceed the 9.5% limitation as a result of such allocation. “Controlled shares” include, among other things, shares that a U.S. Person owns directly, indirectly or constructively.
In addition, United National Group’s board of directors may limit a shareholder’s voting rights where it deems necessary to do so to avoid adverse tax, legal or regulatory consequences to United National Group, any of its subsidiaries, any shareholder or its affiliates. United National Group’s articles of association provide that shareholders will be notified of the applicable voting power exercisable with respect to their shares prior to any vote to be taken by the shareholders.

Provision	United National Group	Penn-America

United National Group also has the authority under its articles of association to request information from any shareholder for the purpose of determining whether a shareholder’s voting rights are to be limited or reallocated pursuant to the articles of association. If a shareholder fails to respond to United National Group’s request for information or submits incomplete or inaccurate information in response to a request by United National Group, United National Group may, in its sole discretion, eliminate the shareholder’s voting rights.

Assessability	United National Group’s memorandum of association provides that the liability of the shareholders is limited to the amount, if any, unpaid on the shares respectively held by them.	Shareholders of a Pennsylvania corporation are not personally liable for debts or obligations of the corporation solely by reason of being a shareholder. Except as otherwise provided by a controlling regulatory statute, all issued shares of the corporation shall be nonassessable. However, shareholders remain personally liable for the consideration they have agreed to pay for their shares of common stock.

Provision	United National Group	Penn-America

Tax Indemnification	United National Group’s articles of association provide certain protections against adverse tax consequences to it resulting from laws that apply to United National Group’s shareholders. If a shareholder’s death or non- payment of any tax or duty payable by the shareholder, or any other act or thing involving the shareholder, causes any adverse tax consequences to United National Group,(1) the shareholder or its executor or administrator is required to indemnify United National Group against any tax liability that United National Group incurs as a result,(2) United National Group will have a lien on any dividends or any other distributions payable to the shareholder by it to the extent of the tax liability and(3) if any amounts not covered by its lien on dividends and distributions are owed to it by the shareholder as a result of United National Group’s tax liability, it has the right to refuse to register any transfer of the shareholder’s shares.	There are no comparable provisions in Penn-America’s articles of incorporation or bylaws.

Provision	United National Group	Penn-America

Board of Directors
Number of Directors	United National Group’s articles of association provide that the board of directors may from time to time fix the maximum and minimum number of directors to be appointed but unless such number is fixed, the number of directors shall be eleven. United National Group currently has eleven directors.	Penn-America’s bylaws provide that the number of members of the board shall be the number of directors serving at the time of the adoption of its bylaws, or such other number as may thereafter from time to time (i) be determined by the board of directors, or (ii) be set forth in a notice of a meeting of shareholders called by the board of directors for the election of a full board of directors; provided, that if such notice contemplates a change in the size of the board of directors, such change shall take effect as of the time the election called for by the notice is held. Penn-America currently has seven directors.

Removal of Directors by Shareholders	United National Group directors may be removed by an ordinary resolution passed by a simple majority of votes cast by shareholders at a general meeting of United National Group.	Penn-America directors may be removed without cause by the affirmative vote of a majority of the votes cast by shareholders entitled to vote in the election of directors.

Filling Director Vacancies	United National Group’s articles of association allow the board of directors to fill vacancies or appoint an additional director; provided, however, that such director so appointed shall be approved or terminated by a resolution of the shareholders at the next general meeting.	Penn-America’s bylaws specify that any vacancy caused by the death, resignation or removal of a director may be filled by a majority vote of the remaining members of the board (though less than a quorum) or by a sole remaining director or by the shareholders.

Provision	United National Group	Penn-America

Exculpation & Indemnification of Directors, Officers and Employees
Limitation on Personal Liability of Directors	United National Group’s articles of association provide that United National Group’s directors shall not be personally liable to United National Group or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to United National Group or its shareholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or for any transaction from which the director derived an improper personal benefit.	Penn-America’s directors shall not be personally liable for monetary damages for any action taken (except for liability pursuant to any criminal statute or for the payment of federal, Pennsylvania or local taxes) unless the director has breached or failed to perform a fiduciary duty to the corporation and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

Indemnification of Directors and Officers	United National Group’s articles of association provide for indemnification of directors and officers to the fullest extent of the law and for advancement of expenses to defend claims against directors and officers, and United National Group may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of United National Group or another corporation or enterprise, whether or not United National Group has the power to indemnify such person against liability.	Penn-America’s bylaws provide for indemnification to the fullest extent permitted by Pennsylvania law; provided, however, that no indemnification shall be made where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Provision	United National Group	Penn-America

Amendments to Organizational Documents
Amendments of Memorandum of Association or Articles of Incorporation	United National Group’s memorandum of association may be amended only by a special resolution passed by a majority of not less than two-thirds of the votes cast by shareholders entitled to do so at a general meeting. United National Group’s board of directors may not effect amendments on its own.	Penn-America’s articles of incorporation generally may be amended only upon a resolution of the board of directors and the approval of the shareholders by the affirmative vote of a majority of votes cast. The board of directors may make certain amendments to the articles of incorporation without shareholder approval.

As a “registered corporation” under the Business Corporation Law of the Commonwealth of Pennsylvania (the “PBCL”), Penn-America’s shareholders are not entitled by statute to propose amendments to the articles of incorporation.

Amendments to Articles of Association or Bylaws	United National Group’s articles of association may be amended only by a special resolution passed by a majority of not less than two-thirds of the votes cast by shareholders entitled to do so at a general meeting. United National Group’s board of directors may not effect amendments on its own.	Penn-America’s bylaws may be amended by both the board of directors (subject to the powers of the shareholders to change such action) and the shareholders, although the directors do not have this power with respect to matters expressly committed to the shareholders by the PBCL. As a “registered corporation” under the PBCL, Penn-America’s shareholders may not adopt a bylaw that varies the authority, powers and functions of the board of directors or establishes a committee of the board of directors unless the board of directors approves the adoption of the bylaw.

Provision	United National Group	Penn-America

Statutory Rights
Cayman Statute	Unlike Pennsylvania law, Cayman Islands law does not include a statutory merger procedure. The Companies Law does, however, provide for a procedure known as a “scheme of arrangement.” A scheme of arrangement is made by obtaining the consent of the Cayman Islands company, the consent of the court and approval by holders of ordinary shares(1) representing a majority in number of holders of each class of a company’s shares present at the meeting held to consider the arrangement, and(2) which holders must also represent 75% in value of such class issued and outstanding. If a scheme of arrangement receives all of the necessary consents, all holders of ordinary shares would be compelled to sell their shares under the terms of the scheme of arrangement.	There is no provision in the PBCL comparable to the scheme of arrangement in Cayman Islands law.
In addition, if a third party purchases at least 90% of United National Group’s outstanding shares within a four-month period, the purchaser may, during the following two months, require the holders of the remaining shares to transfer their shares on the same terms on which the purchaser acquired the first 90% of the outstanding shares. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Provision	United National Group	Penn-America

Appraisal or Dissenters’ Rights	If the scheme of arrangement (as described above) is approved, the dissenting shareholder would have no rights comparable to appraisal or dissenters’ rights, which may otherwise be available to dissenting shareholders of U.S. corporations, providing rights to receive payment in cash for the judicially determined value of shares.	Pursuant to the PBCL, a shareholder of a Pennsylvania corporation has the right, under varying circumstances, to dissent from:
  • mergers;
  • share exchanges;
  • the sale of all or substantially all of the corporate assets; and
  • corporate divisions;
and to obtain payment in cash of the fair value of his, her or its shares in lieu of the consideration he, she or it would otherwise receive in the transaction. With exceptions not relevant to the merger, such dissenters’ rights are not available where the shares held by the shareholder are, among other things, either listed on a national securities exchange or are held beneficially or of record by more than 2,000 shareholders.

Business Combination Statute	There is no provision in the Companies Law equivalent to Subchapter F of Chapter 25 of the PBCL relating to a business combination.	Penn-America, in its articles of incorporation, expressly opts out of the protections of Subchapter F of Chapter 25 of the PBCL, which would otherwise restrict a business combination between Penn-America and an interested shareholder for five years after such person became an interested shareholder unless the transaction was approved by the board of directors prior to the interested shareholder’s share acquisition date or by a specified vote of shareholders.

Provision	United National Group	Penn-America

Transactions Attempting to Acquire Control	There is no provision in the Companies Law equivalent to Subchapter E of Chapter 25 of the PBCL.	In its articles of incorporation, Penn-America has expressly opted out of the protections of Subchapter E of Chapter 25 of the PBCL, which would otherwise require persons who through a “control transaction” acquire at least 20% of the votes required for election of directors to pay objecting shareholders fair value for their shares.

Control Share Acquisition Statute	There is no provision in the Companies Law equivalent to Subchapter G of Chapter 25 of the PBCL.	In its articles of incorporation, Penn-America has expressly opted out of the protections of Subchapter G of Chapter 25 of the PBCL, which would otherwise enable existing shareholders of Penn-America in certain circumstances to block the voting rights of an acquiring person who makes or proposes to make a control-share acquisition.

Anti Greenmail/ Recapture of Profits	There is no provision in the Companies Law equivalent to Subchapter H of Chapter 25 of the PBCL.	In its articles of incorporation, Penn-America has expressly opted out of the protections of Subchapter H of Chapter 25 of the PBCL, which would otherwise enable Penn-America to recover certain payments made to shareholders who have evidenced an intent to acquire control of Penn-America.

LEGAL MATTERS

      The validity of the United National Group Class A common shares offered by this prospectus will be passed upon for United National Group by its Cayman Islands counsel, Walkers, Cayman Islands. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, has provided legal advice to United National Group in connection with the merger.

EXPERTS

      The consolidated financial statements of United National Group, Ltd. and its subsidiaries for the period from September 6, 2003 through December 31, 2003, and the consolidated financial statements of Wind River Investment Corporation and its subsidiaries for the period from January 1, 2003 through September 5, 2003, and for each of the two years in the period ended December 31, 2002, included in this joint proxy statement/ prospectus have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of Penn-America Group, Inc. and its subsidiaries as of, and for the year ended December 31, 2003, have been incorporated by reference in this joint proxy statement/ prospectus from the Penn-America Group, Inc. December 31, 2003 Annual Report on Form 10-K, in reliance upon the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, also incorporated by reference in this joint proxy statement/ prospectus, and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Penn-America Group, Inc. and its subsidiaries as of, and for each of the two years in the period ended December 31, 2002, have been incorporated by reference in this joint proxy statement/ prospectus from the Penn-America Group, Inc. December 31, 2003 Annual Report on Form 10-K, in reliance upon the report of Ernst & Young LLP, independent auditors, also incorporated by reference in this joint proxy statement/ prospectus, given on the authority of said firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

United National Group

      Any shareholder desiring to have a proposal included in United National Group’s proxy statement for the Annual General Meeting to be held in 2005 must deliver a proposal that complies with Rule 14a-8 under the Exchange Act to United National Group’s Chief Executive Officer c/o United National Group, Ltd., Walker House, 87 Mary Street, P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands on or before December 13, 2004. Where a shareholder does not seek inclusion of a proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Exchange Act, the proposal must be received by United National Group’s Chief Executive Officer c/o United National Group, Ltd., Walker House, 87 Mary Street, P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands on or before February 26, 2005, or it will be deemed “untimely” for purposes of Rule 14a-4(c) under the Exchange Act and, therefore, the proxies will have the right to exercise discretionary authority with respect to such proposal.

Penn-America

      If the merger is not consummated, Penn-America will hold a 2005 annual meeting of shareholders. Proposals of shareholders intended to be presented at the annual meeting of shareholders in 2005 must be received by Penn-America at its principal office in Hatboro, Pennsylvania, no later than December 31, 2004, in order to be considered for inclusion in Penn-America’s proxy statement and form of proxy relating to the annual meeting.

OTHER MATTERS

      As of the date of this joint proxy statement/ prospectus, neither the United National Group board of directors nor the Penn-America board of directors knows of any matters that will be presented for consideration at either the United National Group extraordinary general meeting or the Penn-America special meeting other than as described in this joint proxy statement/ prospectus. If any other matters come before either of the meetings or any adjournments or postponements of the meetings and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters.

WHERE YOU CAN FIND MORE INFORMATION

      United National Group and Penn-America file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including United National Group and Penn-America, who file electronically with the SEC. The address of that site is http://www.sec.gov. The information contained on the SEC’s website pertaining to United National Group is expressly not incorporated by reference in this joint proxy statement/ prospectus.

      United National Group has filed with the SEC a registration statement of which this joint proxy statement/ prospectus forms a part. The registration statement registers the United National Group Class A common shares to be issued to Penn-America shareholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about United National Group’s Class A common shares.

      In addition, the SEC allows Penn-America to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/ prospectus, except for any information that is superseded by information included directly in this document.

      This joint proxy statement/ prospectus incorporates by reference the documents listed below that Penn-America has previously filed or will file with the SEC. They contain important information about Penn-America and its business, operations and financial condition.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003

•	Quarterly Report on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 2004

•	Definitive Proxy Statement on Schedule 14A, filed on April 13, 2004

•	Current Reports on Form 8-K filed on January 28, April 28, May 14, July 28 and October 15, 2004

•	Description of Penn-America common stock contained in its Registration Statement on Form S-2, filed on November 25, 2002

      In addition, Penn-America incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/ prospectus and prior to the date of the Penn-America special meeting. Such documents are considered to be a part of this joint proxy statement/ prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

      You can obtain any of the other documents listed above from the SEC, through the SEC’s web site at the address described above, or from Penn-America by requesting them in writing or by telephone at the following address:

Penn-America Group, Inc.
420 S. York Road
Hatboro, Pennsylvania 19040
Attention: Stacey Manzo
Telephone: (215) 773-7749
E-mail Address: manzo@penn-america.com

      These documents are available from Penn-America without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/ prospectus forms a part.

      United National Group is an SEC reporting company and it files annual, quarterly and current reports and other information with the SEC that have not been included in or delivered with this joint proxy statement/ prospectus. You can obtain any of these documents from the SEC, through the SEC’s web site at the address described above, or United National Group will provide you with copies of these documents, without charge, upon written or oral request to:

United National Group, Ltd.
c/o Walkers SPV Limited
Walker House, 87 Mary Street
P.O. Box 908GT
George Town, Grand Cayman
Cayman Islands
Attention: Chief Executive Officer
Telephone: (345) 949-0100

      If you request any documents from United National Group or Penn-America, United National Group or Penn-America will mail them to you by first class mail, or another equally prompt means, within one business day after United National Group or Penn-America receives your request.

      This document is a prospectus of United National Group and is a joint proxy statement of United National Group and Penn-America for the United National Group extraordinary general meeting and the Penn-America special meeting. Neither United National Group nor Penn-America has authorized anyone to give any information or make any representation about the merger or United National Group or Penn-America that is different from, or in addition to, that contained in this joint proxy statement/ prospectus or in any of the materials that Penn-America has incorporated by reference in this joint proxy statement/ prospectus. United National Group has supplied all information contained in this joint proxy statement/ prospectus relating to United National Group and Penn Independent and their affiliates and Penn-America has supplied all information contained or incorporated by reference in this joint proxy statement/ prospectus relating to Penn-America. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

      IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF INFORMATION BEFORE THE UNITED NATIONAL GROUP EXTRAORDINARY GENERAL MEETING OR THE PENN-AMERICA SPECIAL MEETING, UNITED NATIONAL GROUP OR PENN-AMERICA SHOULD RECEIVE YOUR REQUEST NO LATER THAN JANUARY 11, 2005.

INDEX TO FINANCIAL STATEMENTS

UNITED NATIONAL GROUP AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Shareholders of United National Group, Ltd.:

      In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of operations, comprehensive income (loss), changes in shareholders’ equity and cash flows present fairly, in all material respects, the financial position of United National Group, Ltd. and its subsidiaries (“Successor Basis”) at December 31, 2003, and the results of their operations and their cash flows for the period September 6, 2003 through December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Philadelphia, PA
February 16, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Shareholders of United National Group, Ltd.:

      In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Wind River Investment Corporation and its subsidiaries (“Predecessor Basis”) at December 31, 2002, and the results of their operations and their cash flows for the period January 1, 2003 through September 5, 2003 and for each of the two years ended in the period December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Philadelphia, PA
February 16, 2004

UNITED NATIONAL GROUP, LTD.

Consolidated Balance Sheets

	Successor as of	Predecessor as of
	December 31,	December 31,
	2003	2002
(Dollars in thousands, except per share data)
ASSETS
Bonds:
Trading securities, at fair value
(amortized cost: 2003 — $ — , 2002 — $14,913)	$—	$14,607
Available for sale securities, at fair value
(amortized cost: 2003 — $540,543, 2002 — $434,957)	549,966	446,418
Preferred shares:
Trading securities, at fair value	—	3,106
(cost: 2003 $ — , 2002 — $2,985)
Available for sale securities, at fair value	4,894	—
(cost: 2003 — $4,372, 2002 — $ — )
Common shares:
Trading securities, at fair value	—	31,604
(cost: 2003 — $ — , 2002 — $37,145)
Available for sale securities, at fair value	33,219	—
(cost: 2003 — $30,762, 2002 $ — )
Other invested assets	45,434	41,285
Mortgage loans	—	1,167

Total investments	633,513	538,187
Cash and cash equivalents	214,796	72,942
Agents’ balances, net	62,374	50,744
Reinsurance receivables, net	1,762,988	1,743,524
Accrued investment income	5,909	6,567
Federal income taxes receivable	4,898	31,798
Deferred federal income taxes, net	25,323	29,970
Deferred acquisition costs, net	8,581	3,289
Prepaid reinsurance premiums	117,936	196,172
Other assets	12,443	12,427

Total assets	$2,848,761	$2,685,620

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$2,059,760	$2,004,422
Unearned premiums	177,408	247,138
Amounts held for the account of others	20,201	13,766
Ceded balances payable	59,876	61,787
Payable for securities	—	6,250
Contingent commissions	5,178	5,426
Senior notes payable to related party	72,848	—
Junior subordinated debentures	30,929	—
Other liabilities	41,769	78,194

Total liabilities	2,467,969	2,416,983

Commitments and contingencies (Note 10)	—	—
Shareholders’ equity:
Common shares, $0.0001 par value, 900,000,000 common shares authorized, 15,105,503 Class A common shares issued and outstanding and 12,687,500 Class B common shares issued and outstanding	3	—
Preferred shares, $0.0001 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Additional paid-in capital	347,487	81,186
Accumulated other comprehensive income	10,031	7,329
Retained earnings	23,271	180,122

Total shareholders’ equity	380,792	268,637

Total liabilities and shareholders’ equity	$2,848,761	$2,685,620

See accompanying notes to consolidated financial statements.

UNITED NATIONAL GROUP, LTD.

Consolidated Statements of Operations

	Successor	Predecessor
	September 6, 2003	January 1, 2003	Predecessor Year	Predecessor Year
	through	through	Ended	Ended
	December 31,	September 5,	December 31,	December 31,
	2003	2003	2002	2001
(Dollars in thousands, except per share data)
Revenues:
Gross premiums written	$157,757	$510,623	$793,083	$670,520

Net premiums written	$61,265	$139,116	$172,689	$169,310

Net premiums earned	$51,912	$128,254	$162,763	$150,336
Net investment income	6,106	13,289	17,685	19,353
Net realized investment gains (losses)	169	5,589	(11,702)	(12,719)

Total revenues	58,187	147,132	168,746	156,970
Losses and Expenses:
Net losses and loss adjustment expenses	38,299	84,885	201,750	128,338
Acquisition costs and other underwriting expenses	14,604	30,543	18,938	15,867
Provision for doubtful reinsurance receivables	—	1,750	44,000	—
Other operating expenses	7	288	5,874	2,220
Interest expense	1,604	46	115	77

Income (loss) before income taxes	3,673	29,620	(101,931)	10,468
Income tax (benefit) expense	(1,666)	6,850	(40,520)	295

Net income (loss) before equity in net income (loss) of partnerships	5,339	22,770	(61,411)	10,173
Equity in net income (loss) of partnerships	758	1,834	(252)	664

Net income (loss) before extraordinary gain	6,097	24,604	(61,663)	10,837
Extraordinary gain	46,424	—	—	—

Net income (loss)	52,521	24,604	(61,663)	10,837
Dividends on preferred shares	(29,250)	—	—	—

Net income (loss) available to common shareholders	$23,271	$24,604	$(61,663)	$10,837

Per share data:
Net income (loss) available to common shareholders before extraordinary gain	$(23,153)	$24,604	$(61,663)	$10,837
Basic	$(1.41)	$246,040	$(616,630)	$108,370

Diluted	$(1.41)	$246,040	$(616,630)	$108,370

Extraordinary gain	$46,424	$—	$—	$—

Basic	$2.83	$—	$—	$—

Diluted	$2.83	$—	$—	$—

Net income (loss) available to common shareholders	$23,271	$24,604	$(61,663)	$10,837

Basic	$1.42	$246,040	$(616,630)	$108,370

Diluted	$1.42	$246,040	$(616,630)	$108,370

Weighted-average number of shares outstanding
Basic	16,372,283	100	100	100

Diluted	16,372,283	100	100	100

See accompanying notes to consolidated financial statements.

UNITED NATIONAL GROUP, LTD.

Consolidated Statements of Comprehensive Income (Loss)

	Successor	Predecessor
	September 6, 2003	January 1, 2003	Predecessor Year	Predecessor Year
	through	through	Ended	ended
	December 31,	September 5,	December 31,	December 31,
	2003	2003	2002	2001
(Dollars in thousands)
Net income (loss)	$52,521	$24,604	$(61,663)	$10,837
Other comprehensive income (loss), before tax:
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during period	16,532	(2,450)	(3,880)	(10,016)
Less:
Reclassification adjustment for gains (losses) included in net income	(1,100)	(568)	12,275	7,961

Other comprehensive income (loss), before tax	15,432	(3,018)	8,395	(2,055)
Income tax expense (benefit) related to items of other comprehensive income (loss)	5,401	(1,056)	2,939	(719)

Other comprehensive income (loss), net of tax	10,031	(1,962)	5,456	(1,336)

Comprehensive income (loss), net of tax	$62,552	$22,642	$(56,207)	$9,501

See accompanying notes to consolidated financial statements.

UNITED NATIONAL GROUP, LTD.

Consolidated Statements of Changes in Shareholders’ Equity

	Successor	Predecessor
	September 6, 2003	January 1, 2003	Predecessor	Predecessor
	through	through	Year Ended	Year Ended
	December 31,	September 5,	December 31,	December 31,
	2003	2003	2002	2001
(Dollars in thousands)
Common shares:
Number at beginning of period	10,000,000	100	100	100
Class A common shares issued in acquisition	2,500,000	—	—	—
Class A common shares issued under stock purchase plan	245,208	—	—	—
Class A common shares issued in IPO	10,750,000	—	—
Class A common shares issued in redemption of Series A preferred shares	1,610,295	—	—	—
Class B common shares issued in exchange for Series A preferred shares	2,687,500	—	—	—

Number at end of period	27,793,003	100	100	100

Common shares:
Balance at beginning of period	$1	$—	$—	$—
Class A common shares issued in IPO	2	—	—	—

Balance at end of period	$3	$—	$—	$—

Preferred shares:
Number at beginning of period	14,000,000	—	—	—
Preferred shares issued in acquisition	3,500,000	—	—	—
Preferred shares redeemed	(15,000,000)	—	—	—
Preferred shares exchanged for Class B common shares	(2,500,000)	—	—	—

Number at end of period	—	—	—	—

Preferred shares:
Balance at beginning of period	$2	$—	$—	$—
Preferred shares redeemed	(2)	—	—	—
Preferred shares exchanged for Class B common shares	—	—	—	—

Balance at end of period	$—	$—	$—	$—

Additional paid-in capital:
Balance at beginning of period	$239,997	$81,186	$81,186	$81,186
Preferred share dividends	29,250	—	—	—
Preferred shares redeemed	(149,998)	—	—	—
Contributed capital from preferred shares	35,000	—	—	—
Contributed capital from common shares	193,238	5,638	—	—

Balance at end of period	$347,487	$86,824	$81,186	$81,186

Accumulated other comprehensive income net of deferred income:
Balance at beginning of period	$—	$7,329	$1,873	$3,209
Other comprehensive income (loss)	10,031	(1,962)	5,456	(1,336)

Balance at end of period	$10,031	$5,367	$7,329	$1,873

Retained earnings:
Balance at beginning of period	$—	$180,122	$241,785	$230,948
Net income (loss)	52,521	24,604	(61,663)	10,837
Preferred share dividends	(29,250)	—	—	—

Balance at end of period	$23,271	$204,726	$180,122	$241,785

Total shareholders’ equity	$380,792	$296,917	$268,637	$324,844

See accompanying notes to consolidated financial statements.

UNITED NATIONAL GROUP, LTD.

Consolidated Statements of Cash Flows

	Successor	Predecessor
	September 6, 2003	January 1, 2003	Predecessor	Predecessor
	through	through	Year Ended	Year Ended
	December 31,	September 5,	December 31,	December 31,
	2003	2003	2002	2001
(Dollars in thousands)
Cash flows from operating activities:
Net income (loss)	$52,521	$24,604	$(61,663)	$10,837
Adjustments to reconcile net income (loss) to net cash (used for) provided by operating activities:
Amortization of debt issuance costs	90	—	—	—
Extraordinary gain	(46,424)	—	—	—
Deferred federal income taxes	(1,192)	39	(17,104)	(4,533)
Amortization of bond premium and discount, net	1,107	1,504	853	(81)
Net realized investment gains (losses)	(169)	2,994	12,275	7,961
Equity in loss (income) of partnerships	(758)	(1,834)	252	(664)
Unrealized loss (gain) on trading securities	—	(8,583)	(573)	4,758
Provision for doubtful agents’ balances	—	—	2,500	—
Provision for doubtful reinsurance receivables	—	1,750	44,000	—
Proceeds from sale or maturity of trading securities	—	9,827	33,598	20,855
Purchase of trading securities	—	(9,764)	(27,896)	(49,471)
Changes in:
Agents’ balances	20,447	(32,077)	(12,520)	(3,280)
Reinsurance receivables	31,274	(102,611)	(988,458)	(104,300)
Unpaid losses and loss adjustment expenses	(11,429)	116,172	1,097,065	106,727
Unearned premiums	4,692	5,450	33,110	63,950
Ceded balances payable	(27,602)	25,691	7,934	15,855
Other liabilities	(13,178)	(24,170)	17,750	4,232
Amounts held for the account of others	1,365	5,070	7,972	2,961
Funds held by reinsured companies	—	—	8,250	(7,250)
Contingent commissions	(1,966)	1,718	(4,070)	444
Federal income tax receivable	(4,199)	31,099	(29,655)	255
Prepaid reinsurance premiums	4,846	5,100	(23,184)	(44,981)
Receivables for securities	—	—	6,530	(400)
Payable for securities	(23)	(6,227)	—	—
Other — net	(16,287)	1,489	(1,993)	(5,829)

Net cash (used for) provided by operating activities	(6,885)	47,241	104,973	18,046

UNITED NATIONAL GROUP, LTD.

Consolidated Statements of Cash Flows — (Continued)

	Successor	Predecessor
	September 6, 2003	January 1, 2003	Predecessor	Predecessor
	through	through	Year Ended	Year Ended
	December 31,	September 5,	December 31,	December 31,
	2003	2003	2002	2001
(Dollars in thousands)
Cash flows from investing activities:
Proceeds from sale of bonds and stocks	198,506	70,629	187,391	95,255
Proceeds from maturity of bonds	200	3,525	6,000	3,075
Proceeds from sale of other invested assets	1,715	14,433	4,347	196
Purchase of bonds and stocks	(252,569)	(101,924)	(292,410)	(142,105)
Proceeds from sale or repayment of mortgages	—	8	59	51
Proceeds from sale of mortgage	—	1,166	—	—
Purchase of other invested assets	(2,892)	(8,663)	(14,475)	(20,962)
Purchase of mortgages	—	—	—	(1,277)
Acquisition of business, net of cash acquired	(11,522)	—	—	—

Net cash used for investing activities	(66,562)	(20,826)	(109,088)	(65,767)
Cash flows from financing activities:
Net proceeds from IPO of common shares	165,557	—	—	—
Redemption of preferred shares	(150,000)	—	—	—
Borrowings under credit facility	—	4,650	17,600	—
Repayments of credit facility	—	(4,650)	(17,600)	—
Capital contribution from Ball Family Trusts	—	5,638	—	—
Issuance of common shares under stock purchase plan	2,686	—	—	—
Issuance of junior subordinated debentures	30,000	—	—	—

Net cash provided by financing activities	48,243	5,638	—	—

Net change in cash and cash equivalents	(25,204)	32,053	(4,115)	(47,721)
Cash and cash equivalents at beginning of period	240,000	72,942	77,057	124,778

Cash and cash equivalents at end of period	$214,796	$104,995	$72,942	$77,057

See accompanying notes to consolidated financial statements.

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)     Principles of Consolidation and Basis of Presentation

      The consolidated financial statements include the accounts of United National Group, Ltd. and its direct and indirect wholly-owned subsidiaries, (“United National Group” or the “Company”), Wind River Insurance Company (Barbados) Ltd.(“U.N. Barbados”), Wind River Insurance Company (Bermuda), Ltd. (“U.N. Bermuda”), U.N. Holdings II, Inc., U.N. Holdings Inc., Wind River Investment Corporation, American Insurance Service, Inc. (“AIS”), American Insurance Adjustment Agency, Inc. (“AIAA”), International Underwriters, Inc. (“IUI”), Unity Risk Partners Insurance Services, Inc. (“URP”), United National Insurance Company (“UNIC”), Diamond State Insurance Company (“Diamond State”), United National Specialty Insurance Company (“United National Specialty”), United National Casualty Insurance Company (“United National Casualty”) and J.H. Ferguson & Associates, LLC (“J.H. Ferguson”). All significant intercompany balances and transactions have been eliminated in consolidation.

      As discussed below in Note 2, the Company acquired all of the outstanding common stock of Wind River Investment Corporation and its subsidiaries (“Wind River” or the “Predecessor”) on September 5, 2003 (the “Acquisition”). As a result of the Acquisition, the capital structure and basis of accounting of the Company differ from those of Wind River prior to the Acquisition. Therefore, the financial data with respect to periods prior to the Acquisition (“Predecessor” period) may not be comparable to data for periods subsequent to the Acquisition. (“Successor” period).

      The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which differ in certain respects from those followed in reports to insurance regulatory authorities. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2)     Acquisition of Wind River

      On September 5, 2003, the Company acquired 100% of the outstanding common stock of Wind River from a group of family trusts affiliated with the Ball family of Philadelphia, Pennsylvania. The purchase price for Wind River consisted of $100.0 million in cash, the issuance of 2.5 million Class A common shares valued at $10.00 per share, the issuance of 3.5 million Series A preferred shares valued at $10.00 per share and the issuance of senior notes by Wind River having an aggregate principal amount of approximately $72.8 million. The fair market valuations of the Class A common shares and Series A preferred shares were determined by using the book value of the shares on September 5, 2003, since the Company received its initial capitalization on that date.

      The primary reason for the acquisition was that the Company valued the significance of Wind River’s leading role in the specialty insurance markets. In addition, the Company believed that Wind River was properly positioned to take advantage of the strengthening market conditions in the property and casualty insurance industry.

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In connection with the acquisition on September 5, 2003, the $250.4 million purchase price, which includes transaction related expenses, was allocated to the estimated fair values of the acquired assets and liabilities as follows (dollars in thousands):

Assets:
Investments and cash	$667,836
Agents’ balances	82,821
Reinsurance receivables	1,794,262
Accrued investment income	5,176
Federal income taxes receivable	699
Deferred federal income taxes	(5,462)
Prepaid reinsurance premiums	122,782
Intangible assets	96,350
Other assets	9,535

Total	$2,773,999

Liabilities:
Unpaid losses and loss adjustment expenses	$2,071,189
Unearned premiums	172,716
Amounts held for the account of others	12,857
Ceded balances payable	87,478
Payable for securities	23
Contingent commissions	7,144
Due to affiliates	104
Other liabilities	59,840

Total	$2,411,351

Estimated fair value of net assets acquired	$362,648
Less: write-down of non-current non-financial assets, and intangible assets, net of $33,722 of taxes	(62,628)
Other assets, net of $1,694 of taxes	(3,146)

Total write-downs	(65,774)
Adjusted estimated fair value of net assets acquired	296,874

Excess of estimated fair value of net assets over purchase price	$(46,424)

      The transaction was accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations (SFAS No. 141). The $46.4 million excess of the estimated fair value of net assets over purchase price was recognized as an extraordinary gain in the consolidated statement of operations for the period September 6, 2003 to December 31, 2003.

      In connection with the acquisition of Wind River, the assets and liabilities acquired by the Company were adjusted to fair value. Accordingly, the fair value of the reserve for unpaid losses and loss adjustment expenses and reinsurance receivables was estimated by (1) discounting the gross reserves and reinsurance receivables, (2) applying a risk margin to the gross reserves and reinsurance receivables and (3) reducing gross reinsurance receivables by an amount equal to an estimate of potentially uncollectible reinsurance

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

receivables as of the acquisition date. The final factor did not affect net reinsurance receivables because Wind River had recorded an allowance for uncollectible reinsurance, which was considered a reasonable estimate of the credit risk inherent in the reinsurance receivables as of the acquisition date.

      Wind River discounted the reserve for unpaid losses and loss adjustment expenses and reinsurance receivables based on the present value of the expected underlying cash flows using a risk-free interest rate of 3%, which approximated the U.S. Treasury rate on the acquisition date. The discounting pattern was developed by Wind River’s actuarial department based on historical loss data.

      A risk margin of approximately 10% was applied to the discounted reserve for unpaid losses and loss adjustment expenses to reflect management’s estimate of the cost Wind River would incur to reinsure the full amount of its unpaid losses and loss adjustment expenses with a third-party reinsurer. This risk margin was based upon management’s assessment of the uncertainty inherent in the reserve for unpaid losses and loss adjustment expenses and their knowledge of the reinsurance marketplace.

      As a result of these adjustments, the fair value of the reserve for losses and loss adjustment expenses was reduced by $49.4 million as of the acquisition date. Based on the nature of Wind River’s reinsurance program and expected future payout patterns, its reinsurance receivables were also reduced by $49.4 million.

      As of the acquisition date, Wind River adjusted its gross and net unearned premium reserves to fair value by (1) discounting the unearned premium reserves and (2) applying a risk margin to the unearned premium reserves. The risk margin utilized to record the gross unearned premium reserves at fair value was 25%. A slightly lower 20% risk margin was utilized to calculate the net unearned premium reserves because of the shorter period of the underlying exposures, which produces a lower degree of variability in the embedded future profits. Wind River discounted the unearned premium reserves based on the present value of the expected underlying cash flows using a risk-free interest rate of 3%, which approximated the U.S. Treasury rate on the acquisition date. The discounting pattern was developed by Wind River’s actuarial department based on historical loss data.

      As a result of these adjustments, the fair value of the gross unearned premium reserves was reduced by $79.9 million as of September 5, 2003, with a $68.3 million decrease in prepaid reinsurance premiums, thereby resulting in an $11.6 million decrease in the net unearned premium reserves. The adjustments to the gross and net unearned premium reserves had a directly proportional impact to gross and net premiums earned.

(3)     Summary of Significant Accounting Policies

Initial Capitalization of United National Group

      United National Group was organized by affiliates of Fox Paine & Company, LLC (“Fox Paine & Company”) on August 26, 2003, for the purpose of acquiring Wind River. On September 5, 2003, Fox Paine made a capital contribution of $240.0 million to the Company, in exchange for 10.0 million Class B common shares and 14.0 million Series A preferred shares.

Initial Public Offering of Class A Common Shares (“IPO”)

      In December 2003, the Company consummated its IPO of 10,750,000 Class A common shares, including 1,000,000 Class A common shares issued in connection with the exercise of part of the underwriters’ overallotment option, at a price of $17.00 per share. Proceeds of the offering less underwriting discounts of $12.8 million were $170.0 million. Expenses for the IPO totaled $4.4 million, resulting in net proceeds to the company of $165.6 million (the “IPO Proceeds”). The Company used $150.0 million of the IPO Proceeds to fund the redemption of all its Series A preferred shares.

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Description of Business

      The Company offers four general classes of insurance products across both its excess and surplus lines (“E&S”) and specialty admitted business segments. These four classes of products are specific specialty insurance products, umbrella and excess insurance products, property and general liability insurance products and non-medical professional liability insurance products. Collectively, the Company’s U.S. insurance subsidiaries are licensed in all 50 states and the District of Columbia. The Company’s non-U.S. insurance subsidiaries are licensed in Bermuda and Barbados and U.N. Bermuda is eligible to write surplus lines business in certain U.S. jurisdictions.

Investments

      As a result of the preliminary purchase price allocation, as discussed above in Note 2, all of the Predecessor’s investments at September 5, 2003 were adjusted to their fair value on that date. Thus, the fair value of all investments on September 5, 2003 became the book value prospectively for the Company. In addition, the Company used different classifications for its investments when compared to the classifications used by the Predecessor.

      As of September 5, 2003, the Predecessor owned approximately $15.3 million of convertible securities, which were classified as trading. After the acquisition, the Company’s convertible securities were classified as available for sale and the Company bifurcated the embedded derivative component of these securities from the host contract.

      The Company’s investments in bonds are classified as available for sale and are carried at their fair value. The difference between book value and fair value of bonds, excluding the derivative components, net of the effect of deferred income taxes, is reflected in accumulated other comprehensive income in shareholders’ equity and, accordingly, has no effect on net income other than for impairments deemed to be other than temporary. The difference between book value and fair value of the derivative components of the bonds is included in income.

      The Predecessor’s investments in bonds were classified as available for sale and as trading and were carried at their fair value. The difference between book value and fair value of bonds classified as available for sale, net of the effect of deferred income taxes, was reflected in accumulated other comprehensive income in shareholders’ equity and, accordingly, has no effect on net income other than for impairments deemed to be other than temporary. The current year change in the difference between book value and fair value of bonds classified as trading was included in income.

      The Company’s investments in preferred stocks are classified as available for sale and are carried at fair value. The difference between book and fair value of preferred stocks, excluding the derivative components, net of the effect of deferred income taxes, is reflected in accumulated other comprehensive income in shareholders’ equity and, accordingly, has no effect on net income other than for impairments deemed to be other than temporary. The difference between book value and fair value of the derivative components of the preferred stocks is included in income.

      The Predecessor’s investments in preferred stocks were classified as trading and were carried at fair value. The current year change in the difference between book value and fair value of preferred stocks was included in income.

      The Company’s investments in common stocks are classified as available for sale and carried at fair value. The difference between book and fair value of common stocks, net of the effect of deferred income taxes, is reflected in accumulated other comprehensive income in shareholders’ equity and, accordingly, has no effect on net income other than for impairments deemed to be other than temporary.

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Predecessor’s investments in common stocks were classified as trading and were carried at fair value. The current year change in the difference between book value and fair value of common stocks was included in income.

      Other invested assets are comprised primarily of limited liability partnership interests and uncollateralized commercial loans. Partnership interests of 3% ownership or greater are accounted for under the equity method. Partnership interests of less than 3% ownership are carried at their fair value. The difference between book value and fair value of partnership interests of less than 3% ownership, net of the effect of deferred income taxes, is reflected in accumulated other comprehensive income in shareholders’ equity and, accordingly, has no effect on net income other than for impairments deemed to be other than temporary. Uncollateralized commercial loans are stated at unpaid principal balances, net of allowances.

      Net realized gains and losses on investments are reported as a component of income from investments. Such gains or losses are determined based on the specific identification method.

      The Company’s investments are regularly evaluated to determine if declines in market value below amortized cost are other than temporary. If market value declines are determined to be other than temporary, the security’s cost basis is adjusted to the market value of the security, with the loss recognized in the current period.

      During the period from January 1, 2003 to September 5, 2003, the Predecessor recorded other than temporary impairment losses of $1.9 million on its fixed income portfolio and $0.7 million on its investments in limited partnerships. No such losses were incurred during the period from September 6, 2003 to December 31, 2003 or the year ended December 31, 2002 or 2001.

      Fair value is defined as the amount at which the instrument could be exchanged in a current transaction with willing parties. The fair values of the Company’s investments in bonds and stocks are determined on the basis of quoted market prices. The Company also holds other invested assets, including investments in several limited partnerships, which were valued at $45.4 million and $41.3 million as of December 31, 2003 and 2002, respectively. Several of these partnerships invest solely in securities that are publicly traded and are valued at the net asset value as reported by the investment manager. As of December 31, 2003 and 2002, respectively, the Company’s other invested assets portfolio includes $16.9 million and $20.4 million in securities for which there is no readily available independent market price. The estimated fair value of such securities is determined by the general partner of each limited partnership based on comparisons to transactions involving similar investments. Material assumptions and factors utilized in pricing these securities include future cash flows, constant default rates, recovery rates and any market clearing activity that may have occurred since the prior month-end pricing period.

Cash and Cash Equivalents

      For the purpose of the statements of cash flows, the Company considers all liquid instruments with maturities, at date of acquisition, of three months or less to be cash equivalents. The Company has a cash management program that provides for the investment of excess cash balances primarily in short-term money market instruments. Generally, bank balances exceed federally insured limits. The carrying amount of cash and cash equivalents approximates fair value.

Agents’ Balances

      In the normal course of business, the Company has various receivables due from agents or insureds. However, cash received prior to the processing of the related policies is recorded as a credit to agents’ balances. During 2002, the Predecessor established a $2.5 million allowance for uncollectible receivables due from agents or insureds. The expense associated with the establishment of this reserve has been

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

reflected in the Predecessor’s results of operations in 2002. The five largest general agencies accounted for approximately 51.3% of the net premiums written by the Company and the Predecessor for the year ended December 31, 2003, with no one general agency accounting for more than 13.1%. J.H. Ferguson accounted for 9.6% of net premiums written during that period.

Reinsurance

      In the normal course of business, the Company seeks to reduce the loss that may arise from events that cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with reinsurers. Amounts receivable from reinsurers are estimated in a manner consistent with the reinsured policy. The Company regularly reviews the collectibility of reinsurance receivables. Any allowances resulting from this review are included in income during the period in which the determination is made.

      The Predecessor recorded a provision for doubtful reinsurance receivables of $1.8 million during the period from January 1, 2003 through September 5, 2003 and $44.0 million during the year ended December 31, 2002.

Income Taxes

      Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. Management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the remaining deferred income tax assets.

      On February 28, 2003, AIS converted from a C Corporation to an S Corporation. AIS filed a consolidated federal tax return as of February 28, 2003. For the tax period from March 1, 2003 to September 5, 2003, United National Insurance Company and its subsidiaries will file a consolidated federal income tax return and AIS and its other subsidiaries, AIAA, IUI and URP, will each file a separate, stand-alone federal income tax return.

      On September 5, 2003, Wind River and AIS converted from an S Corporation to a C Corporation. A consolidated income tax return will be filed for all U.S. entities for the stub period from September 6, 2003 to December 31, 2003.

Deferred Acquisition Costs/ Future Servicing Costs

      The excess of the Company’s costs of acquiring new and renewal insurance and reinsurance contracts over the related ceding commissions earned from reinsurers is capitalized as deferred acquisition costs and amortized over the period in which the related premiums are earned. The excess of the ceding commissions earned from reinsurers over the Company’s costs of acquiring new and renewal insurance and reinsurance contracts is capitalized as future servicing costs and amortized over the period in which the related premiums are earned. Deferred acquisition costs and future servicing costs are netted in the accompanying consolidated financial statements. The costs of acquiring new and renewal insurance and reinsurance contracts include commissions, premium taxes and certain other costs that are directly related to and vary with the production of business. The method followed in computing such amounts limits them

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to their estimated realizable value that gives effect to the premium to be earned, related investment income, losses and loss adjustment expenses, and certain other costs expected to be incurred as the premium is earned.

Guaranty Fund Assessments

      The U.S. insurance subsidiaries are subject to state guaranty fund assessments, which enable states to provide for the payment of covered claims or meet other insurance obligations from insurance company insolvencies. Each state has enacted legislation establishing guaranty funds and other insurance activity related assessments resulting in a variety of assessment methodologies. Expenses for a guaranty fund and insurance activity related assessments are recognized when it is probable that an assessment will be imposed, the obligatory event has occurred and the amount of the assessment is reasonably estimable. As of December 31, 2003 and 2002, included in other liabilities in the consolidated balance sheets were $1.9 million and $1.2 million, respectively, of liabilities for state guaranty funds and other assessments. As of December 31, 2003 and 2002, included in other assets in the consolidated balance sheets were $0.6 million and $0.8 million, respectively, of related assets for premium tax offsets or policy surcharges. The related asset is limited to the amount that is determined based upon future premium collections or policy surcharges from policies in force.

Unpaid Losses and Loss Adjustment Expenses

      The liability for unpaid losses and loss adjustment expenses represents the Company’s best estimate of future amount needed to pay losses and related settlement expenses with respect to insured events. This liability is based upon the accumulation of individual case estimates for losses reported prior to the close of the accounting period with respect to direct business, estimates received from ceding reinsurers with respect to assumed reinsurance and estimates of unreported losses established by management.

      The process of establishing the liability for property and casualty unpaid losses and loss adjustment expenses is complex, requiring the use of informed estimates and judgments. In some cases, significant periods of time, up to several years or more, may elapse between the occurrence of an insured loss and the reporting of the loss to the Company. To establish this liability, the Company regularly reviews and updates the methods of making such estimates and establishing the resulting liabilities. Any resulting adjustments are recorded in income during the period in which the determination is made.

Premiums

      Premiums are recognized as revenue ratably over the term of the respective policies. Unearned premiums are computed to the day of expiration. Premium suspense is recorded in Other Liabilities in the accompanying balance sheets.

Contingent Commissions

      Certain professional general agencies receive special incentives when certain premium thresholds are met or when loss results of programs are more favorable than predetermined thresholds. These costs are estimated and charged to other underwriting expenses when incurred.

Stock Based Compensation

      The Company accounts for stock-based compensation in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” which establishes a fair value-based method of accounting for stock-based compensation plans.

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Earnings Per Share

      Basic earnings per share has been calculated by dividing net income available to common shareholders by the weighted-average common shares outstanding. Diluted earnings per share has been calculated by dividing net income available to common shareholders by the weighted-average common shares outstanding and the weighted-average share equivalents outstanding.

New Accounting Pronouncements

      In May 2003, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (“SFAS No. 150”). The objective of SFAS No. 150 is to establish standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This statement is effective for instruments entered into or modified after May 31, 2003, and the disclosure requirements were effective beginning third quarter 2003. The adoption of SFAS No. 150 had no impact on the Company’s consolidated financial statements.

      In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities (“FIN 46”), which requires a company to assess if consolidation of an entity is appropriate based upon its variable economic interests in a variable interest entity (“VIE”). The initial determination of whether an entity is a VIE is required to be made on the date at which a company becomes involved with the entity. A VIE is an entity in which the equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. A company must consolidate a VIE if the company has a variable interest that will absorb a majority of the VIEs expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur or both. FIN 46 also requires the disclosure of certain information related to VIEs in which a company holds a significant variable interest.

      Adoption of FIN 46 and its current interpretations did not have a material impact on the Company’s financial condition, results of operations or liquidity. The Company applied the provisions of FIN 46 and its current interpretations to its reporting for two wholly owned statutory trusts, which issued $30.0 million of trust preferred securities in 2003. As a result of application of the provisions of FIN 46, the Company deconsolidated these wholly owned statutory trusts, resulting in an increase of $0.9 million of other assets and debt on the balance sheet. See Note 8 for additional information.

      In December 2002, FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure (“SFAS No. 148”) which amends SFAS Statement No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”). The objective of SFAS No. 148 is to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company follows SFAS No. 123 using the fair-value method of accounting for stock-based compensation plans. The Company has applied the disclosure provisions of SFAS No. 148 to the consolidated financial statements. See Note 12 for additional information.

      FASB Interpretation 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”), became effective December 15, 2002. This interpretation elaborates on the disclosures to be made by a guarantor in its financial

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

statements about its obligations under certain guarantees that it has issued. The adoption of FIN 45 had no effect on the Company’s consolidated financial statements.

Reclassification

      Certain prior period amounts have been reclassified to conform to current period presentation.

(4)     Investments

      Bonds, included in the available for sale category, with an estimated fair market value of approximately $292.8 million and $141.4 million, were deposited with various governmental authorities in accordance with statutory requirements at December 31, 2003 and 2002, respectively. In addition, bonds with an estimated fair market value of $5.4 million at December 31, 2003, were held in a trust fund to meet the regulatory requirements of U.N. Bermuda, one of the Company’s subsidiaries.

      The cost and estimated fair value of investments classified as available for sale were as follows as of December 31, 2003 and 2002:

	Cost or	Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
(Dollars in thousands)
2003
Bonds:
Obligations of states and political subdivisions	$481,129	$8,391	$(143)	$489,377
Mortgage-backed securities	2,055	2	—	2,057
U.S. treasury and agency obligations	42,170	212	(14)	42,368
Corporate notes	15,189	1,038	(63)	16,164

Total bonds	540,543	9,643	(220)	549,966
Common stock	30,762	2,739	(282)	33,219
Preferred stock	4,372	733	(211)	4,894

Total	$575,677	$13,115	$(713)	$588,079

	Cost or	Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
(Dollars in thousands)
2002
Bonds:
Obligations of states and political subdivisions	$391,706	$13,446	$(2,072)	$403,080
Mortgage-backed securities	8,566	35	(451)	8,150
U.S. treasury and agency obligations	29,364	1,303	—	30,667
Corporate notes	5,321	—	(800)	4,521

Total	$434,957	$14,784	$(3,323)	$446,418

      The Company held no debt or equity investments in a single issuer totaling in excess of 10% of shareholders’ equity at December 31, 2003 or 2002.

      At December 31, 2003, the Company held 69 securities in an unrealized loss position with a total estimated fair value of $59.3 million and gross unrealized losses of $0.7 million. As a result of the

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Acquisition, none of these securities had been in a continuous unrealized loss position for greater than four months. The Company held 37 bonds, at December 31, 2003, in an unrealized loss position with a total estimated fair value of $52.7 million and gross unrealized losses of $0.2 million. The Company held 29 common stocks, at December 31, 2003, in an unrealized loss position with a total estimated fair market value of $5.2 million and gross unrealized losses of $0.3 million. The Company held 3 preferred stocks, at December 31, 2003, in an unrealized loss position with a total estimated fair value of $1.4 million and gross unrealized losses of $0.2 million. Subject to the risks and uncertainties in evaluating the impairment of a security’s value, the impairment evaluation conducted by the Company as of December 31, 2003, concluded the unrealized losses discussed above are not other than temporary impairments.

      The amortized cost and estimated fair value of debt securities classified as available for sale at December 31, 2003, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Estimated
	Cost	Fair Value
(Dollars in thousands)
Due in one year or less	$191,430	$191,586
Due after one year through five years	180,893	184,607
Due after five years through ten years	143,849	147,659
Due after ten years	22,316	24,057
Mortgage-backed securities	2,055	2,057

	$540,543	$549,966

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of net realized investment gains (losses) on the sale of investments for the period from September 6, 2003 to December 31, 2003 and the period from January 1, 2003 to September 5, 2003 were as follows:

	Successor	Predecessor
	September 6, 2003	January 1, 2003
	through	through
	December 31,	September 5,
	2003	2003
(Dollars in thousands)
Bonds
Gross realized gains	$989	$3,484
Gross realized losses	(1,335)	(2,877)

Net realized gains (losses)	(346)	607

Common stock
Gross realized gains	820	6,353
Gross realized losses	(305)	(711)

Net realized gains	515	5,642

Preferred stock
Gross realized gains	—	288
Gross realized losses	—	(75)

Net realized gains	—	213

Other invested assets
Gross realized gains	—	493
Gross realized losses	—	(1,366)

Net realized losses	—	(873)

Total net realized investment gains	$169	$5,589

      Proceeds from sales of investments in debt and preferred stocks classified as available for sale were $187.4 million and $95.3 million during 2002 and 2001, respectively. Gross gains of $3.2 million and $1.2 million and gross losses of $1.6 million and $3.6 million were realized on those sales during 2002 and 2001, respectively. During 2001, the Company recorded realized losses, net of tax, of $2.9 million for bonds that experienced other than temporary declines in their estimated market value. During 2002 and 2001, the Company recorded realized losses, net of tax, of $0.8 million and $1.6 million, respectively, for other invested assets that experienced other than temporary declines in their estimated market value. No such losses were recorded during the period from January 1, 2003 to September 5, 2003 or from September 6, 2003 to December 31, 2003.

      Investments in debt securities classified as trading securities at December 31, 2002 and 2001, had a fair value of $14.6 million and $16.2 million, respectively. In addition, common stocks with a fair value of $31.6 million and $49.0 million at December 31, 2002 and 2001, respectively, were classified as trading securities. A gain of $0.4 million, net of tax expense of $0.2 million in 2002, and a loss of $3.1 million, net of tax benefit of $1.7 million in 2001, on debt and equity securities classified as trading securities were included in earnings in 2002 and 2001, respectively.

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The sources of net investment income for the period from September 6, 2003 to December 31, 2003, the period from January 1, 2003 to September 5, 2003 and the years ended December 31, 2002 and 2001 were as follows:

	Successor	Predecessor
	September 6, 2003	January 1, 2003
	through	through
	December 31,	September 5,	Predecessor	Predecessor
	2003	2003	2002	2001
(Dollars in thousands)
Bonds	$5,453	$13,283	$20,868	$19,307
Equity securities	308	438	872	976
Cash and cash equivalents	360	755	1,411	3,665
Short term investments	—	—	—	66
Other	370	1,257	1,444	477

Total investment income	6,491	15,733	24,595	24,491
Investment expense	(385)	(2,444)	(6,910)	(5,138)

Net investment income	$6,106	$13,289	$17,685	$19,353

      There were no investments in fixed maturity securities that were non-income producing for the period from September 6, 2003 to December 31, 2003, the period from January 1, 2003 to September 5, 2003 or the years ended December 31, 2002 or 2001.

(5)     Reinsurance

      The Company cedes insurance to unrelated insurers in the ordinary course of business to limit its net loss exposure. In addition, there are excess of loss contracts that protect against losses over stipulated amounts. Reinsurance ceded arrangements do not discharge the Company of primary liability as the originating insurer.

      As of December 31, 2003, the Company had total reinsurance receivables of $1,846.1 million, which were carried at $1,763.0 million. The carrying value of the receivables is net of an $83.1 million reduction recorded in connection with the Acquisition. This adjustment represented the net effect of (1) discounting the reinsurance receivables balances, (2) applying a risk margin to the reinsurance receivables balances and (3) reducing gross reinsurance receivables by an amount equal to an estimate of potentially uncollectible reinsurance receivables as of the acquisition date. The Company’s estimate of potentially uncollectible reinsurance receivables, which was $49.1 million at the date of the Acquisition, has been reduced to $33.7 million as of December 31, 2003 primarily as a result of the commutation agreement with Trenwick America Reinsurance Corp. on October 29, 2003. As of December 31, 2002, the Company had net reinsurance receivables of $1,939.7 million, which was composed of $1,986.4 million of reinsurance receivables net of a $46.7 million allowance for uncollectible reinsurance receivables. At December 31, 2003 and 2002, the Company held $719.0 million and $104.5 million, respectively, of collateral securing its reinsurance receivables.

      As of December 31, 2003, the Company had aggregate unsecured reinsurance receivables that exceeded 3% of shareholders’ equity from the following groups of reinsurers. Unsecured reinsurance

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

receivables include amounts receivable for paid and unpaid losses and loss adjustment expenses and unearned premiums less reinsurance receivables secured by collateral.

	Reinsurance	A.M. Best Ratings
	Receivables	(As of December 31, 2003)
(Dollars in millions)
Berkshire Hathaway	$75.9	A++
CNA Insurance Group	12.7	A
Everest Reinsurance Company	16.5	A+
Fairfax Financial	34.5	A
GE Global Group	276.0	A
Gerling Global Re Group	17.6	NR-3
Hartford Fire Insurance Co	108.5	A+
Motors Insurance Corporation	28.0	A
Munich Group	478.2	A+
Riunione Adriatica Di Sicurta	13.1	A+
SCOR Reinsurance Company	30.7	B++
St. Paul Group	18.5	A
Swiss Re Group	58.2	A+
XL Reinsurance Company	21.9	A+

	$1,190.3

      On October 29, 2003, the Company commuted its reinsurance agreement with Trenwick America Reinsurance Corporation (“Trenwick”). As a part of the commutation, the Company received $5.7 million in cash, which equaled the Company’s estimated net realizable value of amounts that were due from Trenwick. Accordingly, there was no gain or loss recognized as a result of this commutation. The commutation released Trenwick from all future obligations under the agreement.

      The Predecessor recorded a provision for doubtful reinsurance receivables of $1.8 million during the period from January 1, 2003 through September 5, 2003 and $44.0 million during the year ended December 31, 2002.

      On April 16, 2002, the Predecessor commuted an assumed aggregate stop loss retrocession agreement. The commutation released the Company from all future obligations under the agreement. Losses paid in connection with this commutation, totaling $82.9 million, were offset by funds held by the reinsurer relative to this treaty. Losses and loss adjustment expenses incurred during 2001 were $55.4 million. Premiums earned were $54.8 million for the year ended December 31, 2001 in connection with this assumed agreement. No gain or loss was recognized as a result of this commutation.

      During 2002, the Predecessor was involved in arbitration proceedings with one of its reinsurers, Riunione Adriatica Di Sicurta (“RAS”). RAS was seeking to rescind the reinsurance agreement and prohibit the Predecessor from drawing down on available lines of credit, and demanding repayment of funds drawn from the line of credit. On October 1, 2002, the arbitration panel issued an Order and Award holding RAS liable for a portion of the total amount in dispute. RAS was also ordered to pay interest at a rate of 4% compounded annually with respect to balances currently due. The panel further ordered a portion of the reinsurance agreement between RAS and the Predecessor to be rescinded from inception. RAS was released from all future liabilities or responsibilities to the Predecessor with respect to the rescinded portion of the reinsurance agreement. This rescission had a $20.6 million detrimental impact on the underwriting results of the Predecessor during 2002.

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In connection with this rescission, the Predecessor reported the following amounts in its operations for the year ended December 31, 2002:

(Dollars in thousands)

Losses and loss adjustment expense incurred	$(23,610)
Premium earned	3,968
Reversal of ceding commission income	(938)

Total — underwriting income effect	$(20,580)

      On April 6, 2001, the Predecessor commuted all of its reinsurance arrangements with Reliance Insurance Company. As a result of this commutation, the Predecessor has reported in its operations in 2001 losses and loss adjustment expenses incurred of $5.0 million.

      The effect of reinsurance on premiums written and earned is as follows:

	Written	Earned

(Dollars in thousands)

September 6, 2003 through December 31, 2003:
Direct business	$157,756	$147,714
Reinsurance assumed	1	1
Reinsurance ceded	96,492	95,803

Net premiums	$61,265	$51,912

Percentage assumed of net		—%

January 1, 2003 through September 5, 2003:
Direct business	$510,574	$510,450
Reinsurance assumed	49	81
Reinsurance ceded	371,507	382,277

Net premiums	$139,116	$128,254

Percentage assumed of net		0.1%

For the year ended December 31, 2002:
Direct business	$791,864	$750,426
Reinsurance assumed	1,220	9,538
Reinsurance ceded	620,395	597,201

Net premiums	$172,689	$162,763

Percentage assumed of net		5.9%

For the year ended December 31, 2001:
Direct business	$604,738	$547,963
Reinsurance assumed	65,782	58,599
Reinsurance ceded	501,210	456,226

Net premium	$169,310	$150,336

Percentage assumed of net		39.0%

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company de-emphasized the reinsurance segment in 2002.

(6)     Federal Income Taxes

      The following table summarizes the differences between the effective tax rate for financial statement purposes and the federal statutory rate:

	Successor		Predecessor		Predecessor		Predecessor
	September 6, 2003		January 1, 2003		Year ended		Year ended
	through December 31,		through September 5,		December 31,		December 31,
	2003		2003		2002		2001

		% of Pre-		% of Pre-		% of Pre-		% of Pre-
	Amount	Tax Income	Amount	Tax Income	Amount	Tax Income	Amount	Tax Income
(Dollars in thousands)
Expected tax expense (benefit) at statutory rate	$1,285	35.0%	$10,367	35.0%	$(35,676)	35.0%	$3,664	35.0%
Adjustments:
Tax exempt interest	(1,850)	(50.4)	(3,404)	(11.5)	(4,848)	4.8	(3,898)	(37.2)
Foreign income not expected to be taxed in the U.S.	(1,060)	(28.9)	(1)	—	—	—	(9)	(0.1)
Dividend exclusion	(59)	(1.6)	(95)	(0.3)	(168)	0.2	(180)	(1.7)
State income taxes	(4)	(0.1)	(14)	—	94	(0.1)	103	1.0
Other	22	0.6	(3)	—	78	(0.1)	615	5.8

Actual Taxes	$(1,666)	(45.4)%	$6,850	23.2%	$(40,520)	39.8%	$295	2.8%

      The following table summarizes the components of income tax expense (benefit):

	Successor	Predecessor
	September 6, 2003	January 1, 2003	Predecessor	Predecessor
	through	through	Year Ended	Year Ended
	December 31,	September 5,	December 31,	December 31,
	2003	2003	2002	2001
(Dollars in thousands)
Current income taxes
Federal	$1,483	$4,670	$(23,510)	$5,428
State	(4)	(14)	94	103

	1,479	4,656	(23,416)	5,531
Deferred income taxes
Federal	(3,145)	2,194	(17,104)	(5,236)

Total income tax expense (benefit)	$(1,666)	$6,850	$(40,520)	$295

      For income tax purposes, property and casualty insurance companies are required to recalculate the liability for unpaid losses and loss adjustment expenses on a discounted basis and to recalculate unearned premium.

      The Predecessor incurred a net operating loss and realized losses in 2002 and carried those losses back to prior years to recover federal income taxes. The current tax receivable represents the expected refund claim for the carryback along with the refund request for estimated payments and similar payments made for the 2002 federal income tax return.

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 2003 and 2002 are presented below:

	Successor	Predecessor
	2003	2002
(Dollars in thousands)
Deferred tax assets:
Discounted unpaid losses and loss adjustment expenses	$21,150	$15,808
Unearned premiums	2,928	3,568
Alternative minimum tax credit carryover	8,289	7,301
Losses on trading securities	—	2,004
Losses on other securities	—	2,279
Other	6,597	4,760

Total deferred tax assets	38,964	35,720
Deferred tax liabilities:
Gain on trading securities	1,385	—
Gain on other securities	5,430	—
Unrealized gain on securities available for sale	2,868	4,011
Deferred acquisition costs	3,003	1,151
Other	955	588

Total deferred tax liabilities	13,641	5,750

Total net deferred tax assets	$25,323	$29,970

      The alternative minimum tax credit carryover is available for future years and does not expire.

      Management believes it is more likely than not that the deferred tax assets will be completely utilized in future years.

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(7)     Liability For Unpaid Losses And Loss Adjustment Expenses

      Activity in the liability for unpaid losses and loss adjustment expenses is summarized as follows:

	Successor	Predecessor
	September 6, 2003	January 1, 2003	Predecessor Year	Predecessor
	through	through	Ended	Year Ended
	December 31,	September 5,	December 31,	December 31,
	2003	2003	2002	2001
(Dollars in thousands)
Unpaid losses and loss adjustment expenses at beginning of period	$2,121,615	$2,004,422	$907,357	$800,630
Less gross reinsurance receivables on unpaid losses and loss adjustment expenses(1)	1,839,059	1,743,602	750,573	669,504

Net balance at beginning of period(1)	282,556	260,820	156,784	131,126
Incurred losses and loss adjustment expenses related to:
Current year	37,861	84,885	130,327	134,558
Prior years	438	—	71,423	(6,220)

Total incurred losses and loss adjustment expenses	38,299	84,885	201,750	128,338
Paid losses and loss adjustment expenses related to:
Current year	10,934	16,768	34,045	76,508
Prior years(2)(3)	(4,102)	46,381	63,669	26,172

Total paid losses and loss adjustment expenses	6,832	63,149	97,714	102,680

Net balance at end of period	314,023	282,556	260,820	156,784
Plus gross reinsurance receivables on unpaid losses and loss adjustment	1,745,737	1,839,059	1,743,602	750,573

Unpaid losses and loss adjustment expenses at end of period	$2,059,760	$2,121,615	$2,004,422	$907,357

(1)	In connection with the Acquisition, the reinsurance receivables on unpaid losses and loss adjustment expenses was reduced by $49.1 million from $1.839 billion to $1.790 billion, resulting in an increase in the net unpaid losses and loss adjustment expense from $282.6 million to $331.7 million.

(2)	Paid losses and loss adjustment expenses in 2001, related to prior years, included the commutation with Reliance Insurance Company in the amount of $9.9 million.

(3)	Net paid losses and loss adjustment expenses during the period from September 6, 2003 to December 31, 2003 related to prior years include the commutation with Trenwick America Reinsurance Corp. in the amount of $20.5 million. Net paid losses and loss adjustment expenses during the period from January 1, 2003 to September 5, 2003 related to prior years included a commutation with AXA Corporate Solutions in the amount of $0.4 million.

      In 2003, net loss and loss adjustment expenses related to prior years was $0.4 million. In 2002, the increase in net losses and loss adjustment expenses of $71.4 million related to prior years is primarily attributable to higher than anticipated losses of $47.8 million in the multiple peril and other liability lines

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of both the Company’s E&S and specialty admitted segments and the results of an arbitration proceeding that resulted in the rescission of a reinsurance agreement that caused prior year losses to increase by $23.6 million. See Note 5 for additional details regarding the rescission.

      Prior to 2002, management used its traditional methods of examining reserves for losses and loss adjustment expenses relative to these accident years. In 2002, management determined that it was necessary to increase the projected ultimate loss ratios, relative to these accident years, due to the fact that losses relative to these accident years were emerging at a rate that was greater than originally expected. As a result, prior year losses were increased by $47.8 million.

      In the past, the Predecessor underwrote a product of multi-peril business insuring general contractors and developers that has resulted in significant exposure to construction defect claims. Management believes its reserves for this product ($36.8 million as of December 31, 2003 and 2002, net of reinsurance) are appropriately established based upon known facts, existing case law and generally accepted actuarial methodologies. However, due to the inherent uncertainty concerning this type of business, the ultimate exposure for these claims may vary significantly from the amounts currently recorded.

      The Company has 37 direct claims related to the September 11th terrorist attacks as of December 31, 2003 and 2002. The majority of these claims are first party property claims while a few stem from event interruption. Estimated direct indemnity exposure as of December 31, 2003 and 2002 was $5.0 million with ceded exposure to non-affiliates totaling $4.6 million, leaving net indemnity exposure of $0.4 million. The Company does not anticipate any additional material impact to its financial statements, nor does it expect any future obligations related to this tragedy.

      The Company has exposure to environmental and asbestos claims. The environmental exposure arises from the sale of general liability and commercial multi-peril insurance and the asbestos exposure primarily arises from the sale of product liability insurance. In establishing the liability for unpaid losses and loss adjustment expenses related to asbestos and environmental exposures, management considers facts currently known and the current state of the law and coverage litigation. Liabilities are recognized for known claims (including the cost of related litigation) when sufficient information has been developed to indicate the involvement of a specific insurance policy, and management can reasonably estimate its liability. In addition, liabilities have been established to cover additional exposures on both known and unasserted claims. Estimates of the liabilities are reviewed and updated continually. Developed case law and adequate claim history do not exist for such claims, especially because significant uncertainty exists about the outcome of coverage litigation and whether past claim experience will be representative of future claim experience. In 2001 and prior years, environmental and asbestos claims were aggregated and reviewed with other long-tailed lines of business. IBNR reserves were established in the aggregate for these long-tailed lines. Subsequent to 2001, asbestos and environmental reserves were separately analyzed. Included in net unpaid losses and loss adjustment expenses as of December 31, 2003 and 2002 were IBNR reserves of $6.4 million and $6.4 million and case reserves of approximately $1.6 million and $1.8 million for known asbestos- and environmental-related claims, respectively.

(8)     Debt

      On September 30, 2003, AIS, a wholly-owned indirect subsidiary of the Company, sold $10.0 million (aggregate liquidation amount) of floating rate trust preferred securities to Dekania CDO I, Ltd., an exempted company incorporated with limited liability under the law of the Cayman Islands, in a private placement through AIS’s wholly-owned statutory trust, United National Group Capital Trust I (“Trust I”).

      AIS, through Trust I, together with other insurance companies and insurance holding companies, issued trust preferred securities to the collateralized debt obligation pool organized by Dekania Capital

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Management LLC, which in turn, issued its securities to institutional and accredited investors. Trust I issued 10,000 trust preferred securities, having a stated liquidation amount of $1,000 per security, that mature on September 30, 2033 and bear a floating interest rate, reset quarterly, equal to the London Interbank Offered Rate (“LIBOR”) plus 4.05%. AIS, through Trust I, has the right to call the trust preferred securities at par after September 30, 2008, five years from the date of issuance.

      The entire proceeds from the sale of the trust preferred securities, including the proceeds from the sale of common securities of Trust I to AIS, were used to fund the purchase of $10.3 million (in principal amount) of junior subordinated deferrable interest notes issued by AIS under an indenture, dated as of September 30, 2003, between AIS and JPMorgan Chase Bank, as trustee.

      On October 29, 2003, AIS sold $20.0 million (aggregate liquidation amount) of floating rate trust preferred securities to I-Preferred Term Securities III, Ltd., an exempted company incorporated with limited liability under the law of the Cayman Islands, in a private placement through AIS’s wholly-owned statutory trust, United National Group Capital Statutory Trust II (“Trust II”).

      AIS, through Trust II, together with other insurance companies and insurance holding companies, issued trust preferred securities to the collateralized debt obligation pool organized by I-Preferred Term Securities Ltd., which in turn, issued its securities to institutional and accredited investors. Trust II issued 20,000 trust preferred securities, having a stated liquidation amount of $1,000 per security, that mature on October 29, 2033 and bear a floating interest rate, reset quarterly, equal to the LIBOR plus 3.85%. AIS, through Trust II, has the right to call the trust preferred securities at par after October 29, 2008, five years from the date of issuance.

      The entire proceeds from the sale of the trust preferred securities, including the proceeds from the sale of common securities of Trust II to AIS, were used to fund the purchase of $20.6 million (in principal amount) of floating rate junior subordinated deferrable interest debentures issued by AIS under an indenture, dated as of October 29, 2003, between AIS and U.S. Bank National Association, as trustee.

      In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities (“FIN 46”), which requires a company to assess if consolidation of an entity is appropriate based upon its variable economic interests in a variable interest entity (“VIE”). The initial determination of whether an entity is a VIE is required to be made on the date at which a company becomes involved with the entity. A VIE is an entity in which the equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. A company must consolidate a VIE if the company has a variable interest that will absorb a majority of the VIEs expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur or both. FIN 46 also requires the disclosure of certain information related to VIEs in which a company holds a significant variable interest.

      Adoption of FIN 46 and its current interpretations did not have a material impact on the Company’s financial condition, results of operations or liquidity. The Company applied the provisions of FIN 46 and its current interpretations to its reporting for two wholly owned statutory trusts, which issued $30.0 million of trust preferred securities in 2003. As a result of application of the provisions of FIN 46, the Company deconsolidated these wholly owned statutory trusts, resulting in an increase of $0.9 million of other assets and debt on the balance sheet.

      As a result of the Acquisition, senior notes in an aggregate principal amount of approximately $72.8 million, subject to adjustment, were issued to the Ball family trusts by Wind River, as part of the purchase price. These senior notes have an interest rate of 5%, which may be paid either in cash or in kind. These senior notes mature on September 5, 2015; however, in certain circumstances, Wind River is required to make mandatory prepayments on these senior notes, commencing September 5, 2005, on October 1 of each year until maturity. Wind River is required to make such mandatory prepayments if

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

“excess cash flow,” as defined, was generated in the preceding fiscal year. “Excess cash flow” generally means an amount equal to consolidated net income, less such amounts as the Company’s Board of Directors may determine are necessary to: (1) maintain an A.M. Best rating of at least “A” (Excellent) for each of the Company’s U.S. insurance subsidiaries; (2) make permitted dividend payments; (3) maintain the statutory surplus of the Company’s U.S. insurance subsidiaries at acceptable levels; and (4) provide the Company’s U.S. Insurance Subsidiaries with adequate levels of working capital. Under the terms of the senior notes, the earliest prepayment date is October 1, 2005 with the Company’s Board of Directors’ determination of “excess cash flow” being based on the Company’s 2004 results of operations and financial position at the time of the payment.

      During 2002, the Company established a $25.0 million Revolving Credit Facility with Citizens Bank of Pennsylvania. Interest is payable monthly at either LIBOR plus 65 basis points or the Prime Rate. The Revolving Credit Facility was converted to a Demand Discretionary Facility in February 2003. As of December 31, 2003, there were no balances due in connection with this credit facility.

(9)     Related Party Transactions

      At December 31, 2003, U.N. Barbados was a limited partner in investment funds managed by Fox Paine & Company. The Company’s investment in these limited partnerships was valued at $4.0 million at December 31, 2003. The Company has an additional capital commitment of $5.3 million to these limited partnerships.

      At December 31, 2003, the Company had balances payable due to Fox Paine & Company totaling approximately $0.5 million related to reimbursement of costs associated with the Company’s IPO.

      On September 5, 2003, the Company paid Fox Paine & Company a fee of $12.0 million related to the Company’s acquisition of Wind River and reimbursed Fox Paine & Company for $0.5 million of related expenses.

      On September 5, 2003, the Company prepaid $1.5 million of management fees to Fox Paine & Company ($1.2 million) and The AMC Group, L.P. (“The AMC Group”) ($0.3 million), both of which are affiliates. The prepaid management fees cover the period from September 5, 2003 through September 4, 2004 and will be recognized ratably over that period.

      On August 25, 2003, the Predecessor sold a series of limited partnership interests to Wind River Investments, LLC, an affiliate. Proceeds from the sale of those investments totaled $6.0 million.

      During 2001, the Predecessor made a loan to The AMC Group, LLC, an affiliate. This note, which was carried at amortized cost of $0.8 million, was included in other invested assets as of December 31, 2002. In April 2003, this note was sold for $0.6 million (the amortized value as of April 30, 2003) to American Manufacturing Corporation, an affiliate. No gain or loss was realized on the sale to American Manufacturing Corporation.

      During 2001, the Predecessor purchased a promissory note from Philadelphia Gear Corporation, an affiliate, for $2.3 million. The annual rate of interest on this note was 6.3%. The promissory note was a loan to 181 Properties, LP, an affiliate. This note, which was carried at amortized cost of $2.3 million, was included in other invested assets as of December 31, 2002. In April 2003, this note was sold for $2.3 million to American Manufacturing Corporation. No gain or loss was realized on the sale to American Manufacturing Corporation.

      As of December 31, 2002, the Predecessor had balances payable due to affiliates totaling approximately $0.2 million.

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      During 2002 and 2001, the Predecessor paid management and investment advisory fees of $9.9 million and $7.1 million, respectively to The AMC Group, L.P., an affiliate.

(10)     Commitments and Contingencies

Lease Commitments

      Total rental expense under operating leases for the period from September 6, 2003 to December 31, 2003, the period from January 1, 2003 to September 5, 2003 and the years ended December 31, 2002 and 2001 aggregated $0.7 million, $1.4 million, $1.8 million and $1.6 million, respectively. At December 31, 2003, future minimum payments under non-cancelable operating leases were as follows:

(Dollars in thousands)
2004	$2,122
2005	2,059
2006	2,092
2007	2,126
2008 and thereafter	2,159

Total	$10,558

Legal Proceedings

      Various lawsuits against the Company have arisen in the ordinary course of the Company’s business, including defending coverage claims brought against the Company by its policyholders or others. The Company’s litigation, including coverage claims matters, is subject to many uncertainties, and given their complexity and scope, the outcomes cannot be predicted with certainty. It is possible that the results of operations in a particular quarterly or annual period could be materially affected by an ultimate unfavorable outcome of litigation and/or coverage claim matters. Management believes, however, that the ultimate outcome of all litigation and coverage claim matters after consideration of applicable reserves should not have a material adverse effect on the Company’s financial condition.

      On January 22, 2004, the Company’s subsidiary Diamond State Insurance Company, elected to enter into a settlement with Bank of America, N.A. and Platinum Indemnity Limited relative to litigation pending in the United States District Court for the Southern District of New York. Under the terms of the settlement, Diamond State paid $17.85 million to Bank of America and provided other non-financial consideration to Bank of America and Platinum in exchange for a full and final release by Bank of America and Platinum, and other consideration, relative to their claims of approximately $29.0 million, plus interest in excess of $10.0 million and fees and costs, related to “facultative reinsurance policies” issued by Worldwide Weather Insurance Agency, and its principal Harold Mollin, purportedly on behalf of Diamond State.

      As a result of the settlement, Diamond State has activated a pending arbitration against Partner Reinsurance Company, Ltd. and Partner Reinsurance Company of the U.S. seeking recovery under a reinsurance agreement covering business produced by Worldwide Weather Insurance Agency on a 100% basis with regard to the type of risk involved. In addition, Diamond State is seeking indemnification and contribution from Partner Reinsurance Company of the U.S. because of its role in the appointment of Mr. Mollin and Worldwide Weather Insurance Agency. The Company believes that the carried reinsurance receivable from Partner Reinsurance Company will be fully collected. An arbitration hearing is scheduled for November 2004.

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On July 11, 2003, the Company’s subsidiary United National Insurance Company was named a defendant in a lawsuit filed in the Superior Court of Fulton County, Georgia, by Gulf Underwriters Insurance Company seeking rescission of a facultative reinsurance certificate issued to United National Insurance Company with regard to an individual insurance policy. The facultative reinsurance certificate provided 100% reinsurance to United National Insurance Company for loss and loss adjustment expenses paid under the insurance policy. The lawsuit followed United National Insurance Company’s billing to Gulf for reimbursement of a loss in the amount of $3.1 million that was paid under that insurance policy. The rescission claim is based on allegations of breach of contract; misrepresentation; non-disclosure and breach of duty of good faith; and fraud. The complaint also seeks attorneys’ fees and costs.

      United National Insurance Company denies the allegations in the complaint and has filed a counterclaim seeking payment of the amount of losses and loss adjustment expenses paid under the insurance policy. This litigation has been delayed as a result of procedural disputes. Discovery has just begun and a trial date has not been set.

Other Commitments

      The Company has committed to investing into several limited liability partnership funds. As of December 31, 2003, $36.4 million has been invested. The Company has a remaining commitment of $6.8 million. The timing and funding of this remaining commitment has not been determined. As investment opportunities are identified by the partnerships, capital calls will be made.

      On September 5, 2003, as part of the Acquisition, the Company entered into a management agreement with Fox Paine & Company and The AMC Group, an affiliate. In the management agreement, the Company agreed to pay to Fox Paine & Company an annual management fee of $1.2 million subject to certain adjustments and to The AMC Group an annual management fee of $0.3 million subject to certain adjustments.

(11)     Shareholders’ Equity

Initial Capitalization of United National Group

      United National Group was organized by Fox Paine & Company on August 26, 2003, for the purpose of the Acquisition. On September 5, 2003, Fox Paine made a capital contribution of $240.0 million to the Company, in exchange for 10.0 million Class B common shares and 14.0 million Series A preferred shares.

Common Shares

      In September 2003, the Company issued 2.5 million Class A common shares in connection with the Acquisition.

      In December 2003, the Company consummated its IPO of 10,750,000 Class A common shares, including 1,000,000 Class A common shares issued in connection with the exercise of a portion of the underwriters’ overallotment option, at a price of $17.00 per share. Proceeds of the offering less underwriting discounts of $12.8 million were $170.0 million. Expenses for the IPO totaled $4.4 million, resulting in net proceeds to the company of $165.6 million. The Company used $150.0 million of the IPO Proceeds to fund the redemption of all its Series A preferred shares.

Series A Preferred Shares

      In September 2003, the Company issued 14,000,000 Series A preferred shares in connection with the initial capitalization of United National Group and 3,500,000 Series A preferred shares in connection with

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Acquisition. Also during September 2003, 2,500,000 Series A preferred shares were exchanged for 2,687,500 Class B common shares.

      In December 2003, 15,000,000 Series A preferred shares were redeemed for $150.0 million in cash and the issuance of 1,610,295 Class A common shares. As of December 31, 2003, there were no Series A preferred shares outstanding.

(12)     Compensation Plans

      The Company follows SFAS No. 123, which establishes a fair value-based method of accounting for stock-based compensation plans.

Share Incentive Plan

      In September and October 2003, the Company’s Board of Directors approved the Company’s Share Incentive Plan and Amendment No. 1 thereto (as so amended the “Plan”). The purpose of the Plan is to enable the Company to offer key employees stock options, restricted stock and other stock-based awards. Under the Plan, the Company has reserved 2,500,000 Class A common shares for issuance pursuant to awards granted under the Plan.

      On September 5, 2003, the Company granted options to purchase Class A common shares to two officers of the Company (“Option-A Tranche”). The Option-A Tranche options have an exercise price of $6.50 per share and expire on September 5, 2013, and were fully vested at the time of the grant. The Company recorded $0.9 million of compensation expense during the period from September 5, 2003 to December 31, 2003, which represents the fair value of the Option-A Tranche on the date of the grant since they were fully vested.

      During the period from September 5, 2003 to December 31, 2003, the Company granted 579,201 Time-Based Options and 883,489 Performance-Based Options under the Plan. The Time-Based Options vest in 20% increments over a five-year period, with any unvested options forfeitable upon termination of employment for any reason, and expire 10 years after the grant date. The first vesting period ends on December 31, 2004. The Performance-Based Options vest in 25% increments and are conditioned upon the Company achieving various operating targets or Fox Paine & Company achieving an agreed upon rate of return, and expire 10 years after the grant date. The first vesting period ends on December 31, 2004. The Company recorded $0.2 million of compensation expense during the period from September 6, 2003 to December 31, 2003 for the 1,462,690 options granted under the Plan.

		Weighted
		Average
	Number of	Exercise Price
	Shares	Per Share

Options outstanding at August 29, 2003	—	—
Options issued	1,718,764	$11.36
Options cancelled (reversed)	—	—
Options exercised	—	—

Options outstanding at December 31, 2003	1,718,764	$11.36

Options exercisable at December 31, 2003	256,074	$6.50

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The weighted average fair value of options granted under the Plan was $3.04 using a Black-Scholes option-pricing model and the following weighted average assumptions:

Dividend yield	0.0%
Expected volatility(1)	9.3%
Risk-free interest rate	3.1%
Expected option life	4.6 years

(1)	The Company used an expected volatility of 0.0% for all options granted on September 5, 2003. All options granted subsequent to September 5, 2003, used an expected volatility of 23.0%.

      The following table summarizes the range of exercise prices of options outstanding at December 31, 2003:

	Outstanding at	Weighted Average Per	Weighted Average
Range of Exercise Prices	December 31, 2003	Share Exercise Price	Remaining Life

$6.50-$9.99	256,074	$6.50	9.7 years
$10.00-$16.00	1,000,625	$10.00	9.7 years
$17.00	462,065	$17.00	9.9 years

Total	1,718,764

      On December 16, 2003, the Company granted an aggregate of 9,500 Class A common shares, subject to certain restrictions, to key employees of the Company under the Plan (“Restricted Shares”). The Restricted Shares vest in 20% increments over a five-year period.

Annual Incentive Awards Plan

      In December 2003, the Company’s Board of Directors approved an Annual Incentive Awards Plan (the “Awards Plan”). The Awards Plan is administered by the compensation committee of the Company’s Board of Directors. All officers are eligible to participate in the Awards Plan, as selected by the compensation committee.

      Incentive awards under the Awards Plan are determined and paid in cash based upon objective performance-based criteria as set forth in the Awards Plan. The criteria relate to certain performance goals, such as net income and individual performance expectations as established and approved by the compensation committee. Award opportunities are based on a percentage of base salary, ranging from 5% to 75%.

401(k) Plan

      The Company maintains a 401(k) defined contribution plan covering substantially all U.S. employees. The Company matches 75% of the first 6% contributed by the employee. In addition, the Company contributes 1% of the employee’s salary regardless of whether the employee contributes to the plan. Eligible employees are vested in the Company’s contribution and relative investment income after three years of service.

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Warrants

      The Company issued a total of 55,000 warrants at an exercise price of $10.00 per share.

(13)     Earnings Per Share

      Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. The effects of stock options, warrants and conversion of Series A preferred shares have not been included in the computation of diluted earnings per share for the period September 6, 2003 through December 31, 2003 as their effect would have been anti-dilutive. Weighted average shares for the diluted earnings per share calculation would have been 14,038,273 higher for the period from September 5, 2003 through December 31, 2003, if stock options, warrants and conversion of Series A Preferred Shares were included.

      The following table sets forth the computation of basic and diluted earnings per share.

	Successor	Predecessor
	September 6, 2003	January 1, 2003	Predecessor	Predecessor
	Through	Through	Year Ended	Year Ended
	December 31,	September 5,	December 31,	December 31,
	2003	2003	2002	2001
(Dollars in thousands, except per share data)
Net income (loss) before extraordinary gain	$6,097	$24,604	$(61,663)	$10,837
Less: Preferred stock dividends	(29,250)	—	—	—

Income (loss) available to common shareholders before extraordinary gain	(23,153)	24,604	(61,663)	10,837
Extraordinary gain	46,424	—	—	—

Net income (loss)	$23,271	$24,604	$(61,663)	$10,837

Weighted average shares for basic earnings per share	16,372,283	100	100	100

Basic earnings (loss) per share:
Net income (loss) available to common shareholders before extraordinary gain	$(1.41)	$246,040	$(616,630)	$108,370
Extraordinary gain	2.83	—	—	—

Net income (loss)	$1.42	$246,040	$(616,630)	$108,370

Diluted earnings (loss) per share:
Weighted average shares for diluted earnings per share	16,372,283	100	100	100

Net income (loss) available to common shareholders before extraordinary gain	$(1.41)	$246,040	$(616,630)	$108,370
Extraordinary gain	2.83	—	—	—

Net income (loss)	$1.42	$246,040	$(616,630)	$108,370

(14)     Compensation Plans of the Predecessor

      Prior to September 5, 2003, United National Insurance Company participated in a non-contributory pension plan with American Manufacturing Corporation (an affiliate) covering all employees. The plan provided pension benefits that were based on length of service and a percentage of the average qualifying

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

compensation for the highest five consecutive years of employment. On September 5, 2003, the non-contributory pension plan was terminated. As a result of the Acquisition, all employees who participated in the pension plan became immediately vested.

      The Predecessor maintained a 401(k) defined contribution plan covering substantially all U.S. employees. Prior to September 5, 2003, American Manufacturing Corporation had managed the Predecessor’s 401(k) plan. This 401(k) plan covered substantially all full-time employees. Eligible employees could defer up to 15% of their salary. The Predecessor matched 50% of employees’ contributions up to 6% of their salary. Eligible employees were vested in the Predecessor’s contribution and related investment income after five years of service. As a result of the Acquisition, all employees who participated in the plan were immediately vested.

      The Predecessor had a qualified deferred compensation plan for certain key executives. Through September 5, 2003, the Predecessor had accrued $7.6 million in other liabilities related to this plan. This plan was settled and terminated upon completion of the Acquisition.

(15)     Statutory Financial Information

      GAAP differs in certain respects from Statutory Accounting Principles (“SAP”) as prescribed or permitted by the Insurance Departments. The principal differences between SAP and GAAP are as follows:

•	Under SAP, investments in debt securities are carried at amortized cost, while under GAAP the Company records its debt securities at estimated fair value.

•	Under SAP, policy acquisition costs, such as commissions, premium taxes, fees and other costs of underwriting policies are charged to current operations as incurred, while under GAAP such costs are deferred and amortized on a pro rata basis over the period covered by the policy.

•	Under SAP, certain assets, designated as “Non-admitted Assets” (such as prepaid expenses) are charged against surplus.

•	Under SAP, net deferred income tax assets are admitted following the application of certain criteria, with the resulting admitted deferred tax amount being credited directly to surplus.

•	Under SAP, receivables are non-admitted based upon aging criteria.

•	Under SAP, the costs and related receivables for guaranty funds and other assessments are recorded based on management’s estimate of the ultimate liability and related receivable settlement, while under GAAP such costs are accrued when the liability is probable and reasonably estimable and the related receivable amount is based on future premium collections or policy surcharges from in-force policies.

•	Under SAP, unpaid losses and loss adjustment expenses and unearned premiums are reported net of the effects of reinsurance transactions, whereas under GAAP, unpaid losses and loss adjustment expenses and unearned premiums are reported gross of reinsurance.

      The NAIC issues model laws and regulations, many of which have been adopted by state insurance regulators, relating to: (a) risk-based capital (“RBC”) standards; (b) codification of insurance accounting principles; (c) investment restrictions; and (d) restrictions on the ability of insurance companies to pay dividends.

      The Company’s U.S. insurance subsidiaries are required by law to maintain certain minimum surplus on a statutory basis, and are subject to regulations under which payment of a dividend from statutory surplus is restricted and may require prior approval of regulatory authorities. Applying the current

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

regulatory restrictions as of December 31, 2003, approximately $34.1 million is available for distribution during 2004. The Company and the Predecessor paid no dividends during the three years ended December 31, 2003.

      The NAIC’s risk-based capital model provides a tool for insurance regulators to determine the levels of statutory capital and surplus an insurer must maintain in relation to its insurance and investment risks, as well as its reinsurance exposures, to assess the potential need for regulatory attention. The model provides four levels of regulatory attention, varying with the ratio of an insurance company’s total adjusted capital to its authorized control level RBC (“ACLRBC”): (a) if a company’s total adjusted capital is less than or equal to 200%, but greater than 150% of its ACLRBC (the “Company Action Level”), the company must submit a comprehensive plan to the regulatory authority proposing corrective actions aimed at improving its capital position; (b) if a company’s total adjusted capital is less than or equal to 150%, but greater than 100% of its ACLRBC (the “Regulatory Action Level”), the regulatory authority will perform a special examination of the company and issue an order specifying the corrective actions that must be followed; (c) if a company’s total adjusted capital is less than or equal to 100%, but greater than 70% of its ACLRBC (the “Authorized Control Level”), the regulatory authority may take any action it deems necessary, including placing the company under regulatory control; and (d) if a company’s total adjusted capital is less than or equal to 70% of its ACLRBC (the “Mandatory Control Level”), the regulatory authority must place the company under its control. Based on the standards currently adopted, the Company’s U.S. insurance subsidiaries’ capital and surplus are in excess of the prescribed minimum risk-based capital requirements.

      The following is selected information for the Company’s and the Predecessor’s domestic insurance subsidiaries, net of intercompany eliminations, where applicable, as determined in accordance with SAP:

	Successor	Predecessor
	September 6, 2003	January 1, 2003	Predecessor	Predecessor
	Through	Through	Year Ended	Year Ended
	December 31,	September 5,	December 31,	December 31,
	2003	2003	2002	2001
(Dollars in thousands)
Statutory capital and surplus, as of end of period	$340,968	$250,864	$228,751	$304,266
Statutory net income (loss)	$4,715	$11,850	$(78,015)	$11,651

      As of December 31, 2003, the total adjusted capital of United National Insurance Company, Diamond State, United National Specialty and United National Casualty exceeds the levels that would result in regulatory action under these standards.

(16)     Segment Information

      The Company’s operations are classified into three reportable business segments that are organized around its three underwriting divisions: E&S lines, specialty admitted and reinsurance. The segments follow the same accounting policies used for the Company’s consolidated financial statements as described in the summary of significant accounting policies. The reinsurance segment was de-emphasized in 2002. Management evaluates a segment’s performance based upon premium production and the associated losses and loss adjustment expense experience. Investments and investment performance, acquisition costs and other underwriting expenses including commissions, premium taxes and other acquisition costs; other operating expenses are managed at a corporate level and are included in “Corporate.”

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Gross premiums written, excluding the reinsurance segment, by product class are as follows:

	Successor	Predecessor
	September 6, 2003	January 1, 2003	Predecessor	Predecessor
	Through	Through	Year Ended	Year Ended
	December 31,	September 5,	December 31,	December 31,
	2003	2003	2002	2001
(Dollars in thousands)
Specific specialty	$56,187	$230,183	$414,297	$375,962
Umbrella and excess	44,270	126,617	244,418	138,425
Property and general liability	29,591	91,022	67,039	50,725
Non-medical professional liability	27,709	62,801	67,329	43,408

	$157,757	$510,623	$793,083	$608,520

      The gross premiums written information is not segregated by business segment because product lines cross segments.

      Following is a tabulation of business segment information. Corporate information is included to reconcile segment data to the consolidated financial statements.

Successor		Specialty
September 6, 2003 through December 31, 2003:	E&S Lines	Admitted	Reinsurance	Corporate	Total

(Dollars in thousands)
Revenues:
Gross premiums written	$108,472	$49,285	$—	$—	$157,757

Net premiums written	$33,822	$27,443	$—	$—	$61,265

Net premiums earned	$30,182	$21,730	$—	$—	$51,912
Net investment income	—	—	—	6,106	6,106
Net realized investment (losses) gains	—	—	—	169	169

Total revenues	30,182	21,730	—	6,275	58,187
Losses and Expenses:
Net losses and loss adjustment expenses	24,065	14,234	—	—	38,299
Acquisition costs and other underwriting expenses	—	—	—	14,604	14,604
Provision for doubtful reinsurance receivables	—	—	—	—	—
Other operating expenses	—	—	—	7	7
Interest expense	—	—	—	1,604	1,604

Income (loss) before income taxes	6,117	7,496	—	(9,940)	3,673
Income tax (benefit) expense	—	—	—	(1,666)	(1,666)

Net income (loss) before equity in net income (loss) of partnerships	6,117	7,496	—	(8,274)	5,339
Equity in net income (loss) of partnerships	—	—	—	758	758

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Successor		Specialty
September 6, 2003 through December 31, 2003:	E&S Lines	Admitted	Reinsurance	Corporate	Total

(Dollars in thousands)
Net income (loss) before extraordinary gain	6,117	7,496	—	(7,516)	6,097
Extraordinary gain	—	—	—	46,424	46,424

Net income (loss)	$6,117	$7,496	$—	$38,908	$52,521

Total assets				$2,848,761	$2,848,761

Predecessor	E&S	Specialty
January 1, 2003 through September 5, 2003	Lines	Admitted	Reinsurance	Corporate	Total

(Dollars in thousands)
Revenues:
Gross premiums written	$357,394	$153,229	$—	$—	$510,623

Net premiums written	$83,046	$56,070	$—	$—	$139,116

Net premiums earned	$77,942	$50,312	$—	$—	$128,254
Net investment income	—	—	—	13,289	13,289
Net realized investment (losses) gains	—	—	—	5,589	5,589

Total revenues	77,942	50,312	—	18,878	147,132
Losses and Expenses:
Net losses and loss adjustment expenses	50,990	33,895	—	—	84,885
Acquisition costs and other underwriting expenses	—	—	—	30,543	30,543
Provision for doubtful reinsurance receivables	—	—	—	1,750	1,750
Other operating expenses	—	—	—	288	288
Interest expense	—	—	—	46	46

Income (loss) before income taxes	26,952	16,417	—	(13,749)	29,620
Income tax (benefit) expense	—	—	—	6,850	6,850

Net income (loss) before equity in net income (loss) of partnerships	26,952	16,417	—	(20,599)	22,770
Equity in net income (loss) of partnerships	—	—	—	1,834	1,834

Net income (loss) before extraordinary gain	26,952	16,417	—	(18,765)	24,604
Extraordinary gain	—	—	—	—	—

Net income (loss)	$26,952	$16,417	$—	$(18,765)	$24,604

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Specialty
Predecessor 2002:	E&S Lines	Admitted	Reinsurance	Corporate	Total

(Dollars in thousands)
Revenues:
Gross premiums written	$543,998	$249,085	$—	$—	$793,083

Net premiums written	$112,110	$60,579	$—	$—	$172,689

Net premiums earned	$101,474	$53,039	$8,250	$—	$162,763
Net investment income	—	—	—	17,685	17,685
Net realized investment (losses) gains	—	—	—	(11,702)	(11,702)

Total revenues	101,474	53,039	8,250	5,983	168,746
Losses and Expenses:
Net losses and loss adjustment expenses	140,943	52,556	8,251	—	201,750
Acquisition costs and other underwriting expenses	—	—	—	18,938	18,938
Provision for doubtful reinsurance receivables	—	—	—	44,000	44,000
Other operating expenses	—	—	—	5,874	5,874
Interest expense	—	—	—	115	115

Income (loss) before income taxes	(39,469)	483	(1)	(62,944)	(101,931)
Income tax (benefit) expense	—	—	—	(40,520)	(40,520)

Net income (loss) before equity in net income (loss) of partnerships	(39,469)	483	(1)	(22,424)	(61,411)
Equity in net income (loss) of partnerships	—	—	—	(252)	(252)

Net income (loss)	$(39,469)	$483	$(1)	$(22,676)	$(61,663)

Total assets				$2,685,620	$2,685,620

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Specialty
Predecessor 2001:	E&S	Admitted	Reinsurance	Corporate	Total

(Dollars in thousands)
Revenues:
Gross premiums written	$398,308	$210,212	$62,000	$—	$670,520

Net premiums written	$68,226	$39,084	$62,000	$—	$169,310

Net premiums earned	$59,004	$36,582	$54,750	$—	$150,336
Net investment income	—	—	—	19,353	19,353
Net realized and unrealized gains (loss)	—	—	—	(12,719)	(12,719)

Total revenues	59,004	36,582	54,750	6,634	156,970
Losses and Expenses:
Net losses and loss adjustment expenses	43,880	29,075	55,383	—	128,338
Acquisition costs and other underwriting expenses	—	—	—	15,867	15,867
Other operating expenses	—	—	—	2,220	2,220
Interest expense	—	—	—	77	77

Income (loss) before income taxes	15,124	7,507	(633)	(11,530)	10,468
Income tax (benefit) expense	—	—	—	295	295

Net income (loss) before equity in net income (loss) of partnerships	15,124	7,507	(633)	(11,825)	10,173
Equity in net income (loss) of
partnerships	—	—	—	664	664

Net income (loss)	$15,124	$7,507	$(633)	$(11,161)	$10,837

Total assets				$1,575,754	$1,575,754

(17)     Supplemental Cash Flow Information

Taxes and Interest Paid

	Successor	Predecessor
	September 6, 2003	January 1, 2003	Predecessor	Predecessor
	Through	Through	Year Ended	Year Ended
	December 31,	September 5,	December 31,	December 31,
	2003	2003	2002	2001
(Dollars in thousands)
Federal income taxes paid	$7,500	$4,268	$6,147	$4,470
Interest paid	$133	$—	$—	$—

Non-Cash Financing Activities

      In connection with the Acquisition, the Company issued 2.5 million Class A common shares and 3.5 million Series A preferred shares. In September 2003, 2,500,000 Series A preferred shares were

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

exchanged for 2,687,500 Class B common shares. In December 2003, 1,610,295 Class A common shares were issued in connection with the redemption of 15,000,000 Series A preferred shares.

(18)     Summary of Quarterly Financial Information

      An unaudited summary of the Company’s 2003 and 2002 quarterly performance is as follows:

	Predecessor 2003			Successor 2003

	First	Second	July 1 –	September 6 –	Fourth
	Quarter	Quarter	September 5	September 30	Quarter
(Dollars in thousands, except per share data)
Net premiums earned	$46,613	$47,784	$33,857	$10,687	$41,225
Net investment income	5,284	4,045	3,960	792	5,314
Net realized investment gains (losses)	(1,389)	4,505	2,473	(718)	887
Net losses and loss adjustment expenses	32,831	29,015	23,039	7,349	30,950
Acquisition costs and other underwriting expenses	8,336	12,397	9,810	4,587	10,017
Income (loss) before income taxes	8,019	14,115	7,486	(1,548)	5,221
Net income (loss) before extraordinary gain	7,048	11,561	5,995	(184)	6,281
Net income (loss) available to common shareholders before extraordinary gain	7,048	11,561	5,995	(13,309)	(9,884)
Extraordinary gain	—	—	—	46,424	—
Net income (loss) available to common shareholders	7,048	11,561	5,995	33,115	(9,884)
Per share data — Basic and Diluted:
Net income (loss) available to common shareholders before extraordinary gain	70,480	115,610	59,950	(1.04)	(0.57)
Extraordinary gain	—	—	—	3.63	—
Net income (loss) available to common shareholders	70,480	115,610	59,950	2.59	(0.57)

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Predecessor Year Ended December 31, 2002

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
(Dollars in thousands, except per share data)
Net premiums earned	$42,683	$52,413	$62,461	$5,206
Net investment income	4,499	4,380	4,089	4,717
Net realized investment gains (losses)	(527)	(7,387)	(7,125)	3,337
Net losses and loss adjustment expenses	31,484	43,342	68,361	58,563
Acquisition costs and other underwriting expenses	4,663	7,623	2,053	4,599
Income (loss) before income taxes	9,953	(2,455)	(12,650)	(96,779)
Net income (loss) before extraordinary gain	7,477	(693)	(7,598)	(60,849)
Net income (loss) available to common shareholders before extraordinary gain	7,477	(693)	(7,598)	(60,849)
Extraordinary gain	—	—	—	—
Net income (loss) available to common shareholders	7,477	(693)	(7,598)	(60,849)
Per share data — Basic and Diluted:
Net income (loss) available to common shareholders before extraordinary gain	74,770	(6,930)	(75,980)	(608,490)
Extraordinary gain	—	—	—	—
Net income (loss) available to common shareholders	74,770	(6,930)	(75,980)	(608,490)

(19)     Subsequent Events

      In January 2004, the Company issued 462,500 Class common shares in connection with the underwriter’s remaining overallotment option at a price of $17.00 per share. Proceeds to the Company, net of underwriting discounts of $0.5 million, were $7.3 million.

      On January 22, 2004, the Company’s subsidiary, Diamond State, elected to enter into a settlement with Bank of America, N.A. and Platinum Indemnity Limited relative to litigation pending in the United States District Court for the Southern District of New York. Under the terms of the settlement, Diamond State paid $17.85 million to Bank of America and provided other non-financial consideration to Bank of America and Platinum in exchange for a full and final release by Bank of America and Platinum, and other consideration, relative to their claims of approximately $29.0 million, plus interest in excess of $10.0 million and fees and costs, related to “facultative reinsurance policies” issued by Worldwide Weather Insurance Agency, and its principal Harold Mollin, purportedly on behalf of Diamond State.

      As a result of the settlement, Diamond State has activated a pending arbitration against Partner Reinsurance Company, Ltd. and Partner Reinsurance Company of the U.S. seeking recovery under a reinsurance agreement covering business produced by Worldwide Weather Insurance Agency on a 100% basis with regard to the type of risk involved. In addition, Diamond State is seeking indemnification and contribution from Partner Reinsurance Company of the U.S. because of its role in the appointment of Mr. Mollin and Worldwide Weather Insurance Agency. The Company believes that the carried reinsurance receivable due from Partner Reinsurance Company will be fully collected. An arbitration hearing is scheduled for November 2004.

      In January 2004, the Company established a deferred compensation plan for the Company’s non-employee directors (“the Directors Plan”). Under the Directors Plan, each non-employee director may elect on or before the last day of any calendar year to have payment of all or a specified part of fees payable to that director during the following calendar year and thereafter deferred until that director ceases to be a director of the Company.

UNITED NATIONAL GROUP, LTD.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts)

	Successor as of	Successor as of
	September 30,	December 31,
	2004	2003

	(Unaudited)
ASSETS
Bonds:
Available for sale securities, at fair value (amortized cost: $611,639 and $540,543)	$621,636	$549,966
Preferred shares:
Available for sale securities, at fair value (cost: $4,838 and $4,372)	4,877	4,894
Common shares:
Available for sale securities, at fair value (cost: $31,502 and $30,762)	34,163	33,219
Other invested assets	51,013	45,434

Total investments	711,689	633,513
Cash and cash equivalents	189,069	214,796
Agents’ balances, net	51,185	62,374
Reinsurance receivables, net	1,650,957	1,762,988
Accrued investment income	7,753	5,909
Federal income taxes receivable	9,078	4,898
Deferred federal income taxes, net	25,024	25,323
Deferred acquisition costs, net	26,074	8,581
Prepaid reinsurance premiums	59,546	117,936
Other assets	12,162	12,443

Total assets	$2,742,537	$2,848,761

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$1,965,015	$2,059,760
Unearned premiums	158,311	177,408
Amounts held for the account of others	15,350	20,201
Ceded balances payable	29,792	59,876
Payable for securities	20,060	—
Contingent commissions	5,236	5,178
Senior notes payable to related party	72,848	72,848
Junior subordinated debentures	30,929	30,929
Other liabilities	28,491	41,769

Total liabilities	2,326,032	2,467,969

Commitments and contingencies (Note 6)	—	—
Shareholders’ equity:
Common shares, $0.0001 par value, 900,000,000 common shares authorized, 15,584,090 and 15,105,503 Class A common shares issued and outstanding and 12,687,500 Class B common shares issued and outstanding	3	3
Preferred shares, $0.0001 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Additional paid-in capital	356,488	347,487
Accumulated other comprehensive income	13,517	10,031
Retained earnings	46,497	23,271

Total shareholders’ equity	416,505	380,792

Total liabilities and shareholders’ equity	$2,742,537	$2,848,761

See accompanying notes to consolidated financial statements.

UNITED NATIONAL GROUP, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Successor
	Three Months	Successor	Predecessor
	Ended	September 6, 2003	July 1, 2003
	September 30,	Through	Through
	2004	September 30, 2003	September 5, 2003

	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Gross premiums written	$108,657	$33,190	$147,670

Net premiums written	$78,243	$9,692	$39,655

Net premiums earned	$60,933	$10,687	$33,857
Net investment income	5,010	792	3,960
Net realized investment gains (losses)	(1,080)	(718)	2,473

Total revenues	64,863	10,761	40,290
Losses and Expenses:
Net losses and loss adjustment expenses	34,616	7,360	23,040
Acquisition costs and other underwriting expenses	23,783	4,576	9,706
Other operating expenses	314	124	11
Interest expense	1,378	249	34

Income (loss) before income taxes	4,772	(1,548)	7,499
Income tax (benefit) expense	(1,425)	(1,106)	1,851

Net income (loss) before equity in net earnings of partnerships	6,197	(442)	5,648
Equity in net earnings of partnerships	309	258	347

Net income (loss) before extraordinary gain	6,506	(184)	5,995
Extraordinary gain	1,195	46,424	—

Net income	$7,701	$46,240	$5,995

Per share data:
Net income (loss) available to common shareholders before extraordinary gain:
Basic	$0.23	$(1.04)	$59,950

Diluted	$0.23	$(1.04)	$59,950

Extraordinary gain:
Basic	$0.04	$3.63	$—

Diluted	$0.04	$3.63	$—

Net income:
Basic	$0.27	$2.59	$59,950

Diluted	$0.27	$2.59	$59,950

Weighted-average number of shares outstanding:
Basic	28,268,716	12,806,250	100

Diluted	28,771,120	12,806,250	100

See accompanying notes to consolidated financial statements.

UNITED NATIONAL GROUP, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Successor
	Nine Months	Successor	Predecessor
	Ended	September 6, 2003	January 1, 2003
	September 30,	Through	Through
	2004	September 30, 2003	September 5, 2003

	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Gross premiums written	$314,733	$33,190	$510,623

Net premiums written	$205,043	$9,692	$139,116

Net premiums earned	$165,751	$10,687	$128,254
Net investment income	13,637	792	13,289
Net realized investment gains (losses)	(687)	(718)	5,589

Total revenues	178,701	10,761	147,132
Losses and Expenses:
Net losses and loss adjustment expenses	98,395	7,360	85,178
Acquisition costs and other underwriting expenses	56,658	4,576	30,147
Provision for doubtful reinsurance receivables	—	—	1,750
Other operating expenses	1,007	124	377
Interest expense	4,087	249	46

Income (loss) before income taxes	18,554	(1,548)	29,634
Income tax (benefit) expense	(2,551)	(1,106)	6,864

Net income (loss) before equity in net earnings of partnerships	21,105	(442)	22,770
Equity in net earnings of partnerships, net of taxes	926	258	1,834

Net income (loss) before extraordinary gain	22,031	(184)	24,604
Extraordinary gain	1,195	46,424	—

Net income	$23,226	$46,240	$24,604

Per share data:
Net income (loss) available to common shareholders before extraordinary gain:
Basic	$0.78	$(1.04)	$246,040

Diluted	$0.77	$(1.04)	$246,040

Extraordinary gain:
Basic	$0.04	$3.63	$—

Diluted	$0.04	$3.63	$—

Net income:
Basic	$0.82	$2.59	$246,040

Diluted	$0.81	$2.59	$246,040

Weighted-average number of shares outstanding:
Basic	28,254,998	12,806,250	100

Diluted	28,829,597	12,806,250	100

See accompanying notes to consolidated financial statements.

UNITED NATIONAL GROUP, LTD.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Dollars in thousands)

		Successor	Predecessor
	Successor Three	September 6, 2003	July 1, 2003
	Months Ended	through	through
	September 30, 2004	September 30, 2003	September 5, 2003

	(Unaudited)	(Unaudited)	(Unaudited)
Net income	$7,701	$46,240	$5,995

Other comprehensive income (loss) before tax:
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during period	9,646	13,538	(1,625)
Less:
Reclassification adjustment for gains (losses) included in net income	(727)	170	8,482

Other comprehensive income (loss), before tax	10,373	13,368	(10,107)
Income tax expense (benefit) related to items of other comprehensive income	3,305	4,679	(3,539)

Other comprehensive income (loss), net of tax	7,068	8,689	(6,568)

Comprehensive income (loss), net of tax	$14,769	$54,929	$(573)

See accompanying notes to consolidated financial statements.

UNITED NATIONAL GROUP, LTD.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Dollars in thousands)

		Successor	Predecessor
	Successor Nine	September 6, 2003	January 1, 2003
	Months Ended	through	through
	September 30, 2004	September 30, 2003	September 5, 2003

	(Unaudited)	(Unaudited)	(Unaudited)
Net income	$23,226	$46,240	$24,604

Other comprehensive income (loss) before tax:
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during period	3,878	13,538	(2,450)
Less:
Reclassification adjustment for gains (losses) included in net income	(554)	170	568

Other comprehensive income (loss), before tax	4,432	13,368	(3,018)
Income tax expense (benefit) related to items of other comprehensive income	946	4,679	(1,056)

Other comprehensive income (loss), net of tax	3,486	8,689	(1,962)

Comprehensive income, net of tax	$26,712	$54,929	$22,642

See accompanying notes to consolidated financial statements.

UNITED NATIONAL GROUP, LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Dollars in thousands)

		Successor	Predecessor
		September 6, 2003	January 1, 2003
	Successor	through	through
	September 30, 2004	December 31, 2003	September 5, 2003

	(Unaudited)
Common shares:
Number at beginning of period	27,793,003	10,000,000	100
Class A common shares issued in acquisition	—	2,500,000	—
Class A common shares issued under stock purchase plan	—	245,208	—
Class A common shares issued in IPO	462,500	10,750,000
Class A common shares issued in redemption of Series A preferred shares	—	1,610,295	—
Class A common shares issued to directors	3,681	—	—
Class B common shares issued in exchange for Series A preferred shares	—	2,687,500	—

Number at end of period	28,259,184	27,793,003	100

Common shares:
Balance at beginning of period	$3	$1	$—
Class A common shares issued in IPO	—	2	—

Balance at end of period	$3	$3	$—

Preferred shares:
Number at beginning of period	—	14,000,000	—
Preferred shares issued in acquisition	—	3,500,000	—
Preferred shares redeemed	—	(15,000,000)	—
Preferred shares exchanged for Class B common shares	—	(2,500,000)	—

Number at end of period	—	—	—

Preferred shares:
Balance at beginning of period	$—	$2	$—
Preferred shares redeemed	—	(2)	—
Preferred shares exchanged for Class B common shares	—	—	—

Balance at end of period	$—	$—	$—

Additional paid-in capital:
Balance at beginning of period	$347,487	$239,997	$81,186
Preferred share dividends	—	29,250
Preferred shares redeemed	—	(149,998)	—
Contributed capital from preferred shares	—	35,000	—
Contributed capital from common shares	7,312	193,238	5,638
Other	1,689	—	—

Balance at end of period	$356,488	$347,487	$86,824

Accumulated other comprehensive income net of deferred income tax:
Balance at beginning of period	$10,031	$—	$7,329
Other comprehensive income (loss)	3,486	10,031	(1,962)

Balance at end of period	$13,517	$10,031	$5,367

Retained earnings:
Balance at beginning of period	$23,271	$—	$180,122
Net income	23,226	52,521	24,604
Preferred share dividends	—	(29,250)	—

Balance at end of period	$46,497	$23,271	$204,726

Total shareholders’ equity	$416,505	$380,792	$296,917

See accompanying notes to consolidated financial statements.

UNITED NATIONAL GROUP, LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Successor	Successor	Predecessor
	Nine Months	September 6, 2003	January 1, 2003
	Ended	through	through
	September 30, 2004	September 30, 2003	September 5, 2003

	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$23,226	$46,240	$24,604
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Amortization of debt issuance costs	135	—	—
Restricted stock expense	415	—	—
Extraordinary gain	(1,195)	(46,424)	—
Deferred federal income taxes	2,572	2,253	39
Amortization of bond premium and discount, net	2,282	266	1,504
Net realized investment gains	687	718	2,994
Equity in net earnings of partnerships	(926)	(258)	(1,834)
Unrealized loss on trading securities	—	—	(8,583)
Provision for doubtful reinsurance receivables	—	—	1,750
Proceeds from sale or maturity of trading securities	—	—	9,827
Purchase of trading securities	—	—	(9,764)
Changes in:
Agents’ balances	11,189	13,906	(32,077)
Reinsurance receivables	112,031	9,049	(102,611)
Unpaid losses and loss adjustment expenses	(94,745)	14,469	116,172
Unearned premiums	(19,097)	(4,570)	5,450
Ceded balances payable	(30,084)	(8,886)	25,691
Other liabilities	(12,004)	(13,167)	(24,170)
Amounts held for the account of others	(4,851)	(5,917)	5,070
Contingent commissions	58	75	1,718
Federal income tax receivable	(6,676)	(6,858)	31,099
Prepaid reinsurance premiums	58,390	3,890	5,100
Deferred acquisition costs, net	(17,493)	—	—
Payable for securities	—	(23)	(6,227)
Other — net	(1,659)	(20,113)	1,489

Net cash provided by (used for) operating activities	22,255	(15,350)	47,241

Cash flows from investing activities:
Proceeds from sale of bonds and stocks	187,958	12,473	70,629
Proceeds from maturity of bonds	—	—	3,525
Proceeds from sale of other invested assets	1,795	125	14,433
Purchase of bonds and stocks	(242,613)	(1,151)	(101,924)
Proceeds from sale or repayment of mortgages	—	—	8
Proceeds from sale of mortgage	—	—	1,166
Purchase of other invested assets	(2,434)	(2,892)	(8,663)
Acquisition of business, net of cash acquired	—	(10,837)	—

Net cash used for investing activities	(55,294)	(2,282)	(20,826)

Cash flows from financing activities:
Borrowing under credit facility	—	—	4,650
Repayments of credit facility	—	—	(4,650)
Capital contribution from Ball family trusts	—	—	5,638
Issuance of common shares under stock purchase plan	—	1,988	—
Issuance of trust preferred securities	—	10,000	—
Net proceeds from IPO of common shares	7,312	—	—

Net cash provided by financing activities	7,312	11,988	5,638

Net change in cash and cash equivalents	(25,727)	(5,644)	32,053
Cash and cash equivalents at beginning of period	214,796	240,000	72,942

Cash and cash equivalents at end of period	$189,069	$234,356	$104,995

See accompanying notes to consolidated financial statements.

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)	Principles of Consolidation and Basis of Presentation

      The consolidated financial statements include the accounts of United National Group, Ltd. and its direct and indirect wholly-owned subsidiaries (“United National Group” or the “Company”): Wind River Insurance Company (Barbados) Ltd. (“U.N. Barbados”), Wind River Insurance Company, Ltd. (“U.N. Bermuda”), U.N. Holdings II, Inc., U.N. Holdings Inc., Wind River Investment Corporation, American Insurance Service, Inc. (“AIS”), American Insurance Adjustment Agency, Inc. (“AIAA”), International Underwriters, Inc. (“IUI”), Unity Risk Partners Insurance Services, Inc. (“URP”), United National Insurance Company (“UNIC”), Diamond State Insurance Company (“Diamond State”), United National Specialty Insurance Company (“United National Specialty”), United National Casualty Insurance Company (“United National Casualty”) and J.H. Ferguson & Associates, LLC (“J.H. Ferguson”). All significant intercompany balances and transactions have been eliminated in consolidation.

      The Company acquired all of the outstanding common stock of Wind River Investment Corporation and its subsidiaries (“Wind River” or the “Predecessor”) on September 5, 2003 (the “Acquisition”). As a result of the Acquisition, the capital structure and basis of accounting of the Company differ from those of Wind River prior to the Acquisition. Therefore, the financial data with respect to periods prior to the Acquisition (“Predecessor” period) may not be comparable to data for periods subsequent to the Acquisition (“Successor” period).

      The consolidated financial statements as of September 30, 2004 and for the quarter and nine months ended September 30, 2004 and 2003 are unaudited, but in the opinion of management have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and on the same basis as the annual audited consolidated financial statements. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      The consolidated financial statements include all adjustments that are, in the opinion of management, necessary for a fair statement of results for the interim periods. Results of operations for the quarter and nine months ended September 30, 2004 and 2003 are not necessarily indicative of the results of a full year. The accompanying notes to the consolidated financial statements should be read in conjunction with the notes to the consolidated financial statements contained in the Company’s 2003 Annual Report on Form 10-K.

      Certain prior period amounts have been reclassified to conform to current period presentation.

(2)	Investments

      Assets of $458.3 million and $294.7 million as of September 30, 2004 and December 31, 2003, respectively, were on deposit or included in trusts to meet statutory and other regulatory requirements enacted by states or stipulated by the insurance departments. Assets on deposit or subject to trusts included cash of $65.7 million and $1.9 million and bonds with estimated fair values of $392.6 million and $292.8 million as of September 30, 2004 and December 31, 2003, respectively. In addition, bonds with an estimated fair market value of $5.4 million at September 30, 2004 and December 31, 2003 were held in a trust fund to meet the regulatory requirements of U.N. Bermuda.

      The carrying amounts for the Company’s investments approximate their estimated fair value. The Company measures the fair value of investments in bonds and stocks based upon quoted market prices. Other invested assets are comprised primarily of limited liability partnership interests. Partnership interests

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of 3% ownership or greater are accounted for using the equity method. Partnership interests of less than 3% ownership are carried at their fair value.

      The Company’s investments are regularly evaluated to determine if declines in market value below cost are other than temporary. If market value declines are determined to be other than temporary, the security’s cost basis is adjusted to the market value of the security, with the loss recognized in the current period.

      The following table contains an analysis of the Company’s securities with gross unrealized losses, categorized by the period that the securities were in a continuous loss position as of September 30, 2004:

				Gross Unrealized Losses

						Between Seven
	Number of				Six Months	Months and	Greater Than
	Securities	Fair Value	Book Value	Total	or Less	One Year	One Year

	(In thousands)
Bonds	58	$131,540	$132,485	$945	$546	$312	$87
Preferred Stock	2	1,227	1,273	46	1	45	—
Common Stock	54	7,733	8,700	967	395	451	121

				$1,958	$942	$808	$208

      During the three and nine months ended September 30, 2004, the Company recorded other than temporary impairment losses of $0.2 million on its equity portfolio. During the three and nine months ended September 30, 2003, the Company recorded other than temporary losses of $0 and $1.9 million, respectively, on its bond portfolio, and $0 and $0.7 million, respectively, on its investments in limited partnerships.

(3)	Reinsurance

      The Company cedes insurance to unrelated insurers in the ordinary course of business to limit its net loss exposure. In addition, there are excess of loss contracts that protect against losses over stipulated amounts. Reinsurance ceded arrangements do not discharge the Company of primary liability as the originating insurer.

      As of September 30, 2004, the Company had total reinsurance receivables of $1,651.0 million, including $53.6 million of reinsurance receivables related to paid losses. The carrying value of the receivables is net of a $31.2 million reduction, which is equal to an estimate of potentially uncollectible reinsurance receivables. The Company’s estimate of potentially uncollectible receivables, which was $49.1 million at the date of the Acquisition, has been reduced to $31.2 million as of September 30, 2004 primarily as a result of a commutation agreement with Trenwick America Reinsurance Corp. on October 29, 2003. As of December 31, 2003, the Company had reinsurance receivables of $1,763.0 million, net of a $33.7 million reduction related to potentially uncollectible receivables.

      The U.S. Insurance Subsidiaries have entered into a quota share arrangement with U.N. Barbados and U.N. Bermuda. This reinsurance arrangement resulted in 45% and 15% of our net retained insurance liability on new and renewal business bound January 1, 2004 through April 30, 2004 being ceded to U.N. Barbados and U.N. Bermuda, respectively. The agreement also stipulates that 60% of the U.S. Insurance Subsidiaries’ December 31, 2003 net unearned premium be ceded to our Non-U.S. Operations.

      This quota share arrangement was modified effective May 1, 2004. The new arrangement stipulates that 60% of the U.S. Insurance Subsidiaries’ net retained insurance liability on new and renewal business bound May 1, 2004 and later be ceded to U.N. Bermuda. The modified arrangement also stipulates that 60% of the U.S. Insurance Subsidiaries’ April 30, 2004 unearned premium be ceded to U.N. Bermuda.

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(4)	Federal Income Taxes

      The following tables summarize the differences between the effective tax rate for financial statement purposes and the U.S. federal statutory rate:

			Successor		Predecessor
	Successor		September 6, 2003		July 1, 2003
	Three Months Ended		through		through
	September 30, 2004		September 30, 2003		September 5, 2003

		% of Pre-		% of Pre-		% of Pre-
	Amount	Tax Income	Amount	Tax Income	Amount	Tax Income

	(Dollars in thousands)
Expected tax expense (benefit) at the U.S. statutory rate	$1,670	35.0%	$(542)	(35.0)%	$2,625	35.0%
Adjustments:
Tax exempt interest	(1,127)	(23.6)	(593)	(38.3)	(728)	(9.7)
Foreign income not expected to be taxed in the U.S.	(2,663)	(55.8)	51	3.3	(1)	—
Dividend exclusion	(35)	(0.7)	(11)	(0.7)	(24)	(0.3)
Non-resident withholding	145	3.0	—	—	—	—
Other	585	12.2	(11)	(0.7)	(21)	(0.3)

Actual tax expense (benefit)	$(1,425)	(29.9)%	$(1,106)	(71.4)%	$1,851	24.7%

			Successor		Predecessor
	Successor		September 6, 2003		January 1, 2003
	Nine Months Ended		through		through
	September 30, 2004		September 30, 2003		September 5, 2003

		% of Pre-		% of Pre-		% of Pre-
	Amount	Tax Income	Amount	Tax Income	Amount	Tax Income

	(Dollars in thousands)
Expected tax expense (benefit) at the U.S. statutory rate	$6,494	35.0%	$(542)	(35.0)%	$10,372	35.0%
Adjustments:
Tax exempt interest	(3,465)	(18.7)	(593)	(38.3)	(3,404)	(11.5)
Foreign income not expected to be taxed in the U.S.	(6,728)	(36.3)	51	3.3	(1)	—
Dividend exclusion	(103)	(0.6)	(11)	(0.7)	(95)	(0.3)
Non-resident withholding	437	2.4	—	—	—	—
Other	814	4.4	(11)	(0.7)	(8)	—

Actual tax expense (benefit)	$(2,551)	(13.8)%	$(1,106)	(71.4)%	$6,864	23.2%

      In the quarter and nine months ended September 30, 2004 the Company recognized an extraordinary gain of $1.2 million for tax benefits derived from acquisition costs included as a reduction in equity as a result of the Acquisition, that have been or will be deducted in the future from income for federal tax purposes.

      The Company has managed its business in a manner designed to reduce the risk that U.N. Barbados will be treated as engaged in a U.S. trade or business for U.S. federal income tax purposes. On July 14, 2004 a protocol was signed by the U.S. Treasury Secretary and the Barbados Minister of Industry and International Business to amend the U.S.-Barbados Convention for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income Signed on December 31, 1984, as amended. The protocol was ratified by the U.S. Senate on October 10, 2004. The treaty amendment is

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

awaiting ratification by the Barbados government. Provisions of the proposed amended treaty would be effective the first day of the second month following ratification with respect to tax withheld by the payor on amounts of interest not subject to a portfolio exemption and on dividends or royalties paid or credited, and would be effective for taxable years beginning on or after the first day of January following ratification for other taxes. Under the protocol, U.N. Barbados’ investment income on an intercompany note payable to U.N. Barbados on or after the effective dates of the amendment would be subject to U.S. withholding tax of 30 percent, an increase from the existing rate of 5 percent. The investment income subject to this tax was $2.9 million and $8.7 million for the quarter and nine months ended September 30, 2004, respectively. The Company has identified an alternative that it believes will mitigate the impact of the protocol on its overall effective tax rate. The Company has begun to implement this plan and expects to have it in place before year-end 2004.

(5)	Liability for Unpaid Losses and Loss Adjustment Expenses

      The liability for unpaid losses and loss adjustment expenses reflects the Company’s best estimate for future amounts needed to pay losses and related settlement expenses and the impact of the Company’s reinsurance coverages with respect to insured events. Estimating the ultimate claims liability of the Company is necessarily a complex and judgmental process, inasmuch as the amounts are based on management’s informed estimates and judgments using data currently available. In some cases, significant periods of time, up to several years or more, may elapse between the occurrence of an insured loss and the reporting of such to the Company. The method for determining the Company’s liability for unpaid losses and loss adjustment expenses includes, but is not limited to, reviewing past loss experience and considering other factors such as legal, social, and economic developments. As additional experience and data become available, the Company’s estimate for the liability for unpaid losses and loss adjustment expenses is revised accordingly. If the Company’s ultimate losses, net of reinsurance, prove to differ substantially from the amounts recorded with respect to unpaid losses and loss adjustment expenses at September 30, 2004, the related adjustments could have a material impact on the Company’s results of operations.

      During the three months ended September 30, 2004, the Company experienced catastrophe losses attributable to Hurricanes Charley, Frances, Ivan, and Jeanne. The Company has estimated the gross and net aggregate loss and loss adjustment expenses from the hurricanes to be $10.7 million and $1.7 million, respectively. The net loss and loss adjustment expense of $1.7 million included in the incurred loss and loss adjustment expense for the quarter and nine month periods ending September 30, 2004 is reflective of the Company’s historically small property book and particularly the small exposure to wind related losses in the state of Florida.

(6)	Commitments and Contingencies

      Various lawsuits against the Company have arisen in the ordinary course of the Company’s business, including defending coverage claims brought against the Company by its policyholders or others. The Company’s litigation, including coverage claims matters, is subject to many uncertainties, and given their complexity and scope, the outcomes cannot be predicted with certainty. It is possible that the results of operations in a particular quarterly or annual period could be materially affected by an ultimate unfavorable outcome of litigation and/or coverage claim matters.

      On January 22, 2004, Diamond State elected to enter into a settlement with Bank of America, N.A. and Platinum Indemnity Limited relative to litigation pending in the United States District Court for the Southern District of New York. Under the terms of the settlement, Diamond State paid $17.8 million to Bank of America and provided other non-financial consideration to Bank of America and Platinum in exchange for a full and final release by Bank of America and Platinum, and other consideration, relative to their claims of approximately $29.0 million, plus interest in excess of $10.0 million and fees and costs,

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

related to “facultative reinsurance policies” issued by Worldwide Weather Insurance Agency, and its principal Harold Mollin, purportedly on behalf of Diamond State.

      As a result of the settlement, Diamond State is proceeding with an arbitration against Partner Reinsurance Company, Ltd. and Partner Reinsurance Company of the U.S. seeking recovery under a reinsurance agreement covering business produced by Worldwide Weather Insurance Agency on a 100% basis with regard to the type of risk involved. In that connection, Diamond State holds a letter of credit dated March 31, 2004 from Partner Reinsurance Company, Ltd. in the amount of $17.8 million. In addition, Diamond State is seeking indemnification and contribution from Partner Reinsurance Company of the U.S. because of its role in the appointment of Mr. Mollin and Worldwide Weather Insurance Agency. The arbitration hearing commenced on November 8, 2004.

      On October 5, 2004, UNIC agreed in principle to settle, in consideration of a payment by Gulf Underwriters Insurance Company (“Gulf”) to UNIC in the amount of $1.8 million, a lawsuit instituted by Gulf pending in the Superior Court of Fulton County, Georgia. The lawsuit had sought to rescind a facultative reinsurance certificate issued by Gulf to UNIC with regard to an individual insurance policy written by UNIC and ceded to Gulf. The facultative reinsurance certificate provided 100% reinsurance to UNIC for loss and loss adjustment expenses paid under the insurance policy. The lawsuit had followed UNIC’s billing to Gulf for reimbursement of a loss in the amount of $3.1 million that UNIC had paid under that insurance policy and for which UNIC filed a counterclaim against Gulf. The settlement of this matter had no material effect on the financial condition or results of operations of the Company.

      Recently, state and federal regulators, including the New York State Attorney General and others, have instituted investigations, legal actions, and general inquiries concerning alleged anti-competitive conduct within the insurance industry. These allegations reference improper sales practices and other non-competitive conduct. In light of this industry-wide regulatory scrutiny, the Company has proactively initiated its own internal review with the assistance of outside counsel.

      Management believes that the ultimate outcome of all litigation, arbitration, reinsurance recoverable, and coverage claim matters, after consideration of applicable reserves, should not have a material adverse effect on the Company’s financial condition.

(7)	Shareholders’ Equity

      In January 2004, the Company issued 462,500 Class A common shares at a price of $17.00 per share in connection with the exercise by the underwriters of the remaining overallotment option related to the Company’s initial public offering, which was consummated in December 2003. Proceeds to the Company, net of underwriting discounts of $0.5 million, were $7.3 million.

(8)	Earnings Per Share

      Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earning per share is computed using the weighted average number of common shares outstanding during the period, as well as the weighted average number of common

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

share equivalents outstanding during the period. The following tables set forth the computation of basic and diluted earnings per share:

		Successor	Predecessor
	Successor	September 6, 2003	July 1, 2003
	Three Months Ended	through	through
	September 30, 2004	September 30, 2003	September 5, 2003

	(Dollars in thousands, except per share data)
Net income (loss) before extraordinary gain	$6,506	$(184)	$5,995
Less: Preferred stock dividends	—	(13,125)	—

Net income (loss) available to common shareholders before extraordinary gain	6,506	(13,309)	5,995
Extraordinary gain	1,195	46,424	—

Net income	$7,701	$33,115	$5,995

Weighted average shares for basic earnings per share	28,268,716	12,806,250	100

Basic earnings (loss) per share:
Net income (loss) available to common shareholders before extraordinary gain	$0.23	$(1.04)	$59,950
Extraordinary gain	0.04	3.63	—

Net income	$0.27	$2.59	$59,950

Weighted average shares for diluted earnings per share	28,771,120	12,806,250	100

Diluted earnings (loss) per share:
Net income (loss) available to common shareholders before extraordinary gain	$0.23	$(1.04)	$59,950
Extraordinary gain	0.04	3.63	—

Net income	$0.27	$2.59	$59,950

		Successor	Predecessor
	Successor	September 6, 2003	January 1, 2003
	Nine Months Ended	through	through
	September 30, 2004	September 30, 2003	September 5, 2003

	(Dollars in thousands, except per share data)
Net income (loss) before extraordinary gain	$22,031	$(184)	$24,604
Less: Preferred stock dividends	—	(13,125)	—

Net income (loss) available to common shareholders before extraordinary gain	22,031	(13,309)	24,604
Extraordinary gain	1,195	46,424	—

Net income	$23,226	$33,115	$24,604

Weighted average shares for basic earnings per share	28,254,998	12,806,250	100

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Successor	Predecessor
	Successor	September 6, 2003	January 1, 2003
	Nine Months Ended	through	through
	September 30, 2004	September 30, 2003	September 5, 2003

	(Dollars in thousands, except per share data)
Basic earnings (loss) per share:
Net income (loss) available to common shareholders before extraordinary gain	$0.78	$(1.04)	$246,040
Extraordinary gain	$0.04	3.63	—

Net income	$0.82	$2.59	$246,040

Weighted average shares for diluted earnings per share	28,829,597	12,806,250	100

Diluted earnings (loss) per share:
Net income (loss) available to common shareholders before extraordinary gain	$0.77	$(1.04)	$246,040
Extraordinary gain	$0.04	3.63	—

Net income	$0.81	$2.59	$246,040

(9)	Segment Information

      The Company’s operations are classified into two reportable business segments that are organized around its two underwriting divisions: excess and surplus (“E&S”) lines and specialty admitted. The segments follow the same accounting policies used for the Company’s consolidated financial statements as described in the summary of significant accounting policies in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. Management evaluates a segment’s performance based upon premium production and the associated losses and loss adjustment expense experience. Investments and investment performance, acquisition costs and other underwriting expenses, including commissions, premium taxes and other acquisition costs, and other operating expenses are managed at a corporate level and are included in the “Corporate” segment.

      Gross premiums written by product class are as follows:

		Successor	Predecessor
	Successor	September 6, 2003	July 1, 2003
	Quarter Ended	through	through
	September 30, 2004	September 30, 2003	September 5, 2003

	(Dollars in thousands)
Specific specialty	$16,067	$14,962	$85,558
Umbrella and excess	10,363	8,230	19,291
Property and general liability	52,447	5,916	23,040
Non-medical professional liability	29,780	4,082	19,781

	$108,657	$33,190	$147,670

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Successor	Predecessor
	Successor	September 6, 2003	January 1, 2003
	Nine Months Ended	through	through
	September 30, 2004	September 30, 2003	September 5, 2003

	(Dollars in thousands)
Specific specialty	$77,265	$14,962	$230,183
Umbrella and excess	30,920	8,230	126,617
Property and general liability	135,722	5,916	91,022
Non-medical professional liability	70,826	4,082	62,801

	$314,733	$33,190	$510,623

      Following is a tabulation of business segment information. Corporate information is included to reconcile segment data to the consolidated financial statements.

Successor

     Quarter Ended September 30, 2004:

	E&S	Specialty
	Lines	Admitted	Corporate	Total

	(Dollars in thousands)
Revenues:
Gross premiums written	$68,486	$40,171	$—	$108,657

Net premiums written	$42,888	$35,355	$—	$78,243

Net premiums earned	$34,529	$26,404	$—	$60,933
Net investment income	—	—	5,010	5,010
Net realized investment gains	—	—	(1,080)	(1,080)

Total revenues	34,529	26,404	3,930	64,863

Losses and Expenses:
Net losses and loss adjustment expenses	17,886	16,730	—	34,616
Acquisition costs and other underwriting expenses	—	—	23,783	23,783
Other operating expenses	—	—	314	314
Interest expense	—	—	1,378	1,378

Income (loss) before income taxes	16,643	9,674	(21,545)	4,772
Income tax benefit	—	—	(1,425)	(1,425)

Net income (loss) before equity in net earnings of partnerships	16,643	9,674	(20,120)	6,197
Equity in net earnings of partnerships	—	—	309	309

Net income (loss) before extraordinary gain	16,643	9,674	(19,811)	6,506
Extraordinary gain	—	—	1,195	1,195

Net income (loss)	$16,643	$9,674	$(18,616)	$7,701

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Successor

September 6, 2003 through September 30, 2003

	E&S	Specialty
	Lines	Admitted	Corporate	Total

	(Dollars in thousands)
Revenues:
Gross premiums written	$23,230	$9,960	$—	$33,190

Net premiums written	$5,785	$3,907	$—	$9,692

Net premiums earned	$6,495	$4,192	$—	$10,687
Net investment income	—	—	792	792
Net realized investment losses	—	—	(718)	(718)

Total revenues	6,495	4,192	74	10,761

Losses and Expenses:
Net losses and loss adjustment expenses	4,543	2,817	—	7,360
Acquisition costs and other underwriting expenses	—	—	4,576	4,576
Other operating expenses	—	—	124	124
Interest expense	—	—	249	249

Income (loss) before income taxes	1,952	1,375	(4,875)	(1,548)
Income tax benefit	—		(1,106)	(1,106)

Net income (loss) before equity in net earnings of partnerships	1,952	1,375	(3,769)	(442)
Equity in net earnings of partnerships	—	—	258	258

Net income (loss) before extraordinary gain	1,952	1,375	(3,511)	(184)
Extraordinary gain	—		46,424	46,424

Net income	$1,952	$1,375	$42,913	$46,240

Predecessor

July 1, 2003 through September 5, 2003

	E&S	Specialty
	Lines	Admitted	Corporate	Total

	(Dollars in thousands)
Revenues:
Gross premiums written	$115,442	$32,228	$—	$147,670

Net premiums written	$25,554	$14,101	$—	$39,655

Net premiums earned	$21,702	$12,155	$—	$33,857
Net investment income	—	—	3,960	3,960
Net realized investment gains	—	—	2,473	2,473

Total revenues	21,702	12,155	6,433	40,290

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	E&S	Specialty
	Lines	Admitted	Corporate	Total

	(Dollars in thousands)
Losses and Expenses:
Net losses and loss adjustment expenses	12,866	10,174	—	23,040
Acquisition costs and other underwriting expenses	—	—	9,706	9,706
Other operating expenses	—	—	11	11
Interest expense	—	—	34	34

Income (loss) before income taxes	8,836	1,981	(3,318)	7,499
Income tax expense	—	—	1,851	1,851

Net income (loss) before equity in net earnings of partnerships	8,836	1,981	(5,169)	5,648
Equity in net earnings of partnerships	—	—	347	347

Net income (loss)	$8,836	$1,981	$(4,822)	$5,995

Successor

Nine Months Ended September 30, 2004:

	E&S	Specialty
	Lines	Admitted	Corporate	Total

	(Dollars in thousands)
Revenues:
Gross premiums written	$206,237	$108,496	$—	$314,733

Net premiums written	$117,803	$87,240	$—	$205,043

Net premiums earned	$95,392	$70,359	$—	$165,751
Net investment income	—	—	13,637	13,637
Net realized investment losses	—	—	(687)	(687)

Total revenues	95,392	70,359	12,950	178,701

Losses and Expenses:
Net losses and loss adjustment expenses	54,758	43,637	—	98,395
Acquisition costs and other underwriting expenses	—	—	56,658	56,658
Other operating expenses	—	—	1,007	1,007
Interest expense	—	—	4,087	4,087

Income (loss) before income taxes	40,634	26,722	(48,802)	18,554
Income tax benefit	—	—	(2,551)	(2,551)

Net income (loss) before equity in net earnings of partnerships	40,634	26,722	(46,251)	21,105
Equity in net earnings of partnerships	—	—	926	926

Net income (loss) before extraordinary gain	40,634	26,722	(45,325)	22,031
Extraordinary gain	—	—	1,195	1,195

Net income (loss)	$40,634	$26,722	$(44,130)	$23,226

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Successor

September 6, 2003 through September 30, 2003

	E&S	Specialty
	Lines	Admitted	Corporate	Total

	(Dollars in thousands)
Revenues:
Gross premiums written	$23,230	$9,960	$—	$33,190

Net premiums written	$5,785	$3,907	$—	$9,692

Net premiums earned	$6,495	$4,192	$—	$10,687
Net investment income	—	—	792	792
Net realized investment losses	—	—	(718)	(718)

Total revenues	6,495	4,192	74	10,761

Losses and Expenses:
Net losses and loss adjustment expenses	4,543	2,817	—	7,360
Acquisition costs and other underwriting expenses	—	—	4,576	4,576
Other operating expenses	—	—	124	124
Interest expense	—	—	249	249

Income (loss) before income taxes	1,952	1,375	(4,875)	(1,548)
Income tax benefit	—		(1,106)	(1,106)

Net income (loss) before equity in net earnings of partnerships	1,952	1,375	(3,769)	(442)
Equity in net earnings of partnerships	—	—	258	258

Net income (loss) before extraordinary gain	1,952	1,375	(3,511)	(184)
Extraordinary gain		—	46,424	46,424

Net income	$1,952	$1,375	$42,913	$46,240

Predecessor

January 1, 2003 through September 5, 2003

	E&S	Specialty
	Lines	Admitted	Corporate	Total

	(Dollars in thousands)
Revenues:
Gross premiums written	$357,394	$153,229	$—	$510,623

Net premiums written	$83,046	$56,070	$—	$139,116

Net premiums earned	$77,942	$50,312	$—	$128,254
Net investment income	—	—	13,289	13,289
Net realized investment gains	—	—	5,589	5,589

Total revenues	77,942	50,312	18,878	147,132

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	E&S	Specialty
	Lines	Admitted	Corporate	Total

	(Dollars in thousands)
Losses and Expenses:
Net losses and loss adjustment expenses	51,166	34,012	—	85,178
Acquisition costs and other underwriting expenses	—	—	30,147	30,147
Provision for doubtful reinsurance			1,750	1,750
Other operating expenses	—	—	377	377
Interest expense	—	—	46	46

Income (loss) before income taxes	26,776	16,300	(13,442)	29,634
Income tax expense	—		6,864	6,864

Net income (loss) before equity in net earnings of partnerships	26,776	16,300	(20,306)	22,770
Equity in net earnings of partnerships	—	—	1,834	1,834

Net income (loss)	$26,776	$16,300	$(18,472)	$24,604

(10)	Supplemental Cash Flow Information

Taxes and Interest Paid

		Successor	Predecessor
	Successor	September 6, 2003	July 1, 2003
	Three Months Ended	through	through
	September 30, 2004	September 30, 2003	September 5, 2003

	(Dollars in thousands)
Net federal income taxes paid (refunded)	$(3)	$3,500	$(20,180)
Interest paid	410	—	—

		Successor	Predecessor
	Successor	September 6, 2003	January 1, 2003
	Nine Months Ended	through	through
	September 30, 2004	September 30, 2003	September 5, 2003

	(Dollars in thousands)
Net federal income taxes paid (refunded)	$1,113	$3,500	$(24,346)
Interest paid	1,203	—	—

(11)	Subsequent Events:

United National Insurance Company’s Agreement to Purchase Penn Independent Corporation

      Pursuant to a stock purchase agreement entered into by United National Group, UNIC, Penn Independent Corporation and the shareholders of Penn Independent Corporation on October 14, 2004 (“Stock Purchase Agreement”), prior to the closing of a proposed merger of a subsidiary of United National Group and Penn-America Group, Inc. (“Merger”), UNIC will purchase all of the common stock of Penn Independent Corporation for approximately $96.8 million, subject to adjustment in accordance with the Stock Purchase Agreement. Penn Independent Corporation, a privately held corporation located in Hatboro, Pennsylvania, is a leading U.S. wholesale broker of commercial insurance for small and middle market businesses, public entities and associations. Penn Independent Corporation also owns

UNITED NATIONAL GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4,631,250 shares of Penn-America Group, Inc. (“Penn-America”) common stock, which represents approximately 31.4% of the outstanding common stock of Penn-America. Penn Independent Corporation is comprised of five major businesses, including: Delaware Valley Underwriting Agency, Inc., a wholesale agency primarily providing insurance polices on an excess and surplus lines basis; Apex Insurance Agency, Inc., a specialty and reinsurance broker for municipalities and government agencies; Stratus Insurance Services, Inc., a niche association-based broker; Summit Risk Services, Inc., a third party claims administrator; and Penn Independent Financial Services, Inc., a premium finance company. Pursuant to the Stock Purchase Agreement, Penn Independent Corporation has also agreed to vote its shares of Penn-America common stock in favor of the adoption of the Agreement and Plan of Merger (the “Merger Agreement”), dated October 14, 2004 by and among Penn-America, United National Group, U.N. Holdings II, Inc. and Cheltenham Acquisition Corp., which contemplates, among other things, the Merger, at a Penn-America special meeting of shareholders. The Penn Independent Corporation transaction is expected to close in the first quarter of 2005.

     Proposed Merger of United National Group and Penn-America

      In a transaction separate from the Stock Purchase Agreement, on October 14, 2004 the board of directors of United National Group and the board of directors of Penn-America agreed to a strategic combination of United National Group and Penn-America under the terms of the Merger Agreement. Penn-America, a publicly traded company, located in Hatboro, Pennsylvania, is a specialty property and casualty insurance holding company, which markets and underwrites general liability, commercial property and multi-peril insurance for small businesses that are located in small towns and suburban and rural areas nationwide. Penn-America distributes its products through a network of about 65 wholesale general agents who serve the needs of more than 30,000 retail insurance brokers.

      Subject to the terms and conditions of the Merger Agreement and in accordance with Pennsylvania law, at the effective time of the Merger, Cheltenham Acquisition Corp., a wholly-owned subsidiary of U.N. Holdings II, Inc., that was formed for the purposes of the Merger, will be merged with and into Penn-America. Penn-America will survive the Merger as an indirect, wholly-owned subsidiary of United National Group. The transaction is expected to close in the first quarter of 2005.

      Each share of Penn-America common stock outstanding immediately prior to the effective time of the Merger (other than shares held by United National Group, Penn Independent Corporation or any of their subsidiaries) will be converted into the right to receive (A) an amount of United National Group Class A common shares equal to the result obtained by dividing $13.875 by the volume weighted average sales price of a United National Group Class A common share during the 20 consecutive trading days ending on and including the trading day immediately preceding the date of the effective time of the Merger and (B) cash equal to $1.50, issuable and payable, without interest, upon surrender of the certificate that formerly evidenced such share of Penn-America common stock.

      The Merger Agreement may be terminated at any time prior to the effective time of the Merger by the mutual written consent of United National Group and Penn-America. In addition, the Merger Agreement may be terminated by either United National Group or Penn-America if the Merger has not been consummated as of March 31, 2005, subject to certain limitations, and under other circumstances described in the Merger Agreement. The transaction is expected to close in the first quarter of 2005.

      The closing of the sale of the Penn Independent Corporation common stock is not a condition to the closing of the Merger and the closing of the Merger is not a condition to the sale of the Penn Independent Corporation common stock.

      Subject to the approval of the United National Group shareholders, United National Group intends to changes its name to “United America Indemnity, Ltd.” upon the close of the Merger.

INDEX TO FINANCIAL STATEMENT SCHEDULES

UNITED NATIONAL GROUP AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON

FINANCIAL STATEMENT SCHEDULES

To the Board of Directors of United National Group, Ltd.:

      Our audits of the consolidated financial statements referred to in our reports dated February 16, 2004 appearing in this joint proxy statement/ prospectus also included an audit of the financial statement schedules listed in this joint proxy statement/ prospectus. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PRICEWATERHOUSECOOPERS LLP

Philadelphia, PA

February 16, 2004

UNITED NATIONAL GROUP, LTD.

SCHEDULE I — SUMMARY OF INVESTMENTS — OTHER THAN INVESTMENTS

IN RELATED PARTIES
(Dollars in thousands)

			Amount at
			Which Shown
			in the
	Cost*	Value	Balance Sheet

Type of Investment:
Bonds United States Government and government agencies and authorities	$42,170	$42,368	$42,368
States, municipalities, and political subdivisions	481,129	489,377	489,377
Public Utilities	637	696	696
All other corporate bonds	16,607	17,525	17,525

Total bonds	540,543	549,966	549,966

Equity securities:
Common stocks:
Public Utilities	172	187	187
Banks, trusts and insurance companies	3,921	4,456	4,456
Industrial and miscellaneous	26,669	28,576	28,576
Redeemable preferred stock	1,761	2,489	2,489
Non-redeemable preferred stock	2,611	2,405	2,405

Total equity securities	35,134	38,113	38,113

Other long-term investments	36,551	45,434	45,434

Total investments	$612,228	$633,513	$633,513

*	Original cost of equity securities; original cost of fixed maturities adjusted for amortization of premiums and accretion of discounts. All amounts are shown net of impairment losses.

UNITED NATIONAL GROUP, LTD.

SCHEDULE II — CONDENSED FINANCIAL INFORMATION OF REGISTRANT

(Parent Only)

BALANCE SHEETS

(Dollars in thousands, except per share data)

	As of	As of
	December 31,	August 29,
	2003	2003

ASSETS
Cash and cash equivalents	$20,842	$150
Equity in unconsolidated subsidiaries(a)	362,975	—
Other assets	1,203	—

Total assets	$385,020	$150

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Due to affiliates	$2,034	$
Other liabilities	2,194	—

Total liabilities	4,228	—

Commitments and contingencies
Shareholders’ equity
Common shares, $0.0001 par value, 900,000,000 common shares authorized, 15,105,503 Class A common shares issued and outstanding and 12,687,500 Class B common shares issued and outstanding	3	—
Preferred shares, $0.0001 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Additional paid-in capital	347,487	150
Accumulated other comprehensive income	10,031	—
Retained earnings	23,271	—

Total shareholders’ equity	380,792	150

Total liabilities and shareholders’ equity	$385,020	$150

(a)	This item has been eliminated in the Company’s consolidated Financial Statements.

See Notes to Consolidated Financial Statements beginning on page F-9.

UNITED NATIONAL GROUP, LTD.

SCHEDULE II — CONDENSED FINANCIAL INFORMATION OF REGISTRANT — (Continued)

(Parent Only)

STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

(Dollars in thousands)

Period From
September 6, 2003
to December 31,
2003

Revenues:
Total revenues	$—

Expenses:
Acquisition costs and other underwriting expenses	433

Loss before equity in earnings of unconsolidated subsidiaries	(433)
Equity in earnings of unconsolidated subsidiaries(a)	52,954

Net income	52,521
Other comprehensive income, net of tax:
Equity in other comprehensive income of unconsolidated subsidiaries	10,031

Other comprehensive income, net of tax	10,031

Comprehensive income, net of tax	$62,552

(a)	This item has been eliminated in the Company’s Consolidated Financial Statements.

See Notes to Consolidated Financial Statements beginning on page F-9.

UNITED NATIONAL GROUP, LTD.

SCHEDULE II — CONDENSED FINANCIAL INFORMATION OF REGISTRANT — (Continued)

(Parent Only)

STATEMENT OF CASH FLOWS

(Dollars in thousands)

Period From
September 6, 2003
to December 31,
2003

Cash flows from operating activities:
Net income	$52,521
Adjustments to reconcile net income to net cash provided by operating activities
Equity in earnings of unconsolidated subsidiaries	(52,954)
Change in:
Due to affiliates	2,034
Other liabilities	2,194
Other — net	(1,196)

Net cash provided by operating activities	2,599

Cash flows from investing activities:
Capital contributions to subsidiaries(a)	(240,000)

Net cash used by investing activities	(240,000)

Cash flows from financing activities:
Net proceeds from issuance of common shares to Fox Paine and Company	99,850
Net proceeds from issuance of preferred shares to Fox Paine & Company	140,000
Net proceeds from issuance of common shares to officers	2,686
Net proceeds from IPO of common shares	165,557
Redemption of preferred shares	(150,000)

Net cash from financing activities	258,093

Net increase in cash and equivalents	20,692
Cash and cash equivalents at beginning of period	150

Cash and cash equivalents at end of period	$20,842

(a)	This item has been eliminated in the Company’s Consolidated Financial Statements.

Non-cash transactions:

      The Company issued 3,500,000 Series A preferred shares valued at $35.0 million and 2,500,000 Class A common shares valued at $25.0 million to the Ball family trusts in exchange for U.N. Holdings, Inc. common shares. The U.N. Holdings, Inc. shares were subsequently contributed to U.N. Barbados.

      In September 2003, 2,500,000 Series A preferred shares were exchanged for 2,687,500 Class B common shares. In December 2003, 1,610,295 Class A common shares were issued in connection with the redemption of 15,000,000 Series A preferred shares.

See Notes to Consolidated Financial Statements beginning on page F-9.

UNITED NATIONAL GROUP, LTD.

SCHEDULE III — SUPPLEMENTARY INSURANCE INFORMATION

(Dollars in thousands)

Future
	Deferred	Policy Benefits,		Other
	Policy	Losses, Claims		Policy and
	Acquisition	and Loss	Unearned	Benefits
Segment	Costs	Expenses	Premiums	Payable

At December 31, 2003:
Excess and Surplus Lines	$—	$—	$—	$—
Specialty Admitted	—	—	—	—
Reinsurance	—	—	—	—
Corporate	8,581	2,059,760	177,408	—

Total	$8,581	$2,059,760	$177,408	$—

At December 31, 2002:
Excess and Surplus Lines	$—	$—	$—	$—
Specialty Admitted	—	—	—	—
Reinsurance	—	—	—	—
Corporate	3,289	2,004,422	247,138	—

Total	$3,289	$2,004,422	$247,138	$—

As of December 31, 2001:
Excess and Surplus Lines	$—	$—	$—	$—
Specialty Admitted	—	—	—	—
Reinsurance	—	—	—	—
Corporate	428	907,357	214,028	—

Total	$428	$907,357	$214,028	$—

			Benefits,	Amortization
			Claims,	of Deferred
		Net	Losses and	Policy	Other
	Premium	Investment	Settlement	Acquisition	Operating	Premiums
Segment	Revenue	Income	Expenses	Costs	Expenses	Written

September 6, 2003 to December 31, 2003:
Excess and Surplus Lines	$30,182	$—	$24,065	$—	$—	$33,822
Specialty Admitted	21,730	—	14,234	—	—	27,443
Reinsurance	—	—	—	—	—	—
Corporate	—	6,106	—	(8,581)	7	—

Total	$51,912	$6,106	$38,299	$(8,581)	$7	$61,265

January 1, 2003 to September 6, 2003:
Excess and Surplus Lines	$77,942	$—	$50,990	$—	$—	$83,046
Specialty Admitted	50,312	—	33,895	—	—	56,070
Reinsurance	—	—	—	—	—	—
Corporate	—	13,289	—	(3,519)	288	—

Total	$128,254	$13,289	$84,885	$(3,519)	$228	$139,116

For the year ended December 31, 2002:
Excess and Surplus Lines	$101,474	$—	$140,943	$—	$—	$112,110
Specialty Admitted	53,039	—	52,556	—	—	60,579
Reinsurance	8,250	—	8,251	—	—	—
Corporate	—	17,685	—	2,861	5,874	—

Total	$162,763	$17,685	$201,750	$2,861	$5,874	$172,689

For the year ended December 31, 2001:
Excess and Surplus Lines	$59,004	$—	$43,880	$—	$—	$68,226
Specialty Admitted	36,582	—	29,075	—	—	39,084
Reinsurance	54,750	—	55,383	—	—	62,000
Corporate	—	19,353	—	(436)	2,220	—

Total	$150,336	$19,353	$128,338	$(436)	$2,220	$169,310

UNITED NATIONAL GROUP, LTD.

SCHEDULE IV — REINSURANCE

EARNED PREMIUMS
(Dollars in thousands)

			Assumed		Percentage of
			from		Amount
	Gross	Ceded to Other	Other	Net	Assumed to
(Dollars in thousands)	Amount	Companies	Companies	Amount	Net

For period from September 6, 2003 to December 31, 2003:
Property & Liability Insurance	$147,714	$95,803	$1	$51,912	0.0%
For the period from January 1, 2003 to September 5, 2003:
Property & Liability Insurance	$510,450	$382,277	$81	$128,254	0.1%
For year ended December 31, 2002:
Property & Liability Insurance	$750,426	$597,201	$9,538	$162,763	5.9%
For year ended December 31, 2001:
Property & Liability Insurance	$547,963	$456,226	$58,599	$150,336	39.0%

UNITED NATIONAL GROUP, LTD.

SCHEDULE VI — SUPPLEMENTARY INFORMATION FOR PROPERTY CASUALTY UNDERWRITERS

(Dollars in thousands)

	Deferred	Reserves for Unpaid
	Policy	Claims and Claim
	Acquisition	Adjustment	Discount If	Unearned
	Costs	Expenses	Any Deducted	Premiums

	(Dollars in thousands)
Consolidated Property & Casualty Entities:
As of December 31, 2003	$8,581	$2,059,760	$—	$177,408
As of December 31, 2002	$3,289	$2,004,422	$—	$247,238
As of December 31, 2001	$428	$907,357	$—	$214,028

			Claims and Claim		Amortization
			Adjustment Expense		of Deferred	Paid Claims
			Incurred Related to		Policy	and Claim
	Earned	Net Investment			Acquisition	Adjustment	Premiums
	Premiums	Income	Current Year	Prior Year	Costs	Expenses	Written

	(Dollars in thousands)
Consolidated Property & Casualty Entities:
For the period from September 6, 2003 to December 31, 2003	$51,912	$6,106	$37,861	$438	$(8,581)	$6,832	$61,265
For the period from January 1, 2003 to September 5, 2003	$128,254	$13,289	$84,885	$—	$(3,519)	$63,149	$139,116
For the year ended December 31, 2002	$162,763	$17,685	$130,327	$71,423	$(2,861)	$97,714	$172,689
For the year ended December 31, 2001	$150,336	$19,353	$134,558	$(6,220)	$(436)	$102,680	$169,310

Note: All of the Company’s insurance subsidiaries are 100% owned and consolidated.

ANNEX A

MERGER AGREEMENT

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of
October 14, 2004
by and among
PENN-AMERICA GROUP, INC.,
UNITED NATIONAL GROUP, LTD.,
U.N. HOLDINGS II, INC.
and
CHELTENHAM ACQUISITION CORP.

INDEX OF DEFINED TERMS

Page

A.M. Best	A-49
Acquisition Proposal	A-44
Action	A-22
Actuarial Analyses	A-23
Affected Employees	A-48
affiliate	A-58
Agreement	A-9
Average Sales Price	A-14
Bear Stearns	A-31
Books and Records	A-10
Burdensome Condition	A-47
Buyer	A-9
Certificate	A-14
Closing	A-13
Closing Date	A-13
Code	A-10
Company	A-9
Company Balance Sheet	A-10
Company Business Documents	A-23
Company Change in Recommendation	A-45
Company Common Stock	A-9
Company Contracts	A-28
Company Disclosure Letter	A-18
Company Employee Plans	A-24
Company Financial Statements	A-21
Company Independent Committee	A-9
Company Intellectual Property	A-28
Company Options	A-15
Company Permits	A-10
Company Recommendation	A-43
Company SEC Documents	A-21
Company Shareholder Approval	A-19
Company Shareholder Meeting	A-43
Company Statutory Financial Statements	A-21
Company Stock Option Plans	A-15
Company Subsidiary Convertible Security	A-19
Company’s Current Premium	A-49
Confidentiality Agreement	A-43
Contract	A-10
Copyrights	A-28
Effective Time	A-13
End Date	A-53
Environmental Laws	A-10

Page

ERISA	A-24
ERISA Affiliate	A-24
Exchange Act	A-10
Exchange Agent	A-14
Exchange Ratio	A-14
Form S-4	A-31
GAAP	A-21
Governmental Authority	A-10
Hazardous Material	A-10
HSR Act	A-20
including	A-58
Indemnified Parties	A-49
Insurance Contract	A-10
Insurance Filings	A-46
Insurance Permit	A-11
Insurance Products	A-11
Insurance Subsidiaries	A-11
Intellectual Property	A-28
Investment Assets	A-11
IP Licenses	A-28
Joint Proxy Statement/ Prospectus	A-31
knowledge of Parent	A-11
knowledge of the Company	A-11
Law	A-11
Leased Real Property	A-29
Leases	A-27
Liability	A-11
Lien	A-11
Material Adverse Effect	A-11
Material Contracts	A-27
Measurement Period	A-14
Merger	A-9
Merger Consideration	A-14
Merger Subsidiary	A-9
Merger Subsidiary Common Stock	A-13
Notice of Superior Proposal	A-45
NYSE	A-20
Option Exchange Ratio	A-16
P&C Business	A-11
Parent	A-9
Parent Actuarial Analyses	A-37
Parent Business Documents	A-37
Parent Class A Common Shares	A-14
Parent Disclosure Letter	A-32

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Parent Financial Statements	A-34
Parent Options	A-33
Parent SEC Documents	A-34
Parent Share Issuance Approval	A-33
Parent Shareholder Meeting	A-43
Parent Shareholders	A-9
Parent Statutory Financial Statements	A-35
Parent Warrants	A-33
Patents	A-28
PBCL	A-13
Per Share Cash Amount	A-14
Per Share Stock Amount	A-14
Permits	A-11
Permitted Liens	A-11
Person	A-12
PIC	A-9
PIC Shareholders	A-9
Producer Agreements	A-31
Qualifying Amendment	A-12
Release	A-12
Representative	A-12
Requisite Regulatory Approvals	A-51
Reserves	A-23
SAP	A-12
Sarbanes-Oxley Act	A-21
SEC	A-12
Securities Act	A-12
Significant Agents	A-30
Software	A-28
Stock Purchase Agreement	A-9
Subsidiary	A-12
Substitute Option	A-16
Superior Proposal	A-45
Surviving Corporation	A-13
Tax	A-12
Tax Return	A-12
Taxes	A-12
Termination Fee	A-54
Third Party	A-12
Trade Secrets	A-28
Trademarks	A-28
UNIC	A-9
Voting Debt	A-18
WARN Act	A-26

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 14, 2004, is entered into by and among Penn-America Group, Inc., a Pennsylvania corporation (the “Company”), United National Group, Ltd., an exempted company formed with limited liability under the laws of the Cayman Islands (“Parent”), U.N. Holdings II, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Parent (“Buyer”), and Cheltenham Acquisition Corp., a newly-formed Pennsylvania corporation and a wholly-owned subsidiary of Buyer (“Merger Subsidiary”).

W I T N E S S E T H:

      WHEREAS, a committee of the Board of Directors of the Company consisting solely of independent directors (the “Company Independent Committee”) has determined that the merger of Merger Subsidiary with and into the Company on the terms and conditions set forth in this Agreement (the “Merger”) is advisable and in the best interests of the Company and has recommended that the Board of Directors of the Company approve and adopt this Agreement and recommend that the Company’s shareholders vote for the adoption of this Agreement;

      WHEREAS, the Board of Directors of the Company has determined that the Merger is advisable and in the best interests of the Company and has approved and adopted this Agreement and has resolved to recommend that the Company’s shareholders vote for the adoption of this Agreement;

      WHEREAS, the Board of Directors of Buyer has determined that the Merger is advisable and in the best interests of Buyer and its shareholder;

      WHEREAS, the Board of Directors of Parent has determined that the Merger is advisable and in the best interests of Parent and Parent’s shareholders, has approved and adopted this Agreement and has recommended that Parent’s shareholders vote for the approval of the issuance of Parent Class A Common Shares (as defined below) in the Merger;

      WHEREAS, as a condition and further inducement to the Company to enter into this Agreement, U.N. Holdings (Cayman), Ltd., U.N. Co-Investment Fund I (Cayman), L.P., U.N. Co-Investment Fund II (Cayman), L.P., U.N. Co-Investment Fund III (Cayman), L.P., U.N. Co-Investment Fund IV (Cayman), L.P., U.N. Co-Investment Fund V (Cayman), L.P., U.N. Co-Investment Fund VI (Cayman), L.P., U.N. Co-Investment Fund (Cayman) VII, L.P., U.N. Co-Investment Fund VIII (Cayman), L.P., and U.N. Co-Investment Fund IX (Cayman), L.P. (the “Parent Shareholders”) have entered into a voting agreement with the Company pursuant to which the Parent Shareholders have agreed to vote all of their Parent Class A Common Shares and Parent Class B Common Shares (as defined below) affirmatively in connection with the Parent Share Issuance Approval (as defined in Section 5.3(a));

      WHEREAS, the Board of Directors of Merger Subsidiary has determined that the Merger is advisable and in the best interests of Merger Subsidiary and its shareholder, has approved and adopted this Agreement and has resolved to recommend that Merger Subsidiary’s shareholder vote for the adoption of this Agreement;

      WHEREAS, for United States federal income tax purposes, it is intended that the Merger be treated as a taxable acquisition by Buyer of the common stock, par value $0.01 per share, of the Company (“Company Common Stock”), other than Company Common Stock held by a Subsidiary of PIC (as defined below); and

      WHEREAS, the shareholders of Penn Independent Corporation (“PIC”) have entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of the date hereof, by and among Parent, United National Insurance Company (“UNIC”), PIC and the shareholders of PIC (the “PIC Shareholders”), pursuant to which the PIC Shareholders have agreed, among other things, to sell their shares of PIC to a subsidiary of Parent, upon the terms and subject to the conditions set forth therein immediately prior to the Effective Time.

      NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

      SECTION 1.1     Definitions. When used in this Agreement, the following terms shall have the respective meanings specified therefore below:

“Books and Records” shall mean, with regard to any Person, without limitation, the originals or copies of any customer lists, lists of agents and brokers, administrative and pricing manuals, records (including, without limitation, claims records, sales records, underwriting records, financial records, compliance records, customer complaint logs and other customers complaint records, and tax records), corporate minute books and other materials relating, directly or indirectly, to the businesses of such Person and its Subsidiaries, whether or not in the possession of such Person, its Subsidiaries or its affiliates or their respective Representatives or stored in hardcopy form or on magnetic, optical or other media.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2003 set forth in the Annual Report on Form 10-K filed by the Company with the SEC on March 11, 2004.

“Company Permits” means all Permits required for any business operated or services furnished by the Company or its Subsidiaries, including Insurance Permits.

“Contract” means, with respect to any Person, any agreement, arrangement, undertaking, contract, commitment, obligation, promise, indenture, deed of trust or other instrument or agreement (whether written or oral and whether express or implied) by which that Person is bound or subject.

“Environmental Laws” means federal, state, local and foreign statutes, Laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to the environment, or the protection of human health as it relates to the environment including, but not limited to, those relating to the management or Release of Hazardous Materials.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, including any domestic (federal, state or local), foreign or supranational governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization (including but not limited to state departments or divisions of insurance).

“Hazardous Material” means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including (i) petroleum, asbestos or polychlorinated biphenyls, and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5.

“Insurance Contract” means any of the insurance policies, Contracts of insurance, policy endorsements, certificates of insurance and application forms pertaining to the Insurance Products underwritten by the Company or any of its Subsidiaries, but not including those insurance contracts listed in Section 1.1 of the Company Disclosure Letter.

“Insurance Permit” means any Company Permit in any jurisdiction to issue, underwrite, assume, place or otherwise transact the business of insurance.

“Insurance Products” means any of the insurance coverage underwritten in whole or in part by the Company or any of its Subsidiaries.

“Insurance Subsidiaries” means Penn-America Insurance Company and Penn-Star Insurance Company.

“Investment Assets” means, with respect to any Person, all bonds, stocks, mortgage loans and other investments, together with all bonds, stocks, mortgage loans and other investments that are carried on the Books and Records of such Person and its Subsidiaries as of the most recent balance sheet of such Person included in its SEC filings or that are acquired by such Person and its Subsidiaries between June 30, 2004 and the Closing Date.

“knowledge of the Company” means the actual knowledge, after reasonable investigation and inquiry, of the officers of the Company listed on Section 1.1 of the Company Disclosure Letter.

“knowledge of Parent” means the actual knowledge, after reasonable investigation and inquiry, of the officers of Parent listed on Section 1.1 of the Parent Disclosure Letter.

“Law” means any law (including common law), ordinance, writ, directive, judgment, order, decree, injunction, statute, treaty, rule, regulation, regulatory requirement or determination of (or an agreement with) a Governmental Authority.

“Liability” means any debt, liability, commitment, claim or obligation of any kind whatsoever, whether due or to become due, known or unknown, accrued or fixed, or absolute or contingent.

“Lien” means any and all liens, charges, security interests, options, claims, mortgages, pledges or restrictions on title or transfer of any nature whatsoever.

“Material Adverse Effect” means, with respect to any Person, any fact, event, circumstance, change, condition or effect that individually or together with other facts, events, circumstances, changes, conditions or effects has been or would reasonably be expected to be material and adverse to the business, assets, properties, liabilities, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that (i) the following shall be deemed not to be a Material Adverse Effect: a change or effect (A) resulting from changes or effects to the U.S. or global economy in general, (B) resulting from changes or effects to the P&C Business except to the extent of any disproportionate effect on such Person or its Subsidiaries taken as a whole (relative to most participants in the P&C Business), (C) with respect to the Company, resulting primarily from the identities of the Buyer and its affiliates or statements or other actions by them taken or made without the prior written consent of the Company, or (D) resulting from changes in GAAP or SAP after the date hereof, and (ii) a decrease in the trading or market prices of an entity’s capital stock shall not be considered, by itself, to constitute a Material Adverse Effect (it being understood that the foregoing shall not prevent any party from asserting that any fact, event, circumstance, change, condition or effect that may have contributed to such reduction independently constitutes a Material Adverse Effect).

“P&C Business” means the business of writing in the United States excess and surplus primary property and casualty insurance through general agents.

“Permits” means any licenses, franchises, permits, certificates, approvals, accreditations or other similar authorizations from any Governmental Authority.

“Permitted Liens” means, collectively, (i) Liens for Taxes not yet payable or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected in the Company SEC Reports, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, landlord’s, carrier’s, materialmen’s or other like Liens, including all statutory Liens arising or incurred in the ordinary course of business consistent with past practice, which would not reasonably be expected to materially interfere with the operation of the business of the Company or its Subsidiaries, (iii) any minor imperfection of title or similar Lien which does not and would not reasonably be expected to impair in any material respect the operations of the business of the Company or its Subsidiaries, (iv) Liens to secure capital lease obligations to the extent the incurrence of such obligations does not violate this Agreement, (v) any Liens created to secure purchase money indebtedness, (vi) any Liens incurred pursuant to equipment leases in the ordinary course of business and (vii) Liens incurred pursuant to actions of Parent or any of its Affiliates.

“Person” means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity or group (as defined in the Exchange Act).

“Qualifying Amendment” means an amendment or supplement to the Joint Proxy Statement/ Prospectus or Form S-4 (including by incorporation by reference) to the extent it contains only (a) a Company Change in Recommendation, (b) a statement of the reasons of the Board of Directors of the Company for making such Company Change in Recommendation, and (c) additional information reasonably related to the foregoing.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property.

“Representative” means, with respect to any Person, (a) its Subsidiaries and affiliates, and (b) its, and its Subsidiaries’ and affiliates’ respective officers, directors, employees, auditors, financial advisors, attorneys, accountants, consultants, agents, advisors or representatives.

“SAP” means, with respect to any Person, the statutory accounting principles and practices prescribed or permitted by the state or states in which the relevant Person conducts business.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” when used with respect to any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or similar governing body (or if there are no such voting interests, 50% or more of the equity interest of which) is owned directly or indirectly by such first Person or by another Subsidiary of such Person.

“Tax Return” means any return, report or similar statement (including any attachment or supplements thereto) supplied to or required to be supplied to any taxing authority, including, any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax” or “Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations or other similar charges of any kind on or with respect to income, franchises, premiums, windfall or other profits, gross receipts, property, sales, use, transfer, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth, and taxes or other similar charges of any kind in the nature of excise, withholding, ad valorem or value added.

“Third Party” means any Person (or group of Persons) other than Parent and its Subsidiaries.

ARTICLE II

THE MERGER

      SECTION 2.1     The Merger.

      (a) As soon as reasonably practicable on the Closing Date, the Company and Merger Subsidiary shall execute and file articles of merger with the Secretary of State of the Commonwealth of Pennsylvania and make all other filings or recordings required by the Business Corporation Law of the Commonwealth of Pennsylvania (the “PBCL”) to be made in connection with the Merger. The Merger shall become effective at such time as articles of merger are duly filed with the Secretary of State of the Commonwealth of Pennsylvania or, if agreed to by the Company and Parent, at such later time as is specified in the articles of merger (such time, the “Effective Time”).

      (b) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the requirements of the PBCL, whereupon the separate existence of Merger Subsidiary shall cease. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

      (c) The Merger will have the effects set forth in the PBCL, including, without limitation, the effects set forth in Section 1929 of the PBCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities, powers and purposes and assume and be liable for all the liabilities, obligations and penalties of the Company and Merger Subsidiary.

      (d) The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, at 10:00 a.m. local time, as soon as reasonably practicable, but in any event within two (2) business days, after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that are to be satisfied at the Closing) (the actual time and date of the Closing being referred to herein as the “Closing Date”).

      SECTION 2.2     Conversion of Shares.

      (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(i) each share of Company Common Stock held by the Company as treasury stock or held by Parent or any of its Subsidiaries (other than Buyer, UNIC, PIC and PIC’s Subsidiaries) immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; provided, that shares of Company Common Stock held by the Company, Parent or any of their Subsidiaries in trust accounts, managed accounts, investment accounts and the like shall not be cancelled and shall be treated in accordance with Section 2.2(a)(iv);

(ii) each share of common stock, par value $0.01 per share, of Merger Subsidiary (“Merger Subsidiary Common Stock”) outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the share so converted and the shares so converted, together with the shares remaining outstanding pursuant to Section 2.2(a)(iii), shall constitute the only outstanding shares of capital stock of the Surviving Corporation;

(iii) each share of Company Common Stock held by Buyer, UNIC, PIC or any of PIC’s Subsidiaries shall remain outstanding and shall be unaffected by the Merger and shall represent shares of common stock of the Surviving Corporation; provided, that shares of Company Common Stock held by PIC or any of its Subsidiaries in trust accounts, managed accounts, investment accounts and the like shall not remain outstanding and shall be treated in accordance with Section 2.2(a)(iv); and

(iv) each share of Company Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in Sections 2.2(a)(i) and 2.2(a)(iii), be converted into the right to receive (A) an amount of Class A common shares, $0.0001 par value per share, of Parent (“Parent Class A Common Shares”) equal to the Exchange Ratio (the “Per Share Stock Amount”) and (B) an amount in cash equal to $1.50 (the “Per Share Cash Amount”), issuable and payable, without interest, upon surrender of the certificate that formerly evidenced such share of Company Common Stock (a “Certificate”) in the manner provided in Section 2.3. For the purposes of this Agreement, the “Exchange Ratio” shall be equal to the result obtained by dividing $13.875 by the Average Sales Price. For the purposes of this Agreement, the “Average Sales Price” shall be the volume weighted average sales price of a Parent Class A Common Share, as reported on the Nasdaq Stock Market by The Wall Street Journal (or in the absence thereof, by another authoritative source) during the twenty (20) consecutive trading days ending on and including the trading day immediately preceding the date of the Effective Time (the “Measurement Period”)). For the purposes of this Agreement, the “Merger Consideration” means the right to receive the Per Share Stock Amount and the Per Share Cash Amount pursuant to the Merger with respect to each share of Company Common Stock (together with any cash in lieu of fractional shares as specified in Section 2.6 below).

      (b) From and after the Effective Time, all shares of Company Common Stock canceled pursuant to Section 2.2(a)(i) and all shares of Company Common Stock converted in accordance with Section 2.2(a)(iv) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate shall cease to have any rights with respect thereto, except, in the case of shares of Company Common Stock canceled pursuant to Section 2.2(a)(iv), the right to receive the Merger Consideration to which such holder is entitled and any dividends payable pursuant to Section 2.3(f) with respect to the shares of Company Common Stock represented by the Certificate(s) surrendered by such holder pursuant to Section 2.3(b). From and after the Effective Time, all certificates representing Merger Subsidiary Common Stock shall be deemed for all purposes to represent only the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with Section 2.2(a)(ii).

      SECTION 2.3     Surrender and Payment.

      (a) Prior to the Effective Time, Buyer shall appoint an exchange agent (the “Exchange Agent”) for the purpose of exchanging Certificates for the Merger Consideration. At or promptly following the Effective Time, Buyer shall deposit, or cause to be deposited, with the Exchange Agent (i) certificates representing the Parent Class A Common Shares issuable pursuant to Section 2.2(a)(iv), (ii) cash sufficient to make the cash payments payable pursuant to Section 2.2(a)(iv), and (iii) from time to time as needed, cash sufficient to pay cash in lieu of fractional shares to the extent required by Section 2.6. Promptly after the Effective Time, Buyer will send, or cause the Exchange Agent to send, to each holder of record of shares of Company Common Stock as of the Effective Time, a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent), which letter shall be in such form as the Company and Buyer may reasonably agree to use in effecting delivery of shares of Company Common Stock to the Exchange Agent.

      (b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration as provided herein will be entitled to receive the Merger Consideration in respect of the shares of Company Common Stock represented by such Certificate only upon surrender to the Exchange Agent of such Certificate, together with a properly completed letter of transmittal. Until so surrendered, each such Certificate so converted shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration. No interest will be paid or accrued on any cash payable as part of the Merger Consideration or in lieu of fractional shares pursuant to Section 2.6.

      (c) If any portion of the Merger Consideration is to be registered in or paid to the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration or payment of such Merger Consideration that (i) the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer, and (ii) the Person requesting such registration or payment of the Merger Consideration shall (A) pay to the Exchange Agent any transfer or other Taxes required as a result of such registration or payment in the name of a Person other than the registered holder of such Certificate, or (B) establish to the satisfaction of Parent that such Tax either has been paid or is not payable.

      (d) After the Effective Time, there shall be no further registration of transfers of shares of capital stock of the Company on the stock records of, or relating to, the Company. If, after the Effective Time, Certificates are presented to the Exchange Agent, the Surviving Corporation or Buyer, they shall be canceled and, if applicable, exchanged for the Merger Consideration provided for, and in accordance with the procedures and limitations set forth, in this Article II.

      (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.3(a) that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months after the Effective Time shall be returned to Buyer and any such holder who has not exchanged such holder’s shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.3 prior to that time shall thereafter look only to Buyer for delivery of the Merger Consideration in respect of such holder’s shares without any interest thereon. Notwithstanding the foregoing, Buyer shall not be liable to any Person for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. If any Certificate shall not have been surrendered immediately prior to such date on which any Merger Consideration, any dividends or distributions payable to the holder of such Certificate or any cash payable to the holder of such Certificate pursuant to this Section 2.3 would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration, dividends or distributions in respect of such Certificate or such cash shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

      (f) No dividends or other distributions with respect to Parent Class A Common Shares shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section 2.3. Subject to the effect of applicable Laws, following such surrender, there shall be paid, without interest, to the record holder of the Parent Class A Common Shares issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such Parent Class A Common Shares with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid, and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Class A Common Shares with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Parent Class A Common Shares, all Parent Class A Common Shares to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

      (g) The Exchange Agent shall invest any cash made available to the Exchange Agent pursuant to Section 2.3(a) as directed by Buyer on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to Buyer.

      SECTION 2.4     Stock Options and Other Equity Awards.

      (a) All options to acquire Company Common Stock (the “Company Options”) outstanding, whether or not exercisable and whether or not vested, at the Effective Time under the Company’s 1993 Stock Incentive Plan and the Company’s 2002 Stock Incentive Plan, each as amended (collectively, the “Company Stock Option Plans”), shall remain outstanding following the Effective Time notwithstanding anything to the contrary set forth in the Company Stock Option Plans. At the Effective Time, all of the Company Options shall, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, be assumed in full by Parent, and, solely to the extent provided for in the applicable Company Stock Option Plan and/or the related Company Option agreements, shall vest and become fully exercisable. Parent, Buyer and the Company acknowledge that the Merger constitutes a “Change of Control” pursuant to each of the Company Stock Option Plans. From and after the Effective Time, all references to the Company in the Company Stock Option Plans and the applicable stock option agreements issued thereunder shall be deemed to refer to Parent, which shall have assumed the Company

Stock Option Plans as of the Effective Time by virtue of this Agreement and without any further action by Parent. Each Company Option assumed by Parent (each, a “Substitute Option”) shall be converted automatically into options to purchase Parent Class A Common Shares upon the same terms and conditions as are in effect immediately prior to the Effective Time with respect to such Company Option, except that (A) each such Substitute Option shall be exercisable for, and represent the right to acquire, that whole number of Parent Class A Common Shares (rounded to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option multiplied by a fraction, the numerator of which is 15.375 and the denominator of which is the Average Sales Price (without reference to the dollar sign) (such fraction, the “Option Exchange Ratio”) and (B) the exercise price per Parent Class A Common Share under each Substitute Option shall be an amount equal to the exercise price per share of Company Common Stock subject to the related Company Option in effect immediately prior to the Effective Time divided by Option Exchange Ratio (the exercise price per share, as so determined, being rounded to the nearest full cent). Except as set forth above, such Substitute Option shall otherwise be subject to the same terms and conditions as such Company Option. Section 2.4(a) of the Company Disclosure Letter (as defined below) sets forth a list of all Company Options as of the date hereof, including the name of the holder and date of grant of each such Company Option, the number of shares of Company Common Stock subject thereto and the exercise price thereof.

      (b) As soon as practicable after the Effective Time, Parent shall deliver, or cause to be delivered, to each holder of a Substitute Option an appropriate notice setting forth such holder’s rights pursuant thereto, and such Substitute Option shall continue in effect on the same terms and conditions, subject to the adjustments required by this Section 2.4 after giving effect to the Merger. Parent shall comply with the terms of all such Substitute Options and ensure that the conversion and assumption provided in this Section 2.4 with respect to any Company Option that qualifies as an “incentive stock option” (as defined in Section 422 of the Code) shall be effected in a manner consistent with the requirements of Section 424(a) of the Code. The Company has heretofore taken or shall take all actions with respect to the Company Stock Option Plans and the Company Options that are necessary to implement the provisions of this Section 2.4. Parent has heretofore taken or shall take all actions with respect to the Company Stock Option Plans and the Company Options that are necessary to implement the provisions of this Section 2.4, including, without limitation, all corporate action necessary to reserve for issuance a sufficient number of Parent Class A Common Shares for delivery upon exercise of Substitute Options pursuant to the terms set forth in this Section 2.4. As soon as practicable, but in no event later than ten (10) business days after the Effective Time, Parent shall file an effective Registration Statement on Form S-8 (or any successor or other appropriate forms) with respect to the Parent Class A Common Shares subject to the Substitute Options and use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses associated therewith) for so long as such Substitute Options remain outstanding.

      (c) On or after the date of this Agreement and prior to the Effective Time, each of Parent and the Company shall take all reasonable and customary actions requested by the Company to seek that, with respect to each member of the Board of Directors of the Company and each employee of the Company (including each such person who will become a director or officer of Parent) who is subject to Section 16 of the Exchange Act, the acquisition by such person of Parent Class A Common Shares or Substitute Options pursuant to the transactions contemplated by this Agreement and the disposition by any such person of Company Common Stock or Company Options pursuant to the transactions contemplated by this Agreement be exempt from the short-swing profit liability rules of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder. Such requested actions shall be consistent with all current applicable interpretation and guidance of the SEC, including, but not limited to, the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP. The parties acknowledge that all such above referenced dispositions and acquisitions are compensatory in nature.

      SECTION 2.5     Adjustments. If, at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to provide the holders of shares of Company Common Stock or Company Options the same economic effect, in the aggregate, as contemplated by this Agreement prior to such event.

      SECTION 2.6     Fractional Shares.

      (a) No fractional Parent Class A Common Shares shall be issued in connection with the Merger and no dividend or distribution with respect to Parent Class A Common Shares shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to any rights as a shareholder of Parent.

      (b) Buyer shall pay to the Exchange Agent an amount in cash sufficient for the Exchange Agent to pay each holder of Company Common Stock an amount in cash equal to the product of (A) the fractional share interest of a Parent Class A Common Share to which such holder otherwise would be entitled (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) multiplied by (B) the Average Sales Price.

      (c) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent shall promptly request such amount from Parent and promptly upon receipt thereof pay such amounts to such holders of Company Common Stock.

      SECTION 2.7     Withholding Rights. Each of the Surviving Corporation, Parent, Buyer and Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law including any withholding from any payment that is treated as wages or compensation for the performance of services. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

      SECTION 2.8     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming the Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by that Person of a bond, in such reasonable amount as Parent or the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares represented by such Certificate as contemplated by this Article II.

ARTICLE III

CERTAIN GOVERNANCE MATTERS

      SECTION 3.1     Articles of Incorporation of the Surviving Corporation. The articles of incorporation of the Company in effect immediately prior to the Effective Time shall become the articles of incorporation of the Surviving Corporation (until amended in accordance with applicable Law).

      SECTION 3.2     Bylaws of the Surviving Corporation. The bylaws of the Company in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation (until amended in accordance with applicable Law).

      SECTION 3.3     Directors and Officers of the Surviving Corporation. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with the bylaws and applicable Law, (a) the directors of Merger Subsidiary immediately prior to the Effective Time shall become the directors of the Surviving Corporation, and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as expressly disclosed in the most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q since such Annual Report on Form 10-K (including, in each case, to the extent included in any document filed or incorporated by reference as an exhibit thereto), in each case included in the Company SEC Documents filed and publicly available prior to the date hereof (it being understood that express disclosure requires specific disclosure of the individual matter or item in question and is not satisfied by any form of generalized, boiler-plate or other generic disclosure) and except as set forth in the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent, Buyer and Merger Subsidiary as follows:

      SECTION 4.1     Organization and Qualification. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each of the Company and its Subsidiaries has the requisite power and authority and any necessary Company Permit to own, operate and lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign entity to do business, and is in good standing in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so qualified and in good standing that have not had, and would not reasonably be expected to, have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 4.1 of the Company Disclosure Letter sets forth a complete list of the Company’s Subsidiaries and for each such Subsidiary indicates its ownership and the jurisdictions in which it is organized and qualified to do business as a foreign corporation. Except for the Subsidiaries set forth in Section 4.1 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is the record or beneficial owner, directly or indirectly, of any capital stock or other equity ownership interest of any kind whatsoever in any other Person.

      SECTION 4.2     Capitalization.

      (a) The authorized capital stock of the Company consists of (i) 30,000,000 shares of Company Common Stock, of which, as of October 8, 2004, 14,778,504 shares (including shares of restricted stock) were issued and outstanding, and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share, none of which, as of October 8, 2004, are issued and outstanding. As of October 8, 2004, there were no shares of Company Common Stock held in treasury. As of October 8, 2004, (I) Company Options to purchase in the aggregate 624,548 shares of Company Common Stock are outstanding, all of which were granted under Company Stock Option Plans, and (II) there are 20,000 shares of restricted stock granted pursuant to Company Stock Option Plans. All the outstanding shares of the Company’s capital stock are, and all shares that may be issued pursuant to the exercise of outstanding Company Options or pursuant to the Company Stock Option Plans will be when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any of its Subsidiaries issued and outstanding. Except as set forth above or in Section 4.2(a) of the Company Disclosure Letter and except for the transactions provided for in this Agreement, as of the date hereof, (i) there are no shares of capital stock of the Company authorized, issued or outstanding, and (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, convertible security, agreement, arrangement or commitment. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any

Company Common Stock or other capital stock of the Company or any of its Subsidiaries or affiliates of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any of its Subsidiaries or any other entity nor has the Company or any of its Subsidiaries granted or agreed to grant to any Person any stock appreciation rights or similar equity-based rights. Except as permitted by this Agreement, following the Merger, neither the Company nor any of its Subsidiaries will have any obligation to issue, transfer or sell any shares of its capital stock pursuant to any employee benefit plan or otherwise.

      (b) Except as set forth in Section 4.2(b) of the Company Disclosure Letter, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of the Company is, directly or indirectly, owned by the Company, and all such capital stock has been validly issued and is fully paid and nonassessable and owned by either the Company or one of its Subsidiaries free and clear of all Liens (other than Permitted Liens) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) other than any restrictions imposed under applicable federal and state securities Laws. There are no outstanding options, warrants or other rights to acquire from the Company or any of its Subsidiaries, and no preemptive or similar rights, subscriptions or other rights, or convertible or exchangeable securities, agreements, arrangements or commitments of any character, relating to the capital stock of any Subsidiary of the Company, obligating the Company or any of its Subsidiaries to issue, transfer or sell, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible or exchangeable security, agreement, arrangement or commitment (each of the foregoing, a “Company Subsidiary Convertible Security”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire from any Person (other than the Company or a wholly-owned Subsidiary of the Company) any outstanding shares of capital stock of any Subsidiary of the Company or any Company Subsidiary Convertible Securities. No Subsidiary of the Company owns, either directly or indirectly, any shares of capital stock of the Company.

      (c) Except as set forth in Section 4.2(c) of the Company Disclosure Letter, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries. None of the Company or its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of the Company, or any of its Subsidiaries, respectively, as a result of the transactions contemplated by this Agreement.

      SECTION 4.3     Corporate Authorization; Enforceability; Board Action.

      (a) The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject in the case of the consummation of the Merger to the affirmative vote of a majority of the votes cast by all shareholders of the Company entitled to vote thereon in favor of the adoption of this Agreement in accordance with the PBCL (the “Company Shareholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and to general equity principles.

      (b) The Company Independent Committee, at a meeting duly called and held on October 14, 2004, unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and in the best interests of the Company, and (ii) recommended that the Board of Directors of the Company approve and adopt this Agreement, and, subject to Section 6.6, recommended that the holders of Company Common Stock vote for adoption of this Agreement.

      (c) The Board of Directors of the Company, at a meeting duly called and held on October 14, 2004, (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and in the best interests of the Company, (ii) approved and adopted this Agreement, and (iii) resolved, subject to Section 6.6, to recommend that the holders of Company Common Stock vote for the adoption of this Agreement. The Company has furnished to Parent a certified copy of the aforementioned resolutions of the Board of Directors of the Company.

      (d) No restrictive provision of any “fair price,” “merger moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including the provisions of Subchapters E, F, G and H of Chapter 25 of the PBCL) applies to this Agreement, the Merger or the other transactions contemplated hereby.

      SECTION 4.4     Consents and Approvals; No Violations.

      (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company and its Subsidiaries of the transactions contemplated hereby (including the Merger) require no action by or in respect of, or notice to or filing with, any Governmental Authority (including with respect to any Subsidiary of the Company) other than (i) the filing of articles of merger in connection with the Merger in accordance with the PBCL, (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) compliance with any applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iv) compliance with any applicable requirements of the Securities Act, (v) compliance with the rules and regulations of the New York Stock Exchange (“NYSE”), (vi) those set forth in Section 4.4(a) of the Company Disclosure Letter that are required under federal and state Laws governing insurance and insurance companies, (vii) consents, approvals, authorizations, declarations, filings and registrations required solely by the nature of the business or ownership of Parent and Buyer, and (viii) any other approvals the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company or Parent after giving effect to the consummation of the transactions contemplated hereby.

      (b) Except as set forth in Section 4.4(b) of the Company Disclosure Letter, neither the execution, delivery or performance by the Company of this Agreement nor the consummation by the Company and its Subsidiaries of the transactions contemplated hereby (including the Merger) nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provisions of the articles of incorporation or bylaws of the Company or the similar organizational and governing documents of any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.4(a), conflict with or result in any violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries, (iii) require the consent, approval or authorization of, or notice to or filing with, any Third Party with respect to, result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment, or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled) under, any provision of any Contract by which any of the Company and its Subsidiaries is bound or subject or any Company Permit, or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, except in the case of (ii), (iii) and (iv) for such conflicts, violations, breaches, defaults, rights or losses, or the failure to obtain any such consents or approvals or to provide such notices or make such filings, that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

      SECTION 4.5     SEC Filings and Financial Statements.

      (a) The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed or furnished by it and its Subsidiaries since January 1, 2001 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing prior to the date hereof, collectively, the “Company SEC Documents”). As of their respective dates or, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Documents, including any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the consolidated financial statements included in the Company SEC Documents (the “Company Financial Statements”) has been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presents in all material respects, as applicable, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and for the absence of footnotes).

      (b) The audited balance sheets of the Company’s Subsidiaries as of December 31, 2003 and the related audited statements of income and cash flows for each of the years ended December 31, 2003 and December 31, 2002, and the unaudited interim balance sheet as of June 30, 2004 and the related unaudited interim statements of income and cash flows for the six months ended June 30, 2004, and their respective annual statements for the fiscal years ended December 31, 2003 and December 31, 2002 filed with the insurance regulatory authorities (or other comparable state regulatory agencies), copies of which have been delivered to Parent prior to the date hereof present each such Subsidiary’s respective statutory financial conditions as of the dates thereof and their respective results of operations and cash flows for the periods then ended in conformity with SAP. The other information contained in such annual statements presents the information required to be contained therein in conformity with SAP consistently applied. The balance sheets of the Company’s Subsidiaries in respect of any period ending after June 30, 2004 but before the date of this Agreement, and the related statements of income and cash flows, which have been filed with insurance regulatory authorities (or other comparable state regulatory agencies), copies of which have been delivered to Parent prior to the date hereof, fairly present in all material respects each such Subsidiary’s respective statutory financial conditions as of the dates thereof and their respective results of operations and cash flows for the periods then ended in conformity with SAP consistently applied. The financial statements referred to in this Section 4.5(b) are the “Company Statutory Financial Statements.”

      (c) The Company has established and maintained disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act), as required by Rule 13a-15(a) under the Exchange Act. The Company is in compliance in all material respects with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the Company and such Subsidiary and has previously disclosed to Parent its work plan, budget and timetable for compliance with the SEC rules promulgated under Section 404 of the Sarbanes-Oxley Act. The Company has disclosed in the Company SEC Documents, based on its most recent evaluation thereof, any significant deficiencies in its internal accounting controls which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data.

      (d) To the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any Representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

      SECTION 4.6     Absence of Certain Changes. Except (x) as set forth in Section 4.6 of the Company Disclosure Letter, (y) as disclosed in the Company SEC Documents filed prior to the date hereof, or (z) for actions or inactions after the date hereof in compliance with Section 6.1, (1) since December 31, 2003, the Company and its Subsidiaries have conducted their respective businesses and operations consistent with past practice only in the ordinary and usual course thereof and there has not occurred (i) any fact, event, circumstance, change, condition or effect (including the incurrence of any Liabilities of any nature, whether or not accrued, contingent or otherwise) that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (ii) any declaration or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company or of any of its Subsidiaries other than regular quarterly cash dividends and dividends paid to the Company or any of its wholly-owned Subsidiaries by a wholly-owned Subsidiary, or (iii) any material change by the Company or any of its Subsidiaries in accounting principles or methods other than those required by Law, GAAP or SAP; and (2) since June 30, 2004, neither the Company nor any of its Subsidiaries has taken any action or made any omission that, if taken or made after the date of this Agreement, would be prohibited by Section 6.1

      SECTION 4.7     Undisclosed Liabilities. Except for Liabilities (a) set forth in Section 4.7 of the Company Disclosure Letter or reflected, disclosed or reserved for in the Company Financial Statements (including the footnotes thereto) included in the Company SEC Documents filed prior to the date of this Agreement, (b) incurred (i) in the ordinary course of business and consistent with past practice, (ii) pursuant to policies written by the Company’s Subsidiaries, or (iii) pursuant to this Agreement, or (c) which are not, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries has incurred any Liabilities of any nature that would be required to be reflected or reserved against on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto) prepared in accordance with GAAP as applied in preparing the Company Balance Sheet or that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

      SECTION 4.8     Litigation.

      (a) As of the date hereof, (i) there is no litigation, suit, action, claim, charge or other proceeding (each, an “Action”) by or before any Governmental Authority pending or, to the knowledge of the Company, threatened, against, by or affecting the Company or any of its Subsidiaries (other than insurance claims litigation in the ordinary course of business for which claims reserves that are adequate in the aggregate have been established), except for such Actions as have not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (ii) no investigation or inquiry by or before any Governmental Authority is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries.

      (b) Except as set forth in Section 4.8(b) of the Company Disclosure Letter or in the Company SEC Documents filed prior to the date of this Agreement, there are no judgments, injunctions, writs, orders or decrees binding on the Company or any of its Subsidiaries that (i) have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or (ii) would be binding upon Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) following consummation of the Merger.

      SECTION 4.9     Compliance with Laws.

      (a) Except as set forth in Section 4.9(a) of the Company Disclosure Letter, the Company and each of its Subsidiaries are, and since January 1, 2001 have been, in compliance in all material respects with all applicable Laws.

      (b) Except as set forth in Section 4.9(b) of the Company Disclosure Letter, (i) all material Company Permits are valid and in full force and effect, and (ii) the business of the Company and each of its Subsidiaries is being conducted in compliance in all material respects with the terms of all applicable Company Permits.

      (c) Except as set forth in Section 4.9(c) of the Company Disclosure Letter or as would not reasonably be expected to result in a Material Adverse Effect on the Company, since January 1, 2001, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any Third Party service provider acting on behalf of the Company, has received, nor otherwise has any knowledge of, any written or oral notice from any Governmental Authority that (x) alleges any noncompliance (or that the Company or any of its Subsidiaries or any such Third Party service provider is under investigation or the subject of an inquiry by any such Governmental Authority for such alleged noncompliance) with any applicable Law, or (y) would reasonably be expected to result in a fine or assessment, or a cease and desist order, or the suspension, revocation or limitation or restriction of any Company Permit, and (ii) neither the Company nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to its non-compliance with, or violation of, any applicable Law.

      (d) Except as set forth in Section 4.9(d) of the Company Disclosure Letter or as would not reasonably be expected to result in a Material Adverse Effect on the Company, since January 1, 2001, the Company and each of its Subsidiaries has timely filed all regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that was required to be filed with any Governmental Authority (the “Company Business Documents”), including state insurance regulatory authorities and any applicable federal regulatory authorities, and have timely paid all fees due and payable in connection therewith. All Company Business Documents were true, correct and complete in all material respects when filed, complied in all material respects with applicable Law in effect when filed, and no material deficiencies have been asserted by any such Governmental Authority with respect to Company Business Documents that have not been satisfied. There is no material unresolved violation or exception by any such Governmental Authority with respect to any of the Company Business Documents. The Company has delivered or made available to Parent a true and complete copy of each material Company Business Document.

      (e) Except as set forth in Section 4.9(e) of the Company Disclosure Letter or as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all premium rates, rating plans and policy terms established or used by the Company or any of its Subsidiaries that are required to be filed with or approved by Governmental Authorities have been so filed or approved, the premiums charged conform to the premiums so filed or approved and comply in all material respects with the insurance Laws applicable thereto, and to the Company’s knowledge, no such premiums are subject to any review or investigation by any insurance regulatory authority.

      SECTION 4.10     Reserves. All reserves (“Reserves”) carried on the Company Statutory Financial Statements (a) were determined, to the knowledge of the Company, in all material respects in accordance with generally accepted actuarial principles (except as set forth therein), consistently applied, (b) comply in all material respects with the requirements of applicable Law and (c) were made with the good faith intention and belief that they made reasonable provision in the aggregate to cover the total amount of Liabilities under outstanding policies and contracts of insurance of the Company and its Subsidiaries as of the dates of such Company Statutory Financial Statements (it being understood that no representation or warranty is made in this Agreement to the effect that such Reserves were or will be in fact adequate to cover the actual amount of such Liabilities that are eventually paid after the date thereof).

      SECTION 4.11     Actuarial Analyses. Section 4.11 of the Company Disclosure Letter sets forth a list of all Third Party actuarial reports with respect to the Company or any of its Subsidiaries relied upon by the Company or any of its Subsidiaries or provided by the Company or any of its Subsidiaries to any Governmental Authority since December 31, 2002, and all attachments, addenda, supplements and modifications thereto (copies of which the Company has made available to Parent) (the “Actuarial

Analyses”). To the knowledge of the Company, the information and data furnished by the Company or any of its Subsidiaries to its independent actuaries in connection with the preparation of the Actuarial Analyses were, at the time furnished, accurate in all material respects for the periods covered in the Actuarial Analyses. Furthermore, to the knowledge of the Company, each Actuarial Analysis was, at the relevant time of preparation, prepared using appropriate modeling procedures accurately applied and in conformity with generally accepted actuarial principles consistently applied and was properly prepared in accordance with the assumptions stated therein. To the knowledge of the Company, the assumptions used in making the projections contained in the Actuarial Analyses were arrived at in good faith and were reasonable when made.

      SECTION 4.12     Investments. The Company has provided Parent with a correct and complete list of all Investment Assets that are carried on the Books and Records of the Company and its Subsidiaries as of June 30, 2004. Except as set forth in Section 4.12 of the Company Disclosure Letter and except for Investment Assets sold in the ordinary course of business consistent with past practice or as contemplated by this Agreement, each of the Company and its Subsidiaries, as applicable, has good and marketable title to all of the Investment Assets it purports to own, free and clear of all Liens (other than Liens imposed by securities Laws).

      SECTION 4.13     Employee Benefit Plans.

      (a) Section 4.13(a) of the Company Disclosure Letter sets forth a true and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option or other equity compensation plan, program, agreement or arrangement, each severance or termination pay, medical, surgical, hospitalization, life insurance or other “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any current or former employee, consultant or director of the Company or any Subsidiary (the “Company Employee Plans”).

      (b) With respect to each Company Employee Plan, the Company has heretofore made available to Parent complete copies of the Company Employee Plan and any amendments thereto (or if the Company Employee Plan is not a written plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Company Employee Plan intended to qualify under Section 401 of the Code. Except as set forth in Section 4.13(b) of the Company Disclosure Letter, since December 31, 2003, there have not been any amendments, modifications, terminations or any other changes to any Company Employee Plans as in effect on such date.

      (c) Except for liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, result in a Material Adverse Effect on the Company:

(i) No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, no condition exists that presents a risk to the Company or any ERISA Affiliate of incurring any such liability, and neither the Company nor any ERISA Affiliates made, or was required to make, contributions to any plan subject to Title IV of ERISA during the six (6) year period ending on the last day of the most recent fiscal year ended prior to the Closing Date for any such plan.

(ii) Each Company Employee Plan has been operated and administered in accordance with its terms and applicable Law, including ERISA and the Code.

      (d) Each Company Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code.

      (e) Except as set forth in Section 4.13(e) of the Company Disclosures Letter, no Company Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for periods extending beyond retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former participant (or his beneficiary).

      (f) Except as set forth in Section 4.13(f) of the Company Disclosure Letter (which sets forth a list and quantification of all such payments, benefits, accelerations or increases under Company Employee Plans), the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, officer, director or consultant of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment or benefit, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due any such employee or officer. No amounts payable under the Company Employee Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

      (g) There are no pending, nor to the knowledge of the Company, threatened or anticipated claims by or on behalf of any Company Employee Plan, by any Person or beneficiary covered under any such Company Employee Plan, or otherwise, involving any such Company Employee Plan (other than routine claims for benefits).

      (h) None of the Company, any Company Employee Plan, any trust created thereunder or, to the knowledge of the Company, any trustee or administrator thereof has engaged in a transaction in connection with which the Company, any Company Employee Plan, any such trust or any trustee or administrator thereof, or any party dealing with any Company Employee Plan or any such trust, would be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code.

      SECTION 4.14     Employee Matters. Except as set forth in Section 4.14 of the Company Disclosure Letter:

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any (i) collective bargaining or similar agreement with any labor organization, or (ii) work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries.

(b) As of the date hereof, none of the employees of the Company or any of its Subsidiaries is represented by any labor organization, and the Company has no knowledge of any current union organizing activities among the employees of the Company or any of its Subsidiaries, nor does any question concerning representation exist concerning such employees.

(c) There are no labor strikes, labor disputes, work stoppages, lockouts or material grievances pending as of the date hereof, or, to the knowledge of the Company, threatened involving the employees of the Company or any of its Subsidiaries, and during the past five (5) years there have not been any such actions.

(d) As of the date hereof, there are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened to be brought or filed with any Governmental Authority in connection with the employment by the Company or any of its Subsidiaries of any individual, including, without limitation, any claim relating to employment discrimination, equal pay, sexual harassment, employee safety and health, wages and hours or workers’ compensation.

(e) As of the date hereof, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to the Company or any of its Subsidiaries, and no such investigation is in progress.

(f) During the last five (5) years, neither the Company nor any of its Subsidiaries has effectuated a “plant closing” or a “mass layoff” (as such terms are defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)), and neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any Law that is similar to the WARN Act.

(g) Except as set forth in Section 4.14(g) of the Company Disclosure Letter, none of the employees of the Company or any of its Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the date of this Agreement. The listing set forth in Section 4.14(g) of the Company Disclosure Letter shall be updated at the Closing for employment losses occurring during the 90 day period prior to the Closing.

      SECTION 4.15     Taxes.

      (a) Each of the Company, its Subsidiaries and any consolidated, affiliated, combined or unitary group of which the Company or any of its Subsidiaries is a member has (i) timely filed (or there have been timely filed on its behalf) with the appropriate Governmental Authorities all material income and other material Tax Returns required to be filed by it or them (giving effect to all extensions) and such Tax Returns are correct and complete in all material respects; (ii) timely paid in full (or there has been timely paid in full on its behalf) all material income and other material Taxes required to have been paid by it or them, and (iii) made adequate provision (or adequate provision has been made on its behalf) for all material accrued Taxes not yet due. The accruals and reserves for Taxes reflected in the Company’s audited consolidated balance sheet as of December 31, 2003 (and the notes thereto) and the most recent quarterly financial statements (and the notes thereto) are adequate in accordance with GAAP to cover all material Taxes accrued or accruable through the date thereof.

      (b) There are no material Liens for Taxes upon any property or assets of the Company or any Subsidiary of the Company, except for Liens for Taxes not yet due and payable or which are being contested in good faith or for which adequate reserves have been established.

      (c) Each of the Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by Law, withheld and paid over to the proper Governmental Authorities all material amounts required to be so withheld and paid over under applicable Law.

      (d) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any material Taxes or material Tax Returns of the Company or any of its Subsidiaries, and neither the Company nor any Subsidiary of the Company has received a written notice of any proposed claims, audits or proceedings with respect to any material Taxes.

      (e) Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation, sharing, indemnification or similar agreement (other than any Contract all the parties to which include only one or more of the Company and its Subsidiaries).

      (f) Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns which include only the Company and any of its Subsidiaries) provided for under the Laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes.

      (g) Neither the Company nor any of its Subsidiaries have agreed, or is required, to make any material adjustment under Section 481 of the Code affecting any taxable period.

      (h) No claim has been made in writing by any Governmental Authorities in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any such entity is subject to material taxation by that jurisdiction.

      SECTION 4.16     Certain Contracts.

      (a) Company Contracts. Section 4.16(a) of the Company Disclosure Letter sets forth, with respect to or otherwise affecting the Company or any of its Subsidiaries:

(i) any Contract relating to the incurrence of indebtedness (including sale and leaseback transactions, capitalized lease transactions and other similar financing transactions) pursuant to which the outstanding indebtedness is in excess of one hundred thousand dollars ($100,000);

(ii) any non-competition Contract or any other Contract or obligation that purports to limit in any respect the manner or the localities in which the business of the Company or any of its Subsidiaries, or following consummation of the transactions contemplated by this Agreement, Parent’s businesses, is or would be conducted;

(iii) any Contract providing for the indemnification by the Company or any of its Subsidiaries of any Person in excess of one hundred thousand dollars ($100,000) individually or three hundred thousand dollars ($300,000) in the aggregate;

(iv) any multi-year Insurance Contract involving the payment of one hundred thousand dollars ($100,000) individually or three hundred thousand dollars ($300,000) in the aggregate;

(v) any Insurance Contract containing any rate guarantees, rate caps or rate escalators involving the payment of one hundred thousand dollars ($100,000) individually or three hundred thousand dollars ($300,000) in the aggregate;

(vi) any reinsurance treaty or facultative reinsurance contract (in each case applicable to insurance in force or for which the Company or any of its Subsidiaries are entitled to any recovery);

(vii) any agreement or understanding with, or restriction imposed by, a Governmental Authority or other Third Party relating to the payment of dividends or maintenance of capital by the Company or any of its Subsidiaries;

(viii) all leases, subleases, licenses or other Contracts, including all amendments, extensions, renewals, guaranties or other Contracts with respect thereto, pursuant to which the Company or any of its Subsidiaries use or hold any material Leased Real Property (“Leases”); and

(ix) any other Contracts not listed above that involve the payment or receipt by the Company of one hundred thousand dollars ($100,000) individually or five hundred thousand dollars ($500,000) in the aggregate; (the Contracts of a type covered by clauses (i) to (ix) being referred to as the “Material Contracts”). Prior to the date of this Agreement, the Company has made available to Parent true and correct copies of each Material Contract (including any amendments or supplements thereto).

      (b) Insurance Contracts. Prior to the date of this Agreement, the Company has made available to Parent correct and complete copies of the forms of Insurance Contracts used in the business of the Company and/or its Subsidiaries as of the date of this Agreement. Each such form has been appropriately and timely filed and, if required, approved by applicable Governmental Authorities and otherwise conforms, in all material respects, to the requirements of applicable Laws.

      (c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) each Company Contract is a legal, valid and binding obligation of the Company or the applicable Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, of each other party thereto, enforceable against each such party in accordance with its terms, (ii) neither the Company nor any Subsidiary of the Company (as the case may be) nor, to the knowledge of the Company, any other party to a Company Contract, is in material violation or default of any term of any Company Contract, and (iii) no condition or event exists that, (with the giving of notice or the passage of time, or both), would constitute a material violation or default by the Company or any of its Subsidiaries, as the case may be, or any other party to a Company Contract, or permit the termination, modification, cancellation or acceleration of performance of the obligations of the Company or any of its Subsidiaries, as the case may be, or any other party to the Company Contract. For purposes of this Agreement, the term “Company Contracts” means, collectively, each Material Contract and Insurance Contract.

      (d) Except as set forth in Section 4.16(d) of the Company Disclosure Letter or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, since December 31, 2003: (i) no Third Party to any Company Contract has canceled or otherwise terminated any Company Contract or has provided written or oral notice to the Company or any of its Subsidiaries of its intent to do so, and (ii) to the knowledge of the Company, no Third Party to any Company Contract is unable to continue to perform its obligations thereunder.

      SECTION 4.17     Intellectual Property.

      (a) As used herein: (i) “Intellectual Property” means all U.S. state and foreign (A) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with the goodwill associated therewith, registrations and applications relating to the foregoing (“Trademarks”), (B) patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights (“Patents”), (C) registered and unregistered copyrights (including those in Software), rights of publicity and all registrations and applications to register the same (“Copyrights”), and (D) confidential information, technology, know-how, inventions, processes, formulae, algorithms, models and methodologies (“Trade Secrets”); (ii) “IP Licenses” means all licenses and agreements (excluding “click-wrap” or “shrink-wrap” agreements or agreements contained in “off-the-shelf” Software or the terms of use or service for any web site) pursuant to which the Company and its Subsidiaries have acquired rights in (including usage rights) to any Intellectual Property, or licenses and agreements pursuant to which the Company and its Subsidiaries have licensed or transferred the right to use any Intellectual Property, including license agreements, settlement agreements and covenants not to sue; (iii) “Software” means all computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all data and collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any Web site; and (iv) “Company Intellectual Property” means the Intellectual Property and Software held for use or used in the business of Company or its Subsidiaries as currently conducted or as currently proposed to be conducted.

      (b) Section 4.17(b) of the Company Disclosure Letter sets forth, for the following Intellectual Property owned by the Company and its Subsidiaries, a complete and accurate list of all U.S., state and foreign: (i) material Patents; (ii) material Trademarks; and (iii) material Copyrights.

      (c) Section 4.17(c) of the Company Disclosure Letter lists all material IP Licenses.

      (d) The Company, or one of its Subsidiaries, owns or possesses valid and enforceable licenses or other legal rights to use, sell or license all Company Intellectual Property, free and clear of all Liens, except Permitted Liens, and there is no material breach or default thereof by the Company or any of its Subsidiaries or, to the knowledge of the Company, of the other party thereto.

      (e) All Trademarks, Patents and Copyrights owned by the Company and its Subsidiaries, and, to the knowledge of the Company, all Trademarks, Patents and Copyrights used by but not owned by the Company and its Subsidiaries are valid and subsisting, in full force and effect and have not lapsed, expired or been abandoned, and are not the subject of any opposition filed with the United States Patent and Trademark Office or any other intellectual property registry.

      (f) The Company Intellectual Property and the IP Licenses constitute all the Intellectual Property, Software and IP Licenses that are necessary for the continuing conduct and operation of the Company’s business in all respects as conducted and operated by the Company immediately prior to the date of this Agreement.

      (g) Except as set forth in Section 4.17(g) of the Company Disclosure Letter or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(i) since January 1, 2001, no claims, or to the knowledge of Company, threat of claims, have been asserted by any Third Party against the Company or any of its Subsidiaries related to the use in the conduct of the businesses of the Company and its Subsidiaries of any Intellectual Property or Software, or challenging or questioning the validity or effectiveness of any IP License;

(ii) there are no settlement agreements, consents, judgments, orders, forbearances to sue or similar obligations limit or restrict the Company’s or any Subsidiary’s rights and to any Company Intellectual Property;

(iii) to the knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property rights of any Third Party;

(iv) the Company and its Subsidiaries have not licensed or sublicensed their rights in any Company Intellectual Property, or received or been granted any such rights, other than pursuant to the IP Licenses;

(v) to the knowledge of the Company, no Third Party is misappropriating, infringing, diluting or violating any Intellectual Property owned by the Company or its Subsidiaries;

(vi) the Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of their Trade Secrets; and

(vii) the consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s and its Subsidiaries’ rights to own or use any material Company Intellectual Property, nor will such consummation require the consent of any Third Party in respect of any material Company Intellectual Property.

      SECTION 4.18     Properties and Assets.

      (a) Neither the Company nor any of its Subsidiaries owns any real property. Section 4.18(a) of the Company Disclosure Letter sets forth the address for each leased property used by the Company or its Subsidiaries (the “Leased Real Property”). The Company has delivered or made available to Parent a correct and complete copy of each of the Leases. Except as set forth in Section 4.18(a) of the Company Disclosure Letter, with respect to each of the Leases: (i) there are no material disputes with respect to such Lease; (ii) no security deposit or portion thereof deposited with respect such Lease has been applied in respect of a breach or default under such Lease that has not been redeposited in full; (iii) neither the Company or any of its Subsidiaries owes, nor will they owe in the future, any material brokerage commissions or finder’s fees with respect to such Lease; (iv) the Company and its Subsidiaries have not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (v) the Company and its Subsidiaries have not collaterally assigned or granted any other material security interest in such Lease or any interest therein; and (vi) there are no material Liens, except for Permitted Liens, on the estate or interest created by such Lease.

      (b) The Company and its Subsidiaries have, and at the Effective Time will have, good and valid title to, or valid rights to use, all material assets and properties (in each case, tangible and intangible) necessary to permit the Company and its Subsidiaries to conduct their business as currently conducted.

      SECTION 4.19     Environmental Matters. Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the

Company, (a) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no action, claim, suit, proceeding or review or, to the knowledge of the Company, investigation is pending or, to the knowledge of the Company or any of its Subsidiaries, threatened by any Person against, the Company or any of its Subsidiaries with respect to any matters relating to or arising out of any Environmental Law, (b) the Company and its Subsidiaries have been and are in compliance with all Environmental Laws, including possessing all material permits, authorizations, licenses, exemptions and other governmental authorizations required for its operations under applicable Environmental Laws, (c) with respect to any Leased Real Property currently or formerly owned or leased, as the case may be, by the Company or its Subsidiaries, the Company and its Subsidiaries have not Released Hazardous Materials that have or could reasonably be expected to result in a claim against the Company or its Subsidiaries, and (d) neither the Company nor any of its Subsidiaries has entered into any agreement that may require them to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person from or against any liabilities or costs arising out of or related to the generation, manufacture, use, transportation or disposal of Hazardous Materials, or otherwise arising in connection with or under Environmental Laws.

      SECTION 4.20     Transactions with Affiliates. Except as set forth in Section 4.20 of the Company Disclosure Letter, there are no outstanding material amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, or party to any Contract with, any shareholder, director, officer, or affiliate of the Company or any of its Subsidiaries, or any relative of any of the foregoing. Except as set forth in Section 4.20 of the Company Disclosure Letter or in the Company SEC Documents filed prior to the date of this Agreement, since January 1, 2001, there has been no material transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed material transactions, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

      SECTION 4.21     Reinsurance.

      (a) All material ceded reinsurance agreements relating to the business of the Company or any of its Subsidiaries are in full force and effect and neither the Company nor the relevant Subsidiary is in material breach of any material provision thereof and, to the knowledge of the Company, no other party to such reinsurance agreements is in breach or, has threatened breach of any provision thereof.

      (b) Except as set forth in Section 4.21(b) of the Company Disclosure Letter, no reinsurer under any such ceded reinsurance agreement to which the Company or any of its Subsidiaries is a party has given any notice of termination with respect to any such arrangement or treaty, and there is no pending or, to the knowledge of the Company, threatened dispute (it being understood and agreed that any failure of a party to timely pay any amounts due pursuant to such agreements shall constitute a dispute), under any such arrangement or treaty regarding the liability for any claim against the Company or the relevant Subsidiary by the insureds that are covered by any such arrangement or treaty. The Company has not received any information that would reasonably cause it to believe that the financial condition of any other party to any reinsurance or other similar Contracts with such party is so impaired as to result in a default thereunder.

      SECTION 4.22     Brokers and Agents.

      (a) True and complete copies of all standard forms of agency or brokers contracts or agreements used by the Company or its Subsidiaries in their business have been made available to Parent. Section 4.22(a) of the Company Disclosure Letter sets forth all Persons through which the Company and its Subsidiaries places or sells products with premium volume, on an annualized basis, in excess of two hundred fifty thousand dollars ($250,000) per year for calendar year 2003 or 2004 (“Significant Agents”), and no Significant Agent has any Contract which differs in any material respect from the Company’s and its Subsidiaries’ standard forms.

      (b) Except as set forth in Section 4.22(b) of the Company Disclosure Letter, all premiums receivable from agents of the Company and its Subsidiaries as reflected on the most recent balance sheet of the Company included in the Company SEC Documents, to the extent uncollected (i) are valid and existing and represent monies due, and the Company and its Subsidiaries have made reserves reasonably considered adequate for receivables not collectible, and (ii) subject to the reserves described in clause (i), not subject to any refunds or other adjustments or to any defense, rights of setoff, assignments, restrictions, Liens or conditions.

      SECTION 4.23     Producers. To the knowledge of the Company, each producer of business for an Insurance Subsidiary, at the time such producer wrote, sold, or produced business for an Insurance Subsidiary at any time since January 1, 2001, was duly licensed (for the type of business written, sold, or produced by such producer) in the particular jurisdiction in which such producer wrote, sold, or produced such business. To the knowledge of the Company, no such producer violated in any material respect (or with or without notice or lapse of time or both, would have violated in any material respect) any term or provision of any insurance Law applicable to the writing, sale, or production of business for any Insurance Subsidiary, and no such producer wrote, sold or produced any business for an Insurance Subsidiary that was not in compliance in all material respects with the guidelines of the Insurance Subsidiary applicable to such producer. Each material contract between an Insurance Subsidiary and a producer of business therefor (“Producer Agreements”) is valid, binding and in full force and effect in accordance with its terms, and none of the parties thereto is in default with respect to any such Producer Agreement, other than for such failures to be valid, binding and in full force and effect or such defaults as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on an Insurance Subsidiary. Except as set forth in Section 4.23 of the Company Disclosure Letter, since January 1, 2001, no party to any Producer Agreement has cancelled, substantially modified (including the amount thereof) or otherwise terminated any material business with the Company and its Subsidiaries, and no such party has indicated an intent to do so, including as a result of the transactions contemplated by this Agreement. Since January 1, 2001, to the knowledge of the Company, at the time any Insurance Subsidiary paid commissions to any producer in connection with the sale of insurance, each such producer was duly licensed if required under applicable insurance Law in the particular jurisdiction in which such producer sold such insurance for the Insurance Subsidiary.

      SECTION 4.24     Disclosure Documents. None of the information supplied or to be supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference in the joint proxy statement/ prospectus relating to the matters to be submitted to the Company shareholders at the Company Shareholder Meeting and to the Parent shareholders at the Parent Shareholder Meeting (such joint proxy statement/ prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/ Prospectus”) or any amendment or supplement thereto shall, at the date the Joint Proxy Statement/ Prospectus or any such amendment or supplement is first mailed to the shareholders of the Company and Parent or at the time of the Company Shareholder Approval or the Parent Share Issuance Approval, contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference in the Registration Statement on Form S-4 with respect to the issuance of Parent Class A Common Shares issuable in the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”) or any amendment or supplement thereto will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, not misleading. The Joint Proxy Statement/ Prospectus will comply as to form in all material respects with the requirements of the Exchange Act.

      SECTION 4.25     Opinion of Financial Advisor. The Company Independent Committee has received the opinion of Bear, Stearns & Co. Inc. (“Bear Stearns”), to the effect that, based on, and subject to the various assumptions and qualifications set forth in such opinion, as of the date of such opinion, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock (other than

Parent, Buyer, Merger Subsidiary, PIC and PIC’s Subsidiaries and their respective affiliates), a copy of which has been made available to Parent.

      SECTION 4.26     Finders’ or Advisors’ Fees. Except for Bear Stearns, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement. The Company has made available to Parent a complete and correct copy of the agreement between the Company and Bear Stearns pursuant to which such firm would be entitled to any payment relating to this Agreement, the Merger or the other transactions contemplated by this Agreement and such agreement is the only agreement providing for the payment of any consideration to Bear Stearns with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement.

      SECTION 4.27     Risk Management. The Company and each of its Subsidiaries have in place risk management policies and procedures to protect against risks of the type and in amounts reasonably expected to be incurred by Persons of similar size and in similar lines of business as the Company and each such Subsidiary.

      SECTION 4.28     Derivatives. Except as set forth in Section 4.28 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries holds any derivative instruments, including swaps, caps, floors and option agreements, whether entered into for the Company’s account, or for the account of any of its Subsidiaries or their customers.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT, BUYER AND MERGER SUBSIDIARY

      Except as expressly disclosed in the most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q since such Annual Report on Form 10-K (including, in each case, to the extent included in any document filed or incorporated by reference as an exhibit thereto), in each case included in the Parent SEC Documents filed and publicly available prior to the date hereof (it being understood that express disclosure requires specific disclosure of the individual matter or item in question and is not satisfied by any form of generalized, boiler-plate or other generic disclosure) and except as set forth in the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Letter”), Parent, Buyer and Merger Subsidiary represent and warrant to the Company as follows:

      SECTION 5.1     Organization and Qualification.

      (a) Parent was duly organized as an exempted company formed with limited liability under the laws of the Cayman Islands and is validly existing and in good standing under the Laws of the Cayman Islands. Each of Buyer and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each of Parent, Buyer and Merger Subsidiary has the requisite corporate power and corporate authority and any necessary Governmental Authority, franchise, license, certificate, or permit to own, operate and lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so qualified and in good standing that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

      SECTION 5.2     Capitalization.

      (a) The authorized share capital of Parent consists of (i) 900,000,000 common shares, par value $0.0001 per share, divided into Parent Class A Common Shares and Parent Class B Common Shares, of which, as of October 12, 2004, 15,584,090 Parent Class A Common Shares (including shares of restricted stock) were issued and outstanding and 12,687,500 Parent Class B Common Shares (including shares of restricted stock) were issued and outstanding, and (ii) 100,000,000 preferred shares, par value $0.0001 per share, none of which, as of the date hereof are outstanding. As of October 12, 2004, there were no treasury shares of Parent outstanding. As of October 12, 2004, (I) options to purchase in the aggregate 1,718,764 Parent Class A Common Shares are outstanding (the “Parent Options”), all of which were granted under Parent’s Share Incentive Plan, as amended, (II) there are 260,850 shares of restricted stock of Parent granted pursuant to Parent’s Share Incentive Plan, as amended, and (III) there are 55,000 Parent Class A Common Shares issuable pursuant to warrants (“Parent Warrants”). All the outstanding shares of Parent’s capital stock are, and all shares that may be issued pursuant to the exercise of outstanding Parent Options, pursuant to Parent’s Share Incentive Plan, as amended, or pursuant to Parent Warrants, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. No Voting Debt of Parent or its Subsidiaries is issued and outstanding. Except as set forth above and except for the transactions provided for in this Agreement, as of the date hereof, (i) there are no shares of capital stock of Parent authorized, issued or outstanding, and (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of Parent or any of its Subsidiaries, obligating Parent or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, Parent or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, convertible security, agreement, arrangement or commitment. There are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Class A Common Shares or other capital stock of Parent or any of its Subsidiaries or affiliates of Parent to make any investment (in the form of a loan, capital contribution or otherwise) in any of its Subsidiaries or any other entity nor has Parent or any of its Subsidiaries granted or agreed to grant to any Person any stock appreciation rights or similar equity-based rights.

      (b) The authorized capital stock of Merger Subsidiary consists of one thousand (1,000) shares of Merger Subsidiary Common Stock. As of the date hereof, one hundred (100) shares of Merger Subsidiary Common Stock are issued and outstanding, all of which are owned indirectly by Parent and directly by Buyer and duly authorized, validly issued, fully paid and non-assessable.

      (c) Except as set forth in Section 5.2(c) of the Parent Disclosure Letter, there are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock of Parent or any of its Subsidiaries.

      SECTION 5.3     Corporate Authorization; Enforceability; Board Action.

      (a) Each of Parent, Buyer and Merger Subsidiary has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent, Buyer and Merger Subsidiary and no other corporate proceedings on the part of either Parent or Merger Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject in the case of the issuance of Parent Class A Common Shares in the Merger and any issuances of Parent Class A Common Shares and/or Parent Class B Common Shares in connection with the transactions contemplated by this Agreement and the Stock Purchase Agreement to the approval by a majority of votes cast by the holders of the Parent Class A Common Shares and Parent Class B Common Shares, as required by the rules and regulations of the Nasdaq Stock Market (the “Parent Share Issuance Approval”). This Agreement has been duly executed and delivered by each of Parent, Buyer and Merger Subsidiary, as applicable, and, assuming due authorization, execution and delivery of this Agreement by the other parties thereto, constitutes a valid and binding agreement of each of Parent, Buyer and Merger Subsidiary enforceable against each such party in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and to general equity principles.

      (b) The Board of Directors of Parent, at a meeting duly called and held, unanimously has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and in the best interests of Parent and Parent’s shareholders, (ii) approved and adopted this Agreement, and (iii) resolved to recommend that Parent’s shareholders vote for the approval of the issuance of Parent Class A Common Shares in the Merger.

      SECTION 5.4     Consents and Approvals; No Violations.

      (a) The execution, delivery and performance by Parent, Buyer and Merger Subsidiary of this Agreement and the consummation by Parent, its Subsidiaries and Merger Subsidiary of the transactions contemplated hereby (including the Merger) require no action by or in respect of, or notice to or filing with, any Governmental Authority (including with respect to any Subsidiary of Parent) other than (i) the filing of articles of merger in connection with the Merger in accordance with the PBCL, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iv) compliance with any applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, (v) compliance with the rules of the Nasdaq National Market, (vi) those set forth in Section 5.4(a) of the Parent Disclosure Letter that are required under federal and state Laws governing insurance and insurance companies, and (vii) any other approvals the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company or Parent after giving effect to the consummation of the transactions contemplated hereby.

      (b) Except as set forth in Section 5.4(b) of the Parent Disclosure Letter, neither the execution, delivery or performance by Parent, Buyer and Merger Subsidiary of this Agreement nor the consummation by Parent, Buyer and Merger Subsidiary of the transactions contemplated hereby (including the Merger) nor compliance by Parent, Buyer or Merger Subsidiary with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provisions of the memorandum and articles of association of Parent or the similar organizational and governing documents of its Subsidiaries, (ii) conflict with or result in any violation of any provision of any Law binding upon or applicable to Parent or any of its Subsidiaries, (iii) require the consent, approval or authorization of, or notice to or filing with, any Third Party with respect to, result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment, or acceleration of any right or obligation of Parent or its Subsidiaries or to a loss of any benefit to which Parent or any of its Subsidiaries is entitled) under any provision of Contract by which any of Parent or its Subsidiaries is bound or subject or any of Parent’s Permits, or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Parent or any of its Subsidiaries, except in the case of (ii) and (iii) for such conflicts, violations, breaches, defaults, rights or losses, or the failure to obtain any such consents or approvals or to provide such notices or make such filings, that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

      SECTION 5.5     SEC Filings and Financial Statements.

      (a) Parent has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed or furnished by it and its Subsidiaries since January 1, 2001 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing prior to the date hereof, collectively, the “Parent SEC Documents”). As of their respective dates or, if amended prior to the date hereof, as of the date of the last such amendment, the Parent SEC Documents, including any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the consolidated financial statements included in the Parent SEC Documents (the “Parent Financial

Statements”) has been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presents in all material respects, as applicable, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of Parent and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and for the absence of footnotes).

      (b) The audited balance sheets of the Parent’s Subsidiaries as of December 31, 2003 and the related audited statements of income and cash flows for each of the years ended December 31, 2003 and December 31, 2002, and the unaudited interim balance sheet as of June 30, 2004 and the related unaudited interim statements of income and cash flows for the six months ended June 30, 2004, and their respective annual statements for the fiscal years ended December 31, 2003 and December 31, 2002 filed with the insurance regulatory authorities (or other comparable state regulatory agencies), copies of which have been delivered to the Company prior to the date hereof present each such Subsidiary’s respective statutory financial conditions as of the dates thereof and their respective results of operations and cash flows for the periods then ended in conformity with SAP. The other information contained in such annual statements present the information required to be contained therein in conformity with SAP consistently applied. The balance sheets of the Parent’s Subsidiaries in respect of any period ending after June 30, 2004 but before the date of this Agreement, and the related statements of income and cash flows, which have been filed with insurance regulatory authorities (or other comparable state regulatory agencies), copies of which have been delivered to the Company prior to the date hereof, fairly present in all material respects each such Subsidiary’s respective statutory financial conditions as of the dates thereof and their respective results of operations and cash flows for the periods then ended in conformity with SAP consistently applied. The financial statements referred to in this Section 5.5(b) are the “Parent Statutory Financial Statements.”

      (c) Parent has established and maintained disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act), as required by Rule 13a-15(a) under the Exchange Act. Parent and each of its Subsidiaries maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to Parent and such Subsidiary and has previously disclosed to the Company its work plan, budget and timetable for compliance with the SEC rules promulgated under Section 404 of the Sarbanes-Oxley Act. Parent is in compliance in all material respects with the Sarbanes-Oxley Act. Parent has disclosed in the Parent SEC Documents, based on its most recent evaluation thereof, any significant deficiencies in its internal accounting controls which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data.

      (d) To the knowledge of Parent, neither Parent nor any of its Subsidiaries nor any Representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

      SECTION 5.6     Absence of Certain Changes. Except (x) as set forth in Section 5.6 of the Parent Disclosure Letter, (y) as disclosed in the Parent SEC Documents filed prior to the date hereof, or (z) for actions or inactions after the date hereof in compliance with Section 6.2, (1) since December 31, 2003, Parent has conducted its businesses and operations consistent with past practice only in the ordinary and usual course thereof and there has not occurred (i) any fact, event, circumstance, change, condition or effect (including the incurrence of any Liabilities of any nature, whether or not accrued, contingent or otherwise) that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (ii) any declaration or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of Parent or of any of its Subsidiaries with a record date prior to the Closing Date other than dividends paid to Parent or any of its wholly-owned Subsidiaries by a wholly-owned Subsidiary, or (iii) any material change by Parent in accounting principles or methods other than those required by Law, GAAP or SAP; and (2) since June 30, 2004, neither Parent nor any of its Subsidiaries has taken any action or made any omission that, if taken or made after the date of this Agreement, would be prohibited by Sections 6.2(b)(i) through (vii).

      SECTION 5.7     Undisclosed Liabilities. Except for Liabilities (a) set forth in Section 5.7 of the Parent Disclosure Letter or reflected, disclosed or reserved for in the Parent Financial Statements (including the footnotes thereto) included in the Parent SEC Documents filed prior to the date of this Agreement, (b) incurred (i) in the ordinary course of business and consistent with past practice, (ii) pursuant to policies written by the Parent’s Subsidiaries, or (iii) pursuant to this Agreement, or (c) which are not, individually or in the aggregate, material to Parent and its Subsidiaries taken as a whole, neither Parent nor any of its Subsidiaries has incurred any Liabilities of any nature that would be required to be reflected or reserved against on a consolidated balance sheet of Parent and its Subsidiaries (including the notes thereto) prepared in accordance with GAAP consistently applied in preparing the Company Balance Sheet or that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

      SECTION 5.8     Litigation.

      (a) As of the date hereof (i) there is no Action by or before any Governmental Authority pending or, to the knowledge of Parent, threatened, against, by or affecting Parent or any of its Subsidiaries (other than insurance claims litigation in the ordinary course of business for which claims reserves that are adequate in the aggregate have been established), except for such Actions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, and (ii) no investigation or inquiry by or before any Governmental Authority is pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries.

      (b) Except as set forth in Section 5.8(b) of the Parent Disclosure Letter or in the Parent SEC Documents filed prior to the date of this Agreement, there are no judgments, injunctions, writs, orders or decrees binding on Parent or any of its Subsidiaries that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

      SECTION 5.9     Compliance with Laws.

      (a) Except as set forth in Section 5.9(a) of the Parent Disclosure Letter, Parent and each of its Subsidiaries are, and since January 1, 2001 have been, in compliance in all material respects with all applicable Laws.

      (b) Except as set forth in Section 5.9(b) of the Parent Disclosure Letter, (i) all material Permits required for any business operated or services furnished by Parent or its Subsidiaries are valid and in full force and effect and (ii) the business of Parent and each of its Subsidiaries is being conducted in compliance in all material respects with the terms of all such Permits.

      (c) Except as set forth in Section 5.9(c) of the Parent Disclosure Letter or as would not reasonably be expected to result in a Material Adverse Effect on Parent, since January 1, 2001, (i) neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any Third Party service provider acting on behalf of Parent, has received, nor otherwise has any knowledge of, any written or oral notice from any Governmental Authority that (x) alleges any noncompliance (or that Parent or any of its Subsidiaries or any such Third Party service provider is under investigation or the subject of any inquiry by any such Governmental Authority for such alleged noncompliance) with any applicable Law, or (y) would reasonably be expected to result in a fine or assessment or a cease and desist order, or the suspension, revocation or limitation or restriction of any Parent Permit, and (ii) neither Parent nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to its non-compliance with, or violation of, any applicable Law.

      (d) Except as set forth in Section 5.9(d) of the Parent Disclosure Letter or as would not reasonably be expected to result in a Material Adverse Effect on Parent, since January 1, 2001, Parent and each of its

Subsidiaries has timely filed all regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that was required to be filed with any Governmental Authority (the “Parent Business Documents”), including state insurance regulatory authorities and any applicable federal regulatory authorities, and have timely paid all fees due and payable in connection therewith. All Parent Business Documents were true, correct and complete in all material respects when filed, complied in all material respects with applicable Law in effect when filed, and no material deficiencies have been asserted by any such Governmental Authority with respect to Parent Business Documents that have not been satisfied. There is no material unresolved violation or exception by any such Governmental Authority with respect to any of the Parent Business Documents. Parent has delivered or made available to the Company a true and complete copy of each material Parent Business Documents.

      SECTION 5.10     Reserves. All Reserves carried on the Parent Statutory Financial Statements (a) were determined, to the knowledge of Parent, in all material respects in accordance with generally accepted actuarial principles (except as set forth therein), consistently applied, (b) comply in all material respects with the requirements of applicable Law and (c) were made with the good faith intention and belief that they made reasonable provision in the aggregate to cover the total amount of Liabilities under outstanding policies and contracts of insurance of Parent and its Subsidiaries as of the dates of such Parent Statutory Financial Statements (it being understood that no representation or warranty is made in this Agreement to the effect that such Reserves were or will be in fact adequate to cover the actual amount of such Liabilities that are eventually paid after the date thereof).

      SECTION 5.11     Actuarial Analyses. Section 5.11 of the Parent Disclosure Letter sets forth a list of all Third Party actuarial reports with respect to Parent or any of its Subsidiaries relied upon by Parent or any of its Subsidiaries or provided by Parent or any of its Subsidiaries to any Governmental Authority since December 31, 2002, and all attachments, addenda, supplements and modifications thereto (copies of which Parent has made available to the Company) (the “Parent Actuarial Analyses”). To the knowledge of Parent, the information and data furnished by Parent or any of its Subsidiaries to its independent actuaries in connection with the preparation of the Parent Actuarial Analyses were, at the time furnished, accurate in all material respects for the periods covered in the Parent Actuarial Analyses. Furthermore, to the knowledge of Parent, each Parent Actuarial Analysis was, at the relevant time of preparation, prepared using appropriate modeling procedures accurately applied and in conformity with generally accepted actuarial principles consistently applied and was properly prepared in accordance with the assumptions stated therein. To the knowledge of Parent, the assumptions used in making the projections contained in the Parent Actuarial Analyses were arrived at in good faith and were reasonable when made.

      SECTION 5.12     Reinsurance.

      (a) All material ceded reinsurance agreements relating to the business of Parent or any of its Subsidiaries are in full force and effect and neither Parent nor the relevant Subsidiary is in material breach of any material provision thereof and, to the knowledge of Parent, no other party to such reinsurance agreements is in breach or, has threatened breach of any provision thereof.

      (b) Except as set forth in Section 5.12 of the Parent Disclosure Letter, no reinsurer under any such ceded reinsurance agreement to which Parent or any of its Subsidiaries is a party has given any notice of termination with respect to any such arrangement or treaty.

      SECTION 5.13     Disclosure Documents. None of the information supplied or to be supplied in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in the Joint Proxy Statement/ Prospectus or any amendment or supplement thereto shall, at the date the Joint Proxy Statement/ Prospectus or any such amendment or supplement is first mailed to the shareholders of the Company or Parent or at the time of the Company Shareholder Approval or the Parent Share Issuance Approval, contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in the Form S-4 or any amendment or supplement thereto will, at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, not misleading. The Form S-4 and the Joint Proxy Statement/ Prospectus will comply as to form in all material respects with the requirements of the Exchange Act.

      SECTION 5.14     Finders’ or Advisors’ Fees. Except for Merrill Lynch & Co. and Fox Paine & Company, LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

      SECTION 5.15     Operations of Merger Subsidiary. Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities other than in connection with or as contemplated hereby and has conducted its operations as contemplated hereby.

      SECTION 5.16     Capital Resources. Parent and Buyer have available to them (and hereby agree that they shall continue to have through the Effective Time), either from their cash and cash equivalents on hand, committed equity capital available to them on call, or borrowings currently available to them under their existing credit facilities, all funds necessary to pay all cash amounts required to be paid by them under this Agreement.

      SECTION 5.17     Taxes.

      (a) Each of Parent, Buyer, Merger Subsidiary and any consolidated, affiliated, combined or unitary group of which Parent, Buyer or Merger Subsidiary is a member has (i) timely filed (or there have been timely filed on its behalf) with the appropriate Governmental Authorities all material income and other material Tax Returns required to be filed by it or them (giving effect to all extensions) and such Tax Returns are correct and complete in all material respects; (ii) timely paid in full (or there has been timely paid in full on its behalf) all material income and other material Taxes required to have been paid by it or them, and (iii) made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due.

      (b) There are no material Liens for Taxes upon any property or assets of Parent, Buyer or Merger Subsidiary, except for Liens for Taxes not yet due and payable or which are being contested in good faith or for which adequate reserves have been established.

      (c) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any material Taxes or material Tax Returns of Parent or any of its Subsidiaries, and neither Parent nor any Subsidiary of Parent has received written notice of any proposed claims, audits or proceedings with respect to any material Taxes.

      (d) Each of Parent, Buyer and Merger Subsidiary has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by Law, withheld and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under applicable Law.

      (e) No claim has been made in writing by any Governmental Authorities in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that any such entity is subject to material taxation by that jurisdiction.

ARTICLE VI

COVENANTS

      SECTION 6.1     Conduct of the Company.

      (a) Except as otherwise expressly provided in this Agreement, the Company covenants and agrees that the business of the Company and its Subsidiaries shall be conducted only in the ordinary course of business and consistent with past practice and, to the extent consistent therewith, the Company shall use (and the Company shall cause its Subsidiaries to use) reasonable best efforts to preserve its business organization intact and maintain its existing relations with customers, policyholders, insureds, reinsurers, agents, underwriters, brokers and investment customers, suppliers, employees, creditors and business partners.

      (b) Without limiting the provisions of Section 6.1(a), except as set forth in Section 6.1(b) of the Company Disclosure Letter, the Company covenants and agrees that, except as expressly provided in this Agreement or as required to comply with applicable Law, from and after the date of this Agreement and prior to the Effective Time, the Company will not, and will not permit any of its Subsidiaries to (without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed if the action requested would not materially and adversely impact the expected pro forma financial data (including expected cost-savings) of Parent following consummation of the Merger as agreed by Parent and the Company):

(i) amend or propose to amend its articles of incorporation or bylaws or similar organizational documents;

(ii) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than issuances pursuant to the exercise of Company Options outstanding on the date hereof;

(iii) (A) directly or indirectly, split, combine or reclassify the outstanding shares of capital stock of the Company, or any outstanding capital stock of any of the Subsidiaries of the Company; or (B) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

(iv) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock;

(v) adopt a plan of complete or partial liquidation or dissolution;

(vi) (A) increase the compensation or benefits payable to any director, officer, other employee or consultant of the Company or any of its Subsidiaries; (B) grant any severance or termination pay to (or amend any such existing arrangement with) any director, officer, other employee or consultant of the Company or any of its Subsidiaries; (C) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer, other employee or contractor of the Company or any of its Subsidiaries; (D) increase any benefits payable under any existing severance or termination pay policies or agreements or employment agreements; or (E) permit any director, officer, other employee or contractor of the Company or any of its Subsidiaries who is not already a party to an agreement or a participant in a plan providing benefits upon or following a “change in control” to become a party to any such agreement or a participant in any such plan, other than pursuant to a pre-existing contractual commitment or as required by applicable Law;

(vii) (A) adopt any new benefit plan, terminate any Company Employee Plan or modify any Company Employee Plan in a way that could result in additional cost to Parent, the Company or any of their respective Subsidiaries, except for any amendments to a Company Employee Plan required to maintain its qualified plan status under Section 401(a) of the Code; (B) modify any actuarial cost method, assumption or practice used in determining benefit obligations, annual expense and funding for any Company Employee Plan, except to the extent required by GAAP; (C) subject to any ERISA fiduciary obligation, modify the investment philosophy of the Company Employee Plan trusts or maintain an asset allocation that is not consistent with such philosophy; (D) subject to any ERISA fiduciary obligation, enter into any outsourcing agreement, or any other material contract relating to the Company Employee Plans or management of any benefit plan trusts; (E) grant any ad hoc pension increase; or (F) establish any new or fund any existing “rabbi” or similar trust (except in accordance with the current terms of any Company Employee Plan), or enter into any other arrangement for the purpose of securing non-qualified retirement benefits, termination benefits or deferred compensation;

(viii) modify, amend or terminate any of the Company Contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

(ix) enter into any new (i) agency agreement that provides or permits: (A) a premium volume limitation greater than five hundred thousand dollars ($500,000); (B) a projected annual reinsurance ceded written premium greater than five hundred thousand dollars ($500,000); (C) policy limits of liability of greater than five hundred thousand dollars ($500,000) per occurrence; or (D) a per policy retention of more than five hundred thousand dollars ($500,000) per occurrence; or (ii) reinsurance agreement with ceded written premium in excess of five hundred thousand dollars ($500,000), except in situations where the new reinsurance agreement is essentially a renewal of an existing agreement with substantially similar terms and conditions;

(x) enter into any material insurance transaction other than in the ordinary course of business and consistent with past practice;

(xi) (A) incur any indebtedness for borrowed money or issue debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a wholly-owned Subsidiary of the Company) for borrowed money, except for indebtedness incurred under the Company’s existing credit facilities in the ordinary course of business and consistent with past practice and in an aggregate amount not to exceed at any time outstanding two hundred fifty thousand dollars ($250,000); (B) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly-owned Subsidiaries of the Company); or (C) enter into any material commitment or transaction (including any borrowing, capital expenditure or purchase, sale or lease of assets) requiring a capital expenditure by the Company or its Subsidiaries, other than capital expenditures pursuant to the Company’s capital expenditures budget previously furnished to Parent and other capital expenditures that do not exceed one hundred thousand dollars ($100,000) in the aggregate;

(xii) (A) file any material Tax Return or claim for refund with any Governmental Authority; (B) make, revoke or change a material Tax election with respect to the Company or any of its Subsidiaries (unless required by applicable Law); (C) change a material method of accounting for Tax purposes with respect to the Company or any of its Subsidiaries; (D) consent to extend the period of limitations for the payment or assessment of any material Tax with respect to the Company or any of its Subsidiaries; or (E) settle or compromise any material Tax liability or refund of the Company or any of its Subsidiaries;

(xiii) change any of the accounting principles used by it unless required by GAAP, SAP or Law;

(xiv) pay, discharge or satisfy (A) any non-insurance Liabilities, other than (i) the payment, discharge or satisfaction of any such non-insurance Liabilities in the ordinary course of business and consistent with past practice; (ii) pursuant to existing obligations in accordance with their terms as in effect on the date of this Agreement (as previously disclosed to Parent); or (iii) settlements or compromises of any litigation (whether or not commenced prior to the date of this Agreement) where the amount paid (after giving effect to insurance proceeds actually received) does not exceed two hundred fifty thousand dollars ($250,000) in the aggregate for all such settlements or compromises; or (B) any insurance Liability (absolute, accrued, asserted or unasserted, contingent or otherwise) for amounts in excess of two hundred fifty thousand dollars ($250,000) (or, if in excess of such amount, with the consent of Parent, such consent not to be unreasonably withheld or delayed);

(xv) (A) acquire (by merger, consolidation, or acquisition of stock or assets) any Person or division thereof or make any investment in another Person (other than an entity that is a wholly-owned subsidiary of the Company as of the date of this Agreement and other than incorporation of a wholly-owned subsidiary of the Company) or, except in the ordinary course of business and consistent with past practice, acquire assets; or (B) sell, transfer, lease, license, pledge, dispose of, or encumber or authorize or propose the sale, pledge, disposition or Lien of any assets of the Company or any of its Subsidiaries, except in the case of clause (B) above, for sales, transfers, leases, licenses, pledges, dispositions or Liens (I) pursuant to existing Contracts (the terms of which have been previously disclosed to Parent); (II) in the ordinary course of business and consistent with past practice; provided, that the fair market value of all assets sold, transferred, leased, licensed, pledged, disposed of or encumbered pursuant to this clause (II) does not exceed one hundred thousand dollars ($100,000) in the aggregate; or (III) involving obsolete assets not material to the business of the Company or its Subsidiaries;

(xvi) take any action, or fail to take any action, to cause the Company Common Stock to cease to be listed on the NYSE prior to the Closing Date;

(xvii) take, or agree to commit to take, or omit to take, any action that could reasonably be expected to make any representation or warranty of the Company contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time;

(xviii) take any action, or fail to take any action, that could impose a material delay in consummating the transactions contemplated hereby, including the Merger; or

(xix) enter into a Contract to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing.

      SECTION 6.2     Conduct of Parent.

      (a) Except as otherwise expressly provided in this Agreement, Parent covenants and agrees that the business of Parent and its Subsidiaries shall be conducted only in the ordinary course of business and consistent with past practice and, to the extent consistent therewith, Parent shall use (and Parent shall cause its Subsidiaries to use) reasonable best efforts to preserve its business organization intact and maintain its existing relations with customers, policyholders, insureds, reinsurers, agents, underwriters, brokers and investment customers, suppliers, employees, creditors and business partners.

      (b) Without limiting the provisions of Section 6.2(a), except as set forth in Section 6.2(b) of the Parent Disclosure Letter, Parent covenants and agrees that, except as expressly provided in this Agreement or as required to comply with applicable Law, from and after the date of this Agreement and prior to the Effective Time, Parent will not, and will not permit any of its Subsidiaries to (without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed):

(i) amend or propose to amend the memorandum and articles of association of Parent;

(ii) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of Parent or its Subsidiaries, other than issuances pursuant to this Agreement, the Stock Purchase Agreement and the transactions contemplated hereby and thereby or issuances of Parent Class A Common Shares pursuant to the exercise of Parent Options or Parent Warrants outstanding on the date hereof or granted in the ordinary course of business and consistent with past practices;

(iii) redeem, purchase or otherwise acquire, directly or indirectly, any material amount of its capital stock, other than, during the period preceding the Measurement Period, pursuant to a repurchase plan meeting the provisions of Rule 10b-18 under the Exchange Act;

(iv) declare, set aside or pay any dividend or other distribution payable in each case with respect to its capital stock, except for dividends payable to Parent or a wholly-owned Subsidiary of Parent by another wholly-owned Subsidiary of Parent or dividends with a record date after the Effective Time;

(v) adopt a plan of complete or partial liquidation or dissolution;

(vi) take any action, or fail to take any action, to cause the Parent Class A Common Shares to cease to be quoted on the Nasdaq Stock Market prior to the Closing Date;

(vii) change any of the accounting principles used by it unless required by GAAP, SAP or Law;

(viii) take any action, or fail to take any action, that could impose a material delay in consummating the transactions contemplated hereby, including the Merger;

(ix) take, or agree to commit to take, or omit to take, any action that could reasonably be expected to make any representation or warranty of Parent, Buyer or Merger Subsidiary contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time; or

(x) enter into a Contract to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing.

      SECTION 6.3     Preparation of Proxy Statement; Shareholder Meetings.

      (a) As promptly as reasonably practicable following the date hereof, the Company and Parent shall cooperate in jointly preparing and filing with the SEC the Joint Proxy Statement/ Prospectus, and Parent shall prepare and file with the SEC the Form S-4. Each of the Company and Parent shall use their respective reasonable best efforts to have the Joint Proxy Statement/ Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger. The Company and Parent shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments, and advise the other party of any oral comments or communications regarding the Joint Proxy Statement/ Prospectus or Form S-4 received from the SEC. The Company and Parent shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/ Prospectus or the Form S-4 prior to filing the same with the SEC, and such parties will provide promptly each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/ Prospectus or the Form S-4 shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided, however, that with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement/ Prospectus, this right of approval shall apply only with respect to disclosures relating to this Agreement, the transactions contemplated hereby or the other party or its business, financial condition or results of operations; and provided, further, that the Company, in connection with a Company Change in Recommendation, may amend or supplement the Joint Proxy Statement/ Prospectus (including by incorporation by reference) pursuant to a Qualifying Amendment, and this right of approval of Parent shall not apply thereto, and this right of approval also shall be subject to the right of each party to have its Board of Directors’ and, in the case of the Company, the Company Independent Committee’s deliberations and conclusions accurately described.

      (b) Each of the Company and Parent will use its reasonable best efforts to cause the Joint Proxy Statement/ Prospectus to be mailed to the Company’s shareholders and Parent’s shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Each of the Company and Parent shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Class A Common Shares issuable in the Merger for offering or sale in any jurisdiction or any request by the SEC for amendment of the Joint Proxy Statement/ Prospectus or the Form S-4.

      (c) If, at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement/ Prospectus, as the case may be, so that such documents would not include any misstatement of a material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by Law, the Company and Parent shall cooperate to cause an appropriate amendment or supplement describing such information promptly to be filed with the SEC and disseminated to the shareholders of the Company and Parent.

      (d) The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its shareholders as soon as practicable after the Form S-4 is declared effective under the Securities Act (the “Company Shareholder Meeting”) for the purpose of obtaining the Company Shareholder Approval with respect to the transactions contemplated by this Agreement and shall take all lawful action to solicit the adoption of this Agreement. In furtherance of the foregoing, except as set forth in Section 6.6(a), the Board of Directors of the Company and the Company Independent Committee shall recommend adoption of this Agreement by the shareholders of the Company as set forth in Sections 4.3(b) and 4.3(c) (the “Company Recommendation”).

      (e) Parent shall duly take all lawful action to call, give notice of, convene and hold a meeting of its shareholders as soon as practicable after the Form S-4 is declared effective under the Securities Act (the “Parent Shareholder Meeting”) for the purpose of obtaining the Parent Share Issuance Approval and shall take all lawful action to solicit the Parent Share Issuance Approval. The Board of Directors of Parent shall recommend approval of the issuance of the Parent Class A Common Shares in the Merger by the shareholders of Parent as set forth in Section 5.3(b).

      SECTION 6.4     Access to Information; Confidentiality.

      (a) The parties hereto shall each, and shall cause their respective Subsidiaries to, give the other party and its Representatives access to the offices, Representatives, properties, Books and Records of such party and its respective Subsidiaries during normal business hours, furnish such financial and operating data and all other information as such Persons may reasonably request and shall instruct its own Representatives to cooperate in the other party’s investigation of the business of such party; provided, however, that no such investigation by either Parent or the Company shall affect the representations or warranties of the other.

      (b) All information provided or obtained in connection with the transactions contemplated by this Agreement will be held by the parties hereto in accordance with the Confidentiality Agreement, dated June 1, 2004, between Parent and the Company (as amended to date, the “Confidentiality Agreement”). In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement will govern.

      SECTION 6.5     No Solicitation; Unsolicited Proposals.

      (a) Except as otherwise expressly provided in this Section 6.5, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause the Company’s and such Subsidiaries’ respective Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing information), any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in any discussions or negotiations with, or disclose or provide any non-public information or data relating to the Company or its Subsidiaries or afford access to the properties, books or records or employees of the Company or its Subsidiaries to, any Third Party relating to an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal, or (iii) enter into any Contract (including any agreement in principle, letter of intent, or understanding) with respect to or contemplating any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. The Company shall, and shall cause its Subsidiaries to, and shall direct the Company’s and such Subsidiaries’ respective Representatives to, immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Third Party conducted heretofore by the Company, its Subsidiaries or their respective Representatives with respect to any Acquisition Proposal. The Company also agrees that it will promptly request that each Third Party that has heretofore executed a confidentiality or similar agreement within the twelve (12) months prior to the date of this Agreement in connection with any Third Party’s consideration of any Acquisition Proposal return or destroy all confidential information heretofore furnished to any Third Party by or on behalf of the Company or any of its Subsidiaries.

      (b) Notwithstanding the restrictions set forth in Section 6.5(a), if, at any time prior to the Effective Time, (i) the Company receives an unsolicited bona fide written proposal from a Third Party relating to an Acquisition Proposal (under circumstances in which the Company has complied with its obligations under Section 6.5(a)), and (ii) the Board of Directors of the Company and the Company Independent Committee conclude in good faith (after consultation with a financial advisor of nationally recognized reputation and receiving the advice of nationally recognized outside counsel) that (A) such Acquisition Proposal is, or would reasonably be expected to result in, a Superior Proposal, and (B) the failure to provide nonpublic information or data concerning the Company or participate in negotiations or discussions concerning such Acquisition Proposal would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s shareholders under applicable Law, the Company may, subject to its giving Parent at least two (2) business days’ prior written notice of the identity of such Third Party and the terms and conditions of such Acquisition Proposal and the Company’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Third Party, (x) furnish information with respect to the Company and its Subsidiaries to such Third Party pursuant to a customary confidentiality agreement containing terms no less restrictive than the terms of the Confidentiality Agreement; provided, that a copy of all such information is delivered simultaneously to Parent if it has not previously been so furnished to Parent, and (y) participate in discussions or negotiations regarding such proposal.

      (c) The Company shall as soon as practicable (and in any event within twenty-four (24) hours) notify and advise Parent in writing of the receipt of any Acquisition Proposal or of any request for information or inquiry that could reasonably be expected to lead to the receipt of an Acquisition Proposal, the terms and conditions of any such Acquisition Proposal, request or inquiry, and the identity of the Person making such Acquisition Proposal, request or inquiry. The Company shall inform Parent on a reasonably prompt basis of the status and material details of any discussions regarding, or relating to, any Acquisition Proposal with a Third Party (including amendments and proposed amendments) and, as promptly as practicable, of any change in the price, structure or form of the consideration or material terms of and conditions regarding the Acquisition Proposal.

      (d) The Company agrees that it will promptly inform its and its Subsidiaries’ respective Representatives of the obligations undertaken in this Section 6.5. The Company agrees that any breach of this Section 6.5 by any of the Company’s Subsidiaries or any of the Company’s or the Company’s Subsidiaries’ respective Representatives shall be deemed a breach by the Company of this Section 6.5.

      (e) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its shareholders a position as required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any such other disclosures that are required by applicable Law.

      (f) For purposes of this Agreement:

(i) “Acquisition Proposal” means any inquiry, offer, proposal, indication of interest, signed agreement or completed action, as the case may be, by any Third Party that relates to (1) a transaction or series of transactions (including any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination) involving the Company or any of its Subsidiaries or the issuance or acquisition of shares of capital stock or other equity securities or Voting Debt of the Company or any of its Subsidiaries representing fifteen percent (15%) or more (by voting power) of the outstanding capital stock of the Company or any of its Subsidiaries, (2) any tender or exchange offer that if consummated would result in any Person, together with all affiliates thereof, beneficially owning shares of capital stock or other equity securities of the Company or any of its Subsidiaries representing fifteen percent (15%) or more (by voting power) of the outstanding capital stock of the Company or any of its Subsidiaries, or (3) the acquisition, license, purchase or other disposition of a material portion of the business or assets (including the capital stock or assets of any Subsidiary) of the Company or any of its Subsidiaries outside the ordinary course of business or inconsistent with past practice; and

(ii) “Superior Proposal” means any bona fide written Acquisition Proposal (provided, that for the purposes of this definition, (A) the applicable percentages in clauses (1) and (2) of the definition of Acquisition Proposal shall be a majority as opposed to fifteen percent (15%), and (B) any acquisition, license, purchase or other disposition referred to in clause (3) of the definition of Acquisition Proposal shall be for a majority of the business and assets (including the capital stock or assets of any Subsidiary) of the Company or any of its Subsidiaries), on its most recently amended or modified terms, if amended or modified, that the Board of Directors of the Company and the Company Independent Committee determine in their good faith judgment (after receiving the advice of a financial advisor of nationally recognized reputation and nationally recognized outside counsel), taking into account, among other things, all legal, financial (including the effect of any Termination Fee payable hereunder and any additional fees and expenses to be incurred in connection with such proposal), timing, likelihood of completion (taking into account all approvals and consents required from Governmental Authorities, Third Parties and shareholders), any financing conditions or contingencies, and other aspects of the proposal and the Third Party making the proposal, would, if consummated, result in a transaction that is more favorable to the Company’s shareholders (other than Parent, Buyer, Merger Subsidiary, PIC and PIC’s Subsidiaries and their respective affiliates) (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by this Agreement.

      (g) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which any of the Company or its Subsidiaries is a party. The Company will use its reasonable best efforts to enforce or cause to be enforced each such agreement at the request of Parent.

      SECTION 6.6     Board Recommendation.

      (a) Subject to Section 6.6(b), none of the Board of Directors of the Company, the Company Independent Committee nor any committee or subcommittee of either of the foregoing thereof shall (i) withdraw, qualify, modify or amend (or propose to withdraw, qualify, modify or amend) in any manner adverse to Parent, the Company Recommendation or take any action or make any statement, filing or release, in connection with the Company Shareholder Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that if an Acquisition Proposal is received by the Company and Parent requests that the Board of Directors of the Company and the Company Independent Committee reaffirm the Company Recommendation, a failure to so reaffirm the Company Recommendation within three (3) business days of Parent’s request shall be considered an adverse modification of the Company Recommendation), or (ii) approve or recommend (or propose publicly to approve or recommend) any Acquisition Proposal (each of the foregoing being referred to as a “Company Change in Recommendation”).

      (b) Notwithstanding the provisions of Section 6.6(a), if, prior to the Company Shareholder Meeting, the Board of Directors of the Company or the Company Independent Committee determines in good faith (after receiving the advice of a financial advisor of nationally recognized reputation and nationally recognized outside counsel) that the failure to make a Company Change in Recommendation would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s shareholders under applicable Law, the Board of Directors of the Company and the Company Independent Committee may make a Company Change in Recommendation but, in each case, only (i) after the Company provides to Parent a written notice (a “Notice of Superior Proposal”) (x) advising Parent that the Board of Directors of the Company and the Company Independent Committee have received, and desire to accept, a Superior Proposal, (y) specifying the terms and conditions of such Superior Proposal, including the amount per share that the Company’s shareholders will receive per share of Company Common Stock (valuing any non-cash consideration at what the Board of Directors of the Company and the Company Independent Committee determine in good faith, after consultation with a financial advisor of nationally recognized reputation, to be the fair value of the non-cash consideration) and including a copy thereof with all accompanying documentation, and (z) identifying the Person making such Superior Proposal, (ii) and after negotiating in good faith with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Company Change in Recommendation if and to the extent Parent elects to seek to make such adjustments; provided, however, that Parent shall not be obliged to propose or agree to any such adjustment, and (iii) if Parent does not, within five (5) calendar days of Parent’s receipt of the Notice of Superior Proposal, make an offer that the Board of Directors of the Company and the Company Independent Committee determine in good faith (based on the advice of a financial advisor of nationally recognized reputation) to be as favorable to the Company’s shareholders as such Superior Proposal. Notwithstanding the foregoing, the Company shall not be entitled to enter into any agreement (other than a confidentiality agreement as contemplated by Section 6.5(b)) with respect to a Superior Proposal unless this Agreement has been or concurrently is terminated by its terms pursuant to Section 8.1 and the Company has paid any amounts due to Parent pursuant to Section 8.3(b).

      SECTION 6.7     Regulatory Filings; Reasonable Best Efforts.

      (a) Each of the Company, Merger Subsidiary and Parent shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement as promptly as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain (and to cooperate with the other parties to obtain) as promptly as reasonably practicable any permit, consent, authorization, order or approval of, or any exemption by, any Governmental Authority and any other public or private third party which is required to be obtained or made by such party or any of its Subsidiaries in connection with the Merger and the transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, each of the Company and Parent shall promptly cooperate with and furnish information to the other and, to the extent practicable, consult with each other on, all the information relating to the Company or Parent, as the case may be, and any of their respective affiliates, which appear in any filing made with, or written materials submitted to, any Governmental Authority or any other third party in connection with the transactions contemplated by this Agreement. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals, authorizations and orders of all Governmental Authorities and any other third parties necessary or advisable to consummate the transactions contemplated by this Agreement, and each of the Company and Parent shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of written notices or other communications received by Parent or the Company or any of their respective affiliates from any such third party or Governmental Authority with respect to the transactions contemplated hereby. The Company and Parent may, as they deem reasonably necessary, designate any competitively sensitive information provided to the other under this Section 6.7 as “outside counsel only” and such information shall be given only to outside counsel of the recipient. The Company and Parent shall provide the other party with the opportunity to participate in any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby; provided that (i) such participation of the Company shall not be required to be permitted by Parent in connection with meetings not primarily related to obtaining any Requisite Regulatory Approvals, and (ii) such participation shall not entitle the Company to direct the conduct of any such meeting or otherwise bind Parent to any action.

      (b) As promptly as reasonably practicable following the date hereof, Parent and the Company shall cooperate in preparing and shall cause to be filed, and shall cause their Subsidiaries to file with all applicable Governmental Authorities, all filings required to be made under Laws governing the insurance businesses of Parent and the Company in connection with the transactions contemplated hereby (the “Insurance Filings”). Parent and the Company shall, as promptly as practicable after receipt thereof, provide each other with copies of any written comments and advise the other party of any oral comments with respect to the Insurance Filings from each applicable Governmental Authority. Each of Parent and the Company shall cooperate and provide the other with a reasonable opportunity to review and comment on any Insurance Filing, and on any amendment or supplement thereto and each will provide the other with a copy of all such filings made.

      (c) If any objections are asserted with respect to the transactions contemplated hereby by any Governmental Authority or any other third party under any applicable Law, or if any suit is instituted by any Governmental Authority or any other third party challenging any of the transactions contemplated by this Agreement as violative of any applicable Law, each of Parent and the Company shall use its reasonable best efforts to resolve any such objections or challenges as such Governmental Authority or other third party may have to such transactions as promptly as practicable so as to permit consummation of the transactions contemplated by this Agreement.

      (d) Notwithstanding the foregoing, the parties hereby agree and acknowledge that reasonable best efforts under Section 6.7(a) and Section 6.7(c) shall not require or be construed to require, and nothing else in this Agreement shall require or be construed to require, Parent or any of its Subsidiaries or other affiliates, to (i)(A) offer, sell or hold separate pending divesture, or agree to offer, sell or hold separate pending divestiture, or (B) consent to any such offer, sale, holding or agreement, before or after the Effective Time, of any businesses, operations or assets, or interests in any businesses, operations or assets, of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other affiliates), or (ii) take or agree to take any other action or agree or consent to any limitation or restrictions on or changes in any such businesses, operations or assets of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other affiliates) that, in the case of all such requirements described in clause (i) and (ii), would reasonably be expected to, individually or in the aggregate with all other such requirements, (1) materially and adversely impact the expected pro forma financial data (including expected cost-savings) of Parent following consummation of the Merger as agreed by Parent and the Company and (2) be different in any material respect in character, degree or scope from the terms or conditions customarily imposed in connection with such consents, waivers, licenses, orders, registrations, approvals, permits, rulings or authorizations by the appropriate Governmental Authority in the face of circumstances that are substantially similar to those circumstances in question in light of the transactions contemplated by this Agreement (including, without limitation, in respect of the business, financial condition, scope and size of the parties hereto) (a “Burdensome Condition”).

      (e) The Company shall use its reasonable best efforts to obtain, prior to the Closing (i) the unconditional consent to the Closing and the other transactions contemplated hereby of each lender to whom the Company or any of its Subsidiaries owes in excess of one hundred thousand dollars ($100,000) as of the Closing Date, (ii) the unconditional consent to the Closing and the other transactions contemplated hereby of each Person holding a mortgage or lien on real property or material personal property owned or leased by the Company or any of its Subsidiaries, (iii) the unconditional consent to the Closing and the other transactions contemplated hereby of each lessor of real property leased by the Company to the extent required by such lease, and (iv) the unconditional consent to the Closing and the other transactions contemplated hereby of each other party to each Material Contract with the Company or any Subsidiary of the Company, but only if and to the extent that the failure to obtain such consent would materially adversely affect the Company and its Subsidiaries taken as a whole.

      SECTION 6.8     Litigation. The Company shall give Parent the opportunity to participate in the defense of any litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement or any other Acquisition Proposal and will not settle or compromise any such action without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed.

      SECTION 6.9     Employee Benefits.

      (a) For the one (1) year period following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide to individuals who are employed by the Company and its Subsidiaries immediately prior to the Effective Time who remain employed with the Surviving Corporation or any

Subsidiary of the Surviving Corporation (“Affected Employees”) employee benefits (including, but not limited to, pension and welfare benefits, but excluding any equity-based or incentive compensation) that in the aggregate are no less favorable in any material respect than the employee benefits provided by the Company or the applicable Subsidiary of the Company to such employees immediately prior to the Effective Time (except such changes as are required by Law); provided, however, that nothing contained in this Section 6.9 shall operate to duplicate any benefit.

      (b) Parent shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions, waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to the Affected Employees under all employee benefit plans of Parent or Subsidiary of Parent, the Surviving Corporation or Subsidiary of the Surviving Corporation that such employees of the Company or any of its Subsidiaries would be eligible to participate in after the Effective Time, other than limitations or waiting periods that were in effect with respect to such employees as of the Effective Time under any employee benefit plan maintained by the Company or such Subsidiary for the Affected Employees immediately prior to the Effective Time, (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time during the same plan year in which such co-payments and deductibles were paid, and (iii) give full credit, for all purposes under all employee benefit plans or arrangements maintained by Parent or any Subsidiary of Parent (to the extent such Affected Employees participate in any such employee benefit plan or arrangement) for such Affected Employees’ service with the Company or any Subsidiary of the Company to the same extent recognized by the Company immediately prior to the Effective Time; provided, however, that the crediting shall not operate to duplicate any benefit.

      SECTION 6.10     Public Announcements. The initial press release with respect to the Merger shall be a joint press release, to be agreed upon by Parent and the Company. Thereafter, except as required by Law or stock exchange rules and regulations, each party hereto (a) shall consult with the other party before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby (to the extent not previously issued or made in substance), and (b) shall not issue any press release or make any public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed.

      SECTION 6.11     Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, as the case may be, any deeds, bills of sale, assignments, assurances or other documents, or instruments, and to take any other actions and do any other things, in the name and on behalf of the Company or Merger Subsidiary, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger and to otherwise accomplish the purpose and intent of this Agreement and the transactions contemplated hereby.

      SECTION 6.12     Notification of Certain Matters.

      (a) The Company shall notify Parent, and Parent, Buyer or Merger Subsidiary shall notify the Company, of (i) any fact, event, circumstance, change, condition, or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent, as applicable, (ii) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, and (iii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case within three (3) business days of such Person becoming aware of the occurrence of such development; provided that the failure of any party to give a notice shall not render any underlying breach of representation or warranty a breach of, or a failure to comply with, a covenant for the purposes of this Agreement. Failure to comply with this Section 6.12(a) shall not result in a failure by any party to satisfy the conditions set forth in Section 7.2(a) or 7.3, as the case may be, unless the event or matter giving rise to the obligation to notify hereunder involves a breach of a representation or warranty hereunder which results in a failure to satisfy the conditions set forth in Section 7.2(a) or 7.3, as the case may be, and which breach is incurable or has not been cured in all material respects as contemplated by Section 8.1(f).

      (b) The Company shall give prompt notice to Parent, and Parent, Buyer or Merger Subsidiary shall give prompt notice to the Company, of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (ii) any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

      (c) If any event or matter arises after the date of this Agreement that, if existing or occurring at the date of this Agreement, (i) would have been required to be set forth or described by the Company in the Company Disclosure Letter or by Parent in the Parent Disclosure Letter, or (ii) would have caused a representation or warranty or covenant in Articles IV, V or VI hereof, as applicable, to be violated as of such date, then the Company or Parent, as applicable, shall, for informational purposes only, deliver to Parent or the Company, as applicable, the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, updated to reflect such event or matter (A) immediately prior to mailing the Joint Proxy Statement/ Prospectus to shareholders of the Company and Parent, and (B) two (2) business days prior to the Effective Time; provided, however, that such supplemental disclosure shall not be required to disclose any such event or matter, and the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, shall not be required to be updated, in either case, with respect to representations or warranties that are expressly made as of a specific date; provided, further, however, that the failure of any party to give such notice shall not render any underlying breach of representation or warranty a breach of, or a failure to comply with, a covenant for the purposes of this Agreement. Failure to comply with this Section 6.12(c) shall not result in a failure by any party to satisfy the conditions set forth in Section 7.2(a) or 7.3, as the case may be, unless the event or matter giving rise to the obligation to notify hereunder involves a breach of a representation or warranty hereunder which results in a failure to satisfy the conditions set forth in Section 7.2(a) or 7.3, as the case may be, and which breach is incurable or has not been cured in all material respects as contemplated by Section 8.1(f).

      (d) The parties’ obligations under this Section 6.12 and the disclosure of any matter in accordance with the provisions of this Section 6.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such disclosure and shall not be deemed to cure any breach or inaccuracy of any representation or warranty made in this Agreement.

      SECTION 6.13     Director and Officer Liability.

      (a) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) for a period of six (6) years after the Effective Time indemnify and hold harmless all current or former directors and officers of the Company and its Subsidiaries (in their capacities as such) (the “Indemnified Parties”) to the same extent such Persons are indemnified as of the date hereof by the Company pursuant to the articles of incorporation and bylaws of the Company and its Subsidiaries and applicable Law for acts or omissions occurring at or prior to the Effective Time, and (ii) cause to be maintained for a period of six (6) years after the Effective Time a policy of directors’ and officers’ liability insurance of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured than the terms currently provided to directors and officers of the Company with respect to claims arising from facts or events that occurred on or before the Effective Time with either the Company’s current provider of directors’ and officers’ liability insurance or with another provider, but only with a provider whose A.M. Best Company, Inc. (“A.M. Best”) rating is at least as high as the A.M. Best rating of the Company’s current provider of directors’ and officers’ liability insurance; provided, however, that Parent shall not be required to pay annual premiums in excess of two hundred fifty percent (250%) of the current annual premiums paid by the Company as of the date hereof as set forth in Section 6.13 of the Company Disclosure Letter (the “Company’s Current Premium”), and if such annual premiums for such insurance would at any time exceed two hundred fifty percent (250%) of the Company’s Current Premium, then Parent shall cause to be maintained policies of insurance which, in Parent’s reasonable good faith determination, provide the maximum coverage available at an annual premium equal to two hundred fifty percent (250%) of the Company’s Current Premium; provided, further, however, that the Indemnified Parties may be required to make application and provide reasonable and customary representations and warranties to the relevant insurance carriers for the purpose of obtaining such insurance. The provisions of this Section 6.12(a) shall be deemed to have been satisfied if the Surviving Corporation obtains prepaid policies, which policies provide directors and officers of the Company with coverage no less advantageous to the insured than the terms currently provided to directors and officers of the Company for an aggregate period of six (6) years after the Effective Time with respect to claims arising from facts or events that occurred on or before the Effective Time, with either the Company’s current provider of directors’ and officers’ liability insurance or with another provider, but only with a provider whose A.M. Best rating is at least as high as the A.M. Best rating of the Company’s current provider of directors’ and officers’ liability insurance.

      (b) Any Indemnified Party wishing to claim indemnification under Section 6.13(a) following the Effective Time, upon learning of any claim, action, suit, proceeding or investigation arising out of actions or omissions by them in their capacities as directors or officers of the Company or any of its Subsidiaries occurring at or prior to the Effective Time, shall promptly notify the Surviving Corporation thereof; provided, that the failure to so notify shall not affect the obligations of the Surviving Corporation under Section 6.13(a) unless and to the extent such failure materially prejudices the Surviving Corporation.

      (c) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation is made against any Indemnified Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.13 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

      (d) If Parent, the Surviving Corporation, or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, to the extent necessary to effect such assumption, proper provisions shall be made so that such successors and assigns shall assume all of the applicable obligations set forth in this Section 6.13.

      (e) The provisions of this Section 6.13 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

      SECTION 6.14     Affiliates. As soon as practicable after the date hereof and in any event not less than thirty (30) days prior to the Effective Time, the Company shall deliver to Parent a letter identifying all Persons who, in the reasonable opinion of the Company, may be, as of the date of the Company Shareholder Meeting, its “affiliates” for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause the delivery to Parent of letter agreements in substantially the form attached as Exhibit A.

      SECTION 6.15     Takeover Statutes. If any anti-takeover or similar statute or regulation is or may become applicable to the transactions contemplated hereby, each of the parties and their Board of Directors shall grant or secure any required consents or approvals and take all such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects (including any resulting delays) of any such statute or regulation on the transactions contemplated hereby.

      SECTION 6.16     Comfort Letter. Upon the request of Parent, the Company shall use its reasonable best efforts to cause to be delivered to Parent a letter from the Company’s independent accountants, dated a date within two (2) business days before the date on which the Form S-4 shall become effective, addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4; provided, that the failure of such a letter to be delivered by the Company’s independent accountants shall not result in a failure of a condition to Closing (including Section 7.2(a)(ii) hereof).

      SECTION 6.17     Stock Market Quotation. Parent shall use its reasonable best efforts to cause the shares of Parent Class A Common Shares to be issued in the Merger to be quoted upon issuance on the Nasdaq Stock Market on the Closing Date.

ARTICLE VII

CONDITIONS TO THE MERGER

      SECTION 7.1     Conditions to the Obligations of Each Party. The obligations of the Company, Parent, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following conditions:

(a) Company Shareholder Approval. The Company shall have obtained the Company Shareholder Approval;

(b) Parent Shareholder Approval. Parent shall have obtained the Parent Share Issuance Approval;

(c) HSR Act. Any applicable waiting period (including any extension thereof) under the HSR Act relating to transactions contemplated by this Agreement (including the Merger) shall have expired or been terminated;

(d) No Injunctions or Restraints. No provision of any applicable Law and no judgment, injunction, order or decree that makes illegal or otherwise prohibits the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect;

(e) Regulatory Matters. The authorizations, consents, orders, permits or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Authority (other than the expiration of the applicable waiting period under the HSR Act that is addressed in Section 7.1(c)) that are either (i) identified on Section 7.1(e) of the Company Disclosure Letter or Section 7.1(e) of the Parent Disclosure Letter or (ii) that are necessary for the consummation of the transactions contemplated hereby and the absence of which would be materially adverse to Parent and its Subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole (all of the foregoing in clauses (i) and (ii), the “Requisite Regulatory Approvals”), shall have been filed, have occurred or have been obtained and all such Requisite Regulatory Approvals shall be in full force and effect; provided, however, that a Requisite Regulatory Approval shall not be deemed to have been obtained if in connection with the grant thereof there shall have been an imposition by any Governmental Authority of any condition, requirement, restriction or change of regulation, or any other action directly or indirectly related to such grant taken by such Governmental Authority, which would (or if implemented would reasonably be expected to) impose a Burdensome Condition;

(f) Effectiveness of Form S-4. The Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall be in effect, and no proceedings for that purpose shall be threatened by the SEC or shall have been initiated by the SEC and not concluded or withdrawn; and

(g) Stock Quotation. The Parent Class A Common Shares to be issued in the Merger to holders of shares of Company Common Stock shall have been authorized for quotation on the Nasdaq Stock Market, subject to official notice of issuance.

      SECTION 7.2     Conditions to the Obligations of Parent, Buyer and Merger Subsidiary. The obligations of Parent, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

      (a) Performances of Obligations; Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement (read without any Material Adverse Effect or materiality qualifications, other than the representation set forth in clause (i) of Section 4.6, which shall be read with the Material Adverse Effect qualification) shall be true and correct as of the date of this Agreement and as of the Effective Time as if made at and as of such time (except to the extent expressly by its terms made as of an earlier date, in which case as of such earlier date), other than such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (ii) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, and (iii) Parent shall have received a certificate signed by the chief executive officer and chief financial officer of the Company to the foregoing effect;

      (b) Company Rating. A.M. Best shall not have informed the Company or any of the Insurance Subsidiaries or otherwise announced that it (i) has placed any of the Insurance Subsidiaries under review with negative implications (unless it subsequently announces that such Insurance Subsidiary no longer is under review with negative implications) or (ii) has downgraded (unless it subsequently announces that it has reversed such downgrade) any of the Insurance Subsidiaries below a rating of “A-”, if, in the good faith reasonable determination of Parent, such review with negative implications or downgrade would reasonably be expected to have a Material Adverse Effect on the Company; and

      (c) No Litigation. No Governmental Authority shall have instituted any Action (which remains pending at what would otherwise be the Closing Date and which, in the reasonable good faith judgment of Parent, based on the advice of outside counsel, would have a reasonable prospect of surviving a motion for summary judgment by Parent or the Company (based on Parent’s reasonable good faith assessment of the facts)) before any Governmental Authority of competent jurisdiction seeking to (i) enjoin, restrain or otherwise prohibit the consummation of the Merger, (ii) impose criminal penalties in connection with the consummation of the Merger, or (iii) impose a Burdensome Condition in connection with the consummation of the Merger.

      SECTION 7.3     Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions: (i) the representations and warranties of Parent, Buyer and Merger Subsidiary contained in this Agreement (read without any Material Adverse Effect or materiality qualifications, other than the representation set forth in clause (i) of Section 5.6, which shall be read with the Material Adverse Effect qualification) shall be true and correct as of the date of this Agreement and as of the Effective Time as if made at and as of such time (except to the extent expressly by its terms made as of an earlier date, in which case as of such earlier date), other than such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; (ii) Parent shall have performed in all material respects all of its covenants, agreements and obligations hereunder required to be performed by it at or prior to the Effective Time; and (iii) the Company shall have received a certificate signed by the chief executive officer of Parent to the foregoing effect.

ARTICLE VIII

TERMINATION AND EXPENSES

      SECTION 8.1     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the prior obtaining of the Company Shareholder Approval or the Parent Share Issuance Approval:

      (a) by mutual written consent of the Company and Parent;

      (b) by either the Company or Parent,

(i) if the Merger has not been consummated as of March 31, 2005 (the ‘‘End Date”); provided, however, that if (x) the Effective Time has not occurred by such date by reason of non-satisfaction of the condition set forth in Section 7.1(c) or Section 7.1(e), and (y) all other conditions set forth in Article VII have heretofore been satisfied or waived or are capable of being satisfied, then such date shall automatically be extended to June 30, 2005 (which shall then be the End Date);

(ii) if the Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Shareholder Meeting or any adjournment thereof; or

(iii) if the Parent Share Issuance Approval shall not have been obtained by reason of the failure to obtain the required vote at the Parent Shareholder Meeting or any adjournment thereof;

      (c) by either the Company or Parent, if there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent, Buyer, Merger Subsidiary or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(c) is not available to a party that has not fulfilled its obligations under Section 6.7;

      (d) by Parent, if the Board of Directors of the Company, the Company Independent Committee or the Company, as the case may be, shall have (i) breached any provision of Section 6.5 (other than an immaterial breach of any of the notice provisions thereof which is cured promptly), (ii) made a Company Change in Recommendation, whether or not permitted by the terms hereof, or (iii) failed to call the Company Shareholder Meeting in accordance with Section 6.3(d);

      (e) by the Company, if the Board of Directors of Parent or Parent, as the case may be, shall have failed to call the Parent Shareholder Meeting in accordance with Section 6.3(e) or recommend approval of the issuance of the Parent Class A Common Shares in the Merger (or shall have withdrawn, qualified, modified or amended (or proposed to withdraw, qualify, modify or amend such recommendation) in any manner adverse to the Company);

      (f) by either Parent or the Company, if there shall have been a breach by the other of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.2(a) (in the case of a breach by the Company) or Section 7.3 (in the case of a breach by Parent), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days after written notice thereof shall have been received by the party alleged to be in breach; or

      (g) by Parent, if the Average Sales Price is less than $12.00.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision hereof pursuant to which such termination is effected.

      SECTION 8.2     Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except (i) as set forth in Section 8.3, (ii) that Sections 8.2, 8.3 and 6.4(b), Article IX and the agreements contained in the Confidentiality Agreement (to the extent set forth therein), shall survive the termination hereof, and (iii) that no such termination shall relieve any party of any liability or damages resulting from any breach by that party of this Agreement prior to such termination.

      SECTION 8.3     Fees and Expenses.

      (a) Other than as specifically provided in this Section 8.3 or otherwise agreed to in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, whether or not the Merger is consummated, except that (i) filing fees in connection with the filing with the SEC of the Form S-4 and the Joint Proxy Statement/ Prospectus, (ii) filing fees payable under or pursuant to the HSR Act, and (iii) all printing, mailing and related expenses incurred in connection with printing and mailing of the Form S-4 and the Joint Proxy Statement/ Prospectus shall be shared equally by Buyer and the Company, whether or not the Merger is consummated.

      (b) If this Agreement is terminated pursuant to:

(i) Section 8.1(b)(ii) and (A) at the time of the Company Shareholder Meeting there shall have been outstanding or there shall have been publicly announced a plan, intention or proposal (whether or not conditional) with respect to an Acquisition Proposal, which plan, intention or proposal has not been bona fide and irrevocably withdrawn and (B) within twelve (12) months after termination of this Agreement, the Company shall enter into any Contract with respect to an Acquisition Proposal (which Acquisition Proposal is consummated at any time thereafter), whether or not such Acquisition Proposal was publicly announced prior to the termination of this Agreement;

(ii) Section 8.1(d); or

(iii) Section 8.1(f), based on a breach of this Agreement by the Company (in the case of a breach of a representation or warranty, to the extent intentional), and, in any such case, (A) at the time of such termination, there shall have been outstanding, there shall have been under consideration by the Company, or there shall have been publicly announced a plan, intention or proposal (whether or not conditional) with respect to an Acquisition Proposal, which plan, intention or proposal has not been bona fide and irrevocably withdrawn and (B) within twelve (12) months after termination of this Agreement, the Company shall enter into any Contract with respect to an Acquisition Proposal (which Acquisition Proposal is consummated at any time thereafter), whether or not such Acquisition Proposal was publicly announced prior to the termination of this Agreement;

then Parent would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty and, in order to compensate Parent for such damages the Company shall pay to Parent as liquidated damages the amount of seven million six hundred seventy-three thousand dollars ($7,673,000) by wire transfer in immediately available funds to an account designated by Parent (the “Termination Fee”). The Termination Fee shall be due and payable (A) in the case of any termination by Parent, within three (3) business days of termination of this Agreement and (B) in the case of any termination by the Company, immediately prior to (and as condition to) such termination, except that in the case of a termination fee payable pursuant to Section 8.3(b)(i) or (iii), such Termination Fee will be due upon, and as a condition to the validity of, the consummation of the relevant Acquisition Proposal. It is specifically agreed that the amount to be paid pursuant to this Section 8.3(b) represents liquidated damages and not a penalty.

      (c) The Company and Parent each hereby acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, neither the Company nor Parent would enter into this Agreement. The payment of the Termination Fee pursuant to Section 8.3(b) shall be in lieu of any other liabilities or damages with respect to this Agreement and the transactions contemplated hereby, except as otherwise provided in clause (iii) of Section 8.2.

ARTICLE IX

MISCELLANEOUS

      SECTION 9.1     Non-Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided, that nothing in this Section 9.1 shall relieve the parties or their respective Representatives of any liability following the Effective Time for any willful or fraudulent misrepresentations contained herein or in any other certificate or writing delivered pursuant hereto. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      SECTION 9.2     Amendments; No Waivers.

      (a) Any provision of this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent, Buyer and Merger Subsidiary, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after the receipt of the Company Shareholder Approval or the Parent Share Issuance Approval, as applicable, if any such amendment or waiver shall by Law or in accordance with the rules and regulations of any relevant securities exchange or market require further approval of the shareholders of the Company or Parent, the effectiveness of such amendment or waiver shall be subject to the necessary shareholder approval.

      (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

      SECTION 9.3     Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be deemed to have been duly given upon receipt when delivered in person, by facsimile (receipt confirmed) or by overnight courier or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent, Buyer or Merger Subsidiary, to:

United National Group, Ltd. Walker House, 87 Mary Street P.O. Box 908GT George Town, Grand Cayman Cayman Islands Attention: Chief Executive Officer Facsimile No.: (345) 949-7886

with a copy to:

United National Group, Ltd. c/o United National Insurance Company Three Bala Plaza, East Suite 300 Bala Cynwyd, PA 19004 Attention: Kevin L. Tate Facsimile No.: (610) 660-8884

and:

United National Insurance Company Three Bala Plaza, East Suite 300 Bala Cynwyd, PA 19004 Attention: William F. Schmidt Facsimile No.: (610) 660-8884

with a copy to:

United National Insurance Company Three Bala Plaza, East Suite 300 Bala Cynwyd, PA 19004 Attention: Richard S. March Facsimile No.: (610) 660-6800

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Attention: Daniel Wolf Facsimile No.: (212) 735-2000

if to the Company, to:

420 S. York Road Hatboro, Pennsylvania 19040 Attention: Joseph F. Morris Facsimile No.: (215) 443-3603

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP 425 Lexington Ave. New York, NY 10017 Attention: Peter J. Gordon Gary I. Horowitz Facsimile No.: (212) 455-2502

and:

Reed Smith LLP 2500 One Liberty Place 1650 Market Street Philadelphia, PA 19103 Attention: Michael B. Pollack Paul J. Jaskot Facsimile No.: (215) 851-1420

      SECTION 9.4     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, its rights or obligations under this Agreement, but any such transfer or assignment will not relieve Merger Subsidiary of its obligations hereunder.

      SECTION 9.5     Governing Law. This Agreement, including all matters of construction, validity and performance, shall be construed in accordance with and governed by the law of the Commonwealth of Pennsylvania (without regard to principles of conflicts or choice of laws) as to all matters, including but not limited to, matters of validity, construction, effect, performance and remedies.

      SECTION 9.6     Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the Commonwealth of Pennsylvania, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.3 shall be deemed effective service of process on such party.

      SECTION 9.7     Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this agreement or the transactions contemplated hereby.

      SECTION 9.8     Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, each of which together shall be deemed an original, but all of which together shall constitute one and the same instrument.

      SECTION 9.9     Entire Agreement. This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties, oral and written, with respect to the subject matter hereof and thereof.

      SECTION 9.10     Third Party Beneficiaries. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a permitted successor or assign of such a party; provided, however, that the parties hereto specifically acknowledge that the provisions of Section 6.13 hereof are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, affected thereby.

      SECTION 9.11     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

      SECTION 9.12     Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder without proof of actual damages and without any requirement for the securing or posting of any bond. Such remedy shall not be deemed to be the exclusive remedy for a party’s breach of its obligations but shall be in addition to all other remedies available at law or equity.

      SECTION 9.13     Construction; Interpretation; Disclosure Letters.

      (a) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) unless otherwise specified herein, the term “affiliate,” with respect to any Person, shall mean and include any Person controlling, controlled by or under common control with such Person, (ii) the term “including” shall mean “including, without limitation”, (iii) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (iv) the words “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Company Disclosure Letter and the Parent Disclosure Letter) and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement, unless otherwise specified, (v) the word “or” shall not be exclusive, and (vi) Parent, Buyer, Merger Subsidiary and the Company will be referred to herein individually as a “party” and collectively as “parties” (except where the context otherwise requires). Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

      (b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

      (c) Any reference to any federal, state, local or non-United States statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

      (d) A matter set forth in one section of the Company Disclosure Letter or the Parent Disclosure Letter need not be set forth in any other section of such disclosure letter so long as its relevance to such other section of the disclosure letter or section of this Agreement is readily apparent on the face of the information disclosed in such disclosure letter. The fact that any item of information is disclosed in a disclosure letter shall not be construed to mean that such information is required to be disclosed by this Agreement. Any information or the dollar thresholds set forth in a disclosure letter shall not be used as a basis for interpreting the terms “material” “Material Adverse Effect” or other similar terms in this Agreement, except as otherwise expressly set forth in such disclosure letter.

[Signature page follows]

      IN WITNESS WHEREOF, the Company, Parent, Buyer and Merger Subsidiary have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

PENN-AMERICA GROUP, INC.

By:	/s/ MARTIN P. SHEFFIELD

Name: Martin P. Sheffield
Title: Chairman, Special Committee

UNITED NATIONAL GROUP, LTD.

By:	/s/ DAVID R. BRADLEY

Name: David R. Bradley
Title: Chief Executive Officer

U.N. HOLDINGS II, INC.

By:	/s/ RICHARD A. MARCH

Name: Richard A. March
Title: Senior Vice President

CHELTENHAM ACQUISITION CORP.

By:	/s/ TROY THACKER

Name: Troy Thacker
Title: President

EXHIBIT A

FORM OF AFFILIATE LETTER

      [Date]

[Affiliate Name]
[Address]
[Address]

Ladies and Gentlemen:

      I acknowledge that as of the date of this letter agreement, I may be deemed to be an “affiliate” of Penn-America Group, Inc., a Pennsylvania corporation (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”). Pursuant to the terms of the Agreement and Plan of Merger, dated as of October 14, 2004 (as may be amended and restated from time to time, the “Agreement”), by and among the Company, United National Group, Ltd., an exempted company formed with limited liability under the laws of the Cayman Islands (“Parent”), U.N. Holdings II, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Parent (“Buyer”), and Cheltenham Acquisition Corp., a newly-formed Pennsylvania corporation and a wholly-owned subsidiary of Buyer (“Merger Subsidiary”), pursuant to which Merger Subsidiary shall merge with and into the Company, with the Company continuing as the surviving entity (the “Merger”), I have been asked to deliver this letter agreement. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Agreement.

      As a result of the Merger or upon the exercise of options to acquire Company Common Stock owned by me that will be assumed by Parent in the Merger (“Parent Options”), I may receive Parent Class A Common Shares.

      I hereby represent, warrant and covenant that in the event I receive Parent Class A Common Shares as a result of the Merger or upon the exercise of Parent Options:

      A. I shall not make any sale, transfer or other disposition of Parent Class A Common Shares beneficially owned by me in violation of the Act or of the Rules and Regulations.

      B. I have carefully read this letter agreement and the Agreement and discussed the requirements of such documents and other applicable limitations on my ability to sell, transfer or otherwise dispose of Parent Class A Common Shares beneficially owned by me with my counsel or counsel for the Company.

      C. I acknowledge that the issuance of Parent Class A Common Shares to me pursuant to the Merger has been registered with the SEC under the Act on a Registration Statement on Form S-4. However, I also acknowledge that, because at the time the Merger is submitted for a vote of the shareholders of the Company, I may be deemed to be an affiliate of the Company, and the distribution by me of Parent Class A Common Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of any Parent Class A Common Shares beneficially owned by me and issued to me in the Merger or upon the exercise of Parent Options, unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the SEC under the Act, (ii) such sale, transfer or other disposition has been registered under the Act, or (iii) I deliver a written opinion of independent counsel reasonably satisfactory in form and substance to Parent or pursuant to a “no action” letter obtained by the undersigned from the staff of the SEC, stating that such sale, transfer or other disposition is otherwise exempt from registration under the Act.

      D. I acknowledge that Parent is under no obligation to register the sale, transfer or other disposition by me or on my behalf of Parent Class A Common Shares beneficially owned by me under the Act or to

United National Group, Ltd.
[Date]

take any other action necessary in order to make compliance with an exemption from such registration available.

      E. I acknowledge that Parent will give stop-transfer instructions to its transfer agent with respect to Parent Class A Common Shares to enforce the restrictions set forth herein and that there will be placed on the certificates for the Parent Class A Common Shares beneficially owned by me, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN A REGISTERED PUBLIC OFFERING OR IN ACCORDANCE WITH THE RESALE PROVISIONS OF RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.”

      F. I understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Parent reserves the right to put the following legend on the certificates issued to any transferee:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.”

      G. In the event of a sale or other disposition by me of Parent Class A Common Shares pursuant to Rule 145, I will supply Parent with evidence of compliance with Rule 145, in the form of a letter in the form of Annex I hereto. I acknowledge that Parent may instruct its transfer agent to withhold the transfer of any Parent Class A Common Shares beneficially owned by me, but that upon receipt of such evidence of compliance or the availability of an exemption from registration under the Act, the transfer agent shall effectuate the transfer of Parent Class A Common Shares sold as indicated in the letter.

      I acknowledge and agree that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if (i) one year shall have elapsed from the date the undersigned acquired the Parent Class A Common Shares received in the Merger and the provisions of Rule 145(d)(2) are then available to me, (ii) two years shall have elapsed from the date the undersigned acquired Parent Class A Common Shares received in the Merger and the provisions of Rule 145(d)(3) are then available to me, or (iii) Parent has received either an opinion of independent counsel, which opinion and counsel shall be reasonably satisfactory in form and substance to Parent, or a “no action” letter obtained by me from the staff of the SEC, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to me or that the legend is otherwise not required for purposes of the Act.

United National Group, Ltd.
[Date]

      I further acknowledge and agree that this letter agreement shall apply to all Parent Class A Common Shares that I am deemed to beneficially own pursuant to applicable federal securities laws.

Very truly yours,

By:

Name:
Title:

Accepted and agreed,

this           day of                     :

UNITED NATIONAL GROUP, LTD.

By:

Name:
Title:

ANNEX I

                          ,

United National Group, Ltd.

Walker House, 87 Mary Street
P.O. Box 908GT
George Town, Grand Cayman
Attention: Corporate Secretary

      On                     ,                     , I sold the securities of United National Group, Ltd. (“UNGL”) described below (the “Securities”). The Securities were acquired by me in connection with the merger of Cheltenham Acquisition Corp. with and into Penn-America Group, Inc.

      Based upon the most recent report or statement filed by UNGL with the Securities and Exchange Commission, the Securities sold by me were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Act”).

      I hereby represent to UNGL that the Securities were sold in “brokers’ transactions” within the meaning of Section 4(4) of the Act or in transactions directly with a “market maker” as defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. I further represent to UNGL that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that I have not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

Very truly yours,

Name:

Description of Securities Sold:

ANNEX B

VOTING AGREEMENT

VOTING AGREEMENT

      This VOTING AGREEMENT (this “Agreement”), dated as of October 14, 2004, is entered into by and among Penn-America Group, Inc., a Pennsylvania corporation (the “Company”), and each of the shareholders listed on Schedule A hereto (each, a “Shareholder”, and collectively, the “Shareholders”).

      WHEREAS, the Shareholders beneficially own in the aggregate (i) 1,622,725 outstanding shares of Class A Common Shares, par value $0.0001 per share (the “Parent Class A Common Shares”), of United National Group, Ltd., a company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), and (ii) 12,687,500 outstanding shares of Class B Common Shares, par value $0.0001 per share (the “Parent Class B Common Shares”), of Parent. The Parent Class A Common Shares and the Parent Class B Common Shares are collectively referred to herein as the “Common Shares”; and the Common Shares owned by any Shareholder as of the date hereof, together with any Common Shares acquired by any Shareholder after the date hereof, are collectively referred to herein as the “Shares”;

      WHEREAS, Parent, U.N. Holdings II, Inc., a Delaware corporation (“Buyer”), Cheltenham Acquisition Corp., a newly-formed Pennsylvania corporation and an indirect, wholly-owned subsidiary of Parent (“Merger Subsidiary”), and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”); and

      WHEREAS, each Shareholder has agreed to enter into this Agreement in order to induce the Company, Parent, Buyer and Merger Subsidiary to enter into the Merger Agreement.

      NOW, THEREFORE, in consideration of the Company’s, Parent’s, Buyer’s and Merger Subsidiary’s entering into the Merger Agreement and of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

      SECTION 1.     Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement.

      SECTION 2.     Representations and Warranties of Shareholder. Each Shareholder severally, and not jointly, hereby represents and warrants to the Company as follows:

      2.1     Title to the Shares. Such Shareholder is the beneficial owner of the number of Common Shares set forth opposite the name of such Shareholder on Schedule A hereto, which as of the date hereof constitutes all of the Common Shares, or any other securities convertible into or exercisable for any Common Shares owned beneficially by such Shareholder (all collectively being “Company Securities”). Except as provided for in the Amended and Restated Shareholders Agreement, dated as of December 15, 2003, among Parent and the shareholders listed on the signature pages thereto (the “Parent Shareholders Agreement”), such Shareholder has the exclusive power to dispose of such shares or to vote such shares on all matters submitted to holders of Common Shares. Except as provided in the Parent Shareholders Agreement, such Shareholder owns all of such Common Shares free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on voting rights, proxies and other encumbrances of any nature (“Liens”) (other than Liens under applicable Law), and has not appointed or granted any proxy, which appointment or grant is still effective, with respect to any of such Common Shares owned by them.

      2.2     Organization. Such Shareholder is duly organized, validly existing and in good standing under the laws of the state of its incorporation, formation or organization.

      2.3     Authority Relative to this Agreement. Such Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Shareholder. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) subject to general principles of equity.

      2.4     No Conflict. The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person by such Shareholder (each, a “Shareholder Consent”); (b) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation, by-laws or analogous documents of such Shareholder or any other agreement to which such Shareholder is a party, including the Parent Shareholders Agreement and any other voting agreement, shareholders agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license (each, a “Shareholder Conflict”); or (c) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Shareholder or to such Shareholder’s property or assets (each, a “Shareholder Violation”), except in the case of clause (a), (b) or (c), where the failure to obtain or make such Shareholder Consent or where such Shareholder Conflict or Shareholder Violation would not have a material and adverse effect on the fulfillment of such Shareholder’s obligations hereunder.

      2.5     Reliance by the Company. Each Shareholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

      SECTION 3.     Covenants of Shareholder.

      3.1     Restriction on Transfer. Each Shareholder hereby covenants and agrees that prior to the termination or expiration of this Agreement such Shareholder shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, grant any proxy to, deposit any Shares into a voting trust, enter into a voting trust agreement or create any additional Lien with respect to the Shares, unless, in the case of a transfer, the Person to whom such Shares are transferred agrees to be bound in writing by this Agreement as if a party hereto.

      3.2     Non-Interference. Each Shareholder hereby covenants and agrees that prior to the termination or expiration of this Agreement, such Shareholder shall not take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Shareholder of its obligations under this Agreement.

      3.3     Additional Shares. Prior to the termination of this Agreement, each Shareholder will promptly notify the Company of the number of any new Common Shares or any other Company Securities acquired directly or beneficially by such Shareholder, if any, after the date hereof. Any such shares shall become “Shares” within the meaning of this Agreement.

      SECTION 4.     Voting Agreement.

      4.1     Voting Agreement. Each Shareholder hereby agrees that prior to the termination of this Agreement, at any meeting of the shareholders of Parent, however called, in any action by written consent of the shareholders of Parent, or in any other circumstances upon which such Shareholder’s vote, consent or other approval is sought, such Shareholder shall appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum and vote the Shares owned beneficially or of record by such Shareholder:

(a) in favor of the approval of the issuance of Parent Class A Common Shares in the Merger; and

(b) against any action or agreement that is or would be reasonably likely to result in any conditions to Parent’s or the Company’s obligations under the Merger Agreement not being fulfilled.

      4.2     Grant of Proxy.

      (a) Each Shareholder hereby irrevocably grants to and appoints the Company and each of its designees, and each of them individually, as such Shareholder’s proxy and attorney-in-fact (with full power of substitution) for and in the name, place and stead of such Shareholder, to vote the Shares or execute one or more written consents or approvals in respect of the Shares in favor of the approval of the issuance of Parent Class A Common Shares in the Merger.

      (b) Each Shareholder hereby ratifies and confirms that the irrevocable proxy set forth in this Section 4.2 is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of such Shareholder’s duties in accordance with this Agreement. Each Shareholder hereby further ratifies and confirms that the irrevocable proxy granted hereby is coupled with an interest and may under no circumstances be revoked, except as otherwise provided in this Agreement. Such irrevocable proxy shall be valid until termination of this Agreement.

      SECTION 5.     Representations and Warranties of the Company. The Company hereby represents and warrants to the Shareholders as follows:

      5.1     Organization. The Company is duly organized, validly existing, and in good standing under the laws of Pennsylvania.

      5.2     Authority Relative to this Agreement. The Company all has necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Shareholders, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) subject to general principles of equity.

      5.3     No Conflict. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person by the Company (each, a “Company Consent”), except for filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (b) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation or by-laws of the Company or any other agreement to which such the Company is a party (each, a “Company Conflict”); or (c) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Company or to the Company’s property or assets (each, a “Company Violation”), except in the case of clause (a), (b) or (c), where the failure to obtain or make such Company Consent or where such Company Conflict or Company Violation would not have a material and adverse effect on the fulfillment of the Company’s obligations hereunder.

      SECTION 6.     Certain Events. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding on any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Parent affecting Common Shares or other voting securities of Parent, the number of Shares shall be deemed adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional Common Shares or other Company Securities issued to or acquired by a Shareholder.

      SECTION 7.     Termination. This Agreement shall automatically terminate and no party shall have any rights or obligations hereunder upon the first to occur of (a) the Effective Time or (b) the termination of the Merger Agreement in accordance with its terms, provided that the provisions of Section 8 hereof shall survive any such termination. Upon any such termination, no party shall have any further obligation or liabilities hereunder.

      SECTION 8.     Miscellaneous.

      8.1     Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

      8.2     Specific Performance; Remedies Cumulative. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder without proof of actual damages and without any requirement for the securing or posting of any bond. Such remedy shall not be deemed to be the exclusive remedy for a party’s breach of its obligations but shall be in addition to all other remedies available at law or equity. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other right, power or remedy by such party.

      8.3     Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the Commonwealth of Pennsylvania, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.9 shall be deemed effective service of process on such party.

      8.4     Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof.

      8.5     Assignment. Without the prior written consent of the other party to this Agreement, no party may assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other party hereto shall be null and void.

      8.6     Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      8.7     Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

      8.8     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

      8.9     Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.9):

     if to the Company, to:

     420 S. York Road

     Hatboro, Pennsylvania 19040
     Attention: Joseph F. Morris
     Facsimile No.: (215) 443-3603

     with a copy (which shall not constitute notice) to:

     Simpson Thacher & Bartlett LLP

     425 Lexington Ave.
     New York, NY 10017
     Attention: Peter J. Gordon
                       Gary I. Horowitz
     Facsimile No.: (212) 455-2502

     and:

     Reed Smith LLP

     2500 One Liberty Place
     1650 Market Street
     Philadelphia, PA 19103
     Attention: Michael B. Pollack
                       Paul J. Jaskot
     Facsimile No.: 215-851-1420

     if to the Shareholders:

     at their respective addresses set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice)

     with a copy (which shall not constitute notice) to:

     Skadden, Arps, Slate, Meagher & Flom LLP

     Four Times Square
     New York, NY 10036
     Attention: Daniel Wolf
     Facsimile No.: (212) 735-2000

      8.10     Governing Law. This Agreement, including all matters of construction, validity and performance, shall be construed in accordance with and governed by the laws of the Cayman Islands (without regard to principles of conflicts or choice of laws) as to all matters, including but not limited to, matters of validity, construction, effect, performance and remedies.

      8.11     Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      8.12     Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      8.13     Obligations of Shareholders. The obligations of the Shareholders hereunder shall be “several” and not “joint” or “joint and several.” Without limiting the generality of the foregoing, under not circumstances will any Shareholder have any liability or obligation with respect to any misrepresentation or breach of covenant of any other Shareholder.

      8.14     No Ownership Interest. Except as set forth in Section 4.1, nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of, and relating to, the Shares shall remain and belong to the Shareholders, and the Company shall have no authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of Parent or exercise any power or authority to direct the Shareholders in the voting of any of the Shares except as otherwise provided herein, or the performance of the Shareholders’ duties or responsibilities as shareholders of Parent.

      8.15     Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (i) each Shareholder makes no agreement or understanding herein in any capacity other than in such Shareholder’s capacity as a record holder and beneficial owner of the Shares, (ii) nothing in this Agreement shall be construed to limit or affect any action or inaction by a Shareholder, or any officer, partner, member or employee, as applicable, of such Shareholder, serving on Parent’s Board of Directors acting in such person’s capacity as a director or fiduciary of Parent, and (iii) no Shareholder shall have any liability to the Company or any its affiliates under this Agreement as a result of any action or inaction by such Shareholder, or any officer, partner, member or employee, as applicable, of such Shareholder, serving on Parent’s Board of Directors acting in such person’s capacity as a director or fiduciary of Parent.

[Rest of page intentionally blank.]

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

PENN-AMERICA GROUP, INC.

By:	/s/ MARTIN P. SHEFFIELD

Name: Martin P. Sheffield
Title: Chairman, Special Committee

SHAREHOLDERS

U.N. HOLDINGS (CAYMAN), LTD.

By:	/s/ SAUL A. FOX

Name: Saul A. Fox

Title:	Director

U.N. CO-INVESTMENT FUND I (CAYMAN), L.P.

By: Fox Paine Capital Co-Investors International GP, Ltd., its General Partner

By:	/s/ SAUL A. FOX

Name: Saul A. Fox

Title:	Director

U.N. CO-INVESTMENT FUND II (CAYMAN), L.P.

By: Fox Paine Capital Co-Investors International GP, Ltd., its General Partner

By:	/s/ SAUL A. FOX

Name: Saul A. Fox

Title:	Director

U.N. CO-INVESTMENT FUND III (CAYMAN), L.P.

By: Fox Paine Capital Co-Investors International GP, Ltd., its General Partner

By:	/s/ SAUL A. FOX

Name: Saul A. Fox

Title:	Director

U.N. CO-INVESTMENT FUND IV (CAYMAN), L.P.

By: Fox Paine Capital Co-Investors International GP, Ltd., its General Partner

By:	/s/ SAUL A. FOX

Name: Saul A. Fox

Title:	Director

U.N. CO-INVESTMENT FUND V (CAYMAN), L.P.

By: Fox Paine Capital Co-Investors International GP, Ltd., its General Partner

By:	/s/ SAUL A. FOX

Name: Saul A. Fox

Title:	Director

U.N. CO-INVESTMENT FUND VI (CAYMAN), L.P.

By: Fox Paine Capital Co-Investors International GP, Ltd., its General Partner

By:	/s/ SAUL A. FOX

Name: Saul A. Fox

Title:	Director

U.N. CO-INVESTMENT FUND VII (CAYMAN), L.P.

By: Fox Paine Capital Co-Investors International GP, Ltd., its General Partner

By:	/s/ SAUL A. FOX

Name: Saul A. Fox

Title:	Director

U.N. CO-INVESTMENT FUND VIII (CAYMAN), L.P.

By: Fox Paine Capital Co-Investors International GP, Ltd, its General Partner

By:	/s/ SAUL A. FOX

Name: Saul A. Fox

Title:	Director

U.N. CO-INVESTMENT FUND IX (CAYMAN), L.P.

By: Fox Paine Capital Co-Investors International GP, Ltd., its General Partner

By:	/s/ SAUL A. FOX

Name: Saul A. Fox

Title:	Director

SCHEDULE A

	Number of Parent	Number of Parent
Name and Address*	Class A Common	Class B Common	Total Number
of Shareholder	Shares Owned	Shares Owned	of Votes

U.N. HOLDINGS (CAYMAN), LTD.	1,075,496	10,894,051	110,016,006
U.N. CO-INVESTMENT FUND I (CAYMAN), L.P.	259,356	847,625	8,735,606
U.N. CO-INVESTMENT FUND II (CAYMAN), L.P.	202,728	662,552	6,828,248
U.N. CO-INVESTMENT FUND III (CAYMAN), L.P.	67,575	220,850	2,276,075
U.N. CO-INVESTMENT FUND IV (CAYMAN), L.P.	6,758	22,085	227,608
U.N. CO-INVESTMENT FUND V (CAYMAN), L.P.	6,758	22,085	227,608
U.N. CO-INVESTMENT FUND VI (CAYMAN), L.P.	1,351	4,417	45,521
U.N. CO-INVESTMENT FUND VII (CAYMAN), L.P.	0	5,000	50,000
U.N. CO-INVESTMENT FUND VIII (CAYMAN), L.P.	676	2,209	22,766
U.N. CO-INVESTMENT FUND IX (CAYMAN), L.P.	2,027	6,626	68,287

* The address for all entities is:	Walker House, 87 Mary Street Georgetown, Grand Cayman Cayman Islands

ANNEX C

FAIRNESS OPINION OF

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

October 14, 2004

Board of Directors

United National Group, Ltd.
Walker House, 87 Mary Street
George Town, Grand Cayman
Cayman Islands

Members of the Board of Directors:

      United National Group, Ltd. (“UNGL” or the “Acquiror”) proposes to enter into the Stock Purchase Agreement dated October 13, 2004 (the “Stock Purchase Agreement”) with Penn Independent Corporation (“PIC”) and its shareholders whereby a wholly owned subsidiary of the Acquiror (the “Acquisition Sub”), would acquire 100% of the outstanding stock of PIC (the “Acquisition”) for total cash consideration of $95.0 million, of which $62.7 million is attributable to the acquisition of 4,631,250 shares of Penn-America Group, Inc. (“PNG”) common stock owned by PIC (the “Acquisition Consideration”). Simultaneously with the Acquisition, certain shareholders of PIC will also sell to the Acquisition Sub shares of PNG common stock owned by and/or to be owned by them upon exercise of options. In addition, the Acquiror proposes to enter into the Agreement and Plan of Merger dated October 13, 2004 (the “Merger Agreement”) pursuant to which a newly formed wholly owned subsidiary of the Acquiror will merge with and into PNG (the “Merger”) whereby all the outstanding shares of PNG common stock not held in treasury or owned by PIC or the Acquiror will be converted into the right to receive $1.50 in cash and $13.875 in UNGL Class A common shares (the “Merger Consideration”). The Merger Agreement provides that the number of UNGL Class A common shares to be issued for each share of PNG common stock shall be determined by dividing $13.875 by the Average Sales Price, which is defined as the volume weighted average sales price of the UNGL Class A common shares on the Nasdaq National Market during twenty consecutive trading days ending on and including the trading day immediately preceding the effective date of the Merger. The Merger Agreement further provides that in the event that the Average Sales Price is less than $12.00, Acquiror will have the right to terminate the Merger Agreement. Following the consummation of the Acquisition and the Merger, PIC and PNG will become wholly owned subsidiaries of the Acquiror. The closing of the Merger is not dependant on the closing of the Acquisition, nor is the closing of the Acquisition dependant on the closing of the Merger.

      PNG and PIC are referred to together as the “Targets”. The Merger and the Acquisition, taken together, are referred to as the “Transaction”. The Merger Consideration and the Acquisition Consideration, taken together, are referred to as the “Total Consideration”. The Merger Agreement and the Stock Purchase Agreement are referred to together as the “Transaction Agreements”.

      You have asked us whether, in our opinion, the Total Consideration to be paid by the Acquiror pursuant to the Transaction is fair from a financial point of view to the Acquiror and whether, in our opinion, in the event that only the Merger is consummated, the Merger is fair from a financial point of view to the Acquiror.

      In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed certain publicly available business and financial information relating to both of the Targets and the Acquiror that we deemed to be relevant;

4 World Financial Center FL 25
New York, NY 10080

(2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of both of the Targets and the Acquiror, as well as the amount and timing of the cost savings and related expenses and potential synergies expected to result from the Transaction furnished to us by the Targets and the Acquiror, respectively;

(3) Conducted discussions with members of senior management of both of the Targets and the Acquiror concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Transaction and the Merger, as applicable, and the potential synergies;

(4) Reviewed the market prices and valuation multiples for shares of PNG common stock and UNGL Class A common shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5) Reviewed the results of operations of both of the Targets and the Acquiror;

(6) Compared the proposed financial terms of the Transaction and, alternatively, of the Merger, with the financial terms of certain other transactions which we deemed to be relevant;

(7) Participated in discussions and negotiations among representatives of both of the Targets and the Acquiror and their respective financial and legal advisors;

(8) Reviewed the potential pro forma impact of the Transaction on the Acquiror;

(9) Reviewed a draft dated October 7, 2004 of the Stock Purchase Agreement and a draft dated October 7, 2004 of the Merger Agreement; and

(10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

      In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of either of the Targets nor have we evaluated the solvency or fair value of either of the Targets under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of either of the Targets. With respect to the financial forecast information and the potential synergies furnished to or discussed with us by either of the Targets or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of each of the respective Target’s or the Acquiror’s management as to the expected future financial performance of such Target or the Acquiror, as the case may be, and the potential synergies. We have also assumed that the final form of the each of the Transaction Agreements will be substantially similar to the last draft of such Agreement reviewed by us, and that, with respect to our opinion regarding the Total Consideration, the Acquisition and the Merger both are consummated.

      Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise)

4 World Financial Center FL 25
New York, NY 10080

for the Transaction or, alternatively, the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transaction or, alternatively, the Merger.

      We are acting as financial advisor to the Acquiror in connection with the Transaction and the Merger and will receive a fee from the Acquiror for our services, a significant portion of which is contingent upon the consummation of the Transaction or the Merger, as the case may be. In addition, the Acquiror has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Acquiror and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade shares of PNG common stock as well as securities of the Acquiror for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

      This opinion is for the use and benefit of the Board of Directors of the Acquiror. Our opinion does not address the merits of the underlying decision by the Acquiror to engage in the Transaction and does not constitute a recommendation to any shareholder of the Acquiror as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Acquiror.

      We are not expressing any opinion herein as to the prices at which the UNGL Class A common shares will trade following the announcement of the Transaction or consummation of the Transaction or, alternatively, the Merger.

      On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, (i) the Total Consideration to be paid by the Acquiror pursuant to the Transaction is fair from a financial point of view to the Acquiror and (ii) in the event that only the Merger is consummated, the Merger Consideration to be paid by the Acquiror in the Merger is fair from a financial point of view to the Acquiror.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

4 World Financial Center FL 25
New York, NY 10080

ANNEX D

FAIRNESS OPINION OF BEAR, STEARNS & CO. INC.

Bear, Stearns & Co., Inc.
383 Madison Avenue
New York, New York 10179
www.bearstearns.com

October 14, 2004

Special Independent Committee of the Board of Directors

Penn-America Group, Inc.
420 S. York Road
Hatboro, PA 19040

Ladies and Gentlemen:

     We understand that Penn-America Group, Inc. (“Penn-America”), United National Group, Ltd. (“United National”), U.N. Holdings II, Inc., an indirect wholly-owned subsidiary of United National (“U.N.H. II”), and Cheltenham Acquisition Corp., a wholly-owned subsidiary of U.N.H. II (“Merger Subsidiary”), intend to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which Merger Subsidiary will merge with and into Penn-America with Penn-America surviving (the “Merger”). We further understand that, immediately prior to the effective time of the Merger, United National will acquire Penn Independent Corporation, Inc. (“PIC”) for approximately $95.0 million in cash (the “PIC Transaction”). PIC, among other assets, holds approximately 31.4% of the outstanding common stock, par value $0.01 per share, of Penn-America (the “Penn-America Common Stock”). Pursuant to the Merger, and under the terms and subject to the conditions set forth in the Agreement, each outstanding share of the Penn-America Common Stock, other than shares held by United National, U.N.H. II, PIC and any other subsidiary of United National, will be converted into the right to receive (a) an amount of Class A common shares, par value $0.0001 per share, of United National (the “United National Class A Common Shares”) equal to the result obtained by dividing $13.875 by the volume weighted average sales price of an United National Class A Common Share during the twenty consecutive trading days ending on and including the trading day immediately preceding the effective date of the Merger (the “Stock Consideration”) and (b) an amount in cash equal to $1.50 (the “Cash Consideration” and, together with the Stock Consideration, the “Consideration to be Received”). You have provided us with a copy of the Agreement dated October 14, 2004.

      You have asked us to render our opinion as to whether the Consideration to be Received is fair, from a financial point of view, to the shareholders of Penn-America excluding United National, U.N.H. II, Merger Subsidiary, PIC and their respective subsidiaries and affiliates.

      In the course of performing our review and analyses for rendering this opinion, we have:

•	reviewed the Agreement and the Stock Purchase Agreement to be entered into by and among United National, U.N.H. II, PIC, the shareholders named therein and the Shareholders’ Representative (as defined therein);

•	reviewed Penn-America’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2001 through 2003, its Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 2004 and its Reports on Form 8-K for the three years ended the date hereof;

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LUGANO - MILAN - NEW YORK - SAN FRANCISCO - SAN JUAN - SAO PAULO - SHANGHAI - SINGAPORE - TOKYO

Penn-America Group, Inc.
October 14, 2004

•	reviewed United National’s Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2003, its Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 2004 and its Reports on Form 8-K filed on or before the date hereof;

•	reviewed certain operating and financial information provided to us by the senior managements of Penn-America and United National relating to Penn-America’s and United National’s respective businesses and prospects, including financial projections for Penn-America for the years ending December 31, 2004 through 2009 prepared by the senior management of Penn-America in early July and September, 2004, respectively (the “Penn-America Projections”), and financial projections for United National for the years ending December 31, 2004 and 2005 prepared by the senior management of United National (the “United National Projections” and, together with the Penn-America Projections, the “Projections”) and certain other forward-looking information;

•	reviewed certain estimates of cost savings and other combination benefits expected to result from the Merger, prepared and provided to us by the senior management of United National (the “Projected Benefits”);

•	met with certain members of Penn-America’s and United National’s senior managements to discuss their respective businesses, operations, historical and projected financial results and future prospects, as well as the Projections and the Projected Benefits;

•	reviewed the historical prices, trading multiples and trading volumes of the Penn-America Common Stock and the United National Class A Common Shares;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Penn-America and United National;

•	reviewed the terms of recent mergers and acquisitions of companies which we deemed generally comparable to Penn-America and the Merger;

•	performed discounted cash flow analyses based on the Penn-America Projections furnished to us;

•	reviewed the pro forma financial results, financial condition and capitalization of United National giving effect to the Merger;

•	reviewed the PIC Transaction and certain financial and operational information relating to PIC; and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

      We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the Projections and the Projected Benefits, provided to us by Penn-America and United National. With respect to the Penn-America Projections and the United National Projections, we have assumed that such Projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of Penn-America and of United National as to the expected future performance of Penn-America and United National, respectively. With respect to the Projected Benefits, we have assumed that such Projected Benefits have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of United National as to the expected future performance of the combined entity. We have not assumed any responsibility for the independent verification of any such information or of the Projections or the Projected Benefits provided to us, and we have assumed, with your consent, that the senior managements of Penn-America and United National, as applicable, are unaware of any facts that would make the information, the Projections or the Projected Benefits provided to us incomplete or misleading. References in this opinion to the senior management of United National include the senior management of United National and United National’s controlling shareholder.

Penn-America Group, Inc.
October 14, 2004

      In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Penn-America or United National, nor have we been furnished with any appraisals or actuarial analyses or reports except for certain analyses and reports prepared by Penn-America’s actuarial, accounting, legal and regulatory advisors. We are not actuaries and our services did not include actuarial determinations or evaluations by us or an attempt to evaluate any actuarial assumptions. We have not solicited, nor were we asked to solicit, third party acquisition interest in Penn-America. However, we understand that PIC’s financial advisor solicited third party interest in a potential transaction involving PIC and/or PIC’s stake in Penn-America, and we discussed the results of such solicitation with PIC’s financial advisor. We have assumed that the Merger will be consummated in a timely manner and in accordance with the terms and conditions of the Agreement without any limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, rating agency related or otherwise) that collectively would have a material effect on Penn-America or United National.

      We do not express any opinion as to the price or range of prices at which the Penn-America Common Stock or the United National Class A Common Shares may trade subsequent to the announcement of the Merger or as to the price or range of prices at which the United National Class A Common Shares may trade subsequent to the consummation of the Merger. Furthermore, we do not express any opinion as to any aspect of the PIC Transaction.

      We have acted as a financial advisor to the Special Independent Committee of the Board of Directors of Penn-America in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. Bear Stearns has been previously engaged by Penn-America to provide certain investment banking and financial advisory services for which we received customary fees. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Penn-America and/or United National for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

      It is understood that this letter is intended for the benefit and use of the Special Independent Committee of the Board of Directors of Penn-America and does not constitute a recommendation to the Special Independent Committee of the Board of Directors of Penn-America or any shareholders of the Penn-America Common Stock as to how to vote or take any other action in connection with the Merger. This opinion does not address Penn-America’s underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Penn-America or the effects of any other transaction in which Penn-America might engage. This letter is not to be used for any other purpose or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement/ prospectus to be distributed to the holders of the Penn-America Common Stock in connection with the Merger. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

      Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be Received is fair, from a financial point of view, to the shareholders of Penn-America excluding United National, U.N.H. II, Merger Subsidiary, PIC and their respective subsidiaries and affiliates.

Very truly yours,

BEAR, STEARNS & CO. INC.

ANNEX E

FORM OF AMENDED AND RESTATED

MEMORANDUM & ARTICLES OF ASSOCIATION OF UNITED AMERICA INDEMNITY, LTD.

THE COMPANIES LAW (2004 REVISION)
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED MEMORANDUM & ARTICLES
OF
ASSOCIATION
OF
UNITED AMERICA INDEMNITY, LTD.
(Amended and Restated by Special Resolution dated                               )

MEMORANDUM OF ASSOCIATION
The Name of the Company	E-4
The Registered Office of the Company	E-4
The Objects for which the Company is established	E-4
The Liability of the Members	E-4
The Capital of the Company	E-4

ARTICLES OF ASSOCIATION
Table A	E-6
Interpretation	E-6
Preliminary	E-9
Service Providers	E-9
Shares	E-9
Common Shares	E-10
Preferred Shares	E-11
Voting Limitations; Provision of Information	E-12
Variation of Rights Attaching to Shares	E-14
Issue of Options and Warrants	E-14
Certificates	E-14
Transfer of Shares	E-14
Transmission of Shares	E-15
Alteration of Capital	E-15
Redemption and Purchase of Own Shares	E-16
Closing Register of Members or Fixing Record Date	E-18
General Meetings	E-18
Notice of General Meetings	E-19
Proceedings at General Meetings	E-19
Votes of Shareholders	E-20
Corporations and Other Entities Acting by Representatives at Meetings	E-21
Directors	E-21
Powers and Duties of Directors	E-21
Borrowing Powers of Directors	E-22
The Seal	E-22
Disqualification of Directors	E-23
Proceedings of Directors	E-23
Dividends	E-25
Accounts and Audit	E-25
Capitalisation of Profits	E-26
Share Premium Account	E-26
Notices	E-26
Indemnity; Exculpation	E-27
Indemnity from Tax Liability Resulting from Acts of Shareholders	E-28
Certain Subsidiaries	E-29
Non-Recognition of Trusts	E-29
Winding Up	E-29
Amendment of Articles of Association	E-30
Registration by Way of Continuation	E-30

THE COMPANIES LAW (2004 REVISION)
COMPANY LIMITED BY SHARES
MEMORANDUM OF ASSOCIATION
OF
UNITED AMERICA INDEMNITY, LTD.
(Amended and Restated by Special Resolution dated                               )

      1. The name of the Company is UNITED AMERICA INDEMNITY, LTD.

      2. The Registered Office of the Company will be situated at Walkers SPV Limited, Walker House, Mary Street, PO Box 908GT, George Town, Grand Cayman, Cayman Islands or at such other location as the Board of Directors may from time to time determine.

      3. The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by the Companies Law (2004 Revision), as the same may be revised from time to time, or any other law of the Cayman Islands.

      4. The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Law (2004 Revision), as the same may be revised from time to time.

      5. Nothing in the preceding sections shall be deemed to permit the Company to carry on the business of a Bank or Trust Company without being licensed in that behalf under the provisions of the Banks & Trust Companies Law (2003 Revision), as amended or revised from time to time, to carry on Insurance Business from within the Cayman Islands or the business of an Insurance Manager, Agent, Sub-agent or Broker without being licensed in that behalf under the provisions of the Insurance Law (2003 Revision), as amended or revised from time to time, to carry on the business of Company Management without being licensed in that behalf under the provisions of the Companies Management Law (2003 Revision), as amended or revised from time to time, or to carry on a securities investment business without being licensed or exempt from licensing under the Securities Investment Business Law (2003 Revision), as amended or revised from time to time.

      6. The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

      7. The liability of the Shareholders is limited to the amount, if any, unpaid on the Shares respectively held by them.

      8. The capital of the Company is US$100,000 divided into 900,000,000 Common Shares of a nominal or par value of U.S.$0.0001 per share and 100,000,000 Preferred Shares of a nominal or par value of US$0.0001 per share; provided that subject to the provisions of the Companies Law (2004 Revision), as amended or revised from time to time, and the Articles of Association the Company shall have power to redeem or purchase any of its Shares and to sub-divide or consolidate the said Shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of Shares whether stated to be Common Shares or Preferred Shares or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

      9. The Company has the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside of the Cayman Islands and to be deregistered in the Cayman Islands.

THE COMPANIES LAW (2004 REVISION)

COMPANY LIMITED BY SHARES
AMENDED AND RESTATED ARTICLES OF ASSOCIATION
OF
UNITED AMERICA INDEMNITY, LTD.
(Amended and Restated by Special Resolution dated                               )
TABLE A

      The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Law (2004 Revision) shall not apply to this Company and the following Articles shall comprise the Articles of Association of the Company:

INTERPRETATION

      1. In these Articles:

      “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the Exchange Act.

      “Appraised Value” with respect to any Common Share means, as of any specified date, the value of such Common Share as of such date as determined by an independent appraiser retained by the Company and reasonably acceptable to the Shareholder the Common Shares of which the Company has elected to purchase pursuant to Article 45. The Company shall pay the costs and fees of such appraiser, and the decision of the appraiser making such determination of Appraised Value shall be final and binding on the Company and the Shareholder. Such Appraised Value shall be determined as a pro rata portion of the value of the Company taken as a whole, based on the higher of (a) the value derived from a hypothetical sale of the Company as a going concern by a willing seller to a willing buyer (neither acting under any compulsion) and (b) the liquidation value of the Company. No discount shall be applied on account of (i) the purchased Shares representing a minority interest, (ii) any lack of liquidity of the purchased Shares, (iii) the fact that the purchased Shares may constitute “restricted securities” for securities law purposes, (iv) the existence of the Company’s right, as set forth in these Articles and any Shareholders Agreement, to require Shareholders to sell Shares to the Company or to one or more third parties designated by the Company or (v) the existence of the possibility of a reduction in voting power pursuant to these Articles.

      “Articles” means these Articles of Association of the Company, as amended or restated from time to time.

      “Attribution Percentage” means, with respect to a Shareholder and a Tentative 9.5% U.S. Shareholder, the percentage of the Shareholder’s Shares that are treated as Controlled Shares of such Tentative 9.5% U.S. Shareholder.

      “Business Combination Transaction” means any transaction, whether effected by means of a share purchase or other means, following which any person (other than Fox Paine & Company, LLC and its affiliates) would have a majority of the votes represented by issued and outstanding Shares and entitled to be cast at any general meeting of the Company.

      “Business Day” means any day except a Saturday, Sunday or other day on which banks in either of George Town, Grand Cayman or New York, New York are authorised or obligated by law or executive order to close.

      “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, or any United States federal statute then in effect that has replaced such statute, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of such replacement statute.

      “Common Share” means a Share in the capital of the Company having the rights and privileges attached thereto as provided in these Articles or resolution of the Board of Directors.

      “Companies Law” means the Companies Law (2004 Revision) of the Cayman Islands, as amended or revised from time to time.

      “Confidential Information” shall have the meaning given to such term in Article 21(d).

      “Controlled Shares” means, in reference to any person, all Shares that such person owns or is deemed to own directly, indirectly (within the meaning of Section 958(a)(2) of the Code) or constructively (within the meaning of Section 958(b) of the Code and Treasury Regulations promulgated thereunder and under Section 957 of the Code).

      “Directors” and “Board of Directors” means the Directors of the Company as appointed in accordance herewith and then in office, or as the case may be, the Directors assembled as a Board of Directors or as a committee thereof.

      “Dividend Periods” shall have the meaning given to such term in Article 17(b).

      “Exchange” shall mean any securities exchange or other system on which any Shares of the Company may be listed or otherwise authorised for trading from time to time, including, as may be applicable, The New York Stock Exchange and The Nasdaq National Market.

      “Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

      “Fair Value” with respect to any Share means, as of any specified date, (a) if such Shares are not traded on any Exchange, the fair market value per share as determined by the Board of Directors without a minority discount but with an appropriate liquidity discount, such value and liquidity discount, if any, as determined by the Board of Directors, or (b) if such Shares are traded on any Exchange, the fair market value per Share as determined by the Board of Directors based on the average of the last sales price per Share or if there is none, the average of the bid and asked price per Share, in each case for the eight (8) Business Days prior to such date. If a Shareholder disagrees with the price so determined by the Board of Directors pursuant to clause (i), the Fair Value shall be the Appraised Value. The Fair Value per Class A Common Share as of any specified date shall be identical to the Fair Value per Class B Common Share on such date.

      “indirect”, when referring to a holder of Shares, means ownership of Shares within the meaning of Section 958(a)(2) of the Code.

      “Memorandum of Association” means the Memorandum of Association of the Company, as amended and restated from time to time.

      “Ordinary Resolution” means a resolution:

(a) passed by a simple majority of the votes cast by Shareholders as such Shareholders being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b) approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments if more than one, is executed.

      “paid up” means paid up as to the par value and any premium payable in respect of the issue of any Shares and includes credited as paid up.

      “Preferred Share” means a Share in the capital of the Company having the rights and preferences attached thereto as provided in these Articles or by resolution adopted by the Board in accordance herewith.

      “Purchase Notice” means a written notice of the Board of Directors’ determination to require a Shareholder to sell Shares, which notice shall specify the date on which any such Shares are to be purchased and the price at which such Shares are to be purchased in accordance with Article 45(b).

      “Register of Members” means the register to be kept by the Company in accordance with Section 40 of the Companies Law.

      “Required Sale” shall have the meaning set forth in Article 45(c).

      “Required Seller” shall have the meaning given such term in Article 45(b).

      “Seal” means the Common Seal of the Company (if adopted) including any facsimile thereof.

      “Service” shall have the meaning given to such term in Article 21(d).

      “Share” means any share in the capital of the Company, including Common Shares and Preferred Shares and any fraction of any share.

      “Shareholder” means a person the name of which is entered in the Register of Members and includes each subscriber to the Memorandum of Association pending the issue to him of the subscriber Share or Shares.

      “signed” includes a signature or representation of a signature affixed by mechanical means.

      “Special Resolution” means a resolution passed in accordance with Section 60 of the Companies Law, being a resolution:

(a) passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b) approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the Special Resolution so adopted shall be the date on which the instrument or the last of such instruments if more than one, is executed.

      “Tentative 9.5% U.S. Shareholder” means a U.S. Person that, but for adjustments to the voting rights of Shares pursuant to Article 20, would be a 9.5% U.S. Shareholder.

      “U.S. Person” means a “United States person” as defined in Section 957(c) of the Code.

      “9.5% U.S. Shareholder” means a U.S. Person the Controlled Shares of which constitute nine and one-half percent (9.5%) or more of the voting power of all issued and outstanding Shares of the Company and that would be generally required to recognize income with respect to the Company under Section 951(a)(1) of the Code, if the Company were a controlled foreign corporation as defined in Section 957 of the Code and if the ownership threshold under Section 951(b) of the Code were 9.5%.

      2. In these Articles, save where the context requires otherwise:

(a) words importing the singular number shall include the plural number and vice versa;

(b) words importing the masculine gender only shall include the feminine gender and vice versa;

(c) words importing persons only shall include companies or associations or bodies of persons, whether corporate or not;

(d) “may” shall be construed as permissive and “shall” and “will” shall be construed as imperative;

(e) references to a “dollar” or “dollars” or “$” are references to dollars of the United States;

(f) references to a particular “Article” or “Articles” refer to a particular Article or Articles of these Articles; and

(g) references to a statutory enactment shall include reference to any amendment or re-enactment thereof from time to time being in force.

      3. Subject to the last two preceding Articles, any words defined in the Companies Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

      4. The business of the Company may be commenced as soon after incorporation as the Board of Directors may see fit.

      5. The registered office of the Company shall be at such address in the Cayman Islands as the Board of Directors shall from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Board of Directors may from time to time determine.

SERVICE PROVIDERS

      6. The Board of Directors may appoint any one or more persons to act as service providers to the Company (including, without limitation, to act as manager, administrator, registrar and transfer agent, custodian, investment manager, investment adviser, underwriter, placement agent and/or sponsor to the Company) and the Board of Directors may entrust to and confer upon such persons such powers upon such terms and conditions, including the right to remuneration payable by, and indemnification from, the Company and with such restrictions and with such powers of delegation as they may determine.

SHARES

      7. Except as otherwise provided in these Articles, all Shares for the time being and from time to time unissued shall be under the control of the Board of Directors, and may be re-designated, allotted or disposed of in such manner, to such persons and on such terms as the Board of Directors in its sole and absolute discretion may determine.

      8. Subject to the provisions, if any, in the Memorandum and these Articles and without prejudice to any rights attached to any existing Shares the Board of Directors may allot, issue, grant options or warrants over or otherwise dispose of any Shares with or without preferred, deferred, qualified or other rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise, and to such persons at such times and on such other terms as it thinks proper.

      9. Upon approval of the Board of Directors, such number of Common Shares, or other Shares or securities of the Company, as may be required for such purposes shall be reserved for issuance in connection with an option, right, warrant or other security of the Company or any other person that is exercisable for, convertible into, exchangeable for or otherwise issuable in respect of such Common Shares or other Shares or securities of the Company.

      10. All Shares shall be issued fully paid as to their nominal value and any premium determined by the Board of Directors at the time of issue and shall be non-assessable.

      11. The Company shall not issue Shares to bearer.

      12. Notwithstanding the foregoing or any other provision of these Articles, the Company shall not issue any Shares or grant options or warrants in a manner that the Board of Directors in its sole and absolute discretion determines may result by reason of such issuance or grant in a non-de minimis adverse tax, legal or regulatory consequence to the Company, any of its subsidiaries or any direct or indirect holder of Shares or its Affiliates.

COMMON SHARES

      13. The Common Shares shall initially be divided into two classes, Class A Common Shares and Class B Common Shares and the holders shall be entitled to:

(a) dividends in accordance with the relevant provisions of these Articles;

(b) rights in relation to winding up of the Company provided for in these Articles; and

(c) attend general meetings of the Company and, subject to the voting limitations in Article 20, shall be entitled to one vote for each Class A Common Share and ten votes for each Class B Common Share registered in the name of such Shareholder in the Register of Members, both in accordance with the relevant provisions of these Articles.

      14. All Common Shares shall rank pari passu with each other in all respects. Notwithstanding anything in the Memorandum or these Articles to the contrary:

(a) The holders of Common Shares shall be entitled to receive, from time to time, when and as declared, in the discretion of the Board of Directors, such cash dividends as the Board of Directors may from time to time determine, out of such funds as are legally available therefor, in proportion to the number of Shares held by them, respectively, without regard to class.

(b) The holders of Common Shares shall be entitled to receive, from time to time, when and as declared, in the discretion of the Board of Directors, such dividends of Shares or other securities of the Company or other property as the Board of Directors may determine, out of such funds as are legally available therefor. Such dividends on, or share splits of, any class of Common Shares shall not be paid or issued unless paid or issued on all classes of Common Shares, in which case such dividends shall be paid or issued only in Shares of that class. Any decrease in the number of Shares of any class of Common Shares resulting from a combination or consolidation of Shares or other capital reclassification shall not be permitted unless parallel action is taken with respect to each other class of Common Shares, so that the number of Shares of each class of Common Shares outstanding shall be decreased proportionately.

(c) In the event of any liquidation, dissolution or winding up of the Company, the holders of Common Shares shall be entitled to receive the assets and funds of the Company in proportion to the number of Shares held by them, respectively, without regard to class.

      15. (a) Each Class B Common Share shall be convertible at the option of the holder thereof into one Class A Common Share by means of a redemption of such Class B Common Share and in consideration for the issue of one Class A Common Share.

      (b) Each Class B Common Share shall convert into one Class A Common Share, by means of a redemption of such Class B Common Share in consideration for the issue of one Class A Common Share, upon any transfer by the registered holder of such Class B Common Share, whether or not for value, except for transfers to a nominee or Affiliate of such holder in a transfer that will not result in a change of beneficial ownership (as determined under Rule 13d-3 under the Exchange Act) or to a person that already holds Class B Common Shares.

PREFERRED SHARES

      16. Preferred Shares may be issued from time to time in one or more series, each of such series to have such voting powers (full or limited), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in any resolution or resolutions pass prior to the issue of such Preferred Shares providing for the issue of such series adopted by the Board of Directors as hereinafter provided.

      17. Authority is hereby granted to the Board of Directors, subject to the provisions of the Memorandum of the Association, these Articles and applicable law, to create one or more series of Preferred Shares and, with respect to each such series, to fix by resolution or resolutions prior to the issuance of such Preferred Shares, without any further vote or action by the Shareholders of the Company providing for the issue of such series:

(a) the number of Preferred Shares to constitute such series and the distinctive designation thereof;

(b) the dividend rate and preferences with respect thereto, if any, on the Preferred Shares of such series, the dividend payment dates, the periods in respect of which dividends are payable (“Dividend Periods”), whether such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate and whether such dividends may be payable in cash or in kind;

(c) whether the Preferred Shares of such series shall be convertible into, or exchangeable for, Shares of any other class or classes or any other series of the same class or other class or classes of Shares of the Company and the conversion price or prices or rate or rates, or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided in such resolution or resolutions;

(d) the preferences, if any, and the amounts thereof, that the Preferred Shares of such series shall be entitled to receive upon the winding up, liquidation or dissolution of the Company;

(e) the voting power, if any, of the Preferred Shares of such series;

(f) redemption terms, transfer restrictions and rights of first refusal with respect to the Preferred Shares of such series; and

(g) such other terms, conditions, special rights and provisions as may seem advisable to the Board of Directors.

      Notwithstanding the fixing of the number of Preferred Shares constituting a particular series upon the issuance thereof, the Board of Directors at any time thereafter may authorize the issuance of additional Preferred Shares of the same series and with the same rights subject always to the Companies Law and the Memorandum of Association.

      18. No dividend shall be declared and set apart for payment on any series of Preferred Shares in respect of any Dividend Period unless all dividends have been paid, or declared and set apart for payment, in full on all Preferred Shares of each other series entitled to cumulative dividends at the time outstanding that rank senior or equally as to dividends with the series in question (“Senior Preferred Shares”) and there shall likewise be or have been paid, or declared and set apart for payment, on all Senior Preferred Shares, dividends rateably in accordance with the sums that would be payable on such Preferred Shares.

      19. If, upon the winding up of the Company, the assets of the Company distributable among the holders of any one or more series of Preferred Shares that (a) are entitled to a preference over the holders of the Common Shares upon such winding up, and (b) rank equally in connection with any such distribution, shall be insufficient to pay in full the preferential amount to which the holders of such Preferred Shares shall be entitled, then such assets, or the proceeds thereof, shall be distributed among the holders of each such series of Preferred Shares rateably in accordance with the sums that would otherwise have been payable on such distribution if all sums payable were discharged in full.

VOTING LIMITATIONS; PROVISION OF INFORMATION

      20. Adjustment of Voting Power.

      (a) The voting power of all Shares is hereby adjusted (and shall be automatically adjusted in the future) to the extent necessary so that there is no 9.5% U.S. Shareholder. The Board of Directors shall implement the foregoing in the manner provided herein; provided, however, that the foregoing provision and the remainder of this Article 20 shall not apply in the event that one Shareholder of the Company owns greater than 75% of the voting power or value of the issued and outstanding Shares.

(i) The Board of Directors shall from time to time, including prior to any time at which a vote of Shareholders is taken, take all reasonable steps necessary to ascertain, including those specified in Article 21, through communications with Shareholders or otherwise, whether there exists, or will exist at the time any vote of Shareholders is taken, a Tentative 9.5% U.S. Shareholder.

(ii) In the event that a Tentative 9.5% U.S. Shareholder exists, the aggregate votes conferred by Shares held by a Shareholder and treated as Controlled Shares of that Tentative 9.5% U.S. Shareholder shall be reduced to the extent necessary such that the Controlled Shares of the Tentative 9.5% U.S. Shareholder will constitute less than 9.5% of the voting power of all issued and outstanding Shares. In applying the previous sentence where Shares held by more than one Shareholder are treated as Controlled Shares of such Tentative 9.5% U.S. Shareholder, the reduction in votes shall apply to such Shareholders in descending order according to their respective Attribution Percentages; provided that, in the event of a tie, the reduction shall apply pro rata to the Shareholders. The votes of Shareholders owning no Shares treated as Controlled Shares of any Tentative 9.5% U.S. Shareholder shall, in the aggregate, be increased by the same number of votes subject to reduction as described above. Such increase shall apply to all such Shareholders in proportion to their voting power at that time; provided that such increase shall be limited to the extent necessary to avoid causing any U.S. Person to be a 9.5% U.S. Shareholder. The adjustments of voting power described in this Article 20 shall apply repeatedly until there is no 9.5% U.S. Shareholder. The Board of Directors may deviate from any of the principles described in this Article 20 and determine that Shares held by a Shareholder shall carry different voting rights as it determines appropriate (A) to avoid the existence of any 9.5% U.S. Shareholder or (B) to avoid adverse tax, legal or regulatory consequences to the Company, any subsidiary of the Company, or any other Shareholder or its Affiliates. For the avoidance of doubt, in applying the provisions of this Article 20, a share may carry a fraction of a vote.

      (b) In addition to the provisions of Article 20(a), Shares shall not carry any right to vote to the extent that the Board of Directors determines, in its sole and absolute discretion, that it is necessary that such Shares should not carry the right to vote in order to avoid adverse tax, legal or regulatory consequences to the Company, any subsidiary of the Company, or any other direct or indirect holder of Shares or its Affiliates; provided that no adjustment pursuant to this sentence shall cause any person to become a 9.5% U.S. Shareholder.

      (c) Prior to any date on which Shareholders shall vote on any matter, the Board of Directors shall (i) retain the services of an internationally recognized accounting firm or organization with comparable professional capabilities in order to assist the Company in applying the principles of this Article 20, (ii) obtain from such firm or organization a statement describing the information obtained and procedures followed and setting forth the determinations made with respect to this Article 20 and (iii) notify each Shareholder of the voting power conferred by its Shares determined in accordance with this Article 20.

      (d) Any determination by the Board as to any adjustments to voting power of any Share made pursuant to this Article 20 shall be final and binding.

      21. Provision of Certain Information.

      (a) The Board of Directors shall have the authority to request from any direct or indirect holder of Shares, and such holder shall provide, such information as the Board of Directors may reasonably request for the purpose of determining whether any holder’s voting rights are to be adjusted. If such holder fails to respond to such a request, or submits incomplete or inaccurate information in response to such a request, the Board of Directors may in their sole and absolute discretion determine that such holder’s Shares shall carry no voting rights, in which case such Shares shall not carry any voting rights until otherwise determined by the Board of Directors in its sole and absolute discretion.

      (b) Any direct or indirect holder of Shares shall give notice to the Company within ten days following the date that such holder acquires actual knowledge that it is the owner of Controlled Shares of 9.5% or more of the voting power of all issued and outstanding Shares.

      (c) Notwithstanding the foregoing, no Shareholder shall be liable to any other Shareholder or the Company for any losses or damages resulting from such holder’s failure to respond to, or submission of incomplete or inaccurate information in response to, a request under paragraph (a) or from such Shareholder’s failure to give notice under paragraph (b) of this Article 21.

      (d) Any information provided by any Shareholder to the Company pursuant to this Article 21 or for purposes of making the analysis required by Article 12, 20, 29 or 45, shall be deemed “confidential information” (the “Confidential Information”) and shall be used by the Company solely for the purposes contemplated by such Articles (except as may be required otherwise by applicable law or regulation). The Company shall hold such Confidential Information in strict confidence and shall not disclose any Confidential Information that it receives, except (i) to the U.S. Internal Revenue Service (the “Service”) if and to the extent the Confidential Information is required by the Service, (ii) to any outside legal counsel or accounting firm engaged by the Company to make determinations regarding the relevant Articles, (iii) to officers, employees or outside advisors of the Company, for the purposes set forth in Article 21(e) or (iv) as otherwise required by applicable law or regulation.

      (e) The Company shall take all measures practicable to ensure the continued confidentiality of the Confidential Information and shall grant the persons referred to in Article 21(d)(ii) or (iii) access to the Confidential Information only to the extent necessary to allow them to assist the Company in any analysis required by Article 12, 20, 29 or 45 or to determine whether the Company would realize any income that would be included in the income of any Shareholder (or any interest holder, whether direct or indirect, of any Shareholder) by operation of Section 953(c) of the Code. Prior to granting access to the Confidential Information to such persons or to any officer or employee as set forth below, the Company shall inform them of its confidential nature and of the provisions of this Article 21 and shall require them to abide by all the provisions of this Article 21. The Company shall not disclose the Confidential Information to any Director (other than a Director that is also Chief Executive Officer, Chairman, Vice Chairman, President or Vice President, except as required by law or regulation, upon request to the Company).

      (f) For the avoidance of doubt, the Company shall be permitted to disclose to the Shareholders and others the relative voting percentages of the Shareholders after application of Article 20. At the written request of a Shareholder, the Confidential Information of such Shareholder shall be destroyed or returned to such Shareholder after the later to occur of (i) such Shareholder no longer being a Shareholder or (ii) the expiration of the applicable statute of limitations with respect to any Confidential Information obtained for purposes of engaging in any tax-related analysis.

      (g) The Company shall (i) notify a Shareholder immediately of the existence, terms and circumstances surrounding any request made to the Company to disclose any Confidential Information provided by or with respect to such Shareholder and, prior to such disclosure, shall permit such Shareholder a reasonable period of time to seek a protective order or other appropriate remedy or waive compliance with the provisions of this Article 21, and (ii) if, in the absence of a protective order or waiver, such disclosure is required in the opinion of counsel to the Company, the Company shall make such disclosure without liability hereunder; provided that the Company shall furnish only that portion of the Confidential Information that is legally required, shall give such Shareholder notice of the information to be disclosed as far in advance of its disclosure as practicable and, upon the request of such Shareholder and at its expense, shall use reasonable efforts to ensure that confidential treatment will be accorded to all such disclosed information.

VARIATION OF RIGHTS ATTACHING TO SHARES

      22. If at any time the Share capital is divided into different classes of Shares, the rights attaching to any class of Shares (unless otherwise provided by the terms of issue of the Shares of that class) may, subject to Article 20 and to whatever other vote may be required by the Companies Law, these Articles or applicable law, only be materially adversely varied or abrogated with the consent in writing of the holders of two-thirds of the voting power of the issued Shares of that class, or with the sanction of a resolution passed by holders of at least two-thirds of the voting power of the issued Shares of the class present in person or by proxy at a separate general meeting of the holders of the Shares of the class. To every such separate general meeting the provisions of these Articles relating to general meetings of the Company shall mutatis mutandis apply, but so that the necessary quorum shall be at least one (1) person holding or representing by proxy at least one-third of the voting power of the issued and outstanding Shares of that class and that any holder of Shares of the class present in person or by proxy may demand a poll.

      23. The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied or abrogated by the creation or issue of further Shares ranking pari passu therewith or junior thereto or the redemption or purchase of Shares of any class by the Company.

      24. The rights of holders of Common Shares shall not be deemed to be varied by the creation or issue of Shares with preferred or other rights that may be created or issued by the Board of Directors as provided in these Articles without any vote or consent of the holders of Common Shares.

ISSUE OF OPTIONS AND WARRANTS

      25. The Board may issue options or warrants to purchase or subscribe for any class of Shares or other securities of the Company on such terms as it may from time to time determine; provided that no such issuance of options or warrants may be made if it will cause, in the Board of Directors’ sole and absolute discretion, a non-de minimis adverse tax, legal or regulatory consequence to the Company, any of its subsidiaries or any direct or indirect holder of Shares or its Affiliates. No options or warrants shall be issued to bearer.

CERTIFICATES

      26. Every person the name of which is entered as a Shareholder in the Register of Members shall, without payment, be entitled to a certificate in the form determined by the Board of Directors. Such certificate may be under the Seal. All certificates shall specify the Share or Shares held by that person and the amount paid up thereon; provided that in respect of a Share or Shares held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a Share to one of several joint holders shall be sufficient delivery to all.

      27. If a Share certificate is defaced, lost or destroyed it may be renewed on such terms, if any, as to evidence and indemnity as the Board of Directors may think fit.

TRANSFER OF SHARES

      28. The instrument of transfer of any Share shall be in any usual or common form or such other form as the Board of Directors may, in its sole and absolute discretion, approve and be executed by or on behalf of the transferor and, if so required by the Board of Directors, shall also be executed on behalf of the transferee, shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Board of Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a holder of the Share until the name of the transferee is entered in the Register of Members in respect thereof.

      29. The Board of Directors may decline to approve or register any transfer of Shares if it appears to the Board of Directors, in its sole and absolute discretion, after taking into account, among other things, the limitation on voting rights contained in Article 20, that any non-de minimis adverse tax, regulatory or legal consequences to the Company, any subsidiary of the Company, or any other direct or indirect holder of Shares or its Affiliates would result from such transfer (including if such consequence arises as a result of any U.S. Person owning Controlled Shares constituting 9.5% or more of the value of the Company or the voting Shares of the Company (but subject to the provisions of Article 20) or pursuant to Article 134(iv)). The Board of Directors shall have the authority to request from any direct or indirect holder of Shares, and such holder shall provide, such information as the Board of Directors may reasonably request for the purpose of determining whether any transfer should be permitted. If such information is not provided, the Board of Directors may decline to approve or register such transfer.

      30. Subject to any applicable requirements of any Exchange on which the Shares are listed or traded, the Board of Directors (a) may decline to approve or to register any transfer of any Share if a written opinion from counsel acceptable to the Company shall not have been obtained to the effect that registration of such transfer under the U.S. Securities Act of 1933, as amended from time to time, is not required and (b) shall decline to approve or to register any transfer of any Share if the transferee shall not have been approved by applicable governmental authorities if such approval is required.

      31. If the Board of Directors refuses to register a transfer of any Share the Secretary shall, within ten (10) business days after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

      32. All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Board of Directors declines to register shall (except in any case of fraud) be returned to the person depositing the same.

TRANSMISSION OF SHARES

      33. The legal personal representative of a deceased sole holder of a Share shall be the only person recognised by the Company as having any title to such Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only person recognised by the Company as having any title to such Share.

      34. Any person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall, upon such evidence being produced as may from time to time be required by the Board of Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt person could have made; provided, that the Board of Directors shall, in either case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the Share by the deceased or bankrupt person before the death or bankruptcy.

      35. A person becoming entitled to a Share by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the Share, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company, including voting.

ALTERATION OF CAPITAL

      36. The Company may from time to time by Ordinary Resolution increase the Share capital by such sum, to be divided into Shares of such classes and amount, as the resolution shall prescribe.

      37. The Company may by Ordinary Resolution:

(a) consolidate and divide all or any of its Share capital into Shares of a larger amount than its existing Shares;

(b) convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c) subdivide its existing Shares, or any of them into Shares of a smaller amount; provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived;

(d) cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its Share capital by the amount of the Shares so cancelled.

      38. Subject to Article 39, the Company may by Special Resolution reduce its Share capital and any capital redemption reserve in any manner authorised by law.

      39. The Company shall not increase, reduce or alter its Share capital, if such action, in the Board of Directors’ sole and absolute discretion, would cause a non-de minimis adverse tax, legal or regulatory consequence to the Company, any of its subsidiaries or any Shareholder or its Affiliates.

REDEMPTION AND PURCHASE OF OWN SHARES

      40. Subject to the provisions of the Companies Law and Article 14, the Company may:

(a) issue Shares on terms providing that such Shares are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Board of Directors may, before the issue of such Shares, determine;

(b) the Company may purchase its own Shares (including any redeemable Shares); provided that the Shareholders shall have approved the manner of purchase by Ordinary Resolution or that the manner of purchase is in accordance with Articles 41 through 50 (this authorisation is in accordance with Section 37(2) of the Companies Law or any modification or reenactment thereof for the time being in force); and

(c) make a payment in respect of the redemption or purchase of its own Shares otherwise than out of profits or the proceeds of a fresh issue of Shares or through the establishment of a capital redemption reserve; and

provided, in each case, that such issuance, repurchase or redemption shall not be made if, in the Board of Directors’ sole and absolute discretion it would result, in a non-de minimis adverse tax, legal or regulatory consequence to the Company, any of its subsidiaries or any direct or indirect holder of Shares or its Affiliates.

      41. The redemption of Common Shares shall be effected in such manner as the Board of Directors may determine before the issue of the Common Shares or as otherwise provided by these Articles and the redemption of Preferred Shares shall be effected in such manner as the Board of Directors may, by resolution, determine before the issue of the Preferred Shares (this authorisation is in accordance with Section 37(1) of the Companies Law or any modification or re-enactment thereof for the time being in force).

      42. Subject to Article 14, the Company may repurchase any Common Share listed on an Exchange at such time, at such price and on such terms as determined and agreed by the Board of Directors in its sole and absolute discretion; provided that the maximum number of Common Shares that may be repurchased shall be equal to the number of issued and outstanding Common Shares less one Common Share; provided, further that: (a) such repurchase transactions shall be in accordance with the relevant code, rules and regulations applicable to the listing of the Shares on the Exchange; (b) at the time of, and giving effect to, the repurchase the Company is able to pay its debts as they fall due in the ordinary course of business; and (c) such repurchase shall not result, in the Board of Directors’ sole and absolute discretion, in a non-de minimis adverse tax, legal or regulatory consequence to the Company, any of its subsidiaries or any Shareholder or its Affiliates.

      43. Subject to Article 14, the Company may repurchase any Common Share not listed on an Exchange at any price agreed between the Board and the applicable Shareholder by serving a repurchase notice in a form approved by the Board of Directors on the Shareholder from which the Common Shares are to be repurchased at least two (2) days prior to the date specified in the notice as being the repurchase date; provided that: (a) at the time of, and giving effect to, the repurchase the Company is able to pay its debts as they fall due in the ordinary course of business; and (b) such repurchase shall not result, in the Board of Directors’ sole and absolute discretion, in a non-de minimis adverse tax, legal or regulatory consequence to the Company, any of its subsidiaries or any Shareholder or its Affiliates. The date of repurchase shall be the date specified in the repurchase notice as determined and agreed by the Board of Directors and the applicable Shareholder in their sole and absolute discretion.

      44. Redemption Pursuant to the terms of a Business Combination

      (a) The Common Shares may be redeemed by the Company upon approval by the Board of Directors of, and an Ordinary Resolution of the Shareholders adopting, any agreement entered into by the Company relating to a Business Combination Transaction involving the Company.

      (b) The manner and terms of such redemption, including the consideration to be received by the holders of Common Shares in such redemption or repurchase, which consideration may consist of cash, securities or other property, shall be set forth in the agreement relating to a Business Combination Transaction approved by the Board of Directors and an Ordinary Resolution of Shareholders.

      (c) The consideration to be received by all holders of Common Shares shall be identical regardless of the class of Common Shares held by such holders.

      45. Required Sale of Shares.

      (a) If the Board of Directors reasonably determines, that any Shareholder’s ownership of Shares (after giving effect to any voting limitations set forth in Article 20) will result in a non-de minimis adverse tax, legal or regulatory consequence to the Company, any of its subsidiaries or any other direct or indirect holder of Shares or its Affiliates, the Company shall have the option but not the obligation to repurchase or assign to a third party the right to purchase the minimum number of Shares held by such person that is necessary to eliminate such non-de minimisadverse tax, legal or regulatory consequence at a price equal to the Fair Value of such Shares.

      (b) In the event that the Company determines, pursuant to this Article 45, to repurchase or assign to a third party the right to purchase Shares of a Shareholder (a “Required Seller”), the Company shall provide a Purchase Notice to such Shareholder. The Company may revoke the Purchase Notice at any time prior to the closing of such sale.

      (c) The closing of a sale of Shares pursuant to this Article 45 (a “Required Sale”) shall take place at a location and date selected by the Company and set forth in the Purchase Notice which shall be delivered at least five (5) Business Days prior to the closing date specified therein; provided, however, that such closing date shall be no earlier than the later of (i) five (5) Business Days after a Purchase Notice is given with respect to a purchase of Shares, and (ii) five (5) Business Days after the date of determination of Appraised Value in the event that a Shareholder objects to the Board’s determination of Fair Value contained in a Purchase Notice. Payment of the Purchase Price shall be by wire transfer at such closing.

      (d) Notwithstanding the provisions of this Article 45, no person shall be permitted to purchase Shares in a Required Sale to the extent that such purchase would (after giving effect to any adjustment to voting power imposed in accordance with Article 20) cause a non-de minimus adverse tax, legal or regulatory consequences to the Company, any of its subsidiaries, any other Shareholder or its Affiliates.

      46. The Company may make a payment in respect of the redemption or repurchase of its own Shares in any manner permitted by the Companies Law, including out of capital.

      47. The holder of the Shares being repurchased shall be bound to deliver up to the Company at its registered office or such other place as the Board shall specify, the certificate(s) (if any) thereof for cancellation and thereupon the Company shall pay to such holder the purchase or redemption monies or consideration in respect thereof.

      48. Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company or to vote in any Company meeting in respect of the period after the date specified as the date of redemption in the notice of redemption.

      49. Except as provided in these Articles or the terms of any Preferred Shares, the redemption or repurchase of any Share shall not be deemed to give rise to the redemption or repurchase of any other Share.

      50. The Board of Directors may when making payments in respect of redemption or repurchase of Shares, if authorised by the terms of issue of the Shares being redeemed or repurchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

      51. For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any general meeting or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Board of Directors may provide that the Register of Members shall be closed for transfers for a stated period, which period shall not exceed in any case forty (40) days. If the Register of Members shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any general meeting the Register of Members shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register of Members.

      52. In lieu of or apart from closing the Register of Members, (a) the Board of Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and (b) for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Board of Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

      53. If the Register of Members is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a general meeting or those Shareholders that are entitled to receive payment of a dividend, the tenth (10th) day following the date on which notice of the meeting is posted or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a general meeting has been made as provided in these Articles, such determination shall apply to any adjournment thereof.

GENERAL MEETINGS

      54. The Company shall, if required by the Companies Law, other applicable law or the relevant code, rules or regulations applicable to the listing of any Shares on the Exchange, hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Board of Directors shall appoint. At these meetings the report of the Board of Directors (if any) shall be presented.

      55. The Board of Directors may whenever it thinks fit proceed to convene a general meeting of the Company. General meetings of the Company may be held at such place, either within or without the Cayman Islands, as determined by the Board of Directors.

      56. General meetings shall also be convened on the written requisition of any Shareholder or Shareholders entitled to attend and vote at general meetings of the Company that hold not less than fifty per cent (50%) of the eligible votes of the Company deposited at the registered office of the Company specifying the objects of the meeting and requesting that such meeting be held on a date no later than sixty (60) days from the date of deposit of the requisition signed by the requisitionists, and if the Board of Directors does not convene such meeting within such sixty (60) day period, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Board of Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Board of Directors to convene the general meeting shall be reimbursed to them by the Company.

NOTICE OF GENERAL MEETINGS

      57. At least ten (10) days notice shall be given of any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify such details as are required by applicable law or the relevant code, rules and regulations applicable to the listing of the Shares on the Exchange.

      58. A general meeting shall, whether or not the notice specified in these Articles has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if applicable law so permits and it is so agreed:

(a) in the case of a general meeting called as an annual general meeting by all the Shareholders entitled to attend and vote thereat or their proxies; and

(b) in the case of any other general meeting by such number of the Shareholders having a right to attend and vote at the meeting and holding, whether directly or by proxy, not less than two-thirds of the votes entitled to be cast at such general meeting.

      59. The notice convening an annual general meeting shall specify the meeting as such, and the notice convening a meeting to pass a Special Resolution shall specify the intention to propose a resolution as a special resolution. Notice of every general meeting shall be given to all Shareholders other than such as, under the provisions of these Articles or the terms of issue of the Shares they hold, are not entitled to receive such notice from the Company.

      60. There shall appear with reasonable prominence in every notice of general meetings of the Company a statement that a Shareholder entitled to attend and vote is entitled to appoint a proxy to attend and vote instead of him and that a proxy need not be a Shareholder.

      61. The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings of that meeting.

      62. In cases where instruments of proxy are sent out with notices, the accidental omission to send such instrument of proxy to, or the non-receipt of such instrument of proxy by, any person entitled to receive notice shall not invalidate any resolution passed or any proceeding at any such meeting.

PROCEEDINGS AT GENERAL MEETINGS

      63. All business carried out at a general meeting shall be deemed special with the exception of the consideration of the accounts and balance sheets and any report of the Board of Directors or of the Company’s auditors and the appointment of Directors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

      64. No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding Shares having at least a majority of the votes eligible to be cast at such general meeting, present in person or by proxy, shall be a quorum.

      65. If the Board of Directors wish to make this facility available to Shareholders for a specific or all general meetings of the Company, a Shareholder may participate in any general meeting of the Company, by means of a telephone or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting.

      66. The chairman, if any, of the Board of Directors, and, if the chairman is not present, the vice chairman or such other officer as the Board of Directors shall designate, shall preside as chairman at every general meeting of the Company.

      67. The chairman may adjourn a general meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for fourteen (14) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

      68. At any general meeting a resolution put to the vote of the meeting shall be decided on a poll.

      69. In the case of an equality of votes, the chairman of the meeting shall be entitled to a second or casting vote.

      70. If authorized by the Board of Directors, any vote taken by written ballot may be satisfied by a ballot submitted by electronic transmission; provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the Shareholder or proxy.

VOTES OF SHAREHOLDERS

      71. Subject to any rights and restrictions for the time being attached to any class or classes of Shares and the provisions of Article 20, every Shareholder present in person and every person representing a Shareholder by proxy at any general meeting shall have such number of votes with respect to such Shares that such holder or the person represented by proxy holds is entitled by the terms of issue of such Shares.

      72. In the case of joint holders of Shares, the vote of the senior holder that tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

      73. A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, by his committee, or other person in the nature of a committee appointed by that court, and any such committee or other person may vote by proxy.

      74. Votes may be given either personally or by proxy.

      75. The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or his attorney duly authorized in writing, or, if the appointor is a corporation or other entity, either under its common seal or under the hand of an officer or attorney so authorised; provided, a Shareholder may also authorize the casting of a vote by proxy pursuant to telephonic or electronically transmitted instructions (including, without limitation, instructions transmitted over the Internet) obtained pursuant to procedures approved by the Board of Directors that are reasonably designed to verify that such instructions have been authorized by such Shareholder.

      76. A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS AND OTHER ENTITIES ACTING BY REPRESENTATIVES AT MEETINGS

      77. Any corporation or other entity that is a Shareholder may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Shareholders, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation that he represents as that corporation could exercise if it were an individual Shareholder.

DIRECTORS

      78. The name of the first Director(s) shall either be determined in writing by a majority (or in the case of a sole subscriber that subscriber) of, or appointed at a meeting of, the subscribers of the Memorandum of Association.

      79. The Company may by resolution passed by a plurality of the votes cast by Shareholders as such Shareholders being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled, appoint any person to be a Director.

      80. Subject to the provisions of these Articles, a Director shall hold office until the next general meeting of the Company at which Directors are to be appointed and such Director’s successor is appointed or such time as he is removed from office in accordance with the terms of these Articles.

      81. The Board of Directors may from time to time fix the maximum and minimum number of Directors to be appointed but unless such number is fixed as aforesaid the number of Directors shall be eleven.

      82. The remuneration of the Directors shall be determined by the Board of Directors.

      83. There shall be no Shareholding qualification for Directors.

      84. The Board of Directors shall have power at any time and from time to time to appoint a person as Director, either as a result of a casual vacancy or as an additional Director; provided, however, that such Director so appointed shall be approved or terminated by a resolution of the Shareholders at the next general meeting.

POWERS AND DUTIES OF DIRECTORS

      85. Subject to the provisions of the Companies Law and these Articles, the business of the Company shall be managed by the Board of Directors, which may pay all expenses incurred in setting up and registering the Company. The Board of Directors may exercise all powers of the Company in accordance with the provisions of these Articles. No resolution made by the Company in general meeting shall invalidate any prior act of the Board of Directors that would have been valid if that resolution had not been made.

      86. The Board of Directors may from time to time appoint any person, whether or not a Director, to hold such office in the Company as the Board of Directors may think necessary for the administration of the Company, including but not limited to, the offices of chief executive officer and president, one or more vice-presidents, chief financial officer, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Board of Directors may think fit. Any person so appointed by the Board of Directors may be removed by the Board of Directors.

      87. The Board of Directors may appoint a Secretary (and if need be an Assistant Secretary or Assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as it thinks fit. Any Secretary or Assistant Secretary so appointed by the Board of Directors may be removed by the Board of Directors.

      88. The Board of Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Board of Directors under these Articles) and for such period and subject to such conditions as it may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

      89. The Board of Directors may from time to time provide for the management of the affairs of the Company in such manner as it shall think fit and the specific delegation provisions contained in these Articles shall not limit the general powers conferred by these Articles.

BORROWING POWERS OF DIRECTORS

      90. The Board of Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, notes and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

      91. The Seal shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors; provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an Assistant Secretary) or in the presence of any one or more persons as the Board of Directors may appoint for the purpose and every person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

      92. The Company may maintain a facsimile of the Seal in such countries or places as the Board of Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors; provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such person or persons as the Board of Directors shall for this purpose appoint and such person or persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an Assistant Secretary) or in the presence of any one or more persons as the Board of Directors may appoint for the purpose.

      93. Notwithstanding the foregoing, a Secretary or any Assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but that does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

      94. The office of a Director shall be vacated and such Director removed from the Board of Directors, if the Director:

(a) becomes bankrupt or makes any arrangement or composition with his creditors;

(b) is found to be or becomes of unsound mind;

(c) resigns his office by notice in writing to the Company; or

(d) is removed from office by Ordinary Resolution.

PROCEEDINGS OF DIRECTORS

      95. The Directors may meet together (either within or without the Cayman Islands) for the despatch of business, adjourn and otherwise regulate their meetings and proceedings as they shall think fit. Questions arising at any meeting shall be decided by a majority of votes cast thereat. In case of an equality of votes the chairman shall have a second or casting vote. The chairman may, and a Secretary or Assistant Secretary on the requisition of a majority of the Directors shall, at any time summon a meeting of the Board of Directors by at least two days’ notice in writing to every Director, which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. No additional notice of a regularly scheduled meeting of the Board of Directors shall be required. Notice of any special meeting of the Board of Directors shall be given by the Secretary or Assistant Secretary of the Company at least one day prior to such meeting. Such notice requirements shall be waived by any Director actually attending such meeting.

      96. Without prejudice to the powers conferred by these Articles, the Board of Directors may delegate any of its powers to committees consisting of such Director or Directors as it thinks fit. Any committee so formed shall, in the exercise of the powers so delegated, conform to any regulations or charter that may be imposed on it by the Board of Directors.

      97. The meetings and proceedings of any such committee consisting of two or more Directors shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Board of Directors so far as the same are applicable and are not superseded by any regulations or charter made by the Board of Directors under the last preceding Article.

      98. All acts done by any meeting of the Board of Directors, or of a committee of the Board of Directors or by any person acting as a Director, shall, notwithstanding it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, or had vacated office, or were not entitled to vote, be as valid as if every such person had been duly appointed, and was qualified and had continued to be a Director and had been entitled to vote.

      99. A Director or Directors may participate in any meeting of the Board of Directors, or of any committee appointed by the Board of Directors of which such Director or Directors are members, by means of telephone or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting.

      100. The quorum necessary for the transaction of the business of the Board of Directors may be fixed by the Board of Directors, and unless so fixed, shall be a majority of the Directors.

      101. A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Board of Directors. A general notice given to the Board of Directors by any Director to the effect that he is a Shareholder of any specified company or firm and is to be regarded as interested in any contract that may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Board of Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

      102. A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Board of Directors may determine and no Director or proposed Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Board of Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

      103. Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

      104. The Board of Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a) all appointments of officers made by the Board of Directors;

(b) the names of the Directors present at each meeting of the Board of Directors and of any committee of the Board of Directors;

(c) all resolutions and proceedings at all meetings of the Company, and of the Board of Directors and of committees of Directors.

      105. When the chairman of a meeting of the Board of Directors signs the minutes of such meeting those minutes shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

      106. A resolution signed by all the Directors shall be as valid and effectual as if it had been passed at a meeting of the Board of Directors duly called and constituted. When signed a resolution may consist of several documents each signed by one or more of the Directors.

      107. The continuing Directors may act notwithstanding any vacancy in their body but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

      108. The Board of Directors may elect a chairman and one or more vice chairman of their meetings and determine the period for which he is to hold office but if no such chairman or vice chairman are elected, or if at any meeting the chairman or any vice chairman is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

      109. A committee appointed by the Board of Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

      110. A committee appointed by the Board of Directors may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the committee members present.

DIVIDENDS

      111. Subject to any rights and restrictions for the time being attached to any class or classes of Shares, the Board of Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

      112. The Board of Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as it thinks proper as a reserve or reserves that shall, in the sole and absolute discretion of the Board of Directors be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, in the sole and absolute discretion of the Board of Directors, either be employed in the business of the Company or be invested in such investments (other than Shares) as the Board of Directors may from time to time think fit.

      113. Any dividend may be paid by cheque sent through the post (or sent by any electronic or other means of payment) to the registered address of the Shareholder or person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such person and such address as the Shareholder or person entitled, or such joint holders as the case may be, may direct. Every such cheque or electronic payment shall be made payable to the order of the person to whom it is sent or to the order of such other person as the Shareholder or person entitled, or such joint holders as the case may be, may direct.

      114. The Board of Directors when paying dividends to the Shareholders in accordance with the provisions of these Articles may make such payment either in cash or in specie.

      115. If several persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

      116. No dividend shall bear interest against the Company.

ACCOUNTS AND AUDIT

      117. The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Board of Directors.

      118. The books of account shall be kept at the registered office of the Company, or at such other place or places as the Board of Directors may think fit, and shall always be open to the inspection of the Board of Directors.

      119. The Board of Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Board of Directors.

      120. Subject to applicable law and the rules of any Exchange on which Shares are listed or traded, the accounts relating to the Company’s affairs shall only be audited if the Board of Directors so determines, in which case the financial year end and the accounting principles shall be determined by the Board of Directors.

CAPITALISATION OF PROFITS

      121. Subject to applicable law, the Board of Directors may:

(a) resolve to capitalise an amount standing to the credit of reserves (including a Share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b) appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares held by them respectively and apply that sum on their behalf in or towards paying up in full unissued Shares or debentures of a nominal amount equal to that sum, and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as the Board of Directors may direct) in those proportions, or partly in one way and partly in the other, but the Share premium account, the capital redemption reserve and profits that are not available for distribution may, for the purposes of this Article 121, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c) make any arrangements it thinks fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Board of Directors may deal with the fractions as it thinks fit;

(d) authorise a person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e) generally do all acts and things required to give effect to the resolution.

SHARE PREMIUM ACCOUNT

      122. The Board of Directors shall, in accordance with Section 34 of the Companies Law, establish a Share premium account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

      123. There shall be debited to any Share premium account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price; provided always that at the discretion of the Board of Directors such sum may be paid out of the profits of the Company or, if permitted by Section 37 of the Companies Law, out of capital.

NOTICES

      124. Any notice or document may be served by the Company or by the person entitled to give notice to any Shareholder either personally, by facsimile, email or other electronic means or by sending it through the post in a prepaid letter or via a recognised courier service, fees prepaid, addressed to the Shareholder at his address as appearing in the Register of Members. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

      125. Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

      126. Any notice or other document, if served by (a) post, shall be deemed to have been served five (5) days after the time when the letter containing the same is posted, or, (b) facsimile, email or other electronic means shall be deemed to have been served upon production of a report confirming transmission to the recipient or (c) recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service. In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

      127. Any notice or document delivered or sent by post to or left at the registered address of any Shareholder in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the Share.

      128. Notice of every general meeting of the Company shall be given to:

(a) all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b) every person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

      No other person shall be entitled to receive notices of general meetings.

INDEMNITY; EXCULPATION

      129. The Company shall indemnify, except in respect of wilful default or fraud, to the full extent now or hereafter permitted by law, any person (including his heirs, executors and administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company), by reason of his acting as, or having in the past acted as, a Director, or officer, or is or was acting for, on behalf of or at the request of, the Company as a director, officer employee or agent of another company, partnership, joint venture, trust or other enterprise, or in a fiduciary or other capacity with respect to any employee benefit plan maintained by the company) against any expense (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person (or his heirs, executors and administrators) in respect thereof. The Company shall advance the expenses of defending any such action, suit or proceeding (including appeals) in accordance with and to the full extent now or hereafter permitted by law. Without limiting the generality or the effect of the foregoing, the Company may enter into one or more agreements with any person that provide for indemnification greater or different than that provided in this Article 129. Any amendment or repeal of this Article 129 shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.

      130. The Board of Directors may, notwithstanding any interest of the Directors in such action, authorize the Company to purchase and maintain insurance on behalf of any person described in Article 129 against any liability asserted against him and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of these Articles.

      131. The provisions of these Articles shall be applicable to all actions, claims, suits or proceedings made or commenced after the adoption of these Articles, whether arising from acts or omissions to act occurring before or after such adoption. The provisions of these Articles shall be deemed to be a contract between the Company and each person described in Article 129 who serves in such capacity at any time while these Articles and the relevant provisions of the law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts.

      132. If any provision of these Articles shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect any other application of such provision or the validity of the remaining provisions of these Articles. The rights of indemnification and advancement of expenses provided in these Articles shall neither be exclusive of, nor be deemed in limitation of, any rights to which any such person described in Article 129 may otherwise be entitled or permitted by contract, Ordinary Resolution, action of the Board of Directors or otherwise, or as a matter of law, both as to actions in his official capacity and actions in any other capacity while holding such office, it being the policy of the Company that indemnification of the specified individuals, except in respect of wilful default or fraud, shall be made to the fullest extent permitted by law.

      133. A Director shall not be personally liable to the Company or its Shareholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Company or its Shareholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or (c) for any transaction from which the Director derived an improper personal benefit. Any amendment or repeal of this Article 133 shall not adversely affect any right or protection of a Director existing immediately prior to such amendment or repeal. The liability of a director shall be further eliminated or limited to the full extent permitted by applicable law, as it may hereafter be amended.

INDEMNITY FROM TAX LIABILITY RESULTING FROM ACTS OF SHAREHOLDERS

      134. Whenever any law for the time being of any country, state or place imposes or purports to impose any immediate or future or possible liability upon the Company to make any payment or empowers any government or taxing authority or government official to require the Company to make any payment in respect of any Shares registered in the Register of Members as held either jointly or solely by any Shareholder or in respect of any dividends, bonuses or other monies due or payable or accruing due or that may become due or payable to such Shareholder by the Company on or in respect of any Shares registered as aforesaid or for or on account of in respect of any Shareholder and whether in consequence of (a) the death of such Shareholder, (b) the non-payment of any income tax or other tax by such Shareholder, (c) the non-payment of any estate, probate, succession, death, stamp, or other duty by the executor or administrator of such Shareholder or by or out of his estate, or (d) any other act or thing, in every such case (except to the extent that the rights conferred upon holders of any class of Shares render the Company liable to make additional payments in respect of sums withheld on account of the foregoing):

(i) the Company shall be fully indemnified by such Shareholder or his executor or administrator from all liability;

(ii) the Company shall have a lien upon all dividends and other monies payable in respect of the Shares registered in the Register of Members as held either jointly or solely by such Shareholder for all monies paid or payable by the Company in respect of such Shares or in respect of any dividends or other monies as aforesaid thereon or for or on account or in respect of such Shareholder under or in consequence of any such law together with interest thereon (at a rate not exceeding that permissible under applicable law) from the date of payment to the date of repayment and may deduct or set off against such dividends or other monies payable as aforesaid any monies paid or payable by the Company as aforesaid together with interest as aforesaid;

(iii) the Company may recover as a debt due from such Shareholder, or his executor or administrator wherever constituted, any monies paid by the Company under or in consequence of any such law and interest thereon at the rate and for the period aforesaid in excess of any dividends or other monies as aforesaid then due or payable by the Company; and

(iv) the Company may, if any such money is paid or payable by it under any such law as aforesaid, refuse to register a transfer of any shares by any such Shareholder or his executor or administrator until such money and interest as aforesaid is set off or deducted as aforesaid, or in case the same exceeds the amount of any such dividends or other monies as aforesaid then due or payable by the Company, until such excess is paid to the Company.

      Subject to the rights conferred upon the holders of any class of Shares, nothing herein contained shall prejudice or affect any right or remedy that any law may confer or purport to confer on the Company and as between the Company and every such Shareholder as aforesaid, his estate representative, executor, administrator and estate wheresoever constituted or situate, any right or remedy that such law shall confer or purport to confer on the Company shall be enforceable by the Company.

CERTAIN SUBSIDIARIES

      135. Notwithstanding any other provision of these Articles to the contrary, if the Company is required or entitled to vote at a general meeting of any direct subsidiary of the Company that is organized under the laws of a jurisdiction outside the United States of America, the Board of Directors shall refer the subject matter of the vote to the Shareholders of the Company at a general meeting (subject to Article 20) and seek authority from the Shareholders for the Company’s corporate representative or proxy to vote in favour of the resolution proposed by the subsidiary, unless the subsidiary is or has elected to be disregarded from its owner for United States federal income tax purposes and does not own, directly or indirectly, any subsidiary organized under the laws of a jurisdiction outside the United States of America that is treated as a corporation for United States federal income tax purposes (each such non-United States subsidiary that is not disregarded, or that is disregarded but owns, directly or indirectly, a non-United States subsidiary that is treated as a corporation for such purposes, a “Non-U.S. Regarded Subsidiary”). The Board of Directors shall cause the Company’s corporate representative or proxy to vote the Company’s shares in the Non-U.S. Regarded Subsidiary pro rata to the votes received at the general meeting of the Company, with votes for or against the directing resolution being taken, respectively, as an instruction for the Company’s corporate representative or proxy to vote the appropriate proportion of its shares for and the appropriate proportion of its shares against the resolution proposed by the Non-U.S. Regarded Subsidiary; provided, however, that the foregoing shall not apply to any subject matter regarding a U.S. indirect subsidiary of the Company that is required to be voted on by a Non-U.S. Regarded Subsidiary of the Company as the shareholder of such U.S. subsidiary, and shall apply to a vote of the Company as shareholder of a disregarded subsidiary that directly or in directly owns non-United States subsidiaries treated as corporations for United States federal income tax purposes only if the subject matter of such vote pertains to such non-United States subsidiaries treated corporations.

      136. Nothwithstanding Article 135, the Board of Directors in its sole and absolute discretion shall require that the Bye-laws or Articles of Association, or similar organizational documents, of each Non-U.S. Regarded Subsidiary, whether currently in existence or organized following the date hereof, shall contain provisions substantially similar to Articles 135 and 136. The Company shall enter into agreements with each such Non-U.S. Regarded Subsidiary, as reasonably necessary, to effectuate or implement this Article 136.

NON-RECOGNITION OF TRUSTS

      137. No person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent or future interest in any of its Shares or any other rights in respect thereof except an absolute right to the entirety thereof in each Shareholder registered in the Register of Members.

WINDING UP

      138. In the event of any liquidation, dissolution or winding up, holders of Common Shares shall be entitled to receive distributions in proportion to the number of Common Shares held by such holder, without regard to class.

      139. If the Company shall be wound up the liquidator may, subject to the preferences and priorities of the shares issued in the capital of the Company, with the sanction of an Ordinary Resolution of the Company divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different classes of Shares. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Shareholder shall be compelled to accept any Shares or other securities whereon there is any liability.

AMENDMENT OF ARTICLES OF ASSOCIATION

      140. Subject to the Companies Law and the rights attaching to the various classes of Shares, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

REGISTRATION BY WAY OF CONTINUATION

      141. The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article 141, the Board of Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as it considers appropriate to be taken to effect the transfer by way of continuation of the Company.

ANNEX F

FORM OF PROXY CARD FOR UNITED NATIONAL GROUP

EXTRAORDINARY GENERAL MEETING

PROXY

UNITED NATIONAL GROUP, LTD.

This Proxy is solicited on behalf of the Board of Directors.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD

PROMPTLY USING THE ENCLOSED ENVELOPE

The undersigned, revoking all prior proxies, hereby appoints David R. Bradley and Kevin L. Tate, and each of them, acting individually as the undersigned’s proxies, with full power of substitution, to vote all the Class A common shares and Class B common shares held of record by the undersigned, at the close of business on December 15, 2004, at the United National Group, Ltd. Extraordinary General Meeting of Shareholders to be held on January 24, 2005, at 4:00 p.m., local time, at Burnaby Building, 16 Burnaby Street, Hamilton, Bermuda or at any adjournments thereof, with all the powers the undersigned would possess if personally present as follows:

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY DELIVERED, WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3, EACH OF THE ITEMS INCLUDED IN PROPOSAL 4 AND PROPOSAL 5.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 TO ISSUE UNITED NATIONAL GROUP CLASS A COMMON SHARES IN THE MERGER, “FOR” PROPOSAL 2 TO APPROVE THE SPECIAL RESOLUTION TO CHANGE UNITED NATIONAL GROUP’S NAME AND AMEND THE MEMORANDUM AND ARTICLES OF ASSOCIATION ACCORDINGLY, “FOR” PROPOSAL 3 TO APPROVE THE SPECIAL RESOLUTION TO AMEND ARTICLES 135 AND 136 OF THE ARTICLES OF ASSOCIATION, “FOR” EACH OF THE ITEMS INCLUDED IN PROPOSAL 4 AND “FOR” PROPOSAL 5 TO ADJOURN OR POSTPONE THE UNITED NATIONAL GROUP EXTRAORDINARY GENERAL MEETING, IF NECESSARY, FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES.

(Continued on other side.)

F-1

1.	To approve the issuance of United National Group Class A common shares pursuant to the Agreement and Plan of Merger, dated as of October 14, 2004, by and among United National Group, Ltd., U.N. Holdings II, Inc., Cheltenham Acquisition Corp. and Penn-America Group, Inc.

☐ FOR                    ☐ AGAINST                    ☐ ABSTAIN

2.	To approve by special resolution a change of the name of United National Group to “United America Indemnity, Ltd.” and a corresponding amendment to United National Group’s memorandum and articles of association.

☐ FOR                    ☐ AGAINST                    ☐ ABSTAIN

3.	To approve by special resolution amendments to articles 135 and 136 of United National Group’s articles of association.

☐ FOR                    ☐ AGAINST                    ☐ ABSTAIN

4A.	Wind River Insurance Company (Barbados) Ltd. — To approve amendments to paragraph 19 of the by-laws of Wind River Insurance Company (Barbados) Ltd.

☐ FOR                    ☐ AGAINST                    ☐ ABSTAIN

4B.	Wind River Insurance Company (Bermuda), Ltd. — To approve amendments to bye-laws 135 and 136 of the bye-laws of Wind River Insurance Company (Bermuda), Ltd.

☐ FOR                    ☐ AGAINST                    ☐ ABSTAIN

4C.	Wind River Services, Ltd. — To approve amendments to bye-laws 135 and 136 of the bye-laws of Wind River Services, Ltd.

☐ FOR                    ☐ AGAINST                    ☐ ABSTAIN

5.	To adjourn or postpone the extraordinary general meeting, if necessary, to solicit additional proxies if there are not sufficient votes for proposals 1, 2, 3, 4A, 4B or 4C.

☐ FOR                    ☐ AGAINST                    ☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

The signature on this proxy should correspond exactly with the shareholder’s name as printed to the left. In the case of joint tenancies, co-executors or co-trustees, all should sign. Persons signing as attorney, executor, administrator, trustee or guardian should indicate their full title. Please sign, date and return this proxy in the enclosed postage paid envelope.

Signature(s) Date

F-2

ANNEX G

FORM OF PROXY CARD FOR PENN-AMERICA SPECIAL MEETING

F-3

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF PENN-AMERICA GROUP, INC.

The undersigned, a holder of Common Stock of PENN-AMERICA GROUP, INC., hereby constitutes and appoints JON S. SALTZMAN and GARLAND P. PEZZUOLO, and each of them, acting individually as the proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned, to attend the Special Meeting of Shareholders of the Company to be held on January 24, 2005 at 10:00 a.m. at 420 S. York Road, Hatboro, Pennsylvania, and any adjournment or postponement thereof, and thereat to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present.

This Proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting and any adjournment or postponement thereof. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING AND JOINT PROXY STATEMENT/ PROSPECTUS OF PENN-AMERICA GROUP, INC. AND UNITED NATIONAL GROUP, LTD. SEE REVERSE SIDE. PLEASE SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Unless otherwise specified, the shares will be voted “FOR” the adoption of the Agreement and Plan of Merger, and “FOR” the other proposals set forth below.

Please mark your vote as in this example    ☒

1.	To adopt the Agreement and Plan of Merger, dated as of October 14, 2004, by and among Penn-America Group, Inc., United National Group, Ltd., U.N. Holdings II, Inc. (an indirect, wholly owned subsidiary of United National Group) and Cheltenham Acquisition Corp. (a newly formed, indirect, wholly owned subsidiary of United National Group);

☐ FOR	☐ AGAINST	☐ ABSTAIN

(Continued on other side.)

G-1

(Continued from other side)

2.	To vote upon an adjournment or postponement of the Penn-America Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposal; and

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To transact any other business that may properly be brought before the Penn-America Special Meeting or any adjournments or postponements thereof.

The Board of Directors of Penn-America recommends that you vote “FOR” the adoption of the Agreement and Plan of Merger and “FOR” the proposal to adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies. You are encouraged to specify your choices by marking the appropriate boxes; however, you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. This Proxy may be revoked at any time before it is exercised.

Dated , 2005

Signature

Signature

Note: Please sign this Proxy as name(s) appear(s) in address. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such, and if signer is a corporation please sign with full corporate name by duly authorized officer or officers and affix the corporate seal. When stock is issued in the name of two or more persons, all such persons should sign.

G-2

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      The articles of association of the registrant provide for the indemnification of its directors and officers. Specifically, under the indemnification provisions, the registrant will indemnify its directors and officers to the fullest extent permitted by law against liabilities that are incurred by the directors or officers while executing the duties of their respective offices. The directors and officers, however, will not be entitled to the indemnification if they incurred the liabilities through their own willful default or fraud.

      The board resolutions of the registrant provide for the indemnification of its directors and officers against any claims arising out of or relating to the preparation, filing and distribution of this registration statement or the join proxy statement/ prospectus contained in this registration statement. The resolutions expressly authorize the registrant to indemnify its directors and officers to the fullest extent permitted by law.

      The registrant is an exempted company with limited liability incorporated in the Cayman Islands. As such, it is subject to and governed by the laws of the Cayman Islands with respect to the indemnification provisions. Although The Companies Law (2004 Revision) of the Cayman Islands does not specifically restrict a Cayman Islands company’s ability to indemnify its directors or officers, it does not expressly provide for such indemnification either. Certain English case law (which is likely to be persuasive in the Cayman Islands), however, indicates that the indemnification is generally permissible, unless there had been fraud, willful default or reckless disregard on the part of the director or officer in question.

      The registrant has entered into indemnification agreements with its directors and officers, whereby the registrant agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the registrant. At present, there is no pending litigation or proceeding involving a director or officer of the registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

      The registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act of 1933 and the Securities Exchange Act of 1934 that might be incurred by any director or officer in his capacity as such.

Item 21.	Exhibits and Financial Statement Schedules

      The following exhibits are being filed with this registration statement pursuant to Item 601 of Regulation S-K.

Exhibit No.		Description

2	.1*	Agreement and Plan of Merger, dated as of October 14, 2004, by and among Penn-America Group, Inc., United National Group, Ltd., U.N. Holdings II, Inc. and Cheltenham Acquisition Corp. (included as Annex A to the joint proxy statement/ prospectus).
3	.1***	Amended and Restated Memorandum & Articles of Association of United National Group, Ltd. (incorporated herein by reference to Exhibit 3.1 of United National Group’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004).
3	.2*	Form of Amended and Restated Memorandum & Articles of Association of United America Indemnity, Ltd. (included as Annex E to the joint proxy statement/prospectus).
4	.1***	Form of Amended and Restated 5.0% Senior Note, due September 5, 2015, of Wind River Investment Corporation (incorporated herein by reference to Exhibit 4.1 of Amendment No. 2 to United National Group’s Registration Statement on Form S-1 (Registration No. 333-108857) filed on November 26, 2003).

Exhibit No.		Description

4	.2***	Amended and Restated Deed of Guaranty, dated November 24, 2003, by United National Group, Ltd. in favor of the holders of the 5.0% Senior Notes, due September 5, 2015, of Wind River Investment Corporation (incorporated herein by reference to Exhibit 4.2 of United National Group’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004).
4	.3***	Form of Specimen Certificate for Registrant’s Class A Common Shares (incorporated herein by reference to Exhibit 4.3 of Amendment No. 4 to United National Group’s Registration Statement on Form S-1 (Registration No. 333-108857) filed on December 15, 2003).
5	.1*	Opinion of Walkers as to the validity of the securities being registered.
10	.1***	Amended and Restated Shareholders Agreement dated December 15, 2003, by and among United National Group, Ltd., U.N. Holdings (Cayman) Ltd. and those trusts signatory thereto (incorporated herein by reference to Exhibit 10.1 of United National Group’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004).
10	.2***	Management Shareholders Agreement, dated as of September 5, 2003, by and among United National Group, Ltd. and those management shareholders signatory thereto (incorporated herein by reference to Exhibit 10.2 of Amendment No. 1 to United National Group’s Registration Statement on Form S-1 (Registration No. 333-108857) filed on October 28, 2003).
10	.3***	Management Agreement, dated as of September 5, 2003, by and among United National Group, Ltd., Fox Paine & Company, LLC and The AMC Group, L.P., with related Indemnity Letter (incorporated herein by reference to Exhibit 10.3 of Amendment No. 1 to United National Group’s Registration Statement on Form S-1 (Registration No. 333-108857) filed on October 28, 2003).
10	.4***	United National Group, Ltd. Stock Incentive Plan and Amendment No. 1 thereto (incorporated herein by reference to Exhibit 10.4 of Amendment No 2. to United National Group’s Registration Statement on Form S-1 (Registration No. 333-108857) filed on November 26, 2003).
10	.5***	Employment Agreement, dated as of September 5, 2003, by and between United National Insurance Company and Seth D. Freudberg (incorporated herein by reference to Exhibit 10.5 of Amendment No. 1 to United National Group’s Registration Statement on Form S-1 (Registration No. 333-108857) filed on October 28, 2003).
10	.6***	Employment Agreement, dated as of September 5, 2003, by and between United National Insurance Company and Richard S. March (incorporated herein by reference to Exhibit 10.6 of Amendment No. 1 to United National Group’s Registration Statement on Form S-1 (Registration No. 333-108857) filed on October 28, 2003).
10	.7***	Employment Agreement, dated as of September 5, 2003, by and between United National Insurance Company and Kevin L. Tate (incorporated herein by reference to Exhibit 10.7 of Amendment No. 1 to United National Group’s Registration Statement on Form S-1 (Registration No. 333-108857) filed on October 28, 2003).
10	.8***	Employment Agreement, dated as of September 5, 2003, by and between United National Insurance Company and Robert Cohen (incorporated herein by reference to Exhibit 10.8 of Amendment No. 1 to United National Group’s Registration Statement on Form S-1 (Registration No. 333-108857) filed on October 28, 2003).
10	.9***	Employment Agreement, dated as of September 5, 2003, by and between United National Insurance Company and William F. Schmidt (incorporated herein by reference to Exhibit 10.9 of Amendment No. 1 to United National Group’s Registration Statement on Form S-1 (Registration No. 333-108857) filed on October 28, 2003).
10	.10***	Employment Agreement, dated as of September 5, 2003, by and between United National Insurance Company and Jonathan Ritz (incorporated herein by reference to Exhibit 10.10 of Amendment No. 1 to United National Group’s Registration Statement on Form S-1 (Registration No. 333-108857) filed on October 28, 2003).
10	.11***	Letter Agreement, dated November 8, 2003, by and between David R. Bradley and United National Group (incorporated herein by reference to Exhibit 10.11 of Amendment No. 2 to United National Group’s Registration Statement on Form S-1 (Registration No. 333-108857) filed on November 26, 2003).

Exhibit No.		Description

10	.12***	United National Group Annual Incentive Awards Plan (incorporated herein by reference to Exhibit 10.12 of Amendment No. 3 to United National Group’s Registration Statement on Form S-1 (Registration No. 333-108857) filed on December 12, 2003).
10	.13***	Employment Agreement, dated as of November 24, 2003, by and between United National Insurance Company and Timothy J. Dwyer (incorporated herein by reference to Exhibit 10.13 of United National Group’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004).
10	.14*	Voting Agreement, dated as of October 14, 2004, by and among Penn-America Group, Inc. and each of the shareholders listed on Schedule A thereto (included as Annex B to the joint proxy statement/ prospectus).
10	.15***	Stock Purchase Agreement, dated as of October 14, 2004, by and among United National Group, Ltd., United National Insurance Company, Penn Independent Corporation, the Shareholders named therein and the Shareholders’ Representative (incorporated by reference to Exhibit 2.2 of United National Group’s Current Report on Form 8-K filed on October 15, 2004).
10	.16***	Stock Purchase Agreement, dated as of October 14, 2004, by and among United National Group, Ltd., United National Insurance Company and Irvin Saltzman (incorporated by reference to Exhibit 2.3 of United National Group’s Current Report on Form 8-K filed on October 15, 2004).
10	.17***	Stock Purchase Agreement, dated as of October 14, 2004, by and among United National Group, Ltd., United National Insurance Company, Jon S. Saltzman and Joanne Lynch Saltzman (incorporated by reference to Exhibit 2.4 of United National Group’s Current Report on Form 8-K filed on October 15, 2004).
21	.1***	List of Subsidiaries (incorporated herein by reference to Exhibit 21.1 of United National Group’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004).
23	.1*	Consent of Walkers (included in Exhibit 5.1 hereto).
23	.2*	Consent of PricewaterhouseCoopers LLP.
23	.3*	Consent of PricewaterhouseCoopers LLP.
23	.4*	Consent of Ernst & Young LLP.
24	.1**	Powers of Attorney.
99	.1**	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.
99	.2**	Consent of Bear, Stearns & Co. Inc.

*	Filed herewith.

**	Previously filed.

***	Incorporated by reference herein.

Item 22.	Undertakings

      (A) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (B) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (D) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference in the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (E) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bala Cynwyd, Commonwealth of Pennsylvania, on the 16th day of December, 2004.

UNITED NATIONAL GROUP, LTD.

By:	/s/ DAVID R. BRADLEY

Name: David R. Bradley
Title: Chief Executive Officer

POWERS OF ATTORNEY

      Pursuant to the requirements of Securities Act, this amendment to the registration statement has been signed by the following persons in the capacities on the 16th day of December, 2004.

Signature	Title

* Saul A. Fox	Chairman and Director

/s/ DAVID R. BRADLEY David R. Bradley	Chief Executive Officer and Director

* Troy W. Thacker	Vice Chairman and Director

* Kevin L. Tate	Principal Financial and Accounting Officer

* Russell C. Ball, III	Director

* Stephen A. Cozen	Director

* Angelos J. Dassios	Director

* John J. Hendrickson	Director

* Michael J. McDonough	Director

* Edward J. Noonan	Director

	Signature	Title

* W. Dexter Paine, III		Director

* Kenneth J. Singleton		Director

*By:	/s/ DAVID R. BRADLEY David R. Bradley Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.		Description

2	.1*	Agreement and Plan of Merger, dated as of October 14, 2004, by and among Penn-America Group, Inc., United National Group, Ltd., U.N. Holdings II, Inc. and Cheltenham Acquisition Corp. (included as Annex A to the joint proxy statement/ prospectus).
3	.1***	Amended and Restated Memorandum & Articles of Association of United National Group, Ltd. (incorporated herein by reference to Exhibit 3.1 of United National Group’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004).
3	.2*	Form of Amended and Restated Memorandum & Articles of Association of United America Indemnity, Ltd. (included as Annex E to the joint proxy statement/prospectus).
4	.1***	Form of Amended and Restated 5.0% Senior Note, due September 5, 2015, of Wind River Investment Corporation (incorporated herein by reference to Exhibit 4.1 of Amendment No. 2 to United National Group’s Registration Statement on Form S-1 (Registration No. 333-108857) filed on November 26, 2003).
4	.2***	Amended and Restated Deed of Guaranty, dated November 24, 2003, by United National Group, Ltd. in favor of the holders of the 5.0% Senior Notes, due September 5, 2015, of Wind River Investment Corporation (incorporated herein by reference to Exhibit 4.2 of United National Group’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004).
4	.3***	Form of Specimen Certificate for Registrant’s Class A Common Shares (incorporated herein by reference to Exhibit 4.3 of Amendment No. 4 to United National Group’s Registration Statement on Form S-1 (Registration No. 333-108857) filed on December 15, 2003).
5	.1*	Opinion of Walkers as to the validity of the securities being registered.
10	.1***	Amended and Restated Shareholders Agreement dated December 15, 2003, by and among United National Group, Ltd., U.N. Holdings (Cayman) Ltd. and those trusts signatory thereto (incorporated herein by reference to Exhibit 10.1 of United National Group’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004).
10	.2***	Management Shareholders Agreement, dated as of September 5, 2003, by and among United National Group, Ltd. and those management shareholders signatory thereto (incorporated herein by reference to Exhibit 10.2 of Amendment No. 1 to United National Group’s Registration Statement on Form S-1 (Registration No. 333-108857) filed on October 28, 2003).
10	.3***	Management Agreement, dated as of September 5, 2003, by and among United National Group, Ltd., Fox Paine & Company, LLC and The AMC Group, L.P., with related Indemnity Letter (incorporated herein by reference to Exhibit 10.3 of Amendment No. 1 to United National Group’s Registration Statement on Form S-1 (Registration No. 333-108857) filed on October 28, 2003).
10	.4***	United National Group, Ltd. Stock Incentive Plan and Amendment No. 1 thereto (incorporated herein by reference to Exhibit 10.4 of Amendment No 2. to United National Group’s Registration Statement on Form S-1 (Registration No. 333-108857) filed on November 26, 2003).
10	.5***	Employment Agreement, dated as of September 5, 2003, by and between United National Insurance Company and Seth D. Freudberg (incorporated herein by reference to Exhibit 10.5 of Amendment No. 1 to United National Group’s Registration Statement on Form S-1 (Registration No. 333-108857) filed on October 28, 2003).
10	.6***	Employment Agreement, dated as of September 5, 2003, by and between United National Insurance Company and Richard S. March (incorporated herein by reference to Exhibit 10.6 of Amendment No. 1 to United National Group’s Registration Statement on Form S-1 (Registration No. 333-108857) filed on October 28, 2003).
10	.7***	Employment Agreement, dated as of September 5, 2003, by and between United National Insurance Company and Kevin L. Tate (incorporated herein by reference to Exhibit 10.7 of Amendment No. 1 to United National Group’s Registration Statement on Form S-1 (Registration No. 333-108857) filed on October 28, 2003).
10	.8***	Employment Agreement, dated as of September 5, 2003, by and between United National Insurance Company and Robert Cohen (incorporated herein by reference to Exhibit 10.8 of Amendment No. 1 to United National Group’s Registration Statement on Form S-1 (Registration No. 333-108857) filed on October 28, 2003).

Exhibit No.		Description

10	.9***	Employment Agreement, dated as of September 5, 2003, by and between United National Insurance Company and William F. Schmidt (incorporated herein by reference to Exhibit 10.9 of Amendment No. 1 to United National Group’s Registration Statement on Form S-1 (Registration No. 333-108857) filed on October 28, 2003).
10	.10***	Employment Agreement, dated as of September 5, 2003, by and between United National Insurance Company and Jonathan Ritz (incorporated herein by reference to Exhibit 10.10 of Amendment No. 1 to United National Group’s Registration Statement on Form S-1 (Registration No. 333-108857) filed on October 28, 2003).
10	.11***	Letter Agreement, dated November 8, 2003, by and between David R. Bradley and United National Group (incorporated herein by reference to Exhibit 10.11 of Amendment No. 2 to United National Group’s Registration Statement on Form S-1 (Registration No. 333-108857) filed on November 26, 2003).
10	.12***	United National Group Annual Incentive Awards Plan (incorporated herein by reference to Exhibit 10.12 of Amendment No. 3 to United National Group’s Registration Statement on Form S-1 (Registration No. 333-108857) filed on December 12, 2003).
10	.13***	Employment Agreement, dated as of November 24, 2003, by and between United National Insurance Company and Timothy J. Dwyer (incorporated herein by reference to Exhibit 10.13 of United National Group’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004).
10	.14*	Voting Agreement, dated as of October 14, 2004, by and among Penn-America Group, Inc. and each of the shareholders listed on Schedule A thereto (included as Annex B to the joint proxy statement/ prospectus).
10	.15***	Stock Purchase Agreement, dated as of October 14, 2004, by and among United National Group, Ltd., United National Insurance Company, Penn Independent Corporation, the Shareholders named therein and the Shareholders’ Representative (incorporated by reference to Exhibit 2.2 of United National Group’s Current Report on Form 8-K filed on October 15, 2004).
10	.16***	Stock Purchase Agreement, dated as of October 14, 2004, by and among United National Group, Ltd., United National Insurance Company and Irvin Saltzman (incorporated by reference to Exhibit 2.3 of United National Group’s Current Report on Form 8-K filed on October 15, 2004).
10	.17***	Stock Purchase Agreement, dated as of October 14, 2004, by and among United National Group, Ltd., United National Insurance Company, Jon S. Saltzman and Joanne Lynch Saltzman (incorporated by reference to Exhibit 2.4 of United National Group’s Current Report on Form 8-K filed on October 15, 2004).
21	.1***	List of Subsidiaries (incorporated herein by reference to Exhibit 21.1 of United National Group’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004).
23	.1*	Consent of Walkers (included in Exhibit 5.1 hereto).
23	.2*	Consent of PricewaterhouseCoopers LLP.
23	.3*	Consent of PricewaterhouseCoopers LLP.
23	.4*	Consent of Ernst & Young LLP.
24	.1**	Powers of Attorney.
99	.1**	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.
99	.2**	Consent of Bear, Stearns & Co. Inc.

*	Filed herewith.

**	Filed previously.

***	Incorporated by reference herein.